Exhibit 4.19

Strictly Confidential—Do Not Forward

This document is available only to investors who are outside the United States and purchasing the securities described in the attached offering memorandum in “offshore transactions” as defined in, and in reliance on, Regulation S under the Securities Act.

Important: You must read this disclaimer before continuing. This disclaimer applies to the attached offering memorandum. You are therefore advised to read this disclaimer carefully before reading, accessing or making any other use of the offering memorandum. In accessing the offering memorandum, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.

Confirmation of your representation: In order to be eligible to view the offering memorandum or make an investment decision with respect to the securities described therein, investors must be persons outside the United States purchasing the securities described in the attached memorandum in “offshore transactions” as defined in, and in reliance on, Regulation S under the Securities Act. By accepting the e-mail and accessing the offering memorandum, you will be deemed to have represented to us that (1) you and any customers you represent are not located in the United States and that the e-mail address that you gave us and to which this e-mail has been delivered is not located in the United States, its territories or possessions or other areas subject to its jurisdiction and (2) you consent to the delivery of the offering memorandum and any amendments or supplements thereto by electronic transmission.

The offering memorandum has been made available to you in electronic form. Documents may be altered when transmitted electronically and consequently none of the Issuer, the Parent Guarantor, The Hongkong and Shanghai Banking Corporation Limited, Standard Chartered Bank, or any of their respective directors, employees, representatives, affiliates or agents accept any liability or responsibility whatsoever in respect of any discrepancies between the offering memorandum distributed to you electronically and the hard copy version. A hard copy version will be provided to you upon request.

Restrictions: The offering memorandum is being furnished in connection with an offering exempt from registration under the Securities Act solely for the purpose of enabling a prospective investor to consider the purchase of the securities described therein.

The securities have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state or local securities laws. Nothing in this electronic transmission constitutes an offer of securities for sale in any jurisdiction where it is unlawful to do so.

Except with respect to eligible investors in jurisdictions where such offer is permitted by law, nothing in this electronic transmission constitutes an offer or an invitation to subscribe for or purchase any of the securities described herein, and access has been limited so that it shall not constitute a general advertisement or solicitation in the United States or elsewhere. If a jurisdiction requires that the offering be made by a licensed broker or dealer and any of the Joint Global Coordinators and Joint Bookrunners or any affiliate of any of the Joint Global Coordinators and Joint Bookrunners is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that Joint Global Coordinator and Joint Bookrunner or affiliate on behalf of the Issuer in such jurisdiction.

You are reminded that you have accessed the offering memorandum on the basis that you are a person into whose possession it may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located. If you have gained access to this electronic transmission contrary to the foregoing restrictions, you will be unable to purchase any of the securities described therein.

Actions that you may not take: You should not reply by e-mail to this communication, and you may not purchase any securities by doing so. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.

You may not forward or deliver the offering memorandum, electronically or otherwise, to any other person or reproduce it in any manner whatsoever. Any forwarding, distribution or reproduction of the offering memorandum, in whole or in part, is unauthorized. Failure to comply with this directive may result in a violation of the Securities Act or the securities laws of other jurisdictions.

You are responsible for protecting against viruses and other destructive items. Your use of this e-mail is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.

Confidential

Diamond II Limited

(INCORPORATED IN MAURITIUS WITH LIMITED LIABILITY)

U.S.$125,000,000

7.95% SENIOR SECURED NOTES DUE 2026

GUARANTEED BY RENEW ENERGY GLOBAL PLC

(to be consolidated and form a single series with the U.S.$400,000,000 7.95% Senior Secured Notes due 2026)

Diamond II Limited (the “Issuer”), a limited liability company incorporated in Mauritius, and a wholly owned subsidiary of ReNew Energy Global plc, a public limited company organized under the laws of England and Wales (“ReNew Global” or the “Parent Guarantor”), is offering U.S.$125,000,000 in aggregate principal amount of its 7.95% senior secured notes due 2026 (the “Notes”). The Notes shall constitute a further issuance of, and be fungible with and be consolidated and form a single series which rank pari passu with the US$400,000,000 7.95% Senior Secured Notes due 2024 issued by the Co-Issuers on April 28, 2023 (the “Original Notes”). The Notes have the same terms and conditions as the Original Notes in all respects except for issue date and issue price. Upon the issue of the Notes, the aggregate principal amount of outstanding Notes and Original Notes will be US$525,000,000. Interest on the Notes will be payable semi-annually in arrears on January 28 and July 28 of each year, commencing on January 28, 2025. The Notes will mature on July 28, 2026. The due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under the Notes will be fully and unconditionally guaranteed on a senior basis by the Parent Guarantor as per the terms of the Indenture (as defined herein) (the “Parent Guarantee”).

At any time prior to July 28, 2025, the Issuer may, on one or more occasions, redeem the Notes, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium (as defined herein), as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date. At any time prior to July 28, 2025, the Issuer may, on one or more occasions, redeem up to 40.0% of the aggregate principal amount of the Notes at a redemption price equal to 107.95% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, with the equivalent of the net cash proceeds from one or more (x) Equity Offerings and/or (y) INVIT Offerings, subject to certain conditions. At any time on or after July 28, 2025, the Issuer may, on one or more occasions, redeem the Notes, in whole or in part, at the redemption prices set forth under “Description of the Notes—Optional Redemptions”, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including), the applicable redemption date.

The Issuer shall have the right to redeem the Notes on the SOR Redemption Date (as defined herein) at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest on such Notes to (but not including) the SOR Redemption Date, subject to certain conditions as more fully described under “Description of the Notes—Special Optional Redemption”. Upon any Rating Decline (as defined herein) as a result of the incurrence of any Senior Issuer Indebtedness (as defined herein), the Issuer shall, within forty-five (45) days of such Rating Decline, either (i) repay in full such Senior Issuer Indebtedness or (ii) redeem the Notes in full at a redemption price of 100.0% of their principal amount, plus accrued and unpaid interest to (but not including) the applicable date of redemption.

Not later than 30 days following a Change of Control Triggering Event (as defined herein), the Issuer will make an Offer to Purchase (as defined herein) all outstanding Notes at a purchase price equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the applicable Offer to Purchase Payment Date (as defined herein). Subject to certain conditions as more fully described under “Description of the Notes—Redemption for Taxation Reasons”, the Notes may be redeemed at the option of the Issuer, as a whole but not in part, at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, upon the occurrence of certain changes in applicable tax law.

The Notes will be general obligations of the Issuer, secured on a first priority basis by the applicable Collateral (as described herein) and will rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the Notes. The Parent Guarantee will be a general obligation of the Parent Guarantor and will rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to the Parent Guarantee.

Investing in the Notes involves a high degree of risk. See “Risk Factors” starting on page 16.

Price: 101.0% plus accrued interest from, and including, July 28, 2024 to, but excluding August 14, 2024

The Notes and the Parent Guarantee have not been, and will not be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) or the securities laws of any other jurisdiction. Accordingly, the Notes are being offered and sold outside the United States in “offshore transactions” as defined in, and in accordance with, Regulation S under the Securities Act (“Regulation S”).

Application will be made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing of and quotation for the Notes on the Official List of the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed, or reports contained herein. Admission of the Notes to the Official List of the SGX-ST and quotation of the Notes on the SGX-ST is not to be taken as an indication of the merits of the Issuer, the Parent Guarantor, any of their subsidiaries, their associated companies or the Notes.

The Notes are expected to be rated Ba3 by Moody’s Investors Service, Inc. (“Moody’s”) and BB- by Fitch Ratings Inc. (“Fitch”). A rating is not a recommendation to buy, sell or hold the Notes and may be subject to suspension, reduction or withdrawal at any time. A suspension, reduction or withdrawal of the rating assigned to the Notes may adversely affect the market price of the Notes.

The Notes offered outside the United States in reliance on Regulation S will be evidenced by a Regulation S Global Note (as defined herein) deposited with a depositary for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”) for its direct and indirect participants, including Euroclear Bank SA/NV (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”). Delivery of the Notes is expected to be made through the facilities of DTC on or about August 14, 2024 (the “Closing Date”).

Joint Global Coordinators and Joint Bookrunners

HSBC	Standard Chartered Bank

The date of this offering memorandum is August 7, 2024.

NOTICE TO INVESTORS

This offering memorandum is not an offer to sell the Notes and is not soliciting an offer to buy the Notes in any jurisdiction in which the offer or sale is prohibited.

Neither the delivery of this offering memorandum nor any sale made under the terms described herein shall imply that the information herein is correct as of any date after the date hereof. The business, financial condition, results of operations and prospects of the Issuer and the Parent Guarantor may have changed since that date.

This offering memorandum has not and will not be registered or produced or made available as an offer document whether as a prospectus in respect of a public offer or an information memorandum or private placement offer letter or other offering material in respect of a private placement under the Companies Act or any other applicable Indian laws, with any regulatory or statutory body in India including but not limited to the Registrar of Companies, the Securities and Exchange Board of India (“SEBI”) or any Indian stock exchange. This offering memorandum or any other offering document or material relating to the Notes will not be circulated or distributed and have not been circulated or distributed, directly or indirectly, to any person or the public or any member of the public in India or otherwise generally distributed or circulated in India which would constitute an advertisement, invitation, offer, sale, invitation to offer or solicitation of an offer to subscribe for or purchase any securities to the public or to any person resident in India within the meaning of, the Indian Companies Act, 2013, as amended from time to time, and other applicable securities laws of India or in violation of any Indian laws. Any failure to comply with these restrictions may result in a violation of the applicable securities laws of India and other jurisdictions. This offering memorandum has not been and will not be reviewed or approved by any regulatory authority in India (including but not limited to SEBI, the International Financial Services Centres Authority and any registrar of companies) or Indian stock exchange, save and except for any information relating to the Notes which is mandatorily required to be disclosed or filed in India under any applicable Indian laws, including, but not limited to, the Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 2015, as amended from time to time, and under the listing agreements with any Indian stock exchanges pursuant to the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015, as amended from time to time, or pursuant to the directives of any statutory, regulatory and adjudicatory body in India.

This offering is being made in reliance upon exemptions from registration under the Securities Act, for an offer and sale of securities which does not involve a public offering. If you purchase any of the Notes, you will be deemed to make certain acknowledgments, representations and agreements set forth under “Plan of Distribution — Investor Representation”. In making an investment decision, you must rely on your own examination of the Issuer and the terms of the offering, including the merits and risks involved. See “Risk Factors” for a discussion of certain factors to be considered in connection with an investment in the Notes. You may be required to bear the financial risks of this investment for an indefinite period of time.

This offering memorandum does not constitute a prospectus for the purposes of the Prospectus Rules of the United Kingdom’s Financial Conduct Authority (“FCA”) or section 85 of the United Kingdom’s Financial Services and Markets Act 2000 (as amended) (“FSMA”) and has not been, and will not be, approved by or filed with the FCA. This offering memorandum does not constitute an offer or any part of an offer to the public within the meaning of sections 85 and 102B of FSMA.

We prepared this offering memorandum solely for use in connection with this offering. In accepting this offering memorandum, you have agreed that this offering memorandum is confidential and that you will hold the information contained herein in confidence. We and the Joint Global Coordinators and Joint Bookrunners reserve the right to reject any offer to purchase any of the Notes for any reason, or to sell less than the principal amount of the Notes for which any prospective purchaser has subscribed. This offering memorandum is personal to each offeree and is not an offer to any other person or to the public generally to subscribe for the Notes. You represent that you are basing

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your investment decision solely on this offering memorandum and your own examination of us and the terms of this offering. You cannot distribute this offering memorandum or the information contained in it, by electronic or other means, to any person other than your professional advisor without our prior written consent. You cannot make any photocopies of this offering memorandum.

By receiving this offering memorandum, and by purchasing the Notes, you acknowledge that (1) you have not relied on the Joint Global Coordinators and Joint Bookrunners or any person affiliated with the Joint Global Coordinators and Joint Bookrunners in connection with investigating the accuracy of such information or your investment decision, and (2) no person has been authorized to give information or to make any representation concerning us or the Notes other than as contained in this offering memorandum and information given by our duly authorized representatives in connection with your examination of us and the terms of this offering. You cannot rely on any such other information or representation.

None of the Joint Global Coordinators and Joint Bookrunners, the Trustee, the Collateral Agents, the Principal Paying Agent, the Registrar or the Transfer Agent makes any representation or warranty, express or implied, concerning the accuracy or completeness of the information in this offering memorandum, and nothing contained in this offering memorandum is, or shall be relied upon as, a promise or representation, from the Joint Global Coordinators and Joint Bookrunners, the Trustee, the Collateral Agents, the Principal Paying Agent, the Registrar or the Transfer Agent whether as to the past or the future. To the fullest extent permitted by law, none of the Joint Global Coordinators and Joint Bookrunners, the Trustee, the Collateral Agents, the Principal Paying Agent, the Registrar or the Transfer Agent accept any responsibility for the contents of this offering memorandum or for any statement made or purported to be made by the Joint Global Coordinators and Joint Bookrunners or on their behalf in connection with the Issuer, the Parent Guarantor or the issue and offering of the Notes. The Joint Global Coordinators and Joint Bookrunners, the Trustee, the Collateral Agents, the Principal Paying Agent, the Registrar and the Transfer Agent accordingly disclaim all and any liability whether arising in tort or contract or otherwise (save as referred to above) which they might otherwise have in respect of this offering memorandum or any such statement.

The contents of this offering memorandum do not constitute legal, business or tax advice, and neither we, the Joint Global Coordinators and Joint Bookrunners, the Trustee, the Collateral Agents, the Principal Paying Agent, the Registrar nor the Transfer Agent (or any of our or their respective directors, officers, employees, agents, representatives, affiliates or advisers) make any representation to any purchaser of the Notes regarding the legality of an investment in the Notes by such purchaser under any legal investment or similar laws or regulations. You should consult your own attorney, business advisor and tax advisor as to legal, business or tax advice related to a purchase of the Notes.

The Notes and the Parent Guarantee have not been and will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (“U.S. SEC”) nor any state securities commission nor any other securities regulatory authority has approved or disapproved of these securities or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

In connection with this offering, the Joint Global Coordinators and Joint Bookrunners may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Joint Global Coordinators and Joint Bookrunners may over-allot in connection with this offering, may bid for and purchase the Notes in the open market and may impose penalty bids. For a description of these activities, see “Plan of Distribution”.

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PRIIPS REGULATION/PROHIBITION OF SALES TO EEA RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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PROHIBITION OF SALES TO UK RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

IMPORTANT NOTICE TO PROSPECTIVE INVESTORS PURSUANT TO PARAGRAPH 21 OF THE HONG KONG SFC CODE OF CONDUCT

Prospective investors should be aware that certain intermediaries in the context of this offering of the Notes, including certain Joint Global Coordinators and Joint Bookrunners, are “capital market intermediaries” (“CMIs”) subject to Paragraph 21 of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “SFC Code”). This notice to prospective investors is a summary of certain obligations the SFC Code imposes on such CMIs, which require the attention and cooperation of prospective investors.

Prospective investors important who are the directors, employees or major shareholders of the Issuer, the Parent Guarantor, a CMI or its group companies would be considered under the SFC Code as having an association (“Association”) with the Issuer or the Parent Guarantor, the CMI or the relevant group company. Prospective investors associated with the Issuer or the Parent Guarantor or any CMI (including its group companies) should specifically disclose this when placing an order for the Notes and should disclose, at the same time, if such orders may negatively impact the price discovery process in relation to this offering. Prospective investors who do not disclose their Associations are hereby deemed not to be so associated. Where prospective investors disclose their Associations but do not disclose that such order may negatively impact the price discovery process in relation to this offering, such order is hereby deemed not to negatively impact the price discovery process in relation to this offering.

Prospective investors should ensure, and by placing an order prospective investors are deemed to confirm, that orders paced are bona fide, are not inflated and do not constitute duplicated orders (i.e. two or more corresponding or identical orders placed via two or more CMIs). If a prospective investor is an asset manager arm affiliated with any Joint Global Coordinator and Joint Bookrunner, such prospective investor should indicate when placing an order if it is for a fund or portfolio where the Joint Global Coordinator and Joint Bookrunner or its group company has more than 50% interest, in which case it will be classified as a “proprietary order” and subject to appropriate handling by CMIs in accordance with the SFC Code and should disclose, at the same time, if such “proprietary order” may negatively impact the price discovery process in relation to this offering. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not a “proprietary order”. If a prospective investor is otherwise affiliated with any Joint Global Coordinator and Joint Bookrunner, such that its order may be considered to be a “proprietary order” (pursuant to the SFC Code), such prospective investor should indicate to the relevant Join Bookrunner when placing such order. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not a “proprietary order”. Where prospective investors disclose such information but do not disclose that such “proprietary order” may negatively impact the price discovery process in relation to this offering, such “proprietary order” is hereby deemed not to negatively impact the price discovery process in relation to this offering.

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Prospective investors should be aware that certain information may be disclosed by CMIs (including private banks) which is personal and/or confidential in nature to the prospective investor. By placing an order, prospective investors are deemed to have understood and consented to the collection, disclosure, use and transfer of such information by the Joint Global Coordinators and Joint Bookrunners and/or any other third parties as may be required by the SFC Code, it being understood and agreed that such information shall only be used for the purpose of complying with the SFC Code, during the bookbuilding process for this offering. Failure to provide such information may result in that order being rejected.

NOTICE TO MAURITIAN INVESTORS

This offering memorandum has not been and will not be registered as a prospectus or a statement in lieu of a prospectus with the Financial Services Commission of Mauritius. This offering memorandum has not been and will not be approved by any regulatory authority in Mauritius, including, but not limited to, the Financial Services Commission, the Registrar of Companies or the Stock Exchange of Mauritius. This offering memorandum and the Notes are not and should not be construed as an advertisement, invitation, offer or sale of any securities to the public of any person resident in Mauritius.

The Notes may not be offered or sold, directly or indirectly, to the public in Mauritius. Neither this offering memorandum, nor any offering material or information contained herein relating to the offer of Notes, may be released or issued to the public in Mauritius or used in connection with any such offer. This offering memorandum does not constitute an offer to sell Notes to the public in Mauritius.

Noteholders are not protected by any statutory compensation arrangements in Mauritius in the event of the Issuer’s failure although the Notes are guaranteed by the Parent Guarantor and are secured pursuant to the Indenture, the Share Pledge and the Issuer Floating Charge.

The Mauritius Financial Services Commission is not responsible for the contents of this offering memorandum and shall not be liable to any action in damages suffered in connection with this offering memorandum.

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PRESENTATION OF FINANCIAL AND OTHER DATA

Unless otherwise specified or the context otherwise requires:

•
“fiscal year” refers to the fiscal year ended or ending on March 31 of the year indicated;
•
the “Issuer” refers to Diamond II Limited;
•
the “Parent Guarantor” refers to ReNew Energy Global plc;
•
the “Company” refers to Diamon II Limited or ReNew Energy Global plc, as the context requires;
•
the “Group” refers to ReNew Energy Global plc and its subsidiaries;
•
the “ReNew India” refers to ReNew Power Private Limited and its subsidiaries; and
•
“we”, “us” and “our” refers to the Group or the Issuer, as the context requires.

Financial Statements

The Group

This offering memorandum includes the Group’s audited consolidated financial statements as of March 31, 2023 and 2024 and for each of the three years in the period ended March 31, 2024 (the “Group’s Audited Financial Statements”), which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Group’s audited consolidated financial statements as of March 31, 2023 and 2024 and for each of the three years in the period ended March 31, 2024 have been audited by S.R. Batliboi & Co. LLP (“S.R. Batliboi”), an independent registered public accounting firm, as set forth in their reports thereon, which are included in this offering memorandum.

Non-IFRS Financial Measures

This offering memorandum contains non-IFRS measures and ratios, including Adjusted EBITDA, cash flow to equity (“CFe”) and Net Debt which are not required by, or presented in accordance with, U.S. SEC requirements, IFRS or the accounting standards of any other jurisdiction.

The Group defined adjusted EBITDA as loss for the year plus (a) current and deferred tax, (b) finance costs and fair value changes on derivative instruments, (c) change in fair value of warrants (if recorded as expense) (d) depreciation and amortisation, (e) listing expenses, (f) share based payment and other expense related to listing less (g) share in loss of jointly controlled entities (h) finance income and fair value change in derivative instruments, (i) change in fair value of warrants (if recorded as income).

The Group defines CFe as Adjusted EBITDA plus non-cash expense and finance income and fair value change in derivative instruments, less interest expense paid, tax paid/(refund) and normalized loan repayments. Normalized loan repayments are repayment of scheduled payments as per the loan agreement. Ad hoc payments and refinancing are not included in normalized loan repayments. The definition also excludes changes in net working capital and investing activities.

Non-IFRS measures should not be considered in isolation and are not measures of the financial performance or liquidity of the Group under IFRS and should not be considered as an alternative to operating profit or loss for the period or any other performance measures derived in accordance with IFRS or as an alternative to cash flow from operating, investing or financing activities or any other measure of the Group’s liquidity derived in accordance with IFRS. The non-IFRS measures of the Group do not necessarily indicate whether cash flow will be sufficient or available for cash requirements and may not be indicative of the results of operations of the Group.

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Non-IFRS financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with IFRS. Non-IFRS financial information may be different from similarly titled non-IFRS measures used by other companies. The principal limitation of these non-IFRS financial measures is that they exclude significant expenses and income that are required by IFRS to be recorded in our financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-IFRS financial measures.

Due to these limitations, none of the Group’s non-IFRS measures should be considered as measures of discretionary cash available to the Group to invest in the growth of their business or as measures of cash that will be available to them to meet their obligations. You should compensate for these limitations by relying primarily on the IFRS results of the Group and using these non-IFRS measures only to supplement your evaluation of their performance.

Rounding

Certain amounts in this offering memorandum have been rounded. Accordingly, amounts shown as totals may not be the arithmetic sum of the amounts that precede them.

Currency Translations

This offering memorandum contains translations of Indian rupee amounts to U.S. dollars solely for the convenience of the reader. Unless otherwise stated, all translations for March 31, 2024 numbers were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as of March 31, 2024. No representation is made that the Indian rupee amounts referred to in this offering memorandum have been, could have been or could be converted into U.S. dollars at that rate or any other rate.

Currency Presentation

Unless otherwise specified or the context otherwise requires, all references to “rupee(s),” “Rs.,” “Indian rupee(s)” and “INR” are to the lawful currency of India and all references to “$,” “U.S.$” and “U.S. dollar(s)” are to the lawful currency of the United States.

Other than as disclosed in this offering memorandum, there has been no material adverse change in the prospects of the Group since the date of the last published audited financial statements.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this offering memorandum concerning our industry and the regions in which we operate, including our general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to us. We have not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this offering memorandum are generally reliable, such information is inherently imprecise. Forecasts and other forward-looking information obtained from third parties are subject to the same qualifications and uncertainties as the other forward-looking statements in this offering memorandum. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this offering memorandum.

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CERTAIN DEFINITIONS

Unless otherwise specified or the context otherwise requires, in this offering memorandum:

•
“APSPDCL” refers to Southern Power Distribution Company of Andhra Pradesh Limited;
•
“AVVNL” refers to Ajmer Vidyut Vitran Nigam Limited;
•
“BESCOM” refers to Bangalore Electricity Supply Company Limited;
•
“Board” or “ReNew Global Board” or “Board of Directors” means the board of directors of Renew Global;
•
“Business Combination” means the Merger, the Exchange and the other transactions contemplated by the Business Combination Agreement;
•
“Business Combination Agreement” means the Business Combination Agreement, dated February 24, 2021 by and among RMG II, ReNew India, RMG II Representative, ReNew Global, the Merger Sub and the Major Shareholders;
•
“CAGR” refers to compound annual growth rate, which is:

•
“CCD” refers to compulsorily convertible debenture;
•
“CERC” refers to the Central Electricity Regulatory Commission of India;
•
“Cognisa” means Cognisa Investment, a partnership firm, having its office at 1st Floor, Penkar House, Jaishuklal Mehta Road, Santacruz (West), Mumbai – 400 054;
•
“Companies Act” refers to the Companies Act 2013 and/or the Companies Act 1956, as applicable;
•
“Companies Act 1956” refers to the Companies Act, 1956 (without reference to the provisions thereof that have ceased to have effect upon the notification of the sections of the Companies Act 2013) along with the relevant rules, regulations, clarifications and modifications thereunder;
•
“Companies Act 2013” refers to the Companies Act, 2013, as amended and to the extent effective, read with the rules, regulations, clarifications and modifications thereunder;
•
“CPP Investments” means Canada Pension Plan Investment Board, a Canadian crown corporation organized and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40;
•
“ECB Regulations” refers to Master Directions on External Commercial Borrowings, Trade Credits and Structured Obligations dated March 26, 2019, as amended, updated or replaced, from time to time, applicable provisions of the Master Direction on Reporting under Foreign Exchange Management Act, 1999 dated January 1, 2016, as amended, updated or replaced, from time to time, the Foreign Exchange Management Act, 1999 and the rules and regulations made thereunder, as amended from time to time and the Foreign Exchange Management (Borrowing and Lending) Regulations, 2018, as amended from time to time and the circulars issued thereunder from time to time and any other directions, notifications and circulars issued in connection with the same, and other applicable Indian laws in connection herewith;
•
“FICCI” refers to the Federation of Indian Chambers of Commerce and Industry;
•
“Founder” refers to Mr Sumant Sinha;
•
“Founder Investors” refers to, collectively, the Founder, Cognisa and Wisemore;
•
“FPI” means foreign portfolio investor;
•
“FVCI” means foreign venture capital investor;
•
“GESCOM” refers to Gulbarga Electricity Supply Company Limited;

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•
“GoI” refers to the government of India;
•
“Government” refers to state governments in India;
•
“GPCL” refers to Gujarat Power Corporation Limited;
•
“GSW” means GS Wyvern Holdings Limited, a company organized under the laws of Mauritius;
•
“GUVNL” refers to Gujarat Urja Vikas Nigam Limited;
•
“HESCOM” refers to Hubli Electricity Supply Company Limited;
•
“IREDA” refers to the Indian Renewable Energy Development Agency Limited;
•
“JDVVNL” refers to Jodhpur Vidyut Vitran Nigam Limited;
•
“JVVNL” refers to Jaipur Vidyut Vitran Nigam Limited;
•
“Merger” means the merger pursuant to the terms of the Business Combination Agreement whereby Merger Sub merged with and into RMG II, with RMG II continuing as the surviving entity;
•
“Merger Sub” means ReNew Power Global Merger Sub, a Cayman Islands exempted company;
•
“MESCOM” refers to Mangalore Electricity Supply Company Limited;
•
“MPPMCL” refers to Madhya Pradesh Power Management Company Limited;
•
“MSEDCL” refers to Maharashtra State Electricity Distribution Company Limited;
•
“NVVN” refers to NTPC Vidyut Vyapar Nigam Ltd;
•
“NTPC” refers to NTPC Limited;
•
“PFC” refers to Power Finance Corporation Limited;
•
“PGCIL” refers to Power Grid Corporation of India Limited;
•
“Pipe Debt” refers to any form of senior secured indebtedness incurred by any person from the Issuer in compliance with applicable law, certain terms of which are set out in Appendix A;
•
“PSU” refers to public sector undertaking;
•
“PTC” refers to PTC India Limited;
•
“RBI” refers to the Reserve Bank of India;
•
“RG Pipe Debt” refers to the Pipe Debt incurred by any Restricted Group entity from the Issuer;
•
“ReNew Global” refers to ReNew Energy Global plc and its subsidiaries unless the context otherwise requires;
•
“ReNew Global Articles” means the articles of association of ReNew Global from time to time;
•
“ReNew Global Shareholders Agreement” means the shareholders agreement dated August 23, 2021, by and among ReNew Global and each Shareholders Agreement Investor;
•
“ReNew India” or “RPPL” refers to ReNew Power Private Limited and its subsidiaries unless the context otherwise requires;
•
“ReNew India Ordinary Shares” means the equity shares in the issued, subscribed and paid-up share capital of ReNew India having a par value of Rs.10 each;
•
“Restricted Group” means, collectively, RPPL and all of its subsidiaries (other than unrestricted subsidiaries).
•
“RLDC” refers to Regional Load Despatch Centre;
•
“RMG II” means RMG Acquisition Corporation II, a Cayman Islands exempted company;

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•
“RMG II Representative” means Mr Philip Kassin;
•
“RMG Sponsor II” means RMG Sponsor II, LLC, which assigned its rights and novated its obligations under the ReNew Global Shareholders Agreement to MKC Investments, LLC and was liquidated on February 17, 2022;
•
“RREC” refers to Rajasthan Renewable Energy Corporation Limited;
•
“SEBI” refers to the Securities and Exchange Board of India;
•
“SEBI FPI Regulations” refers to the Securities Exchange Board of India (Foreign Portfolio Investors) Regulations, 2019 (formerly, the Securities Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014), as amended from time to time;
•
“SEBI FVCI Regulations” refers to the Securities and Exchange Board of India (Foreign Venture Capital Investor) Regulations, 2000 as amended from time to time;
•
“SECI” Solar Energy Corporation of India;
•
“SERC” refers to a State Electricity Regulatory Commission;
•
“Shareholders Agreement Investors” means each of the Founder Investors, GSW, CPP Investments, Platinum Cactus, JERA and MKC Investments, LLC (as assignee of RMG Sponsor II);
•
“SPV” mean special purpose vehicle;
•
“TS SPDCL” refers to Telangana State Southern Power Distribution Company Limited;
•
“TSNPDCL” refers to Telangana State Northern Power Distribution Company Limited; and
•
“VRR” or “VRR Scheme” refers to the voluntary retention route under Circular No. 22 bearing reference number RBI/2021-22/156 titled “Voluntary Retention Route (VRR) for Foreign Portfolio Investors (FPIs) investment in debt” issued by the RBI on February 10, 2022, as amended, amended and restated, modified or replaced from time to time.

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GLOSSARY OF TECHNICAL INDUSTRY TERMS

•
“APPC” refers to average power purchase cost of electricity;
•
“BOP” refers to balance of plant;
•
“CER” refers to certified emission reduction;
•
“COD” refers to commercial operation date;
•
“CUF” refers to capacity utilization factor and “PLF” refers to plant load factor, both of which refer to a project’s actual generation output over the stated period of time as a percentage of its installed capacity;
•
“EPC” refers to engineering, procurement and construction;
•
“ERPA” refers to emission reduction purchase agreement;
•
“FiT” refers to feed-in tariff;
•
“GBI” refers to generation based incentives;
•
“GW” refers to gigawatt;
•
“GWh” refers to an hour during which one GW of electrical power has been continuously produced;
•
“IPP” refers to independent power producer;
•
“kV” refers to kilovolt;
•
“kW” refers to kilowatt;
•
“kWh” refers to an hour during which one kW of electrical power has been continuously produced;
•
“MkWh” refers to an hour during which one million kW of electrical power has been continuously produced;
•
“MW” refers to megawatt;
•
“MWDC” refers to megawatt of direct current;
•
“MWh” refers to an hour during which one MW of electrical power has been continuously produced;
•
“OEM” refers to original equipment manufacturer;
•
“O&M” refers to operation and maintenance;
•
“PPA” refers to power purchase agreement;
•
“PVSyst” refers to the software provided by PVSyst SA;
•
“RE” refers to renewable energy;
•
“REC” refers to renewable energy certificate;
•
“RPO” refers to Renewable Purchase Obligation;
•
“SaaS” refers to software as a service;
•
“SVAGRIHA” refers to Griha Council’s small, versatile and affordable green rating for integrated habitat assessment;
•
“tCO2e” refers to tons of carbon dioxide equivalent; and
•
“UDAY” refers to Ujwal DISCOM Assurance Yojana.

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FORWARD-LOOKING STATEMENTS

This offering memorandum contains both historical and forward-looking statements. Forward-looking statements may contain words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “seek,” “will” and similar expressions. Similarly, statements that describe the strategies, objectives, plans or goals of the Group are also forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those contemplated by the relevant statement.

Forward-looking statements appear throughout this offering memorandum and include statements regarding our intentions, beliefs or current expectations concerning, among other things, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance and the markets in which we operate. The forward-looking statements contained in this offering memorandum are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated.

The future events referred to in these forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Group, which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of and the environment in which the Group will operate and are not a guarantee of future performance. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Important factors that could cause the actual results, performance or achievements to differ materially from those in the forward-looking statements include the following:

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We face risks and uncertainties when developing our projects;
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If environmental conditions at our energy projects are unfavourable, our electricity production, and therefore our revenue from operations may be substantially below expectations;
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There are a limited number of purchasers of utility-scale quantities of electricity, which exposes us and our energy projects to risks;
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The majority of our revenue is exposed to fixed tariffs, changes in tariff regulation and structuring;
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Counterparties to our PPAs may not fulfil their obligations, which could result in a material adverse impact on our business, financial condition, results of operations and cashflows;
•
Our PPAs may be terminated upon the occurrence of certain events;
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Our in-house EPC operations expose us to certain risks;
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Operation and maintenance of renewable energy projects involve significant risks that could result in unplanned outages, reduced output, interconnection or termination issues, or other adverse consequences;
•
We are subject to credit and performance risk from third-party suppliers and contractors;
•
Our business has grown rapidly since its inception, and it may not be able to sustain its rate of growth;
•
Restrictions on solar equipment imports, and other factors affecting the price or availability of solar equipment, may increase our business costs;

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•
Delays in obtaining, or a failure to maintain, governmental approvals and permits required to construct and operate our projects may adversely affect such projects and our business;
•
Implementing our growth strategy requires significant capital expenditure and will depend on our ability to maintain access to multiple funding sources on acceptable terms;
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The delay between making significant upfront investments in our wind, solar and hydro power projects and receiving revenue could materially and adversely affect our liquidity, business, results of operations and cash flows;
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If we cannot develop our projects and convert them into operational projects for any reason, our business will not grow and we may have significant write-offs and penalties;
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Our ability to deliver electricity to various counterparties requires the availability of and access to interconnection facilities and transmission systems, and we are exposed to the extent and reliability of the Indian power grid and its dispatch regime;
•
Technical problems may reduce energy production below our expectations;
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The growth of our business depends on developing and securing rights to sites suitable for the development of projects;
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We do not own all the land on which we operate;
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We may face difficulties as we expand our operations into new areas of business or geographies within renewable/ green energy generation in which we have limited or no prior operating experience;
•
We may not be successful in pursuing strategic partnerships, acquisitions and capital recycling, and future partnerships and acquisitions may subject us to additional risks and not bring us anticipated benefits;
•
We face competition from conventional and other renewable energy producers;
•
Our operations have inherent safety risks and hazards that require continuous oversight;
•
We are required to comply with anti-corruption laws and regulations of the United States government, United Kingdom and India. The implementation of compliance procedures and related controls may be time consuming and expensive and possibly not effective, and our past non-compliance or our future failure to comply, if any, may subject us to civil or criminal penalties and other remedial measures;
•
Material weaknesses in our internal controls over financial reporting could materially and adversely affect our financial condition and results of operations and our ability to operate our business;
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The loss of any of our senior management or key employees may adversely affect our ability to conduct business and implement our strategy;
•
The order of the Supreme Court of India directing a conversion of existing overhead transmission lines into underground transmission lines in certain environmentally protected areas might adversely impact the business and operation of certain Group entities;
•
We have substantial indebtedness and are subject to restrictive and other covenants under our debt financing arrangements;
•
Impairment of our long-term assets may have an adverse impact on our results of operations and financial condition;

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•
We are involved in various tax and legal proceedings that may cause us to incur significant fees, costs and expenses and may result in unfavourable outcomes;
•
If we incur an uninsured loss or a loss that significantly exceeds the limits of our insurance policies, the resulting costs may adversely affect our financial condition;
•
Changes in technology may render our technologies obsolete or require us to make substantial capital investments;
•
We may not be able to adequately protect our intellectual property rights, including the use of the “ReNew” name and the associated logo, which could harm our competitiveness;
•
We have entered into a number of related party transactions and may continue to enter into related party transactions in the future;
•
Our results of operations could be adversely affected by strikes, work stoppages or increased wage demands by our employees or any other kind of disputes with our employees;
•
A substantial portion of our business and operations are located in India and we are subject to regulatory, economic, social and political uncertainties in India.

Additional factors that could cause the actual results, performance or achievements to differ materially include those discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When relying on forward-looking statements, including projections, you should carefully consider the foregoing factors and other uncertainties and events, especially in light of the political, economic, social and legal environment in which the Group operates. Such forward-looking statements speak only as of the date on which they are made. Accordingly, the Issuer does not undertake any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. The Issuer does not make any representation, warranty or prediction that the results anticipated by such forward-looking statements will be achieved. Accordingly, you should not place undue reliance on any forward-looking statements to evaluate the future prospects of the Issuer.

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LISTING OF THE NOTES

Application will be made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing of and quotation for the Notes on the Official List of the SGX-ST.

The Notes will be traded on the SGX-ST in a minimum board lot size of S$200,000 (or its equivalent in other currencies) for so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Issuer shall appoint and maintain a paying agent in Singapore, where the Notes may be presented or surrendered for payment or redemption, in the event that the Global Certificates are exchanged for individual definitive certificates. In addition, in the event that the Global Certificates are exchanged for individual definitive certificates, an announcement of such exchange will be made by the Issuer through the SGX-ST and such announcement will include all material information with respect to the delivery of the individual definitive certificates, including details of the paying agent in Singapore.

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SUMMARY

This summary highlights certain information contained in this offering memorandum. It does not contain all the information you should consider before investing in the Notes. You should read this entire offering memorandum carefully, including “Risk Factors,” and the financial statements and related notes thereto set forth herein, before making an investment decision.

Overview

We are a leading decarbonization solutions company. Our clean energy portfolio of approximately 15.6 GWs on a gross basis as of May 31, 2024, is one of the largest globally. We are one of the largest utility-scale renewable energy solutions providers in India in terms of total commissioned capacity. We operate wind, solar and hydro energy projects in India and as of May 31, 2024, we had a total operational capacity of 9.52 GW, out of which 8.87 GW is commissioned and 650 MW is generating pre-commissioning revenue through sales in the merchant market, and an additional 6.1 GW of committed capacity. In addition to being one of the largest independent power producers in India, we provide end-to-end solutions in the areas of clean energy, value-added energy offerings through digitalization, storage, and carbon markets that increasingly are integral to addressing climate change. During the year ended March 31, 2024, we signed Memorandum of Understandings (“MoU”) with various financial institutions such as Power Finance Corporation Limited (“PFC”), REC Limited (“REC”), and Asian Development Bank (“ADB”) to the tune of approximately $13 bn to enable financing of renewable energy (“RE”) projects. We also signed an MoU with JERA Power RN BV (“JERA”) for evaluating investments in green hydrogen. In addition, during the year ended March 31, 2024, Gentari purchased a 49% equity stake in our 403 MW Peak Power project and we also signed an MoU with Gentari for a joint investment in renewable energy projects of up to 5 GW.

Our projects are based on proven wind, solar and storage technologies, typically covered under long-term PPAs with creditworthy offtakers including central government agencies, state electricity utilities and private industrial and commercial consumers in India. We are supported by high quality long-term global investors such as CPP Investments, Abu Dhabi Investment Authority (“ADIA”), JERA (a joint venture between TEPCO Fuel & Power, a wholly owned subsidiary of Tokyo Electric Power Company, and Chubu Electric Power Co., Inc.), South Asia Clean Energy Fund and public markets shareholders and we are led by an experienced management team under the leadership of our Founder, Chairman and Chief Executive Officer, Mr. Sumant Sinha, who has extensive experience across our operational and strategic focus areas.

Our strong track record of organic and inorganic growth is demonstrated by an increase in our operational capacity which has grown 4.8 times from the year ended March 31, 2017 to March 31, 2024. We are one of the largest independent power producers (in terms of total commissioned capacity) in the Indian renewable energy industry which has been achieved by delivering wind and solar energy projects, against the backdrop of Government of India’s policies to promote the growth of renewable energy in India. We have a robust financial position and demonstrated access to diversified pool of capital from Indian and international investors, lenders and other capital providers.

We are also a provider of intelligent energy solutions. We have an experienced in-house team focused on forecasting renewable energy demand and modelling energy distribution profiles. These solutions underpin grid infrastructure developed around renewable energy, minimize intra-day and seasonal demand variations and cost less than building new thermal power resources.

Recent Developments

The following developments have occurred since March 31, 2024.

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Separation request of Executive Officer and Group President, India RE Business

The Board of ReNew Global has taken note of the separation request of Mr. Mayank Bansal as Executive Officer (Group President, India RE Business) of ReNew Global. The effective date of Mr. Bansal’s separation from the Company was April 30, 2024. Mr. Bansal’s decision to separate is not as a result of any dispute or disagreement with ReNew Global, its Board or management, or any matters relating to the operations, performance, policies, or practices of ReNew Global.

Upcoming release of the unaudited financial results for the three months ended June 30, 2024

ReNew Global expects to issue an earnings release announcing its unaudited financial results for the three months ended June 30, 2024, as well as certain other business updates in a current report on Form 6-K to be furnished to the SEC by no later than August 31, 2024.

Our Market Opportunity

Key drivers of growth in renewable energy in India include structural policy reforms in India’s power sector, overall growth in power demand, economically viable tariffs compared to other fuel sources, “must- run” status to renewable power plants (which means that renewable power that is generated must always be accepted by the grid), fixed price over long-term contracts allowing risk diversification and greater mix of central government offtakers (with better credit ratings) in recently awarded projects. India had approximately 190 GW of total renewable installed generating capacity (comprising of wind, solar and large hydro assets) as of March 31, 2024, and it has announced a target of 500 GW of clean energy by 2030. In addition, under the National Green Hydrogen Mission, one of the key mission outcomes projected by 2030 entails development of green hydrogen production capacity of at least 5 million metric tons (“MMT”) per annum and abatement of nearly 50 MMT of annual greenhouse gas emissions, which may require 125 GW of additional RE capacity.

We believe that through our disciplined bidding approach and vast project execution expertise, we are well positioned to tap this potential and grow our capacity through a combination of (i) our committed projects of 3.93 GW as on March 31, 2024 and 6.12 GW as on May 31, 2024; and (ii) uncontracted pipeline capacity of 5.8 GW, which will continue to be auctioned by central and state government agencies as part of the Government of India’s objective to achieve India’s renewable energy targets. Considering the importance of the corporate PPA market, ReNew has a separate department which exclusively looks at clean energy solutions for corporate customers. We pursue business with these customers through channel partners and also by responding to tenders.

Our Competitive Strengths

Market leadership in India’s high growth renewable energy sector

We are one of India’s largest utility-scale renewable energy solutions providers in terms of total commissioned capacity. During Fiscal 2023-24, bidding activities in India picked up considerably, driven by the Indian government’s 50 GW annual bids plan. ReNew dominated the utility segment bidding landscape by winning over 13% of the bids in Fiscal 2023-24. Our total operational capacity has grown at a CAGR of 25% from 2.0 GW in March 2017 to 9.52 GW in March 2024. We contributed 11% of new renewable generating capacity (comprised of wind and solar assets) added in India in Fiscal 2023-24. As of March 31, 2024, the total installed capacity in India, comprised of solar and wind assets, was 128 GW, and 18 GW increase over Fiscal 2022-23.

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Presence across value chain through extensive in-house end-to-end project execution capabilities

We have a proven track record of developing, operating and maintaining projects at high standards. Our Board closely monitors project performance and actively guides our senior management in addressing operational issues. Our key competitive advantage is having in-house, project execution capabilities with a focus on execution and operational excellence. We believe that our range of wind and solar capabilities across project selection, resource assessment, project funding, land acquisition, project execution and project O&M positions us well for bidding for larger projects. For example,

•
Access to reliable data: Our project development team has access to multiple sources of data, including data from 171 active met masts across 125 sites in nine states in India, performance data from our commissioned capacity, data from our OEM vendors, and other reliable public data from multiple agencies, which helps us efficiently bid for projects, navigate the development process of each project and also improve the reliability of our pipeline.
•
Land acquisition and site selection: We have acquired through ownership or leasehold rights over 47,000 acres of land (for utility scale solar and utility scale wind energy projects) as of March 31, 2024, and are able to navigate through the complex land acquisition process in India. We are also in the process of engaging with state governments to acquire more land across various states in India.
•
EPC capabilities: We are able to execute both our solar and wind projects in-house. As of March 31, 2024, of 4.3 GW of commissioned organic solar capacity, approximately 4.0 GW was developed in-house through self-EPC. We have an in-house design team with access to cutting-edge technology and strong long-term relationships with our suppliers. We employ large teams for wind and solar EPC, across project design and engineering, procurement and project execution.
•
Evacuation: We have a team dedicated for managing power evacuation generated at our projects. They manage connectivity, evacuation infrastructure and coordinate with central and state transmission companies.
•
Operation and maintenance: We have developed in-house O&M capabilities with a team of over 800 employees and manage almost 100% of our solar projects. In respect of our wind projects we manage approximately 1.6 GW of WTGs and another 1.8 GW of BoP in-house, which we believe provides us significant cost and operational benefits. In addition, our O&M team also manages more than 1 GWp of renewable energy assets for third party IPPs.

Building expertise in intelligent energy solutions and services

We believe that we are transforming renewable energy from real-time energy to dispatchable and controllable energy through digitization and use of storage solutions to support the economy-wide shift to a carbon-neutral electricity mix in India. Over the past four years, we have transitioned from a mainstream utility scale renewable energy company to an intelligent energy utility platform to solve digital integration of energy sources requirement.

Our ability to provide fixed power and on-demand schedulable peak power, enables us to solve for key issues that our offtakers face on scheduling and peak power, thereby giving us a competitive advantage.

We are working with global battery OEMs and system integrators to build a pipeline of utility-scale battery energy storage systems in India. The growth areas for this segment include battery pack assembly and building battery asset management capabilities. We actively look out for and partner with developers of renewable technology to remain competitive and enhance our capabilities. We have formed a 50:50 JV with Fluence to bring market-leading energy storage technology and global experience to Indian customers by localizing and integrating Fluence’s energy storage products and packages in India.

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While our business is not directly exposed to seasonality on the demand side, weather conditions can have a significant effect on our power generation and construction activities. The profitability of our wind and solar energy projects is directly correlated to wind and solar conditions at our project sites. The generation profile of these projects therefore does not always correlate with power demand. ReNew is therefore aiming to provide more balanced renewable power supply. We are among the few renewable energy producers with wind, solar and hydro assets and have won three intelligent energy solution projects, Peak Power (322 MW wind and 81 MW solar), Round-The-Clock (901 MW wind and 400 MW solar) and SJVN Firm & Dispatchable Renewable Energy (“FDRE I”) (500 MW solar and 450 MW wind) as of May 31, 2024. Our competitive differentiators are our ability to handle multiple renewables technologies, forecast generation profiles to minimize deviations from demand and sell excess power economically to the market, notwithstanding fluctuation generation profiles.

Project portfolio diversification across resources, geography, offtakers and vendors

Our portfolio is well diversified between wind and solar energy projects across eight states in India. We also enjoy a diversified base of offtakers and vendors. This diversification mitigates the operational volatility due to seasonal weather conditions, reduces concentration risk and places us at an advantage in bidding and winning bids for projects. Our offtakers include central government agencies and public utilities including state electricity utilities, and private industrial and commercial consumers. We focus particularly on the credit profile of our offtakers. As of March 31, 2024, approximately 44% of our offtakers (in terms of total capacity) included central agencies such as Solar Energy Corporation of India Ltd., or “SECI”, National Thermal Power Corporation Limited, or “NTPC” and PTC India Limited, or “PTC”. In addition, approximately 16% of our total offtaker base comprised of corporate and industrial customers. We also work with a broad range of OEM suppliers for sourcing wind and solar equipment. We continue to build in-house O&M capabilities for wind energy projects, thereby reducing our dependence on third parties and managing our costs.

Predictive analytics and centralized monitoring

We closely monitor the performance of our wind and solar energy projects through our central and state monitoring centres, namely ReNew Diagnostics Centre and ReNew Command and Control Centres. Our dedicated team equipped with digital tools continuously tracks real-time data on energy generation at each site, promptly identifying any anomalies for immediate resolution. Moreover, our team analyses each project for potential issues, enabling us to enhance operational efficiency, monitor asset health, and optimize OEM maintenance processes. To support these efforts, our comprehensive ReD (ReNew Digital) Analytics Lab brings together cross-functional teams to develop advanced analytics solutions.

Strong and stable financial position with access to diverse sources of funding

We benefit from a strong financial position which we leverage prudently to support our growth. We have raised a mix of equity and debt to finance our projects. Our equity investors include a diversified pool of well-known international private equity, sovereign wealth and pension funds as well as renewables and infrastructure focused investors. We also have access to a range of project finance and debt instruments from multiple Indian and international investors. Our broad base of long-standing, equity investors include CPP Investments, ADIA, JERA, South Asia Clean Energy Fund and public markets shareholders. Since our incorporation in 2011, our equity investors have invested a total of $2.1 billion in the Group in various tranches, helping us retain an efficient capital structure with no mezzanine capital instruments. We have long-standing relationships with our project finance, corporate debt lenders and other capital providers including public and private commercial banks, non-banking financial companies, institutional investors, mutual funds and pension funds as well as specialized infrastructure lenders.

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We routinely refinance our projects once they are operational. We have benefited from refinancing as it gives us the opportunity to create additional liquidity through top -up as well as release of existing cash, enhanced accrual of internal cash flows due to bullet repayment structures in bonds and easier restricted payment conditions. The additional liquidity can be utilized for various distributions, including to fund additional capital expenditure and optimize capital structure across the broader portfolio. We have had access to the on- shore bonds and non-convertible debentures market, allowing us to raise funds from institutional investors. We also deploy innovative structures to raise finance for our projects. From 2017 to March 2024, we have raised over $3.9 billion through overseas dollar green bonds. Our dollar bonds are currently rated BB- by Fitch and Ba3 by Moody’s, and we have a corporate rating of Ba2 by Moody’s.

Recurring and long-term cash flows supported by stable and long-term offtaker contracts

Our projects benefit from long-term PPAs, thereby enhancing the offtake security and long-term visibility of our cash flows. The term of our PPAs with central government agencies and state electricity distribution companies is generally 25 years from the commercial operation date of the project. The term of our PPAs with commercial and industrial customers, that constitute approximately 16% of our portfolio, ranges from 8 to 25 years. These PPAs provide for fixed tariff rates with limited escalation provisions, thus providing stream of visible, predictable and long-term cash flows.

Experienced professional management team.

We are led by a professional and extensively experienced management team, which has a deep understanding of managing renewable energy projects and a proven track record of performance. We draw on the knowledge of our Board, which brings us expertise in the areas of corporate governance, business strategy, and operational and financial capabilities, among others. Our shareholders and investors also have extensive experience of investing in the renewable energy industry, which we believe is key to a number of our growth strategies, including our measured approach to project selection, our expansion into solar energy projects and our development of internal capabilities across several operational areas.

Capital discipline

We target levered project equity IRRs of 16-20%. We are also focusing on raising capital through asset sales and minority stake sales, which have helped improve our returns by 20-25%. In the case of minority stake sale, we typically reduce our capital deployed to 5-10% of project cost (compared to 25% if we were to hold 100% equity in the project). For asset sale, we typically sell assets at approximately 2x book value. The capital released from such capital recycling may be deployed in greenfield bids and new growth opportunities. In April 2022, we finalized a partnership with Mitsui & Co., Ltd., a leading global general trading and investment firm to invest in the RTC renewable energy project being developed by us, with Mitsui taking a 49% stake in the project. In May 2023, we entered into a partnership with PETRONAS’ clean energy subsidiary Gentari, where Gentari purchased a 49% equity stake in our 403 MW Peak Power project. Under the partnership, we invested approximately Rs. 3,130 million (approximately $38 million) for our 51% stake in the project and through our affiliates, will provide EPC, O&M, and project management services for the project. In addition, during Fiscal 2023-24, we sold 400 MW of operating solar assets (100 MW to Technique Solaire and 300 MW to IndiGrid), wherein we realised cash inflow of approximately $104 million (including $8 million to be received against change in law claims) from the asset sales.

Our Strategies

Maintain market position as India’s leading clean energy solutions provider

Against the backdrop of supportive regulatory and industry trends in India’s renewable energy sector, we intend to continue to strengthen our market leading position (in terms of total commissioned capacity) in our core utility-scale wind and solar energy businesses, maintain our diversified portfolio between wind and solar energy projects and

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focus on new geographical clusters to increase our economies of scale. We also aim to continue to be the leader in developing and deploying new technologies in the renewable energy sector. We intend to leverage our experience in executing large wind and solar energy projects to further win bids for firm power energy solutions, which places us in a unique position to provide our offtakers innovative energy solutions. We will also look at growth opportunities through corporate PPAs where overall capacity as well as average capacity per site has grown significantly. We believe that our capabilities in group captive and open access projects as well as our ability to deliver multiple solutions to corporate customers, including firm power solutions, will enable us to capture a greater share of this fast-growing market which we consider will be a key renewable energy business in the future.

We will also continue to evaluate accretive acquisition opportunities opportunistically based on our targeted returns, available synergies and offtaker criteria.

Continue to employ prudent bidding approach, financial discipline and efficient capital management to drive value for our shareholders.

Our prudent bidding approach and financial discipline is aimed at achieving pre- determined internal rate of returns from our projects. We have won over 1.25 GW, 1.90 GW and 1.20 GW of new bids in the years ended March 31, 2020, 2021 and 2022, respectively. In the year ended March 31, 2023, we did not win in a large number of bids as it would have resulted in lower IRRs than our target. During Fiscal 2023-24, we have won more than approximately 8 GW of auctions, of this about 2.15 GW have already been converted to power purchase agreements, as of May 2024. We have also enhanced our capacity in innovative, market defining bids such as round-the-clock, peak power along with regular wind and solar energy projects. We have a systematic bid evaluation framework based on various parameters to optimize for execution capacity and cash flows. In order to maintain this growth rate and to achieve our internal rate of returns, we intend to continue deploying a prudent approach which is backed by thorough diligence and data analysis. We also intend to add to our pipeline of projects. We believe that we are well positioned to enhance our committed capacity at attractive internal rate of returns and be competitive in our bids.

Deepening value chain presence in wind and solar energy projects

We plan to deepen our presence across the core renewable value chain, including the manufacturing of solar modules and cells, EPC and O&M. We manage solar EPC and O&M in-house and have built our capabilities for wind O&M and EPC to improve margins and execution efficiency. We continue to build our in-house transmission capabilities for solar energy projects, relying on our own EPC teams for the development of transmission lines in addition to external EPC providers to further control costs. We are vertically integrated for our solar module supplies, with our 4 GW Jaipur and 2.4 GW Dholera module manufacturing facilities coming online during Fiscal 2023-24 and Fiscal 2024-25 respectively. Further, our 2.5 GW solar cell facility at Dholera will become operational by the year end of Fiscal 2024-25. The plants are currently producing MonoPerc technology but will move to TOPCon during Fiscal 2024-25.

Focus on innovation in hybrid and storage capabilities and invest in future decarbonising solutions

We are investing in our capabilities in new energy storage solutions and associated technologies to provide stability of our wind and solar energy projects and increase our competitiveness and profitability. Our approach to integrate storage solutions aligns well with our broader strategy of incorporating reliable technologies into our projects and Government of India’s innovative tenders for wind, solar and energy storage. We intend to invest in future energy solutions which is a focus of the Government of India. Our strategy is to leverage our renewable capabilities and develop products and establish partnerships across the supply chain to sell it to our end-consumers.

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Continue to drive cost reductions and yield improvements through digitization to improve efficiency

We seek to further enhance our project execution efforts in order to control our costs and optimize the output of our projects. At the project execution stage, we continue to focus on reducing our costs by using inhouse EPC capabilities for both wind and solar projects. Similarly, we continue to use in-house O&M capabilities at the operational stage to improve project efficiency and reduce costs. We intend to implement new technologies, including new turbine and solar module technologies, which are capable of higher generation levels, as part of this effort. We are incorporating robotic cleaning, auxiliary power consumption, forecast and scheduling and e-surveillance of our plants, as well as utilizing drones and new maintenance technologies as part of enhanced project monitoring and O&M efforts. Our in-house team of technical designers intend to continue refining and enhancing our solar plant design and execution capabilities, and we intend to work with leading wind OEMs to deploy new turbine technologies.

Leading the path in sustainable practices

Our organization's core principles and long-term goals are fundamentally based on sustainability, guiding all aspects of our operations. This means that every decision we make is influenced by a commitment to planet stewardship, social responsibility, and ethical governance. By embedding sustainability into our foundation, we ensure that our growth benefits both our stakeholders and the planet.

We align our values with global commitments and are proud signatories of:

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Terra Carta: demonstrating our pledge to responsible management of natural resources and sustainable practices.
•
The United Nations Global Compact’s Ten Principles: guiding us in upholding human rights, labour standards, environmental sustainability, and anti-corruption practices across our operations.
•
The UN Women Empowerment Principles: affirming our dedication to advancing gender equality in our organization and beyond, including our value chain.

We are progressing towards the release of our first Annual Integrated Report, which adheres to the International Integrated Reporting Council (“IIRC”) framework and is aligned with Global Reporting Initiative (“GRI”) standards and International Finance Corporation (“IFC”) guidelines. This approach ensures a comprehensive and transparent depiction of our strategy, governance, performance, and prospects, encompassing both financial and non-financial aspects of our operations by integrating these facets into a unified narrative.

As a business at the forefront of India’s clean energy transition, we are committed to enhancing our environmental performance through various initiatives. These include installing solar rooftops at our manufacturing units, transforming illumination systems for sustainable hydro business operations, transitioning to electric vehicles (“EVs”), piloting solar-based power systems for site infrastructure, and implementing advanced solar module cleaning technologies. We are focused on reducing our greenhouse gas emissions and carbon footprint as a signatory to the Business Ambition for 1.5°C Commitment, aiming to achieve net-zero emissions by 2050.

We are a founding member of the First Movers Coalition of the World Economic Forum that brings together pioneering organizations committed to driving innovation and positive change in various global sectors. Our strategic CSR interventions around energy access, digital literacy, women empowerment, and water conservation among others have impacted millions of lives and communities near our operational sites. Implementation of equal opportunity policy, fair treatment of employees, and gender parity initiatives has built an empowered workforce and a culture centred on safety contributing to a cohesive and secure work environment.

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In terms of governance, we have established an ESG committee at the Board level to oversee and advise on the company’s ESG strategy and targets, as well as monitor progress towards these goals and is supported by a management-level steering committee led by the Chief Sustainability Officer. Additionally, we have integrated ESG risks into our Enterprise Risk Management system to ensure comprehensive risk oversight and management across the organization.

Corporate Information

The Issuer

The Issuer was incorporated with limited liability under the laws of Mauritius on February 22, 2021.

The Issuer has its corporate seat in Mauritius. The registered address of the Issuer is located at 7th Floor, Happy World House, 37, Sir William Newton Street, Port Louis 11328, Mauritius, and its telephone number at that address is +230 2034300.

ReNew Global

ReNew Global is a public limited company incorporated under the laws of England and Wales (company number 13220321) as a private limited company on February 23, 2021 and re-registered as a public limited company on May 12, 2021.

ReNew Global’s registered office is C/O Vistra (UK) Ltd, 3rd Floor 11-12 St James’s Square, London SW1Y 4LB, United Kingdom. ReNew Global’s principal operational office in India is C/O ReNew Power, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase V, Gurugram 122009, Haryana, India, Telephone: (+91) 124 489 6670. ReNew Global’s principal website address is https://renewpower.in/. The information found on ReNew Global’s website is not incorporated in, and does not form part of, this offering memorandum.

The U.S. SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the U.S. SEC. The U.S. SEC’s website is www.sec.gov. The information found on the U.S. SEC’s website is not incorporated in, and does not form part of, this offering memorandum.

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Corporate Structure

The following diagram shows the corporate structure of the Group as of the date of this offering memorandum.

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THE OFFERING

The summary below describes the principal terms of the Notes. Some of the terms described below are subject to important limitations and exceptions. See “Description of the Notes” for a more detailed description of the terms and conditions of the Notes. Terms used but not defined in the summary below have the meanings given to them in “Description of the Notes”.

Issuer	Diamond II Limited
Parent Guarantor	ReNew Energy Global plc
Notes Offered	U.S.$125,000,000 of 7.95% Senior Secured Notes due 2026 (the “Notes”), to be consolidated and form a single series and rank pari passu with the U.S.$400,000,000 7.95% Senior Secured Notes due 2026.
Maturity Date	July 28, 2026.
Interest

7.95% per annum, payable semi-annually in arrears on January 28 and July 28 of each year, commencing on January 28, 2025. Interest payable in relation to the Notes will be paid as if such Notes were issued on July 28, 2024.

Ranking of the Notes	The Notes will:
• be general obligations of the Issuer;
• rank senior in right of payment to any existing and future obligations of the Issuer that are subordinated in right of payment to the Notes;
• rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the Notes;

• be guaranteed by the Parent Guarantor on a senior basis in accordance with the Indenture, subject to the limitations described below under “Description of the Notes—The Parent Guarantee” and “Risk Factors—Risks Relating to the Notes, the Parent Guarantee and the Collateral—The Parent Guarantee may be challenged under applicable insolvency or fraudulent transfer laws, which could impair the enforceability of the Parent Guarantee”;

• be effectively subordinated to any existing and future secured obligations of the Issuer to the extent that they are secured by assets other than the Collateral, to the extent of the value of the assets securing such obligations;

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• be effectively subordinated to all obligations of any Subsidiary of the Issuer that does not Guarantee the Notes;
• be secured by a Lien on the Collateral as further described under the caption “Description of the Notes—Security”; and
• rank pari passu with the Original Notes.
See “Description of the Notes”.
Ranking of the Parent Guarantee	The Parent Guarantee provided by the Parent Guarantor will:
• be a general obligation of the Parent Guarantor;
• be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to the Parent Guarantee;
• rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to the Parent Guarantee;

• be effectively subordinated to any existing and future secured obligations of the Parent Guarantor to the extent that they are secured by assets other than the Collateral, to the extent of the value of the assets securing such obligations; and

• be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the Notes.
Security	The obligations of the Issuer under the Notes will be secured on a first priority basis by (subject to certain conditions) by a Lien on the following (the “Collateral”):
• on the Original Issue Date, a Mauritius law governed pledge by the Parent Guarantor over 100.0% of the equity shares of the Issuer (the “Share Pledge”);

• on the Original Issue Date, a Mauritius law governed floating charge over all of the assets of the Issuer (to the extent permitted by applicable law from time to time (and, for the avoidance of doubt, excluding any RS Pipe Debt, RPPL Pipe Debt and RPPL Pipe Guarantees (unless specifically permitted under

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applicable law after the Original Issue Date), but including any receivables from any RS Pipe Debt, RPPL Pipe Debt and RPPL Pipe Guarantees and any proceeds realized by the Issuer from any RS Pipe Debt, RPPL Pipe Debt and RPPL Pipe Guarantees)) (such assets, the “Issuer Floating Collateral”);

• post the Original Issue Date (if at all), any other assets of the Parent Guarantor and/or any of its Subsidiaries to the extent securing the Notes and lenders of Senior Issuer Indebtedness (such assets, the “Common Other Assets Collateral” and, together with the Share Pledge and the Issuer Floating Collateral, the “Common Collateral”); and

• post the Original Issue Date (if at all), any other assets of the Parent Guarantor and/or any of its Subsidiaries to the extent securing the Notes (but not any Senior Issuer Indebtedness) (such assets, the “Notes Collateral”), all as more specifically described under “Description of the Notes—Security”.
Restricted Group	RPPL and all of its Subsidiaries (other than Unrestricted Subsidiaries)
Use of Proceeds	Subject to compliance with applicable laws and regulations, such offering proceeds will be used:

• for on-lending to ReNew Global and/or one or more of its offshore subsidiaries, which amounts will be utilized by each such group entity for (a) the prepayment of its own existing indebtedness availed for the purposes of capital expenditure; or (b) its capital expenditure for Eligible Green Projects;

• for on-lending to certain Restricted Group entities as RG Pipe Debts; and
• for any other purpose(s) permitted by applicable law, each in accordance with the Green Bond Framework.
Optional Redemptions

At any time prior to July 28, 2025, the Issuer may, on one or more occasions, redeem the Notes, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium (as defined herein), as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date.

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At any time prior to July 28, 2025, the Issuer may, on one or more occasions, redeem up to 40.0% of the aggregate principal amount of the Notes at a redemption price equal to 107.95% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, with the equivalent of the net cash proceeds from one or more (x) Equity Offerings and/or (y) INVIT Offerings, subject to certain conditions.

At any time on or after July 28, 2025, the Issuer may, on one or more occasions, redeem the Notes, in whole or in part, at the redemption prices set forth under “Description of the Notes—Optional Redemptions”, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including), the applicable redemption date.

See “Description of the Notes—Optional Redemptions”.
Special Optional Redemption

The Issuer shall have the right to redeem the Notes on the SOR Redemption Date (as defined herein) at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest on such Notes to (but not including) the SOR Redemption Date, subject to certain conditions as more fully described in “Description of the Notes—Special Mandatory Redemption.”

SII Mandatory Redemption

Upon any Rating Decline (as defined herein) as a result of the incurrence of Senior Issuer Indebtedness (as defined herein), the Issuer shall, within forty-five (45) days of such Rating Decline, either (i) repay in full such Senior Issuer Indebtedness or (ii) redeem the Notes in full at a redemption price of 100.0% of their principal amount, plus accrued and unpaid interest to (but not including) the applicable date of redemption.

See “Description of the Notes—SII Mandatory Redemption”.
Redemption for Taxation Reasons

Subject to certain conditions as more fully described under “Description of the Notes—Redemption for Taxation Reasons”, the Notes may be redeemed at the option of the Issuer, as a whole but not in part, at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, upon the occurrence of certain changes in applicable tax law.

See “Description of the Notes—Redemption for Taxation Reasons”.

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Repurchase of Notes upon a Change of Control Triggering Event

Not later than 30 days following a Change of Control Triggering Event (as defined herein), the Issuer will make an Offer to Purchase (as defined herein) all outstanding Notes at a purchase price equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the applicable Offer to Purchase Payment Date (as defined herein).

See “Description of the Notes—Repurchase of Notes upon a Change of Control Triggering Event”.
Additional Amounts

All payments of principal of, and premium (if any) and interest on the Notes or under the Parent Guarantee made by or on behalf of the Issuer (which term shall include, for purposes of this provision, any surviving entity) or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any Relevant Jurisdictions (as defined herein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law.

See “Description of the Notes—Additional Amounts”.
Certain Covenants	The Indenture will contain certain covenants that (amongst other things) limit the Issuer’s and/or the Restricted Group’s ability to:
• incur or guarantee additional indebtedness;
• declare, pay any dividend or make any distribution on certain capital stock, or purchase or redeem any shares of capital stock;
• sell certain shares of capital stock;
• make investments or other specified restricted payments;
• enter into transactions with shareholders or affiliates;
• sell assets;
• enter into sale and leaseback transactions;
• incur certain liens;
• effect a consolidation or merger.
These covenants will be subject to a number of important limitations and exceptions. See “Description of the Notes—Certain Covenants”.

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Form, Denomination and Registration	The Notes will be issued in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.
The Notes will be evidenced on issue by a Regulation S Global Notes, registered in the name of a nominee of, and deposited with a custodian for, DTC.
Delivery of the Notes	The Company expects that delivery of the Notes will be made against payment therefore on or about August 14, 2024.
Business Day	A day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of Delhi, New York, Mauritius, Hong Kong, London, Mumbai and Singapore.
Trustee, Common Collateral Agent, Notes Collateral Agent, Principal Paying Agent, Transfer Agent and Registrar	HSBC Bank U.S.A., National Association
No Registration Rights; Transfer Restrictions

The Company has not registered, and does not intend to register, the Notes under the Securities Act or the securities laws of any other jurisdiction. The Company does not intend to offer to exchange the Notes for notes registered under the Securities Act or the securities laws of any other jurisdiction.

The Notes are subject to restrictions on transfer and may only be offered or sold in transactions exempt from, or not subject to, the registration requirements of the Securities Act.
Listing	Application will be made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing of and quotation for the Notes on the Official List of the SGX-ST.

The Notes will be traded on the SGX-ST in a minimum board lot size of S$200,000 (or its equivalent in other currencies) for so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require.

Governing Law

Each of the Notes, the Parent Guarantee and the Indenture will be governed by and construed in accordance with the laws of New York. The Share Pledge and the Issuer Floating Collateral will be governed by and will be construed in accordance with the laws of Mauritius.

Risk Factors	You should carefully consider the information under the caption “Risk Factors” and the other information included in this offering memorandum before deciding whether to invest in the Notes.

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Ratings

The Notes are expected to be rated “Ba3” by Moody’s Investors Service, Inc. (“Moody’s”) and “BB-” by Fitch Ratings Inc. (“Fitch”). A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

Legal Entity Identifier	254900KL4GQ2XC50XL44
CUSIP	Reg S: V28479 AA7
ISIN	Reg S: USV28479AA77

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RISK FACTORS

Investing in the Notes involves risk. You should carefully consider all the information in this Offering Memorandum, including the risks and uncertainties described below, before investing in the Notes. The risks and uncertainties described below are those that the Issuer believes are material to the Issuer or the Group, but they may not be the only ones the Issuer or the Group face. Additional risks and uncertainties, including those that the Issuer is not aware of or currently considers immaterial which may become material, may decrease the value of the Notes. If any of the following risks occur, the Issuer’s or the Group’s business, prospects, financial condition, results of operations and cash flows could suffer, the value of the Notes could decline, the Issuer may not be able to meet its obligations under the Notes and you may lose all or part of your investment.

Prospective investors should pay particular attention to the fact that the Issuer is incorporated in Mauritius, and is subject to a legal and regulatory environment which differs in certain respects from that of other countries. This Offering Memorandum also contains forward-looking statements that involve risks, assumptions, estimates and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the considerations described below and elsewhere in this Offering Memorandum. For further details, see “Forward-Looking Statements”.

In making an investment decision, prospective investors must rely on their own examination of the Issuer, the Group and the terms of this offering, including the merits and risks involved. You should consult your tax, financial and legal advisors about the particular consequences to you of investing in the Notes.

Risks Relating to the Group’s Business

We face risks and uncertainties when developing our projects.

The development and construction of our projects (including wind, solar, hydro, transmission, manufacturing, etc.) involve numerous risks and uncertainties and require extensive research, planning and due diligence. Before we determine that a project is economically, technologically or otherwise feasible, we may be required to incur significant capital expenditure for land and interconnection rights, regulatory approvals, preliminary engineering, equipment procurement, legal and other matters. Success in developing a project depends on many factors, including:

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accurately assessing resources availability at levels deemed acceptable for project development and operations;
•
fluctuations in foreign exchange and inflation rates impacting equipment and supplier costs;
•
fluctuations in the cost and availability of raw materials and purchased components;
•
receiving critical components and equipment (that meet our design specifications) on schedule and on acceptable commercial terms;
•
securing necessary project approvals, licenses and permits in a timely manner;
•
securing appropriate land, with satisfactory land use permits, on reasonable terms;
•
availability of adequate grid infrastructure and obtaining rights to interconnect the project to the grid or to transmit energy;
•
obtaining financing on competitive terms;
•
completing construction on schedule without any unforeseeable delays; and
•
entering into PPAs or other offtake arrangements on acceptable terms.

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Generally, our PPAs require that we bring our projects to commercial operation by a certain date. There may be delays or unexpected difficulties in completing our projects as a result of these or other factors. We may also have to reduce the size of some of our projects due to occurrence of any of these factors. If we experience such problems, our business, financial condition, results of operations and prospects could be materially and adversely affected. Further, the majority of our PPAs provide for a reduction of tariff if we fail to commission a project by the scheduled commission date. For example, there have been delays in the commissioning of certain projects in Karnataka. If we are unable to adhere to project timelines for reasons other than as specifically contemplated in the PPAs, it could result in the reduction in tariffs, or other damages, including paying liquidated damages for delay in commissioning of projects or granting the off-taker the right to draw on performance bank guarantees provided by us, including in certain cases up to 100% of the bank guarantee, or the termination of the PPAs. Further, we may also be subject to penalties in respect of failure to ensure transmission of electricity from the project to the grid and the respective off-taker, as agreed under the respective PPA and/or transmission agreements

If environmental conditions at our energy projects are unfavourable, our electricity production, and therefore our revenue from operations may be substantially below expectations.

The revenue generated by our projects is proportional to the amount of electricity generated by those projects, which in turn is dependent on prevailing environmental conditions that impact those projects. In the year ended March 31, 2024, revenue generated from our wind power and solar power projects accounted for 50% and 41% of our total revenue. Operating results for wind, solar and hydro energy projects vary significantly depending on natural variations from season to season and from year to year and may also change permanently because of climate change or other factors. In some periods, the wind, solar or hydro conditions may fall within our long-term estimates but not within the averages expected for such a period, while in some periods, the wind, solar or hydro conditions may also fall outside our long-term estimates. In addition, the amount of electricity our projects produce is dependent in part on the amount of sunlight or radiation (in the case of solar power projects), on hydrological conditions (in the case of hydro power projects) and on actual wind conditions, including wind speed (in the case of wind power projects).

Wind energy is highly dependent on weather conditions and in particular on wind conditions, which can be highly variable, particularly during the monsoon season in India which generally lasts from May to September. The profitability of a wind energy project depends not only on observed wind conditions at the site, which are inherently variable, but also on whether observed wind conditions are consistent with assumptions made during the project development phase. Actual wind conditions at these sites, however, may not conform to the measured data in these studies and may be affected by variations in weather patterns, including any potential impact of climate change. For example, wind resource availability in recent years has generally been lower than projected, which has lowered the plant load factors and energy generation at several of our projects. In addition, climatic conditions may be adversely affected by nearby objects (such as buildings, other large-scale structures or wind turbines) developed later by third parties. Therefore, the electricity generated by our wind energy projects may not meet our anticipated production levels. If the wind resources at a particular site are below the levels we expect including in terms of quality, our rate of return for that project would be below our expectations.

We base our investment decisions with respect to each solar energy project on the findings of related solar studies conducted on -site prior to construction. However, actual climatic conditions at a project site may not conform to the findings of these studies. Unfavourable weather and atmospheric conditions could impair the effectiveness of our projects or reduce their output to levels below their rated capacity Reduced availability groundwater as an impact of climate change could increase costs. Water scarcity could impact the health and productivity of ReNew’s workforce. Furthermore, components of our generation and transmission systems could be damaged by severe weather conditions, such as hailstorms, tornadoes or lightning strikes or levels of pollution, dust and humidity. The operational performance of a particular solar energy project also depends on the contour of the land on which the project is situated. In case of highly variable contour land, the output of the solar farm situated on such a surface may be sub-optimal. Our solar power projects are also affected by the monsoon season, which generally lasts from May through September.

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Our hydroelectric power generating projects will be dependent upon hydrological conditions prevailing from time to time in the broad geographic regions in which our plants are / will be located. There can be no certainty that the water flows at our existing and future sites will be consistent with our expectations, or that climatic and environmental conditions will not change significantly from the prevailing conditions at the time our projections were made. Water flows vary each year, and depend on factors such as rainfall, snowfall, rate of snowmelt and seasonal changes. Our existing and future hydropower plants may be subject to substantial variations in climatic and hydrological conditions which may reduce water flow and thus our ability to generate electricity. While we plan to select hydropower plants for bidding on the basis of their projected outputs, the actual water flow required to produce those outputs may not exist or be sustained. If hydrological conditions result in droughts or other conditions that adversely affect our existing or proposed hydroelectric generation business, our results of operations or cash flows could be materially and adversely affected.

A sustained adverse change in environmental and other conditions at our wind, solar or hydro energy projects could materially and adversely decrease the volume of electricity generated and could also impact market demand for wind, solar and hydro projects. As a consequence, our business, financial condition, results of operations, cash flows and prospects may be materially and adversely affected.

There are a limited number of purchasers of utility-scale quantities of electricity, which exposes us and our energy projects to risks.

We generated 63% of our total income from PPAs with central and state government-utility companies in the year ended March 31, 2024, while the remaining 37% of our total income is primarily attributable to transmission sales, open market sales, sales to commercial and industrial businesses, financial income and other income. Further, we have one customer that is a state distribution company which accounted for over 10% of our total income in the year ended March 31, 2024. Since distribution of electricity is controlled by central and state government-utility companies in India, there is a concentrated pool of potential purchasers for grid connected, utility-scale electricity generated by solar, wind and hydro energy projects. Such concentration may increase our exposure to the credit risk of a limited number of customers. If any of these utilities or power purchasers become unable or unwilling to fulfil their contractual obligations under the relevant PPA or refuses to accept power delivered under the PPAs or otherwise terminates such agreements prior to the expiration thereof, our assets, liabilities, business, financial condition, results of operations and cash flows could be materially and adversely affected. Furthermore, if the financial condition of these utilities or power purchasers deteriorates or other government policies to which they are currently subject to change, demand for electricity produced by our utility-scale wind, solar and hydro projects could be adversely impacted.

The majority of our revenue is exposed to fixed tariffs, changes in tariff regulation and structuring.

A substantial portion of our income is derived from the sale of electricity based on the tariffs specified in the PPAs, which are mostly determined through the competitive bidding process. Tariffs for our commercial and industrial customers are based on bilateral negotiations. Tariff rates for our PPAs for utility-scale wind energy projects, utility-scale solar energy projects and our utility-scale firm power projects are determined under a feed -in tariff mechanism, or “FiT,” or a bidding regime or are bilaterally agreed with third- party off-takers. The majority of our PPAs provide for fixed tariff rates. Under a few PPAs, the tariff is subject to escalation provisions. As a result, thereof, any reductions in tariffs may adversely affect our financial condition.

The term of our PPAs with central government agencies and state electricity distribution companies is generally 25 years from the date commercial operations commence for each of our projects. The terms of our PPAs with commercial and industrial customers range from three to 25 years. Further, we have three agreements in the transmission business with the Government of India (“GoI”) for a term of 35 years each. Under our long-term PPAs, we typically sell power generated from our projects to state distribution companies at pre-determined, fixed tariffs. Accordingly, if there is an industry-wide increase in tariffs or if we seek an extension of the term of the PPA, we

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may not be able to renegotiate the terms of the PPA to take advantage of the increased tariffs. In addition, in the event of increased operational costs, we may also not have the ability to reflect a corresponding increase in tariffs and pass through these costs to our off-takers. Therefore, the prices at which we supply power generally have little or no relationship with the costs incurred in generating power. While some of our PPAs provide for tariff increase due to “change in law,” any such increase in tariff requires regulatory approvals which can be time consuming and expensive. Further, majority of our PPA have a term of up to 25 years which is less than the useful life of our power generating assets, which averages 30 years. In the event a PPA is not renewed, we may be unable to sell the power we generate on favourable terms or at all, which could negatively impact the amount revenue we derive from the underlying asset.

We may face difficulties in recovering the costs (whether by tariff increases or litigation) of such corrective measures from the respective state governments/authorities in a timely manner and may also face resistance from the regulators when we seek an increase in tariff rates. This may lead to disputes and impact our cash flows and results of operations.

We have various claims before electricity regulatory commissions, tribunals, and courts. These generally relate to PPAs where "change in law" events, such as the implementation of amendments to the Indian goods and services tax (“GST”) law, have led us to seek tariff adjustments for additional expenditures. In some cases, there are precedents supporting such claims. However, there is a risk that certain claims may be dismissed, reconciliation processes may fail, or other deficiencies may prevent us from obtaining the sought relief. This could impact our cash flow, as these costs are either already incurred or will be incurred under various PPAs. While not a litigation matter involving us, the Appellate Tribunal for Electricity (“APTEL”) has allowed certain events as valid ground for “change in law" claims under a PPA. The judgment was challenged before the Supreme Court of India. Supreme Court has stayed the enforceability of APTEL’s order only with respect to limited portions of the original claim, specifically for carrying cost expenses incurred after the commercial operation date and Operation and Maintenance (“O&M”) expenses. A number of companies' favourable "change in law" claims are pending implementation. Recovery for those claims could be limited to carrying cost expenses incurred after the commercial operation date and O&M expenses, which are subject to the Supreme Court's decision. Unfavourable decisions may impact our profitability, revenue and cash flows.

Counterparties to our PPAs may not fulfil their obligations, which could result in a material adverse impact on our business, financial condition, results of operations and cashflows.

We generated 63% of our total income from PPAs with central and state government-utility companies in the year ended March 31, 2024. Some of the off -takers may become subject to insolvency or liquidation proceedings during the term of our PPAs, and the credit support received from such off-takers may not be sufficient to cover our losses in the event of a failure to perform. In addition, external events, such as an economic downturn or failure to obtain regulatory approvals, could also impair the ability of some our off-takers to fulfil their obligations under the PPAs.

There may also be delays associated with collection of receivables from off-takers because of their financial condition. Government entities to which we sell power do not have international credit ratings that we can use to evaluate their credit condition. While we are entitled to charge interest for delayed payments, the delay in recovering the amounts, including interest, due under these PPAs could adversely affect our operational cash flows. As of March 31, 2024, we had gross trade receivables of Rs. 24,212 million, of which receivables from government owned or controlled entities accounted for Rs. 21,079 million.

Although the central and state governments in India have taken steps to improve the liquidity, financial condition and viability of state electricity distribution utility companies, there can be no certainty that these utility companies will have the resources to pay us on time or at all. Any failure to recover from these distribution companies could have an adverse impact on our financial condition, results of operations and cash flows.

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Further, to the extent any of our off-takers are, or are controlled by, governmental entities, bringing actions against them to enforce their contractual obligations is often difficult. Our facilities may also be subject to legislative or other political action that may impair their contractual performance.

Our PPAs may be terminated upon the occurrence of certain events.

Our profitability is largely a function of our ability to manage our costs during the terms of the PPAs and operate our power projects at optimal levels. If we are unable to manage our costs effectively or operate our power projects at optimal levels, our business and results of operations may be adversely affected. Our PPAs typically allow an off-taker to terminate the agreement or demand penalties from us upon the occurrence of certain events, including but not limited to, the failure to comply with prescribed minimum shareholding requirements; complete project construction or connection to the transmission grid by a certain date; supply the minimum amount of power specified; comply with prescribed operation and maintenance requirements; obtain regulatory approvals and licenses; comply with technical parameters set forth in grid codes and regulations; and comply with other material terms of the relevant PPA. Furthermore, most of our PPAs allow termination on a case-by-case basis in the event force majeure event(s) continue for an extended period of time. We have terminated certain projects on account of force majeure event(s), delay in allotment of revenue land due to changes in government allotment policy(ies), which are pending adjudication before various courts/ judicial forums in India. For example, ReNew Solar Power Private Limited along with two of our subsidiaries, sought termination of their respective PPAs on account of force majeure and impossibility of performance. The Uttar Pradesh Electricity Regulatory Commission permitted termination of the PPAs without financial penalties. The counterparty SECI has filed an appeal against the order which is pending before the Appellate Tribunal for Electricity. Additionally, we may be required to terminate our PPAs on the grounds of force majeure and / or delay in tariff adoption. If a PPA is held to be terminated invalidly, we could be exposed to additional financial and legal liability, reputational damage, and we might not be able to enter into a new PPA on favourable terms or at all.

In a matter before CERC, one of our subsidiaries, has sought for extension of scheduled commercial operation date in the PPA on account of force majeure and change in law events. While established CERC precedents suggest a favourable outcome is likely, there remains a risk that the subsidiary could be liable for liquidated damages if the outcome of the petition is otherwise.

In instances of PPA termination where we are entitled to receive termination payments from a counterparty or distribution company due to such counterparty’s or distribution company’s material breach, there can be no certainty that such counterparty or distribution company will make such payments on time or at all. Further, it is unlikely that termination payments will be adequate to pay all the outstanding third-party debt that we have borrowed for the project.

Certain of our PPAs allow our off-takers to purchase a portion of the relevant project from us under certain circumstances. Some of the PPAs also entitle our lenders to appoint another party as the operator of our projects, under certain circumstances, such as the creation of security contravening the terms of the relevant PPAs, bankruptcy, insolvency or winding up proceedings against a power generator, or a change in control event without the lender’s consent. If any such third party is not appointed within the stipulated time, the PPAs may be terminated by the off-takers and we may be required to acquire the project on mutually agreed terms in the relevant PPAs. If we are unable to acquire the project, the lenders may enforce their mortgage rights under the respective credit agreements. If such buy-outs or step-ins occur and we are unable to locate and acquire suitable replacement projects on time or at all, our business, financial condition and results of operations may be materially and adversely affected.

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If the term of a PPA is less than the expected life of a project, this may expose us to the risk of being unable to sell the power generated after the term of the PPA or being required to sell power at less favourable tariffs and terms than stipulated under the original PPA for such project. Failure to re-enter into or renew PPAs in a timely manner and on terms that are acceptable to us could adversely affect our business, results of operations and cash flows. There could also be accounting consequences if we are unable to extend or replace expiring PPAs, including writing down the carrying value of assets at such power project.

Our in-house EPC operations expose us to certain risks.

We undertake EPC-related services for our solar, wind, transmission and manufacturing projects, which exposes us to certain risks that would ordinarily be borne by third parties. As a result, we are exposed to the following construction related risks, which if we had entered into a third-party EPC contract on fixed price would have insulated us:

•
increases in the price and availability of land, labour, equipment and materials;
•
inaccuracies of drawings and technical information;
•
delays in the delivery of equipment and materials to project sites;
•
unanticipated increases in equipment, material and land costs;
•
delays caused by local and seasonal weather conditions;
•
regulatory and compliance risk;
•
labour disputes and workforce availability;
•
health and safety risks;
•
technological and equipment failures; and
•
any other unforeseen design and engineering issues, or physical, site and geological conditions that may result in delays.

Additionally, we are primarily responsible for all equipment and construction defects, potentially adding to the cost of construction of our projects. Although we generally obtain warranties from our equipment suppliers, we cannot assure that we will be successful with any warranty claims against all our suppliers. If our EPC programs and policies are insufficient and fail to ensure the smooth operation of our plants and development activities, we may incur additional costs in engaging third party service providers to undertake our EPC activities or experience significant delays or disruption of our operations. We also enter into solar and wind energy project contracts on a business-to-business basis under which we are responsible for designing, constructing, and installing and maintaining these projects. Any delay, default, malfunctioning or unsatisfactory performance by our in-house teams could result in significant losses, damage our reputation and expose us to claims which we may not be able to recover from any third party, and therefore, adversely affect our business, cash flows and results of operations. The construction projects are capital intensive, requires significant time and are subject to delays or cost overruns, which could require us to expend additional capital and adversely affect our business and operating results. Such potential events include shortages and late delivery of building materials and facility equipment, installation, commissioning and qualification of equipment, labour disputes, delays or failure in securing the necessary governmental approvals, building sites or land use rights, and other changes to plans necessitated by changes in market conditions. Such delays could adversely affect our business, cash flows and results of operations.

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Operation and maintenance of renewable energy projects involve significant risks that could result in unplanned outages, reduced output, interconnection or termination issues, or other adverse consequences.

There are risks associated with the operation of our projects including but are not limited to:

•
greater or earlier than permissible degradation, or in some cases failure, of solar panels, inverters, transformers, turbines, gear boxes, blades and other equipment;
•
technical performance below projected levels, including the failure of an equipment to produce energy as expected, whether due to incorrect measures of performance provided by equipment suppliers, improper operation and maintenance, or other reasons;
•
design or manufacturing defects or failures, including defects or failures that are not covered by warranties or insurance;
•
loss of interconnection capacity, and the resulting inability to deliver power under our offtake contracts, due to grid or system outages or curtailments beyond our or our counterparties’ control;
•
sub optimal plant maintenance, absence of technical expertise, shortage of spare parts resulting in higher-than-normal repeated outages;
•
site related operational challenges;
•
errors, breaches, failures, or other forms of unauthorized conduct or malfeasance on the part of operators, contractors or other service providers;
•
lesser than expected irridation and wind speeds;
•
insolvency or financial distress on the part of any of our service providers, contractors or suppliers, or a default by any such counterparty for any other reason under its warranties or other obligations to us; and
•
increases in the cost of operational projects, including costs relating to labour, equipment, unforeseen or changing site conditions, insurance, regulatory compliance, and taxes.

These and other factors could have adverse consequences on our projects. Unanticipated capital expenditures associated with maintaining or repairing our projects would reduce profitability. In addition, due to supply chain disruptions, replacement and spare parts for solar panels, wind turbines and other key pieces of equipment may be difficult or costly to acquire or may be unavailable.

Any of the risks described above could significantly decrease or eliminate the revenues of a project, significantly increase a project’s operating costs, or give rise to damages or penalties as per the contract owed by us to an offtaker, another contractual counterparty, a governmental authority or another third party. Any of these events could have a material adverse effect on our business financial condition and results of operations.

We are subject to credit and performance risk from third-party suppliers and contractors.

We enter into contracts with third-party suppliers of equipment, materials and other goods and services for the development, construction and operation of our projects as well as for other business operations. Our major equipment is covered through vendor warranty ranging from two to three years for wind turbines, up to 30 years for solar modules and 5 years for inverters. While we maintain a diversified set of vendors, we remain subject to the risk that vendors will not perform their obligations. If our vendors do not perform their obligations, or if they deliver any components that have a manufacturing defect or do not comply with the specified quality standards and technical specifications, it may result in a material breach of the relevant supply agreement. While we may be able to make a claim against the applicable warranty to cover all or a portion of the expenses or losses associated with the defective product, such claims may not be sufficient to cover all of our expenses and losses resulting from the defect. In

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addition, our suppliers could cease operations and no longer honour their warranties, which would leave us to cover the expense and losses associated with the defective products. If our third- party providers are unable to perform their obligations, including due to bankruptcy, winding up or any injunction, we may incur additional costs in finding a replacement service provider in a timely manner and could experience significant delays in performing our related obligations.

Contractors and suppliers in our projects are generally subject to liquidated damages for failures to achieve timely completion or for performance shortfalls. Our O&M contractors may fail to plan their operational strategy for the complete lifecycle of a given project, which could potentially create problems such as an inability to service turbines or solar modules over the project lifecycle, or failure to maintain the required site infrastructure or adequate resources at project sites. If our O&M contractors fail to perform as required under O&M agreements, affected projects may experience decreased performance, reduced useful life or shutdowns, any of which may adversely affect our operational performance, financial condition and results of operations. Liquidated damages payable under third-party engineering, procurement and construction services (“EPC”) and O&M contracts are generally limited to a specified amount or a percentage of the contract price or the annual fees payable. As a result, the liquidated damages recovered from defaulting vendors may not be sufficient to cover our losses. Furthermore, in instances where our contractors or suppliers are involved in disputes, litigations, or regulatory issues, their ability to fulfil their contractual obligations to us may be compromised, leading to project delays, additional costs, and potential legal liabilities for us. We may also face the risk that our contractors may subcontract critical tasks to third parties who may not meet our standards or requirements, further increasing the risk of non-performance or substandard performance. In such events, our recourse against the primary contractor may be limited, and we may have to directly address the deficiencies of the subcontractors, leading to increased complexity and cost in executing our projects.

Our business has grown rapidly since its inception, and it may not be able to sustain its rate of growth.

Given the size of our project portfolio has grown considerably since inception, we may not be able to grow at similar rates in the future. Although we intend to continue to expand our business significantly with a number of new projects in both existing and new geographies, we may not be able to sustain our historical growth rate for various reasons. Success in executing our growth strategy is contingent upon, among others:

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accurately prioritizing geographic markets for entry, including by making accurate estimates of addressable market demand;
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identifying suitable sites for our projects;
•
our ability to estimate costs and competitively bid for projects;
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participating in and winning renewable energy auctions on acceptable terms;
•
acquiring land rights (including “right of way") and developing our projects on time, within budget and in compliance with regulatory requirements;
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effectively tracking bid policies and bid updates;
•
obtaining cost effective financing needed to develop and construct projects; efficiently sourcing components that meet our design specifications on schedule;
•
negotiating favourable payment terms with suppliers and contractors;
•
continued availability of economic incentives along expected lines;
•
issuance of the Letter of Award (LOA) by the bidding agency post winning the bid and compliance to the LOA conditions;

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•
signing PPAs or other offtake arrangements on commercially acceptable terms.
•
scaling our operations and infrastructure to support a larger portfolio of projects;
•
navigating complex regulatory environments and ensuring compliance across multiple jurisdiction;
•
retaining and attracting skilled talent to manage and execute our expanding project pipeline;
•
our ability to execute the projects in a timely manner;
•
managing increased competition in the renewable energy sector, which could impact our ability to secure new projects; and
•
adapting to technological advancements and integrating new technologies into our projects.

Our existing operations, personnel and systems may not be adequate to support our growth and expansion plans and we may need to make additional investments in people, processes and systems to support our growth. As we grow, we also expect to encounter additional challenges in relation to project selection, construction management and capital commitment processes, as well as our project financing capabilities. These factors may restrict our ability to take advantage of market opportunities, execute our business strategies successfully, respond to competitive pressures and maintain our historical growth rates.

Restrictions on solar equipment imports, and other factors affecting the price or availability of solar equipment, may increase our business costs.

A substantial portion of our equipment, mainly solar cells, wafer and modules, are imported from China and certain other countries. Any restrictions or additional duties imposed by the governments of India or China, or of any other exporting countries could adversely affect our business, results of operations and prospects. For example, in March 2021, the GoI imposed customs duties on the import of solar modules and solar cells after March 31, 2022. As a result, we were subject to imposition of customs duties by government authorities for importing solar modules from China. There is no assurance that other such duties will not be levied in the future. Such duties could result in an increase in our input costs for our solar business, especially if the costs cannot be passed on to our off-takers, which could have a material adverse impact on our business, financial condition, cash flows and results of operations.

The Ministry of New and Renewable Energy, GOI exempted projects commissioned by March 31, 2024, from procuring modules only from approved suppliers. Effective April 1, 2024, the Approved List of Models and Manufacturers requirement has been reinstated for government-sponsored or subsidized solar projects. These regulations may increase our input costs and affect project timelines, creating challenges for procuring imported photovoltaic modules due to domestic capacity constraints. Reliance on domestic modules may impact projects with tariffs based on lower imported module prices. Government measures to promote domestic manufacturing and reduce import dependence may lead to additional regulatory changes and compliance costs, potentially affecting our project economics and operational flexibility.

We through our subsidiaries had also secured registrations under the Project Import Regulations, 1986 for import of goods required for setting up certain solar power projects, including solar modules, at a lower rate of customs duty than otherwise applicable individually on such goods. The GoI has amended the Project Import Regulations, 1986 as well as the Customs Tariff Act, 1975 (by way of the Finance Act, 2023 notified with effect from April 1, 2023), resulting in the removal of such lower rate of customs duty for goods required for solar power projects. These amendments have been challenged before the High Court of Delhi, and a favourable interim order has been secured by us. If the court rules against us, we may face significant adverse financial implications due to the increased customs duties on our imports. The final decision on this matter is still pending. Further, measures addressing the use of forced labour in the global solar supply chain by the United States and other countries are disrupting global solar supply chains and may impact our operations. The Uyghur Forced Labour Prevention Act, in effect in the

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United States from June 21, 2022 creates a presumption that imports of any goods made either wholly or in part in Xinjiang have been produced with forced labour. That presumption is rebuttable if the U.S. Customs and Border Protection (“CBP”) determines, based on “clear and convincing evidence,” that the goods in question were not produced “wholly or in part by forced labour,” and submits a report to the U.S. Congress setting out its findings. Other jurisdictions have also been enacting similar legislation or are in the process of doing so.

Though we ask our vendors to represent that they abide by international labours norms and do not allow forced labour in their operational set-ups, we cannot determine with certainty whether all our suppliers comply with such norms. If they were found not to follow them, we might have to find alternative suppliers on short notice, resulting in construction delays, disruption and higher costs. While we have developed multiple supply sources in a number of countries, we could still be adversely affected by increased costs, negative publicity, or other materially adverse consequences to business. If we are not in compliance with these or other similar export restrictions or other similar laws and regulations that apply to our operations, we may be subject to civil or criminal penalties and other materially adverse consequences.

Delays in obtaining, or a failure to maintain, governmental approvals and permits required to construct and operate our projects may adversely affect such projects and our business.

The design, construction and operation of our projects are highly regulated, require various governmental approvals and permits, and may be subject to conditions that may be stipulated by relevant government authorities which vary from state to state. There can be no certainty that all permits required for a given project will be granted on time or at all. If we fail to obtain or renew such licenses, approvals, registrations and permits in a timely manner, we may not be able to commence or continue operating our projects in accordance with our contracted schedules or at all, which could adversely affect our business and results of operations. An example of such delay is the approval required for “change in land use from agricultural to non-agricultural” in the state of Karnataka, India. Such approvals can take between six months to two years, which could impact our ability to meet the timelines under our PPAs. In such circumstances, we may have to begin the development of projects while the relevant approvals are pending. In another matter, an agreement with a distribution company was terminated due to delays caused by the unavailability of the transmission system, which was beyond our control. The distribution company has filed an appeal before APTEL, which is pending. Similarly, our 200 MW solar project with MSEDCL was terminated for the same reason, and MSEDCL has also filed an appeal before APTEL, and the same is currently pending. Additionally, delays in granting connectivity for the total contracted or LOA capacity have been challenged by an industry developer, and the matter is pending before the AP High Court. These matters, if decided adversely against us, may have a detrimental impact on our projects and business operations.

We have also received notices from regulatory authorities on our compliance with certain wind and solar generation regulations and the billing rates with respect to power consumption, and we have filed petitions with regulatory authorities regarding the billing methodology. There is no certainty that relevant government authorities will not take any action in the future which may expose us to penalties or have a material adverse impact on our operations and cash flows.

We are also exposed to changes in the legal and regulatory environment, including taxes, tariffs, and data privacy laws, which could increase operating costs or result in litigation. Delays may persist due to government office backlogs and our projects may be hindered or terminated due to the government prohibiting different aspects of our operations.

Ongoing legislative and regulatory changes could further impose additional compliance burdens and uncertainties, affecting our long-term strategic planning and operational efficiency.

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Implementing our growth strategy requires significant capital expenditure and will depend on our ability to maintain access to multiple funding sources on acceptable terms.

We require significant capital for the installation and development of our projects and to grow our business. We believe that we have benefitted from a well-balanced mix of equity, corporate debt and project financing that has contributed to the rapid growth of our business. We might not be able to continue financing or refinancing our projects with an effective combination of equity and debt as we have done in the past and the interest rates and the other terms of available financing might not remain attractive. We may also from time to time divest certain assets to monetize their value for our wider business. These plans are subject to various contingencies and uncertainties, and the performance of the relevant asset.

Any changes to our growth strategy could impair our ability to expand our project portfolio and growth into new business lines or territories. In addition, high interest rates could adversely affect our ability to secure financing on favourable terms and increase our cost of capital. Our ability to obtain external financing on favourable terms is subject to a number of uncertainties, including our financial condition, results of operations and cash flows; interest rates; our ability to comply with financial covenants in other financing arrangements; our credit rating and those of our project subsidiaries; the general conditions of the global equity and debt capital markets and the liquidity in the market. If we are unable to obtain financing on attractive terms or sustain the funding flexibility we have enjoyed in the past, our business, financial condition, results of operations and prospects may be materially and adversely affected.

The delay between making significant upfront investments in our wind, solar and hydro power projects and receiving revenue could materially and adversely affect our liquidity, business, results of operations and cash flows.

There are generally many months or even years between our initial bid in renewable energy auctions to build solar, wind and hydro energy projects and the date on which we begin to recognize revenue from the sale of electricity generated by such projects. Our initial investments include legal, accounting and other third-party fees, costs associated with project analysis and feasibility studies, payments for land rights, payments for interconnection and grid connectivity arrangements, government permits, engineering and procurement of solar panels, modules, balance of system costs or other payments, which may be non-refundable. As such, projects may not be fully monetized for 25 years from commencement of commercial operations given the typical length of the PPAs, but we bear the costs of our initial investment upfront. Furthermore, we have historically relied on our own equity contribution and debt to pay for costs and expenses incurred during project development. We typically recognize revenue from energy projects only when they are operational and we commence supply of power to off-takers. There may be long delays from the initial bid to projects becoming shovel- ready, due to the timing of auctions, permits and the grid connectivity process. The timing gap between our upfront investments and actual generation of revenue, or any added delay in between due to unforeseen events, could put strains on our liquidity and resources and materially and adversely affect our profitability, results of operations and cash flows.

If we cannot develop our projects and convert them into operational projects for any reason, our business will not grow and we may have significant write-offs and penalties.

We may be unable to meet our development targets because we may have difficulty in converting our under-construction projects into operational projects. Completing construction of the under-construction projects into operational projects as anticipated, or at all, involve numerous risks and uncertainties. From time to time, we have been constrained to either partially abandon projects on which we had started development work, or re-categorize projects to a less advanced stage than previously assigned to them.

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Abandonment or re-categorization of our projects may make it difficult for us to achieve our capacity goals by target dates if at all. Substantial expenses may also be incurred in the construction and development of the projects. If such projects cannot be developed into operational projects, we may have to write-off such expenses, which could have a material adverse effect on our business, cash flows, financial condition and results of operations. We may also face significant transmission penalties if we are unable to execute our projects. In addition, those projects that begin commercial operations may not meet the return expectations due to schedule delays, cost overruns or revenue shortfalls or they may not generate the capacity that we anticipate or generate revenue in the originally anticipated time period or at all.

Our ability to deliver electricity to various counterparties requires the availability of and access to interconnection facilities and transmission systems, and we are exposed to the extent and reliability of the Indian power grid and its dispatch regime.

Our ability to sell electricity is impacted by the availability of, and access to, relevant and adequate evacuation and transmission infrastructure required to deliver power to our contractual delivery point and the arrangements and facilities for interconnecting our generation projects to the transmission systems, which are owned and operated by third parties or state electricity boards. The operational failure of existing interconnection facilities or transmission facilities or the lack of adequate capacity of such interconnection or transmission facilities or evacuation infrastructure may adversely affect our ability to deliver electricity to our counterparties which may subject us to penalties under the PPAs.

India’s physical infrastructure, including its electricity grid, is less developed than that of many countries. As a result of grid constraints, such as grid congestion and restrictions on transmission capacity of the grid, the transmission and dispatch of the full output of our projects may be curtailed. We may have to stop producing electricity during periods when electricity cannot be transmitted for instance, when the transmission grid malfunctions. Further, in certain cases, the interconnection approval to the grid is granted on a temporary basis. If interconnection approvals are not regularized, it may result in lack of evacuation facilities being available for projects. This may affect our ability to supply the contracted amount of power to the off-taker which may result in penalties being imposed on us under the PPAs. Furthermore, if construction of power projects in India, particularly in the states and regions that we operate in, outpaces transmission capacity of power grids, we may not be in a position to transmit all of our potential electricity to the power grid and therefore are dependent on the availability of the grid infrastructure.

If transmission infrastructure does not already exist, is inadequate or is otherwise unavailable, we are responsible for establishing a connection with the grid interconnection ourselves. In such cases, we will be exposed to additional costs and risks associated with developing transmission lines and other related infrastructure, including the ability to obtain rights of way from landowners for the construction of transmission grids, which may delay or increase the cost of our projects.

Although the GoI has accorded renewable energy “must-run” status (which means that any renewable power that is generated must always be accepted by the grid), power producers and government entities are required to undertake planned generation and drawing of power in order to maintain the safety of the power grid. The GoI also imposes deviation charges for shortfall or excess in the generation of power in order to facilitate grid integration and stability of solar and wind power generating stations. In some cases, this may curtail our ability to transmit electricity into the power grid, which may adversely affect our financial condition and results of operations.

Technical problems may reduce energy production below our expectations.

Our generation assets, including transmission lines and facilities that we construct or own, may not continue to perform due to equipment failure, wear and tear, latent defects, design error or operator error, early obsolescence or force majeure events, among other things, which may lead to unexpected maintenance needs, unplanned outages or other operational issues and have a material adverse effect on our projects, business, financial condition and results

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of operations. In addition, spare parts for wind and solar turbines and key pieces of electrical equipment may be hard to acquire, or may have significant sourcing lead time. Specifically, for wind turbines, we utilize the proprietary technology of some of our vendors and any failure by that vendor in supplying the technology or providing periodic maintenance or upgrade in a timely basis could adversely impact our operations. Further, our sources for some significant spare parts and other equipment are located outside of India. If there is a shortage of critical spare parts or replacement solar modules, we could incur significant delays in returning our facilities to full operation. There also may be unforeseen expenses if vendors default on their warranty obligations.

Any mechanical failure or shutdown of equipment could result in us having to shut down the entire project. Such events could materially and adversely impact our generating capacity. If any shutdowns continue for extended periods, this may give rise to contractual penalties or liabilities, loss of off -takers and damage to our reputation. Although we are entitled to be compensated by manufacturers for certain equipment failures and defects in certain cases, these arrangements may not be enough to cover all losses suffered. While manufacturing defects are typically covered under the warranty agreements, we may have to bear the costs of repairing the equipment for any damages not foreseeably covered under our supply agreements. Our business, financial condition, results of operations and cash flows could be materially and adversely affected if we cannot recover the expense and losses associated with the faulty component from these warranty providers.

The growth of our business depends on developing and securing rights to sites suitable for the development of projects.

Our ability to realize our business and growth plans is dependent on our ability to develop and secure rights to sites suitable for the development of projects. Suitable sites are determined on the basis of cost, wind, solar and hydro resource levels, topography, grid connection infrastructure and other relevant factors, which may not be available in all areas. Further, wind, solar and hydro energy projects must be interconnected to the power grid in order to deliver electricity, which requires us to find suitable sites with adequate evacuation and transmission infrastructure, including right of way. Solar energy and transmission infrastructure projects also require sufficient contiguous land for development, which may be difficult to procure on suitable terms. Some locations used for evacuation and transmission facilities are not owned by us and are located on land owned by third parties. Land used for our projects is subject to other third-party rights such as rights of passage and rights to place cables and other equipment on the properties, which may interfere with our right to use the land and ultimately impair our operations.

If any of the above factors occur, our successful land procurement cannot be assured. Any failure by us to secure suitable sites may materially impact the development of a project and may also result in non-compliance with related conditions under project agreements. If this occurs across a number of our projects, our business and prospects could be materially and adversely affected.

We do not own all the land on which we operate.

Some of the land area we utilize or intend to utilize for our projects is leased and we may be subject to conditions under the lease agreements through which we acquire rights to use such land. Conditions under lease agreements typically include restrictions on leasehold interest or rights to use the land, continual operating requirements, and other obligations which include obtaining requisite approvals, payment of necessary statutory charges and giving preference to local workers for construction and maintenance. We are also exposed to the risk that these leases will not be extended or will be terminated by the relevant lessors. Some of our projects are located, or will be located, on revenue land that is owned by the state governments or on land acquired or to be acquired from private parties. The timeline for transfer of title in the land is dependent on the type of land on which the projects are, or will be, located, and the policies of the relevant state government in which such land is located. In the case of land acquired from private parties, which is agricultural land, the transfer of such land from agriculturalists to non -agriculturalists such as our Company and the use of such land for non-agricultural purposes may require an order from the relevant state land or revenue authority allowing such transfer or use. For revenue land, we obtain a lease from the relevant

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government authority. In certain cases, the land leased for the development of renewable energy projects is obtained on a sub-lease. Such land may be subject to disputes on account of right of way, encroachment and other related issues.

There is no certainty that the outstanding approvals would be received on time, or that lease or sub-lease deeds would be executed in a timely manner, such that the operation of the projects will continue unaffected. In certain cases, any delay in the construction or commissioning of a project may result in termination of the lease. Further, the terms of lease and sub-lease agreements may also not be co-terminus with the lifetime of the power projects, taken together with the period of time required for construction and commissioning of the project. Accordingly, we will have to obtain extensions of the terms of such leases and/or sub-leases for the remainder of the operational life of the project. In the event that the relevant lessor does not wish to renew the lease or sub-lease agreements, we may be forced to remove our equipment at the end of the lease and/or sub-leases and we may not be able to find an alternative location in the short term or at all and our business, results of operations, cash flows and financial condition could be adversely affected.

Further, some of the wind energy projects which we have acquired from OEMs are located on government revenue land leased to the OEM. In such cases, the OEM has typically sub-leased the land to us. If the original lease for such land is terminated due to any action or omission by the OEM (over which we have no control), we may lose our sub-leasehold rights as well. If any of the above factors occur, our successful land procurement cannot be assured. Any failure by us to secure suitable sites may materially impact the development of a project and may also result in non-compliance with related conditions under project agreements. If this occurs across a number of our projects, our business and prospects could be materially and adversely affected.

We may face difficulties as we expand our operations into new areas of business or geographies within renewable/ green energy generation in which we have limited or no prior operating experience.

Our capacity for continued growth depends in part on our ability to expand our operations into, and compete effectively in, new areas of business and geographies. We continue to explore entering into new business segments, such as green hydrogen through strategic partnerships with other entities. We have also entered in the business of building electricity transmission infrastructure, battery storage solutions, manufacturing of solar modules and trading of carbon credits. Additionally, we have established a power trading subsidiary to explore opportunities for earning revenue from the power exchange. Selling power on the energy exchange instead of selling power on predetermined rates under the long term PPAs, may result in fluctuations in our revenue as the price at which power is sold may vary and would depend on the demand and supply for energy in the short-term energy exchange market.

Each new line of business is subject to distinct competitive and operational dynamics. Operating in such different areas may also impact our ability to bid competitively and ensure power generation in accordance with the terms of the bid, or as the case may be, PPAs entered into with the customers, all of which may affect our results of operations, and key business metrics. It may be difficult for us to understand and accurately predict the impact of varying customer preferences and assess the financial impact of operating in new lines of businesses that we may enter into in the future. In addition, the market for each such new line of business may have unique regulatory dynamics of its own that are not common to other areas/lines of business that we already operate in. These include laws and regulations that can directly or indirectly affect our ability to set up and operate projects in such areas within renewable energy generation as well as analyse the costs associated with, among others, setting up new projects (including entering into arrangements with third parties with respect to EPC and/or operation and maintenance for such projects), insurance, support and monitoring such projects.

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We are also exploring new geographies for our various businesses. During the past year we have entered into term sheets and framework agreements with various organizations regarding new technologies. Entry into new geographies may expose us to country specific regulatory, trade, taxation and geopolitical risks. While we believe these new businesses and geographies will increase our vertical integration and the range of addressable business opportunities, they may not be successful in the timeframe and manner we anticipate. If we invest substantial time and resources to expand our operations and are unable to manage these risks effectively, our business, financial condition, cash flows, reputation and results of operations could be adversely affected.

We may not be successful in pursuing strategic partnerships, acquisitions and capital recycling, and future partnerships and acquisitions may subject us to additional risks and not bring us anticipated benefits.

A principal component of our strategy is to expand our operations by growing our project portfolio through selective acquisitions of existing or committed projects, and capital recycling. We are continuing to explore joint venture, partnership and capital recycling opportunities with complementary and strategic businesses.

We may not be able to identify suitable strategic investment or joint venture or capital recycling opportunities at acceptable cost/price and on commercially reasonable terms, obtain the financing necessary to complete and support such investments or integrate such businesses or investments effectively. Further, this strategy may also subject us to uncertainties and risks, including acquisition and financing costs, potential ongoing and unforeseen or hidden liabilities, diversion of resources and cost of integrating acquired businesses. Successful integration of acquired projects will depend on our ability to effect any required changes in operations or personnel and may require capital expenditure. We could face difficulties in integrating the technology and employees of acquired businesses with our existing technology and organisation, and it could take substantial time and effort to integrate the business processes being used in the acquired businesses with our existing business processes. Any failure to successfully integrate the portfolio of projects may limit our ability to grow our business.

We may encounter difficulties in selling assets, finding investors for asset sale, or joint ventures or integrating the acquired projects in a timely and cost-effective manner, difficulties in cultural alignment, difficulties in establishing effective management information and financial control systems, and unforeseen legal, regulatory, contractual or other issues which may potentially impact growth and impact investor sentiments. In addition, we may not be able to complete the asset recycling envisaged in case the investor rescinds the contract, changes in regulatory framework or any other unforeseen events which may make the transaction unviable and may potentially impact our profitability, projections and cashflows.

While we evaluate acquisition opportunities based on our targeted return, operational scale and diversification criteria and on whether we consider these opportunities to be available at reasonable prices, acquisitions involve risks that could materially and adversely affect our business, including the failure of the new acquisitions or projects to achieve the expected investment results, adverse impact of purchase price adjustments, and the inability to achieve potential synergies in a profitable manner, risks associated with the diversion of our management’s attention from our existing business and risks associated with entering into any markets. In addition, liabilities may exist that we do not discover in our due diligence prior to the consummation of an acquisition, or circumstances may exist with respect to the entities or assets acquired that could lead to liabilities, litigation or reputational risk and unforeseen payments by us. In each case, we may not be entitled to sufficient, or any, recourse against the vendors or contractual counterparties to an acquisition agreement. The discovery of any material liabilities after an acquisition, as well as the failure of a new acquisition to perform according to expectations, could adversely affect our business, financial condition, cash flows and results of operations.

Additionally, changes in regulatory or market conditions post-acquisition could affect the anticipated benefits of the acquisition and require adjustments to our strategic plans. We may also face increased scrutiny from regulators or stakeholders as a result of acquiring new businesses, which could lead to additional compliance costs and potential delays in the integration process.

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We face competition from conventional and other renewable energy producers.

Our primary competitors include domestic and foreign conventional and renewable energy project developers, independent power producers and utilities. We compete with renewable energy project developers in India on many factors including the success of other alternative energy generation technologies (such as fuel cells, nuclear and biomass), site selection, access to vendors, access to project land, efficiency and reliability in project development and operation and auction bid terms. The deregulation of the Indian power sector and increased private sector investment have intensified the competition we face. The Electricity Act, 2003 removed certain licensing requirements for power generation companies, provided for open access to transmission and distribution networks and also facilitated additional capacity generation through captive power projects, which are projects where captive power plants generate electricity for consumption by the project as opposed to relying on energy provided by the grid, or the power plant providing electricity to the grid. These reforms provide opportunities for increased private sector participation in power generation. Specifically, the open access reform enables private power generators to sell power directly to distribution companies and, ultimately, to the end consumers, enhancing the financial viability of private investment in power generation. Through the competitive bidding process, we compete for project based on many factors including pricing, technical and engineering expertise, financial conditions, including specified minimum net worth criteria, financing capabilities and track record. Submitting a competitive bid at a wind or solar power project auction requires extensive research, planning, due diligence and a willingness to operate with lower operating margins for sustained periods of time. If we miscalculate our tariff rates and incorrectly factor costs for construction, development, land acquisition and price of components (including due to increase in duties and other levies), the economics of our bid may be affected and the project may become economically unviable. Further, competition may force us bid for the lower tariffs which may impact our IRR levels. Coupled with an expected surplus in solar power capacity in India, such developments could lead to greater pricing pressures for energy producers in the future. We cannot assure you that we will be able to compete effectively, and our failure to do so could result in an adverse effect on our business, results of operations and cash flows.

Further, we compete with both conventional and renewable energy companies for the financing needed to develop and construct projects. We also compete for the limited pool of qualified engineers and personnel with requisite industry knowledge and experience, equipment supplies, permits and land to develop new projects. Our operational projects may compete on price if we sell electricity into power markets at wholesale market prices. We may also compete with other conventional energy (whose tariffs may be more competitive) and renewable energy generators when we bid on, negotiate or renegotiate a long-term PPA. Additionally, some state utilities may prefer entering into PPAs with conventional energy suppliers.

Any growth in the scale of our competitors may result in the establishment of advanced in-house engineering, EPC and O&M capabilities, which may offset any current advantage we may have over them. These competitors may also decide to enter into new business avenues such as round-the-clock projects and firm power projects which directly compete with our current position. Moreover, any merger of our suppliers or contractors with any of our competitors may limit our choices of suppliers or contractors and reduce our overall project execution capabilities.

Furthermore, technological progress in conventional forms of electricity generation or the discovery of large new deposits of conventional fuels could reduce the cost of electricity generated from those sources or make them more environmentally friendly. Demand for renewable energy may also be adversely impacted by public perceptions of the direct and indirect benefits of adopting renewable energy technology as compared against using conventional forms of electricity generation. As a result, demand for electricity from renewable energy sources may reduce rendering our projects uncompetitive which may affect our business, financial condition, cash flows and prospects.

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Our operations have inherent safety risks and hazards that require continuous oversight.

Our results depend on our ability to identify and mitigate the risks and hazards inherent to operating in the power generation and transmission industry. We seek to minimise these operational risks by carefully installing and maintaining our equipment and conducting our operations in a safe and reliable manner. However, failure to manage these risks effectively could impair our ability to operate and result in unexpected incidents, including structural collapse, equipment failure, fire and industrial accidents including due to electrocution, working at height and handling heavy equipment. These and other hazards, including natural disasters, can cause or result in personal injury or death, damage to and destruction of property, plant and equipment and disruption or suspension of operations.

We are required to comply with anti-corruption laws and regulations of the United States government, United Kingdom and India. The implementation of compliance procedures and related controls may be time consuming and expensive and possibly not effective, and our past non-compliance or our future failure to comply, if any, may subject us to civil or criminal penalties and other remedial measures.

We are subject to a number of anti-corruption laws, including the Foreign Corrupt Practices Act or “FCPA” of the United States, the Bribery Act 2010, or “Bribery Act,” of the United Kingdom and the Prevention of Corruption Act, 1988 in India. The current and future jurisdictions in which we operate our business may have experienced governmental corruption to some degree, and, in certain circumstances, strict compliance with anti-bribery and anti-corruption laws may conflict with local customs and practices. Any failure to comply with anti-corruption laws applicable to us could result in fines, penalties, criminal sanctions on our officers, disgorgement of profits and prohibitions on doing business, which could harm our reputation and business, financial condition, results of operations and prospects. Any violations of these laws (including other U.S. laws and regulations as well as non-U.S. and local laws), regulations and procedures by our personnel, vendors and agents could expose us to administrative, civil or criminal penalties, fines or restrictions on activities and adversely affect our business, financial condition, cash flows and results of operations.

Further, any non-compliance in such acts and regulations may adversely affect our reputation and could cause some of our investors to sell their interests in our Company to be consistent with their internal investment policies or to avoid reputational damage, and some investors might forego the purchase of our equity shares, all of which may adversely impact the market prices of our Class A ordinary Shares and Warrants. Moreover, we may face increased scrutiny from regulators and stakeholders, which could lead to additional compliance costs and operational disruptions. The potential for reputational harm and financial penalties might also hinder our ability to secure new business opportunities and partnerships, affecting our growth prospects and competitive position.

Material weaknesses in our internal controls over financial reporting could materially and adversely affect our financial condition and results of operations and our ability to operate our business.

While we manage regulatory compliance by monitoring and evaluating our internal controls to ensure that we follow all relevant statutory and regulatory requirements, there can be no certainty that deficiencies in our internal controls and compliances will not arise, or that we will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in our internal controls, in a timely manner or at all. We are exposed to operational risks arising from inadequacy or failure of internal processes or systems. Our growth may outpace these internal controls resulting in exposure to various risks. In addition, we are exposed to risk associated with fraud or misconduct of our employees. While we incur significant accounting and auditing expenses and spend significant management time complying with the requirements to evaluate and test our internal controls, we may not be safeguarded against all fraud or misconduct by employees or outsiders, unauthorized transactions by employees and operational errors. Employee or executive misconduct could also involve the improper use or disclosure of confidential information or data breach or other illegal acts, which could result in regulatory sanctions and reputational or financial harm, including harm to our brand.

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In connection with our assessment of internal control over financial reporting for Fiscal 2023, we concluded that there were material weaknesses pertaining to: delayed performance of review controls and absence of adequate evidence with respect to operation of review controls, including those related to significant estimates and financial statement close process, such as control attributes, the precision levels applied, and completeness and accuracy of data and reports used; and inadequate segregation of duties for recording and review of manual journal entries. These deficiencies were successfully remediated during the year ended March 31, 2024. Although we have instituted remedial measures to address the material weakness identified and continually review and evaluate our internal control systems to allow management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover additional weaknesses in our internal controls over financial reporting. Further, our management continually improves, simplifies and rationalizes our internal control framework where possible. However, any additional weaknesses or failure to adequately remediate the existing weakness could materially and adversely affect our financial condition or results of operations and/or our ability to accurately report our financial condition and results of operations in a timely and reliable manner.

The loss of any of our senior management or key employees may adversely affect our ability to conduct business and implement our strategy.

We depend on our management team and the loss of any key executives could adversely impact our business. We also depend on our ability to retain and motivate key employees and attract qualified new employees. Because the renewable energy industry is relatively new in India, there is a scarcity of skilled personnel with experience in the industry. If we lose a member of our management team or a key employee, we may not be able to replace him or her. Integrating new executives into our management team and training new employees with no prior experience in the renewable energy industry could prove disruptive to our operations, require a disproportionate number of resources and management attention which may ultimately prove unsuccessful. An inability to attract and retain sufficient technical and managerial personnel could limit our ability to effectively manage our operational projects and complete our under-development projects on schedule and within budget, which may adversely affect our business and strategy implementation.

The order of the Supreme Court of India directing a conversion of existing overhead transmission lines into underground transmission lines in certain environmentally protected areas might adversely impact the business and operation of certain Group entities.

A writ petition was filed in 2019 before the Supreme Court of India seeking the conservation of two critically endangered species of birds, the Great Indian Bustard and the Lesser Florican, majorly existing in the states of Rajasthan and Gujarat. The petitioner through an interim application sought directions to ensure predator proof fencing, barring installation of overhead powerlines, installation of solar infrastructure in priority and potential area as identified by the Wildlife Institute of India in the states of Rajasthan and Gujarat (“Designated Area”), and installation of divertors for certain powerlines (as listed in the application) for the conservation of these two species. The Supreme Court has directed that all low voltage overhead powerlines in the Designated Area shall be converted into underground powerlines. In relation to the conversion of the high voltage overhead powerlines in the Designated Area into underground powerlines, the Supreme Court specified a list of powerlines where the bird divertors shall be installed and a list of powerlines where an assessment shall be made by a committee with regards to the feasibility of their undergrounding.

By its order dated April 21, 2022, the Supreme Court directed the installation of bird diverters on overhead transmission lines in specified priority areas by July 20, 2022, and instructed the Central Electricity Authority to set quality standards for these bird diverters in consultation with an appointed committee. An application to modify these directions was filed by the Wind Independent Power Producers Association, and the Supreme Court adjusted its directive to place all transmission lines underground, allowing for modifications based on the relevant needs of the Great Indian Bustard. The Court appointed a new 9-member Expert Committee to assess the feasibility and extent of

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overhead and underground electric lines in the Priority Area. The Expert Committee must submit its report to the Supreme Court by July 31, 2024. The directive, as adjusted, narrows the requirement to place all transmission lines underground, meaning only certain portions will need to be underground based on the Expert Committee’s recommendations. The petition before the Supreme Court is still pending. For more details, refer to the section titled “Business — Legal Proceedings”.

We have substantial indebtedness and are subject to restrictive and other covenants under our debt financing arrangements.

As of March 31, 2024, we had total borrowings (which consisted of long-term interest-bearing loans and borrowings including current maturities of long-term interest-bearing loans and borrowings and short-term interest- bearing loans and borrowings) of Rs. 647,316 million (including compulsorily convertible debentures of Rs. 18,536 million). We expect to continue to finance a significant portion of our project development costs with debt financing. Our ability to meet payment obligations under our outstanding debt depends on our ability to generate significant cash flow. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control, such as, the general condition of global equity and debt capital markets, economic and political conditions and development of the renewable energy sector. If we are unable to generate sufficient cash flow to satisfy our debt obligations or other liquidity needs, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. There is no certainty that any refinancing or restructuring of debt would be possible, that any assets could be sold or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms may result in default on our debt obligations and make it more difficult for us to obtain financing in the future, which in turn would materially and adversely affect our financial condition and results of operations.

Our existing credit agreements contain a number of covenants that in certain cases could limit our ability and our subsidiaries’ ability to, among other things, effect changes in the control, management or capital structure of our company, change or amend the constitution or articles and memorandum of association, transfer or dispose of assets, pay dividends or make distributions, incur additional indebtedness, create liens, make investments, loans and acquisitions, engage in transactions with affiliates, merge or consolidate with other companies or sell substantially all of its assets. If we are unable to comply with the terms of our credit agreements, our lenders may choose to accelerate our obligations under our credit agreements and foreclose upon the collateral, or we may be forced to sell assets, restructure our indebtedness, or seek additional equity capital, which would dilute our shareholders’ interests. Failure to comply with any covenant could result in an event of default under the agreement and the lenders (or any subsequent lender) could make the entire debt immediately due and payable. In the past, however, in the rare instance when such covenants have been breached, no lender has called an event of default or exercised their rights to accelerate the repayment of debt.

Some of our subsidiaries previously have not been in compliance with certain financial ratios under their respective financing agreements. Moreover, some of our subsidiaries have not created security within specified timelines agreed with lenders in the relevant financing arrangements, typically due to reasons including delay in obtaining change in land use permissions from relevant authorities, which can be a time-consuming process in India. We have historically been able to cure these breaches, refinance the relevant facility or procure waivers or extensions in timelines from the relevant lenders. Further, certain similar breaches exist as of the date of this Offering Memorandum for which we have applied to the lenders for relevant waivers or extensions and relief from penalty interest provisions under the relevant facilities. To date none of our lenders have issued a notice of default or accelerated repayment on the basis of such breaches. There can be no assurance that lenders will not choose to enforce their rights or that we will be able to remedy these current breaches in the same manner as was done previously.

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Impairment of our long-term assets may have an adverse impact on our results of operations and financial condition.

We recognized goodwill of Rs. 11,596 million as of March 31, 2024. Goodwill has an indefinite life under IFRS. This amount is allocated to our cash generating units or groups of cash generating units, which, if they contain goodwill, are tested at least annually for impairment or more frequently when there is an indication that the units may be impaired. If the recoverable amount of the cash generating unit is less than it carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized in the statement of profit or loss. An impairment loss recognized for goodwill is not reversed in subsequent periods.

We are subject to events and circumstances that can lead to an impairment loss, including macroeconomic industry and market conditions, significant adverse shifts in our operating environment or the manner in which an asset is used, pending litigation or other regulatory matters and current or forecasted reductions in operating income or cash flows associated with the use of an asset. Impairment loss can adversely impact our results of operations and financial condition.

We are involved in various tax and legal proceedings that may cause us to incur significant fees, costs and expenses and may result in unfavourable outcomes.

We are involved in various tax and legal proceedings that involve claims for various amounts of money or how we conduct our business. Such proceedings could divert our management’s time and attention and consume financial resources. As of March 31, 2024, we had disputes with various tax authorities, including the commercial taxes departments of certain states, concerning, among other things, income tax and entry tax. We are also involved in certain disputes with off-takers, including in relation to the recovery of overdue payments from our off -takers and delay in setting up of projects and supply of electricity. Changes in regulations or tax policies, or adoption of differing interpretations of existing provisions, and enforcement thereof by governmental, taxation or judicial authorities in India relating to us may result in legal proceedings from time to time. We have ongoing disputes with certain of our off-takers in connection with claims for increased tariffs due to “change in law,” “force majeure events” and others. See the section titled “Business — Legal Proceedings”.

Additionally, claims may be brought against or by us from time to time regarding, for example, defective or incomplete work, defective products, accidents or deaths, damage to or destruction of property, breach of warranty, late completion of work, delayed payments or regulatory non-compliance, and may subject us to litigation, arbitration and other legal proceedings, which may be expensive, lengthy, and occasionally disrupt normal business operations and require significant attention from our management.

We regularly receive notices from various authorities regarding our business operations. We carefully track these notices and generally respond in a timely manner. However, there is a risk that some notices may not be responded to in timely/adequate manner, due to various internal and external reasons. These reasons may include delayed receipt or receipt of notices at an incorrect office address or delay due to internal assessment and document collation to verify facts, strategize and adequately respond to such notices. This may result in adverse impact to us in the nature of fines, penalties, and / or sanctions.

Unfavourable outcomes or developments relating to these proceedings, could have a material adverse effect on our business, financial condition and results of operations. Moreover, legal proceedings, particularly those resulting in judgments or findings against us, may harm our reputation and competitiveness in the market. See the section titled “Business — Legal Proceedings”.

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If we incur an uninsured loss or a loss that significantly exceeds the limits of our insurance policies, the resulting costs may adversely affect our financial condition.

We, including our directors and officers may face contractual or civil liabilities or fines in the ordinary course of business as a result of damages suffered by PPA counterparties or third parties, which may require us to make indemnification or other damage payments under contract or otherwise in accordance with law, and our contracts may not have adequate limitations of liability for direct or indirect damage.

Our insurance coverage may not be sufficient to cover all losses and our insurance coverage is subject to deductibles, caps, exclusions and other limitations. Our policies may not be sufficient to cover our losses which may arise due to natural disasters, terrorist attacks, or changes in climate conditions, amongst other calamities. Further, due to rising insurance costs and changes in the insurance markets, there is no certainty that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. A loss for which we are not fully insured or any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in technology may render our technologies obsolete or require us to make substantial capital investments.

We attempt to maintain the latest international technology standards and the technology requirements for our business. However, the technology relevant to our business is continuously evolving. Some of our existing technologies and processes in the wind, solar including solar cell and module manufacturing, and hydro energy business may become obsolete or perform less efficiently compared to newer and better technologies and processes. Currently, many of our plants utilize older technologies, and while we are actively working on adapting and developing newer technologies, the transition is ongoing and may not be completed in the time frames or within the economic terms we have anticipated. Further, we may not be able to access newer technologies at competitive prices or at all, which may restrict us from participating in bids competitively.

The cost of upgrading to these new technologies and processes, along with the potential need to retrofit or replace existing systems, can be substantial. The cost of upgrading or implementing new technologies, upgrading our existing equipment, or expanding capacity could be significant and may adversely affect our results of operations if we are unable to pass on such costs to our off-takers. The development and implementation of such technology entail technical and business risks and significant costs of implementation. Failure to respond to technological changes effectively and timely may adversely affect our business, results of operations, hinder our ability to secure future projects, and adversely impact our long-term financial performance and growth prospects.

In addition, we may adopt new technologies such as peak power supply, round the clock supply and storage services for growth and cost effectiveness. We could face difficulties implementing and integrating new technologies, on account of substantial time and effort for adoption, stabilization and unbudgeted cost escalations. Any failure to successfully deploy new technologies may limit our ability to grow our business.

We may not be able to adequately protect our intellectual property rights, including the use of the “ReNew” name and the associated logo, which could harm our competitiveness.

We have obtained the trademark registration for the “ReNew” marks and logos under various classes in India and the United Kingdom. We have also applied for the “ReNew” marks and logos under various classes in the United States. These applications are in currently at different stages and may or may not fructify into successful registrations. We believe that the use of our name and logo is vital to our competitiveness and success and for us to attract and retain our customers and business partners. Any improper use or infringement by any party could adversely affect our business, financial condition and results of operations. Furthermore, some of our applications for the registration of trademarks under various classes have been refused in the past, and to the extent our current pending applications are refused, we may be unable to adequately protect our trademarks. There is no assurance that the measures we have taken will be sufficient to prevent any misappropriation of our intellectual property.

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Enforcement of any intellectual property rights could be time consuming and costly. We may not be able to establish our rights to such intellectual property in the absence of relevant registrations and accordingly may not be able to take appropriate action or prevent the use of such name or logo by third parties. If the measures we take do not adequately safeguard our intellectual property rights, we could suffer losses due to competing offerings of services that exploit our name and logo. We may also be subject to claims for breach of intellectual property by third parties if we are unable to secure adequate protection in relation to our name and logo.

We have entered into a number of related party transactions and may continue to enter into related party transactions in the future.

In the ordinary course of our business, we enter into transactions with related parties. While we believe that all such transactions have been conducted on an arm’s length basis, there can be no assurance that we could not have achieved more favourable terms if such transactions had not been entered into with related parties. Furthermore, it is likely that we will continue to enter into related party transactions in the future. There can be no assurance that these or any future related party transactions that we may enter into, individually or in the aggregate, will not have an adverse effect on our business, financial condition and results of operations. Further, the transactions with our related parties may potentially involve conflicts of interest. Additionally, there can be no assurance that any dispute that may arise between us and related parties will be resolved in our favour.

Our results of operations and cash flows could be adversely affected by strikes, work stoppages or increased wage demands by our employees or any other kind of disputes with our employees.

As of March 31, 2024, we had 3,988 full-time employees. While we have not had any instances of strikes or lock -outs since we commenced operations, we may experience disruptions in our operations due to disputes or other problems with our workforce, and efforts by our employees to modify compensation and other terms of employment may divert management’s attention and increase operating expenses. From time to time, we also enter into contracts with independent contractors to complete specific assignments and these contractors are required to provide the labour necessary to complete such assignments. Although we do not engage these laborers directly, we may be held responsible for wage payments to laborers engaged by contractors should the contractor’s default on wage payments. The occurrence of such events could materially adversely affect our business, prospects, financial condition, cash flows and results of operations.

Fluctuations in foreign currency exchange rates may adversely affect our expenditures and could result in exchange losses.

The business activities of the Group are primarily carried out in Indian Rupees. However, some of our capital expenditures, particularly those for equipment and raw materials imported from international suppliers, such as solar module panels, and external borrowings are denominated in foreign currencies and some of our other obligations, including our external commercial borrowings, are also denominated in these currencies. Revenues from some of our new business such as carbon credit are denominated in foreign currency.

While we have hedged our external commercial borrowings and our costs denominated in foreign currency against currency fluctuations, changes in exchange rates may still adversely affect our results of operations and financial condition. Any amounts spent to hedge the risks to our business due to fluctuations in currencies may not adequately hedge against any losses we incur due to such fluctuations. There is no assurance that we will be able to reduce our foreign currency risk exposure, through the hedging transactions we have already entered into or will enter into, in an effective manner, at reasonable costs, or at all.

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Natural and catastrophic events and terrorist attacks may reduce energy production below our expectations.

A natural disaster, severe weather conditions or an accident that damages or otherwise adversely affects any of our operations could materially and adversely affect our business, financial condition and results of operations. Severe floods, lightning strikes, earthquakes, extreme wind conditions, severe storms, wildfires, adverse monsoons and other unfavourable weather conditions (including those from climate change) or natural disasters could damage our property and assets or require us to shut down plants or related equipment and facilities, impeding our ability to maintain and operate our projects and decreasing electricity production levels and revenues from operations. In addition, catastrophic events such as explosions, terrorist acts or other similar occurrences could result in similar consequences or in personal injury, loss of life, environmental danger or severe damage to or destruction of the projects or suspension of operations, in each case, adversely affecting our ability to maintain and operate the projects and decreasing electricity production levels and revenues from operations. Further, any social unrest or local law and order issues arising from our operational activities may lead to business disruption and reputational loss. Any of these events could adversely affect our business, financial condition, cash flows, results of operations and prospects.

In addition, India, the United States or other countries from where we import equipment may enter into armed conflict or war with other countries or extend pre-existing hostilities. South Asia has, from time to time, experienced instances of civil unrest and hostilities among neighbouring countries. Military activity or terrorist attacks or concerns regarding regional stability, could adversely affect the economy by, for instance, disrupting communications and supply chains. Such events could also create a perception that investments in companies involve a higher degree of risk. This, in turn, could adversely affect customer confidence in the economy on the markets for our solutions and on our business.

Further, global markets are currently operating in a period of economic uncertainty, volatility and disruption as the armed conflicts between Russia and Ukraine, and Israel and Palestine continue. Such armed conflict and the effect of the resulting economic sanctions imposed on these countries and certain citizens and enterprises thereof, as well as the potential responses to such sanctions or any further sanctions, could have an adverse effect on the global economy and are highly uncertain and difficult to predict. As a result, many entities outside the conflict region may be adversely affected by rising prices of commodities such as oil, gas and wheat, or by a potential slowdown in the global economy. The occurrence of large -scale business disruptions potentially give rise to liquidity issues for certain entities and there may also be consequential impacts on the credit quality of some suppliers. As of the date of this Offering Memorandum, while we are not directly involved in the region and, therefore, our exposure to these countries is limited, considering the uncertainties surrounding the impact of the conflict on global economy, we are unable to estimate the extent of any potential effects of the conflict or any escalation of the conflict on our business, results of operation, cash flows or financial condition.

Our business could be adversely affected by security threats, including cybersecurity threats and system failures.

As a renewable energy utility company, we face security threats, including cybersecurity threats to gain unauthorized access to sensitive information, to misappropriate financial assets or to render data or systems unusable; threats to the security of our facilities and infrastructure or third-party facilities and infrastructure, such as evacuation grids and interconnection facilities. The potential for such security threats has subjected our operations to increased risks that could have a material adverse effect on our business. In particular, our implementation of various procedures and controls to monitor and mitigate security threats and to increase security for information, facilities and infrastructure may result in increased capital and operating costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of financial assets, sensitive information, critical infrastructure or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows.

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Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and systems, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. Risk could arise from system defects, such as failures, faults, or incompleteness in computer operations, or illegal or unauthorized use of computer systems. For example, the recent Microsoft outage severely impacted business operations across different industries. These events could lead to financial losses, loss of business or potential liability and may even lead to our projects coming to a complete standstill.

Further, we depend on various external vendors for certain elements of our operations and are exposed to the risk that external vendors or service providers may be unable to fulfil their contractual obligations to us (or will be subject to the same risk of operational errors by their respective employees) and the risk that their (or their vendors) business continuity and data security systems prove to be inadequate. If our external vendors or service providers fail to perform any of these functions, it could materially and adversely affect our business, cash flows and results of operations.

The solar industry may experience periods of structural imbalance between global PV module supply and demand that result in periods of pricing volatility. If our competitors reduce module pricing to levels near or below their manufacturing costs, or are able to operate at minimal or negative operating margins for sustained periods of time, or if global demand for PV modules decreases relative to installed production capacity, cash flows, our business, financial condition, and results of operations could be adversely affected.

In the aggregate, manufacturers of solar cells and modules have significant installed production capacity, relative to global demand, and the ability for additional capacity expansion. We believe the solar industry may from time-to-time experience periods of structural imbalance between supply and demand, and that excess capacity will continue to put pressure on pricing. There may be additional pressure on global demand and average selling prices in the future resulting from fluctuating demand in certain major solar markets, such as China. If our competitors reduce module pricing to levels near or below their manufacturing costs, or are able to operate at minimal or negative operating margins for sustained periods of time, or if global demand for PV modules decreases relative to installed production capacity, our business, financial condition, cash flows and results of operations could be adversely affected.

Problems with product quality or performance may cause us to incur significant and/or unexpected contractual damages and/or warranty and related expenses, damage our market reputation, and prevent us from maintaining or increasing our market share.

We perform a variety of module quality and life tests under different environmental conditions upon which we base our assessments of future module performance over the duration of the warranty. However, if our solar modules perform below expectations, we could experience significant warranty and related expenses, damage to our market reputation, and erosion of our market share. With respect to our modules, we provide a limited warranty covering defects in materials and workmanship under normal use and service conditions for up to 12 years. We also typically warrant those modules installed in accordance with agreed-upon specifications will produce at least 98% of their labelled power output rating during the first year, with the warranty coverage reducing by a degradation factor every year thereafter throughout the limited power output warranty period of up to 25 years to 30 years based on geography of the contract. Among other things, our solar module warranty also covers the resulting power output loss from cell cracking.

If any of the assumptions used in estimating our module warranties prove incorrect, we could be required to accrue additional expenses, which could adversely impact our financial position, operating results, and cash flows. Although we have taken significant precautions to avoid a manufacturing excursion from occurring, any manufacturing excursions, including any commitments made by us to take remediation actions in respect of affected modules beyond the stated remedies in our warranties, could adversely impact our reputation, financial position, operating results, and cash flows.

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Our solar modules could suffer various failures, including breakage, delamination, corrosion, or performance degradation in excess of expectations, and our manufacturing operations or supply chain could be subject to materials or process variations that could cause affected modules to fail or underperform compared to our expectations. These risks could be amplified as we implement design and process changes in connection with our efforts to improve our products and accelerate module wattage as part of our long-term strategic plans. In addition, if we increase the number of installations in extreme climates, we may experience increased failure rates due to deployment into such field conditions. Any widespread product failures may damage our market reputation, cause our net sales to decline, require us to repair or replace the defective modules or provide financial remuneration, and result in us taking voluntary remedial measures beyond those required by our standard warranty terms to enhance customer satisfaction, which could have material adverse effect on our operating results and cash flows

The majority of our manufacturing equipment is sourced from China and Europe. If our manufacturing equipment fails or if our equipment suppliers fail to perform under their contracts, we could experience production disruptions and be unable to satisfy our contractual requirements.

The majority of our manufacturing equipment is sourced from China and Europe, is not readily available from multiple vendors and would be difficult to repair or replace if it were to become delayed, damaged, or stop working. If any piece of equipment fails, production along the entire production line could be interrupted. In addition, the failure of our equipment manufacturers to supply equipment in a timely manner or on commercially reasonable terms could delay our expansion or conversion plans, otherwise disrupt our production schedule, and/or increase our manufacturing costs, all of which would adversely impact our operating results and cash flows.

Several of our key raw materials and components, and manufacturing equipment are either single-sourced or sourced from a limited number of suppliers, and their failure to perform could cause manufacturing delays, especially as we expand or seek to expand our business, and/or impair our ability to deliver solar modules to customers in the required quality and quantities and at a price that is profitable to us.

Our failure to obtain raw materials and components that meet our quality, quantity, and cost requirements in a timely manner could interrupt or impair our ability to manufacture our solar modules, or increase our manufacturing costs. Several of our key raw materials and components, and manufacturing equipment are either single-sourced or sourced from a limited number of suppliers. As a result, the failure of any of our suppliers to perform could disrupt our supply chain and adversely impact our operations. We may be unable to identify new suppliers or qualify their products for use on our production lines in a timely manner and / or on commercially reasonable terms. A constraint on our production may result in our inability to meet our capacity plans and/or our obligations under our customer contracts, which would have an adverse impact on our business. Additionally, reductions in our production volume may put pressure on suppliers, resulting in increased material and component costs.

Our failure to effectively manage module manufacturing production costs and selling costs, including costs related to raw materials which are majorly imported, and logistics services and exchange rate fluctuations, could render our solar modules uncompetitive and reduce our net sales, profitability, and/or market share.

Certain of our key raw material purchase contracts include variable pricing terms, which are driven by underlying indices for certain commodities, including aluminium, steel, and natural gas, among others. Fluctuations in such underlying commodity indices may increase our raw material costs. Additionally, an increase in price levels generally, such as inflation related to the cost of raw materials, key manufacturing equipment, labour, and logistics services and exchange rate fluctuations, could adversely impact our profitability.

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A disruption in our supply chain for key raw materials, or equipment could interrupt or impair our ability to manufacture solar modules and could adversely impact our profitability and long-term growth prospects.

Our supply chain could be limited if any of our current or future suppliers fail to perform or are unable to acquire an adequate supply in a timely manner or at commercially reasonable prices. If our current or future suppliers cannot obtain sufficient raw materials or key equipment, they could substantially increase prices or be unable to perform under their contracts. Additionally, we may also be unable to effectively manage fluctuations in the availability and cost of logistics services associated with the procurement of raw materials or equipment used in our manufacturing process. If we are unable to pass such cost increases to our customers, a substantial increase in prices or any limitations or disruptions in our supply chain could adversely impact our profitability and long-term growth objectives.

Risks Relating to Mauritius

Perfection and ranking of securities.

Under the laws of Mauritius, the claims of a creditor against a Mauritius company will rank at least pari passu with the claims of all the other unsecured and unsubordinated creditors of that Mauritius company, save for those creditors whose claims may be preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

With particular regard to a pledge over the shares of a Mauritius company, it is uncertain whether the registration of a pledge with the Registrar General of Mauritius will (a) satisfy the requirements of paragraph 1(7)(b) of the Fourth Schedule of the Insolvency Act 2009, and (b) confer the relevant priority to a creditor, whose claim is secured by such pledge, in respect of the proceeds of enforcement of the said pledge, to the extent that (x) the Registrar General has not yet implemented a mechanism for the inscription, in their registers, of pledge agreements, and (y) the issue has yet to be determined by the courts of Mauritius.

There may be delays in an enforcement of a floating charge.

The security documents include a floating charge over all assets of the Issuer. Under Mauritius law, a floating charge can only be inscribed in favor of “institutions agréées” (approved institutions) (which includes (i) a bank licensed in Mauritius, and (ii) any financial institution which is a body corporate not registered in Mauritius and having no place of business in Mauritius).

In relation to the floating charge, for the purposes of all powers implied by the Security Law (as defined in the Issuer Floating Collateral) or any applicable statute, the Financial Indebtedness shall be deemed to have become due and payable upon the date of the Issuer Floating Collateral. Save as provided below, the charges given by the Issuer shall become enforceable upon: (a) the occurrence of an enforcement event; or (b) the Issuer requesting the Common Collateral Agent to appoint a receiver or the Common Collateral Agent appointing a receiver; or (c) the Common Collateral Agent being of the opinion that any of the charged property or the charges are in danger of seizure, distress, attachment or other legal process or are otherwise in jeopardy (whether or not the Common Collateral Agent shall have taken possession of the charged property), and the power of sale conferred by the Security Law or any applicable law as extended by the Issuer Floating Collateral shall be exercisable in relation to the charges and the Common Collateral Agent may take possession of any charged property at any time after the charges have become enforceable.

The Common Collateral Agent and any receiver or any delegate may exercise any and all statutory and contractual powers to enforce the floating charge and shall have all other rights, powers and protections conferred by law on mortgagees and receivers (as varied and extended by the Issuer Floating Collateral).

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Prior to enforcing the floating charge, the crystallization procedure under the Mauritius Civil Code will need to be complied with. Crystallization is the term used to describe the process by which a floating charge is converted into a normal fixed charge under Mauritius law. A crystallized floating charge will be placed on all the assets covered by the charge.

However, the speed of enforcement of security over the assets that are subject to the floating charge will depend on how fast the steps for conversion of the floating charge into a fixed charge can be taken. In particular, it will depend on how fast an inventory can be made identifying the specific assets over which the charge has been created.

The Security may be voidable.

The Security securing the Notes may be voidable under insolvency, bankruptcy, fraudulent transfer or similar laws of Mauritius. In particular, the Security may be voidable under the laws of Mauritius if the security has been created within the period of six months (or in some circumstances, within (2) two years) prior to the date on which a winding-up petition is presented in respect of the entity providing the Security. If the Security is voided for any reason, the Holders would have only an unsecured claim against the Issuer.

Difficulties in protecting interests and rights through courts.

The enforcement of contractual and other rights against the Issuer may be limited. The rights of Noteholders under the laws of Mauritius may differ from the rights of noteholders of companies incorporated in other jurisdictions. As a result of the above, there may be more difficulties in protecting interests in the face of actions taken by the Issuer’s sole shareholder than as a noteholder of a company organized in other jurisdictions.

You may be unable to enforce your rights under U.S. bankruptcy law; and the insolvency laws of Mauritius and other local insolvency laws may differ from U.S. bankruptcy law or those of another jurisdiction with which you are familiar.

Because the Issuer is organized under the laws of Mauritius, in the event of bankruptcy or insolvency, insolvency proceedings with respect to the Issuer (even if brought in the United States) would most likely be based and governed by the insolvency laws of Mauritius. Under United States federal bankruptcy law, courts typically have jurisdiction over a debtor’s property, wherever located, including property situated in other countries. However, courts outside of the United States may not recognize the United States bankruptcy court’s jurisdiction. Accordingly, difficulties may arise in administering a United States bankruptcy case with property located outside the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable outside of the United States. The insolvency laws of Mauritius may be less favorable to the interests of the Noteholders as creditors than the bankruptcy laws of another jurisdiction with which the Noteholders may be familiar, in particular with respect to priority of creditors, ability to obtain post-petition interest and the duration of the insolvency proceedings. The application of these laws, and any conflict between them, may limit the Noteholders’ ability to recover payments due on the Notes to an extent exceeding the limitations arising under other insolvency laws.

There may be difficulty with effecting service of process or enforcing certain judgments on the Issuer.

Any judgment for a definite sum (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages) obtained against the Issuer in a foreign court in respect of any sum payable by it under the Notes will, if such a judgment is final and conclusive, constitute a good cause of action for a law suit (“exequatur application”) in Mauritius against the Issuer to enforce such judgment without re-litigation or re-examination of the issues if: (i) the foreign court which rendered such judgment had jurisdiction to hear the claim; (ii) the foreign court applied the proper law applicable to the determination of the claim against the Issuer; (iii) the judgment of the foreign court was not rendered in breach of any rule of procedural or substantive public order applicable in Mauritius; (iv) the judgment of the foreign court had not been obtained by fraud, or is not upon its face founded in mistake, or irregular and bad by the law of the place where it is awarded; (v)

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the Issuer had been regularly summoned to attend the proceedings before the foreign court in accordance with the procedures set out in the rules of the foreign court; and (vi) the judgment of the foreign court is still valid and capable of execution in the jurisdiction of that foreign court.

Enforcement of Foreign Judgments under Statute.

A final and conclusive judgment of a court of England and Wales or a superior court situated in a country to which the Reciprocal Enforcement of Judgments Act 1923 of Mauritius (the “1923 Act”) applies would be recognized and enforced by the Supreme Court in Mauritius without re-examination of the merits of the case provided that:

•
the court had the requisite jurisdiction;
•
the judgment was not obtained by fraud;
•
the judgment debtor, being the defendant in the proceedings, was served with the process of the original court and either voluntarily appeared or submitted to or agreed to submit to the jurisdiction of that court;
•
the judgment debtor, being a person who was neither carrying on business nor ordinarily resident within the jurisdiction of the original court, either voluntarily appeared or otherwise submitted or agreed to submit to the jurisdiction of the court;
•
the judgment is not contrary to any principle affecting public policy in Mauritius;
•
the application for enforcement is made to the Supreme Court of Mauritius within a period of twelve (12) months after the date of the judgment unless a longer period is granted by the Supreme Court;
•
the judgment is final and conclusive, notwithstanding that an appeal may be pending against it or it may still be subject to an appeal in such country;
•
the judgment has not been given on appeal from a court which is not a superior court; and
•
the judgment is duly registered in the Supreme Court of Mauritius in circumstances in which its registration is not liable thereafter to be set aside.

The Security will not be granted directly to the Holders of the Notes.

The Security for the obligations of the Issuer under the Notes and the Indenture will not be granted directly to the Holders of the Notes but will be granted only in favor of the Collateral Agents. Accordingly, Holders of the Notes will not have direct security and will not be entitled to take enforcement action in respect of the security for the Notes, except through the Collateral Agents.

In addition, your rights in the Security will depend on the perfection of the security interests therein. Under applicable law, a security interest in certain tangible and intangible assets can only be properly perfected, and its priority retained, through certain actions undertaken by the secured party or the grantor, as applicable, of the security. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, can only be perfected at or promptly following the time such property and rights are acquired and identified. Also, to the extent that any of the Security has not been registered or stamped or inscribed in accordance with applicable regulations, it may not be enforceable unless and until such regulations are satisfied.

The Collateral Agents may not monitor, or the Issuer may not comply with its obligations to inform the Collateral Agents of, any future acquisition of property and rights by the Issuer, and the necessary action may not be taken to properly perfect the security interest in such after-acquired property or rights. Such failure to properly perfect the security interest may result in the invalidity of the security interest in the Security or adversely affect the priority of the security interest in favor of Holders of Notes against third parties. The Collateral Agents have no obligation to monitor the acquisition of additional property or rights by the Issuer or the perfection of any security interest.

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With regards to enforcement of a foreign judgment in relation to the security documents, please note that any judgment for a definite sum obtained against the Issuer in a foreign court in respect of any sum payable by it under the Notes will, if such a judgment is final and conclusive, constitute a good cause of action for a law suit (“exequatur application”) in Mauritius against the Issuer to enforce such judgment without re-litigation or re‑examination of the issues if: (i) the foreign court which rendered such judgment had jurisdiction to hear the claim; (ii) the foreign court applied the proper law applicable to the determination of the claim against the Issuer; (iii) the judgment of the foreign court was not rendered in breach of any rule of procedural or substantive public order applicable in Mauritius; (iv) the judgment of the foreign court had not been obtained by fraud, or is not upon its face founded in mistake, or irregular and bad by the law of the place where it is awarded; (v) the Issuer had been regularly summoned to attend the proceedings before the foreign court in accordance with the procedures set out in the rules of the foreign court; (vi) the judgment of the foreign court is still valid and capable of execution in the jurisdiction of that foreign court, and (vii) the foreign judgment is duly registered with the relevant authority in Mauritius, in circumstances in which its registration is not liable, thereafter, to be set aside.

Mauritius Taxation

A company holding a Global Business License issued by the Mauritius Financial Services Commission will be tax resident in Mauritius and the effective tax rate in Mauritius on its chargeable income is 15%. A company holding a Global Business License will qualify for a partial exemption of 80% on certain types of income such as foreign source dividend and interest. Where a company holding a Global Business License derives income which is subject to foreign tax, and where the said partial exemption has not been applied, the amount of foreign tax paid may be allowed as a credit against income tax payable in Mauritius in respect of that income. Mauritius currently has no capital gains tax and has no taxation in the nature of a withholding tax on the payment of dividends, interest or royalties applicable to the holders of a Global Business License and where such dividends or interest are paid to a non-resident of Mauritius not carrying on any business in Mauritius and such royalties are paid to non-residents of Mauritius. There is no estate duty, inheritance tax or gift tax in Mauritius.

Investors should note that the Issuer relies upon the provisions of the India-Mauritius Double Tax Treaty (the “Treaty”) to minimize, so far as possible, the taxation of the Issuer. No assurance can be given that the terms of the Treaty will not be subject to re-negotiation or adverse interpretation in the future and any change could have a material adverse effect on the returns of the Issuer. There can be no assurance that the Treaty will continue and will be in full force and effect during the life of the Issuer.

There are currently no exchange controls or currency exchange restrictions in Mauritius.

Risks Relating to India

Our ability to acquire land may be subject to governmental policies.

The government may exercise rights of compulsory acquisition in respect of any land owned by us and compensation for such acquisition paid by the government to us may be inadequate. We are subject to the risk that governmental agencies in India may exercise rights of compulsory purchase of lands. The Right to Fair Compensation and Transparency in Land Acquisition, Rehabilitation and Resettlement Act, 2013, or the “Land Acquisition Act” in India allows the central and state governments to exercise rights of compulsory purchase of land if such acquisition is for a “public purpose,” which, if used in respect of our land, could require us to relinquish land. Further, compensation paid for acquiring our land may not be adequate to compensate us for the loss of the property. The likelihood of such actions may increase as the central and state governments seek to acquire land for the development of infrastructure projects such as roads, airports and railways in India. Additionally, the provisions of the Land Acquisition Act cover various aspects related to the acquisition of land which may affect us, including provisions stipulating: (i) restrictions on acquisition of certain types of agricultural land; and (ii) compensation, rehabilitation and resettlement of affected people residing on such acquired land. Further, we may face difficulties in complying

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with the Land Acquisition Act as it is a relatively recent statute with limited case-law interpreting its provisions. Any action under the Land Acquisition Act in respect of any of our major current or proposed developments could adversely affect our business, financial condition, results of operations, cash flows or prospects.

Our ability to raise foreign capital may be constrained by Indian law.

We are subject to exchange controls (including Foreign Exchange Management Act, 1999) that regulate borrowing in foreign currencies. Such regulatory restrictions limit the Group’s financing sources and hence could constrain the Group’s ability to obtain financings on competitive terms and refinance existing indebtedness. There is no certainty that the required approvals will be granted to us without onerous conditions, or at all. Limitations on raising foreign debt may have an adverse impact on the Group’s business growth, financial condition, results of operations and cash flows.

A substantial portion of our business and operations are located in India and we are subject to regulatory, economic, social and political uncertainties in India.

A substantial portion of our business and employees are located in India, and we intend to continue to develop and expand our business in India. Consequently, our financial performance will be affected by changes in exchange rates and controls, interest rates, changes in government policies, including taxation policies, social and civil unrest and other political, social and economic developments in or affecting India. An election or a new administration in India or in any of the states could result in uncertainty in the renewable energy market, which could harm our operations.

India has a mixed economy with a large public sector and an extensively regulated private sector. The GoI has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant and there is no assurance that such liberalization policies will continue. The GoI in the past, among other things, imposed controls on the prices of a broad range of goods and services, restricted the ability of businesses to expand existing capacity and reduce the number of their employees, determined the allocation to businesses of raw materials and foreign exchange and reversed their policies of economic liberalization. The performance and growth of our business are necessarily dependent on economic conditions prevalent in India, which may be adversely affected by such developments. We may not be able to react to such changes promptly or in a cost-effective manner. Increased regulation or changes in existing regulations may require us to change our business policies and practices and may increase the cost of providing services to our customers which would have an adverse effect on our operations and our financial condition, cash flows and results of operations.

Our long-term growth is also dependent upon the targets set by the GoI for renewable energy. Any significant change in the government policy, a reduction in the targets set by the GoI for renewable energy or a failure to meet the GoI’s targeted installed capacity may result in a slowdown in our growth opportunities and adversely affect our ability to achieve our long-term business objectives, targets and goals. For e.g. As per the Electricity Act, the state distribution companies in India are required to procure minimum prescribed energy from renewable energy sources in the form of renewable purchase obligation. In the past, most of the states have been in non-compliance with the obligation to purchase such minimum amount of energy produced from renewable energy sources, on account of low penalties associated with such non-compliance. However, the revised RPO notification announced in 2023 which is enforceable under the Energy Conservation Act 2001 (EC), is expected to lead to significant penalties for non-compliance. Nevertheless, there may still be an adverse impact on our profitability if, despite the increase in penalties certain entities remain non-compliant.

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The course of market interest rates continues to be uncertain due to high inflation, the increase in the fiscal deficit and the GoI’s borrowing program. Any continued or future inflation because of increases in prices of commodities such as crude oil or otherwise, may result in a tightening of monetary policy and could materially and adversely affect our business, financial condition, cash flows and results of operations. Any increase in interest rates or reduction in liquidity could adversely impact our business.

Our business is dependent on the regulatory and policy environment affecting the renewable energy sector in India.

The regulatory and policy environment in which we operate is evolving and subject to periodic change, and our business, results of operations, cash flows and prospects and financial performance could be adversely affected by any unfavourable changes in or interpretations of existing laws, or implementation of new laws. Uncertainty in the applicability, interpretation or implementation of any amendment to, or change in, governing law, regulation or policy in the jurisdictions in which we operate, including by reason of an absence, or a limited body, of administrative or judicial precedent may be time consuming as well as costly for us to resolve and may impact the viability of our business currently or in the future.

For example, under the General Network Access Regulations 2022, we have sought certain reliefs and appropriate directions from the Commissions, which are currently pending. Similarly, Company, through Wind Independent Power Producers Association (“WIPPA”) has challenged the levy of penalty under the Central Electricity Regulatory Commission (Deviation Settlement Mechanism and Related Matters) Regulations, 2022. See the section titled “Business — Legal Proceedings”.

Our business and financial performance could be adversely affected by any change in laws or interpretation of existing, or the promulgation of, laws, rules and regulations applicable to us. There can be no assurance that the GoI will not implement new regulations and policies which will require us to obtain additional approvals and licenses from the government and other regulatory bodies or impose onerous requirements and conditions on our operations, which could result in increased compliance costs as well as divert significant management time and other resources. For instance, KERC's order reducing the banking period for renewable generators from one year to six months was overturned by APTEL. This decision has been challenged by distribution licensees in the Supreme Court, where the case is currently pending. Such events are frequent in renewable energy industry and power producers, like us, are always exposed to such modifications from time to time.

Further, we depend in part on government policies that support renewable energy and enhance the economic feasibility of developing renewable energy projects. The GoI and several of the states in which we operate or plan to operate provide incentives that support the generation and sale of renewable energy, and additional legislation is regularly being considered that could enhance the demand for renewable energy and obligations to use renewable energy sources. In addition, regulatory policies in each state in India currently provide a favourable framework for securing attractive returns on capital invested. If any of these incentives or policies are adversely amended, eliminated or not extended beyond their current expiration dates, or if funding for these incentives is reduced, or if governmental support of renewable energy development, particularly wind, solar and hydro energy, is discontinued or reduced, it could adversely affect our ability to obtain financing, the viability of new renewable energy projects constructed based on current tariff and cost assumptions or the profitability of our existing projects. The GoI has accorded renewable energy “must-run” status, which means that any renewable power that is generated must always be accepted by the grid. However, certain state utilities may order the curtailment of renewable energy generation despite this status and there have been instances of such orders citing grid safety and stability issues being introduced in the past. This may occur as a result of the state electricity boards purchasing cheaper power from other sources or transmission congestion owing to a mismatch between generation and transmission capacities. There can be no assurance that the Government of India will continue to maintain the “must-run” status for renewable energy or that the state electricity boards will not make any orders to curtail the generation of renewable energy.

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With regard to group captive matters, the company has to follow the proportionality principle for its past and future projects, as laid down by the Supreme Court in the matter of M/s Dakshin Gujarat Vij Company Limited v. Ms. Gayatri Shakti Paper and Board limited and others. In accordance with this order, the Supreme Court overruled the order laid down by APTEL in Tamil Nadu Power Producers Association v. Tamil Nadu Electricity Regulatory Commission and others. See the section titled “Business — Legal Proceedings”.

We and our subsidiaries have secured Long Term Access (“LTA”) for transmission of energy from our wind power projects under various power purchase agreement(s), and signed various LTA Agreements, in accordance with the regulations. However, we have received demand notices seeking payment of LTA charges calculated from the date of operationalization of the respective LTA despite the projects not being commissioned on account of delay / termination on account of Force Majeure Events and us and our subsidiaries have filed petitions before the Central Electricity Regulatory Commission (“CERC”), seeking alignment of the LTA start date with the actual date of commissioning of the project and for cases where the associated project has been terminated on account of force majeure - a declaration that we /our subsidiary is exempted from paying LTA charges for such terminated capacity on account of force majeure. Following the order of CERC, we have filed an appeal in APTEL regarding the alignment of LTA with the scheduled commencement of operation date. Recently, in the said pending cases of other developers, APTEL has granted an interim stay against recovery of transmission charges by CTUIL subject to partial payment as directed by the Tribunal. See the section titled “Business — Legal Proceedings”.

Such regulatory changes, through various forums including the order of the Supreme Court may adversely impact our financial performance and require significant management resources to address the issues. Additionally, such evolving laws and new regulations may impose additional approvals and onerous conditions, further straining our resources and affecting our business operations.

The GoI had also removed the upper ceiling on tariffs for solar power bids to facilitate greater participation. Further, pursuant to its priority sector lending scheme classification, the Reserve Bank of India increased the cap of bank loans to Rs. 300 million for borrowers that are generators of solar, biomass, wind, micro- hydro power and for renewable energy based public utilities in order to increase liquidity in the renewable energy sector. In order to boost the Indian economy, the Government of India also proposed the production linked incentive scheme through which 14 critical sectors would benefit from incentives to enhance manufacturing capabilities and exports. These critical sectors include high -efficiency solar photovoltaic modules and advanced chemistry cell batteries, which may boost our business prospects. However, there is no assurance that the GoI or the state governments will give effect to such incentives in future which may, in turn, materially and adversely affect our business, financial condition, results of operations and prospects.

We benefit from a number of other government incentives, including; preferential charges on transmission, wheeling and banking facilities; generation-based incentives schemes for certain wind power assets; tax holidays; and availability of accelerated depreciation for wind and solar power assets. There is no assurance that the GoI and state governments will continue to provide incentives and allow favourable policies to be applicable to us, and these incentives may be available for limited period.

For instance, the Ministry of Power has currently waived inter-state transmission charges until June 30, 2025 subject to certain conditions. However, we may face a reduction in the incentives for wind and solar projects once such waiver is lifted. Changes to government policies curtailing renewable energy generation may adversely affect our business. If governmental authorities stop supporting, or reduce or eliminate their support for, the development of renewable energy projects, it may become more difficult to obtain financing, our economic return on certain projects may be reduced and its financing costs may increase. A delay or failure by governmental authorities to administer incentive programs in a timely and efficient manner could also adversely affect our ability to obtain financing for its projects. These may, in turn, materially and adversely affect our business, financial condition, cash flows, results of operations and prospects.

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Environmental obligations and liabilities could have a substantial negative impact on our business, financial condition, cash flows and results of operations.

Our operations involve the use, handling, generation, processing, storage, transportation, and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local, and international levels. These environmental laws and regulations include those governing the discharge of pollutants into the air and water, the use, management, and disposal of hazardous materials and wastes, the clean-up of contaminated sites, and occupational health and safety. As we expand our business into foreign jurisdictions worldwide, our environmental compliance burden may continue to increase both in terms of magnitude and complexity. We have incurred and may continue to incur significant costs in complying with these laws and regulations. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subject to substantial fines, penalties, criminal proceedings, third-party property damage or personal injury claims, clean-up costs, or other costs. While we believe we are currently in substantial compliance with applicable environmental requirements, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of presently unknown environmental conditions may require expenditures that could have a material adverse effect on our business, financial condition, cash flows and results of operations.

We face uncertainty of title to our land. If we are unable to identify or cure any defects or irregularities with respect to title to such land, our business and operations may be adversely affected.

Property records in India are generally maintained at the state and district level and are updated manually through physical records. Therefore, all land related documents and may not be available online for inspection or updated in a timely manner. This could result in investigations into property records taking a significant amount of time or being inaccurate in certain respects, which may impact the ability to rely on them. Land records are often handwritten, in local languages and not legible, which makes it difficult to ascertain the content. In addition, land records are often in poor condition and are at times untraceable, which materially impedes the title investigation process. In certain instances, there may be a discrepancy between the extent of the areas stated in the land records and the areas stated in the title deeds, and the actual physical area of some of lands on which our projects are constructed or proposed to be constructed. Further, improperly executed, unregistered or insufficiently stamped conveyance instruments in a property’s chain of title, unregistered encumbrances in favour of third parties, rights of adverse possessors, ownership claims of family members of prior owners or third parties, or other defects that a purchaser may not be aware of, can affect the title to a property. Any misrepresentation with respect to title by third parties from whom we purchase land may render such land liable to confiscation and action by other parties who may claim ownership of such land. As a result, potential disputes or claims over title to the land on which our projects are developed or used for operations or will be constructed may arise.

While we carry out due diligence before acquiring land in connection with any project, all risks, onerous obligations and liabilities associated with the land for each project may not be fully assessed or identified, which could include the nature of faulty or disputed title, unregistered encumbrances, adverse possession rights, claims by third parties or potential expropriation by Government of India, which could have an adverse impact on our operations.

We are subject to various labour laws, regulations and standards in India. Non-compliance with and changes in such laws may adversely affect our business, results of operations, cash flows and financial condition.

We are required to comply with various labour and industrial laws in India, which include the Factories Act, 1948, the Industrial Disputes Act, 1947, the Employees State Insurance Act, 1948, the Employees’ Provident Funds and Miscellaneous Provisions Act, 1952, the Minimum Wages Act, 1948, the Payment of Bonus Act, 1965, the Workmen Compensation Act, 1923, the Payment of Gratuity Act, 1972, the Contract Labour (Regulation and Abolition) Act, 1970 and the Payment of Wages Act, 1936 in India. The GoI had approved the enactment of the Social Security Code 2020, the Occupational Safety, Health and Working Conditions Code 2020 and the Industrial Relations Code 2020.

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The three new codes have been enacted to abridge, rationalize and consolidate Indian central labour laws. The GoI has also approved implementing the Code on Wages, 2019 alongside the three new labour codes. The Code on Wages, 2019 proposes to subsume four existing laws—the Payment of Wages Act, 1936, the Minimum Wages Act, 1948, the Payment of Bonus Act, 1965 and the Equal Remuneration Act, 1976. The new codes, when implemented, will introduce several new changes, such as introducing a single registration and license for Indian companies, increasing threshold for applicability of certain laws for factories, increase in threshold for engaging contract workers, and government approval for retrenchment (termination) of workers. There is no assurance that our costs of complying with current and future labour laws and other regulations will not adversely affect our business, results of operations or financial condition. There is a risk that we may fail to comply with such regulations, which could result in us being exposed to sanctions and fines and, which may lead us to stop operations which could have an adverse impact on our operations.

Global economic conditions and trade conditions have been challenging and continue to affect the Indian market, which may adversely affect our business, financial condition, results of operations, cash flows and prospects.

The Indian economy and its securities markets are influenced by economic developments and volatility in securities markets in other countries. Investors’ reactions to developments in one country may adversely affect the market price of securities of companies located in other countries, including India. Adverse economic developments, such as rising fiscal or trade deficits, or a default on national debt, in other emerging market countries may also affect investor confidence and cause increased volatility in Indian securities markets and indirectly affect the Indian economy in general. Furthermore, global events such as supply chain constraints, rising retail and wholesale inflation, volatility in global oil prices and other commodity prices and events such as the COVID-19 pandemic, the war in Ukraine and Israel and Palestine have impacted the macro-economic conditions. Further, worldwide financial instability could have an adverse impact on the Indian economy, including the adverse foreign exchange rates and higher interest rates. Any other global economic developments or the perception that any of them could occur may adversely affect global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital, which could have an adverse effect on our business, financial condition, cash flows and results of operations.

The geopolitical situation between China and rest of the world including India, as well as broader international dynamics, poses significant risks to our renewable energy business. Tensions between China and India have led to regulatory changes and trade restrictions, impacting the import of crucial components like Solar PV modules, cells, and other solar equipment from China. Any escalation in these tensions could result in further restrictions, increased tariffs, or even bans on imports, severely disrupting our supply chain. Given that a substantial portion of our raw materials and components are sourced from China, these disruptions could lead to project delays, increased costs, and difficulty in maintaining competitive pricing etc. Additionally, shifting global trade policies and alliances could further complicate our ability to secure necessary materials, impacting our operational efficiency and long-term strategic planning. Such geopolitical uncertainties could adversely affect our ability to complete projects on time and within budget, ultimately adversely affecting our financial performance and market position.

Any downgrading of India’s sovereign debt rating by an international rating agency could adversely impact our business, cash flows and results of operations.

India’s sovereign rating is Baa3 with a “Stable” outlook (Moody’s), BBB- with a “positive” outlook (S&P) and BBB- with a “stable” outlook (Fitch). Any adverse revisions to India’s credit ratings by international rating agencies may adversely affect our ratings, terms on which it is able to finance capital expenditure or refinance any existing indebtedness. This could adversely affect our business, financial condition, results of operations, cash flows and prospects.

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A judgment of a foreign court may not be able to be enforced against us, certain of our directors or our key management, except by way of a suit in India on such judgment.

Substantially all of the Group’s operating subsidiaries are incorporated under the laws of India, some of our directors and substantially all of our key management personnel are residents of India and substantially all of our assets are located in India. As a result, it may not be possible to effect service of process upon such persons outside India, or to enforce judgments obtained against such parties outside India. In India, recognition and enforcement of foreign judgments are provided for under Section 13 and Section 44A of the Indian Code of Civil Procedures, 1908 (the “Civil Code”) on a statutory basis. Section 13 of the Civil Code provides that a foreign judgment to which this section applies shall be conclusive regarding any matter directly adjudicated upon, except: (i) where the judgment has not been pronounced by a court of competent jurisdiction; (ii) where the judgment has not been given on the merits of the case; (iii) where it appears on the face of the proceedings that the judgment is founded on an incorrect view of international law or a refusal to recognize the law of India in cases to which such law is applicable; (iv) where the proceedings in which the judgment was obtained were opposed to natural justice; (v) where the judgment has been obtained by fraud; and (vi) where the judgment sustains a claim founded on a breach of any law then in force in India. Under Section 14 of the Civil Code, a court in India shall, upon the production of any document purporting to be a certified copy of a foreign judgment, presume that the judgment was pronounced by a court of competent jurisdiction unless the contrary appears on record.

India is not a party to any multilateral international treaty in relation to the recognition or enforcement of foreign judgments. Section 44A of the Civil Code provides that where a foreign judgment has been rendered by a superior court, within the meaning of such section, in any country or territory outside India, which the GoI has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. However, Section 44A of the Civil Code is applicable only to monetary decrees not being in the nature of any amounts payable in respect of taxes, other charges of a like nature or in respect of a fine or other penalty and does not apply to arbitration awards. Further, the execution of a foreign decree under Section 44A of the Civil Code is also subject to the exceptions under Section 13 of the Civil Code.

The United Kingdom has been declared by the GoI to be a reciprocating territory for the purposes of Section 44A. However, the United States has not been declared by the GoI to be a reciprocating territory for the purposes of Section 44A of the Civil Code. Accordingly, a judgment of a court in a country which is not a reciprocating territory may be enforced in India only by a new proceeding instituted in a court in India and not by proceedings in execution. Such a suit has to be filed in India within three years from the date of the judgment in the same manner as any other suit filed in India to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court would, if an action were brought in India. Further, it is unlikely that an Indian court would enforce foreign judgments if that court were of the view that the amount of damages awarded was excessive or inconsistent with Indian public policy. A party seeking to enforce a foreign judgment in India is required to obtain approval from the RBI to repatriate outside India any amount recovered pursuant to the execution of such judgment and such amount may be subject to income tax in accordance with applicable laws.

In addition, any judgment awarding damages in a foreign currency would be converted into Indian Rupees on the date of the judgment and not the date of payment. The Group cannot predict whether a suit brought instituted in an Indian court will be disposed of in a timely manner or be subject to considerable delay.

A decline in India’s foreign exchange reserves may adversely affect liquidity and interest rates in the Indian economy.

As of March 31, 2024, India’s foreign exchange reserve was US$ 645.58 billion. A sharp decline in these reserves could result in reduced liquidity, increased hedging costs and higher interest rates in the Indian economy.

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Reduced liquidity, increased hedging costs or an increase in interest rates in the economy following a decline in foreign exchange reserves could have a material adverse effect on our financial performance and ability to obtain financing to fund our growth on favourable terms or at all.

Changes in the taxation system in India could adversely affect our business.

Our operations, profitability and cash flows could be adversely affected by any unfavourable changes in central and state-level statutory or regulatory requirements in connection with direct and indirect taxes and duties, including income tax, goods and service tax, (“GST”) in India, or by any unfavourable interpretation taken by the relevant taxation authorities and/or courts and tribunals in India. Any amendments to Indian tax laws could adversely affect our operations, profitability and cash flows. For example, the GoI levied GST on renewable energy devices as well as on service of construction for solar power plant and wind operated electricity generators.

Under Indian tax laws, generally a domestic company is liable to corporate tax rate of 30% (plus applicable surcharge and cess). However, a lower corporate tax rate of 25% (plus applicable surcharge and cess) is applicable for domestic companies in the year ending March 31, 2024 whose annual turnover or gross receipts does not exceed Rs. 4 billion in the year ended March 31, 2022. Additionally, the Income Tax Act, 1961 provides for a minimum alternate tax, or “MAT,” of 15% (plus applicable surcharge and cess) on the book profits of the companies computed in the prescribed manner, if the normal corporate tax liability of the company is less than 15 % of such book profits.

The Indian tax laws also provide an option to the domestic companies to pay a reduced statutory corporate income tax of 22% plus applicable surcharge and cess (15% plus applicable surcharge and cess, for newly set up domestic manufacturing companies, subject to certain conditions), provided such companies do not claim certain specified deduction or exemptions. Further, where a company has opted to pay the reduced corporate tax rate of 15% or 22% plus applicable surcharge and cess, the MAT provisions would not be applicable. Thus, we and our subsidiaries operating in India may choose not to claim the specified deductions or exemptions and claim the lower corporate tax, in which case, the MAT provisions would not be applicable. Alternatively, we and our subsidiaries may choose to pay the higher of corporate tax, i.e., 30% or 25%, as the case may be, plus applicable surcharge and cess, after claiming the applicable deductions and exemptions or the MAT at the rate of 15% plus applicable surcharge and cess. Considering the impact of these provisions may vary from company to company and the option exercised, there is no certainty on the impact that these amendments may have on our business and operations or on the industry in which we operate.

Further, as per the Income Tax Act, 1961, a company incorporated outside India is to be treated as a resident in India if its place of effective management, or “POEM” is in India. POEM has been defined to mean a place where key management and commercial decisions that are necessary for the conduct of business of an entity as a whole are, in substance, made. If a company incorporated outside India is treated as a resident in India, global income of such company would be taxable in India at the rate of 40 % plus applicable surcharge and cess (Union Budget 2024-25 has proposed to change this rate to 35% plus applicable surcharge and cess with effect from 1 April 2024).

Separately, if a foreign company carries on any of its business activities in India through its employees or agent or any other personnel, such foreign company could be deemed to have taxable presence (Permanent Establishment or Business Connection) in India, in which case, income of the foreign company attributable to its India presence would be taxed on a net basis in India at 40% plus applicable surcharge and cess (Union Budget 2024-25 has proposed to change this rate to 35% plus applicable surcharge and cess with effect from 1 April 2024), subject to benefit, if any, under applicable double taxation avoidance agreements.

Capital gain arising on transfer of unlisted shares in an Indian company is taxable in the hands of foreign company at 10 % plus applicable surcharge and cess (Union Budget 2024-25 has proposed to change this rate to 12.5% plus applicable surcharge and cess with effect from 23 July 2024) if such shares have been held for a period of more than 24 months, otherwise at 40 % plus applicable surcharge and cess (Union Budget 2024-25 has proposed to change

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this rate to 35% plus applicable surcharge and cess with effect from 1 April 2024), subject to benefit, if any, under applicable agreements. Indexation of cost of acquisition may not allowed to such foreign shareholders. Any further upstreaming of funds by the foreign company to its shareholders by way of dividend in cash should not be subject to tax in India.

If the non-resident shareholders of the foreign company exit by way of redemption of the shares held by them in the foreign company or by selling the shares in foreign company, such non-resident shareholders could be taxed in India where the foreign company derives substantial value from India subject to shareholders being either entitled to small shareholder exemption available under Income Tax Act, 1961 or a benefit under the applicable double taxation avoidance agreement.

Dividends distributed by domestic companies are taxable in the hands of shareholders with effect from the year started April 1, 2020. Domestic companies are required to withhold tax at applicable rates. Until the year ended March 31, 2020, the domestic company distributing dividend was liable to pay dividend distribution tax at a rate of 15 % plus applicable surcharge and cess on grossed up amount and such dividend was exempt in the hands of the shareholders.

Indian resident shareholders exiting from a foreign company either by way of redemption or sale of shares would be liable to capital gains tax at 20% (with cost indexation benefit) plus applicable surcharge and cess (Union Budget 2024-25 has proposed to change this rate to 12.5% without cost indexation benefit plus applicable surcharge and cess with effect from 23 July 2024) where the shares have been held for a period of more than 24 months, otherwise at the applicable tax rates.

Under the Income Tax Act of India, interest income paid by the Company to non-resident investors on long -term bonds (until June 30, 2023) are subject to tax at the rate of 5% (plus applicable surcharge and health and education cess), subject to satisfaction of prescribed conditions.

Where the above beneficial rates are not available, interest income will be taxed in the hands of non-resident investors at rates varying from 20-35% (plus applicable surcharge and cess), depending on the nature of debt. Non-resident investors may claim benefit of the applicable tax treaty, if any, in respect of such interest income.

India has signed and ratified the Multilateral Instrument, or “MLI,” which modifies the existing bilateral tax treaty, to implement tax treaty related measures to prevent base erosion and profit shifting or “BEPS.” As a result, MLI has entered into force for India on October 1, 2019 and its provisions have effect on India’s tax treaties, including tax rates specified therein, from the year ended March 31, 2021 onwards where the other country has also deposited its instrument of ratification with the Organization of Economic Co-operation and Development (“OECD”) and both countries have notified the relevant tax treaty as a Covered Tax Agreement.

The General Anti-Avoidance Rules (“GAAR”) under Indian tax law seeks to deny the tax benefit claimed in “impermissible avoidance arrangements.” An impermissible avoidance arrangement is defined under Indian tax laws as any arrangement, the main purpose of which is to obtain a tax benefit, subject to satisfaction of certain tests. If GAAR provisions are invoked, then the tax authorities have wide powers, including the denial of tax benefit or the denial of a benefit under a tax treaty. In the absence of sufficient judicial precedents interpreting GAAR provisions, the consequential effects on us cannot be determined yet and there can be no assurance that such effects would not adversely affect our business, future financial performance.

There is no assurance that any of the aforementioned provisions in Indian tax law and amendments thereto in the future would not adversely affect our business, prospects, financial condition, results of operations and cash flows.

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Risks Relating to the Notes, the Parent Guarantee and the Collateral

The Notes may not be a suitable investment for all investors.

Each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

•
have sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes and the information contained in this Offering Memorandum;
•
have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact such investment will have on its overall investment portfolio;
•
have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where principal or interest is payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor’s currency;
•
understand thoroughly (if necessary, in consultation with the investor’s own legal, tax, accountancy, regulatory, investment or other professional advisers) the nature of the Notes and how the performance, breach and/or termination, thereof may affect the pay-out and value of the Notes;
•
understand thoroughly the terms of the Notes including certain agreements and representations that any person who purchases the Notes at any time is required to make, or is deemed to have made, as a condition to purchasing the Notes or any legal or beneficial interest therein and be familiar with the behavior of any relevant indices and financial markets; and
•
be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

The Notes are complex financial instruments and such instruments should only be purchased with an understood, measured, appropriate addition of risk to their overall portfolios. A potential investor should not invest in the Notes, which are complex financial instruments, unless it has the expertise (either alone or with the help of a financial advisor) to evaluate how the Notes will perform under changing conditions, the resulting effects on the value of such Notes and the impact this investment will have on the potential investor’s overall investment portfolio. No assurance or guarantee is given as to the performance or suitability of the Notes.

The Parent Guarantee can be released or substituted without the consent of the Holders in numerous situations.

The Parent Guarantee can be released or substituted without the consent of the Holders in several circumstances that are atypical. In general, these circumstances are related to potential M&A activities where a third party gains control over us. In such circumstances, the third party will generally be required to assume the obligations of being the Parent Guarantor and the overall transaction cannot result in a decline in the ratings of the Notes. If these (and certain other) criteria are satisfied, the current Parent Guarantee could be released and substituted without your consent. See “Description of the Notes—Brief Description of the Notes and the Parent Guarantee—The Parent Guarantee” and “—Certain Covenants—Parent Guarantor Substitution” for a description of the various events and conditions that could lead to such a release and substitution. If such a release and substitution occurs, your investment in the Notes will be supported by a guarantor that is not yet identified and may not be acceptable to you, and may change the basis upon which you made an investment decision.

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A number of covenants rely upon an analysis of whether a tested event will result in a Ratings Decline. This reliance may not give Holders adequate protection.

Many of the permissions relating to the release and substitution of the Parent Guarantee rely, in part, on there not being a decline in the rating of the Notes. While the group has undertaken to maintain public ratings from the Ratings Agencies, there can be no assurance that the Ratings Agencies will evaluate risks the same way an investor might do so. The Ratings Agencies may examine a specific corporate action or event and maintain their assigned ratings, even if you believe the agencies should downgrade. There can be no assurance that the reliance on Ratings Declines will protect your investment adequately or in the manner you expect.

Security over the Collateral will not be granted directly to the Holders.

Security over the Collateral for the obligations of the Issuer under the Notes and the Indenture will not be granted directly to the Holders but will be granted only in favor of the Collateral Agents. As a consequence, Holders will not have direct security and will not be entitled to take enforcement action in respect of the security for the Notes, except through the Collateral Agents.

Holders of the Notes will not have any direct interests in the RG Pipe Debt and the security created for the RG Pipe Debt.

Notwithstanding that a part of the proceeds of the Notes may be used to invest in the RG Pipe Debt, or that the Notes Security Ratio and the Notes Project Security Ratio will take into account certain value of the assets provided as security for RG Pipe Debt, the investors in the Notes will not have any direct rights in respect of RG Pipe Debt as a result of their holding of the Notes and will have no right to receive or demand the amounts due under the RG Pipe Debt, or to enforce the security created for the RG Pipe Debt. The risk profile of the Notes will differ (potentially significantly) from the risk profile of the RG Pipe Debt. If, following an event of default under the Notes, the Issuer (or a broker on its behalf) sells the RG Pipe Debt, the holders of the Notes may be able to acquire a direct right in respect of the RG Pipe Debt (in the capacity of a holder of the RG Pipe Debt and not in their capacity as a Holder), subject to applicable law and regulations, by purchasing them from such person, but a Holder’s bid might not be successful in such case. All forms of RG Pipe Debt are highly regulated and any Holder looking to purchase the RG Pipe Debt may need to be eligible to hold the RG Pipe Debt. The Holders of the Notes may also choose to enforce the share pledge created by the Parent Guarantor as a part of the Collateral upon the occurrence of an Event of Default and acceleration of amounts due under the Notes, and gain control of the Issuer, and consequently, take actions in relation to the RG Pipe Debt.

Furthermore, the security that will be created for the RG Pipe Debt may differ from the assets that are described in this Offering Memorandum, given that the exact scope of such entities is subject to the sole discretion of the Group after settlement of the offering. See “—The RG Pipe Debt may remain unsecured for a significant amount of time from the issue or drawdown date, and on release of security. Enforcement of any security granted as collateral for the RG Pipe Debt will be subject to Indian law, and the value of such security may not be sufficient to satisfy amounts in respect of the RG Pipe Debt” and “Description of Certain Restricted Group Entities.”

The value of the Collateral may not be sufficient to repay the Notes in full.

The Notes will be secured by the Collateral as described in “Description of the Notes—Security—The Collateral.” The value of the Collateral in the event of liquidation will depend on many factors. In particular, the capital stock of the Issuer pledged to secure the Notes only has value to the extent that the assets of the Issuer are worth more than its liabilities (and, in a bankruptcy or liquidation of the Issuer, will only receive value after payment upon all such liabilities). By its nature, the capital stock of the Issuer may be illiquid and may have no readily ascertainable market value.

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Further, the security over the Collateral is being created in favor of the Holders on a pari passu basis and will be shared (prior to repayment in full thereof) with other creditors of the Issuer and any Person extending other indebtedness, if any.

In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, or enforcement of the security created over the Collateral, the Issuer cannot assure Holders that the proceeds from any sale or liquidation of the applicable Collateral will be sufficient to pay the Issuer’s obligations under the Notes. Any claim for the difference between the amount, if any, realized by Holders from the sale of the Collateral securing the Notes and the obligations under the Notes and the Indenture will rank equally in right of payment with all of the Issuer’s or the Parent Guarantor’s other unsecured senior debt and unsubordinated obligations.

The Notes and the Parent Guarantee will be effectively subordinated to any other secured obligations of the Issuer and the Parent Guarantor to the extent of the assets (other than the Collateral) serving as security for such obligations.

Except with respect to the security created in respect of the applicable Collateral securing the Notes of the Issuer, the Notes and the Parent Guarantee will constitute unsubordinated and unsecured obligations of the Issuer or the Parent Guarantor, respectively, and will rank pari passu in right of payment with all other existing and future unsubordinated and unsecured indebtedness of the Issuer or the Parent Guarantor, respectively, and senior in right of payment to all subordinated indebtedness of the Issuer or the Parent Guarantor, respectively, if any. However, the Notes and the Parent Guarantee will be effectively subordinated to any other secured obligations of the Issuer or the Parent Guarantor, respectively, to the extent of the assets (other than the Collateral) serving as security for such secured obligations. In particular, the Issuer may incur Senior Issuer Indebtedness that may be secured by assets that do not secure (directly or indirectly) the Notes. The incurrence of such Senior Issuer Indebtedness in the future will exacerbate this risk. In bankruptcy, the holder of a security interest with respect to any assets (other than the applicable Collateral) of the Issuer or the Parent Guarantor, respectively, would be entitled to have the proceeds of such assets applied to the payment of such holder’s claim before the remaining proceeds, if any, are applied to the claims of the Holders.

The enforcement of the security interest over the Collateral may not be solely at the discretion of the Holders and may be adverse to the interest of the non-consenting Holders.

The security over the Collateral is being created in favor of the Holders on a pari passu basis and may be shared with certain other creditors of the Issuer, including hedge counterparties and future lenders. Each of the creditors (including the Holders, hedge counterparties and future lenders) which have the benefit of the security over the Collateral will have a right to enforce such security as per the terms of the underlying financing documents. Further, in addition to the Holders, the hedge counterparties and any future lenders will also have rights under the underlying financing documents and hedging agreements (as applicable) to give instructions to the collateral agent acting on their behalf (which may, in certain cases, be the same entity as the Collateral Agents) in relation to the Collateral. The Parent Guarantor may also provide guarantees to any future lenders of the Issuer. The Collateral Agents may be acting in multiple capacities, including as collateral agent for the other future lenders of the Issuer and the Parent Guarantor, and will be required to act in accordance with the directions given by such creditors as per the underlying finance documents. Therefore, the other creditors of the Issuer and the Parent Guarantor have the ability to the enforce the security over the Collateral, or invoke the guarantees provided to them even if the Holders do not consent to such action.

Further, the Collateral Agents are required to take action to enforce the security interest over the Collateral in accordance with the instructions of the Trustee given under and in accordance with the Indenture. The ability of the Trustee (on instructions of the Holders) to enforce the security is restricted under the Indenture. If an Event of Default occurs under the Notes, the Holders holding at least 25% of the outstanding amount of the Notes may decide whether to take any enforcement action and may thereafter, through the Trustee in accordance with the Indenture, instruct the

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Collateral Agents to take enforcement action against the security. By virtue of the instructions given to the Collateral Agents described above, actions may be taken in respect of the security that may be adverse to other Holders who did not vote in favor of enforcement. In such event, the only remedy available to the Holders would be to sue for payment under the Notes.

Certain covenants under the Notes may be suspended upon a Force Majeure Event during which you may not receive the requisite protections under such covenants.

If a Force Majeure Event (as defined below) occurs, each of the Issuer and the Parent Guarantor may elect, for the duration of such event, to suspend its obligation to: (i) comply with the Notes Security Ratio Compliance and SII Security Ratio Compliance covenants and (ii) deliver any certificate (including, but not limited to, any Notes Security Ratio Compliance Certificate and SII Security Ratio Compliance Certificate) or any financial or other report (including balance sheets and financial statements and any officer’s certificate) under the Notes (together, the “Relevant Obligations”). A Force Majeure Event is defined under the Indenture as any act, event or circumstance which is beyond the reasonable control of any of the Issuer or the Parent Guarantor (to the extent affected) (each, an “Affected Party”), prevents the Affected Party from performing or discharging any of the Relevant Obligations, could not have been prevented, avoided or overcome by the Affected Party and is not caused by the Affected Party. Therefore, if a Force Majeure Event occurs, you may not be able to receive the security, notice or information under the related covenants in connection with the Relevant Obligations for the duration of such event. See “Description of the Notes—Suspension.”

The terms of the RG Pipe Debt are different from those of the Notes.

The terms of the RG Pipe Debt will be different from those of the Notes, and the repayment schedule, interest payment dates and maturity dates of the RG Pipe Date may not be similar to those of the Notes. As a result, the Issuer may not be scheduled to receive any amounts under the RG Pipe Debt prior to any payment date of the Notes. Further, the terms of the RG Pipe Debt may not impose similar conditions and restrictions on the Restricted Group as are contained under the terms of the Notes.

Security ratio compliance may not be maintained immediately after the completion of this offering.

Under the terms and conditions of the Notes, the Parent Guarantor has up to the earlier of (i) one hundred and eighty (180) calendar days after the Original Issue Date and (ii) sixty (60) calendar days after all applicable consents and approvals and all corporate actions required to create all required security so as to be able to ensure (x) a Notes Project Security Ratio of 0.6x and (y) a Notes Security Ratio of 1.0x. During such period, the Parent Guarantor is not required to maintain security ratio compliance and Noteholders will not be afforded with benefits under such covenant. See “Description of the Notes—Certain Covenants—Notes Security Ratio Compliance.”

Any security can be released at any point in time and therefore hardening periods will start anew when new security is put in place.

The laws of Mauritius allow any security to be released upon the agreement of the parties and subject to certain documents being entered into by the said parties such as a deed of release between the chargor and the chargee/security trustee, a letter of erasure by the chargee/security trustee and a power of attorney granted by the chargee/security trustee to one of its officers to sign the deed of release and the letter of erasure. In the event that new security is put in place by the chargor, then under Mauritius laws hardening periods will start anew, i.e., the new security may be voidable if it is created within a period of 6 months (or in some circumstances, within 2 years) immediately preceding the insolvency commencement date.

The security created for the RG Pipe Debt can be replaced without the consent of the Holders.

The security created for the RG Pipe Debt can be enforced by the Issuer on default under the relevant RG Pipe Debt. The proceeds received by the Issuer on such enforcement form a part of the Collateral created for the benefit of the

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Holders. However, such security created in relation to the RG Pipe Debt can be replaced without the consent of the Holders. See “— Holders of the Notes will not have any direct interests in the RG Pipe Debt and the security created for the RG Pipe Debt.” While the restrictive covenants include maintenance covenants that require the Group to maintain certain collateral (including indirectly via the secured Pipe Debt) value relative to the Notes, such collateral may be replaced by the Group without the consent of the Holders. In addition, such maintenance covenants include 60 day grace periods for the new security to be put in place, so there is a risk that security may not exist at a moment when an Event of Default arises. See “Description of the Notes—Events of Default and Remedies.”

If your investment in the Notes is being made, in part, based upon reliance on the security being created for the RG Pipe Debt as described in this Offering Memorandum, such reliance should be predicated upon an understanding that such collateral can be replaced without your consent and not be in place for one or more 60 days period.

The Parent Guarantee may be challenged under applicable insolvency or fraudulent transfer laws, which could impair the enforceability of the Parent Guarantee.

The laws of the United Kingdom may limit (i) the ability of the Parent Guarantor to guarantee debt of the Issuer, and/or (ii) any obligations other than the Parent Guarantor’s direct obligations or the obligations of the Parent Guarantor’s subsidiaries and/or impose a time limit pursuant to which a claim must be made under a guarantee. These limitations arise under various provisions or principles of corporate and tax law which include, among others, provisions requiring a guarantor to receive adequate corporate benefit from the financing, financial assistance rules, rules governing preservation of share capital and fraudulent transfer principles. Accordingly, if Holders were to try to enforce the Parent Guarantee in the United Kingdom, their claims may be limited. If these limitations were not observed, the Parent Guarantee could be subject to legal challenge. Furthermore, a third-party creditor may challenge the Parent Guarantee and prevail in court.

Noteholders may be unable to enforce their rights under UK bankruptcy law; and the insolvency laws of Mauritius may differ from UK bankruptcy law or those of another jurisdiction.

The Parent Guarantor is incorporated under the laws of England and Wales, and the Issuer is incorporated under the laws of Mauritius. Under UK bankruptcy law, courts typically have jurisdiction over a debtor’s property, wherever located, including property situated in other countries. However, courts outside of the United Kingdom may not recognize the UK bankruptcy court’s jurisdiction. Accordingly, difficulties may arise in administering a UK bankruptcy case with property located outside the United Kingdom, and any orders or judgments of a bankruptcy court in the United Kingdom may not be enforceable outside of the United Kingdom.

Because the Issuer is incorporated under the laws of Mauritius, an insolvency proceeding relating to the Issuer, even if brought in the United Kingdom, would likely involve insolvency laws under the laws of Mauritius, the procedural and substantive provisions of which may differ from comparable provisions of UK bankruptcy law or the laws of other jurisdictions with which the Holders may be familiar.

Enforcing the rights of Holders under the Notes and/or the Share Pledge and the Issuer Floating Collateral and/or any other Collateral across multiple jurisdictions and enforcing foreign court judgments on the Issuer in Mauritius and/or other jurisdictions may prove difficult.

The Notes will be issued and secured by the Issuer, which is incorporated in Mauritius. The Notes and the Indenture will be governed by New York law. The Share Pledge and the Issuer Floating Collateral are governed by Mauritius law and other Collateral may be governed under the laws of other jurisdictions. In the event of a bankruptcy, insolvency or similar event, proceedings could be initiated in New York, Mauritius and other jurisdictions (as applicable). Such multi-jurisdictional proceedings are likely to be complex and costly for creditors and otherwise may result in greater uncertainty and delay regarding the enforcement of an investor’s rights. The rights of Holders under the Notes and the Collateral Documents will be subject to the insolvency and administrative laws of several jurisdictions and there can be no assurance that investors will be able to effectively enforce their rights in such

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complex multiple bankruptcy, insolvency or similar proceedings. In addition, the bankruptcy, insolvency, administrative and other laws of India may be materially different from, or be in conflict with, those with which Holders may be familiar, including in the areas of the rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws should apply, adversely affect investors’ ability to enforce their rights under the Notes and the Collateral Documents in the relevant jurisdictions or limit any amounts that they may receive.

The Issuer may be unable to redeem the Notes as required upon a Change of Control Triggering Event or certain Rating Decline.

If a Change of Control Triggering Event occurs, then the Issuer will be required to make an offer to redeem all outstanding Notes at a redemption price of 101.0% of their principal amount, plus accrued and unpaid interest, if any, to the applicable offer to purchase payment date. See “Description of the Notes—Repurchase of Notes Upon a Change of Control Triggering Event.” Furthermore, if there is any Rating Decline (as a result of the incurrence of any Senior Issuer Indebtedness) and the Issuer within 45 days of such Rating Decline do not repay in full such Senior Issuer Indebtedness, then the Issuer will be required to redeem the Notes in full at a redemption price of 100.0% of their principal amount, plus accrued and unpaid interest, if any, to the applicable offer to purchase payment date. See “Description of the Notes—SII Mandatory Redemption.” However, the Issuer may be unable to effect any such redemption because it might not have enough available funds at the time to pay the redemption price of the tendered outstanding Notes. In addition, any future indebtedness of the Issuer may limit its ability to redeem the Notes upon a Change of Control Triggering Event or a Rating Decline (as a result of the incurrence of any Senior Issuer Indebtedness).

In addition, the definition of Change of Control or Rating Decline (as a result of the incurrence of any Senior Issuer Indebtedness) for purposes of the Indenture does not necessarily afford protection for the Holders in the event of some highly-leveraged transactions, including certain acquisitions, mergers, refinancing, restructuring or other recapitalization, although these types of transactions could increase the Issuer’s indebtedness or otherwise affect the Issuer’s capital structure or credit ratings.

The definition of Change of Control for purposes of the Indenture also includes a phrase relating to the sale of “all or substantially all” of the properties or assets of either (a) RPPL or (b) the Restricted Group. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition under applicable law. Accordingly, the Issuer’s obligation to make an offer to redeem the Notes, and the ability of a Holder to require them to redeem the Notes as a result of a Change of Control Triggering Event, as a result of a highly leveraged transaction or a sale of less than all of RPPL or the Restricted Group’s assets may be uncertain.

We have a high debt to equity ratio and we may be able to incur more debt which may increase the Group’s debt leverage risk and could adversely affect the holders of the Notes.

Our debt-to-equity ratio was 3.5 as of March 31, 2022. Subject to the restrictions in the Indenture governing the Notes, we may be able to incur additional debt in the future. In addition, certain types of indebtedness permitted under the Indenture may rank equally in right of payment with the Notes and could result in less cash available to make payments on the Notes.

To the extent new debt is added to the Group’s current debt levels, the Group’s leverage related risks, including our possible inability to fulfill the payment obligation under the Notes would increase.

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The Issuer is registered with the SEBI as an FVCI and may also obtain registration as an FPI. Failure to comply with conditions prescribed by the SEBI and the RBI in relation to FVCIs and FPIs (as applicable) may have adverse impact on its ability to continue to hold the RG Pipe Debt.

The Issuer is registered as an FVCI under the SEBI FVCI Regulations, and is subject to various conditions prescribed by the SEBI and the RBI for FVCIs in India. The RBI and SEBI regulations that apply to the Issuer prescribe, amongst others, conditions in relation to the deployment of its investible funds (including a cap on debt investments) and transfer of the investment portfolio.

The Issuer may also obtain registration as a FPI under the SEBI FPI Regulations and that may add additional compliance requirements on the Issuer where the Issuer provides the RG Pipe Debt in the form of FPI NCDs. The RBI and SEBI regulation provide for conditions in relation to, among others, the investment limits, retention period for the investment and transfer of the investment portfolio.

Any failure to comply with such applicable laws could lead to an inspection or investigation in respect of the Issuer’s operations in India and its investment in the RG Pipe Debt. Further, any regulatory actions taken by the RBI or SEBI against the Issuer for such non-compliances could have an adverse impact on its registration as an FVCI or an FPI, as the case may be, and its ability to continue to hold the RG Pipe Debt.

Conditions on pricing or returns in relation to the RG Pipe Debt could affect the Issuer’s ability to make payments under the Notes.

All or some of the RG Pipe Debt is proposed to be in the form of Onshore OCDs issued in accordance with the SEBI FVCI Regulations and/or ECBs under the ECB Regulations. ECBs are subject to certain pricing related guidelines, and this may affect the Issuer’s return on the relevant RG Pipe Debt in the form of ECBs. Currently, there are no conditions under Indian exchange control regulations that apply to the pricing of a transfer of the RG Pipe Debt in the form of OCDs, or otherwise impose caps on the returns on such OCDs. The introduction of any pricing or returns-related conditions on RG Pipe Debt or investments in India by FVCIs after the date of this Offering Memorandum could affect the Issuer’s returns on such RG Pipe Debt, which could adversely affect its ability to make payment on the Notes. RG Pipe Debt raised in any other form may also be subject to similar restrictions.

On the occurrence of an event of default or an early redemption/prepayment event in relation to the Notes, the relevant Restricted Group entities may not be able to redeem the RG Pipe Debt or repay the RG Pipe Debt.

The ECB Regulations allow borrowers to avail external commercial borrowings from eligible foreign entities subject to conditions on the minimum average maturity of such borrowings. During such period, a prepayment or repayment or redemption of the RG Pipe Debt in the form of ECBs may require prior regulatory approval, although an assignment/transfer/novation of such RG Pipe Debt is permitted from one recognized lender (as defined under the ECB Regulations) to another subject only to approval from an authorized dealer. Therefore, upon the occurrence of an event of default or an early redemption/prepayment event under the RG Pipe Debt in the form of ECBs or any redemption of such RG Pipe Debt, if the minimum average maturity of such RG Pipe Debt is not met, the Restricted Group Entities borrowing the relevant RG Pipe Debt may be required to obtain regulatory approval for the early repayment or redemption of such RG Pipe Debt.

Additionally, the ECB Regulations prescribe an all-in-cost ceiling of 500 basis points over the benchmark rate for foreign currency ECBs, and the benchmark rate for such ECBs will be a widely accepted interbank rate or alternative reference rate of 6-month tenor, applicable to the currency of borrowing. For INR-denominated ECBs, the all-in-cost ceiling is 450 basis points over the prevailing yield of Government of India securities of corresponding maturity. Prepayment charges and penal interest are subject to a separate ceiling of 2% over and above the contracted rate of interest. See “Regulation—Other Regulations—Foreign Exchange Management Act, 1999”). Therefore, upon the occurrence of an acceleration of the RG Pipe Debt in the form of ECBs in an event of default or an early redemption event under such RG Pipe Debt if the interest cost, break cost or redemption premium payable by the Restricted

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Group entities which have borrowed the RG Pipe Debt in the form of ECBs is such that the same exceeds the aforesaid ceiling stipulated under the ECB Regulations, then the Restricted Group entities which have borrowed RG Pipe Debt in the form of ECBs may be required to obtain prior approval of the RBI for payment of such excess amounts.

If the RG Pipe Debt is in the form of FPI NCDs under the VRR Scheme, then the Issuer will need to comply with the requirements of the VRR Scheme. While applying for the allocation of limits under the VRR Scheme, an FPI must commit to a time period during which it will retain its committed portfolio size in India (the “CPS”) as may be notified by the RBI at the time of allocation of such limit, which minimum time, as of the date of this Offering Memorandum is three years. During the committed retention period, upon redemption of the FPI NCDs, the FPI shall not be permitted to repatriate proceeds of such repayment or redemption, such that its investment falls below 75% of its CPS, without prior regulatory approval. However, in order to liquidate its investment under the VRR Scheme and repatriate its investment, the FPI may sell/transfer the FPI NCDs to another FPI if the buying FPI complies with all the terms and conditions applicable to the selling FPI under the VRR Scheme. Therefore, on the occurrence of an event of default or an early redemption event in relation to the FPI NCDs, the Issuer may not be able to repatriate the entire amount received by the Issuer from the Restricted Subsidiaries having borrowed pursuant to the FPI NCDs under the VRR Scheme without obtaining appropriate regulatory approvals.

Such regulatory approvals to the Restricted Group entities which have borrowed the RG Pipe Debt may be delayed or may not be received at all. RG Pipe Debt raised in any other form may also be subject to similar restrictions, and approvals may be required for any early repayment of such RG Pipe Debt.

The aforesaid may have an adverse effect on the ability of the Issuer to realize any proceeds from the enforcement of the RG Pipe Debt, and, in turn, the ability of the holders of the Notes to realize any proceeds from the enforcement of the Notes.

The Notes may be amended without the consent of any holder.

The terms and conditions of the Notes can be amended in certain circumstances, without the consent of any holder. Any such amendment may be adverse to the interests of Holders.

Our ability to generate cash depends on many factors and we may not be able to generate cash required to service the Notes.

If we cannot generate sufficient cash to meet our debt service obligations or fund our other business needs, we may, among other things, need to refinance all or a portion of our debt, including the Notes, obtain additional financing, delay capital expenditures or sell assets. We cannot assure you that we will be able to generate sufficient cash through any of the foregoing. If we are not able to refinance any of our debt, obtain additional financing or sell assets on commercially favorable terms or at all, we may not be able to satisfy its obligations with respect to our debt, including the Notes. If this were to occur, holders of the relevant debt would be able to declare the full amount of such debt due and payable. Our assets may not be sufficient to pay such amounts. In addition, certain covenants (including the “Restricted Payment” covenants) in our existing debt limit our ability to pay dividends to and/or lend to the Parent Guarantor, which may impact the ability to service the Notes.

If we are unable to comply with the restrictions and covenants under the Notes, or any debt agreements we have entered into or will enter into in the future, there could be a default under the terms of the Notes or such other debt agreements, which could cause repayment of our debt to be accelerated.

If we are unable to comply with the restrictions and covenants under the Notes, or any of our existing or future debt obligations, there could be a default under the terms of these agreements. In the event of a default under these agreements, the holders of the debt could accelerate repayment of the debt and declare all outstanding amounts due and payable or terminate the agreements, as the case may be. Furthermore, certain of our debt agreements contain,

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and our future debt agreements may contain, cross-acceleration provisions. As a result, a default by us under one debt agreement may cause the acceleration of repayment of not only such debt but also result in a default under our other debt agreements, including in relation to the Notes. If any of these events occur, we cannot assure investors that our assets and cash flows would be sufficient to repay in full all of our indebtedness, or that we would be able to find alternative financing. Even if we could obtain alternative financing, we cannot assure investors that it would be on terms that are favorable or acceptable to them.

In general, the restrictive covenants limit the actions of RPPL and its Restricted Subsidiaries. The Parent Guarantor and the Issuer (and their Subsidiaries that are not part of the RPPL group) are generally not restricted under the covenants.

Many of the restrictive covenants applicable to the Notes do not apply to the Parent Guarantor or the Issuer. For example, the Issuer may generally incur indebtedness without limitation (such as Senior Issuer Indebtedness). See “Description of the Notes—Incurrence of Indebtedness by the Issuer.” While investors are being asked to examine the potential investment in the Notes based primarily on the credit of RPPL and its Restricted Subsidiaries, additional risk to investors can be introduced by the Parent Guarantor and the Issuer without the terms of the Notes presenting significant obstacles. Many of the risks highlighted in the “Risk Factors” section can be exacerbated by the relative freedom to act of the Parent Guarantor and the Issuer.

Restrictions imposed by the Indenture and the agreements governing Restricted Subsidiaries’ other current and future borrowings may contain covenants that limit their ability to take certain action.

The Indenture in respect of the Notes and our other current and future debt agreements may contain covenants imposing operating and financial restrictions on our Restricted Subsidiaries’ business that limit their flexibility. For example, the Indenture with respect to the Notes restricts their ability to, among other things:

•
borrow money;
•
pay dividends or make other distributions;
•
make certain asset dispositions;
•
make certain loans or investments;
•
issue certain guarantees;
•
enter into transactions with affiliates;
•
merge, consolidate, RPPL with or into another person or sell, lease or transfer all or substantially all of RPPL’s and the other Restricted Subsidiaries’ assets, taken as a whole; and
•
redeem, dispose of or amend Notes.

The operating and financial restrictions and covenants in these agreements might adversely affect our ability to finance our future operations and capital needs, engage in other business activities that may be in our interest and react to adverse market developments. These restrictions also may interfere with our ability to make payments on the Notes.

The terms and conditions of the RG Pipe Debt may be amended without the consent of any holder of the Notes.

The terms and conditions of the RG Pipe Debt subscribed for or borrowed by the Restricted Group in accordance with the relevant documents for such RG Pipe Debt can be amended in certain circumstances, without the consent of any holder of the Notes.

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The availing of RG Pipe Debt, securing the RG Pipe Debt and associated actions may result in a breach of the terms of our existing debt documentation unless the existing debt is prepaid, amended or canceled, as applicable.

Certain terms of our existing debt documentation including the existing debt documentation of the Restricted Group prohibit us from incurring new debt, securing such debt and/or taking related actions. As a result, in order for us to incur new debt, including the RG Pipe Debt, securing the RG Pipe Debt and/or take certain related actions, prior consents from the relevant existing lenders will be required. In relation to the RG Pipe Debt, it is proposed that unless the applicable existing indebtedness will be prepaid in full from the proceeds of the relevant RG Pipe Debt, such consents will be obtained by the applicable Restricted Group entities prior to the incurrence of the relevant RG Pipe Debt. In relation to the security to be created in respect of the RG Pipe Debt, it is proposed that the applicable existing indebtedness restricting the creation of such security will be prepaid in full prior to the creation of such security. Absence of such consents could result in a breach of our existing debt documentation or cross defaults under the onshore financing agreements, until the relevant existing debt is prepaid or except where the relevant existing debt is canceled prior to the incurrence of, or creation of security in respect of, the relevant RG Pipe Debt. Further, prior consents from certain existing lenders, may be required under the terms of the relevant existing debt documentation for the prepayment of the debt availed from such existing lenders. There can be no assurance that we will receive such consents for prepayment of the existing debt prior to the incurrence of the RG Pipe Debt. If such lenders were to also refuse to accept prepayment of the relevant indebtedness, an event of default under our existing indebtedness may be triggered on account of the incurrence of the RG Pipe Debt and related actions, which may cause a cross default under certain of our indebtedness and the indebtedness of the Group, and consequently, may also trigger an Event of Default under the Notes.

The RG Pipe Debt may remain unsecured for a significant amount of time from the issue or drawdown date, and on release of security. Enforcement of any security granted as collateral for the RG Pipe Debt will be subject to Indian (or other applicable) law, and the value of such security may not be sufficient to satisfy amounts in respect of the RG Pipe Debt.

Under the terms and conditions of the Notes, the Parent Guarantor has up to the earlier of (i) one hundred and eighty (180) calendar days after the Original Issue Date and (ii) sixty (60) calendar days after all applicable consents and approvals and all corporate actions required to create all required security so as to be able to ensure (x) a Notes Project Security Ratio of 0.6x and (y) a Notes Security Ratio of 1.0x. Further the terms and conditions of the Notes permit the release of such security created for the Pipe Debt (including the RG Pipe Debt) at any point in time for one or more 60 consecutive day periods.

In relation to the RG Pipe Debt, such security is proposed to be created by the relevant entities in the Restricted Group in favor of the Issuer or an onshore trustee appointed which will hold the security for the benefit of the Issuer. Until the collateral documents are entered into and the relevant security is created and perfected, the RG Pipe Debt will be unsecured. In addition, where the security has been released as permitted under the terms and conditions of the Notes, the RG Pipe Debt shall be unsecured until such time as further security has been created and perfected for the benefit of the Issuer. Third party consents, including consents from governmental and regulatory authorities, may be required for creation of such security. The process for obtaining such consents and creating and perfecting security could take a significant amount of time from the issue or drawdown date of the RG Pipe Debt. In certain cases, other lenders of a Restricted Group entity, may already have the benefit of security over the assets of such Restricted Group entity which will secure the RG Pipe Debt. Until security is created over such assets, any claim of the Issuer or the onshore trustee in a bankruptcy or similar proceeding would be unsecured to the extent that the relevant Restricted Group entity has not created, perfected and registered the security for the RG Pipe Debt, which could limit any recovery of the Issuer in any such proceeding. Additionally, under the Insolvency and Bankruptcy Code 2016, as amended (the “Code”), for any further security that has been created pursuant to the release of security as permitted under the terms and conditions of the Notes, the look-back period for assessing whether the transaction is a

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preferential transaction or not will start from the date of creation of the relevant security. In this regard, where the insolvency resolution professional or the liquidator is of the view that any of the Restricted Group entity has (within two years (in case of related party) or one year (in case of no related party) prior to the insolvency commencement date) given a preference to another person, then it may apply to the National Company Law Tribunal for avoidance of such transactions.

Further, to the extent that any of the Restricted Group’s other secured indebtedness remains outstanding after the incurrence of RG Pipe Debt, the obligations due to the creditors of such secured indebtedness will be effectively senior to the obligations due under the RG Pipe Debt, until security for the RG Pipe Debt is created.

The terms of the Notes do not provide for a separate security coverage ratio in relation to the RG Pipe Debt. The Notes Project Security Ratio of 0.6x will take into account, inter alia, security created by the Restricted Subsidiaries to secure any RG Pipe Debt. The security so created in relation to the RG Pipe Debt may not be sufficient to cover all the amounts outstanding in relation to the RG Pipe Debt, and the amounts received on foreclosure or sale of the security, may not be sufficient to pay all amounts that the Issuer is owed in relation to the RG Pipe Debt. This may in turn affect the ability of the Issuer to repay the Holders. Any enforcement of security provided in relation to RG Pipe Debt will be subject to Indian (or other) law. Depending upon the nature of security provided, sale of the security can be by way of private sale or through a court-assisted sale process. The exercise by the Issuer or the onshore trustee under the RG Pipe Debt of the powers and remedies conferred on it under the RG Pipe Debt documents or otherwise vested in it by Indian (or other) law, will be subject to general equitable principles regarding the enforcement of security, the general supervisory powers and discretion of the Indian courts in the context thereof and the obtaining of any necessary governmental or regulatory consents, approvals, authorizations or orders. It is not unusual for court proceedings in India to continue for years. Disposition of cases may be further subject to various delays including multiple levels of appellate adjudication. Any such enforcement could take a significant amount of time. Further, the amounts received on foreclosure or sale of the security, may not be sufficient to pay all amounts that the Issuer is owed in relation to the RG Pipe Debt. The above, in turn, may result in delay in servicing the Notes and may impair the ability of the Issuer to repay the Noteholders.

The amounts that can be recovered by the Issuer from the RG Pipe Debt and by the Parent Guarantor from the companies in the Restricted Group will be subject to foreign exchange laws.

The amounts that can be recovered by the Issuer or the Parent Guarantor from any entity in the Restricted Group in India, whether in the form of or on account of dividends, redemption premium on the RG Pipe Debt, the buy-back of shares or other securities or otherwise, may be restricted or limited by Indian foreign exchange laws. The relevant Restricted Group entities may be unable to make payments to the Issuer and/or the Parent Guarantor to the extent that such payments would breach the aforesaid restrictions or limitations.

There is no public market for the Notes.

An application will be made for the listing and quotation of the Notes on the SGX. However, no assurance can be given that we will be able to maintain such listing and even if listed, we do not intend to enter into any agreement with a depository or custodian for the trading of the Notes. In addition, we do not intend to apply for listing of the Notes on any securities exchange other than the SGX. This may impede a holder’s ability to dispose of the Notes (including their ability sell their Notes easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market).

The redemption of the Notes prior to maturity may adversely affect investors’ return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity, as described under “Description of the Notes—Optional Redemptions” and “—Special Optional Redemption.” We may redeem the Notes at times when prevailing interest rates may be relatively low. Accordingly, investors may not be able to reinvest the redemption proceeds in a comparable security and issuer or at an effective rate as high as that of the Notes.

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We may redeem the Notes as a result of certain changes in tax laws.

As described in “Description of the Notes—Redemption for Taxation Reasons,” if we are required to pay certain Additional Amounts (or other amounts on any Tax Redemption Subsidiary Debt) as a result of certain changes in tax law, including changes in existing official positions or the standing of an official position, we may, subject to certain conditions, redeem the Notes, as a whole but not in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date (including any Additional Amounts).

The rights of holders to receive payments under the Notes and the rights of the Issuer to receive payments under the RG Pipe Debt is junior to any tax and other liabilities of the Issuer and the relevant Restricted Group entities that are preferred by law.

The Notes and the RG Pipe Debt will rank subordinated to certain liabilities preferred by law, such as claims of the Government on account of taxes, and certain liabilities incurred in the ordinary course of our business. In particular, in the event of bankruptcy, liquidation or winding-up, the assets of the members of the Restricted Group which have borrowed the RG Pipe Debt will be available to pay obligations on the RG Pipe Debt only after all of the tax liabilities and other liabilities which rank senior to the RG Pipe Debt have been paid. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying amounts relating to these proceedings, to pay amounts due on the RG Pipe Debt. Creditor initiated corporate insolvency in India is governed by the Code, which offers a uniform, comprehensive insolvency legislation encompassing all companies, partnerships and individuals (other than financial firms). The Code enables a creditor to file a corporate insolvency and resolution petition (“CIRP”) against a debtor, including on default in payment of debt by the debtor. If the CIRP is admitted by the National Company Law Tribunal against an issuer, the declaration of a moratorium by the adjudicating authority until completion of the corporate insolvency resolution process under the Code will prohibit the creation of encumbrance, disposal of assets of such issuer, any action to enforce the security interest of such issuer as well as the institution or continuation of legal proceedings against such issuer. In addition, if an invocation and realization of security interest is sought in respect of such issuer against which a CIRP has been admitted, such claim will also be subordinated to certain payments, including certain liabilities preferred by law such as workmen’s dues, wages to employees, government dues and certain other liabilities.

As a related party of the borrowers of the RG Pipe Debt, the Issuer may be precluded from being a part of the committee of creditors in case of insolvency of such entities of Restricted Group.

In case of admission of an insolvency resolution process with respect to an entity of the Restricted Group which has availed the RG Pipe Debt, under the provisions of the Code, a committee of creditors of such insolvent entity is constituted which is responsible for appointment of the resolution professional, approval of the resolution plan etc. The committee of creditors under the Code would consist of all the financial creditors (being the lenders of debt along with interest disbursed against the consideration of time value of money) of such Restricted Group entity. The Code, however, precludes “related parties” from participating in the committee of creditors. As the Restricted Group entities and the Issuer are subsidiaries of the Parent Guarantor, the Issuer would be a related party of the Restricted Group entities availing the RG Pipe Debt and would be precluded from participating in the committee of creditors (as the lender of the RG Pipe Debt) in case of an insolvency proceeding in relation to such Restricted Group entities. Even in case of a change of control of the Issuer, given that at the time of the extension of the RG Pipe Debt by the Issuer to such entities was a “related party” (as defined in the Bankruptcy Code), it is possible that the adjudicating authority under the Code may nonetheless preclude the Issuer from participating in the committee of creditors.

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In addition, in respect of entities in the Restricted Group which are only providing security in respect of the RG Pipe Debt, while the Issuer will be a secured creditor for the purpose of the Code, it is not permitted to initiate insolvency proceedings and will not be a part of the committee of creditors in case of insolvency of such entities. In addition, while it has been held that secured creditors cannot be disregarded in a resolution plan, the value recoverable by secured creditors though the resolution process has not been settled.

The proposed RG Pipe Debt may be subordinated to senior lenders of the Indian Restricted Subsidiaries.

The RG Pipe Debt granted by the Issuer to the entities of the Restricted Group in India will be treated as a loan from a related party or a ‘shareholder debt’. The senior secured lenders of such entities may require that on account of being a shareholder debt, the RG Pipe Debt be subordinated to them in right of priority and payment. The terms of such subordination may restrict the Indian Restricted Subsidiaries ability to upstream cash flows and dividends to the Issuer and the Parent Guarantor which may, in turn, impact the ability of the Issuer to service the Notes. The terms of such subordination may also restrict the Issuer from accelerating the RG Pipe Debt or calling an event of default on the RG Pipe Debt so long as the existing debt remains outstanding.

Remittance of funds outside India pursuant to indemnification by us in relation to the RG Pipe Debt requires prior RBI approval.

Remittance of funds outside India by us pursuant to indemnity clauses under any agreements in relation to the RG Pipe Debt requires prior RBI approval under the Foreign Exchange Management Act, 1999 and rules and regulations made thereunder. Any approval, if and when required, for the remittance of funds outside India is at the discretion of the RBI and we can provide no assurance that we will be able to obtain such approval.

The Notes are subject to selling restrictions and may be transferred only to a limited pool of investors.

The Notes are subject to selling restrictions and may be transferred only to a limited pool of investors. The Notes can only be issued to and held by investors eligible under the ECB Regulations (as amended and updated from time to time), being investors which are neither from a Restricted Jurisdiction nor are Restricted Overseas Persons (as further set out in the section headed “Plan of Distribution”).

There are interest rate risks on an investment in the Notes.

Investment in fixed rate instruments such as the Notes involves the risk that subsequent changes in market interest rates may adversely affect the value of the fixed rate instruments. The extent of a fall or rise in the prices is a function of the existing coupon, days to maturity and the increase or decrease in the level of prevailing interest rates. Increased rates of interest, which frequently accompany inflation, are likely to have a negative effect on the price of the Notes.

The Trustee may request that the holders of the Notes provide an indemnity and/or security and/ or prefunding to their satisfaction.

Pursuant to the Indenture, the Trustee may, in certain circumstances, request the holders of the Notes provide an indemnity and/or security and/or prefunding to their satisfaction before they take any action on behalf of the holders of the Notes. The Trustee shall not be obliged to take any such actions if not indemnified and/or secured and/or pre-funded to their satisfaction. Negotiating and agreeing to any indemnity and/or security and/or prefunding can be a lengthy process and may have an impact on when such actions can be taken.

If there is any change in the particulars submitted by the Issuer at the time of registration as an FVCI or a FPI, it may affect the ability of the Issuer to continue to hold the RG Pipe Debt.

Any change in information provided by the Issuer at the time of its FVCI registration (which includes a brief description of the group) including any change in shareholding on enforcement of the Collateral may trigger notification requirements to SEBI. In such circumstances, SEBI may seek additional information and may seek to make a determination as to whether or not the Issuer continues to be eligible for FVCI registration. There is no

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certainty that a positive determination shall be made. If SEBI determines that the Issuer is not eligible to continue to be registered as a FVCI, then it shall not be permitted to make any further investments in Indian securities and may be required to surrender its FVCI registration or redeem/sell down its investment in the RG Pipe Debt by transferring the RG Pipe Debt to other eligible holders.

Further, any change of control in relation to the Issuer or change in material information provided by the Issuer at the time of its FPI registration pursuant to an enforcement under the share pledge created by the Parent Guarantor may trigger notification requirements to the designated depository participant of the Issuer in India. In such circumstances, the designated depository participant may seek additional information and may seek to make a determination as to whether or not the Issuer continues to be eligible for FPI registration. There is no certainty that a positive determination shall be made. If the designated depository participant determines that the Issuer is not eligible to continue to be registered as an FPI, then it shall not be permitted to make any further investments in Indian securities and may be required to surrender its FPI registration. This may result in delays in recovery of proceeds from the Restricted Subsidiaries.

The offering of the Notes and associated actions are subject to authorization by a resolution of our board of directors.

The offering of the Notes and the taking of associated actions are required to be, but have not yet been, authorized by a resolution of our board of directors adopted at a meeting duly called and held and/or adopted by written resolution executed by the applicable members of the board. While a meeting of our board of directors is intended to be convened prior to the execution of the Purchase Agreement (as defined in the “Plan of Distribution” section below) in order to approve the offering and associated actions and to ratify all actions taken by us or on our behalf in connection with the offering until the date of such meeting, there can be no assurance that such meeting will be duly attended and/or that the board of directors will approve and/or ratify the relevant actions at such meeting and accordingly, we may not be able to issue the Notes.

The Notes will initially be held in book-entry form, and therefore investors must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

The Notes will initially only be issued in global certificated form and held through DTC and its participants, including Euroclear and Clearstream. Interests in the global note representing the Notes will trade in book-entry form only, and Notes in definitive registered form will be issued in exchange for book-entry interests only in very limited circumstances. Owners of book-entry interests will not be considered owners or the Holders for purposes of the Indenture. The custodian for DTC will be the sole registered holder of the global note. Payments of principal, interest and other amounts owing on or in respect of the global note will be made to the paying agent who will make payments to DTC. Thereafter, these payments will be credited to accounts of participants (including Euroclear and Clearstream) that hold book-entry interests in the Global Notes and credited by such participants to indirect participants. After payment to the custodian for DTC, the Issuer and the Parent Guarantor will have no responsibility or liability for payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of DTC, Euroclear and Clearstream, and if you are not a participant in DTC, Euroclear and Clearstream on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder of Notes under the Indenture.

Upon the occurrence of an Event of Default under the Indenture, unless and until definitive registered Notes are issued in respect of all book-entry interests, if an investor owns a book-entry interest, the investor will be restricted to acting through DTC, Euroclear and Clearstream. The procedures to be implemented through DTC, Euroclear and Clearstream may not be adequate to ensure the timely exercise of rights under the Notes. See “Description of the Notes-Book—Entry, Delivery and Form.”

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The security over certain Collateral may in certain circumstances be voidable.

The security interest over the Collateral securing the Notes may be voidable under insolvency, bankruptcy, fraudulent transfer or similar provisions of New York law and the applicable laws of other jurisdictions, if and to the extent applicable. In the case of the Collateral being voidable under such laws in New York, the relevant time period during which such Collateral is voidable could be within six months of the date of the creation of the charge, although under some circumstances, it would be voidable within longer periods. If the security interest over the Collateral were to be voided for any reason, the Holders would have only an unsecured claim against the Issuer and the Parent Guarantor (for so long as its Guarantee has not been released as per the Indenture). Under Mauritius law, the security interest over the Collateral (as applicable) granted by the Issuer and the Parent Guarantor, respectively, may be considered voidable if, in the event of insolvency, it is proved that the Issuer had created the Issuer Floating Collateral within the period of six months (or in some circumstances, within two years) immediately preceding the insolvency commencement date.

The transferability of the Notes may be limited under applicable securities laws which may adversely affect their liquidity and value.

The Notes and the Parent Guarantee have not been, and will not be, registered under the Securities Act or the securities laws of any state or any other jurisdiction and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the applicable securities laws of any state or any other jurisdiction. See “Plan of Distribution.” The Notes are not being offered for sale in the United States except to “qualified institutional buyers” in accordance with Rule 144A. See “Plan of Distribution.” The Issuer has not agreed to or otherwise undertaken to register the Notes with the U.S. Securities and Exchange Commission (including by way of an exchange offer). It is the obligation of holders of Notes to ensure that their offers and sales of the Notes within the United States and other countries comply with applicable securities laws.

The Notes are subject to selling restrictions and may be transferred only to a limited pool of investors.

The Notes can only be issued to and held by investors eligible under the ECB Regulations (as amended and updated from time to time), being investors which are neither from a Restricted Jurisdiction nor are Restricted Overseas Persons (as further set out in the section headed “Plan of Distribution”)

There are interest rate risks on an investment in the Notes.

Investment in fixed rate instruments such as the Notes involves the risk that subsequent changes in market interest rates may adversely affect the value of the fixed rate instruments.

The Notes may not be a suitable investment for all investors seeking exposure to “sustainable” or “development” finance assets.

There is currently no market consensus on what precise attributes are required for a particular project or financing to be defined as “sustainable” or “development,” and therefore no assurance can be provided to investors that the Notes and the use of proceeds by the Issuer or any development impact projects, will satisfy, whether in whole or in part, any expectations or requirements of any investor or any present or future expectations or requirements with respect to development finance or sustainability. Neither the Issuer nor the Joint Global Coordinators and Joint Bookrunners make any representations or assurances as to whether (and are not responsible for ensuring that) the characterization of the Notes as development finance or the level of its expected development intensity rating impact will (i) comport with any investor’s definition of sustainable or development finance, (ii) meet any investor’s criteria and expectations with regard to developmental impact, or (iii) comport with the characterization or definitions used by any other development finance institution in the public or private sectors.

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The Notes may not be a suitable investment for all investors seeking exposure to green assets.

We intend to allocate the net proceeds towards financing, refinancing, reimbursement, and allocation towards existing indebtedness, historical expenditures, as well as the financing of new Eligible Green Projects. However, neither the terms of the Notes nor the Indenture requires us to use the proceeds as described above, and any failure by us to comply with the foregoing will not constitute a breach of or default or an Event of Default under the Notes or the Indenture. Our green bond framework (as amended or updated from time to time, the “Green Bond Framework”) is aligned with the prevailing market practices but may be subsequently updated as green financing standards and the sustainable finance market evolves. The main characteristics of the green bond are specified within the Green Bond Framework, which has been established in accordance with the Climate Bonds Standard version 3.0, certified by the Climate Bonds Initiative and verified by DNV Business Assurance Australia Pty Ltd (“DNV”), a Climate Bonds approved verifier. The eligibility requirements of the Green Bond are described in the Green Bond Framework which is structured around the key pillars as per the International Capital Markers Association’s (ICMA) Green Bond Principles 2021 (“GBP”). See “Green Bond Framework Overview”.

There is no current market consensus on what precise attributes are required for a particular project to be defined as “green” or “sustainable” and therefore the Eligible Green Projects may not meet the criteria and expectations of investors regarding environmental impact and sustainability performance. We may not meet or continue to meet, the investment requirements of certain environmentally focused investors with respect to the Notes, which may also have consequences for certain investors with portfolio mandates to invest in green assets. Each potential purchaser of the Notes should determine for itself the relevance of the information contained in this offering memorandum regarding the use of proceeds of the Notes. In the event that any such Notes are listed or admitted to trading on any dedicated “green”, “environmental”, “sustainable” or other equivalently-labelled segment of any stock exchange or securities market (whether or not regulated), no representation or assurance is given by the Company, the Joint Global Coordinators and Joint Bookrunners or any other person that such listing or admission satisfied, whether in whole or in part, any present or future investor expectations or requirements as regards any investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable law or regulations or by its own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental, sustainability or social impact of any projects or uses, the subject of or related to, any green projects. Furthermore, it should be noted that the criteria for any such listings or admission to trading may vary from one stock exchange or securities market to another. Nor is any representation or assurance given or made by the Company, the Joint Global Coordinators and Joint Bookrunners or any other person that any such listing or admission to trading will be obtained in respect of any such Notes or, if obtained, that any such listing or admission to trading will be maintained during the life of the Notes.

While it is the intention of the Company to apply the proceeds of any Notes so specified for green projects in, or substantially in, the manner described in the Offering Memorandum, there can be no assurance that the relevant project(s) or use(s) the subject of, or related to, any green projects will be capable of being implemented in or substantially in such manner and/or accordance with any timing schedule and that accordingly such proceeds will be totally or partially disbursed for such green projects. In addition, in respect of any instruments issued with a specific use of proceeds, such as a “green bond”, there can be no assurance that such use of proceeds will be suitable for the investment criteria of an investor. Accordingly, no assurance is or can be given by the Company, the Joint Global Coordinators and Joint Bookrunners to investors that any projects or uses the subject of, or related to, any green projects will meet any or all investor expectations regarding such “green”, “sustainable” or other equivalently-labelled performance objectives or that any adverse environmental, social and/or other impacts will not occur during the implementation of any projects or uses the subject of, or related to, any green projects. Nor can there be any assurance that such green projects will be completed within any specified period or at all or with the results or outcome (whether or not related to the environment) as originally expected or anticipated by the Company. Any such event or failure by the Company will not constitute an Event of Default under the Notes.

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Any such event or failure to apply the proceeds of any issue of Notes for any green projects as aforesaid and/or withdrawal of any such opinion or certification or any such opinion or certification attesting that the Company is not complying in whole or in part with any matters for which such opinion or certification is opining or certifying on and/or any such Notes no longer being listed or admitted to trading on any stock exchange or securities market as aforesaid may have a material adverse effect on the value of such Notes and also potentially the value of any other Notes which are intended to finance green projects and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose. In addition, any such opinion or certification is for information purposes only and none of the Company nor the Joint Global Coordinators and Joint Bookrunners or any of their respective agents, directors, employees, advisers or affiliates or any person who controls any of them accepts any form of liability for the substance of such opinion or certification and/or any liability for loss arising from the use of such opinion or certification and/or information provided in it. Such opinion or certification is not, nor should be deemed to be, a recommendation by the Company, Joint Global Coordinators and Joint Bookrunners or any of their respective representatives, agents, directors, officers, employees, advisers or affiliates or any person who controls any of them or any other person to buy, sell or hold any such Notes. Prospective investors should have regard to the
Green Bond Framework which the Company may publish from time to time, such opinion or certification delivered in respect thereof, and any public reporting by or on behalf of the Company in respect of the application of the proceeds of the Notes for further information. For the avoidance of doubt, such opinion or certification are not, nor shall be deemed to be, incorporated in and/or form part of this Offering Memorandum.

There is currently no market consensus on what precise attributes are required for a particular energy project to be defined as ‘green’ or ‘sustainable’, and therefore no assurance can be provided to investors that the projects will meet all investor expectations regarding sustainability performance. Although the underlying projects will be selected in accordance with the categories recognized by the Green Bond Framework and will be developed in accordance with relevant legislation and standards, there can be no guarantee that adverse environmental and/or social impacts will not occur during the design, construction, commissioning and operation of the projects. In addition, where negative impacts are insufficiently mitigated, the projects may become controversial, and/or may be criticized by activist groups or other stakeholders.

Neither the Company nor any of the Joint Global Coordinators and Joint Bookrunners or their respective agents, directors, employees, advisers or affiliates or any person who controls any of them makes any representation as to the suitability of the Notes to fulfil such environmental and sustainability criteria. Neither the Joint Global Coordinators and Joint Bookrunners nor any of their respective agents, directors, employees, advisers or affiliates or any person who controls any of them have undertaken nor are responsible for, any assessment of the eligibility of projects in Eligible Green Projects or the monitoring of the use of proceeds from the offering of the Notes. Prospective investors should have regard to the factors described in this Offering Memorandum regarding the use of proceeds. Each potential purchaser of Notes should determine for itself the relevance of the information contained in this Offering Memorandum regarding the use of proceeds, and its purchase of Notes should be based upon such investigation as it deems necessary.

Any failure by the Company to use the net proceeds from the Notes on eligible projects or to meet or continue to meet the investment requirements of certain environmentally focused investors with respect to such Notes may affect the value of the Notes and/or may have consequences for certain investors with portfolio mandates to invest in green assets.

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USE OF PROCEEDS

The Issuer estimates receiving approximately U.S.$127 million aggregate proceeds from the offering (which includes accrued interest from, and including July 28, 2024 to, but excluding August 14, 2024).

The Issuer intends to use a portion of the proceeds for payment of expenses related to the offering including but not limited to the Joint Global Coordinators and Joint Bookrunners’ Commissions. Subject to compliance with applicable laws and regulations, balance proceeds will be used:

•
for on-lending to ReNew Global and/or one or more of its subsidiaries, which amounts will be utilized by each such group entity for (a) the prepayment of its own existing indebtedness availed for the purposes of capital expenditure; (b) its capital expenditure for Eligible Green Projects;
•
for on-lending to certain Restricted Group entities as RG Pipe Debts; and
•
for any other purpose(s) permitted by applicable law. each in accordance with the Green Bond Framework.

See “Green Bond Framework Overview”.

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DEVELOPMENT IMPACT

Introduction

The Group is a renewable energy company in India at the forefront of the country’s energy transition and decarbonization efforts, and a significant contributor to the Indian clean energy matrix. As the number one pureplay renewable power generation company in India and the tenth largest globally, the Group generated enough wind and solar energy to serve 4 million households in India and supplied 1.9% of India’s total electricity in 2022. On an annual basis, the Group helps mitigate half a percent of India’s carbon emissions, according to Climate Disclosure Project (“CDP”) data. As the Group aims to expand its operations to meet increased market demand for renewable energy in the country, the Group is offering a green bond, under its Green Bond Framework. See “Green Bond Framework Overview”. In addition to the Green Bond Framework, the Group has set forth initiatives throughout its operations related to gender, renewable energy capacity, training and waste management. See “—Positive Outputs and Outcome Targets”. The Group aims to report on its efforts to curb greenhouse gas (GHG) emissions on an annual basis in its annual report, which is anticipated to contribute to UN Sustainable Development Goal (SDG) #13.

Positive Outputs and Outcome Targets

Sector-Specific Impact Indicators

Increase renewable energy production over the tenor of the bond by:

•
Developing a “Round-the-Clock” renewable energy project with Mitsui & Co, consisting of three newly built wind farms and one solar plus battery storage to create a total of 1,300 MW and up to 100MWh of battery storage in Rajasthan, Karnataka, and Maharashtra.

Cross-Cutting Indicators

The Group intends to enhance its policies and practices with regards to environmental sustainability, job creation and gender and diversity over the maturity of the Notes, by:

•
Reducing ReNew’s carbon footprint through:
•
continuing to achieve validated carbon neutrality (Scope 1 and 2 emissions) annually until 2025;
•
developing and finalizing science-based targets (Scope 1, 2, and 3), to be validated by SBTi by 2025;
•
sourcing 50% of electricity through clean sources across all operations by 2025;
•
sourcing 100% of electricity through clean sources across all operations by 2030;
•
reducing Scope 1, 2, and 3 GHG Emissions by 29.4% by 2027 from baseline of 468,261.8 tCO2e in 2021 and, reducing Scope 1, 2, and 3 GHG emissions by 90% (measured in tons) by 2040 through:
•
Scope 1 & 2: Energy efficiency improvements in office HVAC and other areas, green energy procurement via open access/captive route, electrification of equipment from fossil-based fuels; and
•
Scope 3: Encouraging suppliers to set Science-Based Target Initiatives (“SBTi”) targets, evaluating low carbon footprint raw materials, exploring green logistics for transportation & employee commute, and exploring ESCO route for implementation of EE/RE opportunities at supplier factories.

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•
addressing the Group’s overall water efficiency by:
•
improving the water consumption efficiency through use of robotic cleaning on solar modules from a baseline of 259,414 KL in 2022; and
•
contributing towards the Group’s 2030 goal of achieving water positivity, to return more water to freshwater sources than is withdrawn.
•
improving waste management practices by:
•
decreasing waste (including batteries, e-waste, hazardous waste and non-hazardous waste) to 0 tons in 2030 from a baseline of 765 tons in 2022 by implementing the principles of circular economy as part of its operations through procurement of green materials, extending life of equipment and materials, reverse logistics and re-purposing.
•
supporting employment in India by:
•
supporting employment of over 1,600 people as of 2022 and creating new jobs
•
supporting the knowledge development of employees with a focus on training through:
•
achieving a 100% employee completion rate of the Group’s mandatory ESG training.
•
advancing gender equality by:
•
increasing the proportion of female employees to 30% or higher by 2030 from a baseline of 7.8%; and
•
piloting firmwide initiatives to promote women, including creating an all-women initiative across all manufacturing sites, the “Power of W” and “Recruit HER.”

Mitigation of Negative Impacts

The Group intends to pursue incremental impact intentions while upholding its commitments to national and international standards and to adopt new standards for its operations and disclosures, through:

•
ensuring the Group’s operations are in-line with its Environmental & Social Management System (“ESMS”) and Enterprise Risk Management System, as well as national and international standards including:
•
Science Based Target Initiatives (“SBTi”);
•
Taskforce for Climate-related Financial Disclosures (“TCFD”);
•
Terra Carta;
•
IFC Standards PS1-PS8;
•
ISO 9001, 14001, and 45001;
•
DuPont Code of Conduct;
•
Equator Principles 1-10;
•
United Nations Global Compact Principles 1-10;
•
achieving and maintaining Gold level LEED certification for manufacturing facility;

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•
ensuring that appropriate climate related disclosures are in line with TCFD as part of the sustainability report;
•
principles of UN Women Empowerment 1-7; and
•
GRI standards for their environmental and social reporting.
•
Achieving awards and recognition for sustainability efforts, including:
•
Morningstar Sustainalytics: Received a “low risk” rating with a score of 11.6 and ranked among the Top 10 in both Renewable Power & Utility Companies in ESG globally;
•
Refinitiv: Scored 81.22/100.00, which was the highest among all electric utilities and independent power producers in India for fiscal year 2022 and second highest among electric utility peers globally; recognized as one of the best companies globally for ESG performance;
•
European Foundation for Quality Management (EFQM): Obtained a 5-star rating for business excellence systems and first company in the energy sector globally to receive this rating;
•
CDP: Rated best among renewable energy companies in India with “B” rating, which is higher than the regional average in Asia and higher than the renewable power generation sector average; and
•
Green Rating for Integrated Habitat Assessment (“GRIHA”) Award: Ranked first by GRIHA for the “Best Green Existing Building Awards” for the Group’s corporate office.

Development Impact Reporting

The Group aims to report on the following metrics in accordance with the UN SDGs in its Annual Report, published on its website, which will include the following updates:

Development Outputs and Outcomes

Indicator	Baseline	Baseline Year	Target	Target Year	‘24	‘25	‘26
Reduction in Scope 1, 2, and 3 GHG Emissions (measured in tCO2e, % reduction)	468,261.8	Fiscal year 2021-2022	29.4% 90.0%	2027 2040

Contribution to the UN SDGs and Addressing Country Development Gaps

The anticipated impact of the development outputs and outcome above are expected to contribute to UN SDG #13. The Group has committed to report on specific metrics that align to this SDG and therefore help address development gaps in India, both directly and indirectly. India faces development gaps with regards to the following sectors:

•
SDG 13: Take urgent action to combat climate change and its impacts. CO2 emissions in India amounted to 1.8 metric tons per capita in 2019, according to World Bank Data. Through the Group’s goal to Reduce Scope 1, 2 and 3 emissions by 29% by 2027 and 90% by 2040, the Group endeavors to monitor and mitigate its environmental impact in India, which contributes to SDG Target 13.2: Integrate climate change measures into national policies, strategies and planning.

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GREEN BOND FRAMEWORK OVERVIEW

The description of our green bond framework (as amended or updated from time to time, the “Green Bond Framework”) included herein is in summarized form only. It is intended to provide non-exhaustive, general information and does not purport to be comprehensive. The information contained herein is provided as at the date of the Green Bond Framework and is subject to change without notice and we do not assume any responsibility or obligation to update or revise such information, regardless of whether such information is affected by the results of new information, future events or otherwise. For the avoidance of doubt, the information and materials found on our website, including without limitation the Green Bond Framework, CBI Certification and information on the Eligible Projects, are not part of or incorporated by reference into this Offering Memorandum.

No representation or warranty, express or implied, is made or given by the Joint Global Coordinators and Joint Bookrunners or any of their respective affiliates, directors, officers, employees, agents or advisers as to the accuracy, completeness or sufficiency of the information contained in this section, and nothing contained in this section is, or shall be relied upon as a promise, representation or warranty by the Joint Global Coordinators and Joint Bookrunners or any of their respective affiliates, directors, officers, employees, agents or advisers. To the fullest extent permitted by law, the Joint Global Coordinators and Joint Bookrunners and their respective affiliates, directors, officers, employees, agents and advisers do not accept any responsibility for the contents of this section and assume no responsibility for the contents, accuracy, completeness or sufficiency of any such information. Each of the Joint Global Coordinators and Joint Bookrunners and their respective affiliates, directors, officers, employees, agents and advisers accordingly disclaim all and any liability whether arising in tort or contract or otherwise which they might otherwise have in respect of this section or any statement herein. The Joint Global Coordinators and Joint Bookrunners and their respective affiliates, directors, officers, employees, agents and advisers have not independently verified any of the information contained in this section and can give no assurance that this information is accurate, truthful or complete. This section is not intended to provide the basis of any credit or other evaluation nor should it be considered as a recommendation by any of the Joint Global Coordinators and Joint Bookrunners or any of their respective affiliates, directors, officers, employees, agents or advisers that any recipient of this section should purchase the Notes. For the avoidance of doubt, none of the Joint Global Coordinators and Joint Bookrunners are providing any legal, financial, business or tax advice in this section. It is recommended that persons proposing to subscribe for or purchase any of the Notes consult their own legal and other advisers before subscribing for or purchasing the Notes. In making an investment decision, investors must rely on their own examination of the Issuer and the terms of the offering, including the merits and risks involved. See “Risk Factors” for a discussion of certain factors to be considered in connection with an investment in the Notes.

The information and disclosure contained herein speaks only as of the date hereof. None of the Joint Global Coordinators and Joint Bookrunners or any of their respective affiliates nor any other party or governmental body has an obligation to update the information contained herein.

The main characteristics of the green bond are specified within the Green Bond Framework, which has been established in accordance with the Climate Bonds Standard version 3.0, certified by the Climate Bonds Initiative and verified by DNV Business Assurance Australia Pty Ltd (“DNV”), a Climate Bonds approved verifier. The eligibility requirements of the Green Bond are described in the Green Bond Framework which is structured around the key pillars as per the International Capital Markers Association’s (“ICMA”) Green Bond Principles 2021 (“GBP”).

The Green Bond Framework formalizes a number of items, including (i) Use of Proceeds; (ii) Selection and Evaluation of Eligible Green Projects; (iii) Management of Proceeds; (iv) Reporting; (v) Assurance.

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The Green Bond Framework sets forth how we will utilize the net proceeds raised through the Notes for the financing, refinancing, reimbursement, construction, and allocation to historical expenditures associated with Eligible Green Projects (as defined in the Green Bond Framework).

Eligible Green Projects comprise of the following:

•
development, construction and operation of generation facilities where 100% of electricity is derived from wind energy resources;
•
development, construction and operation of generation facilities where 100% of electricity is derived from solar energy resources;
•
development, construction and operation of generation facilities where 100% of electricity is derived from other renewable energy projects that meet the relevant criteria as specified by the Climate Bonds Initiative (“CBI”);
•
wholly dedicated transmission infrastructure for eligible solar and wind generation facilities; Storage infrastructure for setting up of hybrid, storage and peak power project;
•
for expenditures tied to research and development related to renewable energy (inclusive of hydrogen technologies); and
•
majority or minority acquisitions of “pure play” entities (pure play defined as entities or projects deriving 90% of their revenues from climate-aligned activities, as per CBI criteria).

Management of Proceeds

We intend to allocate the net proceeds towards financing, refinancing, reimbursement, and allocation towards existing indebtedness, historical expenditures, as well as financing of new Eligible Green Projects. We intend to establish internal tracking systems to monitor, document and account for the allocation of the proceeds.

Neither the terms of the Notes nor the Indenture requires us to use the proceeds as described above, and any failure by us to comply with the foregoing will not constitute a breach of or default or an Event of Default under the Notes or the Indenture. The above description of the use of an amount equal to the net proceeds from the sale of the Notes is not intended to modify or add any covenant or other contractual obligation undertaken by us under the Notes or the Indenture governing the Notes. The Green Bond Framework is aligned with the prevailing market practices but may be subsequently updated as green financing standards and the sustainable finance market evolves.

Reporting

As long as the Notes and any subsequent green bonds issued by us remain outstanding, we will furnish an annual statement that will give information on (i) the allocation of the proceeds (project type, capacity, amount of funding and location) for each green bond issued, (ii) reduction in greenhouse gasses achieved, (iii) a confirmation from the our management team that the use of proceeds is in alignment with the requirements of the Climate Bonds Standard.

Assurance

This Framework has been reviewed by DNV, an approved verifier under the Climate Bonds Standard, and shall be certified by CBI as per the requirements of pre-issuance certification. The Green Bond Framework may be amended, supplemented, or replaced from time to time.

For the avoidance of doubt, the Green Bond Framework, CBI Certification and information on the Eligible Projects on the company website are not incorporated by reference into, and do not form part of, this Offering Memorandum.

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CAPITALIZATION

The following table sets forth the consolidated cash and bank balances and capitalization of the Group as of March 31, 2024:

•
on an actual basis; and
•
as adjusted to give effect to the issuance of the Notes and the intended use of proceeds of this offering.

You should read the following table together with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included elsewhere in this offering memorandum.

	As of March 31, 2024
	Actual		As Adjusted
	(Rs. in millions)	(U.S.$ in millions)(1)	(Rs. in millions)		(U.S.$ in millions)(1)
Cash and cash equivalents	27,021	324	37,579	(5)	451	(5)
Bank balances other than cash and cash equivalents	50,706	608	50,706		608
Total	77,727	932	88,285		1,059
Debt:
Short-term interest-bearing loans and borrowings:
Working capital term loan (secured)	11,249	135	11,249		135
Acceptances (secured)	27,680	332	27,680		332
Buyer’s/supplier’s credit (secured)	11,123	133	11,123		133
Term loan from banks and financial institutions (secured)	1,600	19	1,600		19
Total short-term interest-bearing loans and borrowings (a)	51,652	619	51,652		619
Long-term interest-bearing loans and borrowings (b)(2)	595,664	7,148	595,664		7,148
Notes offered hereby (c)	—	—	10,418	(4)	125	(4)
Total borrowings (a) + (b) + (c)	647,316	7,767	657,734		7,892
Total equity (d)	121,697	1,460	121,697		1,460
Total capitalization(3)	769,013	9,227	779,431		9,352

Notes:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for March 31, 2024 were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as of March 31, 2024.
(2)
Includes current maturities of long-term borrowings in the amount of Rs.29,803 million as March 31, 2024.
(3)
Total capitalization equals total borrowings plus total equity.
(4)
Adjusted for the principal amount of the Notes of U.S.$125 million, equivalent to Rs.10,418 million using the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.
(5)
Adjusted for the gross proceeds from the issuance of the Notes of approximately U.S.$126.69 million (which includes accrued interest from, and including July 28, 2024 to, but excluding August 14, 2024), equivalent to Rs.10,558 million using the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.

There has been no material change to the Group’s consolidated capitalization since March 31, 2024.

2198944802	77

SELECTED FINANCIAL AND OTHER DATA OF THE GROUP

The summary financial information presented below has been derived from the Group’s audited consolidated financial statements as of March 31, 2023 and 2024 and for each of the three years in the period ended March 31, 2024 included elsewhere in this offering memorandum, which have been prepared in accordance with IFRS as issued by the IASB. The summary financial information presented below should be read in conjunction with these financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following tables set out summary financial data from the Group’s audited consolidated financial statements and unaudited interim condensed consolidated financial statements as of the dates and for the periods indicated:

Consolidated Statement of Profit or Loss

	For the years ended March 31,
	2022	2023	2024	2024
	(Rs. in millions)			(U.S.$ in millions)(1)
Income
Revenue	59,349	78,223	81,319	976
Other operating income	2,694	1,105	629	8
Late payment surcharge from customers	—	1,134	1,451	17
Finance income and fair value change in derivative instruments	2,013	2,910	5,272	63
Other income	5,139	4,581	7,309	88
Change in fair value of warrants	—	1,356	551	7
Total income	69,195	89,309	96,531	1,158
Expenses
Raw materials and consumables used	324	6,956	3,844	46
Employee benefits expense	4,501	4,413	4,467	54
Depreciation and amortisation	13,764	15,901	17,583	211
Other expenses	9,925	13,636	14,834	178
Finance costs and fair value change in derivative instruments	41,712	50,966	47,506	570
Change in fair value of warrants	690	—	—	—
Listing and related expenses	10,512	—	—	—
Total expenses	81,428	91,872	88,234	1,059
Profit /(Loss) before share of (loss)/profit of jointly controlled entities and tax	(12,233)	(2,563)	8,297	100
Share in (loss)/gain of jointly controlled entities	—	93	(155)	(2)
Profit /(Loss) before tax	(12,233)	(2,470)	8,142	98
Income tax expense
Current tax	1,098	966	981	12
Deferred tax	2,797	1,593	3,014	36
Profit /(Loss) for the year	(16,128)	(5,029)	4,147	50

Note:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for the year ended March 31, 2024 were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.

2198944802	78

Consolidated Statement of Financial Position

	As of March 31,
	2023	2024	2024
	(Rs. in millions)		(U.S.$ in millions)(1)
Assets
Non-current assets
Property, plant and equipment	538,355	678,600	8,143
Intangible assets	38,595	37,883	455
Right of use assets	10,618	12,898	155
Investment in jointly controlled entities	3,007	2,862	34
Trade receivables	9,072	8,087	97
Investments	466	823	10
Other financial assets	6,473	6,800	82
Deferred tax assets (net)	4,645	5,556	67
Tax assets	5,776	8,172	98
Contract assets	7,139	1,500	18
Other non-financial assets	12,481	6,317	76
Total non-current assets	636,627	769,498	9,233
Current assets
Inventories	1,194	1,689	20
Trade receivables	21,615	13,769	165
Investments	460	1,502	18
Cash and cash equivalents	38,182	27,021	324
Bank balances other than cash and cash equivalents	37,837	50,706	608
Other financial assets	6,268	4,671	56
Contract assets	572	216	3
Other non-financial assets	3,675	4,863	58
	109,803	104,437	1,253
Assets held for sale	64	—	—
Total current assets	109,867	104,437	1,253
Total assets	746,494	873,935	10,486
Equity and liabilities
Equity
Issued capital	4,808	4,808	58
Share premium	154,136	154,153	1,850
Retained losses	(53,610)	(56,433)	(677)
Other components of equity	1,518	2,689	32
Equity attributable to equity holders of the parent	106,852	105,217	1,262
Non-controlling interests	11,548	16,480	198
Total equity	118,400	121,697	1,460
Non-Current liabilities
Interest-bearing loans and borrowings
- Principal portion	467,293	565,861	6,790
Lease liabilities	5,471	7,477	90
Other financial liabilities	6,678	7,011	84
Provisions	16,859	10,508	126
Deferred tax liabilities (net)	15,454	18,705	224
Other non-financial liabilities	413	632	8
Total non-current liabilities	512,168	610,194	7,322
Current liabilities
Interest-bearing loans and borrowings
- Principal portion	63,114	81,455	977
- Interest accrued	3,212	2,957	35
Lease liabilities	698	868	10
Trade payables	6,118	9,094	109
Other financial liabilities	38,101	42,571	511
Tax liabilities (net)	284	429	5
Other non-financial liabilities	4,399	4,670	56
	115,926	142,044	1,704
Liabilities directly associated with the assets held for sale	—	—	—
Total current liabilities	115,926	142,044	1,704
Total liabilities	628,094	752,238	9,026
Total Equity and Liabilities	746,494	873,935	10,486

Note:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for March 31, 2024 were made at the exchange rate of Rs. 83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.

2198944802	79

Consolidated Statement of Cash Flows

	For the years ended March 31,
	2022	2023	2024	2024
	(Rs. in millions)			(U.S.$ in millions)(1)
Net cash generated from operating activities	42,390	65,572	68,931	827
Net cash used in investing activities	(124,747)	(74,978)	(162,535)	(1,950)
Net cash generated from financing activities	90,038	19,113	82,417	989
Net increase/(decrease) in cash and cash equivalents	7,681	9,707	(11,187)	(134)
Cash and cash equivalents at the beginning of the year	20,679	28,379	38,182	458
Effects of exchange rate changes on cash and cash equivalents	19	96	26	0
Cash and cash equivalents at the end of the year	28,379	38,182	27,021	324

Note:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for the year ended March 31, 2024 were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.

Other Financial Data

	For the years ended March 31,
	2022	2023	2024	2024
	(Rs. in millions)			(U.S.$ in millions)(1)
Adjusted EBITDA(2)	55,144	62,004	69,216	831
CFe(3)	12,888	15,237	13,665	164
Capital expenditure(4)	89,830	86,364	153,839	1,846

Notes:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for the year ended March 31, 2024 were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.
(2)
For each of the three years ended March 31, 2024, adjusted EBITDA was calculated as Profit/(loss) for the period plus (a) current and deferred tax (income tax expenses), (b) finance costs and FV changes on derivative instruments, (c) change in fair value of warrants (if recorded as expense), (d) depreciation and amortization, (e) listing expenses, (f) share based payment and other expense related to listing less, (g) share in profit/(loss) of jointly controlled entities (h) finance income and FV change in derivative instruments, (i) change in fair value of warrants (if recorded as income). Our methods for calculating Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS. For a description of the limitations of Adjusted EBITDA as a financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures”.
(3)
CFe is calculated as Adjusted EBITDA add non-cash expense and finance income and fair value change in derivative instruments, less interest expense paid, tax paid/(refund) and normalized loan repayments. Normalized loan repayments are repayment of scheduled payments as per the loan agreement. Ad hoc payments and refinancing are not included in normalized loan repayments. The definition also excludes changes in net working capital and investing activities. CFe is not a measure of performance under IFRS and you should not view CFe as an alternative to IFRS measures of performance. The presentation of CFe should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. For a description of the limitations of CFe as a financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures”.
(4)
Capital expenditure refers to amount spent in the purchase of property, plant and equipment, intangible assets and right-of-use assets as per the cash flow statement of the respective period.

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The following table present a reconciliation of Adjusted EBITDA to loss for the years presented:

	For the years ended March 31,
	2022	2023	2024	2024
	(Rs. in millions)			(U.S.$ in millions)(1)
Profit/(loss) for the year	(16,128)	(5,029)	4,147	50
Less: Finance income and fair value change in derivative instruments	(2,013)	(2,910)	(5,272)	(63)
Add/(less): Share in loss/(profit) of jointly controlled entities	—	(93)	155	2
Add: Depreciation and amortisation	13,764	15,901	17,583	211
Add: Finance costs and fair value change in derivative instruments	41,712	50,966	47,506	570
Add/(less): Change in fair value of warrants	690	(1,356)	(551)	(7)
Add: Listing and related expenses	10,512	—	—	—
Add: Income tax expense	3,895	2,559	3,995	48
Add: Share based payment expense	2,712	1,966	1,653	20
Adjusted EBITDA	55,144	62,004	69,216	831

Note:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for the year ended March 31, 2024 were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.

The following tables present a reconciliation of Adjusted EBITDA to CFe for the years presented:

	For the years ended March 31,
	2022	2023	2024	2024
	(Rs. in millions)			(U.S.$ in millions)(1)
Adjusted EBITDA	55,144	62,004	69,216	831
Less: Share based payments expense (cash settled) and others	(940)	—	—	—
Add: Finance income and fair value change in derivative instruments	2,013	2,910	5,272	63
Less: Interest paid in cash	(34,553)	(38,306)	(42,337)	(508)
Less: Tax paid/(refund)	(3,087)	(2,084)	(3,294)	(40)
Less: Normalized loan repayment	(5,717)	(9,865)	(17,451)	(209)
Add: Other non-cash items	27	578	2,259	27
Total CFe	12,888	15,237	13,665	164

Note:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for the year ended March 31, 2024 were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.

2198944802	81

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE GROUP

The following discussion is based on the Group’s audited consolidated financial statements as of March 31, 2023 and 2024 and for the years ended March 31, 2022, 2023 and 2024, which have been prepared in accordance with IFRS as issued by the IASB. The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this offering memorandum. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those discussed in or implied by any of the forward-looking statements as a result of various factors, including those listed under “Risk Factors” and “Forward-Looking Statements”.

Overview

We are a leading decarbonization solutions company. Our clean energy portfolio of approximately 15.6 GWs on a gross basis as of May 31, 2024, is one of the largest globally. We are one of the largest utility-scale renewable energy solutions providers in India in terms of total commissioned capacity. We operate wind, solar and hydro energy projects in India and as of May 31, 2024, we had a total operational capacity of 9.52 GW, out of which 8.87 GW is commissioned and 650 MW is generating pre-commissioning revenue through sales in the merchant market, and an additional 6.1 GW of committed capacity. In addition to being one of the largest independent power producers in India, we provide end-to-end solutions in the areas of clean energy, value-added energy offerings through digitalization, storage, and carbon markets that increasingly are integral to addressing climate change. During the year ended March 31, 2024, we signed Memorandum of Understandings (“MoU”) with various financial institutions such as Power Finance Corporation Limited (“PFC”), REC Limited (“REC”), and Asian Development Bank (“ADB”) to the tune of approximately $13 bn to enable financing of renewable energy (“RE”) projects. We also signed an MoU with JERA Power RN BV (“JERA”) for evaluating investments in green hydrogen. In addition, during the year ended March 31, 2024, Gentari purchased a 49% equity stake in our 403 MW Peak Power project and we also signed an MoU with Gentari for a joint investment in renewable energy projects of up to 5 GW.

Our projects are based on proven wind, solar and storage technologies, typically covered under long-term PPAs with creditworthy offtakers including central government agencies, state electricity utilities and private industrial and commercial consumers in India. We are supported by high quality long-term global investors such as CPP Investments, Abu Dhabi Investment Authority (“ADIA”), JERA (a joint venture between TEPCO Fuel & Power, a wholly owned subsidiary of Tokyo Electric Power Company, and Chubu Electric Power Co., Inc.), South Asia Clean Energy Fund and public markets shareholders and we are led by an experienced management team under the leadership of our Founder, Chairman and Chief Executive Officer, Mr. Sumant Sinha, who has extensive experience across our operational and strategic focus areas.

Our strong track record of organic and inorganic growth is demonstrated by an increase in our operational capacity which has grown 4.8 times from the year ended March 31, 2017 to March 31, 2024. We are one of the largest independent power producers (in terms of total commissioned capacity) in the Indian renewable energy industry which has been achieved by delivering wind and solar energy projects, against the backdrop of Government of India’s policies to promote the growth of renewable energy in India. We have a robust financial position and demonstrated access to diversified pool of capital from Indian and international investors, lenders and other capital providers.

We are also a provider of intelligent energy solutions. We have an experienced in-house team focused on forecasting renewable energy demand and modelling energy distribution profiles. These solutions underpin grid infrastructure developed around renewable energy, minimize intra-day and seasonal demand variations and cost less than building new thermal power resources.

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Significant Factors Affecting the Group’s Results of Operations

Significant growth

We commenced operations in 2012 and our portfolio has grown from a 25.2 MW wind energy project in the state of Gujarat in India to more than 150 renewable energy projects with a total capacity of 15.6 GW as of May 31, 2024 (total capacity was 13.5 GW as of March 31, 2024) across nine states in India.

The table below sets forth additions to our commissioned capacity as of the dates indicated:

	Additions in commissioned capacity (MW) (1)
	As of March 31
	2022			2023		2024
	Organic Growth		Acquisitions (1)	Organic Growth	Acquisitions (1)	Organic Growth		Acquisitions (1)
Utility-scale wind	171.80		—	78.40	—	291.08		—
Utility-scale solar	1,305.00		260.00	—	—	(12)	(3)(4)(5)	—
Utility-scale hydro			99.00	—	—	—		—
Distributed solar	(117)	(2)	—	—	—	—		—
Corporate solar	231.67		—	77.00	—	406.30		—
Corporate wind	17.60		—	39.60	—	173.80		—
Others			—	219.30	—	31.50		—
Total commissioned capacity	7,567			7,981		8,871

Notes:

(1)
Acquisitions are included under the commissioned capacity in the year of acquisition.
(2)
On October 4, 2021 (amended on January 18, 2022), we entered into a definitive agreement with Fourth Partner Energy to sell our entire distributed solar portfolio by transferring our 100% stake in ReNew Solar Energy Private Limited (“ReNew Solar”) along with its wholly owned subsidiaries and in January 2022, we completed the sale.
(3)
On April 4, 2023 (amended on September 4 and September 25, 2023), we entered into a definitive agreement with Technique Solaire India to sell five subsidiaries that each housed a 20 MW solar power project in the State of Karnataka and in October 2023, we completed the sale of the subsidiaries and the projects.
(4)
On January 8, 2024, we entered into a definitive agreement with IndiGrid to sell our subsidiary, ReNew Solar Urja Private Limited that housed a 300 MW solar project in the State of Rajasthan and in February 2024, we completed the sale of the subsidiary and the project in accordance with the PPA conditions.
(5)
We commissioned 388 MW of a utility solar project, leading to a net decrease of 12 MW after sale of 400 MW utility solar projects.

The increased scale and production of our project portfolio enables us to benefit from economies of scale and reduce the impact of project-specific risks. We expect to further increase our total commissioned capacity both organically and through acquisitions, and accordingly our results of operations in future periods will be affected substantially.

Power purchase agreements and tariffs

The majority of our revenue is attributable to units of power that we sell, and therefore our results of operations are affected by the tariffs we charge for the units of power that we sell. Almost all power generated from our projects is sold under long-term PPAs to central and state government agencies and public utilities, and private commercial and industrial off-takers. Our PPAs are generally structured in the following ways:

•
FiT. PPAs with FiT generally have an initial term of 25 years and in some instances a term of 13 to 20 years. The tariffs under these PPAs are fixed for the duration of the PPA by the relevant state electricity board in India. A customer typically purchases electricity generated at the capacity contracted at a fixed tariff under the PPA. As of March 31, 2024, projects with PPAs structured on the basis of FiT accounted for 19% of our total capacity.

2198944802	83

•
Bidding-based tariffs. The renewable energy landscape in India has moved away from FiT structure to an auction bidding structure for determining tariff. This uses a price discovery mechanism through which various power companies, like us, bid for a tariff rate and the lowest bidder wins the contract. As a result of this competitive bidding process, offtakers are able to procure electricity at lower tariffs. PPAs with bidding-based tariffs have an initial term of 25 years with tariffs generally fixed for the entire duration of the PPA. As of March 31, 2024, projects with PPAs structured on the basis of bidding-based tariffs accounted for 63% of our total capacity.
•
Bilaterally agreed tariffs. Bilaterally agreed tariffs are provided for in PPAs with commercial and industrial customers, including group captive, open access and other third-party consumers. These PPAs have an initial term ranging from 8 to 25 years. As of March 31, 2024, projects with PPAs structured on the basis of bilaterally agreed tariffs accounted for 12% of our total capacity.
•
Power exchange. Power exchange tariffs, or merchant tariffs, refer to free floating prices on the power exchanges in India. These projects typically do not have any PPA. As of March 31, 2024, projects with tariffs on the basis of the power exchange accounted for 6% of our total capacity.

For further details on our PPAs, see the section titled “Business — Power Purchase Agreements”.

In line with government policies, most Indian states have moved towards the competitive bidding model for determining tariffs, which has led to a decrease in tariff rates as the lowest bidder wins the project. Although tariff rates vary from state to state, tariffs have declined significantly for both wind and solar energy power over the years, and our ability to estimate costs and competitively bid for projects will affect our results of operations.

Our results of operations are also impacted by the ability and willingness of our customers to fulfil their contractual obligations under the relevant PPA.

Utilization of power generation assets

We regularly review a number of specific metrics, including the following key operating metrics, to evaluate our business performance, identify trends affecting our business and make strategic decisions. The following table represents amounts of wind and solar power generated and sold, our weighted average commissioned capacity, along with our plant load factor for the years indicated:

	Year ended March 31,
	2022		2023		2024
	Wind	Solar	Wind	Solar	Wind	Solar
Commissioned capacity (1) (GW)	3.78	3.69	3.97	3.91	4.46	4.31
Pre-commissioned revenue generating capacity (5)	—	—	—	—	0.27	0.38
Weighted average operational capacity (2) (GW)	3.66	2.78	3.88	3.72	4.28	4.09
Plant load factor (%)	26.4%	23.3%	26.5%	24.9%	27.6%	24.7%
Electricity generated (3) (kWh millions)	8,469	5,677	9,002	8,112	10,243	8,794
Revenue (4) (Rs. million)	33,861	24,060	36,009	32,105	40,847	33,671

Notes:

(1)
Commissioned capacity refers to capacity of projects for which a commissioning certificate has been issued and which have already started commercial operations and/or we supply power to offtakers (at the end of the reporting period).
(2)
Weighted average operational capacity is calculated as electricity generated divided by the plant load factor and weighted by number of days for the reporting period.
(3)
Electricity sold is approximately 4% lower than the electricity generated as a result of electricity lost in transmission or due to power curtailments.

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(4)
Revenue from the sale of power constitutes 99%, 90% and 94% of our revenue for the years ended March 31, 2022, 2023 and 2024, respectively.
(5)
Pre-commissioned revenue generating capacity refers to capacity of projects which have not been commissioned into the PPA yet but are operational, and are generating merchant revenue.

Our results of operations also depend on the utilization of our power generation assets, which largely depends on wind and solar resource availability, grid availability and equipment availability.

•
Wind and solar resource availability. Weather conditions can have a significant effect on our power generation activities. The profitability of our wind and solar energy projects is directly correlated to wind and solar conditions at our project sites. Variations in wind conditions occur as a result of fluctuations in wind currents on a daily, monthly and seasonal basis and, over the long-term, as a result of more general changes in the climate. In particular, wind conditions are generally tied to the monsoon season in India. The monsoon season in India runs from May to September (high wind months) and we generate a majority of our annual wind energy production during this period. Unfavourable wind conditions during the monsoon season could adversely affect production levels and our revenues. Unlike wind resources which are concentrated in specific regions and sensitive to the monsoon season, solar power generation, which also subject to factors such as monsoon conditions, is generally viable across India throughout the year as India ranks among the highest irradiation receiving countries in the world. The profitability of our energy projects also depends on the accuracy of the observed wind and solar conditions at our project sites based on long -term averages of available resource data during the project development phase. Actual wind conditions may not conform to the measured data in resource assessment studies. In addition, climate conditions may be adversely affected by nearby objects, such as buildings, other large-scale structures or wind turbine generator systems, developed later by third parties. Furthermore, components of our systems, such as solar module panels and inverters, could be damaged by severe weather conditions, such as hailstorms, tornadoes or lightning strikes or levels of pollution, dust and humidity.
•
Grid availability. While we carefully evaluate evacuation infrastructure and grid availability as part of our project evaluation process, the dispatch and transmission of the full output of our renewable energy assets may be reduced due to transmission limitations or interruptions. These are caused by, among other things, the non-availability of the external grid, curtailment due to evacuation constraints, fluctuating voltages, stoppages ordered by government and local authorities and force majeure events including natural disasters. We may have to stop producing electricity, or reduce production, during the periods when electricity transmission is curtailed due to grid congestion or other grid constraints.
•
Equipment availability. The number and length of planned outages undertaken in order to perform necessary inspections and testing to comply with industry regulations and to permit us to carry out any maintenance activities can also affect our operating results. When possible, we try to schedule the timing of planned outages during the months with relatively low wind velocity. Unplanned outages caused by equipment malfunction, mechanical failure or damage to evacuation infrastructure could adversely affect our operating results. To manage malfunctions and to enable our projects to perform at desired levels, we undertake regular maintenance of our equipment. We seek to mitigate the risks of equipment failure by monitoring the performance of our wind and solar energy projects from a central and state monitoring centres on a continuous basis, reviewing real time data on actual energy generation at each site and addressing any anomalies.

Project costs and capital expenditure

The price of wind turbines, solar module panels and other equipment for our projects have a direct impact on our results of operations through finance costs and depreciation expenses. Due to the rapid expansion of wind turbine and solar panel technology, increasing competition and a significant decrease in input costs resulting from increased economies of scale and decreasing raw material costs, the market prices of wind turbines and solar module panels

2198944802	85

have generally declined in recent years. However, other factors such as higher import duties and other taxes may cause the price of such equipment to increase. We plan to manage equipment costs by having a diversified base of OEM vendors to protect us from over-reliance on any one vendor, and by utilizing our scale of operations to negotiate favourable terms with our OEM vendors. We are also engaged in manufacturing of solar panels that have been are subject to higher import duties to manage costs.

Our capital expenditure requirements comprise the development costs of our projects, including turbine purchase and installation costs, purchase of solar module panels and balance of plant components, labour costs, consultation and professional fees, interest accrued during construction and other project development costs, which include resource assessments, the cost to obtain permits and licenses and legal costs. Costs associated with repairs and maintenance of our projects which add to their useful lives are also included in our capital expenditure, while other operation and maintenance expenses are recorded in our statement of profit and loss as other expenses. Projects under construction typically are shown as capital work-in-progress and are capitalized into the carrying amount of property, plant and equipment when the projects are ready for use.

For more details on our capital expenditure requirements, see the section titled “— Liquidity and Capital Resources — Cash Flows Analysis — Capital Expenditure”.

Operation and maintenance expenses

We contract with wind turbine suppliers for the provision of comprehensive O&M services for our utility scale wind energy projects. The O&M services for our utility-scale solar energy projects are generally performed by our in-house O&M team and the services for our distributed solar energy projects are performed by third parties. We are increasing the portion of wind energy projects managed internally to allow more flexibility to directly operate and maintain the turbines, extend the existing agreements with suppliers or enter into new service agreements with other suppliers. Where we have outsourced O&M services, we proactively monitor vendor performance to ensure that projects are performing at expected generation levels.

For the years ended March 31, 2022, 2023 and 2024, our operation and maintenance expenses were Rs. 4,929 million, Rs. 5,528 million and 5,937 million, respectively, which represented 8%, 7% and 7% of our revenue for the respective periods. O&M expenses in typical solar and wind energy projects range from Rs. 0.25 million to Rs. 0.8 million per MW and Rs. 0.7 million to Rs. 1.4 million per MW, respectively, and typically escalate at a rate of approximately 4% per annum across projects. Our large project portfolio in India creates a homogeneous spread of operations allowing us to be more efficient with our O&M coverage. This also enables us to negotiate more favourable terms from a diversified basis of O&M service providers.

Financing requirements

We operate in a capital-intensive industry. As a result, our ability to access cost-effective financing is crucial to our business. We access diversified pools capital, including equity, project finance and corporate debt, from a broad cross-section of investors, lenders and other capital providers. Our ability to access diversified pools of capital has enabled us to raise finance and refinance our projects regularly and on competitive terms to maximize our capital efficiency. While we expect to fund the construction and development of our projects with a combination of cash flows from operations, debt financings and equity financings, our ability to arrange for such financing remains subject to various factors, including those affecting the macroeconomic environment.

We seek to maintain a careful balance between our exposure to fixed and floating interest rate instruments. The level of our borrowings and our ability to obtain additional borrowings on the existing terms as well as any interest rate fluctuations and other borrowing costs, have had and will continue to have a material effect on our finance costs and consequently, our results of operations and financial condition. Our finance costs and fair value change in derivative instruments for the years ended March 31, 2022, 2023 and 2024 were Rs. 41,712 million, Rs. 50,966 million and Rs. 47,506 million, respectively. Our financing costs typically include interest expense on the loans and other debt we

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incur for financing our projects and for working capital requirements. As of March 31, 2024, we had Rs. 647,316 million of total borrowings (including CCDs of Rs. 18,536 million), comprising long-term interest-bearing loans and borrowings, short-term interest-bearing loans and borrowings and current maturities of long-term interest-bearing loans and borrowings. Our weighted average interest cost of borrowings (excluding letters of credit and buyer’s credit) for the years ended March 31, 2022, 2023 and 2024 was 9.62%, 9.30% and 9.09%, respectively. Rising interest rates could adversely affect our ability to secure financing on favourable terms and our cost of borrowings could, as a result, increase. We have and we intend to continue to regularly refinance our operational projects to extend repayment tenors, enhance borrowing limits and reduce our overall debt service requirements.

Government Policies and Initiatives

The principal market in which we operate is India. In order to boost wind -based capacity additions, the Central Government of India is in the process of formulating certain policies and initiatives. However, we believe that the impact of each of these steps is expected to have an influence on the market only over the medium-term, and the effect of these policies could impact our financial condition and results of operations. For example, the Government of India introduced the National Repowering and Life Extension Policy for Wind Power Projects, 2023, which was issued by the MNRE on December 7, 2023 to enable the replacement of older turbines with newer, more efficient models even before the end of their design life, if owners choose to. It also allows for the refurbishment of wind turbines to extend their life beyond the design life based on safety and performance assessment according to relevant standards. Turbines eligible for repowering or refurbishment under the policy include those not complying with the quality control order, those that have completed their design life, turbines of rated capacity below 2 MW, and turbines that can be commercially or voluntarily considered after 15 years of installation. There is no mandatory obligation to supply the power to any DISCOM or procurer at fixed rates. Repowering or refurbishment initiatives are expected to be in effect within 24 months from the issuance of the consent letter.

Similarly, the MNRE issued the National Wind-Solar Hybrid Policy in May 2018. The policy provides a framework for promotion of large grid connected wind-solar PV hybrid systems for efficient utilization of transmission infrastructure and land. The policy also focuses at reducing the variability in renewable power generation and achieving better grid stability. Moreover, it aims to encourage new technologies, methods and way outs involving combined operation of wind and solar PV plants. The policy provides for procurement of power from a hybrid project on tariff based transparent bidding process. It stipulates that all fiscal and financial incentives available to wind and solar power projects would also be made available to such projects. Further, the policy allows addition of battery storage in hybrid projects so as to reduce variability of output power and provide higher energy output.

Pursuant to the Hybrid Policy, a scheme was introduced on May 25, 2018 for setting up of 2500 MW of wind-solar hybrid power projects at a tariff discovered through competitive bidding. These Guidelines have been issued under the provisions of Section 63 of the Electricity Act for long term procurement of electricity, determined through the competitive bidding process, by the procurers, the distribution licensees or an intermediary procurer from Inter State Transmission State grid-connected wind-solar hybrid power projects having individual size of 50 MW and above at one site with minimum bid capacity of 50 MW. The Hybrid Projects Guidelines as amended on March 9, 2022 and November 2, 2022 provide that where the distribution licensee, authorizes any agency to carry out the tendering/bidding process on its behalf then the agency will be responsible for fulfilling all the obligations imposed on the procurer during the bidding phase, in accordance with these Guidelines.

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Subsequently, the Ministry of Power (“MoP”) issued a guideline for a tariff based competitive bidding (TBCB) process for procurement of power from grid connected wind solar hybrid projects on August 21, 2023. The objective of the guidelines is to promote competitive procurement of electricity from grid connected wind solar hybrid power projects, by distribution licensees, to protect consumer interests. The guideline aims to facilitate renewable capacity addition and fulfilment of renewable purchase obligation requirement of DISCOMs. These guidelines apply to all subsequent wind-solar hybrid power projects of 10 MW and above capacity for intra-state transmission, and 50 MW and above for inter-state transmission, with or without energy storage. However, at least 33 per cent of the total capacity must be from either wind or solar resources.

Principal Components of the Group’s Profit and Loss Statement

Income

Revenue

Our revenue primarily comprises of (i) sale of power (ii) revenue from transmission line projects and (iii) others that includes sale of O&M and consultancy services and income from EPC services.

We generate substantially all of our revenue from the sale of electricity generated from our wind and solar energy projects. Revenue from the sale of power is dependent on the amount of power generated by each of our projects and is recognized on the basis of the number of units of power supplied multiplied by the tariff per kWh in the PPA, feed-in tariff policy or market rates, as applicable.

For a description of each of these services, see the section titled “Business”.

Other operating income

Our other operating income refers to income from our operations other than those related to generation of power, and it includes (i) income from sale of carbon credits, which are the certificates issued for reduction of greenhouse emissions for the projects registered under Clean Development and Verified Carbon Standard mechanisms and (ii) income from leases to third parties for using our project sites and equipment.

Late payment surcharge from customers

Our late payment surcharge from customers refers to the income received from our customers, primarily DISCOMs as compensation for delay in payment of overdue receivables.

Finance income and fair value change in derivative instruments

Our finance income and fair value change in derivative instruments primarily includes interest income earned from cash deposits made at banks, fair value gain on derivative instruments and unwinding of contract and financial assets. We use these deposits for our working capital requirements.

Other income

Our other income primarily includes income earned from GBIs, compensation for loss of revenue, insurance claim provisions written back and gain from disposal of subsidiaries. GBIs are incentives earned from the Government of India for every unit of power supplied from our wind power projects to state offtakers.

Expenses

Our expenses primarily include operation and maintenance expenses (included under other expenses), finance costs and fair value change in derivative instruments and depreciation and amortization. We also incur employee benefits expenses and expenses for raw materials and consumables used. Certain common group expenses, such as employee benefits expenses, are incurred centrally. These expenses are allocated to our project subsidiaries as shared management service costs. Expenses allocated to projects under construction are capitalized and form part of project costs. Expenses reported in the statement of profit or loss are net of amounts capitalized for projects under construction.

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Raw materials and consumables

Raw materials and consumables used represents expenses incurred towards construction of transmission projects.

Employee benefits expenses

Our employee benefits expenses include (i) salaries, wages and bonuses, (ii) contribution to provident and other funds, (iii) share-based payments, (iv) gratuity expenses and (v) staff welfare expenses, paid to our employees.

Depreciation and amortization

Depreciation and amortization are recognized using the straight-line method over the estimated useful life of our solar and wind power projects. Leasehold improvements related to our power projects are amortized over the shorter of the lease term or the underlying period of the PPA for that particular power project. Freehold land is not depreciated. Construction in progress is not depreciated until such projects are commissioned.

Other expenses

Our other expenses primarily comprise of O&M expenses, insurance expenses and legal and professional expenses. O&M services for wind energy projects is largely provided by third parties and for solar energy projects, the services are carried out in-house. Our contracts with third -party O&M providers are generally for a period ranging from five to twenty years, of which generally the first two or three years are provided free of charge for wind energy projects. We typically amortize O&M costs over the full contract period. In order to reduce our dependence on third-party O&M service providers and to reduce costs, we are increasingly moving towards providing services for our wind power projects in-house.

Finance costs and fair value change in derivative instruments

Our finance costs and fair value change in derivative instruments primarily comprise interest expense on the loans and other debt we incur for financing our projects and for working capital requirements, option premium amortization and fair value loss on derivative instruments. See the section titled “— Liquidity and Capital Resources — Cash Flows Analysis — Indebtedness” for more details on our financing arrangements.

Finance costs are capitalized during the construction phase of a project and are recorded in the statement of profit or loss once the project commences operations. We also incur unamortized ancillary borrowing costs that are written off during the fiscal year when the relevant loan is refinanced and if the terms of the new loans are substantially different from the refinanced loan.

Income tax expense

Our income tax expense consists of current and deferred income tax as applicable under Indian tax laws. Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. Current tax is computed based on taxable income as per Income tax law applicable in India. Deferred tax is provided using the asset-liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose at the reporting date.

Until the new tax regime was introduced in India in 2019, companies were required to pay a higher normal corporate tax of approximately 31.2% computed on taxable income or MAT of approximately 18.5% on book profits. In many instances we were paying MAT as some of our subsidiaries falling under higher normal tax were opting for tax holidays that are applicable for 10 consecutive years out of a 15-year period. The excess of MAT over normal tax was accounted as MAT credit which could be utilized in case normal tax is more than MAT.

Under the new tax regime that was announced in 2019, companies were given the option to pay only a lower normal corporate tax of 22% and applicable surcharge and cess and are no longer required to pay MAT. Some of our subsidiaries have opted for the new tax regime during the year ended March 31, 2020 and thereafter, as a result we had to write off the MAT credit accumulated before the transition in the year in which the new tax regime was adopted.

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As at 31 March 2024, 63% of the total Indian group companies have adopted new tax regime.

Results of Operations

The following table sets out selected financial data from our audited consolidated financial statements for the years indicated:

Consolidated Summary Statement of Profit or Loss

	For the years ended March 31,
	2022	2023	2024	2024
	(Rs. in millions)			(U.S.$ in millions)(1)
Income
Revenue	59,349	78,223	81,319	976
Other operating income	2,694	1,105	629	8
Late payment surcharge from customers	—	1,134	1,451	17
Finance income and fair value change in derivative instruments	2,013	2,910	5,272	63
Other income	5,139	4,581	7,309	88
Change in fair value of warrants	—	1,356	551	7
Total income	69,195	89,309	96,531	1,158
Expenses
Raw materials and consumables used	324	6,956	3,844	46
Employee benefits expense	4,501	4,413	4,467	54
Depreciation and amortisation	13,764	15,901	17,583	211
Other expenses	9,925	13,636	14,834	178
Finance costs and fair value change in derivative instruments	41,712	50,966	47,506	570
Change in fair value of warrants	690	—	—	—
Listing and related expenses	10,512	—	—	—
Total expenses	81,428	91,872	88,234	1,059
Profit /(Loss) before share of (loss)/profit of jointly controlled entities and tax	(12,233)	(2,563)	8,297	100
Share in (loss)/gain of jointly controlled entities	—	93	(155)	(2)
Profit /(Loss) before tax	(12,233)	(2,470)	8,142	98
Income tax expense
Current tax	1,098	966	981	12
Deferred tax	2,797	1,593	3,014	36
Profit /(Loss) for the year	(16,128)	(5,029)	4,147	50

Note:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for the year ended March 31, 2024 were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.

Segment information

We have primarily four reportable segments: (i) wind power and (ii) solar power, (iii) hydro power and (iv) transmission line. Our wind power segment reflects the revenue earned from our utility-scale wind energy projects in India and solar power segment reflects the revenue earned from our utility-scale and solar energy projects in India and hydro power segment reflects the revenue earned from our hydro energy projects in India. Further, Transmission line segment include revenue from construction and maintenance of transmission lines. See Note 42 to our audited consolidated financial statements included in this Offering Memorandum for more information on our segments.

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The following table presents selected segment financial information for the years presented:

	For the year ended March 31, 2022				For the year ended March 31, 2023
Particulars	Wind power	Solar power	Hydro power	Total	Wind power	Solar power	Hydro power	Transmission line	Total
	(in Rs. Millions)
Revenue	33,861	24,060	1,408	59,329	36,009	32,105	2,463	7,557	78,134

	For the year ended March 31, 2024					For the year ended March 31, 2024
Particulars	Wind power	Solar power	Hydro power	Transmission line	Total	Wind power	Solar power	Hydro power	Transmission line	Total
	(in Rs. Millions)					(in US$ Millions)
Revenue	40,847	33,671	2,256	4,347	81,121	490	404	27	52	973

Note:

(1)
Translations of Indian Rupee amounts to U.S. Dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations were made at the exchange rate of Rs. 83.34 per $1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2024. No representation is made that the Indian Rupee amounts have been, could have been or could be converted to U.S. Dollars at such a rate.

Year ended March 31, 2024 compared to the year ended March 31, 2023

Total Income

Our total income increased by 8% to Rs. 96,531 million in the year ended March 31, 2024 from Rs. 89,309 million in the year ended March 31, 2023 and our revenue increased from Rs. 78,223 million in the year ended March 31, 2023 to Rs. 81,319 million in the year ended March 31, 2024. The increase in total income was primarily due to higher operational capacity, gain on sale of assets and finance income, partially offset by lower other operating income. Specifically,

•
revenue from our wind power segment increased by 13% to Rs. 40,847 million in the year ended March 31, 2024 from Rs. 36,009 million in the year ended March 31, 2023. The increase is primarily due to the increase in plant load factor from 26.5% for the year ended March 31, 2023 to 27.6% for the year ended March 31, 2024 and increase in the commissioned capacity of 497 MW. As a result, electricity generated from our wind plants increased by 14% from 9,002 kWh million in the year ended March 31, 2023 to 10,243 kWh million in the year ended March 31, 2024.
•
revenue from our solar power segment increased by 5% to Rs. 33,671 million in the year ended March 31, 2024 from Rs. 32,105 million in the year ended March 31, 2023. The movement is primarily due to increase in the commissioned capacity of 794 MW partially offset by the decrease in plant load factor from 24.9% for the year ended March 31, 2023 to 24.7% for the year ended March 31, 2024. As a result, electricity generated from our solar plants increased by 8% from 8,112 kWh million in the year ended March 31, 2023 to 8,794 kWh million in the year ended March 31, 2024.

Other operating income

Our other operating income decreased to Rs. 629 million in the year ended March 31, 2024 from Rs.1,105 million in the year ended March 31, 2023. The decrease was due to lower income from sale of carbon reduction certificates, in the year ended March 31, 2024.

Finance income and fair value change in derivative instruments

Our finance income and fair value change in derivative instruments increased by 81% to Rs. 5,272 million in the year ended March 31, 2024 from Rs. 2,910 million in the year ended March 31, 2023. The increase was primarily due to an increase in interest income on term deposits and income derived from unwinding of assets

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Other income

Our other income increased to Rs. 7,309 million in the year ended March 31, 2024 from Rs. 4,581 million in the year ended March 31, 2023, primarily due to gain on sale of 400 MW of solar assets amounting to Rs. 3,659 million in the year ended March 31, 2024.

Expenses

Raw materials and consumables

The cost of raw materials consumables used decreased to Rs. 3,844 million in the year ended March 31, 2024 from Rs. 6,956 million in the year ended March 31, 2023, primarily due to the decrease in construction activities of transmission projects and consequential costs in the year ended March 31, 2024.

Employee benefit expenses

Our employee benefit expenses marginally increased to Rs. 4,467 million in the year ended March 31, 2024 from Rs. 4,413 million in the year ended March 31, 2023, on account of the increase in headcount being offset by lower expense related to employee share-based payments.

Depreciation and amortization

Our depreciation and amortization increased by 11% to Rs. 17,583 million in the year ended March 31, 2024 from Rs. 15,901 million in the year ended March 31, 2023, primarily due to an increase in our asset base resulting from an increase in projects commissioned.

Other expenses

Our other expenses increased by 9% to Rs. 14,834 million in the year ended March 31, 2024 from Rs. 13,636 million in the year ended March 31, 2023, primarily driven by an increase in operating activities and non-cash provisions, partially offset by a lower mark-to-market impact for carbon credit inventory.

Finance costs and fair value change in derivative instruments

Our finance costs and fair value change in derivative instruments decreased by 7% to Rs. 47,506 million in the year ended March 31, 2024 from Rs. 50,966 million in the year ended March 31, 2023, primarily due to the lower cost of refinanced debt, including lower unwinding cost of related derivative instruments, and lower non-cash mark-to-market impact, partially offset by an increase in finance costs due to an increase in operational assets from the previous year.

Income tax expense

Our income tax expense (comprising of current tax and deferred tax) increased to Rs. 3,995 million in the year ended March 31, 2024 from Rs. 2,559 million in the year ended March 31, 2023 due to higher profits in current year.

Profit for the year

As a result of the foregoing, we earned a profit of Rs. 4,147 million in the year ended March 31, 2024 compared to a loss of Rs. 5,029 million in the year ended March 31, 2023.

Year ended March 31, 2023 compared to the year ended March 31, 2022

Total Income

Our total income increased by 29% to Rs. 89,309 million in the year ended March 31, 2023 from Rs. 69,195 million in the year ended March 31, 2022 and our revenue increased from Rs. 59,349 million in the year ended March 31, 2022 to Rs. 78,223 million in the year ended March 31, 2023. The increase in total income was primarily due to an

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increase in operating capacity, construction revenue from transmission projects and late payment surcharges from customers partially offset by lower income from carbon credit sales. Specifically,

•
revenue from our wind power segment increased by 6% to Rs. 36,009 million in the year ended March 31, 2023 from Rs. 33,861 million in the year ended March 31, 2022, as the power generated from our wind power projects increased by 6% from 8,469 kWh million in the year ended March 31, 2022 to 9,002 kWh million in the year ended March 31, 2023, while the plant load factor remained largely constant at 26.5% and 26.4%, respectively, in these years. The increase was primarily due to increase in commissioned capacity by 187 MW; and
•
revenue from our solar power segment increased by 33% to Rs. 32,105 million in the year ended March 31, 2023 from Rs. 24,060 million in the year ended March 31, 2022. The increase was primarily due to the increase in plant load factor from 23.3% for the year ended March 31, 2022 to 24.9% for the year ended March 31, 2023 and increase in the commissioned capacity of 227 MW. As a result, electricity generated from our solar plants increased by 43% from 5,677 kWh million in the year ended March 31, 2022 to 8,112 kWh million in the year ended March 31, 2023.

Other operating income

Our other operating income decreased to Rs. 1,105 million in the year ended March 31, 2023 from Rs. 2,694 million in the year ended March 31, 2022. The decrease was due to lower income from sale of carbon reduction certificates, in the year ended March 31, 2023.

Finance income and fair value change in derivative instruments

Our finance income and fair value change in derivative instruments increased by 45% to Rs. 2,910 million in the year ended March 31, 2023 from Rs. 2,013 million in the year ended March 31, 2022. The increase was primarily due to an increase in interest income on term deposits and income derived from unwinding of financial assets.

Other income

Our other income decreased to Rs. 4,581 million in the year ended March 31, 2023 from Rs. 5,139 million in the year ended March 31, 2022, primarily due to lower compensation for loss of revenue in the year ended March 31, 2023.

Expenses

Raw materials and consumables used

The cost of raw materials and consumables used increased to Rs. 6,956 million in the year ended March 31, 2023 from Rs. 324 million in the year ended March 31, 2022, primarily due to cost of construction recognized for transmission projects in the year ended March 31, 2023.

Employee benefit expenses

Our employee benefit expenses decreased to Rs. 4,413 million in the year ended March 31, 2023 from Rs. 4,501 million in the year ended March 31, 2022, on account of the absence of additional incentives paid to employees in connection with the listing of our securities on Nasdaq and of lower share-based expenses during the year ended March 31, 2023, which were partially offset by an increase in headcount.

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Depreciation and amortization

Our depreciation and amortization increased by 16% to Rs. 15,901 million in the year ended March 31, 2023 from Rs. 13,764 million in the year ended March 31, 2022, primarily due to an increase in our asset base resulting from an increase in projects commissioned.

Other expenses

Our other expenses increased by 37% to Rs. 13,636 million in the year ended March 31, 2023 from Rs. 9,925 million in the year ended March 31, 2022, primarily driven by capacity additions, increased travel costs, and a charge of Rs. 1,430 million for liquidated damages and impairment of carbon credits

Finance costs and fair value change in derivative instruments

Our finance costs and fair value change in derivative instruments increased by 22% to Rs. 50,966 million in the year ended March 31, 2023 from Rs. 41,712 million in the year ended March 31, 2022, primarily due to higher borrowing amounts related to increased capacity as well as, non-cash mark to market adjustments of Rs. 6,816 million

Income tax expense

Our income tax expense (comprising of current tax and deferred tax) decreased to Rs. 2,559 million in the year ended March 31, 2023 from Rs. 3,895 million in the year ended March 31, 2022.

Loss for the year

As a result of the foregoing, we incurred a loss of Rs. 5,029 million in the year ended March 31, 2023 compared to a loss of Rs. 16,128 million in the year ended March 31, 2022. The net loss of the year ended March 31, 2022 included a one-time listing related expense of Rs. 10,512 million in connection with our Business Combination.

Non-IFRS Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS financial measure. We present Adjusted EBITDA as a supplemental measure of our performance. This measurement is not recognized in accordance with IFRS and should not be viewed as an alternative to IFRS measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The Company defines Adjusted EBITDA as Profit/(loss) for the period plus (a) current and deferred tax (income tax expenses) (b) finance costs and FV changes on derivative instruments, (c) change in fair value of warrants (if recorded as expense) (d) depreciation and amortization, (e) listing expenses, (f) share based payment and other expense related to listing less, (g) share in profit/(loss) of jointly controlled entities (h) finance income and FV change in derivative instruments, (i) change in fair value of warrants (if recorded as income). We believe Adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability on a like to like basis between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with IFRS. Moreover, Adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.

Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on our capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of

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their differing impact of tax provisions from time to time and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies.

Adjusted EBITDA has limitations as an analytical tool, and you should not be considered in isolation or as a substitute for analysis of our results as reported under IFRS. Some of these limitations include:

•
it does not reflect cash expenditures or future requirements for capital expenditures or contractual commitments or foreign exchange gain/loss;
•
it does not reflect changes in, or cash requirements for, working capital;
•
it does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on outstanding debt;
•
it does not reflect payments made or future requirements for income taxes; and
•
although depreciation, amortization and impairment are non- cash charges, the assets being depreciated and amortized will often have to be replaced or paid in the future and Adjusted EBITDA does not reflect cash requirements for such replacements or payments.

A reconciliation is provided below for Adjusted EBITDA to the most directly comparable financial measure prepared in accordance with IFRS. Investors are encouraged to review the related IFRS financial measures and the reconciliation of non-IFRS financial measures to their most directly comparable IFRS financial measures included below and to not rely on any single financial measure to evaluate our business. The following table presents a reconciliation of Adjusted EBITDA to profit/(loss) for the year, its most directly comparable financial measure calculated and presented in accordance with IFRS for the years indicated:

	For the years ended March 31,
	2022	2023	2024	2024
	(Rs. in millions)			(U.S.$ in millions)(1)
Profit/(loss) for the year	(16,128)	(5,029)	4,147	50
Less: Finance income and fair value change in derivative instruments	(2,013)	(2,910)	(5,272)	(63)
Add/(less): Share in loss/(profit) of jointly controlled entities	—	(93)	155	2
Add: Depreciation and amortisation	13,764	15,901	17,583	211
Add: Finance costs and fair value change in derivative instruments	41,712	50,966	47,506	570
Add/(less): Change in fair value of warrants	690	(1,356)	(551)	(7)
Add: Listing and related expenses	10,512	—	—	—
Add: Income tax expense	3,895	2,559	3,995	48
Add: Share based payment expense	2,712	1,966	1,653	20
Adjusted EBITDA	55,144	62,004	69,216	831

Note:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for the year ended March 31, 2024 were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.

Cash Flow to Equity (CFe)

CFe is a non-IFRS financial measure. We present CFe as a supplemental measure of our performance. This measurement is not recognized in accordance with IFRS and should not be viewed as an alternative to IFRS measures of performance. The presentation of CFe should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We define CFe as Adjusted EBITDA add non- cash expense and finance income and fair value change in derivative instruments, less interest expense paid, tax paid/(refund) and normalized loan repayments. Normalized loan repayments are repayment of scheduled payments as per the loan agreement. Ad hoc payments and refinancing

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(including planned arrangements/ borrowings in previous periods) are not included in normalized loan repayments. The definition also excludes changes in net working capital and investing activities.

We believe IFRS metrics, such as net income (loss) and cash from operating activities, do not provide the same level of visibility into the performance and prospects of our operating business as a result of the long -term capital-intensive nature of our businesses, non-cash depreciation and amortization, cash used for debt servicing as well as investments and costs related to the growth of our business.

Our business owns high-value, long-lived assets capable of generating substantial Cash Flows to Equity over time. We believe that external consumers of our financial statements, including investors and research analysts, use CFe both to assess our performance and as an indicator of its success in generating an attractive risk-adjusted total return, assess the value of the business and the platform. This has been a widely used metric by analysts to value our business, and hence we believe this will better help potential investors in analysing the cash generation from our operating assets.

We have disclosed CFe for our operational assets on a consolidated basis, which is not our cash from operations on a consolidated basis. We believe CFe supplements IFRS results to provide a more complete understanding of the financial and operating performance of our businesses than would not otherwise be achieved using IFRS results alone. CFe should be used as a supplemental measure and not in lieu of our financial results reported under IFRS.

A reconciliation is provided below for CFe to the most directly comparable financial measure prepared in accordance with IFRS. Investors are encouraged to review the related IFRS financial measures and the reconciliation of non-IFRS financial measures to their most directly comparable IFRS financial measures included below and to not rely on any single financial measure to evaluate our business. The following table present a reconciliation of CFe to Adjusted EBITDA for the year, its most directly comparable financial measure calculated and presented in accordance with IFRS for the years indicated:

	For the years ended March 31,
	2022	2023	2024	2024
	(Rs. in millions)			(U.S.$ in millions)(1)
Adjusted EBITDA	55,144	62,004	69,216	831
Less: Share based payments expense (cash settled) and others	(940)	—	—	—
Add: Finance income and fair value change in derivative instruments	2,013	2,910	5,272	63
Less: Interest paid in cash	(34,553)	(38,306)	(42,337)	(508)
Less: Tax paid/(refund)	(3,087)	(2,084)	(3,294)	(40)
Less: Normalized loan repayment	(5,717)	(9,865)	(17,451)	(209)
Add: Other non-cash items	27	578	2,259	27
Total CFe	12,888	15,237	13,665	164

Note:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for the year ended March 31, 2024 were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.

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Liquidity and Capital Resources

Overview

Our primary sources of liquidity have historically been equity investment by our shareholders, cash generated from operations, capital markets funding and a range of borrowing from banks and other financial institutions. Our ordinary course liquidity requirements relate to investments in existing and new projects and related capital expenditure, acquisitions, operation and maintenance of our assets, servicing of our debt, funding our working capital needs, and general corporate purposes.

We expect that cash generated from operations, funds raised in the capital markets and continued borrowings from banks and other financial institutions will continue to be our primary sources of liquidity. We evaluate our funding requirements periodically in light of our net cash flow from operating activities, the progress of our various projects, acquisition opportunities and market conditions. Changes in our operating plans, lower than anticipated electricity sales, increased expenses or other events may cause us to seek additional debt or financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations, additional covenants and operating restrictions. Future financings could result in the dilution of our existing shareholding. In addition, any of the items discussed in detail under “Risk Factors” elsewhere in this Offering Memorandum may also significantly impact our liquidity.

We believe that the expected cash to be generated from our business operations, our credit facilities and our project finance lines, will be sufficient to finance our working capital requirements for the next 12 months.

In order to fund expenses at the ReNew Global level, we may upstream cash from ReNew India subject to ReNew India complying with applicable regulatory and contractual (including borrowing-related) restrictions.

Cash Flows Analysis

Our summarized statement of consolidated cash flows is set forth below:

	For the years ended March 31,
	2022	2023	2024	2024
	(Rs. in millions)			(U.S.$ in millions)(1)
Net cash generated from operating activities	42,390	65,572	68,931	827
Net cash used in investing activities	(124,747)	(74,978)	(162,535)	(1,950)
Net cash generated from financing activities	90,038	19,113	82,417	989
Net increase/(decrease) in cash and cash equivalents	7,681	9,707	(11,187)	(134)
Cash and cash equivalents at the beginning of the year	20,679	28,379	38,182	458
Effects of exchange rate changes on cash and cash equivalents	19	96	26	0
Cash and cash equivalents at the end of the year	28,379	38,182	27,021	324

Note:

(1)
Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations for the year ended March 31, 2024 were made at the exchange rate of Rs.83.34 per U.S.$1.00, being the noon buying rate in New York City for cable transfer in non-U.S. currencies as certified for customs purposes by the Federal Reserve Bank of New York as at March 31, 2024.

2198944802	97

Net cash generated from operating activities

Our net cash generated from operating activities was Rs. 68,931 million in the year ended March 31, 2024. Our operating profit before working capital changes was Rs. 67,065 million in the year ended March 31, 2024. The changes in our working capital primarily consisted of (i) decrease in trade receivables and contract assets of Rs. 3,867 million, (ii) an increase in inventories of Rs. 755 million, (iii) an increase in other assets of Rs. 1,445 million, and (iv) an increase in trade payables and other liabilities of Rs. 3,493 million.

Our net cash generated from operating activities was Rs. 65,572 million in the year ended March 31, 2023. Our operating profit before working capital changes was Rs. 61,884 million in the year ended March 31, 2023. The changes in our working capital primarily consisted of (i) decrease in trade receivables and contract assets of Rs. 6,899 million, (ii) an increase in inventories of Rs. 1,040 million, (iii) an increase in other assets of Rs. 1,491 million, and (iv) an increase in trade payables and other liabilities of Rs. 1,404 million.

Our net cash generated from operating activities was Rs. 42,390 million in the year ended March 31, 2022. Our operating profit before working capital changes was Rs. 50,797 million in the year ended March 31, 2022. The changes in our working capital primarily consisted of (i) an increase in trade receivables and contract assets of Rs. 9,732 million, (ii) an increase in inventories of Rs. 59 million, (iii) a decrease in other assets of Rs. 990 million, and (iv) an increase in trade payables and other liabilities of Rs. 3,481 million.

Net cash used in investing activities

Our net cash used in investing activities was Rs. 162,535 million in the year ended March 31, 2024. This was primarily due to purchases of property, plant and equipment, intangible assets and right of use assets of Rs. 153,839 million in connection with our increased operational capacity and net investment in deposits having residual maturity more than three months of Rs. 16,998 million, offset by proceeds from disposal of subsidiaries (net of cash disposed) of Rs. 5,741 million and interest received of Rs. 3,606 million.

Our net cash used in investing activities was Rs. 74,978 million in the year ended March 31, 2023. This was primarily due to purchases of property, plant and equipment, intangible assets and right of use assets of Rs. 86,364 million in connection with our increased operational capacity and investment in jointly controlled entities of Rs. 2,915 million, offset by redemption of deposits having residual maturity more than three months of Rs. 12,758 million and interest received of Rs. 2,092 million.

Our net cash used in investing activities was Rs. 124,747 million in the year ended March 31, 2022. This was primarily due to purchases of property, plant and equipment, intangible assets and right of use assets of Rs. 89,830 million in connection with our increased operational capacity, investment in deposits having residual maturity more than 3 months (net) of Rs. 24,770 million, acquisition of subsidiaries, net of cash acquired of Rs. 15,929 million and loans given of Rs. 950 million partially offset by disposal of subsidiary of Rs. 4,765 million and interest received of Rs. 1,759 million.

Net cash generated from financing activities

Our net cash generated from financing activities was Rs. 82,417 million in the year ended March 31, 2024. This was primarily due to proceeds from interest- bearing loans and borrowings of Rs. 413,976 million, proceeds from shares and optionally convertible debentures issued by subsidiaries of Rs. 7,608 million offset by repayment of interest -bearing loans and borrowings of Rs. 280,350 million, payment for put options exercised during the period by our Founder of Rs. 1,000 million, interest paid of Rs. 52,190 million, payment of lease liabilities (including payment of interest expense) of Rs. 588 million and shares bought back, held as treasury shares of Rs. 4,819 million.

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Our net cash generated from financing activities was Rs. 19,113 million in the year ended March 31, 2023. This was primarily due to proceeds from interest- bearing loans and borrowings of Rs. 246,572 million, proceeds from shares and compulsory convertible debentures issued by subsidiaries of Rs. 17,758 million offset by repayment of interest -bearing loans and borrowings of Rs. 187,661 million, payment for put options exercised during the period by our Founder of Rs. 980 million, interest paid of Rs. 42,743 million, payment of lease liabilities (including payment of interest expense) of Rs. 534 million and shares bought back, held as treasury shares of Rs. 13,276 million.

Our net cash generated from financing activities was Rs. 90,038 million in the year ended March 31, 2022. This was primarily due to cash infused on account of the capital transaction involving issue of shares amounting to Rs. 67,978 million set off by cash paid amounting to Rs. 19,609 million to RPL shareholders. Other transactions included, repayment of interest-bearing loans and borrowings of Rs. 213,241 million, interest paid of Rs. 34,553 million, payment for acquisition of subsidiary’s interest from non-controlling interest of Rs. 737 million, payment made for repurchase of vested share options of Rs. 610 million, payment of lease liabilities (including payment of interest expense) of Rs. 295 million and shares pending cancellation of Rs. 1,315 million, offset by proceeds from interest-bearing loans and borrowings of Rs. 290,949 million and acquisition of interest by non-controlling interest in subsidiaries of Rs. 1,450 million.

Indebtedness

Our borrowings at the project level are typically secured by a lien on the assets of the project to which they relate and a pledge of shares of the related project subsidiary. Our loan agreements generally contain covenants, including limitations on the use of proceeds and restrictions on indebtedness, liens, asset sales, investments, transfer or ownership interests and certain changes in business. These covenants may limit our subsidiaries’ ability to pay dividends or make loans or advances to us, subject to the lender’s waiver or consent.

The table below summarizes certain terms of our long-term interest-bearing loans and borrowings financing arrangements as of March 31, 2024:

Particulars	Amount outstanding	Nominal interest rate	Maturity
	(Rs. in millions)
Non-convertible debentures (1)	59,217	6.03% - 11.50%	November 2024 to January 2054
Compulsorily convertible debentures (2)	18,536	8.00% - 13.00%	March 2027 to June 2061
Term loans from banks (3)	145,470	7.96% - 9.80%	October 2024 to March 2051
Term loans from financial institutions (4)	203,284	7.50% - 11.25%	April 2024 to January 2044
Senior secured notes (5)	136,996	4.50% - 7.95%	July 2026 to July 2028
Optionally convertible debentures (6)	2,358	8.00%	May 2053 to July 2053

Notes:

(1)
These debentures are secured by way of pari passu charge over the respective subsidiary’s immovable properties, movable assets, current assets, cash accruals including but not limited to current assets, receivables, book debts, cash and bank balances and loans and advances, present and future. Repayment terms are in the form of bullet payments, quarterly payments and half-yearly payments.
(2)
These include debentures issued to our joint venture partner, ReNew Surya Roshni Private Limited. These debentures are compulsorily convertible into equity shares of ReNew Surya Roshni Private Limited at a pre-determined conversion ratio of 1:1.
(3)
These loans are secured by a charge over all present and future immovable properties, movable assets, book debt, operating cash flows, receivables, commissions, revenue, all bank accounts and assignment of all rights, title, interests, benefits, claims etc. of project documents and insurance contracts of the respective subsidiary.
(4)
These loans are secured by a charge on immovable properties, tangible moveable assets, current assets and accounts. Further secured by way of assignment of all the rights, title, interest, benefit, claims and demands under all the project agreements, letter of credit, insurance contracts and proceeds, guarantees, performance bond of the respective subsidiary.

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(5)
We issue senior secured notes from time-to -time to finance our projects. Notes are secured by way of exclusive mortgage over immovable properties and exclusive charge by way of hypothecation of tangible and intangible movable assets and further secured by way of hypothecation over rights and benefit, claims and demands under all the project agreements, letter of credit, insurance contracts and proceeds, guarantees, performance bond of the respective subsidiary.
(6)
These include debentures issued to our joint venture partner, ReNew Surya Ojas Private Limited. These debentures are optionally convertible into equity shares of ReNew Surya Ojas Private Limited at a pre-determined conversion ratio of 1:1 at the option of holder subject to shareholding pattern of ReNew Surya Ojas Private Limited remaining constant.

Capital Expenditure

Our principal capital requirements primarily include capital expenditures, towards expansion of capacities in existing businesses including bidding for and acquiring new wind and solar power projects and other ancillary business activities. We finance our capital expenditure requirements through external borrowings and internal cash flows.

We spent Rs. 89,830 million, Rs. 86,364 million and Rs. 153,839 million to purchase of property, plant and equipment, intangible assets and right of use assets, as per the cash flow statement of the respective periods, in the years ended March 31, 2022, 2023 and 2024, respectively. Our capital expenditures include expenditures on property, plant and equipment, capital work- in-progress and intangible assets. Our property, plant and equipment primarily include freehold land, building temporary structure, plant and equipment, office equipment, computers and furniture and fixtures. Projects under construction as of the balance sheet date are shown as capital work-in-progress. Our intangible assets primarily include computer software and customer contracts

Due to the rapid expansion of wind turbine and solar panel technology, increasing competition and a significant decrease in input costs resulting from increased economies of scale and decreasing raw material costs, the market prices of wind turbines and solar module panels have generally declined in recent years. To promote domestic growth and cut dependence on foreign supplies, the Government of India has imposed safeguard duties and also recently announced in March 2021, a basic customs duty of 40% on solar modules and 25% on solar cells imported from April 1, 2022. For our committed and commissioned projects, these costs are usually passed through to our customers under “change in law” provisions under our PPAs. We also plan to continue to manage equipment costs by having a diversified base of OEM vendors to protect us from over-reliance on any one vendor, and by utilizing our scale of operations to negotiate favourable terms with our OEM vendors. We are also engaged in manufacturing of solar panels that have been subject to higher import duties to manage costs. We are currently developing manufacturing capabilities with nameplate capacities of 2 GW solar cell and 6.4 GW solar module manufacturing facilities in the states of Rajasthan and Gujarat. During fiscal year 2024, we have commissioned 4 GW solar module manufacturing facility the remaining manufacturing plants are expected to be commissioned in phases over the next fiscal year.

Contractual Obligations and Contingent Liabilities

In addition to payment obligations under borrowings, we also have continuing obligations to make certain payments. As of March 31, 2024, capital commitment (net of advances) pertaining to commissioning of wind and solar energy projects aggregated to Rs. 56,857 million. We have made, and expect to continue making, substantial capital expenditures in connection with the construction and development of our projects.

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As of March 31, 2024, we had the following contractual obligations:

	(amounts in Rs. million)
At March 31, 2024	On demand	Less than 3 months	3 to 12 months	1 to 5 years	> 5 years	Total
Borrowings
Non-convertible debentures (secured)*	—	—	—	61,883	7,463	69,346
Compulsorily convertible debentures*	—	—	—	8,064	38,287	46,351
Optionally convertible debentures*	—	—	—	785	7,209	7,994
Term loan from banks*	—	—	—	154,033	35,001	189,034
Loans from financial institutions*	—	—	—	160,069	147,384	307,453
Senior secured notes*	—	—	—	157,976	—	157,976
Short term interest-bearing loans and borrowings
Acceptances (secured)	—	17,822	9,858	—	—	27,680
Term loan from banks and financial institutions (secured)		1,600	—	—	—	1,600
Working capital term loan (secured)	—	6,799	4,450	—	—	11,249
Buyer’s / supplier’s credit	—	9,603	1,520	—	—	11,123
Other financial liabilities
Lease liabilities	—	196	701	2,991	24,576	28,464
Current maturities of long term interest-bearing loans and borrowings*	680	17,264	63,464	—	—	81,408
Interest accrued	—	1,160	1,797	—	—	2,957
Capital creditors	—	40,092	—	—	—	40,092
Purchase consideration payable	—	44	—	—	—	44
Trade Payables
Trade Payables	—	9,094	—	—	—	9,094

* Including future interest payments.

We are subject to legal proceedings and claims which arise in the ordinary course of business. See section titled “Business — Legal Proceedings”. Although occasional adverse decisions or settlements may occur, the potential loss, if any, cannot be reasonably estimated. However, we believe that the final disposition of current matters will not have a material adverse effect on our financial position, results of operations or cash flow. We maintain various liability insurance coverage to protect our assets from losses arising out of or involving activities associated with ongoing and normal business operations. We believe that we have adequately provided for contingencies which are likely to become payable. None of these contingencies are material to our financial condition, results of operations or cash flows.

See Note 47(i) to our audited consolidated financial statements included in this Offering Memorandum for disclosure on contingent liabilities.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Financial Risks

The financial liabilities comprise loans and borrowings, derivative liabilities, trade payable and other financial liabilities.

The main purpose of these financial liabilities is to finance our operations. Our principal financial assets include loans, derivative assets, trade receivables, cash and cash equivalents and other financial assets. We are exposed to market risk, credit risk and liquidity risk. Our senior management oversees the management of these risks. Our senior management is supported by various sub committees that advises on financial risks and the appropriate financial risk governance framework for the Group. These committees provide assurance to our senior management that our financial risk activities are governed by appropriate policies and procedure and that financial risks are identified, measured and managed in accordance with our policies and risk objectives. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarised below:

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Market risk

Market risk is the risk that our assets and liabilities will be exposed to due to a change in market prices that determine the valuation of these financial instruments. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk. Financial instruments affected by market risk include loans and borrowings, deposits, investments and derivative financial instruments.

The sensitivity analysis in the following sections relate to the position as at March 31, 2024 and 2023. The sensitivity analyses have been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives and the proportion of financial instruments in foreign currencies are all constant and on the basis of hedge designations in place as at March 31, 2024 and 2023.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. We are exposed to interest rate risk primarily from the external borrowings that are used to finance their operations. In case of external commercial borrowings (“ECB”) and buyers credit we believe that our exposure to changes in market interest rates is insignificant as the respective companies manage the risk by hedging the changes in the market interest rates through cross currency interest rate swaps. We also monitor the changes in interest rates and actively refinances our debt obligations to achieve an optimal interest rate exposure.

The following table demonstrates the sensitivity to a reasonable possible change in interest rates on financial liabilities, i.e. floating interest rate borrowings in INR and USD. Interest rate sensitivity has been calculated for borrowings with floating rate of interest. For borrowings with fixed rate of interest sensitivity disclosure has not been made. With all other variables held constant, our profit before tax is affected through the impact on financial liabilities, as follows:

	For the year ended March 31,
Particulars	2022		2023		2024
	Increase / decrease in basis points	Effect on profit/ (loss) before tax	Increase / decrease in basis points	Effect on profit/ (loss) before tax	Increase / decrease in basis points	Effect on profit/ (loss) before tax
INR	+/(-)50	(-)/+ 361	+/(-)50	(-)/+727	+/(-)50	(-)/+1,402

The assumed movement in basis points for the interest rate sensitivity analysis is based on the currently observable market environment. Though there is exposure on account of Interest rate movement as shown above but the Group minimises the foreign currency (US dollar) interest rate exposure through derivatives and INR interest rate exposure through re-financing.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. We are exposed to foreign currency risk arising from imports of goods in US dollars. We hedge our exposure to fluctuations on the translation into INR of our buyer's / supplier's credit by using foreign currency swaps and forward contracts. We have followed a conservative approach for hedging the foreign currency risk so as to not use complex forex derivatives and foreign currency loan. We also monitor that the hedges do not exceed the underlying foreign currency exposure. We do not undertake any speculative transaction.

Credit risk

Credit risk is the risk that the power procurer will not meet their obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities (primarily trade receivables) and from our financing activities, including deposits with banks and financial institutions and other financial instruments. The credit risk exposure is insignificant given the fact that substantially whole of the revenues

2198944802	102

are from state utilities / government entities. We only deal with parties which has good credit rating / worthiness given by external rating agencies or based on our internal assessment.

Further the group sought to reduce counterparty credit risk under long-term contracts in part by entering into power sales contracts with utilities or other customers of strong credit quality and we monitor their credit quality on an ongoing basis.

The maximum credit exposure to credit risk for the components of the statement of financial position at March 31, 2024 and 2023 is the carrying amount of all the financial assets except for financial guarantees.

Trade receivables

Customer credit risk is managed basis our established policies, procedures and controls relating to customer credit risk management. Outstanding customer receivables are regularly monitored. We do not hold collateral as security. The group has majorly state utilities / government entities as its customers with high credit worthiness and therefore the group does not see any significant risk related to credit.

The credit quality of the customers is evaluated based on their credit ratings and other publicly available data.

We have established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment and impairment analysis is performed at each reporting date to measure expected credit losses. The calculation reflects the probability-weighted outcome, the time value of money and reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions.

Set out below is the information about the credit risk exposure on our trade receivables using a provision matrix:

	Trade receivables (days past due)
As at March 31, 2024	0 – 6 months	6 – 12 months	12 – 18 months	> 18 months	Total
Gross carrying amount	12,730	970	546	9,967	24,212
Expected credit loss	529	451	149	1,226	2,356
As at March 31, 2024
Gross carrying amount	11,912	6,740	7,189	6,201	32,042
Expected credit loss	233	—	574	548	1,355

* included trade receivables which are not yet due.

Financial instruments and credit risk

Credit risk from balances with banks is managed by Group's treasury department. Investments, in the form of fixed deposits, loans and other investments, of surplus funds are made only with banks and financial institutions within credit limits assigned to each counterparty. Counterparty credit limits are reviewed by the Group's treasury department in line with the approved investment policy. The limits are set to minimise the concentration of risks and therefore mitigate financial loss through counterparty's potential failure to make payments.

Other financial assets

Credit risk from other financial assets including loans is managed basis established policies of Group, procedures and controls relating to customer credit risk management. Outstanding receivables are regularly monitored. The Group does not hold collateral as security.

Equity price risk

Share warrants

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The Company has issued warrants to these warrants’ holders (refer Note 39), which entitle these warrants holders to purchase Company’s Class A equity shares. These warrants are classified to be derivative instruments and are recorded at fair value through profit or loss account basis market value of warrants. The Group is exposed to price risk considering the liability in the hands of the Company is impacted through the market price of share warrants.

The Group has determined that an increase / (decrease) of 5% in the market value of warrants would have an impact of INR 38 (March 31, 2023: INR 64; March 31, 2022: INR 122) increase / (decrease) on the profit or loss for the year ended March 31, 2024 of the Group.

Put options

Non-controlling shareholders of RPL have an option to offload their shareholding to the Company in accordance with the terms mentioned in the BCA at fair value of shares on the date of Put for cash. Put option liability with non-controlling interest accounted for at fair value basis volume weight average price of the Company shares over 30 trading days. The changes to the put option liability are accounted for in equity. The Group is exposed to price risk considering the liability in the hands of the Company is impacted through the market price of shares of the Company.

The Group has determined that an increase / (decrease) of 5% in the volume weight average price of the Company shares would have an impact of INR 296 increase / (decrease) on the total equity of the Group for the year ended March 31, 2024 (March 31, 2023: INR 270; March 31, 2022: INR 477).

Liquidity risk

Liquidity risk is the risk that the Group will encounter in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The approach of the Group to manage liquidity is to ensure, as far as possible, that these will have sufficient liquidity to meet their respective liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risk damage to their reputation. The Group assessed the concentration of risk with respect to refinancing its debt and concluded it to be low. The Group has access to a sufficient variety of sources of funding and debt maturing within 12 months can be rolled over with existing lenders.

The Group relies mainly on long-term debt obligations to fund their construction activities. To the extent available at acceptable terms, the Group utilised non-recourse debt to fund a significant portion of the capital expenditures and investments required to construct and acquire our wind and solar power plants and related assets. The Group's non-recourse financing is designed to limit default risk and is a combination of fixed and variable interest rate instruments. In addition, the debt is typically denominated in the currency that matches the currency of the revenue expected to be generated from the benefiting project, thereby reducing currency risk. The majority of non-recourse debt is funded by banks and financial institutions, with debt capacity supplemented by unsecured loan from related party.

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The table below summarises the maturity profile of financial liabilities of the Group based on contractual undiscounted payments:

As at March 31, 2024	On demand	Less than 3 months	3 to 12 months	1 to 5 years	> 5 years	Total
Borrowings
Non convertible debentures (secured)*	—	—	—	61,883	7,463	69,346
Compulsorily convertible debentures*	—	—	—	8,064	38,287	46,351
Optionally convertible debentures*	—	—	—	785	7,209	7,994
Term loan from banks*	—	—	—	154,033	35,001	189,034
Loans from financial institutions*	—	—	—	160,069	147,384	307,453
Senior secured notes*	—	—	—	157,976	—	157,976
Short term interest-bearing loans and borrowings
Acceptances (secured)	—	17,822	9,858	—	—	27,680
Term loan from banks and financial institutions (secured)	—	1,600	—	—	—	1,600
Working capital term loan	—	6,799	4,450	—	—	11,249
Buyer's / Supplier's credit	—	9,603	1,520	—	—	11,123
Other financial liabilities
Lease liabilities	—	196	701	2,991	24,576	28,464
Current maturities of long term interest-bearing loans and borrowings*	680	17,264	63,464	—	—	81,408
Interest accrued	—	1,160	1,797	—	—	2,957
Capital creditors	—	40,092	—	—	—	40,092
Purchase consideration payable	—	44	—	—	—	44
Trade payables
Trade payables	—	9,094	—	—	—	9,094

As at March 31, 2023	On demand	Less than 3 months	3 to 12 months	1 to 5 years	> 5 years	Total
Borrowings
Non convertible debentures (secured)*	—	—	—	83,396	7,012	90,408
Compulsorily convertible debentures*	—	—	—	11,416	40,263	51,679
Term loan from banks*	—	—	—	97,633	47,709	145,342
Loans from financial institutions*	—	—	—	122,648	146,258	268,906
Senior secured notes*	—	—	—	77,371	48,989	126,360
Short term interest-bearing loans and borrowings
Acceptances (secured)	—	15,792	8,634	—	—	24,426
Term loan from banks and financial institutions (secured)	—	2,500	2,056	—	—	4,556
Working capital term loan (secured)	—	8,490	5,051	—	—	13,541
Other financial liabilities
Lease liabilities	—	166	522	2,195	14,554	17,437
Current maturities of long term interest-bearing loans and borrowings*	—	10,036	44,655	—	—	54,691
Interest accrued	—	2,175	1,037	—	—	3,212
Capital creditors	—	33,480	—	—	—	33,480
Purchase consideration payable	—	1,681	—	—	—	1,681
Trade payables
Trade payables	—	6,118	—	—	—	6,118

* Including future interest payments.

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Critical Accounting Policies for the Most Recent Reported Financial Period

Revenue recognition

Revenue

Revenue is recognised when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. The Group has generally concluded that it is the principal in its revenue arrangements, because it typically controls the goods or services before transferring them to the customer.

•
Sale of power. Revenue from supply of power is recognised over time because the customer simultaneously receives and consumes benefits on the supply of units generated from plant to the grid as per the terms of the Power Purchase Agreement (PPA) entered into with the customers. The Group considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for the sale of power, the Group considers the effects of variable consideration. There is only one performance obligation in the arrangement and therefore, allocation of transaction price is not required.
•
Revenue from Engineering, Procurement and Construction (EPC) Contracts. Revenue from provision of service is recognised over a period of time on the percentage of completion method. Percentage of completion is determined as a proportion of cost incurred to date to the total estimated contract cost. Profit on contracts is recognised on percentage of completion method and losses are accounted as soon as these are anticipated. In case the total cost of a contract based on technical and other estimates is expected to exceed the corresponding contract value such expected loss is provided for. The revenue on account of extra claims on construction contracts are accounted for at the time of acceptance in principle by the customers due to uncertainties attached. Contract revenue earned in excess of billing has been reflected under other current assets and billing in excess of contract revenue has been reflected under current liabilities in the statement of financial position.
•
Variable consideration. If the consideration in a contract includes a variable amount, the Group estimates the amount of consideration to which it will be entitled in exchange for transferring the goods or service to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved. To estimate the variable consideration, the Group applies the method that it expects best predicts the amount of consideration to which the entity will be entitled based on the terms of the contract.

Rebates: In some PPAs, the Group provide rebates in invoice if payment is made before the due date. These are adjusted against revenue and are offset against amounts payable by the customers.

•
Revenue on account of service concession arrangements. IFRIC 12, 'Service Concession Arrangements' deals with the treatment to be applied by the operator for public-to-private service concession arrangements. Service concession arrangement fall within the scope of IFRIC 12 when the following two conditions are met:
(i)
the grantor controls or regulates what services the operator must provide with the infrastructure, to whom it must provide them, and at what price; and
(ii)
the grantor controls - through ownership, beneficial entitlement or otherwise - any significant residual interest in the infrastructure at the end of the term of the arrangement.

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The financial asset model according to paragraph 16 of IFRIC 12 applies if the operator has an unconditional contractual right to receive cash or another financial asset from or at the direction of the grantor for the construction services; the grantor has little, if any, discretion to avoid payment, usually because the agreement is enforceable by law. The operator has an unconditional right to receive cash if the grantor contractually guarantees to pay the operator (a) specified or determinable amounts or (b) the shortfall, if any, between amounts received from users of the public service and specified or determinable amounts, even if payment is contingent on the operator ensuring that the infrastructure meets specified quality or efficiency requirements.

Revenue related to construction services under a service concession arrangement is recognised over time because the grantor controls as the asset as it is constructed by the Group. Operation or service revenue is recognised over time in the period in which the services are provided by the Group because the grantor simultaneously receives and consumes the benefits provided the Group. The total expected consideration is allocated to the performance obligations based on the relative stand-alone selling prices of the construction services and operation services, taking into account the significant financing component.

The Group recognises a contract asset for its right to receive consideration for the construction services and accounts for the significant financing component in the arrangement in accordance IFRS 15. Once it is established that Group has an unconditional right (other than that of the passing of time) to receive consideration for the construction services, the amounts due from the grantor are accounted for in accordance with IFRS 9, 'Financial Instruments' as receivables.

Contract balances

•
Contract assets. A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Group performs by transferring goods or services to a customer when that right is conditioned on something other than the passage of time. Contract assets are subject to impairment assessment.
•
Contract liabilities. A contract liability is the obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. If a customer pays consideration before the Group transfers goods or services to the customer, a contract liability is recognised when the payment is made or the payment is due (whichever is earlier). Contract liabilities are recognised as revenue when the Group performs under the contract (i.e., transfers control of the related goods or services to the customer)
•
Trade receivables. A receivable represents the Group’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due).

Taxes

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date. Current income tax relating to items recognised outside profit or loss is recognised outside the statement of profit or loss (either in OCI or equity). Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group reflects the effect of uncertainty for each uncertain tax treatment by using either most likely method or expected value method, depending on which method predicts better resolution of the treatment. Current income tax assets and liabilities are offset if a legally enforceable right exists to set off these and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

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Deferred tax

Deferred tax is provided using the asset-liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognised for all taxable temporary differences, except:

•
When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, (i) affects neither the accounting profit nor taxable profit or loss and (ii) and does not give rise to equal taxable and deductible temporary differences.
•
In respect of taxable temporary differences associated with investments in subsidiaries and interests in joint ventures, if the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised except:

•
When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, (i) affects neither the accounting profit nor taxable profit or loss and (ii) and does not give rise to equal taxable and deductible temporary differences.
•
in respect of deductible temporary differences associated with investments in subsidiaries and interests in joint ventures, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are re-assessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

In situations where Group is entitled to a tax holiday under the Income-tax Act, 1961, enacted in India, no deferred tax (asset or liability) is recognised in respect of temporary differences which reverse during the tax holiday period. Deferred taxes in respect of temporary differences which reverse after the tax holiday period are recognised in the period in which the temporary differences originate. However, the Group restricts the recognition of deferred tax assets to the extent that it has become probable that sufficient future taxable income will be available against which such deferred tax assets can be realised.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognised outside profit or loss is recognised outside statement of profit or loss (either in OCI or equity). Deferred tax items are recognised in correlation to the underlying transaction either in OCI or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

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Minimum Alternate Tax

Minimum alternate tax (MAT) paid in a year is charged to the statement of profit or loss as current tax for the year. The deferred tax asset is recognised for MAT credit available only to the extent that it is probable that the concerned company will pay normal income tax during the specified period, i.e., the period for which MAT credit is allowed to be carried forward. In the year in which the company recognises MAT credit as an asset, it is created by way of credit to the statement of profit or loss and shown as part of deferred tax asset. The company reviews the “MAT credit entitlement” asset at each reporting date and writes down the asset to the extent that it is no longer probable that it will pay normal tax during the specified period.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred measured at acquisition date fair value and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in other expenses.

The Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organised workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

The Group has an option to apply a ‘concentration test’ that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the optional concentration test is not met, or the Group elects not to apply the test, the Group performs detailed assessment to determine whether an acquired set of activities and assets is a business.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their acquisition date fair values. For this purpose, the liabilities assumed include contingent liabilities representing present obligation and they are measured at their acquisition fair values irrespective of the fact that outflow of resources embodying economic benefits is not probable. However, the following assets and liabilities acquired in a business combination are measured at the basis indicated below:

•
Deferred tax assets or liabilities and the assets or liabilities related to employee benefit arrangements are recognised and measured in accordance with IAS 12 - Income Taxes and IAS 19 - Employee Benefits respectively.
•
Liabilities or equity instruments related to share based payment arrangements of the acquiree or share – based payments arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date.
•
Assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 - Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that standard.
•
Reacquired rights are measured at a value determined on the basis of the remaining contractual term of the related contract. Such valuation does not consider potential renewal of the reacquired right.
•
Potential tax effects of temporary differences and carry forwards of an acquiree that exist at the acquisition date or arise as a result of the acquisition are accounted in accordance with IAS 12.

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When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, any previously held equity interest is re-measured at its acquisition date fair value and any resulting gain or loss is recognised in the statement of profit or loss or OCI, as appropriate.

Any contingent consideration to be transferred by the acquirer is recognised at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with changes in fair value recognised in the statement of profit or loss in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognised in statement of profit or loss. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in statement of profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units or group of CGUs that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

A cash generating unit (CGU) or group of CGUs to which goodwill has been allocated is tested for impairment annually on March 31, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognised in the statement of profit or loss. An impairment loss recognised for goodwill is not reversed in subsequent periods.

Where goodwill has been allocated to a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

When the Group acquires controlling interest in an entity or a group of assets or net assets that is not a business, the Group allocates the cost of the group between the individual identifiable assets acquired (including intangible assets) and liabilities assumed based on their relative fair values at the date of purchase and these acquisitions do not give rise to the goodwill. The cost of the group of assets is the sum of all consideration given, any NCI recognised, and transaction costs incurred if any.

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Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements, which have been prepared in accordance with IFRS as issued by the IASB. In the course of preparing these financial statements, we have made judgments, estimates and assumptions, that affect the application of accounting policies and the reported amounts of assets, liabilities, income, expenses and disclosures of contingent assets and liabilities at the date of these audited consolidated financial statements and the reported amounts of revenues and expenses for the years presented. Actual results may differ from these estimates under different assumptions and conditions. For a discussion of our material accounting policies, see Note 4.1 to our audited consolidated financial statements included in this Offering Memorandum. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods affected. See Note 2.5 to our audited consolidated financial statements included in this Offering Memorandum for information on Significant accounting judgments, estimates and assumptions.

We believe the critical accounting estimates are those that are both important to reflect our financial condition and results and require difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Recent Accounting Pronouncements

See Note 4.2 to our audited consolidated financial statements included in this Offering Memorandum for information on recent accounting pronouncements.

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DESCRIPTION OF THE ISSUER

General

The Issuer was incorporated with limited liability under the laws of Mauritius on February 22, 2021.

The Issuer has its corporate seat in Mauritius. The registered address of the Issuer is located at 7th Floor, Happy World House, 37, Sir William Newton Street, Port Louis 11328, Mauritius, and its telephone number at that address is +230 2034300.

The Issuer has issued one share, par value U.S.$1 per share. The share is fully paid and is in the legal ownership of ReNew Energy Global Plc. Each year, a copy of the audited profit and loss account and balance sheet of the Issuer is required to be filed with the Financial Services Commission within six months of its balance sheet date. Once filed, the profit and loss account and the balance sheet can be obtained from the registered office of the Issuer. The Issuer’s financial periods end on December 31 in each year. The auditors of the Issuer are Barnes Associates.

Business Activity

Under its global business license issued by the Mauritius Financial Services Commission, the Issuer has full capacity to engage in global business as permitted under the Financial Service Act 2007 of Mauritius, the Companies Act 2001 of Mauritius and any other laws for time being in force in Mauritius and to do all such other things as are incidental to or the Issuer may think conductive to the conduct, promotion or attainment of the Issuer. As such, the Issuer is, among others, authorized to issue the Notes, including entering into the Indenture and any other transaction documents to which it is or will be a party.

The issuance of the Notes is expected to be approved and ratified by the board of directors on behalf of the Issuer on the Closing Date.

Management

The directors of the Issuer are Mr Malcolm Moller and Mr Rouben Trivedi.

Malcolm Moller is the Group Managing Partner at Appleby. Malcolm has previously worked in the Appleby Bermuda office and led the opening of the Appleby offices in Mauritius and the Seychelles. He is a member of the corporate department and both the insurance and structured finance teams. He specializes in advising financial institutions on financial regulation, regulatory capital issues, financial institution M&A, and insurance-related transactions. He advises on private equity funds, hedge funds, derivatives transactions and securities offerings, as well as a range of corporate and corporate finance transactions. He has extensive experience representing corporations, financial institutions and other entities. His experience spans public and private M&A, credit, restructuring, bankruptcy, capital markets, fund formation and winding-up, and a variety of strategic and advisory corporate assignments. He has an overall experience of 25 years.

Mr Rouben Trivedi is a Director of Corporate Services of Appleby Global Services (Mauritius) Ltd. He has worked in the fiduciary services industry for 20 years, having begun his career in January 2000 as an Assistant Corporate Secretary. He has worked for a number of Management Companies, progressing to director and head of the Mauritius office with Centurion Group. His experience, while predominantly in corporate and trust services, also spans funds and pension schemes, from several jurisdictions including Mauritius, Cayman Islands, United Kingdom, British Virgin Islands, Luxembourg, Delaware and Hong Kong. During his career, Rouben has led on numerous high profile client relationships including high net worth individuals and listed entities from different countries and from various sectors. Rouben has also been involved, as a board member, with a number of funds and fund managers. He also set up and led the accounting services department of an outsourcing company providing accounting and IT services to a UK Group of companies.

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DESCRIPTION OF CERTAIN RESTRICTED GROUP ENTITIES

A portion of the proceeds from this offering is intended to be used for on-lending to certain Restricted Group entities as RG Pipe Debt. See “Use of Proceeds”. While the exact scope of such Restricted Group entities is subject to the sole discretion of the Group after settlement of this offering, the Group currently intends such Restricted Group entities to include ReNew Green (GJ Five) Pvt. Ltd., Ostro Energy Private Limited and Renew Fazilka Solar Power Private Limited. Such Restricted Group entities are not providing any guarantee or security in respect of the offering. The Group reserves the right, in its sole discretion, to change such scope of Restricted Group entities.

ReNew Green (GJ Five) Pvt. Ltd.

ReNew Green (GJ Five) Pvt. Ltd. operates solar and wind energy projects in India and had a total commissioned capacity of 13.2 MW as of March 31, 2024. The following table provides the details of the aforementioned project as of March 31, 2024.

Commissioned Project

Type	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”	Tariff Model	Tariff (Indian Rupees/ kWh)	Offtaker	PPA tenor (from COD)
Solar + Wind	Otha (Chiripal)	Gujarat	13.2	June 10, 2023	C&I (captive)	3.69	Chiripal Poly Films	25

Ostro Energy Private Limited

Ostro Energy Private Limited operates wind energy projects in India and had a total commissioned capacity of 50.6 MW as of March 31, 2024 on its standalone books. The following table provides the details of the aforementioned project as of March 31, 2024.

Commissioned Project

Type	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”	Tariff Model	Tariff (Indian Rupees/ kWh)	Offtaker	PPA tenor (from COD)
Wind	SECI 7	Gujarat	50.6	February 2022	Centre PPA	2.81	SECI	25

Renew Fazilka Solar Power Private Limited

Renew Fazilka Solar Power Private Limited operates solar energy projects in India and had a total commissioned capacity of 15 MW as of March 31, 2024 on its standalone books. The following table provides the details of the aforementioned project as of March 31, 2024.

Commissioned Project

Type	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”	Tariff Model	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)
Solar	Nandipet	Telangana	15	March 2017	State PPA	5.72	TSSPDCL	25

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BUSINESS

Overview

We are a leading decarbonization solutions company. Our clean energy portfolio of approximately 15.6 GWs on a gross basis as of May 31, 2024, is one of the largest globally. We are one of the largest utility-scale renewable energy solutions providers in India in terms of total commissioned capacity. We operate wind, solar and hydro energy projects in India and as of May 31, 2024, we had a total operational capacity of 9.52 GW, out of which 8.87 GW is commissioned and 650 MW is generating pre-commissioning revenue through sales in the merchant market, and an additional 6.1 GW of committed capacity. In addition to being one of the largest independent power producers in India, we provide end-to-end solutions in the areas of clean energy, value-added energy offerings through digitalization, storage, and carbon markets that increasingly are integral to addressing climate change. During the year ended March 31, 2024, we signed Memorandum of Understandings (“MoU”) with various financial institutions such as Power Finance Corporation Limited (“PFC”), REC Limited (“REC”), and Asian Development Bank (“ADB”) to the tune of approximately $13 bn to enable financing of renewable energy (“RE”) projects. We also signed an MoU with JERA Power RN BV (“JERA”) for evaluating investments in green hydrogen. In addition, during the year ended March 31, 2024, Gentari purchased a 49% equity stake in our 403 MW Peak Power project and we also signed an MoU with Gentari for a joint investment in renewable energy projects of up to 5 GW.

Our projects are based on proven wind, solar and storage technologies, typically covered under long-term PPAs with creditworthy offtakers including central government agencies, state electricity utilities and private industrial and commercial consumers in India. We are supported by high quality long-term global investors such as CPP Investments, Abu Dhabi Investment Authority (“ADIA”), JERA (a joint venture between TEPCO Fuel & Power, a wholly owned subsidiary of Tokyo Electric Power Company, and Chubu Electric Power Co., Inc.), South Asia Clean Energy Fund and public markets shareholders and we are led by an experienced management team under the leadership of our Founder, Chairman and Chief Executive Officer, Mr. Sumant Sinha, who has extensive experience across our operational and strategic focus areas.

Our strong track record of organic and inorganic growth is demonstrated by an increase in our operational capacity which has grown 4.8 times from the year ended March 31, 2017 to March 31, 2024. We are one of the largest independent power producers (in terms of total commissioned capacity) in the Indian renewable energy industry which has been achieved by delivering wind and solar energy projects, against the backdrop of Government of India’s policies to promote the growth of renewable energy in India. We have a robust financial position and demonstrated access to diversified pool of capital from Indian and international investors, lenders and other capital providers.

We are also a provider of intelligent energy solutions. We have an experienced in-house team focused on forecasting renewable energy demand and modelling energy distribution profiles. These solutions underpin grid infrastructure developed around renewable energy, minimize intra-day and seasonal demand variations and cost less than building new thermal power resources.

Recent Developments

The following developments have occurred since March 31, 2024.

Separation request of Executive Officer and Group President, India RE Business

The Board of ReNew Global has taken note of the separation request of Mr. Mayank Bansal as Executive Officer (Group President, India RE Business) of ReNew Global. The effective date of Mr. Bansal’s separation from the Company was April 30, 2024. Mr. Bansal’s decision to separate is not as a result of any dispute or disagreement with ReNew Global, its Board or management, or any matters relating to the operations, performance, policies, or practices of ReNew Global.

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Upcoming release of the unaudited financial results for the three months ended June 30, 2024

ReNew Global expects to issue an earnings release announcing its unaudited financial results for the three months ended June 30, 2024, as well as certain other business updates in a current report on Form 6-K to be furnished to the SEC by no later than August 31, 2024.

Our Market Opportunity

Key drivers of growth in renewable energy in India include structural policy reforms in India’s power sector, overall growth in power demand, economically viable tariffs compared to other fuel sources, “must- run” status to renewable power plants (which means that renewable power that is generated must always be accepted by the grid), fixed price over long-term contracts allowing risk diversification and greater mix of central government offtakers (with better credit ratings) in recently awarded projects. India had approximately 190 GW of total renewable installed generating capacity (comprising of wind, solar and large hydro assets) as of March 31, 2024, and it has announced a target of 500 GW of clean energy by 2030. In addition, under the National Green Hydrogen Mission, one of the key mission outcomes projected by 2030 entails development of green hydrogen production capacity of at least 5 million metric tons (“MMT”) per annum and abatement of nearly 50 MMT of annual greenhouse gas emissions, which may require 125 GW of additional RE capacity.

We believe that through our disciplined bidding approach and vast project execution expertise, we are well positioned to tap this potential and grow our capacity through a combination of (i) our committed projects of 3.93 GW as on March 31, 2024 and 6.12 GW as on May 31, 2024; and (ii) uncontracted pipeline capacity of 5.8 GW, which will continue to be auctioned by central and state government agencies as part of the Government of India’s objective to achieve India’s renewable energy targets. Considering the importance of the corporate PPA market, ReNew has a separate department which exclusively looks at clean energy solutions for corporate customers. We pursue business with these customers through channel partners and also by responding to tenders.

Our Competitive Strengths

Market leadership in India’s high growth renewable energy sector

We are one of India’s largest utility-scale renewable energy solutions providers in terms of total commissioned capacity. During Fiscal 2023-24, bidding activities in India picked up considerably, driven by the Indian government’s 50 GW annual bids plan. ReNew dominated the utility segment bidding landscape by winning over 13% of the bids in Fiscal 2023-24. Our total operational capacity has grown at a CAGR of 25% from 2.0 GW in March 2017 to 9.52 GW in March 2024. We contributed 11% of new renewable generating capacity (comprised of wind and solar assets) added in India in Fiscal 2023-24. As of March 31, 2024, the total installed capacity in India, comprised of solar and wind assets, was 128 GW, and 18 GW increase over Fiscal 2022-23.

Presence across value chain through extensive in-house end-to-end project execution capabilities

We have a proven track record of developing, operating and maintaining projects at high standards. Our Board closely monitors project performance and actively guides our senior management in addressing operational issues. Our key competitive advantage is having in-house, project execution capabilities with a focus on execution and operational excellence. We believe that our range of wind and solar capabilities across project selection, resource assessment, project funding, land acquisition, project execution and project O&M positions us well for bidding for larger projects. For example,

•
Access to reliable data: Our project development team has access to multiple sources of data, including data from 171 active met masts across 125 sites in nine states in India, performance data from our commissioned capacity, data from our OEM vendors, and other reliable public data from multiple agencies, which helps us efficiently bid for projects, navigate the development process of each project and also improve the reliability of our pipeline.

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•
Land acquisition and site selection: We have acquired through ownership or leasehold rights over 47,000 acres of land (for utility scale solar and utility scale wind energy projects) as of March 31, 2024, and are able to navigate through the complex land acquisition process in India. We are also in the process of engaging with state governments to acquire more land across various states in India.
•
EPC capabilities: We are able to execute both our solar and wind projects in-house. As of March 31, 2024, of 4.3 GW of commissioned organic solar capacity, approximately 4.0 GW was developed in-house through self-EPC. We have an in-house design team with access to cutting-edge technology and strong long-term relationships with our suppliers. We employ large teams for wind and solar EPC, across project design and engineering, procurement and project execution.
•
Evacuation: We have a team dedicated for managing power evacuation generated at our projects. They manage connectivity, evacuation infrastructure and coordinate with central and state transmission companies.
•
Operation and maintenance: We have developed in-house O&M capabilities with a team of over 800 employees and manage almost 100% of our solar projects. In respect of our wind projects we manage approximately 1.6 GW of WTGs and another 1.8 GW of BoP in-house, which we believe provides us significant cost and operational benefits. In addition, our O&M team also manages more than 1 GWp of renewable energy assets for third party IPPs.

Building expertise in intelligent energy solutions and services

We believe that we are transforming renewable energy from real-time energy to dispatchable and controllable energy through digitization and use of storage solutions to support the economy-wide shift to a carbon-neutral electricity mix in India. Over the past four years, we have transitioned from a mainstream utility scale renewable energy company to an intelligent energy utility platform to solve digital integration of energy sources requirement.

Our ability to provide fixed power and on-demand schedulable peak power, enables us to solve for key issues that our offtakers face on scheduling and peak power, thereby giving us a competitive advantage.

We are working with global battery OEMs and system integrators to build a pipeline of utility-scale battery energy storage systems in India. The growth areas for this segment include battery pack assembly and building battery asset management capabilities. We actively look out for and partner with developers of renewable technology to remain competitive and enhance our capabilities. We have formed a 50:50 JV with Fluence to bring market-leading energy storage technology and global experience to Indian customers by localizing and integrating Fluence’s energy storage products and packages in India.

While our business is not directly exposed to seasonality on the demand side, weather conditions can have a significant effect on our power generation and construction activities. The profitability of our wind and solar energy projects is directly correlated to wind and solar conditions at our project sites. The generation profile of these projects therefore does not always correlate with power demand. ReNew is therefore aiming to provide more balanced renewable power supply. We are among the few renewable energy producers with wind, solar and hydro assets and have won three intelligent energy solution projects, Peak Power (322 MW wind and 81 MW solar), Round-The-Clock (901 MW wind and 400 MW solar) and SJVN Firm & Dispatchable Renewable Energy (“FDRE I”) (500 MW solar and 450 MW wind) as of May 31, 2024. Our competitive differentiators are our ability to handle multiple renewables technologies, forecast generation profiles to minimize deviations from demand and sell excess power economically to the market, notwithstanding fluctuation generation profiles.

Project portfolio diversification across resources, geography, offtakers and vendors

Our portfolio is well diversified between wind and solar energy projects across eight states in India. We also enjoy a diversified base of offtakers and vendors. This diversification mitigates the operational volatility due to seasonal weather conditions, reduces concentration risk and places us at an advantage in bidding and winning bids for projects.

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Our offtakers include central government agencies and public utilities including state electricity utilities, and private industrial and commercial consumers. We focus particularly on the credit profile of our offtakers. As of March 31, 2024, approximately 44% of our offtakers (in terms of total capacity) included central agencies such as Solar Energy Corporation of India Ltd., or “SECI”, National Thermal Power Corporation Limited, or “NTPC” and PTC India Limited, or “PTC”. In addition, approximately 16% of our total offtaker base comprised of corporate and industrial customers. We also work with a broad range of OEM suppliers for sourcing wind and solar equipment. We continue to build in-house O&M capabilities for wind energy projects, thereby reducing our dependence on third parties and managing our costs.

Predictive analytics and centralized monitoring

We closely monitor the performance of our wind and solar energy projects through our central and state monitoring centres, namely ReNew Diagnostics Centre and ReNew Command and Control Centres. Our dedicated team equipped with digital tools continuously tracks real-time data on energy generation at each site, promptly identifying any anomalies for immediate resolution. Moreover, our team analyses each project for potential issues, enabling us to enhance operational efficiency, monitor asset health, and optimize OEM maintenance processes. To support these efforts, our comprehensive ReD (ReNew Digital) Analytics Lab brings together cross-functional teams to develop advanced analytics solutions.

Strong and stable financial position with access to diverse sources of funding

We benefit from a strong financial position which we leverage prudently to support our growth. We have raised a mix of equity and debt to finance our projects. Our equity investors include a diversified pool of well-known international private equity, sovereign wealth and pension funds as well as renewables and infrastructure focused investors. We also have access to a range of project finance and debt instruments from multiple Indian and international investors. Our broad base of long-standing, equity investors include CPP Investments, ADIA, JERA, South Asia Clean Energy Fund and public markets shareholders. Since our incorporation in 2011, our equity investors have invested a total of $2.1 billion in the Group in various tranches, helping us retain an efficient capital structure with no mezzanine capital instruments. We have long-standing relationships with our project finance, corporate debt lenders and other capital providers including public and private commercial banks, non-banking financial companies, institutional investors, mutual funds and pension funds as well as specialized infrastructure lenders.

We routinely refinance our projects once they are operational. We have benefited from refinancing as it gives us the opportunity to create additional liquidity through top -up as well as release of existing cash, enhanced accrual of internal cash flows due to bullet repayment structures in bonds and easier restricted payment conditions. The additional liquidity can be utilized for various distributions, including to fund additional capital expenditure and optimize capital structure across the broader portfolio. We have had access to the on- shore bonds and non-convertible debentures market, allowing us to raise funds from institutional investors. We also deploy innovative structures to raise finance for our projects. From 2017 to March 2024, we have raised over $3.9 billion through overseas dollar green bonds. Our dollar bonds are currently rated BB- by Fitch and Ba3 by Moody’s, and we have a corporate rating of Ba2 by Moody’s.

Recurring and long-term cash flows supported by stable and long-term offtaker contracts

Our projects benefit from long-term PPAs, thereby enhancing the offtake security and long-term visibility of our cash flows. The term of our PPAs with central government agencies and state electricity distribution companies is generally 25 years from the commercial operation date of the project. The term of our PPAs with commercial and industrial customers, that constitute approximately 16% of our portfolio, ranges from 8 to 25 years. These PPAs provide for fixed tariff rates with limited escalation provisions, thus providing stream of visible, predictable and long-term cash flows.

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Experienced professional management team.

We are led by a professional and extensively experienced management team, which has a deep understanding of managing renewable energy projects and a proven track record of performance. We draw on the knowledge of our Board, which brings us expertise in the areas of corporate governance, business strategy, and operational and financial capabilities, among others. Our shareholders and investors also have extensive experience of investing in the renewable energy industry, which we believe is key to a number of our growth strategies, including our measured approach to project selection, our expansion into solar energy projects and our development of internal capabilities across several operational areas.

Capital discipline

We target levered project equity IRRs of 16-20%. We are also focusing on raising capital through asset sales and minority stake sales, which have helped improve our returns by 20-25%. In the case of minority stake sale, we typically reduce our capital deployed to 5-10% of project cost (compared to 25% if we were to hold 100% equity in the project). For asset sale, we typically sell assets at approximately 2x book value. The capital released from such capital recycling may be deployed in greenfield bids and new growth opportunities. In April 2022, we finalized a partnership with Mitsui & Co., Ltd., a leading global general trading and investment firm to invest in the RTC renewable energy project being developed by us, with Mitsui taking a 49% stake in the project. In May 2023, we entered into a partnership with PETRONAS’ clean energy subsidiary Gentari, where Gentari purchased a 49% equity stake in our 403 MW Peak Power project. Under the partnership, we invested approximately Rs. 3,130 million (approximately $38 million) for our 51% stake in the project and through our affiliates, will provide EPC, O&M, and project management services for the project. In addition, during Fiscal 2023-24, we sold 400 MW of operating solar assets (100 MW to Technique Solaire and 300 MW to IndiGrid), wherein we realised cash inflow of approximately $104 million (including $8 million to be received against change in law claims) from the asset sales.

Our Strategies

Maintain market position as India’s leading clean energy solutions provider

Against the backdrop of supportive regulatory and industry trends in India’s renewable energy sector, we intend to continue to strengthen our market leading position (in terms of total commissioned capacity) in our core utility-scale wind and solar energy businesses, maintain our diversified portfolio between wind and solar energy projects and focus on new geographical clusters to increase our economies of scale. We also aim to continue to be the leader in developing and deploying new technologies in the renewable energy sector. We intend to leverage our experience in executing large wind and solar energy projects to further win bids for firm power energy solutions, which places us in a unique position to provide our offtakers innovative energy solutions. We will also look at growth opportunities through corporate PPAs where overall capacity as well as average capacity per site has grown significantly. We believe that our capabilities in group captive and open access projects as well as our ability to deliver multiple solutions to corporate customers, including firm power solutions, will enable us to capture a greater share of this fast-growing market which we consider will be a key renewable energy business in the future.

We will also continue to evaluate accretive acquisition opportunities opportunistically based on our targeted returns, available synergies and offtaker criteria.

Continue to employ prudent bidding approach, financial discipline and efficient capital management to drive value for our shareholders.

Our prudent bidding approach and financial discipline is aimed at achieving pre- determined internal rate of returns from our projects. We have won over 1.25 GW, 1.90 GW and 1.20 GW of new bids in the years ended March 31, 2020, 2021 and 2022, respectively. In the year ended March 31, 2023, we did not win in a large number of bids as it would have resulted in lower IRRs than our target. During Fiscal 2023-24, we have won more than approximately 8 GW of auctions, of this about 2.15 GW have already been converted to power purchase agreements, as of May 2024.

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We have also enhanced our capacity in innovative, market defining bids such as round-the-clock, peak power along with regular wind and solar energy projects. We have a systematic bid evaluation framework based on various parameters to optimize for execution capacity and cash flows. In order to maintain this growth rate and to achieve our internal rate of returns, we intend to continue deploying a prudent approach which is backed by thorough diligence and data analysis. We also intend to add to our pipeline of projects. We believe that we are well positioned to enhance our committed capacity at attractive internal rate of returns and be competitive in our bids.

Deepening value chain presence in wind and solar energy projects

We plan to deepen our presence across the core renewable value chain, including the manufacturing of solar modules and cells, EPC and O&M. We manage solar EPC and O&M in-house and have built our capabilities for wind O&M and EPC to improve margins and execution efficiency. We continue to build our in-house transmission capabilities for solar energy projects, relying on our own EPC teams for the development of transmission lines in addition to external EPC providers to further control costs. We are vertically integrated for our solar module supplies, with our 4 GW Jaipur and 2.4 GW Dholera module manufacturing facilities coming online during Fiscal 2023-24 and Fiscal 2024-25 respectively. Further, our 2.5 GW solar cell facility at Dholera will become operational by the year end of Fiscal 2024-25. The plants are currently producing MonoPerc technology but will move to TOPCon during Fiscal 2024-25.

Focus on innovation in hybrid and storage capabilities and invest in future decarbonising solutions

We are investing in our capabilities in new energy storage solutions and associated technologies to provide stability of our wind and solar energy projects and increase our competitiveness and profitability. Our approach to integrate storage solutions aligns well with our broader strategy of incorporating reliable technologies into our projects and Government of India’s innovative tenders for wind, solar and energy storage. We intend to invest in future energy solutions which is a focus of the Government of India. Our strategy is to leverage our renewable capabilities and develop products and establish partnerships across the supply chain to sell it to our end-consumers.

Continue to drive cost reductions and yield improvements through digitization to improve efficiency

We seek to further enhance our project execution efforts in order to control our costs and optimize the output of our projects. At the project execution stage, we continue to focus on reducing our costs by using inhouse EPC capabilities for both wind and solar projects. Similarly, we continue to use in-house O&M capabilities at the operational stage to improve project efficiency and reduce costs. We intend to implement new technologies, including new turbine and solar module technologies, which are capable of higher generation levels, as part of this effort. We are incorporating robotic cleaning, auxiliary power consumption, forecast and scheduling and e-surveillance of our plants, as well as utilizing drones and new maintenance technologies as part of enhanced project monitoring and O&M efforts. Our in-house team of technical designers intend to continue refining and enhancing our solar plant design and execution capabilities, and we intend to work with leading wind OEMs to deploy new turbine technologies.

Leading the path in sustainable practices

Our organization's core principles and long-term goals are fundamentally based on sustainability, guiding all aspects of our operations. This means that every decision we make is influenced by a commitment to planet stewardship, social responsibility, and ethical governance. By embedding sustainability into our foundation, we ensure that our growth benefits both our stakeholders and the planet.

We align our values with global commitments and are proud signatories of:

•
Terra Carta: demonstrating our pledge to responsible management of natural resources and sustainable practices.
•
The United Nations Global Compact’s Ten Principles: guiding us in upholding human rights, labour standards, environmental sustainability, and anti-corruption practices across our operations.

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•
The UN Women Empowerment Principles: affirming our dedication to advancing gender equality in our organization and beyond, including our value chain.

We are progressing towards the release of our first Annual Integrated Report, which adheres to the International Integrated Reporting Council (“IIRC”) framework and is aligned with Global Reporting Initiative (“GRI”) standards and International Finance Corporation (“IFC”) guidelines. This approach ensures a comprehensive and transparent depiction of our strategy, governance, performance, and prospects, encompassing both financial and non-financial aspects of our operations by integrating these facets into a unified narrative.

As a business at the forefront of India’s clean energy transition, we are committed to enhancing our environmental performance through various initiatives. These include installing solar rooftops at our manufacturing units, transforming illumination systems for sustainable hydro business operations, transitioning to electric vehicles (“EVs”), piloting solar-based power systems for site infrastructure, and implementing advanced solar module cleaning technologies. We are focused on reducing our greenhouse gas emissions and carbon footprint as a signatory to the Business Ambition for 1.5°C Commitment, aiming to achieve net-zero emissions by 2050.

We are a founding member of the First Movers Coalition of the World Economic Forum that brings together pioneering organizations committed to driving innovation and positive change in various global sectors. Our strategic CSR interventions around energy access, digital literacy, women empowerment, and water conservation among others have impacted millions of lives and communities near our operational sites. Implementation of equal opportunity policy, fair treatment of employees, and gender parity initiatives has built an empowered workforce and a culture centred on safety contributing to a cohesive and secure work environment.

In terms of governance, we have established an ESG committee at the Board level to oversee and advise on the company’s ESG strategy and targets, as well as monitor progress towards these goals and is supported by a management-level steering committee led by the Chief Sustainability Officer. Additionally, we have integrated ESG risks into our Enterprise Risk Management system to ensure comprehensive risk oversight and management across the organization.

Our Projects

We are strategically focused on developing a pan-India portfolio of utility-scale wind energy projects, utility-scale solar energy projects, corporate wind energy projects, corporate solar energy projects and utility-scale firm power projects. These projects generate power and feed into the grid, supplying a utility or corporate offtaker with energy. Most of the operational projects have a PPA with a utility or corporate offtaker, guaranteeing a market for its energy for a fixed period of time.

As of May 31, 2024, we had a total operational capacity of 9.52 GW, out of which 8.87 GW is commissioned and 650 MW is generating pre-commissioning revenue through sales in the merchant market, and an additional 6.1 GW of committed capacity. “Commissioned projects” are projects for which a commissioning certificate has been issued and which have already started commercial operations and/or supply power to offtakers. “Committed projects” are projects for which a PPA has been signed for project development.

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The following table provides a breakdown of our portfolio of our utility-scale wind energy projects, utility scale solar energy projects, corporate wind energy projects, corporate solar energy projects, hydro power project and utility-scale firm power projects by status (commissioned, committed and pre-commissioning revenue generating) as of March 31, 2024.

Particulars	Commissioned Capacity	Committed Capacity	Pre-Commissioning Revenue Generating
Utility-scale wind energy projects	3,680 MW	300 MW
Utility-scale solar energy projects	3,284 MW	1,987 MW
Corporate wind energy projects	391 MW	455 MW
Corporate solar energy projects	875 MW	430 MW
Utility-scale firm power projects	291 MW	763 MW	650 MW
Other projects	350 MW	—
Total	8,871 MW	3,934 MW	650 MW

Utility-Scale Wind Energy Projects

The following tables provide a breakdown of our utility-scale wind energy projects by commission status (commissioned and committed) and by offtaker as of March 31, 2024.

Commissioned projects

S.No.	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD” (1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)
1	Jasdan	Gujarat	25.2	Mar-12	APPC (8) +REC (9), 3rd Party	For 23.1MW-APPC (8) Rate escalating in line with State APPC tariff; For 2.1MW- Rs. 3.25/unit	GUVNL (23.1), Third Party (10) (2.1)	25 years for 23.1 MWs & 10 years (5) for 2.1 MW
2	Vinjalpur	Gujarat	12.0	Sep-15	State PPA (4)	4.15	GUVNL	25
3	Sadla	Gujarat	38.0	Mar-17	State PPA	3.86	GUVNL	25
4	Sadla	Gujarat	10.0	May-17	State PPA	3.86	GUVNL	25
5	Patan	Gujarat	50.0	Mar-17	State PPA	4.19	GUVNL	25
6	GUVNL	Gujarat	35.0	Oct-19	State PPA	2.45	GUVNL	25
7	Ellutala	Andhra Pradesh	119.7	Nov-16	State PPA	4.84+Tax Passthrough (5)	APSPDCL	25
8	Veerabhadra	Andhra Pradesh	100.8	Mar-17	State PPA	4.84+Tax Passthrough (5)	APSPDCL	25
9	KCT Gamesa 40 Molagavalli	Andhra Pradesh	40.0	Feb-17	State PPA	4.84+Tax Passthrough (5)	APSPDCL	25
10	KCTGE 39.1 Molagavalli	Andhra Pradesh	39.1	Aug-16	State PPA	4.83+Tax Passthrough (5)	APSPDCL	25
11	KCT Gamesa 24 Kalyandurg	Andhra Pradesh	24.0	Aug-15	State PPA	4.83+Tax Passthrough (5)	APSPDCL	25
12	Molagavalli	Andhra Pradesh	46.0	Mar-17	State PPA	4.84+Tax Passthrough (5)	APSPDCL	25
13	Ostro -	Andhra Pradesh	100.0	Sep-16	State PPA	4.84+Tax Passthrough (5)	APSPDCL	25
	Nimbagallu
14	Ostro - Ralla Andhra	Andhra Pradesh	98.7	Mar-17	State PPA	4.84+Tax Passthrough (5)	APSPDCL	25
15	Ostro - Ralla AP	Andhra Pradesh	98.7	Mar-17	State PPA	4.84+Tax Passthrough (5)	APSPDCL	25
16	Borampalli	Andhra Pradesh	50.4	Mar-18	State PPA	4.84+Tax Passthrough (5)	APSPDCL	25
17	Vaspet-I	Maharashtra	25.5	Nov-12	State PPA	5.73	MSEDCL	13
18	Vaspet-I	Maharashtra	19.5	Jan-14	State PPA	5.73	MSEDCL	13
19	Jamb	Maharashtra	28.0	May-13	State PPA	5.81	MSEDCL	13
20	Jath	Maharashtra	34.5	Nov-12	State PPA	5.75	MSEDCL	13
21	Jath	Maharashtra	50.2	Jun-13	State PPA	5.75	MSEDCL	13
22	Vaspet-II & III	Maharashtra	49.5	Jun-13	State PPA	5.81	MSEDCL	13
23	Welturi-I	Maharashtra	50.4	Sep-13	State PPA	5.81	MSEDCL	13
24	Budh-I	Maharashtra	30.0	Feb-14	State PPA	5.81	MSEDCL	13
25	Welturi-II	Maharashtra	23.1	Mar-14	State PPA	5.81	MSEDCL	13
26	Vaspet-IV	Maharashtra	49.5	Nov-14	State PPA	5.79	MSEDCL	13
27	MSEDCL Bid	Maharashtra	76.0	Dec-19	State PPA	2.85	MSEDCL	25
28	Bakhrani	Rajasthan	14.4	Mar-13	State PPA	5.39(6)	JVVNL	25
29	Dangri	Rajasthan	30.0	Oct-14	State PPA	5.78(7)	AVVNL	25
30	Pratapgarh	Rajasthan	46.5	Mar-15	State PPA	6.08(7)	JVVNL, AVVNL	25
31	Pratapgarh	Rajasthan	4.5	Jul-15	State PPA	6.08(7)	JVVNL, AVVNL	25

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31	Rajgarh	Rajasthan	25.6	Oct-15	State PPA	5.88(7)	AVVNL	25
33	Bhesada	Rajasthan	100.8	Dec-15	State PPA	5.88(7)	JdVVNL	25
34	Ostro – Tejuva	Rajasthan	50.4	Jul-15	State PPA	5.88(7)	JdVVNL	25
35	Ostro – Rajgarh	Rajasthan	25.6	Oct-15	State PPA	5.88(7)	AVVNL	25
36	SREI	Rajasthan	60.0	May-12	State PPA	4.74(6)	JVVNL, AVVNL	20-25
37	Batkurki	Karnataka	60.0	Jan-17	State PPA	4.50+Tax Passthrough (5)	HESCOM	25
38	Bableshwar	Karnataka	50.0	Mar-17	State PPA	4.50+Tax Passthrough (5)	HESCOM	25
39	Ostro – Sattegiri	Karnataka	60.0	Mar-17	State PPA	4.50+Tax Passthrough (5)	HESCOM	25
40	Ostro – Taralkatti	Karnataka	100.0	Feb-18	State PPA	4.50+Tax Passthrough (5)	GESCOM	25
40	Bableshwar 2	Karnataka	40.0	Mar-18	State PPA	3.74+Tax Passthrough (5)	BESCOM	25
41	Bapuram	Karnataka	50.0	Mar-18	State PPA	3.74+Tax Passthrough (5)	GESCOM	25
42	Nirlooti	Karnataka	60.0	Mar-18	State PPA	3.74+Tax Passthrough (5)	GESCOM	25
43	Kushtagi – 1	Karnataka	71.4	Mar-18	State PPA	3.72+Tax Passthrough (5)	HESCOM, GESCOM	25
44	Nipaniya	Madhya Pradesh	40.0	Feb-16	State PPA	5.92	MPPMCL	25
45	Mandsaur	Madhya Pradesh	28.8	Oct-15	State PPA	5.69	MPPMCL	25
46	Mandsaur	Madhya Pradesh	7.2	Mar-17	State PPA	5.69	MPPMCL	25
47	Kod and Limbwas	Madhya Pradesh	90.3	Mar-16	State PPA	5.92	MPPMCL	25
48	Amba-1	Madhya Pradesh	44.0	Mar-17	State PPA	4.78	MPPMCL	25
49	Amba-2	Madhya Pradesh	8.0	Mar-17	State PPA	4.78	MPPMCL	25
50	Limbwas 2	Madhya Pradesh	18.0	Oct-16	State PPA	4.78	MPPMCL	25
51	Lahori	Madhya Pradesh	26.0	Mar-17	State PPA	4.78	MPPMCL	25
52	Ostro – Lahori	Madhya Pradesh	92.0	Mar-16	State PPA	5.92	MPPMCL	25
53	Ostro – Amba	Madhya Pradesh	66.0	Mar-16	State PPA	5.92	MPPMCL	25
54	Ostro – AVP Dewas	Madhya Pradesh	27.3	Mar-17	State PPA	4.78	MPPMCL	25
55	Ostro – Badoni Dewas	Madhya Pradesh	29.4	Mar-17	State PPA	4.78	MPPMCL	25
56	Ostro – Kutch (SECI 1)	Gujarat	250.0	Oct-18	Center PPA (3)	3.46	PTC	25
57	SECI II	Gujarat	230.1	Oct-19	Center PPA	2.64	SECI	25
58	SECI 6	Karnataka	199.5	Dec-21	Center PPA	2.82	SECI	25
59	SECI 7	Gujarat	50.6	Feb-22	Center PPA	2.81	SECI	25
60	SECI 3	Gujarat	300.0	Dec-20	Center PPA	2.44	SECI	25
			3,680.2

Notes:

(1)
Commission date for commissioned projects refers to the date on which the project is ready for commercial operation.
(2)
See the section titled “— Offtakers — Tariff”
(3)
Central PPA refers to the PPAs entered into with SECI, PTC and NTPC.
(4)
State PPA refers to the PPAs entered into with distribution companies of various states.
(5)
Any income tax paid by us is “passed-through” to our offtakers in addition to the tariff.
(6)
Tariff grossed up by 4% to include transmission loss reimbursement as per the relevant PPA.
(7)
Tariff grossed up by 2.5% to include transmission loss reimbursement as per the relevant PPA.
(8)
Refers to average pooled power purchase cost.
(9)
See the section titled “— Offtakers — Tariff” for more details.
(10)
Third party refers to private commercial and industrial customers.

Committed projects

S.No.	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD” (1)	Tariff Model (2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)	PPA or LOA (4)
1	SECI XI	Karnataka	300.0	In the second half of the year ending March 31, 2026	Center PPA (3)	2.69	SECI	25	PPA Signed
			300

Notes:

(1)
Commission date for committed projects refers to the management’s estimated commercial operation dates.
(2)
For more details on the tariff model see the section titled “— Offtakers — Tariff”.
(3)
Center PPAs refer to PPAs entered into with SECI.

Utility-Scale Solar Energy Projects

The following tables provide a breakdown of our utility-scale solar energy projects by commission status (commissioned and committed) and offtaker as of March 31, 2024.

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Commissioned projects

S.No.	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD” (1)	Tariff Model (2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)
1	Charanka	Gujarat	40.0	Mar-17	Center PPA (3)	4.43	SECI	25
2	Bhadla	Rajasthan	50.0	Apr-19	Center PPA	2.49	SECI	25
3	Mahbubnagar 2	Telangana	100.0	Nov-17	Center PPA	4.66	NTPC	25
4	Pavagada	Karnataka	50.0	Dec-17	Center PPA	4.8	NTPC	25
5	Ostro - Rajasthan	Rajasthan	60.0	Nov-17	Center PPA	5.07	NTPC	25
6	VS- Lexicon	Rajasthan	10.0	Feb-13	Center PPA	8.69	NTPC	25
7	VS- Symphony	Rajasthan	10.0	Feb-13	Center PPA	8.48	NTPC	25
8	Sheopur	Madhya Pradesh	50.0	Jun-15	State PPA (4)	6.97	MPPMCL	25
9	MPSolar II	Madhya Pradesh	51.0	Oct-17	State PPA	5.46	MPPMCL	25
10	Adoni	Andhra Pradesh	39.0	Mar-16	State PPA	Rs. 5.98/unit for 1st year with escalation of 3% until 10th year, from 11th to 25th year 10th year tariff will apply	APSPDCL	25
11	Cumbum	Andhra Pradesh	21.0	Mar-16	State PPA	Rs. 5.98/unit for 1st year with escalation of 3% until 10th year, from 11th to 25th year 10th year tariff will apply	APSPDCL	25
12	Mehbubnagar -1	Telangana	100.0	May-16	State PPA	6.73	TSSPDCL	25
13	Sadashivpet	Telangana	24.0	Jun-16	State PPA	6.8	TSSPDCL	25
14	Dichipally	Telangana	143.0	Jun-17	State PPA	5.59	TSNPDCL	25
15	Mandamarri	Telangana	48.0	Feb-17	State PPA	5.59	TSNPDCL	25
16	Minpur	Telangana	65.0	Jun-17	State PPA	5.59	TSSPDCL	25
17	Mulkanoor	Telangana	30.0	Mar-17	State PPA	5.59	TSNPDCL	25
18	Ostro - Wanaparthy	Telangana	50.0	Sep-17	State PPA	5.59	TSSPDCL	25
19	Acquisition - Telangana	Telangana	260.0	Jun-17	State PPA	5.65	TSNPDCL, TSSPDCL	25
20	Alland	Karnataka	20.0	Mar-17	State PPA	4.86	BESCOM	25
21	Bhalki	Karnataka	20.0	Mar-17	State PPA	4.85	BESCOM	25
22	Chincholi	Karnataka	20.0	Apr-17	State PPA	4.84	BESCOM	25
23	Siruguppa	Karnataka	20.0	Mar-17	State PPA	4.76	HESCOM	25
24	Humnabad	Karnataka	20.0	Mar-17	State PPA	4.86	HESCOM	25
25	Devdurga	Karnataka	20.0	Sep-17	State PPA	4.76	MESCOM	25
26	Honnali	Karnataka	20.0	Nov-17	State PPA	5.05	BESCOM	25
27	Turuvekere	Karnataka	20.0	Nov-17	State PPA	4.84	BESCOM	25
28	Yadgir	Karnataka	20.0	Oct-17	State PPA	4.85	BESCOM	25
29	Kar 40bid (2)	Karnataka	40.0	Oct-19	State PPA	3.22	MESCOM, BESCOM, GESCOM, CESC	25
30	VS-Star Solar	Rajasthan	5.0	Jul-15	State PPA	6.45	RREC	25
31	VS-Sun Gold	Rajasthan	5.0	Jul-15	State PPA	6.45	RREC	25
32	Mah Ph I	Rajasthan	250.0	Oct-19	State PPA	2.72	MSEDCL	25
33	Mah PhII	Rajasthan	300.0	Nov-21	State PPA	2.75	MSEDCL	25
34	TN 100	Tamil Nadu	100.0	Sep-19	State PPA	3.47	TANGEDCO	25
35	GUVNL	Gujarat	105.0	Apr-21	State PPA	2.68	GUVNL	25
36	SECI III	Rajasthan	300.0	Aug-21	Center PPA	2.55	SECI	25
37	SECI Raj	Rajasthan	110.0	Feb-21	Center PPA	2.49	SECI	25
38	SECI IV	Rajasthan	300.0	Dec-21	Center PPA	2.54	SECI	25
39	SECI IX	Rajasthan	388.0	Mar-24	Center PPA	2.37	SECI	25
	Total		3,284.0

Notes:

(1)
Commission date for commissioned projects refers to the date on which the project is ready for commercial operation.
(2)
For more details on the tariff model see the section titled “— Offtakers — Tariff”.
(3)
Central PPA refers to the PPAs entered into with SECI and NTPC.
(4)
State PPA refers to the PPAs entered into with the distribution companies of various states.

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Committed projects

S.No.	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)	PPA or LOA(5)
1	SECI Raj IV	Rajasthan	975.0	In the second half of the year ending March 31, 2025	Center PPA(3)	2.18	SECI	25	PPA Signed
2	PSPCL	Rajasthan	100.0	In the first half of the year ending March 31, 2026	State PPA(4)	2.33	PSPCL	25	PPA Signed
3	GUVNL XIX	Rajasthan	400.0	In the first half of the year ending March 31, 2026	State PPA	2.71	GUVNL	25	PPA Signed
4	SECI VIII	Rajasthan	200.0	In the second half of the year ending March 31, 2025	Center PPA	2.51	SECI	25	PPA Signed
5	SECI IX	Rajasthan	312.0	In the second half of the year ending March 31, 2025	Center PPA	2.37	SECI	25	PPA Signed
	Total		1,987 MW

Notes:

(1)
Commission date for committed projects refers to the management’s estimated commercial operation dates.
(2)
For more details on the tariff model see the section titled “— Offtakers — Tariff”.
(3)
Central PPA refers to the PPAs entered into with SECI.
(4)
State PPA refers to the PPAs entered into with the distribution companies of various states.

Utility-Scale Firm Power Projects

S. No.	Project Name	Location (Indian State)	Capacity (MW)	Status	Capacity Commission Date, or “COD”(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	Type	PPA tenor (from COD)
1	PP-1	Karnataka	322.0	270 MW – Generating pre-commissioning revenue 52 MW - Committed	In the second half of the year ending March 31, 2025	Center PPA	Off Peak(4) - 2.88 Peak(4) - 6.85	SECI	Wind	25
2	PP-1	Karnataka	81.0	Committed	In the second half of the year ending March 31, 2025	Center PPA		SECI	Solar	25
3	RTC-1	Karnataka	601.0	291.1 MW - Commissioned 309.9 - Committed	291.1 MW – In the third & fourth quarter of year ended March 31, 2024 309.9 MW - by the second half of the year ending March 31, 2025	Center PPA	Rs. 2.90/unit for 1st year with escalation of 3% until 15th year, from 16th to 25th year 15th year tariff will apply	SECI	Wind	25
4	RTC-1	Maharashtra	300.0	Committed	By the second half of the year ending March 31, 2025	Center PPA		SECI	Wind	25
5	RTC-1	Rajasthan	400.0	380 MW – Generating pre-commissioning revenue 20 MW - Committed	In the first half of the year ending March 31, 2025	Center PPA		SECI	Solar	25
	Total		1,704.0

Notes:

(1)
Commission date for committed projects refers to the management’s estimated commercial operation dates.
(2)
For more details on the tariff model see the section titled “— Offtakers — Tariff”.
(3)
Center PPA refers to the PPAs entered into with SECI.
(4)
Assured peak power supply for six hours split across two slots during the day (two-hour morning slot, four-hour evening slot).

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Corporate Projects

The following tables provide a breakdown of our corporate solar and wind energy projects by commission status (commissioned and committed) as of March 31, 2024.

Corporate Wind Energy Commissioned Projects

S.No.	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)
1	Various Corporate Wind Projects (4)	Various	391.4	Feb-13-Mar-23	Third Party (3)	3.35 – 6.58	Multiple	10-25
	Total		391.4

Notes:

(1)
Commission date for commissioned projects refers to the date on which the project is ready for commercial operation.
(2)
For more details on the tariff model see the section titled “— Offtakers — Tariff”.
(3)
Third party refers to private commercial and industrial customers.
(4)
includes Hybrid Projects.

Corporate Wind Energy Committed Projects

S.No.	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”(1)	Tariff Model (2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)	PPA or LOA(3)
1	Other Corporate Projects(3)	Multiple	454.5	Between the first half of the year ending March 31, 2025 and the second half of the year ending March 31, 2027	Third Party	3.31 – 3.81	Third Party	10-25	PPA/Contract Signed
	Total		454.5

Notes:

(1)
Commission date for committed projects refers to the management’s estimated commercial operation dates.
(2)
For more details on the tariff model see section titled “— Offtakers — Tariff”.
(3)
includes Hybrid Projects.

Corporate Solar Energy Commissioned projects

S.No.	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)
1	Solar Corporate Projects (3)	Multiple	875.0	Jan-17-Feb-23	Third Party	2.81 – 5.85	Third Party	10
	Total		875.0

Notes:

(1)
Commission date for commissioned projects refers to the date on which the project is ready for commercial operation.
(2)
For more details on the tariff model see the section titled “— Offtakers — Tariff”.
(3)
includes Hybrid Projects.

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Corporate Solar Energy Committed projects

S.No.	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)	PPA or LOA(3)
1	Corporate Projects (3)	Multiple	430.3	Between the second half of the year ending March 31, 2025 and the second half of the year ending March 31, 2026	Third Party	3.16 – 3.81	Third Party	20-25	PPA/Contract Signed
	Total		430.3

Notes:

(1)
Commission date for committed projects refers to the management’s estimated commercial operation dates.
(2)
For more details on the tariff model see the section titled “— Offtakers — Tariff”.
(3)
includes Hybrid Projects.

Other Projects

S.No.	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD” (1)	Tariff Model (2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)
1	Other Commissioned Projects(4)	Multiple	349.8	July, 2022(3)	Merchant	IEX	Merchant	—
	Total		349.8

Notes:

(1)
Commission date for committed projects refers to the management’s estimated commercial operation dates.
(2)
For more details on the tariff model see the section titled “— Offtakers — Tariff”.
(3)
Weighted average of all the project CODs with weights based on capacity.
(4)
Includes 99MW hydro project.

Offtakers

We define offtakers as parties with whom we have signed a PPA or from whom we have received a LOA. We define customers as parties to whom we supply power from our commissioned projects under our PPAs with them and are eligible to receive tariffs from them.

We sell electricity to central and state government agencies, public utilities, private industrial and commercial offtakers (that includes consumers under the group captive scheme in India). Under the group captive scheme, applicable to industrial and commercial offtakers, a group of offtakers collectively own 26% equity interest in the power plant and have collectively committed to purchase at least 51% of the power generated at the power plant.

Of our total offtaker base as of March 31, 2024, government agencies and public utilities constituted approximately 81%, private industrial and commercial offtakers constituted approximately 16% while merchant constituted approximately 3%. For the year ended March 31, 2024, one customer, which is a state distribution company accounted for more than 10% of our revenue. See the section titled “— Power Purchase Agreements” below for more details on the terms of our PPAs with our offtakers, including these customers.

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The following table sets forth our offtaker profile as a percentage of our total capacity as of March 31, 2024.

Total Capacity (commissioned and committed)%
Central Agency (SECI/PTC/NTPC)	44.14%
State
Andhra Pradesh (1)	5.78%
Gujarat (2)	5.02%
Karnataka (3)	5.29%
Maharashtra (4)	7.33%
Madhya Pradesh (5)	4.30%
Rajasthan (6)	2.73%
Telangana (7)	5.35%
Tamil Nadu (8)	0.74%
Punjab (11)	0.74%
Third Party (9)	15.99%
Others (10)	2.60%
Total	100%

Notes:

(1)
Andhra Pradesh includes APSPDCL.
(2)
Gujarat includes GUVNL.
(3)
Karnataka includes BESCOM, MESCOM, HESCOM, GESCOM and CESC.
(4)
Maharashtra includes MSEDCL.
(5)
Madhya Pradesh includes MPPMCL.
(6)
Rajasthan includes JDVVNL, JVVNL, AVVNL, and RREC.
(7)
Telangana includes TSSPDCL and TSNPDCL.
(8)
Tamil Nadu includes TANGEDCO.
(9)
Third Party refers to private commercial and industrial customers.
(10)
Includes the 99 MW hydro asset and dedicated merchant assets.
(11)
Punjab includes PSPCL.

Power Purchase Agreements

We sign long-term PPAs with central and state-run utilities, government-backed corporations and private commercial and industrial users. The long-term PPAs for our projects enhance the offtake security and long‑term visibility of our revenues. As of March 31, 2024, our PPAs for our utility-scale projects had an average term of more than 24 years.

For our utility-scale wind and solar energy projects and our utility-scale firm power projects, our PPAs with central government and DISCOMs typically have a term of 25 years. As of March 31, 2024, all of our PPAs with central government agencies had a term of 25 years, while the PPAs with state DISCOMs had a term of 24.1 years. Similarly, our PPAs with private commercial and industrial users have a term ranging from eight to 25 years.

Our PPAs for utility-scale include, among other things, restrictions on contracted capacity and changes in management and ownership of our project subsidiary undertaking the relevant project (including changes in the specified minimum equity shareholding of the relevant holding company or selected bidder in such project subsidiary).

Events of default under our PPAs typically include failure or delay in commissioning, failure to supply power post the commercial operation date, failure to supply the minimum contracted power as defined in the relevant PPA, inability to meet our performance guarantees, assignment or transfer of assets or rights under the PPAs in contravention of the terms thereof, liquidation, our project subsidiary’s insolvency or similar events, and failure to operate and maintain our projects in accordance with the terms of the PPAs. Upon the occurrence of an event of default, we may face adverse consequences such as specific performance of the PPAs, termination of the PPAs, payment of liquidated damages, imposition of penalties, and exercise of step-in rights by our lenders or rights to replace the relevant holding company/selected bidder or our project subsidiary as operator of the project. Most of our PPAs also provide for relief to the party affected in the event of a change in law or a force majeure.

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Tariff

Tariff rates for our PPAs for utility-scale wind energy projects, utility-scale solar energy projects and our utility‑scale firm power projects are determined through bidding regime, feed-in tariffs mechanism, or are bilaterally agreed with third-party offtakers. The majority of our PPAs provide for fixed tariff rates. Under a few PPAs, the tariff is subject to escalation provisions.

Bidding

The bidding process for capacity allocations by government agencies is typically conducted in two stages. In the first stage, eligible and prospective bidders are shortlisted. In the second stage, the shortlisted bidders take part in a live online reverse auction to bid for capacity by submitting tariff bids. The bidder quoting the lowest bid is selected.

The objective of the first stage is to identify credible bidders who have the requisite technical and financial capacity to undertake the project. The bid documents, include a draft of the PPA and other information on the project which is provided to every bidder on payment of a processing fee. In addition to the processing fee, a bidder is typically required to deposit a bid security amount in the form of a demand draft or a bank guarantee.

The information sought from the bidders in the first stage is generally restricted to technical and financial capabilities that are relevant to the project. For a bidding consortium, the financial eligibility criteria are typically fulfilled by the lead member or parent company of the lead member, while the technical eligibility criteria are fulfilled by consortium members. Only those applicants that are shortlisted after the first stage are invited to participate in the second stage of the bidding process. The number and nature of the bidders shortlisted for the second stage are based on, among other things, initial bid tariffs and quantity of bidders.

Bidders are typically required to conduct their own surveys, investigations and other detailed examination of the project before submitting their bids, including ascertaining the site conditions, evacuation feasibility, location, surroundings, climate, availability of power, water and other utilities for construction, site access, handling and storage of materials and weather data.

Bid assessment

We utilize a multi-pronged process to effectively track all bid policies and bid updates in the public domain. Once a tender is identified, the relevant information about the bid is discussed with our finance, regulatory and technical teams. Before we submit the bid, it is approved by the investment committee. Our bid approval process begins with the proposal being prepared by our business development team. The proposal would typically list the key assumptions that we take into account for projections which are based on historical performance and the current trends in capex, procurement, financing, etc. The proposal is evaluated independently by our finance, execution, land, regulatory, O&M and other relevant teams. In addition, the bid proposal will then be reviewed by our investment team which is led by the CFO. Once the assumptions have been vetted, a 7-member senior management committee further reviews the proposal.

A number of factors are considered in our assessment of potential bids, including the credit rating of the offtaker, ease of doing business in the relevant state where the project is envisaged to be set up, availability and ownership of land, soil conditions and variability, solar irradiation levels, wind speeds and PLFs (if wind component is present) at the location of the project, land and capital costs, payment cycles, ease of construction, required wind turbine size, climate, topography and other location coordinates. We also evaluate the opportunity on the basis of the capacity being offered, grid connectivity and evacuation infrastructure, including assessing distance to the nearest substations and the capacity of the substations to evacuate the power produced.

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As part of all stages of project and bid assessment, we conduct financial evaluations to determine asset and equity rates of return, expected project cost, sensitivity analysis based on realizable tariffs, financing costs and O&M costs. We only bid for projects that we consider will meet internally determined rate of return thresholds commensurate with the risk profile of the bids. If a bid is won, a LOA is issued and then the PPA is signed.

Investments

We use the same approach in assessing potential bids to assess proposed investments in existing projects. Financial, tax, land, technical and legal due diligence is conducted on the relevant asset. Each project under consideration is further evaluated by our internal development and O&M teams, as well as by external consultants. Assessments of project design performance are evaluated against the project’s historical performance. Current and future performance risks are also assessed. A detailed review is conducted to assess additional capital expenditure and operating expenditures required for the residual lifespan of the specific project. The proposal is then sent to the investment committee and, subsequently, to the Board for their approval. Once approved, investments are continuously monitored.

FiT

Generally, the renewable energy landscape in India has shifted away from a FiT structure to an auction bidding structure, we maintain internal protocols which help guide our FiT assessment for many of our utility-scale wind energy projects.

For projects on a turnkey model, we analyse the asset proposal from the relevant OEM supplier, which generally includes an energy yield estimation report, site suitability reports, on-site wind mast data, evacuation details and indicative project cost. A preliminary assessment of OEM assumptions is carried out based on our experience and market intelligence in the relevant region. We then evaluate power evacuation feasibility and the available wind resource data in-house. We also assess the impact of the current regulatory and policy framework.

The proposal prepared by the business team is analysed and tested against relevant technical, legal and financial considerations by a subgroup reporting to an investment committee. With the investment committee’s approval, we sign the term sheet and engage with external parties to conduct wind and evacuation infrastructure studies. Aspects covered include land profile, land access, evacuation feasibility, expected site plant load factor (the ratio of average power generated by the power plant to the maximum power that could have been generated within a period of time), grid availability and potential execution, regulatory and other risks.

After negotiating the preliminary commercial terms with the OEM and accounting for information related to wind resource, evacuation and execution as well as off-taker credit profile, if the proposed FiT based project is deemed viable based on the above factors, our investment committee may grant its final approval for the project.

Renewable energy certificates, or “RECs”

Renewable energy developers, such as us, also have the option to sell the power to state utilities at preferential tariff as set by the state regulator or at the average power purchase cost, or “APPC,” and sell the green component separately in the form of RECs. The CERC in India has issued terms and conditions for recognition and issuance of RECs. In the REC mechanism, the electricity and the green component are accounted for separately. The project developer can sell the power to an off -taker or to a third-party/captive consumer at a mutually negotiated price, while selling the REC component separately in the market. RECs are available for entities to procure based on APPC which is the weighted average cost of procurement of a distribution utility from all sources except short-term power and renewable power. One REC is issued to renewable energy generators for every MWh of electricity fed to the grid and metered at the bus-bar of the generator for projects set up under the REC scheme, and the two products, one being the attributes embodied in the REC and the other being the electricity itself, may be sold or traded separately. REC trading occurs on a monthly basis, while the pricing range for RECs regulated through a floor and a ceiling price set by the Indian regulator from time to time. When a REC is purchased, the owner is considered to have purchased renewable energy. Distribution utilities and customers can therefore fulfil their renewable energy purchase obligations by purchasing RECs. As per the REC Regulations, RECs issued are valid until they are redeemed.

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Equipment Suppliers

We acquire key equipment such as turbines and solar modules from a diverse group of leading suppliers as highlighted in the tables below. We have rigorous vendor evaluation and quality control processes for equipment procurement to high standards. We analyse the wind data (for wind energy projects) or irradiation data (for solar energy projects) from each project site in order to determine the specifications of the equipment we require and engage with equipment suppliers accordingly. We typically assess an equipment contract based on price, warranty and insurance programs, equipment degradation rate, technical support and the reputation of the supplier, among other factors.

We typically enter into master contractual arrangements with our major suppliers that define the general terms and conditions of our purchases, including warranties, product specifications, indemnities, delivery and other customary terms. We normally purchase solar module panels and the balance of plant components on an as-needed basis from our suppliers at the then prevailing prices pursuant to purchase orders issued under our master contractual arrangements. We generally do not have any supplier arrangements that contain long-term pricing or volume commitments, although at times in the past we have made limited purchase commitments to ensure sufficient supply of components.

Suppliers for utility-scale wind energy projects

Operating equipment for utility-scale wind energy projects primarily consists of turbines, inverters, transformers. Costs for turbine typically represent majority of our utility -scale wind energy project investment costs. Our turbine supply strategy is largely based on developing strong relationships and establishing framework agreements with leading turbine suppliers. The following table sets forth our OEM suppliers for wind turbines based on contracted capacity as of March 31, 2024:

Wind Energy Projects - Contracted Capacity (1)	(%) (2)
Siemens Gamesa Renewable Power Private Limited	38.6%
Suzlon Energy Limited	19.0%
Envision Energy International Limited, Hongkong	12.7%
Vestas Wind Technology India Pvt. Ltd	8.0%
GE India Industrial Pvt. Ltd	6.8%
Inox Wind Limited	5.1%
ReGen Powertech Private Limited	4.9%
Wind World (India) Limited	3.2%
Senvion Wind Technology Pvt Ltd.	1.2%
Kenersys India Private Limited	0.6%
Total	100%

Notes:

(1)
Contracted capacity includes all of the capacity for which a contract has been entered into regardless of the project status. It includes utility-scale wind energy projects and utility-scale firm power projects (wind).
(2)
Based on 5,004 MW of contracted capacity of utility-scale wind energy projects and utility-scale firm power projects (wind) for which suppliers have been engaged as of March 31, 2024.

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Suppliers for utility-scale solar energy projects

Operating equipment for solar energy projects primarily consists of solar module panels, inverters, cables, solar mounting structures, trackers, transformers and evacuation systems. We purchase major components such as solar module panels and inverters directly from multiple manufacturers. There are several suppliers in the market and we select our suppliers based on expected cost of equipment purchased, reliability, warranty coverage, ease of installation and other ancillary costs. The following table sets forth our OEM suppliers for solar panels based on contracted capacity as of March 31, 2024:

Utility-Scale Solar Energy Projects	(%)(1)
Self-Supply	32.2%
Longi Solar Technology Co. Ltd.	20.4%
JA Solar International Limited	11.9%
Jinko Solar Co., Ltd	6.0%
Hareon International Co., Limited	4.1%
Canadian Solar International Limited	3.8%
Talesun Solar	3.4%
Risen Energy Co. Ltd.	2.7%
ZNShine PV-Tech Co. Ltd.	2.5%
Hanwha Q Cells (QIDONG) Co. Ltd.	2.0%
Trina Solar Energy Development Pte Ltd.	1.8%
Jinergy Solar	1.7%
First Solar FE Holdings Pte. Ltd.	1.7%
Vikram Solar Limited	1.6%
BYD Company Limited	1.3%
GCL System Integration Technology Co Ltd.	1.2%
Renesola Singapore Pte Ltd.	0.9%
Goldi Sun Pvt Ltd	0.8%
Yingli Solar	0.1%
Total	100%

Note:

(1)
Based on 7,304 MWp of capacity of utility-scale solar energy projects for which suppliers have been engaged as of March 31, 2024.

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Project Value Chain

There are several key activities that occur sequentially or concurrently before and throughout a project development cycle. The following chart provides a snapshot of our project development cycle.

Review of data and resource assessment

We conduct wind or solar resource assessments of a proposed project site to estimate the annual energy production of a project using a variety of wind and solar resource assessment tools, including both in-house and third-party resources. An initial assessment of favourable wind and solar resource potential is conducted for each potential site by reviewing publicly available wind and solar maps. Our in-house assessment teams use wind and solar flow modelling tools to estimate potential wind speeds, irradiation levels and other indicators of energy levels. We also engage with wind resource assessment firms to conduct and validate our own wind resource assessments and use solar GIS and meteonorm for solar assessment. Generally, solar resource is significantly more uniform and predictable than wind resource. The databases and software publicly available for assessing solar resource are substantially comprehensive, reflecting a higher degree of accuracy than analogous sources typically provide for wind resource. Accordingly, we find available databases and software to be substantially adequate for all of our solar resource assessment purposes.

Land procurement

The land acquisition process is generally administered and managed by our in-house land team, working with third-party aggregators or developers and EPC contractors, once a project site is identified and assessments and studies are completed. Most of our new projects are on private land and in cases of allotment of land by government, we closely work with the government to mitigate any delay in land allotment. Generally, the land procurement process begins with land assessment and feasibility studies even before development of a given project commences. Upon successfully winning a bid, we commence the process to secure land titles or attain the relevant land rights for land needed to construct and operate our projects, including those associated with turbines or solar plants.

We generally enter into conveyance deeds with landowners to secure the necessary title to build on the site, including meteorological masts, roads, electric lines and substations, turbines or solar plant and O&M and other associated facilities. Ownership of each project site (apart from government revenue land or forest land under Indian law wherein we enter into long-term leases) allows us to facilitate our efforts to ensure wind energy project optimization

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to maximize power generation. Further, we obtain necessary approvals such as, conversion certificates from the relevant government departments using land for non-agricultural purposes, forest clearances and environmental approvals, as applicable. Occasionally, such as in case of solar parks, the developer is solely responsible for land acquisition and various approvals. See also the section titled “— Financing” for more details.

Approvals

Upon identifying and acquiring or leasing the land needed for our projects, we begin the approvals process with relevant local and state agencies. For certain types of approvals, the process continues throughout the various stages of project development. The approvals process includes identifying required permits, holding preliminary meetings with relevant state and central agencies and stakeholder groups, determining and conducting relevant project studies, preparing permits and disclosure reports, participating in public meetings, and responding to information requests and seeking project approvals from the state or central government bodies.

Financing

Funding for our projects is typically obtained during both the development and operational phases. In the development phase, we typically fund projects through external long- term project construction financing and financing through group capital resources, either debt or equity. Before we commence the construction of a project, we typically arrange for funds for the project which significantly de-risks the project. Once the project is commissioned, we typically refinance the debt at lower interest rates, and/or with longer tenure and increased borrowing limits similar to stable projects. Such refinancing of projects allows us to recycle liquidity for our committed projects.

We obtain debt for our projects from multiple sources such as commercial banks (both state owned and private sector banks in India), non-banking financial companies, infrastructure debt funds, domestic and international capital markets, and development finance institutions that have the expertise to evaluate the risks associated with the construction and operation of a renewable energy project, including evaluation of the equipment technology, construction, operation and wind and/or solar resources. Few of our projects also include equity investments from third parties.

Transmission and interconnection

Since the availability of transmission infrastructure and access to a power grid or network is critical to a project’s feasibility, we evaluate the power evacuation capacity available at the nearby sub-stations, using our in-house expertise and from publicly available sources. Once we determine that the necessary transmission infrastructure is available or will be available once a project is commissioned, we undertake the necessary steps to establish a connection with the grid network. This process typically involves submitting various application with relevant public utilities, independent system operator and local electric utility. Power from our wind and solar energy projects is typically evacuated to the relevant grids through high voltage 33/66/110/132/220/400 kV transmission lines from dedicated pooling stations, which results in stable energy transmission and minimizes grid instability and losses.

Equipment procurement

We have a rigorous quality assurance and vendor empanelment process, with a limited number of approved module suppliers, and in -line supervision and third-party testing of modules. We have master contractual arrangements with our top suppliers. For further details, see the section titled “— Equipment Suppliers”.

Construction and commissioning

For our utility-scale wind energy projects, construction consists of turbine installations and the rest of the facility (referred to as the “balance of plant”) which includes transmission lines and the substation. For wind energy projects, there has been a gradual shift from the turnkey EPC contracts model to the in-house EPC model and we have not engaged third-party EPCs for the last three years. Under our turnkey EPC model, we generally enter into turnkey

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EPC contracts with OEMs for manufacturing, installing and commissioning wind turbines and the balance of plant. Under the self-EPC model, we have developed utility scale wind energy projects on our own or jointly with the OEM. We undertake the development risk and we have the option to purchase wind turbine generators from multiple OEMs to reduce time and cost overrun. The construction of the balance of plant is carried out concurrently with the erection of wind turbines.

For our solar energy projects, construction consists of design engineering, structure, module and inverter installations, sub -station construction, interconnection work, and construction of the balance of plant. We have an in-house EPC team that is responsible for overseeing and undertaking the construction of solar energy projects from installation to commissioning. For some projects, we outsource certain construction activities to third- party vendors. The contractors typically provide management, supervision, labour, certain materials, tools, engineering, mobilization, testing and other services required to construct the project.

Construction (including land acquisition) typically takes approximately nine to 24 months for utility-scale wind energy projects, and six to 15 months for utility-scale solar energy projects. Our projects team supervises and oversees all aspects of construction. Once a utility-scale wind energy project is functional, we commission the project which involves testing each turbine and integrating it within the project and with the transmission system. For utility-scale solar energy projects, commissioning involves testing the inverters and power transformers and integrating them within the project and with the transmission system. Once our wind or solar energy projects begin transmitting electricity to the relevant grid, we apply for and procure the commissioning certificates from state and central government authorities.

Operations and Maintenance

Wind

O&M services for our wind energy projects are provided both in-house and through third-party O&M service providers. We are increasing the portion of capacity of projects managed internally as compared to using O&M service providers to allow more flexibility to directly operate and maintain the turbines, extend the existing agreements with suppliers or enter into new service agreements with other suppliers. We believe that in-house O&M capabilities provide us the flexibility to directly operate and maintain the turbines.

For the plants not covered under in-house purview, we enter into contracts with O&M contractors for our utility-scale wind energy projects that typically have a term of 2 to 20 years with an option to renew the contracts. These contracts typically have fixed annual fees which may be subject to escalation at pre-determined rates. Typically, for the first two years services are provided for no charge.

Under our O&M contracts, O&M service providers typically provide performance guarantees for wind turbines and compensate us for any shortfalls in machine/resource availability, subject to an annual monetary limit which is typically a percentage of the annual fees. The services provided by the O&M service providers include coordination with relevant state electricity boards and other government authorities, management and maintenance services of the equipment and the evacuation infrastructure, and technical services including reporting, testing and inspection. While the turbine manufacturer provides on-site O&M of the turbines and the balance of plant including pooling stations, we are required to ensure compliance with regulations and obtain and maintain insurance. These contracts may be terminated by either party upon the occurrence of an event of default which includes bankruptcy or insolvency of the other party, failure by parties to discharge obligations, unauthorized assignment by the O&M services and material breach of contractual terms. The performance of obligations under such contracts are subject to changes in applicable laws.

The average life expectancy of wind energy projects is approximately 30 years.

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Solar

O&M services for our solar energy projects is typically provided in-house. Almost all of our utility-scale solar projects are self-operated and we provide continuous O&M services (through in-house O&M service group company) of plant preventive maintenance, round the clock security services, maintenance of switchyard and transmission line, supply of spares and consumables, plant monitoring and logging, insurance and warranty claims, module cleaning, vegetation control, seasonal tilt, photovoltaic module thermography, IV testing of photovoltaic modules, electroluminescence mass testing on a case to case basis, and plant availability warranty.

Occasionally, we also enter into O&M contracts with third -party contractors. Such O&M contracts typically have a term of two to three years and cover services such as, module cleaning, clearing ground cover (to ensure that solar resource is adequately captured by the solar array and efficiently converted into energy), solar array performance monitoring and maintenance of the balance of plant. These contracts typically have fixed annual fees, which in most cases, are subject to annual escalations at pre-determined rates.

Under our O&M contracts with third-party service providers, we generally set performance targets which are evaluated annually with pre-agreed performance guarantee rates. If the performance guarantee rate is not met, the service provider is liable to pay compensation as per the contract terms. Further, these contracts may be terminated by either party upon the occurrence of an event of default which includes bankruptcy or insolvency of the other party, failure by the other party to discharge obligations, assignment of the contract by the other party in contravention of the terms thereof, and material breach of the terms of the contract or misrepresentation by the other party. The liability of the parties under the contracts is typically limited to the annual operating fee payable under such contracts. The performance under such contracts is subject to any changes in applicable laws.

The average life expectancy of a solar energy project is up to 35 years.

Competition

We face competition in the development and acquisition of new projects as well as in the process to secure PPAs with high quality offtakers.

Our primary competitors in respect of the development and acquisition of new power projects include both domestic and foreign renewable energy project developers, independent power producers and utilities. We compete with renewable energy project developers on the basis of a number of differentiating factors in the industry, including site selection, access to vendors, access to project land, efficiency and reliability in project development and operation, and auction bid terms.

We also compete with both conventional and renewable energy companies for the financing needed to develop and construct projects. In addition, we compete with other conventional and renewable energy companies for a limited pool of personnel with requisite industry knowledge and experience, as well as equipment supplies, permits and land to develop new projects.

Environmental, Health and Safety Management

Our organization is dedicated to environmental stewardship and maintaining safe work practices to prevent occupational health and safety risks. To manage these goals throughout our project lifecycle, we are implementing an Environmental and Social Management System (“ESMS”) at both corporate and site levels. The ESMS embodies our commitment to environmental, health, safety, and social responsibilities, serving as a comprehensive framework for our organization-wide environmental and social commitments.

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Key elements covered under ESMS framework include:

•
People Development and Training: Ensuring that our workforce is well-trained to manage health and safety risks.
•
Materials and Site Monitoring and Quality Control: Maintaining high standards for materials and site operations.
•
Stakeholder Transparency: Promoting open communication with all stakeholders.
•
Regulatory Compliances: Factors in country-level regulatory requirements and aligning with international guidelines such as the International Finance Corporation (“IFC”) Performance Standards and the Asian Development Bank Safeguard Policy Statement (2009). Additionally, we adhere to the IFC Environmental, Health and Safety Guidelines—Wind Energy. Through our ESMS, we guide project-level decision-making to account for health and safety risks and address environmental and social impacts, ensuring adherence to both national and international standards.

Our commitment to environmentally friendly energy generation is evident as all our facilities comply with applicable pollution, emission, and noise norms in India. We hold certifications under:

•
OHSAS 18001:2007 for occupational health and safety.
•
ISO 14001:2015 for environmental management systems.
•
ISO 9001:2015 for quality management, including project management and design.

Regular audits by internal and third-party auditors ensure compliance with these standards. Furthermore, we engage third parties to conduct environmental and social impact assessments for all projects under development.

Employees

As of March 31, 2022, 2023 and 2024, we had 1,675, 2,481 and 3,988 employees, respectively. The following table provides a breakdown of our employee base by function as of the dates indicated:

	As of March, 31
Function:	2022	2023	2024
Business support (includes finance, legal, company secretarial, human resources, execution support, IT, offtaker, billing and management teams)	467	477	619
Business development (includes business development, bidding and new business teams)	54	134	120
Digital Solutions through Regent Climate Connect Knowledge Solutions Private Limited	—	170	53
Design and engineering (include design, technical and power evacuation teams)	298	193	207
Procurement and commercial	46	52	116
Module and Cell Manufacturing	—	160	1,373
Project execution	304	537	640
O&M (includes project asset management and performance monitoring teams)	441	667	730
Quality health safety and environment	65	91	130
Total	1,675	2,481	3,988

None of our employees is represented by a labour union with respect to his or her employment with us. We have not experienced any material work stoppages or labour disruptions in the past and we consider our relations with our employees to be amicable.

Technology and R&D

We utilize state-of-the-art technology and digital tools to efficiently operate and manage our projects.

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For wind energy projects, we collaborate with OEMs to acquire proprietary supervisory control and data acquisition (“SCADA”) systems compatible with our turbine programmable logic controllers. This allows us to monitor the projects both at the site level through cloud-based monitoring platforms and at the project level using industrial-grade hardware and software solutions. Similarly, for solar energy projects, we rely on OEM-provided data compatible with standard communication protocols compatible with popular cloud monitoring platform for centralized monitoring.

To foster innovation, our ReNew Digital Lab (“ReD Lab”) brings together diverse teams to develop advanced analytics solutions enabling us to leverage insights and optimize our operations.

We have built good working relationships with top tier global battery system integrators and have a dedicated team working on ramping up capability development in BESS and energy management services to build a pipeline of utility-scale battery energy storage system in India. The growth areas for this segment include localization of the battery container and building battery asset management capabilities

Furthermore, we have developed in-house transmission capabilities, to build transmission lines for upcoming RE projects, and to optimize costs. Our transmission business has commissioned an ISTS connected transmission scheme project and is executing two more ISTS projects under the TBCB mode in Southern India. We also prioritize evaluating new energy storage solutions and associated technologies to further improve operational efficiencies.

Information Technology

Information technology has emerged as a key business enabler for us and plays an important role in improving our overall productivity, services and risk management. Our IT strategy is aimed at integrating our business, organizational capability, services, risk management and corporate governance. We have stable, secure, and robust IT infrastructure and applications supporting our business and strategic initiatives. Our business-critical applications are hosted on multi-cloud partners who are certified to international and industry specific compliance standards. We have enterprise resource planning systems for financial management and several business applications for our financing business. We continue to implement automation initiatives on the top of our core applications to streamline our credit approval, collections, administration, and monitoring processes to efficiently meet our business process requirements.

Cybersecurity is pivotal for our digital strategy, driving business outcomes. As a leading renewable energy firm, we acknowledge the paramount importance of robust data and cyber security measures to safeguard operations and stakeholder trust. To maintain our position, we emphasize on key areas such as: fostering a culture of cyber resilience, empowering employees through training and awareness programs, and leveraging emerging technologies such as AI and ML. By prioritizing these initiatives, we ensure a secure foundation to innovate and thrive in the digital landscape, reinforcing trust and sustaining operational integrity.

In March 2021 and 2024, we were named to the World Economic Forum’s (“WEF”) Global Lighthouse Network, which recognizes companies using new technologies to achieve environmentally sustainable, community supportive and profitable growth.

Intellectual Property

Our success depends in part on our ability to protect our technology and intellectual property. In the course of our business, we use various financial, business, scientific, technical, economic and engineering information, formulas, designs, methods, techniques, processes and procedures, all of which is protected confidential and proprietary information. We rely on a combination of patent, trade secret, trademark and other intellectual property laws, confidentiality agreements and license agreements to establish and protect our intellectual property rights. We also share some of our technology and know-how with our vendors in connection with the supply of equipment for the development of our projects, and therefore ensure that we obtain adequate safeguards against any potential intellectual property infringement by our vendors.

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Facilities

We operate our business through a number of subsidiaries and branch offices, which are located in India. Our principal operational office is located at Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase V, Gurugram 122 009, Haryana, India; and our registered office is located at 138, Ansal Chambers II, Bhikaji Cama Place, Delhi 110 066, India.

We also manage our operations through various regional offices in the Indian cities including Bangalore, Mumbai, Hyderabad, Jaipur, Ahmedabad, Bhopal, Chennai and various site offices in India.

Our utility-scale wind energy projects are located on land we purchase from landowners or arranged by the OEMs/developer and on government revenue and forest land leased to OEMs/ developer or its developers from state governments and sub-leased to us. Our OEMs/developer acquire land for our turnkey projects either directly from landowners or by entering into long-term leases (with respect to government revenue or forest land) with state governments. For a discussion of the related risks, see the section titled “Risk Factors – The growth of our business depends on developing and securing rights to sites suitable for the development of projects.”

The terms of our leases with state governments typically range from 20 to 30 years. To the extent we sub-lease such land from OEMs/developer, the term of such sub- leases will be for the remaining duration of the lease period under the relevant master lease agreement. Our solar energy projects are generally located on land purchased directly from landowners or arranged by the developer/land co-ordinator, except some of our projects which are located on government land or solar parks and for which we have entered into land use agreements with the state governments.

The table below provides an aggregate of our principal owned and leased properties as of March 31, 2024:

Type	Total Area	Owned Area	Leased Area	Government Land	Others (solar parks(2))
	(in acres(1))
Utility-scale wind energy projects	9,642	5,861	3,781
Utility-scale solar energy projects	37,442	14,307	22,515	122	500
Total	47,085	20,168	26,296	122	500

Note: Details mentioned above are ATS as Owned Area & ATL as Leased Area.

Notes:

(1)
One acre is 43,560 square feet.
(2)
Refers to land that has been subleased by the lessor, mostly the GoI, to us for the construction of solar energy projects.

Environmental, Social and Governance

We showcase our commitment to transparency through detailed sustainability reporting and a relentless pursuit of higher ESG ratings, continually striving to exceed current benchmarks.

•
Substantial increase in S&P Corporate Sustainability Assessment (“CSA”) ESG to 55 in 2024 from 41 in 2023
•
Sustainalytics placed us 10th globally in the renewable energy sector with a low-risk score of 11.6.
•
Maintain “B” rating in CDP Climate Change, surpassing regional and sector averages. Additionally, our Supplier Engagement Rating (“SER”) received an "A-" rating, placing us in the Leadership band globally and surpassing regional and sector averages.
•
Refinitiv awarded us a score of 79 in 2024, increased from 77 in 2023, ranking us second globally in the Electric Utilities & IPPs category.

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We are a signatory to the United Nations Global Compact’s (“UNGC”) Business Ambition for 1.5°C Commitment to drive our commitment. We are the first in our sector to get our targets validated by Science-Based Targets initiative (“SBTi”) criteria of achieving Net Zero by 2040.

Targets Validated by SBTi:

•
Near Term Target: Reduction of Scope 1, 2 and 3 (Scope 3 include GHG emissions from purchased goods and services, capital goods, fuel and energy related activities, and upstream transportation and distribution) by Fiscal 2026-27 from base year Fiscal 2021-22 by 29.4%.
•
Long Term Target: Reduction of Scope 1, 2 and 3 (Scope 3 include GHG emissions from purchased goods and services, capital goods, fuel and energy related activities, and upstream transportation and distribution) by Fiscal 2026-27 from base year Fiscal 2021-22 by 29.4%.

Over the years, we have diligently integrated sustainability into our operations through various initiatives to achieve the various global targets that we have undertaken. These include deploying robotic cleaning solutions for solar units, monitoring and reducing greenhouse gas emissions, fostering diversity and inclusion, advancing community development, and cultivating a safety-focused culture. These efforts are underpinned by our robust Integrated Management System, certified by Bureau Veritas, which aligns with global best practices. Our robust systems adhere to global best practices, including ISO 9001 for quality, 14001 for environmental management systems, and 45001 for occupational health and safety. We have implemented measures to monitor and enhance employee satisfaction, happiness, and well being. By adopting the Safety Culture Improvement Program, we aim to cultivate a secure workplace environment and have established specific goals for continuously enhancing safety performance. At the board level, we maintain an ESG Committee composed entirely of independent directors. This committee is reinforced by a Steering Committee consisting of senior leadership, guiding our sustainability efforts with strategic direction.

We have implemented several initiatives to align our efforts with the United Nations Sustainable Development Goals (“UNSDGs”), a set of 17 global goals adopted by all United Nations Member States. These goals include specific targets to be achieved by 2030 and aim to address critical global challenges such as poverty, inequality, climate change, environmental degradation, peace, and justice. Our initiatives are designed to contribute meaningfully to these goals, contributing to sustainable development and positive global impact

We drive innovation in environmental sustainability, energy storage, and climate change, evidenced by our strategic research and development partnerships with esteemed institutions such as the Indian Institute of Technology (“IIT”) in Delhi (where we have jointly established the Renew IIT Delhi Centre of Excellence), IIT – Mumbai and Stanford University.

In collaboration with esteemed institutions such as COP27, the WEF, and the United Nations Environment Program (“UNEP”), we actively engage in policy discussions concerning climate change and energy security. In India, we collaborate with organizations like the Indian Women Network and UNGC to advance our diversity and inclusion agenda.

The following outlines our performance against our ReStart Targets:

Environment	Social	Governance
•
Improved score to 79/100 by Refinitiv for Fiscal 2022-23 as compared to 77 for Fiscal 2021-22. ReNew has been ranked 2nd globally in the Electric Utilities & IPP category
•
Maintained “B” rating in CDP, higher than the Asia regional
	• Our social responsibility programs have impacted over 1.4 million people across 10 states and covering over 750+ villages in India	• Released 1st Integrated report aligned with IR, GRI, SASB, TCFD, EFRAG, CSRD and UNGC • Improved score in S&P CSA to 55 for Fiscal 2022-23 from 41 for Fiscal 2021-22

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average of B-, and similar to the renewable power generation sector average of B by CDP. Awarded Leadership and Rated “A-” in Supplier Engagement Rating (“SER”) by SER for 2023
•
Improved inventory-based accounting for our scope 3 emissions in the Sustainability Report and Annual Report
•
Conserved over 358,000 kilolitres of water annually by deploying robotic cleaning of solar panels
•
ReNew’s Net-Zero by 2040 targets validated by SBTi

•
Included in 2024 Top-Rated ESG Companies List by Morningstar Sustainalytics
•
40% board diversity
•
60% Independent directors on board
•
3-tier ESG & Sustainability governance in place with a board level ESG Committee

Corporate Social Responsibility

We are committed to promoting inclusive growth and empowering communities through education and the provision of employment opportunities. To this end, we have implemented the ReNew India Initiative. The ReNew India Initiative is focused on three broad areas of community development: human, social, and environmental capital. Our flagship programs under the ReNew India Initiative include the following:

•
Lighting Lives: an initiative focusing on last-mile electrification of schools with less than three hours of electricity through solar energy, thereby changing the education delivery and creating a force of young green ambassadors through clean energy advocacy
•
Women for Climate: A socio-economic empowerment program focusing on building climate resilience amongst rural and urban women by supporting green jobs and climate entrepreneurship.
•
ReNew Young Climate Leadership Curriculum: An advocacy curriculum for school students to drive climate action and induce behavioural change for more sustainable lifestyles.
•
Community-based water management: A community-corporate-based partnership to address the need for ensuring access to quality drinking water by the establishment of water filtration units in communities and schools.
•
Thought leadership: To scale up our interventions and create deeper impact, we launched our philanthropic arm the “ReNew Foundation” in the year 2018 to drive policy advocacy through various partnerships and programs.

In recognition of our various corporate social responsibility efforts, we were awarded the prestigious CII ITC Sustainability Award for CSR in the year 2023.

Legal Proceedings

Except as disclosed below, we are not currently subject to any material regulatory, legal, tax or arbitration proceedings nor are we aware of any such proceedings that are pending or threatened. We are also party to other litigations, proceedings and potential liabilities with OEMs, customers, contractors, and suppliers, including matters relating to payment disputes, right of way issues and disputes over land that arise in the ordinary course of our business in India.

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Although there can be no assurances regarding the outcome of any of the matters noted below, including those arising in the normal course of business in India, we do not expect any of these, individually or collectively, will have or have had a material adverse impact on our financial position, results of operations or cash flows.

(i)
The distribution licensees of Karnataka have filed appeals before the Supreme Court against the order of the Appellate Tribunal for Electricity (“APTEL”), dated March 29, 2019, whereby APTEL had set aside the common order of KERC dated January 9, 2018 by which KERC reduced the period of billing related to banked units for renewable generators from 1 year to 6 months and imposed a condition that the energy banked by non-REC based renewable energy projects during the peak time-of -day hours alone can be drawn during the peak time-of-day hours. APTEL had set aside the order of the KERC holding that modification of the banking arrangements during currency of the concluded wheeling and banking agreement is not sustainable in law. APTEL also held that the January 9, 2018 APTEL order was passed without adhering to the principles of natural justice, doctrine of promissory estoppel and legitimate expectation, and that it was also passed without sufficient or requisite data and analysis. The Company has concluded contracts executed in pursuance of earlier orders of KERC from the period when the reduction was not introduced. Therefore, the Company has secured its right for banking and has vested rights for a period of 10 years from their commissioning. The appeals before the Supreme Court are pending. The outcome of this matter may impact the timing, but not the total amount, of cash flows generated form banked units by the Company’s subsidiaries operating in Karnataka.
(ii)
ReNew Wind Energy (Karnataka) Private Limited and ReNew Wind Energy (AP) Private Limited, subsidiaries of the Company, set up projects to supply electricity for captive use by their shareholders. KERC, through a circular dated September 18, 2018, directed the ESCOMs (Karnataka distribution licensees) and Karnataka Power Transmission Corporation Limited to monitor the status of group captive generators/ consumers to ensure that they have acquired the status of group captive generators/ consumers and to verify the compliance of their consumption of electricity with the Electricity Rules, 2005, and to levy cross subsidy surcharge and electricity tax differential on captive users drawing power from captive generating plants in case of any violation. Pursuant to and basis the September 18, 2018 circular, ESCOMs issued demand letters to the captive users (customers) of the Company’s subsidiaries specified above, seeking recovery of cross subsidy surcharge and differential of applicable electricity tax due totalling Rs. 297 million for failure of compliance with the Electricity Rules, 2005. The Company filed writ petitions on behalf of its customers challenging the circular and the demand letters against the ESCOMs (“Karnataka Writs”) and separate petitions before KERC for quashing the demand letters (“Karnataka Petitions”).

The Karnataka High Court, in its interim orders dated July 18, 2019 and September 18, 2020, ordered the Karnataka Electricity Supply Companies (“KESCOMs”) to refrain from taking any precipitative action against captive users. Thereafter, KERC disposed of the Karnataka Petitions based on the principles laid down by APTEL in its judgment dated June 7, 2021 in the case of Tamil Nadu Power Producers Association vs. Tamil Nadu Electricity Regulatory Commission and others. KERC declared that the ReNew Wind Energy (Karnataka) Private Limited and ReNew Wind Energy (AP) Private Limited plants maintained their compliance as a captive generating plant for FY 2017-18, except for FY 2013-14 and FY 2015-16.

•
On October 9, 2023, the Supreme Court notified its judgment in Civil Appeal Nos. 8527-8529 of 2009 in the matter of M/s Dakshin Gujarat Vij Company Limited, upholding the test of proportionality on a Special Purpose Vehicle (“SPV”), which was otherwise exempted, and reversing the judgment in the case of Tamil Nadu Power Producers Association vs. Tamil Nadu Electricity Regulatory Commission and others.
•
In December 2023, the KESCOMs challenged the KERC order before APTEL, which is pending final adjudication.
•
The Company has filed a Writ Petition before the Karnataka High Court challenging the levy of Cross subsidy surcharge, since the levy was intended to be a temporary provision and were supposed to be

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reduced progressively in subsequent years. The Company believes that since there was no levy of cross-subsidy surcharge since FY 2009-2012, it cannot be re-introduced as per the intent of the Electricity Act, 2003. A favourable disposal of this writ shall mitigate the overall adverse impact of the Supreme Court judgment on our captive energy projects. Based on an internal evaluation, the Company believes that there are merits in its position and the demand raised by the distribution companies would be ultimately rescinded and hence no adjustment has been made in the consolidated financial statements.
(iii)
The Southern Power Distribution Company of Andhra Pradesh Limited and the Eastern Power Distribution Company of Andhra Pradesh Limited have filed a petition (“Tariff Petition”), before Andhra Pradesh Electricity Regulatory Commission (“APERC”) against power producers including the subsidiaries of the Company, seeking amendment of Regulation 1 of 2015 issued by the APERC and consequent redetermination/reduction of tariff determined by the APERC for the years ended March 31, 2016 and 2017. Some power producers filed petitions before the Andhra Pradesh High Court (“AP HC”) challenging the jurisdiction of APERC to entertain the Tariff Petition. The AP HC, by order dated September 24, 2019, disposed of these petitions by directing APERC to dispose of the Tariff Petition while determining its own jurisdiction to decide the same. The Company had filed an appeal against the order dated September 24, 2019 before the AP HC. Subsequently, by a common final judgment and order dated March 15, 2022, the AP HC allowed the appeal by the Company and held that APERC cannot proceed with the hearing of Tariff Petition and consequently quashed the proceedings before APERC. The AP HC has also held that tariffs under existing PPAs cannot be altered unilaterally. Further, the AP HC has directed the AP DISCOMs to pay all past pending dues and future bills (at full tariff). In addition, the AP HC has also reaffirmed the “must-run” status of renewable energy projects and ruled that any curtailment of generation, except in cases of very grave and sudden emergency, is not permitted. Subsequently in April 2022, the Southern Power Distribution Company of Andhra Pradesh Limited filed a petition before the Supreme Court of India seeking leave to appeal against the AP HC Order. The Supreme Court appeal is still pending for final adjudication. Further, pursuant to the AP HC order dated March 15, 2022, the AP DISCOMs (distribution) licensees of Andhra Pradesh) undertook to pay the outstanding receivables in 12 monthly instalments to the subsidiaries of the Company in Andhra Pradesh as per the mechanism provided under the Electricity (Late Payment Surcharge and Related Matters) Rules, 2022 (“LPS Rules”) issued by the Ministry of Power. On July 5, 2023, the AP DISCOM paid its final monthly instalment in purported discharge of its commitments with some shortfall in payments. For the recovery of shortfall amounts, we have strategically filed an LPS recovery petition before the APERC, which is currently pending adjudication before APERC. The cumulative amounts receivable recorded in trade receivables related to this matter amount to Rs. 3,064 million as of March 31, 2024. In view of the favorable order form AP HC and its internal analysis, the Company believes it has strong merits in the case and no additional adjustment is required in the consolidated financial statements.
(iv)
The Company and its subsidiaries, ReNew Vayu Urja Private Limited (formerly known as KCT Renewable Energy Private Limited) (“RVUPL”) and Ostro Anantapur Private Limited (“OAPL”), entered into PPAs with the APSPDCL for wind-based generation projects, based on the tariff set out in the AP Wind Regulations.

AP DISCOMs filed a petition against the Company, RVUPL, OAPL and other wind developers before APERC, requesting it to pass on the generation-based incentive (“GBI”) benefits received by the developers to AP DISCOMs. Ostro Andhra Wind Private Limited (“OAWPL”) and Ostro AP Wind Private Limited (“OAPWPL”), the Company’s subsidiaries, became parties to this matter subsequently.

APERC in its order dated July 28, 2018 (“APERC Order”), allowed this petition and permitted the AP DISCOMs to deduct the GBI benefits and only pay the balance tariff payable to the wind power generators from February 14, 2017 until such GBI benefits were credited against the tariff payable in full. Subsequently, the Company filed a writ petition before the AP HC challenging the APERC Order. The AP HC, by its interim order dated August 24, 2018, suspended the operation of the APERC Order. Subsequently, Green Infra Wind Solutions Limited (unrelated to the Company) filed an appeal before APTEL against the AP DISCOMs

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challenging the APERC Order and impleaded the Company, RVUPL, OAPL and other wind developers. APTEL, in its order dated October 5, 2018 granted an interim stay on the APERC Order, which is continuing. Thereafter, the Company filed an interim application on November 4, 2019 in the writ petition before the AP HC for directions to the AP DISCOMs to comply with order dated August 24, 2018 of the AP HC and release payment of GBI benefits to the Company. Both the writ petition and the appeal are pending. The cumulative amounts receivable recorded in trade receivables related to this matter amount to Rs. 4,598 million as of March 31, 2024. On the basis of its evaluation and practices followed consistently in other states, the Company believes the GBI benefit is over and above the applicable tariffs and APERC does not have jurisdiction to interfere with the intent of the GBI Scheme. Therefore, the outstanding amount is recoverable and continues to be recognized in the consolidated financial statements.

(v)
The Maharashtra State Electricity Distribution Company Limited (“MSEDCL”) filed a petition before the Maharashtra Electricity Regulatory Commission (“MERC”) seeking a review of a wind zone classification (“1st Petition”). By its order dated April 3, 2018, MERC dismissed MSEDCL’s 1stPetition. MSEDCL sought review of the April 3, 2018 order. By its order dated July 9, 2018, MERC allowed MSEDCL’s review petition and directed the Maharashtra Energy Development Agency (“MEDA”) to review the wind zone reclassification of wind generators based on actual generation and to prepare and submit a report in this regard (“Review Order”). Certain wind generators (other than ReNew) appealed to the Bombay High Court, contending that the Review Order impinged upon their contractual rights. By its judgment dated August 30, 2018, the Bombay High Court allowed MEDA to prepare the report and permitted MSEDCL to file a new petition with MERC.

Based on MEDA’s Report, MERC initiated suo -moto proceedings in Case No. 108 of 2019 (“2nd Petition”). By its order dated July 10, 2019, MERC permitted MSEDCL to file a fresh Petition based on MEDA’s report. Thereafter, MSEDCL filed Case No. 338 of 2019 before MERC (“3rd Petition”). WIPPA (Wind Independent Power Producers Association) challenged the public hearing in the 3rdPetition before APTEL via OP No. 11 of 2021. By an interim order dated July 19, 2021, APTEL was of the prima facie view that the petition may be barred by res judicata. During the pendency of the OP No. 11 of 2021, MSEDCL withdrew its petition. APTEL, passed its final order in OP No. 11 of 2021 and directed MERC to decide MSEDCL’s withdrawal and if the need arises to decide the maintainability of the 3rd petition thereafter. On February 13,2023, MERC permitted MSEDCL to withdraw the 3rd Petition and allowed MSEDCL to file the new petition subject to the petition being maintainable. Accordingly, petition number 114 of 2023 was filed by MSEDCL (“4th Petition”). MERC has heard the arguments on maintainability of the 4thPetition and reserved its order. Any changes to the wind zone classification could affect the tariff charged by the Company to its customers which is not determinable until the matter is concluded, however, currently the matter is only pending before MERC on the issue of maintainability and petition cannot be decided on merits until the maintainability is decided in their favour.

(vi)
ReNew Solar Power Private Limited along with two of its subsidiaries filed a petition against SECI and Uttar Pradesh Power Corporation Limited before Uttar Pradesh Electricity Regulatory Commission (“UPERC”) seeking reliefs from liquidated damages on the ground of force majeure events. The petitioners also sought interim directions restraining SECI from invoking the performance bank guarantee amounting to Rs. 110 million or taking any coercive steps, until such time the petition is decided. Due to the COVID-19 pandemic and resultant lockdown, the petitioners were not able to commission the projects and sought extension from the SECI under the PPAs, which was rejected by the SECI. Further, the petitioners filed a writ petition before the Allahabad High Court inter alia, seeking a direction to UPERC to hear the petition expeditiously and restrain SECI from invoking the performance bank guarantees until determination of the petition filed before UPERC. The Allahabad High Court by order dated September 15, 2021 disposed of the petition and restrained invocation of bank guarantee until the prayer for grant of interim relief is considered and decided by the UPERC. Thereafter, by an Order dated October 6, 2021, the UPERC admitted the petition. Subsequently, the petitioners filed an affidavit before UPERC seeking discharge from performance of its obligations under the PPA. By its judgment and order dated December 14, 2022, the UPERC allowed the petition, and permitted termination of

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the PPA without levy of any penalty on the petitioners. SECI has filed an appeal against the order dated December 14, 2022 before APTEL. On March 31, 2023, SECI undertook before APTEL not to take any coercive steps to encash the performance bank guarantee until determination of the appeal. The appeal filed by SECI is pending.
(vii)
Pursuant to a public interest litigation instituted before the Supreme Court of India seeking measures for protection of two endangered birds namely, the Great Indian Bustard and the Lesser Florican, by its order dated April 19, 2021 (“GIB First Order”) the Supreme Court inter alia issued directions for (i) undergrounding of all overhead transmission lines in the specified priority and potential habitats of the birds in state of Rajasthan and Gujarat and (ii) installation of bird diverters in all overhead transmission lines until undergrounding is done, within a period of one year. The Supreme Court also appointed a committee for assessing the feasibility of undergrounding of overhead lines and take the requisite actions in case of unfeasibility. Subsequently, two associations of renewable energy developers, of which RPL is a member, namely, the Wind Independent Power Producers Association and the Solar Power Developers Associations, filed applications on behalf of its members before the Supreme Court seeking certain directions for modification of the GIB First Order, including for expansion of the Expert Committee and exemption from undergrounding for overheads lines of already commissioned power projects with installation of appropriate mitigation measures. Applications have also been filed by the Central Government (through the MNRE) and the state government of Rajasthan seeking similar directions. An application has also been filed by the public interest litigant seeking compliance with the GIB First Order. By its order dated April 21, 2022 (“GIB Second Order”) the Supreme Court issued directions (i) for completion of installation of bird diverters on overhead transmission lines in the specified priority areas by July 20, 2022, and (ii) to the Central Electricity Authority to formulate the standards of quality for the bird diverters in consultation with the committee. Vide judgment dated March 21, 2024, the Hon’ble Supreme Court has suitably modified the April 19, 2021 order and the injunction which has been imposed in the order dated April 19, 2021 in respect of the area described as the potential area shall stand relaxed (subject to the condition that the new Expert Committee appointed by the Court may lay down suitable parameters covering both the priority and potential areas). The modification would be suggested by the new Expert Committee appointed by the Supreme Court. The petition before the Supreme Court will now be listed in August 2024. The Company believes that the additional cost, if any, that may be incurred by the Group is recoverable from customers under the respective PPAs through provision relating to change in law and force majeure and therefore will not have a material adverse effect on its financial position, results of operations or cash flows.
(viii)
Pursuant to insolvency proceedings instituted against ReGen Powertech Private Limited (“ReGen”) under the Insolvency and Bankruptcy Code, 2016, before the National Company Law Tribunal at Chennai (“NCLT”), the Company, through its subsidiary Renew Power Services Private Limited (“RPSPL”), had submitted a resolution plan for the acquisition of ReGen and its assets which was accepted by the Committee of Creditors of ReGen appointed by the NCLT. Subsequently, several applications were filed before the NCLT, seeking a simultaneous or consolidated resolution of ReGen and its subsidiary, one M/s Regen Infrastructures and Services Private Limited (“RISPL”). By its order dated November 1, 2021, the NCLT dismissed the applications for simultaneous or consolidated resolution of ReGen and RISPL. Subsequently, by order dated February 1, 2022 (“Approval Order”), the NCLT approved the resolution plan submitted by RPSPL and declared it the successful resolution applicant for ReGen. RPSPL, in compliance with the terms of the approved resolution plan, paid an amount of Rs. 716.07 million out of the total consideration, towards resolution of ReGen. Several appeals were filed before the National Company Appellate Tribunal at Chennai (“NCLAT”), by various creditors and customers of ReGen and RISPL, against the November 1, 2021 order and Approval Order. By interim orders dated March 9, 2022 and subsequent extension orders, the NCLAT deferred further implementation of the resolution plan by RPSPL, which has subsequently filed an application seeking vacation of the order of deferment dated March 9, 2022 and subsequent extension order dated November 16, 2022. By its judgment dated August 31, 2023, the NCLAT directed the consolidation of the Corporate Insolvency

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Resolution Processes (“CIRPs”) of RPPL (ReGen Powertech Private Limited) and Regen Infrastructure and Services Private Limited and set aside the Approval Order of the resolution plan of ReNew. The committee of creditors has challenged the consolidation order before the Supreme Court through a civil appeal, and we have filed an application before the NCLT for the remittance of the part payment made under the prior resolution plan. Both the application and the civil appeal are pending adjudication; however, we believe that the amount deposited is recoverable.
(ix)
RPL, through its subsidiaries, namely ReNew Hans Urja Private Limited, ReNew Surya Roshni, ReNew Dinkar Jyoti Private Limited, ReNew Dinkar Urja Private Limited, ReNew Solar Photovoltaic Private Limited, ReNew Surya Aayan Private Limited, ReNew Surya Vihaan Private Limited, ReNew Surya Jyoti Private Limited, ReNew Surya Ravi Private Limited, ReNew Surya Pratap Private Limited and IB Vogt Solar Seven Private Limited, had registered their projects under the Project Import Regulations, 1986, which provided for a concessional rate of customs duty for imports for solar power projects. Subsequently, by way of a notification dated October 19, 2022 issued by the Central Board of Indirect Taxes and Customs, the Project Import Regulations, 1986 were amended to exclude ‘solar power projects’, and a notice was issued to RPL’s subsidiaries that its registrations would stand cancelled. Consequently, the subsidiaries filed a petition before the Delhi High Court, challenging the amendment and notice. By an interim order dated December 15, 2022, the Delhi High Court, inter alia, directed that no precipitative action will be taken on the basis of the amendment at the stage of import in the interim. Subsequently in April 2023, the petitions have been amended to challenge the Finance Act, 2023 notified on April 1, 2023 whereby Chapter 98 of the Customs Tariff Act, 1986 was amended to exclude Solar Power Projects from Chapter 98. The matters are currently pending.

Some of the affected subsidiaries have issued notices under their respective power purchase agreements, seeking additional compensation on account of increase in expenditure for setting up the solar power project due to change in law event, namely, the amendment of the Project Import Regulations, 1986 and the Finance Act, 2023. Therefore, the Company does not expect this matter to have a material impact on its financial position, results of operations or cash flows.

(x)
The Company and its subsidiaries have secured Long Term Access (“LTA”) for transmission of energy from its wind power projects under various power purchase agreement(s), and signed various LTA Agreements, in accordance with the provisions of the Central Electricity Regulatory Commission (Sharing of Inter State Transmission Charges and Losses) Regulations, 2010 (“CERC Sharing Regulations 2010”).The start date of the LTA is aligned with the scheduled commissioning dates of the respective projects for which such LTA has been obtained. In terms of extant orders issued by the Central Government, power producers are entitled to waiver of Inter-State Transmission Charges (“ISTS”) and transmission losses for projects that are commissioned on or before a certain date. On account of delay in commissioning of certain projects and termination of certain projects on account of being affected by force majeure events, the Company has received demand notices from PGCIL seeking payment of LTA charges for SECI VII-wind project totalling to INR 307 million, calculated from the date of operationalization of the respective LTA. The Company and its subsidiaries have filed petitions before the CERC, seeking alignment of the LTA start date with the actual date of commissioning of the project and for cases where the associated project has been terminated on account of force majeure - a declaration that the Company/its subsidiary is exempted from paying LTA charges for such terminated capacity on account of force majeure. Assailing the Order of CERC, the Company has filed an appeal in APTEL pertaining to the issue of alignment of LTA with scheduled commencement of operation date. Recently, in the said pending cases of various developers, APTEL has granted interim stay against recovery of transmission charges by Central Transmission Utility of India Limited (“CTUIL”) subject to 25% payment by the power producers as directed by the Tribunal. The matter is currently pending. As of March 31, 2024, the Company has deposited Rs.75 million (25% of the total dues).

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(xi)
ReNew Wind Energy (AP2) Private Limited (“ReNew Wind AP2”), a subsidiary of the Company, entered into a PPA dated May 23, 2018 with SECI for development of 100MW wind power project in the state of Gujarat, and for the sale of the electricity generated by the project to SECI at a tariff of Rs. 2.44 per unit (“100MW PPA”). For the purpose of onward sale of the electricity, SECI executed back-to-back power supply agreement with the distribution licensee in the state of Haryana. As per the terms of the PPA, a performance bank guarantee of Rs. 185.94 million was submitted to secure performance of obligations by ReNew Wind AP2. Subsequently, by its letter dated February 6, 2022, ReNew Wind AP2 terminated the PPA on account of prolonged effect of force majeure events, including (i) delay in allocation of the land required for the project due to changes in land policy of the Government of Gujarat; and (ii) delay on account of instructions issued due to COVID-19 pandemic by the Government of India and the resultant lockdown. Thereafter, ReNew Wind AP2 filed a petition before the CERC seeking a declaration that the 100MW PPA stands terminated on account of force majeure and impossibility, pursuant to the terms of the 100MW PPA, with effect from the date of issuance of the termination notice by ReNew Wind AP2 along with a direction to return the performance bank guarantee. By an Order dated March 21, 2022, the CERC has admitted the petition, and granted an interim order directing SECI not to take any coercive action against ReNew Wind AP2 including invocation of the performance bank guarantee. The matter is currently pending.

Thereafter, the Company, along with ReNew Wind AP2, filed a petition against the CTUIL before the CERC, to set aside the transmission charges bills approximating to Rs.980 million raised by CTUIL for the LTA associated with the 100MW wind power project, on account of force majeure and termination of the 100MW PPA, and seeking a declaration that they stand discharged from their obligations under the associated agreements for the LTA executed with CTUIL. By an interim order dated January 24, 2023, the CERC has directed CTUIL not to take any coercive action subject to payment of 10% of the total Transmission Charged levied. Thereafter, ReNew Wind AP2 paid Rs.94 million towards these charges which is recorded in the consolidated financial statements of the Company. The Company, along with ReNew Wind AP2 will continue to pay the monthly transmission charges to CTUIL as per the terms of the invoices being raised by CTUIL and as directed by the CERC. The petition before the CERC is currently pending

(xii)
Koppal Narendra Transmission Ltd. (“KNTL”) a subsidiary of the Company, has filed a petition before CERC, for extension of the scheduled commercial operation date of the transmission project on account of change in law events, namely, increase in forest net present value, increase in compensatory afforestation charges, the Ministry of Power guidelines for right of way compensation and on account of force majeure events namely, delay in the grant of the forest clearance, delay by district authorities in issuing the compensation orders for right of way over land, severe right of way issues along the route of the transmission line, unprecedented heavy rains and cyclone in the state of Karnataka, among others. The cost of the transmission project has increased due to these factors. By way of the Petition before CERC, KNTL has claimed to be entitled to compensation in terms of provisions of the transmission service agreement dated August 26, 2021 between ReNew Surya Ojas Pvt. Ltd. and KNTL. The Petition has been admitted on March 6, 2024 and is pending. Through March 31, 2024, KNTL has not recognized any amounts in its consolidated financial statements for compensatory damages it may receive.
(xiii)
Certain group subsidiaries have filed a petition before CERC and has sought that Central Transmission Utility of India Limited (“CTUIL”) be directed to return the construction bank guarantee totaling Rs. 960 million already furnished by the Company in terms of earlier Regulations and sought for the relief that the Company be allowed to submit bank guarantees in terms of the new GNA Regulations, 2022 and thereby sought to be treated at par with other developers who have applied under the GNA Regulations 2022 and submitted bank guarantees at the reduced amount. Notice has been issued in the matter. The petition is pending.
(xiv)
ReNew Power Private Limited (presently known as ReNew Private Limited “RPL”), subsidiary of the Company and M/s Fourth Partner Energy Private Limited (“FPEPL”) have executed a Share Purchase

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Agreement (SPA) dated October 10, 2021 amended vide agreement dated January 18, 2022 (“SPA”) under which FPEPL had agreed to purchase the entire issued, subscribed and paid-up share capital of M/s Renew Solar Energy Private Limited (“RSEPL”) on the terms and conditions set out in the SPA. Following the execution of the SPA, FPEPL issued several indemnity letters to ReNew, alleging breaches of the SPA’s warranty terms and claiming indemnity under the SPA which have been contested by ReNew. The matter is currently under arbitration and a three-member arbitral tribunal has been constituted. FPEPL has filed its statement of claim which shall be contested by the Company through its counterclaims as per the schedule of the hearings. The matter is currently pending. The Company believes that the indemnity claims are without merit, and it intends to vigorously defend itself and any liability in excess of amounts provided in the consolidated financial statements will not have material impact on its financial position, results of operations or cash flows.
(xv)
Pursuant to the assessment proceedings in respect of the Company’s income tax returns filed for the assessment year 2018-2019, the IT Department issued an assessment order dated May 31, 2022 disallowing income of Rs. 3,472 million as adjustment under sections 36(1)(iii), 37, 14A of the Income Tax Act, 1961 and on account of liquidated damages; and adding such adjustments back to the income of the Company for the relevant assessment year. However, pursuant to the demand notice issued by the IT Department pursuant to the May 31, 2022 assessment order, a tax demand of Rs. 1,500 million was levied on the Company on account of such adjustments for the relevant assessment year. The Company has filed an appeal against the May 31, 2022 assessment order. This appeal is pending. The Company also filed a petition for stay of demand with the IT Department, pursuant to which, the demand has been stayed through an order of the IT Department dated March 7, 2023, subject to payment of 20% of the total demand amount, which has been paid under protest.

Matters pertaining to recovery of additional expenditure on account of change in law.

In addition to the matters listed below, we are also party to other matters on similar subject-matter which we do not consider individually to have a significant material impact on it. However, collectively these matters may have a material impact on us.

(xvi)
Adyah Solar Energy Private Limited (“Adyah”), an erstwhile subsidiary of the Company, was sold to Ayana Renewables Power Private Limited (“Ayana”) in February 2021. The litigation discussed below continues to be handled by ReNew Solar Power Private Limited as per the terms of the sale Adyah had entered into six PPAs (four with BESCOM and one each with HESCOM and GESCOM), in relation to the development of six solar power projects of 50 MW each in the Pavagada Solar Park, Karnataka. Subsequently, by notification dated July 30, 2018, (“2018 Notification”), Government of India levied safeguard duty at specified rates on the import of solar cells and modules. Consequently, Adyah filed six petitions (in respect of each of the projects) before the KERC seeking a declaration that implementation of the 2018 Notification constitutes an event of ‘change in law’ under the PPAs entitling it to compensation for increase in the expenditure on account of such change in law. By orders dated June 15, 2021, the petitions were partly allowed, and certain directions were passed including payment of certain incremental tariffs to Adyah on the quantum of energy equivalent to the minimum capacity utilization factor under the PPAs, supplied from the date of commissioning of the project until the expiry of the PPA. As on March 31, 2024, Rs. 820 million remains collectible.

Adyah filed appeals before the APTEL against the order of KERC to the extent of denial of change in law relief claimed in relation to the additional DC capacity, carrying cost and computation of tariff on minimum capacity utilization factor corresponding to minimum energy generated (“Adyah Appeals”).

In February 2022, HESCOM also filed an appeal before APTEL against one of the orders dated June 15, 2021, challenging the quantum of incremental tariff awarded by KERC and seeking a reduction in quantum of such incremental tariff (“HESCOM Appeal”). Thereafter, Adyah filed petitions against BESCOM, GESCOM and HESCOM before the KERC seeking compliance with its orders dated June 15, 2021 (collectively referred to as

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“Compliance Petitions” and singularly as “Compliance Petition”). The KERC by its orders dated December 14, 2022, directed HESCOM, BESCOM and GESCOM to comply with its order. Subsequently, four appeals were filed by BESCOM against the order dated June 15, 2021 before APTEL (“BESCOM Appeals”). The Compliance Petitions filed by Adyah against BESCOM were disposed of by the KERC pursuant to its order dated March 7, 2023. On March 28, 2023, the Compliance Petition filed by Adyah against GESCOM was disposed of by the KERC pursuant to the payment by GESCOM. Lastly, by its Order dated April 19, 2023, the Compliance Petition filed by Adyah against HESCOM were disposed of by the KERC. All Compliance Petitions have been concluded. All the appeals from the order of KERC, Adyah Appeals, HESCOM Appeal and four BESCOM Appeals are pending before APTEL.

(xvii)
ReNew Solar Power Private Limited (“RSPPL”), a subsidiary of the Company, filed a petition before the MERC against Maharashtra State Electricity Distribution Company Limited (“MSEDCL”), seeking adjustment / compensation to offset the financial impact suffered by RSPPL on account of the change of law provision under the PPA entered into between RSPPL and MSEDCL for a 250 MW solar power project in Bikaner, Rajasthan. In this petition, RSPPL had sought compensation from MSEDCL, arguing that implementation of the 2018 Notification constitutes a change of law under the contract with MSEDCL, and has resulted in an increase in expenditure for RSPPL, thereby adversely impacting its business. In its order dated June 22, 2020, MERC partially allowed this petition and directed RSPPL to provide an undertaking to MSEDCL that all modules in relation to its project have been imported from countries which are subject to the safeguard duty, pursuant to which MSEDCL shall process the same and compute the compensation and pay the same to RSPPL. RSPPL has submitted the requisite undertaking and subsequently, filed an appeal against the June 22, 2020 order seeking directions from APTEL to set aside the same to the extent of allowing RSPPL to claim carrying cost equivalent to the rate of late payment surcharge under the PPA and instead, allow the same to be claimed on the basis of actual financing costs incurred by RSPPL, as sought for in the petition before the MERC. This appeal has been allowed by APTEL on August 3, 2023 and remanded back to MERC for passing consequential orders. The matter is currently pending before MERC. Through March 31, 2024, the Company has not recognized any amounts in its consolidated financial statements for recovery of any additional expenditure incurred.
(xviii)
ReNew Wind Energy (TN2) Private Limited, a subsidiary of the Company, has filed a claim before CERC seeking compensation by way of revision of tariff due to increase in capital cost and O&M expenses, on account of incidence of GST levy on solar PV infrastructure. By its final order dated February 5, 2019, CERC disposed of the petition and allowed the claims except for “change in law” claim with respect to increase in O&M expenses and carrying cost on account of GST. The Company filed appeal in APTEL on July 25, 2019 challenging the disallowed portion of the claim in the order passed by CERC. Southern Power Distribution Company of Telangana has also filed an appeal in APTEL on August 9, 2019 challenging allowed portion of the claim in the order passed by CERC. Both of the appeals are pending before APTEL. Through March 31, 2024, the Company has not recognized any recoverability for additional expenditure incurred related to O&M expenses and carrying cost on account of GST in its consolidated financial statements. The claims related to capital cost totaling Rs. 350 million, which are being appealed by Southern Power Distribution Company of Telangana, have been capitalized as project costs.
(xix)
ReNew Sun Energy Private Limited (“RSEPL”), a subsidiary of the Company, has filed a petition before GERC, seeking declaration that increase in expenditure, due to imposition of safeguard duty on import of solar modules via Notification No. 02/2020 (Customs) SG dated July 29, 2020, issued by the Ministry of Finance, Government of India, as “change in law” and sought compensation, in terms of the PPA dated May 22, 2019 between RSEPL and Gujarat Urja Vikas Nigam Limited (“GUVNL”). The matter is pending before GERC.Through March 31, 2024, the Company has not recognized any amounts in its consolidated financial statements for recovery of any additional expenditure incurred.

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(xx)
ReNew Solar Energy (Jharkhand Five) Private Limited, a subsidiary of the Company, has filed a petition before the Rajasthan Electricity Regulatory Commission (“RERC”) seeking a declaration that the increase in expenditures due to the imposition of a duty on the import of solar modules via Notification No. 02/2020 (Customs) SG dated July 29, 2020 constitutes a “change in law” and sought compensation pursuant to the terms of the PPA dated June 4, 2019, between ReNew Solar Energy (Jharkhand Five) Pvt. Ltd. and the SECI. By its final order dated December 30, 2021, RERC disposed of the petition and disallowed the claim, holding that the imposition of duty is not a “change in law” under the PPA. On February 8, 2022, the Company filed an appeal before the APTEL against the order of the RERC. The matter is currently pending before the APTEL. Through March 31, 2024, the Company has not recognized any amounts in its consolidated financial statements for recovery of any additional expenditure incurred.

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REGULATION

Set forth below is a brief overview of the principal laws and regulations currently governing the businesses of the Group. The information set out below has been obtained from sources available in the public domain and is based on the current provisions of Indian laws, as amended, and which are subject to amendments, changes and modifications. The laws and regulations set out below are not exhaustive and are only intended to provide general information to investors and are neither designed nor intended to be a substitute for professional legal advice. Prospective investors should seek independent legal advice on the laws and regulations applicable to the businesses of the Group.

Regulation of the Group

Industry specific legislations

Electricity Act, 2003

The Electricity Act, 2003, as amended (“Electricity Act”) is the central legislation which covers, amongst others, generation, transmission, distribution, trading and use of electricity. It governs the establishment, operation and maintenance of any electricity generating company and prescribes technical standards in relation to the connectivity of generating companies with the grid. As per provisions of the Electricity Act, generating companies are required to establish, operate and maintain generating stations, sub-stations and dedicated transmission lines. Further, the generating companies may supply electricity to any licensee or even directly to consumers, subject to availing open access to the transmission and distribution systems and payment of transmission charges, including wheeling charges and any other open access charges, as may be determined by the concerned electricity regulatory commission. In terms of the Electricity Act, open access means the non-discriminatory provision for the use of transmission lines or distribution system or associated facilities with such lines or system, by any licensee or consumer or a person engaged in generation in accordance with the regulations specified by the relevant electricity regulatory commission.

In accordance with Section 7 of the Electricity Act, a generating company may establish, operate and maintain a generating station without obtaining a license under the Electricity Act if it complies with the technical standards relating to connectivity with the grid prescribed under clause (b) of Section 73 of the Electricity Act.

Under the Electricity Act, the State Electricity Regulatory Commissions, (“SERCs”) are required to promote co-generation and generation of electricity from renewable sources of energy and sale of electricity to any person from sources other than the incumbent distribution licensee under the provisions of open access. The Electricity Act further requires the SERCs to specify, for the purchase of electricity from renewable sources, as a percentage of the total consumption of electricity within the area of a distribution licensee, which has been implemented in the form of renewable purchase obligations, (“RPOs”).

Additionally, the Electricity Rules, 2005, as amended (“Electricity Rules”) also prescribe a regulatory framework for developing captive generating plants. Pursuant to the Electricity Rules, a power plant shall qualify as a captive power plant only if not less than 26% of ownership is held by captive users and not less than 51% of the aggregate electricity generated in such plant, determined on an annual basis, is consumed for captive use. In case of a generating station owned by a company formed as a special purpose vehicle, the electricity required to be consumed by captive users is to be determined with reference to such unit or units identified for captive use and not with reference to the generating station as a whole, and equity shares to be held by the captive users must not be less than 26% of the proportionate equity interest of the company related to the generating unit or units identified as the captive generating plant.

The Ministry of Power introduced the Electricity Act (Amendment) Bill, 2020 (“2020 Amendment Bill”) to amend the Electricity Act to promote the generation of electricity from renewable sources of energy. The Ministry of Power also introduced Electricity (Rights to Consumers) Rules, 2020, as amended (“2020 Electricity Rules”) to empower

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consumers of electricity and confer rights upon the consumers to be entitled to reliable services and quality electricity. The 2020 Electricity Rules introduced, inter alia, installation of smart or pre-payment meter. Further, the Rules intend to ensure the availability of 24x7 power to all the consumers with some exceptions for lower hours that the relevant State Electricity Regulatory Commission may specify for certain categories of consumers and introduces robust grievance redressal mechanism to be introduced by the distribution licensees.

The Ministry of Power introduced the Electricity (Amendment) Bill, 2022 (“2022 Amendment Bill”) which seeks to, inter alia, facilitate (i) development of the hydro sector in the country; and (ii) the use of distribution networks by all licensees under provisions of non-discriminatory open access with the objective of enabling competition, enhancing efficiency of distribution licensees for improving services to consumers and ensuring sustainability of the power sector. The 2022 Amendment Bill added that RPO should not be below a minimum percentage of the total consumption of electricity in the area of a distribution licensee, prescribed by the central government. Failure to meet RPO requirements will be punishable with a penalty ranging between 25 paise and 35 paise per kilowatt-hour for the shortfall in the first year of default and between 35 paise and 50 paise per kilowatt-hour for the shortfall continuing after the first year of default. The Ministry of Power has also issued the Electricity (Amendment) Rules, 2022 to determine that the surcharge imposed by the state commission shall not exceed 20 percent of average cost of supply, timely recovery of power purchase costs by distribution licensee, resource adequacy, energy storage system, and implementation of an uniform renewable energy tariff for central pool.

The Ministry of Power has sought comments from various stakeholders on the draft Electricity (Amendment) Rules, 2023 (“Draft Electricity Rules”), which sets out, amongst others, (i) the accounting of the subsidy payable under Section 65 of the Electricity Act by the distribution licensee in accordance with the standard operating procedures issued by the central government; and (ii) a framework for financial sustainability whereby the state governments agree on the loss reduction trajectory to be adopted by the state commissions for tariff determination. Additionally, the Draft Electricity Rules provide for appropriate action from the state electricity commission upon the raising of bills for subsidy and payment thereof in a manner not in accordance with the Electricity Act or the rules and regulations thereunder.

Tariff Determination

Under the Electricity Act, the appropriate commission is empowered to determine the tariff for the supply of electricity by a generating company to a distribution licensee. The appropriate electricity regulatory commission is guided by certain principles while determining the tariff applicable to power generating companies which include, among other things, principles and methodologies specified by the Central Electricity Regulatory Commission (“CERC”) for tariff determination, safeguarding consumer interest and other multiyear tariff principles laid down by the implementation of the National Electricity Policy (“NEP”) the Tariff Policy and the National Tariff Policy, 2016 (“NTP 2016”); and, tariff may also be determined through the transparent process of bidding in accordance with the guidelines issued by the Government of India.

National Tariff Policy, 2016

The Government of India notified the Tariff Policy on January 6, 2006 (“Tariff Policy 2006”) under Section 3 of the Electricity Act, to ensure availability of electricity to consumers at reasonable and competitive rates, financial viability of the sector and to attract investment, promote transparency, consistency and predictability in regulatory approaches across jurisdictions and minimize perceptions of regulatory risks and promote competition and to guide CERC and the SERCs in discharging their functions. The Tariff Policy 2006 has now been replaced with the NTP 2016.

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In exercise of the powers conferred under Section 3 of the Electricity Act, 2003, Government of India has notified the revised tariff policy to be applicable from January 28, 2016. The objectives of NTP 2016, inter alia, include:

(i)
ensuring financial viability of the power sector and attract investments;
(ii)
ensuring availability of electricity to consumers at reasonable and competitive rates;
(iii)
promoting generation of electricity from renewable sources; and
(iv)
promoting hydroelectric power generation.

The NTP 2016 has removed the ambiguity on applicability of the RPOs on co-generation as it has been clarified that co-generation from sources other than renewable sources shall not be excluded from the applicability of the RPO. NTP 2016 specifies that an existing coal or lignite based generating station may choose to add additional renewable energy capacity and generation from such renewable energy capacity may be bundled with its thermal generation for the purpose of sale. In case an obligated entity procures such bundled power, then the SERCs will consider the obligated entity to have met the RPO to the extent of power bought from such renewable energy generating stations.

Further, to encourage faster capacity addition based on solar and wind energy sources, the Ministry of Power, vide order dated November 23, 2021, has waived the inter-state transmission charges for solar, wind, hydro pumped storage plant (“PSP”) and battery energy storage system projects (“BESS”) projects commissioned up to June 30, 2025 for certain projects. Such waiver shall be applicable for a period of 25 years for solar, wind and hydro PSP, or for a period of 12 years for BESS, or for a period subsequently notified for future projects by the Central Government, from the date of commissioning of the power plant. The waiver shall be allowed for inter-state transmission charges only, and not losses. Such power plants shall be required to meet the following criteria, amongst other: (a) solar and wind energy generation consumed or sold through competitive bidding, power exchange, or through bilateral agreement; (b) electricity from solar and/or wind sources used by PSP and BESS subject to at least 51% of electricity requirement for pumping of water in PSP and charging of battery in BESS is met by use of electricity generated from wind and/or solar power plants.; (c) electricity generated/supplied from such PSP and BESS power plants as mentioned above in (b); (d) for trading of electricity generated/supplied from solar, wind and sources mentioned in (a) to (c) above in green term ahead market and green day ahead market up to June 30, 2025; (e) for green hydrogen plants commissioned up to June 30, 2025 i.e. hydrogen generated using the electricity produced from solar and wind energy and sources mentioned in (a) to (c) above. This waiver shall be applicable for a period of 8 years from the date of commissioning of such hydrogen plant.

Additionally, the Ministry of Power, through its order dated June 9, 2023, granted an extension of time of commissioning to solar, wind, hydro and battery energy storage system power projects having their scheduled dates of commission on or prior to June 30, 2025, which faced delays in providing the transmission even after having taken the requisite steps in time, on account of force majeure, delay on the part of the transmission provider, or delay on the part of any governmental agency. The order clarified that such an extension of the commissioning dates provided to such projects shall not be granted for a period exceeding six months and such extension shall not be granted more than two times. The said order further clarified that in such cases, the commencement and the period of the long term access shall also get extended accordingly and it will be deemed that the period of ISTS is also extended by that period. The Ministry of Power also granted complete waiver of ISTS charges for 25 years to off-shore wind energy projects commissioned on or before December 31, 2032. Additionally, the waiver of ISTS charges from green hydrogen and green ammonia projects has been extended from June 30, 2025 to December 31, 2030.

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Guidelines for Tariff Based Competitive Bidding Process for Procurement of Wind and Solar Power

The Ministry of Power has issued guidelines on August 3, 2017 and December 8, 2017, as amended, for procurement of solar and wind power, respectively, through tariff based competitive bidding process (“Competitive Bidding Guidelines”). The Competitive Bidding Guidelines aim to enable the distribution licensees to procure solar and wind power at competitive rates in a cost-effective manner. These Guidelines have been issued under the provisions of Section 63 of the Electricity Act for long term procurement of electricity, determined through the competitive bidding process, by the procurers, the distribution licensees, or the authorized representatives(s), or an intermediary procurer from grid-connected Solar PV Power Projects or grid-connected Wind Power Projects having size of 5 MW and above or 5 MW and above for intra-state projects 50 MW and above for inter-state projects, respectively.

Guidelines for Tariff Based Competitive Bidding Process for Procurement of Power from Grid Connected Wind Solar Hybrid Projects

The Ministry of New and Renewable Energy has issued guidelines on October 14, 2020 (“Competitive Bidding Guidelines”), as amended, for ensuring availability of renewable energy to DISCOMs at competitive rates. The objective for the Competitive Bidding Guidelines is to provide a framework for procurement of electricity from interstate transmission system (“ISTS”) grid connected wind-solar hybrid power projects through a transparent process of bidding. These Competitive Bidding Guidelines have been issued under the provisions of Section 63 of the Electricity Act, 2003. It states that individual minimum size of project allowed is 50 MW at one site and a single bidder cannot bid for less than 50 MW. Further, the rated power capacity of one resource (wind or solar) shall be at least 33% of the total contracted capacity. The Solar Energy Corporation of India (“SECI”) will be the nodal agency for implementation of these Competitive Bidding Guidelines. The bidders may avail fiscal and financial incentives available for such projects as per prevailing conditions and rules, and the same may be disclosed by the SECI in the request for selection document.

Guidelines for Tariff Based Competitive Bidding Process for Procurement of Power from Grid Connected Renewable Energy Power Projects

The Ministry of Power has notified guidelines on August 26, 2022, with the aim: (i) to promote competitive procurement of electricity from renewable energy power plants, by thermal/hydro generators for utilization under flexibility scheme for scheduling of thermal/hydro power stations through bundling with renewable energy and storage power, to reduce emission; (ii) to facilitate transparency and fairness in procurement processes; and (iii) to provide standardization and uniformity in processes and a risk-sharing framework between various stakeholders, involved in the renewable energy power procurement under flexibility scheme, thereby encouraging investments, enhanced bankability of the projects and profitability for the investors. The process aims to enhance transparency throughout the process of bid documentation, obtaining clearances such as environmental and forest clearances, preparation of site including identification of land which is indicatively available for at least 25% at the time of bidding and possessed up to 90% within one month of execution of the power purchase agreement.

Guidelines for Tariff Based Competitive Bidding Process for Procurement of Round-The Clock Power from Grid Connected Renewable Energy Power Projects, complemented with Power from any other source or storage.

The Ministry of Power has issued guidelines on July 22, 2020 as amended on November 3, 2020, February 5, 2021, February 3, 2022 and August 26, 2022 to enable procurement of round-the-clock power by distribution companies from grid- connected renewable energy power projects, complemented with power from any source or storage, through tariff based competitive bidding process, and to facilitate addition to renewable energy capacity and fulfillment of renewable power obligation requirements of distribution companies. Pursuant to these guidelines, the

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renewable energy component generated under this program is eligible for renewable purchase obligation compliance. Further, the amendment dated February 5, 2021 has made it mandatory to include force majeure clauses in the PPAs as per the industry standards. Furthermore, the amendment dated August 26, 2022 provided, among other things, that: (i) the provisions for ‘Change in Law’shall be in accordance with the Electricity (Timely Recovery of Costs due to Change in Law) Rules, 2021 notified by Ministry of Power vide notification dated October 22, 2021; and (ii) in case of project components being located at multiple locations, and if one of such components (wind or solar PV) is ready for injection of power into the grid, but the remaining component is unable to get commissioned, the generator will be allowed for commissioning of such component which is ready outside the ambit of PPA, with first right of refusal for such power being vested with the end procurer. Subsequent to refusal of such power by the end procurer, the right of refusal shall vest with the intermediary procurer. In case the procurer/intermediary procurer decides to buy such discrete component(s) power outside the PPA, such power shall be purchased at 50% of the PPA Tariff/weighted average levelized tariff for the applicable contract year.

Central Electricity Regulatory Commission (Terms and Conditions of Tariff Determination from Renewable Energy Sources) Regulations, 2020

CERC notified the Central Electricity Regulatory Commission (Terms and Conditions of Tariff Determination from Renewable Energy Sources) Regulations, 2020 (“Tariff Regulations 2020”) on June 23, 2020. These regulations came into force from July 1, 2020 and shall remain effective till September 30, 2023, unless reviewed earlier or extended by CERC. Under the Tariff Regulations 2020, CERC has specified certain parameters for determination of tariff for new sources of renewable energy such as floating solar project, renewable hybrid energy project and renewable energy project with storage in addition to those covered in past tariff regulations. In case of renewable energy projects for which generic tariff has to be determined as per these regulations, it will be done through a tariff order at least one month before the commencement of the year for each year of the control period, which is from July 2020 to September 2023. The other tariff which is project specific, shall be determined by the CERC on a case to case basis for, amongst others, solar PV power projects, floating solar projects, solar thermal power projects, wind power projects, renewable hybrid energy projects and renewable energy with storage projects.

National Electricity Policy, 2005

The Indian Government notified the National Electricity Policy, as amended (“NEP”) on February 12, 2005, under Section 3 of the Electricity Act. The key objectives of the NEP, amongst other things are, stipulating guidelines for accelerated development of the power sector, providing supply of electricity to all areas and protecting interests of consumers and other stakeholders, keeping in view availability of energy resources, technology available to exploit these resources, economics of generation using different resources and energy security issues.

Further, NEP emphasizes the need to promote generation of electricity based on non-conventional sources of energy. The NEP provides that SERCs should specify appropriate tariffs to promote renewable energy (until renewable energy power projects relying on non-conventional technologies can compete within the competitive bidding system). SERCs are required to specify percentages of the total consumption of electricity in the area of a distribution licensee that progressively increase the share of electricity generated from renewable sources. Furthermore, the NEP provides that such purchase of electricity by distribution companies should be through competitive bidding.

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The Government of India has released draft of National Electricity Policy, 2021 and sought comments from the stakeholders. Once implemented, the draft National Electricity Policy aims at achieving the following objectives, among others: (a) promotion of clean and sustainable generation of electricity; (b) development of adequate and efficient transmission systems; (c) revitalization of DISCOMs; (d) development of efficient markets for electricity; (e) supply of reliable and quality power in line with specified standards in an efficient manner; (f) move towards light-touch regulation; and (g) promotion of manufacturing goods and services in India in the generation, transmission and distribution segments of the power sector under the Make in India initiative and Atmanirbhar Bharat Abhiyan (self-reliance scheme).

Central Electricity Regulatory Commission (Indian Electricity Grid Code) Regulations, 2023 (“2023 Grid Code”)

The 2023 Grid Code, which came into force from October 1, 2023, repealed and replaced the Central Electricity Regulatory Commission (Indian Electricity Grid Code) Regulations, 2010. The 2023 Grid Code lays down the provisions regarding the roles, functions and responsibilities of the concerned statutory bodies, generating companies, licensees, and any other persons connected with the operation of the power systems within the statutory framework envisaged in the Electricity Act and the rules and notifications issued by the central government. Further, the 2023 Grid Code contains extensive provisions pertaining to, inter alia, (a) reliability and adequacy of resources; (b) technical and design criteria for connectivity to the grid including integration of new elements, trial operation and declaration of commercial operation of generating stations and inter-State transmission systems; (c) protection setting and performance monitoring of the protection systems including protection audit; (d) operational requirements and technical capabilities for secure and reliable grid operation including load generation balance, outage planning and system operation; (e) unit commitment, scheduling and despatch criteria for physical delivery of electricity; (f) integration of renewables; (g) ancillary services and reserves; and (g) cyber security.

Guidelines for Development of Onshore Wind Power Projects, 2016, (“MNRE Guidelines”)

The Ministry of New and Renewable Energy, (“MNRE”) initially issued guidelines for orderly growth of the wind power sector, which were subsequently revised from time to time. These guidelines aim to facilitate the development of wind power projects in an efficient and cost-effective manner.

Revised Guidelines for Wind Power Projects (“Wind Power Guidelines”)

To ensure quality of wind farm projects and equipment, MNRE introduced the Wind Power Guidelines which were revised and addressed to the erstwhile State Electricity Boards, state nodal agencies and financial institutions such as Indian Renewable Energy Development Agency Limited. The Wind Power Guidelines provide for, inter alia, proper planning, selection of quality equipment and implementation, performance and monitoring of wind power projects.

Renewable Purchase Obligations

The Electricity Act promotes the development of renewable sources of energy by requiring the SERCs to ensure grid connectivity and the sale of electricity generated from renewable sources. In addition, the Electricity Act and the Tariff Policy require the SERCs to specify, for the purchase of electricity from renewable sources, a percentage of the total consumption of electricity within the area of a distribution licensee, which are known as RPOs. RPOs are required to be met by obligated entities (distribution licensees, captive power plants and open access consumers) by purchasing renewable energy, either by renewable energy power producers such as the Group, or by purchasing renewable energy certificates, (“RECs”). In the event of default by an obligated entity in any financial year, the

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SERC may direct the obligated entity to pay a penalty or to deposit an amount determined by the relevant SERC, into a fund to be utilized for, among others, the purchase of RECs.

Generation Based Incentive Scheme (“GBI Scheme”)

To encourage generation from wind energy projects, MNRE notified the GBI Scheme for grid connected wind power projects on December 17, 2009 which is currently applicable to the wind power projects which were commissioned and registered under the GBI Scheme during period commencing from the date of the aforementioned notification and up to March 2017. GBIs under the GBI Scheme are available for the wind power projects selling electricity to the grid and captive wind power projects but exclude wind power projects that undertake third-party sales. Only those wind power projects which sell electricity at the tariff announced by SERCs and/or state governments are eligible for availing benefits under the GBI Scheme. The objective of the GBI Scheme is to (i) broaden the investor base; (ii) incentivize actual generation with the help of generation/outcome based incentives; and (iii) facilitating entry of large independent power producers and foreign direct investment in the Indian wind power sector. Under the GBI Scheme, generation-based incentives are available for a minimum period of four years and maximum period of 10 years.

Ujwal Discom Assurance Yojana (“UDAY”)

UDAY is a scheme formulated by the Ministry of Power, Government of India, vide Office Memorandum dated November 20, 2015. It provides for the financial turnaround and revival of Power Distribution companies, (“DISCOMs”). The scheme is applicable only to state-owned DISCOMs including combined generation, transmission, and distribution undertakings.

The various state governments, their respective DISCOMs and the Government of India have entered into agreements which stipulate responsibilities of the entities towards achieving the operational and financial milestones under the scheme. One of the features of this scheme is that the States have agreed to take over 75% of the debt of the DISCOMs as of September 30, 2015 over a period of two years-50% of the DISCOM debt in 2015-16 and 25% in 2016-17 as per the mechanism provided for in the scheme.

National Solar Mission (“NSM”)

NSM was approved by the Government of India on November 19, 2009 and launched on January 11, 2010. The target for solar deployment was enhanced to 100 GW of solar power in India by 2022. The target principally comprises 40 GW rooftop solar power projects and 60 GW large and medium scale grid connected solar power projects. In addition, the Government of India on March 22, 2017 sanctioned the implementation of a scheme to enhance the capacity of solar parks from 20,000 MW to 40,000 MW for setting up at least 50 solar parks each with a capacity of 500 MW and above by 2019-2020, which was further extended to 2021-2022.

Central Electricity Regulatory Commission (Open Access in Inter-State Transmission) Regulations, 2008 (“CERC Open Access Regulations”)

The CERC Open Access Regulations, as amended from time to time, for inter-state transmission provide for a framework which not only facilitates traditional bilateral transactions (negotiated directly or through electricity traders), but also caters to collective transactions discovered in a power exchange through anonymous, simultaneous competitive bidding by sellers and buyers. Applicable to short term open access transactions up to one month at a time, the emphasis of the CERC Open Access Regulations is on scheduling rather than reservation to ensure that the request of an open access customer is included in the dispatch schedules released by RLDCs. Further, certain types of transmission services by payment of transmission charges (to be levied in Rupees per MWh) shall be available to

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open access customers based on the type of transactions, i.e., bilateral or collective. In addition to transmission charges, certain operating charges shall also be levied. The CERC Open Access Regulations enable entities connected to inter-state transmission as well as intra-state transmission and distribution systems to purchase power from a source other than the incumbent distribution licensee situated outside the relevant State. The CERC Open Access Regulations was last amended in December 2019, laying down procedure for scheduling of transaction in real-time market.

Central Electricity Regulatory Commission (Grant of Connectivity, Long-term Access and Medium-term Open Access in Inter-State Transmission and related matters) Regulations, 2009 (“CERC Connectivity & Access Regulations”)

The CERC Connectivity & Access Regulations, as amended from time to time, provide a framework for granting connectivity, medium and long-term access to the inter-state transmission system, (“ISTS”). Any power generating station, including a captive generating plant or a bulk consumer, is authorized to seek connectivity, medium and long-term access to the IS TS in accordance with the provisions made under these Regulations. CERC Connectivity & Access Regulations identifies Central Transmission Utility (“CTU”) as the nodal agency for grant of connectivity. With respect to medium and long-term access to ISTS, CTU is mandated to frame procedures concurrent to the CERC Connectivity & Access Regulations covering all the aspects as envisaged in the CERC Connectivity & Access Regulations in detail. For grant of connectivity, wind and solar based projects are treated differently by CERC Connectivity & Access Regulations, as a separate set of procedures is framed for wind and solar projects safeguarding the interests of renewable energy projects and the transmission system owner.

Central Electricity Regulatory Commission (Sharing of Inter-State Transmission Charges and Losses) Regulations, 2020 (“CERC Transmission Charges Regulations 2020”)

The CERC Transmission Charges Regulations 2020, as amended on February 7, 2023, provides a framework for sharing of charges among the entities for use ISTS network. As per the CERC Transmission Charges Regulations 2020, transmission charges and losses for the use of IS TS are not applicable for solar power-based projects whose useful life has been commissioned during the period from July 1, 2011 to June 30, 2023 and for wind power-based projects whose useful life has been commissioned during the period from July 1, 2017 to June 30, 2023. The CERC Transmission Charges Regulations 2020 has come into force from November 1, 2020 and has superseded the CERC Transmission Charges Regulations 2010. The CERC Transmission Charges Regulations 2020 accorded IS TS transmission charges waiver to wind, solar and hydro projects as follows:

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REGS or RHGS based on wind or solar sources or hydro PSP ESS which have declared commercial operation up to June 30, 2025 shall be considered for waiver of transmission charges. for a period of 25 years from date of COD;
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Battery ESS charged with REGS or RHGS based on wind or solar sources which have declared commercial operation up to June 30, 2025 shall be considered for waiver of transmission charges for a period of 12 years from date of COD;
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Hydro generating station where: (a) PPAs are signed on or after December 1, 2022 but on or before June 30, 2025; and (b) construction work is awarded on or before June 30, 2025 shall be considered for waiver of transmission charges under the CERC Transmission Charges Regulations 2020, for a period of 18 years from the date of COD of the hydro generating station post June 30, 2025; and
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ISTS charges shall be levied in a staggered manner with annual increments of 25% post June 30, 2025.

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Central Electricity Regulatory Commission (Deviation settlement Mechanism and related matters) Regulations, 2022 (“F&S Regulations”)

The CERC in these regulations, as amended from time to time, has laid down rules guidelines and standards for maintaining grid discipline and grid security as envisaged under the Grid Code through the commercial mechanism for Deviation Settlement through withdrawal and injection of electricity by the users of the grid including wind and solar based plants connected to an interstate transmission network. The wind and solar generators connected to interstate transmission networks are required to provide a daily 15 minutes’ time block wise generation schedule. The schedule may be revised by giving advance notice to the relevant Regional Load Despatch Centre. Any deviations between actual generation with respect to the schedule generation in the 15‑minute time block is liable to attract commercial charges as per the formula prescribed in the F&S Regulations.

Electricity (Timely Recovery of Costs due to Change in Law) Rules, 2021 (“Change in Law Rules”)

The Change in Law Rules, provide the mechanism for adjustment and recovery of monthly tariff or charges upon the occurrence of a change in law (such as change in any domestic tax including duty, levy, cess, or charges as specified under the Change in Law Rules), for the compensation of the affected party to restore such affected party to the same economic position as if such change in law had not occurred. Change in law, as per the Change in Law Rules, unless otherwise defined in the relevant agreement means, any enactment or amendment or repeal of any law, made after the determination of tariff under the Electricity Act, 2003, leading to corresponding changes in the cost requiring change in tariff. Where the relevant agreement does not lay down a formula for calculation of the amount of the impact of a change in law to be adjusted and recovered, such impact shall be calculated in accordance with the formula provided in the Change in Law Rules, which is based on, inter alia, the estimated monthly electricity generation, contracted capacity of the power plant as per the agreement, normative plant load factor and capacity utilization factor. The generating company or transmission licensee shall, within thirty days of the coming into effect of the recovery of impact of change in law, furnish all relevant documents along with the details of calculation for adjustment of the amount of the impact in the monthly tariff or charges to the appropriate commission, which shall verify the calculation and adjust the amount of impact within 60 days from the date of receipt of the relevant documents. After such adjustment, the generating company or transmission licensee, as the case may be, shall adjust the monthly tariff or charges annually based on actual amount recovered, to ensure that the payment to the affected party is not more than the yearly annuity amount. The Ministry of Power vide its circular dated February 21, 2022 clarified that this Change in Law Rules will be applicable on the events occurred on or after the date of notification of this Change in Law Rules.

Electricity (Promotion of Generation of Electricity from Must-Run Power Plant) Rules, 2021 (“Must-Run Rules”)

Under the Must-Run Rules, a wind, solar, wind-solar hybrid or hydro power plant (in case of excess water leading to spillage) or a power plant from any other sources, as may be notified by the appropriate government, which has entered into an agreement to sell electricity to any person, shall be treated as a ‘must-run power plant’. A must-run power plant shall not be subjected to curtailment or regulation of generation or supply of electricity on account of merit order dispatch or any other commercial consideration, except in the event of technical constraint in the electricity grid or for reasons of security of the electricity grid. In the event of a curtailment of supply from a must-run power plant, compensation shall be payable by the procurer to the must-run power plant at the rates specified in the agreement for purchase or supply of electricity. In the event of any technical constraint in the electricity grid or for reasons of security of the electricity grid, where procurer gives the notice for curtailment to the must-run power plant in advance, the must-run power plant shall sell the electricity not scheduled by the procurer in the power exchange. The amount realized by such must-run power plant from such sale of electricity in a power exchange, after deducting actual expenses paid for the sale in the power exchange, if any, shall be adjusted against the compensation

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payable by the procurer. Any deficit in realization of amount, with respect to the compensation shall be paid by the procurer on monthly basis. The final adjustment of excess realization of amount, if any, shall be paid by the must-run power plant to the procurer within one month of the close to the financial year.

Electricity (Late Payment Surcharge) Rules, 2022 (“LPS Rules 2022”)

The LPS Rules 2022 was notified by the Ministry of Power on June 3, 2022. The LPS Rules 2022 are applicable for payments to be made in pursuance of power purchase agreements, power supply agreements and transmission service agreements, where tariff is determined under the Electricity Act, 2003, including such agreements which become effective before the LPS Rules 2022 came into force. The LPS Rules 2022 provide that late payment surcharge, that is, the charges payable by a distribution company to a generating company or electricity trader for power procured from it, or by a user of a transmission system to a transmission licensee on account of delay in payment of monthly charges beyond the due date, shall be payable on the payment outstanding after the due date at the base rate of late payment surcharge applicable for the period for the first month of default. The rate of late payment surcharge for the successive months of default shall increase by 0.5 percent for every month of delay provided that the late payment surcharge shall not be more than 3 percent higher than the base rate at any time and shall not be higher than the rate specified in the agreement for purchase or transmission of power. All payments by a distribution licensee to a generating company or a trading licensee for power procured from it or by a user of a transmission system to a transmission licensee shall be first adjusted towards late payment surcharge and thereafter, towards monthly charges, starting from the longest overdue bill. LPS Rules 2022 also provides for regulation of access to power in case of non-payment of dues within the specified time period. The over dues of prior period, i.e. up to June 3, 2022, shall be liquidated through equated monthly installments as per the provision of the LPS Rules 2022.

Electricity (Promoting Renewable Energy Through Green Energy Open Access) Rules, 2022 (“Green Energy Open Access Rules 2022”)

The Ministry of Power has notified the Green Energy Open Access Rules 2022 on June 6, 2022 in order to further accelerate renewable energy programs, with the objective of ensuring access to affordable, reliable, sustainable and green energy for all. The reduction of open access transaction limit from 1 MW to 100 kW and appropriate provisions for cross-subsidy surcharge, additional surcharge, standby charge, is expected to incentivize the common consumers to get green power at reasonable rates. Further, since the Green Energy Open Access Rules 2022 also address other issues that have hindered the growth of open access, the common consumers can now get access to renewable energy power easily.

Central Electricity Regulatory Commission (Connectivity and General Network Access to the Inter-State Transmission System) Regulations, 2022 (“GNA Regulations”)

The CERC issued the GNA Regulations on June 7, 2022. The GNA Regulations replace the CERC (Grant of Connectivity, Long-Term Access and Medium-Term Open Access in Inter-State Transmission and Related Matters) Regulations, 2009 (the “CERC Regulations 2009”) as and when implemented fully. The GNA Regulations seek to replace pre-determined point-to-point transmission access by enabling both access or drawal on the entire transmission corridor in a way that it provides generators and procurers the flexibility of both injection and drawal.

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The GNA Regulations provide general network access, allowing generators to connect to and evacuate power through the inter-state transmission system without designating the location of the offtaker. The GNA Regulations also allow planning by enabling flexible, non-discriminatory open access.

Unlike the present ISTS open access system where generators are required to identify a consumer prior to grant of open access, GNA provides flexibility to the generators by providing them with open access rights without having to specify the injection point and drawal point.

The GNA Regulations also contemplate grant of temporary GNA (“T-GNA”), which is akin to the concept of short-term open access. T-GNA is an open access right provided to an eligible buying entity for any duration from one time block and up to 11 months. T-GNA is to be applied and processed through a single window electronic platform, i.e. the national open access registry. As is the case with short-term open access, T-GNA will be granted for the available surplus capacity in IS TS after allocation towards GNA.

Renewable Energy Certificates (“RECs”)

The CERC notified the Central Electricity Regulatory Commission (Terms and Conditions for Recognition and Issuance of Renewable Energy Certificate for Renewable Energy Generation) Regulations, 2010 (“REC Regulations”) on January 14, 2010 and the same was amended on September 29, 2010, July 10, 2013, December 30, 2014 and March 28, 2016. The REC Regulations aim at the development of markets for power from non-conventional energy sources by issuance of transferable and saleable credit certificates. The REC Regulations facilitate fungibility and inter-state transaction of renewable energy with least cost and technicality involved. The CERC has nominated the National Load Despatch Centre as the central agency to perform the functions, including, inter alia, registration of eligible entities, issuance of certificates, maintaining and settling accounts in respect of certificates, acting as repository of transactions in certificates and such other functions incidental to the implementation of REC mechanism as may be assigned by the CERC. The REC mechanism provides a market-based instrument which can be traded freely and provides means for fulfillment of RPOs by the distribution utilities/consumers.

Central Electricity Regulatory Commission (Terms and Conditions for Renewable Energy Certificates for Renewable Energy Generation) Regulations, 2022

According to these regulations, renewable energy generating stations, captive generating stations based on renewable energy sources, distribution licensees, and open access consumers shall be eligible to issue renewable energy certificates.

The national load dispatch center has been designated as the agency to implement these regulations. These regulations stipulate details for grant of accreditation, issuance, exchange, redemption, denomination, pricing and validity for certificates. CERC has also introduced certificate multiplier for renewable energy generating station, hydro, municipal solid waste, non-fossil fuel-based cogeneration, biomass and biofuel. Certificate multipliers, once assigned to a renewable energy generating station, shall remain valid for 15 years.

National Wind-Solar Hybrid Policy, (“Hybrid Policy”)

MNRE announced the Hybrid Policy on May 14, 2018, with an aim to encourage renewable power generation and promote new projects as well as hybridization of the existing wind and solar projects. The policy was amended on August 13, 2018. The main objective of the Hybrid Policy is to provide a framework for promotion of large grid connected wind-solar photovoltaic hybrid systems for optimal and efficient utilization of transmission infrastructure and land, reducing the variability in renewable power generation and achieving better grid stability.

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The implementation of wind solar hybrid systems will be/was on the basis of different configurations and use of technology. The Hybrid Policy mandates the Central Electricity Authority and the CERC to formulate necessary standards and regulations for wind-solar hybrid systems.

Guidelines for Tariff Based Competitive Bidding Process for procurement of power from Grid Connected Wind Solar Hybrid Projects, 2020, (“Hybrid Projects Guidelines”)

Pursuant to the Hybrid Policy, a scheme was introduced on May 25, 2018 for setting up of 2500 MW of wind-solar hybrid power projects at a tariff discovered through competitive bidding. The Hybrid Projects Guidelines dated October 14, 2020, as amended, issued by MNRE provides a framework for procurement of electricity from ISTS grid connected wind-solar hybrid power projects and facilitates transparency and fairness in procurement processes. Further, power purchase agreements, (“PPAs”) entered into pursuant to these guidelines shall not have a term lesser than 25 years from the COD. These Guidelines have been issued under the provisions of Section 63 of the Electricity Act for long term procurement of electricity, determined through the competitive bidding process, by the procurers, the distribution licensees or an intermediary procurer from Inter State Transmission State grid-connected wind-solar hybrid power projects having individual size of 50 MW and above at one site with minimum bid capacity of 50 MW. The Hybrid Projects Guidelines as amended on March 9, 2022 and November 2, 2022, provided that where the distribution licensee, authorizes any agency to carry out the tendering/bidding process on its behalf then the agency will be responsible for fulfilling all the obligations imposed on the procurer during the bidding phase, in accordance with these Guidelines.

Revamped Distribution Sector Scheme: A Reforms based and Results linked Scheme (“Revamp Distribution Scheme”)

The Revamp Distribution Scheme has been formulated with the objective of improving the quality and reliability of power supply to consumers through a financially sustainable and operationally efficient distribution sector. It aims to reduce the aggregate technical and commercial (“AT&C”) losses to pan-India levels of 12-15% and ACS-ARR gaps (i.e., the gap between the average cost of supply and the average revenue realized) to zero by 2024-25. To avail funding under the Revamp Distribution Scheme, an eligible DISCOM is required to prepare an action plan for strengthening their distribution system and improving its performance by way of various reform measures, which would result in an improvement in their operational efficiency and financial viability as well as improve the quality and reliability of power supply to the consumers.

Guidelines for Encouraging Competition in Development of Transmission Projects and Tariff based Competitive-bidding Guidelines for Transmission Service, 2021

The MoP and the GoI issued the Guidelines for Encouraging Competition in Development of Transmission Projects (“CDTP Guidelines”) and the Tariff based Competitive-bidding Guidelines for Transmission Service on August 10, 2021 (“TBCB Guidelines”), framed under the provisions of Section 63 of the Electricity Act in order to facilitate the smooth and rapid development of transmission capacity in the country as envisaged in the NEP and the NTP such that inter state/intra state transmission projects, other than those exempted by the GoI are implemented through tariff based competitive bidding. The CDTP Guidelines provides for the preparation of (a) perspective plan for fifteen years, (b) short term plan for five years, both collectively being a part of the National Electricity Plan by the Central Electricity Authority and (c) a network plan prepared by the Central Transmission Utility based upon the National Electricity Plan prepared in accordance with the NEP which will be reviewed and updated as and when required but not later than once a year. Information will be made available to the stakeholders regarding new projects and the respective technical and other specifications for the purpose of project formulation and for enabling competitive bidding to take place. In addition, the selection of developers for identified projects would be through tariff based

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competitive bidding through e-reverse bidding for transmission services according to the TBCB Guidelines. Additionally, the nodal agency shall appoint an independent engineer during the construction phase in accordance with the framework prescribed in the CDTP Guidelines.

The TBCB Guidelines apply to the procurement of transmission services for the transmission of electricity through tariff-based competitive bidding. The TBCB Guidelines aim at facilitating competition through wider participation in providing transmission services and tariff determination through a process of tariff-based bidding.

The TBCB Guidelines provide that a Bid Process Coordinator (“BPC”) would be responsible for conducting the bid process for the procurement of the required transmission services for inter-state and intra-state transmission projects to be implemented under the tariff-based competitive bidding process prescribed. For the procurement of transmission services, the BPC shall adopt a single stage two envelope tender process featuring the requirement of a request for proposal with the preparation of bid documents as per the prescribed requirements. The initial price offer submitted online with the request for proposal will be evaluated based on annual transmission charged for all components covered under the package as quoted by the bidder. The bidders will undertake in the prescribed e-reverse bidding process with the minimum of two qualified bidders.

On selection of the bidder and issue of letter of intent from the BPC, the selected bidder shall execute the share purchase agreement to acquire the special purpose vehicle created for the project to become the transmission service provider in accordance with the bid made and consequently execute the transmission service agreement in accordance with the TBCB Guidelines. The transmission service provider shall accordingly be required to make an application for the grant of a transmission license to the appropriate commission within five working days from the date of execution of the share purchase agreement for the acquisition of the special purpose vehicle.

Approved Models and Manufacturers of Solar Photovoltiac Modules (Requirements for Compulsory Registration) order 2019 (“ALMM Order”)

The GoI has introduced a list of approved module suppliers, only who will be eligible to supply modules to project developers selected to develop solar projects in Government projects, Government assisted projects, projects under Government schemes and programs, open access, net-metering projects, installed in the country, including specified projects set up for sale of electricity to the Government, through the competitive bidding process. The GoI decided to include open access and net-metering projects also to source modules only from the approved vendors, effective from October 1, 2022. Further, the Ministry of New and Renewable Energy vide its office memorandum dated March 10, 2023 stated that projects commissioned by March 31, 2024 will be exempted from the requirement of procuring solar photovoltaic modules from list of approved module suppliers. After this exemption period ends, our input costs may be affected.

Integrated Day Ahead Market

Pursuant to a notification dated March 24, 2021, the Ministry of Power, India, an integrated day-ahead market (“Integrated DAM”), is expected to be launched at the power exchanges with separate price formation for power generated from renewable energy and conventional power. According to this notification, the proposed market structure should allow the buyer to meet the RPO target by dire power from the exchange. The notification is proposed to be implemented by June 30, 2021.

State Level Policies, Guidelines for Promotion and Establishment of Renewable Energy Projects

In addition, projects developed by the SPVs in various states are subject to state level policies. Various states in India have from time to time announced administrative policies and regulations in relation to solar and wind power projects and related matters. Typically, these state policies are framed by nodal agencies responsible for development of

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renewable energy and energy conservation in the respective states. These policies provide for, among others, the incentives of setting up of wind and/or solar power projects in the relevant states, procedures and approvals required for setting up of wind and solar power projects within the state, regulation of grid integration, connectivity and security, and tariff determination. These state-specific policies and regulations have material effects on our business as PPAs between project developers and state offtakers are entered into in accordance with the applicable state policies and regulations. Accordingly, these PPAs are standard form contracts and the project developers have no flexibility in negotiating the terms of the PPAs. The majority of our solar power plant generation occurs in States of Karnataka, Madhya Pradesh, Andhra Pradesh, Gujarat and Maharashtra. Some key regulations applicable in these states are described below.

Rajasthan

The Rajasthan Renewable Energy Corporation Limited is the nodal agency responsible for promoting and developing renewable energy in the state of Rajasthan.

The Government of Rajasthan notified the Rajasthan Wind and Hybrid Energy Policy, 2019 which came into effect from December 18, 2019 and will remain in force until superseded by another policy. The Rajasthan Wind and Hybrid Energy Policy, 2019 is aimed at achieving 2,000 MW of wind power capacity and 3,500 MW of wind-solar hybrid power projects in Rajasthan by 2024-25. In addition, this policy also aims to promote development of wind and wind-solar hybrid power projects aimed at captive consumption and sale to third parties within and outside Rajasthan, and further enable fulfillment of the RPO of the distribution companies (as determined by the Rajasthan Electricity Regulatory Commission).

The Government of Rajasthan has formulated the Rajasthan Solar Energy Policy, 2019 which has come into effect on December 18, 2019 and will remain in force until superseded or modified by another policy. The Rajasthan Solar Energy Policy, 2019 aims for the state of Rajasthan to be a major contributor for achieving the national target of 100 GW capacity of solar energy as a part of the global commitment. All such power projects have been considered to be eligible industries under schemes administered by the Industries Department of Government of Rajasthan.

The Government of Rajasthan has formulated the Rajasthan Solar Energy Policy, 2023 which has come into effect on October 6, 2023, and will remain in force until superseded by another policy. The Rajasthan Solar Energy Policy, 2023 aims for the state of Rajasthan to be a major contributor for achieving the national target of 500 GW Renewable Power Projects up to 2029-30 in the state. All such power projects have been considered to be eligible industry unit by Industries Department of Government of Rajasthan.

The Rajasthan Electricity Regulatory Commission (Forecasting, Scheduling, Deviation Settlement and Related Matters of Solar and Wind Generation Sources) 2017, as amended (“RERC Forecasting Regulations”) were notified with an aim to facilitate large scale grid integration of wind and solar projects while maintaining grid security, reliability and security as envisaged under the grid code through forecasting, scheduling and commercial mechanisms for settlement of deviations for wind and solar projects.

Karnataka

The Karnataka Renewable Energy Development Limited is the agency responsible for promoting and developing renewable energy in the state of Karnataka. The state government of Karnataka has formulated the Karnataka Renewable Energy Policy 2022-2027, as amended (“Karnataka RE Policy”) which will remain in effect for a period of 5 years or until new policy is announced. The Karnataka RE Policy, as amended, aims to harness a minimum of 10 GW by 2027 in multiple phases. To advance the development of renewable energy markets and to stimulate the sustainable economic growth through green investments in the state, the Karnataka RE Policy focuses on development of key markets in the state of Karnataka. The Karnataka RE Policy provides incentives w.r.t energy sale, incentive as per industrial policy.

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The Karnataka Electricity Regulatory Commission (Forecasting, Scheduling, Deviation settlement and related matters for Wind and Solar Generation sources) 2015, as amended on December 13, 2022, (“KERC DSM Regulations”) were notified with an aim to facilitate large scale grid integration of wind and solar projects while maintaining grid security, reliability and security as envisaged under the grid code through forecasting, scheduling and commercial mechanisms for settlement of deviations for wind and solar projects. All wind and solar generating stations with installed capacity of 10 MW and above and 5 MW and above, respectively, fall under the purview of KERC DSM Regulations. Wind and solar power generators connected to the state grid forecast and schedule their power generation on a week ahead, day ahead and intra-day basis. The schedule by wind and solar generators may be revised by giving advance notice to the relevant State Load Despatch Centre. Depending upon the degree of variation from the schedule provided and actual generation in 15 minutes time block basis, wind and solar generators are liable to pay/receive the charges for deviations as per the formula prescribed under the KERC DSM Regulations.

Madhya Pradesh

The New and Renewable Energy Department of the Government of Madhya Pradesh is the nodal agency responsible for implementing various programs and policies of the Government of India and the Government of Madhya Pradesh for the renewable energy sector.

The Government of Madhya Pradesh implemented the Madhya Pradesh Renewable Energy Policy 2022, as amended from time to time (“MP RE Policy”). The MP RE Policy shall remain in operation for a period of five years from the date of notification in the Madhya Pradesh state gazette or until a new policy is notified by the state government. The MP RE Policy aims to develop the state into a renewable energy hub with a focus on creation of renewable energy equipment manufacturing eco-system, facilitate large scale adoption and deployment of renewable energy in the state, facilitate the design, development and operationalization of new and innovative technologies and procurement approaches which promote design and deployment of new technologies in the renewable energy, renewable energy hybrid and energy storage space in order to provide reliable and schedulable power at more cost competitive rates. Under this policy, certain incentives have been proposed to be granted including, providing an exemption for 10 years from payment of electricity duty, and reimbursement of stamp duty, government land and on wheeling charges.

The Madhya Pradesh Electricity Regulatory Commission (Forecasting, Scheduling, Deviation Settlement Mechanism and Related Matters of Wind and Solar Generating stations) Regulations, 2018, as amended (“MPERC Forecasting Regulations”) were notified with an aim to facilitate grid integration of wind and solar energy generated in Madhya Pradesh while maintaining grid stability and security as envisaged under the State Grid Code and the Electricity Act, through forecasting, scheduling and a mechanism for the settlement of deviations by wind and solar based generators.

Andhra Pradesh

The New and Renewable Energy Development Corporation of Andhra Pradesh Limited is the agency responsible for promoting and developing renewable energy in the state of Andhra Pradesh. The Government of Andhra Pradesh has issued the Andhra Pradesh Wind Power Policy, 2018, as amended (“AP Wind Policy 2018”) The AP Wind Policy 2018 seeks to achieve capacity addition through wind power in the next five years in Andhra Pradesh. The main objectives of the AP Wind Policy 2018 are to encourage and develop wind power energy generation in Andhra Pradesh in order to garner investments for setting up manufacturing facilities and attracting private investment for establishment of large wind power projects. The AP Wind Policy 2018 will remain applicable until 2023, and wind power projects commissioned under the AP Wind Policy 2018 will be eligible for incentives for a period of 10 years from the date of commissioning.

The Government of Andhra Pradesh has issued Andhra Pradesh Solar Power Policy, 2018, as amended (“AP Solar Policy 2018”) on January 3, 2019 superseding the Andhra Pradesh Solar Power Policy, 2015 due to the current trend of falling solar prices. Pursuant to AP Solar Policy 2018, the state government aims to achieve an addition to solar

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power capacity of minimum 5,000 MW in the next five years. The AP Solar Policy 2018 will remain applicable until 2023. The key incentives under this policy include deemed industry status for power generators under this policy and exemption from obtaining pollution control no-objection certificates; projects set up under state government solar parks are exempted from obtaining registration from the nodal agency.

The Andhra Pradesh Electricity Regulatory Commission Forecasting, Scheduling and Deviation Settlement of Solar and Wind Generation Regulations, 2017 (“AP Forecasting Regulations”) apply to every wind and solar energy generator in Andhra Pradesh connected to the transmission network of the Transmission Corporation of Andhra Pradesh and/or the distribution network of the DISCOMs (including those connected through pooling stations) and supplying power to DISCOMs or to third parties through open access or for captive consumption through open access, and selling power within or outside the state.

Gujarat

The Gujarat Wind Power Policy 2016, as amended (“Gujarat Wind Policy”) was notified on August 2, 2016 and will remain in force until June 30, 2021. The Government of Gujarat in continuation of previous notifications and vide notification dated March 31, 2023, has extended the Gujarat Wind Policy till September 30, 2023 or till announcement of new policy whichever is earlier. The aim of the Gujarat Wind Policy has been to promote generation of power from clean and green sources of energy and to entail a more conducive investment framework in order to encourage more private sector participation for development of wind power projects. The Gujarat Energy Development Agency is the nodal agency for implementation of the Gujarat Wind Power Policy. Under the Gujarat Wind Policy, wind projects installed and commissioned during the operative period shall become eligible for the benefits and incentives declared under the policy for a period of 25 years from their date of commissioning or for the lifespan of the projects, whichever is earlier. The Gujarat Wind Power Policy imposes an obligation on every distribution licensee to purchase electricity from renewable sources in accordance with the relevant Gujarat Electricity Regulatory Commission orders.

The Gujarat Wind-Solar Hybrid Power Policy 2018, as amended (“Gujarat WSH Policy”) was notified on June 20, 2018 and will remain in force until June 19, 2023. Gujarat WSH Policy aims to provide framework for promotion of large grid connected wind solar hybrid system for optimal and efficient utilization of transmission infrastructure, achieving grid stability and promote integration of emerging technologies like energy storage systems. The Gujarat Energy Development Agency is the nodal agency for implementation of the Gujarat WSH Policy. Under the Gujarat WSH Policy, projects installed and commissioned during the operative period shall become eligible for the benefits and incentives declared under the policy for a period of 25 years from their date of commissioning or for the lifespan of the projects, whichever is earlier.

The Gujarat Electricity Regulatory Commission (Forecasting, Scheduling, Deviation Settlement and Related Matters for Solar and Wind Generation Sources) Regulations, 2019 apply to every wind and solar power generator having combined installed capacity of 1 MW and above and connected to the state grid, whether independently or through pooling substations, and generating power whether for self-consumption or for sale within or outside the state.

The state government has also announced Gujarat Solar Power Policy, 2021 on December 29, 2020 to align the solar power policy generation in the state with expansion of India’s solar power generation goals. This policy shall remain effective until December 31, 2025 and all the solar power systems installed and commissioned during the period of this policy are entitled to the incentives offered under this policy for a period of 25 years from the date of commissioning. The key incentives offered under this policy include removal of restrictions on installed capacity, offering of power at pre-fixed prices by the self-owned systems, no transmission and wheeling charges exemption from cross subsidy and additional surcharges.

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Telangana

The Telangana State Renewable Energy Development Corporation Limited is the nodal agency responsible for promoting and developing renewable energy in the state of Telangana. The state government has issued Telangana Solar Power Policy 2015 to realize and harness the potential of solar power of the state and contributing long-term energy security to the state. This policy was effective for five years. The policy aims to incentivize usage of solar energy to generate electricity in the form of exempting electricity duty, 100% refund of VAT/SGST for all the solar power project inputs for a period of 5 years, and 100% refund of stamp duty for land purchased for development of solar power project. All solar projects that are commissioned during the operative period shall be eligible for the incentives declared under this policy, for a period of ten (10) years from the date of commissioning or as specified.

The state government has also issued a Draft Wind Power Policy 2016 in order to harness the potential to generate wind power of the state by promoting public as well as private investment in wind power generation in the state, further contributing to long-term energy of the state by combining renewable with thermal power generation. Through this policy, the state government aims to generate power through wind energy through, inter alia, forming a wind policy cell for a single window clearance of applications, exempting the ceiling limit of Telangana Land Reforms (Ceiling on Agricultural Holdings) Act, 1973, exempting wheeling and transmission charges for captive use of power within the state, exempting electricity duty, refunding of VAT/SGST for a period of five (5) years and refund of stamp duty for the land purchased for wind power projects.

The Telangana State Electricity Regulatory Commission (Forecasting, Scheduling, Deviation Settlement and Related Matters of Solar and Wind Generation sources) 2018 apply to all wind and solar generators in Telangana connected to the intra state transmission system. These Regulations aim to facilitate integration of solar and wind generating stations while maintaining the stability of the grid.

Maharashtra

The Maharashtra Energy Development Agency is the nodal agency for promoting and developing the renewable energy in the state of Maharashtra. The state government has issued a Comprehensive Policy for Grid connected Power Projects based on New and Renewable (Non-conventional) Energy Sources on July 20, 2015 to generate and promote electricity from projects based on renewable energy sources including solar, wind, bagasse or biomass co-generation, small and hydro and from agriculture, mineral, bio-medical, industrial waste. The state government has also issued Unconventional Energy Generation policy in December 2020 to promote non-conventional source-based energy in the state. Pursuant to this policy, the state government intends to address power outage issues and pollution in the state due to rapid industrialization and urbanization.

In terms of this policy, a target for wind power projects of 5,000 MW was set, out of which 1,500 MW out of that would be developed for meeting renewable purchase obligation of distribution licensees. Such wind projects developed under this policy would be eligible to be registered as ‘industrial units’ with the industrial department of state government. Pursuant to this policy, solar power projects are provided with various incentives including (a) private land owners could give their own land on a lease or rental basis for developing solar power projects; (b) exemption from obtaining approval from the State Pollution Control Board; (c) granting of open access by distribution licensees to the project developers opting for captive use or for third-party sale and; (d) exemption from levy of electricity duty for the first ten (10) years for solar power projects established for captive use.

The Maharashtra Electricity Regulatory Commission (Forecasting, Scheduling and Deviation Settlement for Solar and Wind Generation) Regulations, 2018 (“MERC F&S Regulations”) apply to wind and solar energy generators in the state of Maharashtra connected to the intra-state transmission system and using the power generated for self-consumption or sale within or outside the State. In accordance with the MERC F&S Regulations, the power generators are required to pay a charge as specified in the MERC F&S Regulations for deviating from the generation specified in the schedule by State Load Despatch Centre from time to time. However, the Maharashtra Electricity Regulatory Commission, in its order dated August 12, 2020, has directed a working group to undertake a detailed

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scrutiny of computation of state periphery charges in the deviation settlement mechanism bills and has stated that it shall decide further course of action with respect to the collection of such charges.

Environmental Laws

The Central Pollution Control Board of India (“CPCB”) a statutory organization established in 1974 under the Ministry of Environment, Forest and Climate Change (“MoEF&CC”) is responsible for setting the standards for maintenance of clean air and water and providing technical services to the MoEF&CC.

CPCB has classified industrial sectors under the red, orange, green and white categories. The newly introduced white category pertains to those industrial sectors which are practically non-polluting, including solar power generation through photovoltaic cells, wind power projects of all capacities and mini hydroelectric power. In relation to the white category of industries, only intimation to the relevant State Pollution Control Board is required, and there is no requirement to obtain a consent to operate for this category. However, the pollution control laws in India are required to be adhered to subject to its applicability on the entities prescribed under the relevant legislations.

National Action Plan on Climate Change

The National Action Plan on Climate Change (“NAPCC”) issued by the Government of India in 2008 has recommended that the national renewable energy generation standard be set at 5% of total grid purchase and that it be increased by 1% each year for ten (10) years, with the option for the SERCs to set higher minimum percentages than 5%, to ensure that by 2020, 15% of the total power capacity is generated from renewable energy sources. NAPCC also recommends imposition of penalty under the Electricity Act in case of utilities falling short to meet their RPOs.

National Wind Mission

In order to boost electricity generation from on-shore and off-shore wind sources, ensure certainty for stakeholders and capacity building, the MNRE has formulated the National Wind Mission, which In order to boost electricity generation from on-shore and off-shore wind sources, ensure certainty for stakeholders and capacity building, the MNRE has formulated the National Wind Mission, which provides for, inter alia, single window clearance for wind energy projects, land allocation mechanisms, tariff and financing mechanisms.

Regulation of the Issuer

Registration of documents under Mauritius laws

Save for certain security documents such as fixed and/or floating charges, it is not necessary or advisable under the laws of Mauritius that a document be filed, registered with any authority or any tax or duty whatsoever be paid or any consent, approval or authorization of any person or authority (including, without limitation, any tax or other monetary authority) be obtained or any other action whatsoever be taken, to ensure the legality, validity, enforceability and the admissibility in evidence of that document.

However, any document may be registered with the Registrar General of Mauritius if it is intended to give a “date certaine” thereto, which date cannot, as a matter of evidence, be disputed in the Mauritius courts. Pursuant to section 5 of the Registration Duty Act 1804, to the extent that a document liable to duty is not drawn up in Mauritius, such document must be registered with the Registrar General if it is intended to make use of such documents in Mauritius, for example by the extra judicial service of a notice of claim (“mise en demeure”) on a Mauritius company.

In accordance with the express provisions the Mauritian Civil Code (vide Art 2202-9) and notwithstanding the contractual date of the Issuer Floating Collateral (being the date on which parties entered into the Issuer Floating Collateral), the Issuer Floating Collateral shall only be deemed to be (i) validly created and perfected, and (ii) effective from the time that the such Issuer Floating Collateral has been duly registered with the Registrar General

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and inscribed with the Conservator of Mortgages of Mauritius. The Issuer Floating Collateral must be registered with the Registrar General and/or inscribed with the Conservator of Mortgages within three (3) months of the entry into same, for which a fixed fee is payable to the authorities.

In the event that questions of certainty and/or priority, where applicable, fall to be determined by reference to Mauritius law, any security document registered and inscribed will take priority over any other document which is registered and inscribed subsequently in regard to the same assets and/or any unsecured interest.

Insolvency laws of Mauritius

The following summary of Mauritius law is limited to a consideration of certain effects that the insolvent liquidation of a Mauritius company have on a security granted by the Mauritius company or over the assets of the Mauritius company.

The insolvent liquidation of a Mauritius company is governed by the provisions of the Mauritius Insolvency Act 2009 (“IA 2009”). A party, who has locus standi in accordance with the IA 2009 may make an application to the Bankruptcy Division of the Supreme Court for the appointment of a liquidator to a Mauritius company where, amongst others, the company is unable to pay its debts or if the Court is of the opinion that it is just and equitable to do so.

A provisional liquidator may, on presentation of a petition for a winding-up order, be appointed by the Supreme Court upon the satisfaction of the Supreme Court that (a) there are reasonable grounds for believing that the Mauritius company is unable to pay its debts, or (b) any of the property of the Mauritius company available to meet its debts is at risk or may be removed from Mauritius. The provisional liquidator shall be subject to such limitations and restrictions as the Supreme Court may specify in the order.

If the Mauritius company grants a charge, a receiver may be appointed by the chargee (i.e., the person entitled to benefit of the instrument) under the instrument creating the charge and the receiver shall be entitled to take possession and control of the property and deal with it as directed in the said instrument, unless otherwise stated. Unless otherwise ordered by the Supreme Court, the receiver must be an individual and must be: (a) qualified to be a liquidator, (b) a creditor of the chargor (i.e., the company in respect of whose property a receiver is or may be appointed), (c) is or has within the period of two (2) years immediately preceding the commencement of the receivership been a director, officer or auditor, of the chargee of the property in receivership or of any corporation which is a related company of the chargee; (d) has or has within the period of two (2) years immediately preceding the commencement of the receivership had an interest, direct or indirect, in a share issued by the chargor; (e) is a person in respect of whom an order for his removal as a liquidator has been made or is prohibited from acting as a liquidator; (f) is a person who is disqualified from acting as a receiver by the instrument that confers the power to appoint a receiver; or (g) is not qualified to be appointed to be an Insolvency Practitioner. A “charge” means (a) a right or interest in relation to property owned by a debtor, by virtue of which a creditor of the debtor is entitled to claim payment in priority to other creditors and (b) includes, inter alio, (i) a mortgage or “hypotheque conventionnelle”; (ii) a fixed or floating charge made under Articles 2202‑2202-55 of the Mauritius Civil Code; (iii) a “gage”; (iv) a deposit of a share or debenture certificate made under Articles 2129-1 to 2129-6 of the Mauritius Civil Code; (v) a pledge of shares or debentures; (vi) a charge on a ship or aircraft; and (vii) a “nantissement” (a pledge); but (c) does not include a hire purchase agreement or a charge under a charging order issued by a court in favor of a judgment creditor.

Transactions must be entered into at arm’s length, so that no element of gift or undervalue from an insolvent party (as defined in the IA 2009) to the other party is involved and without any intention of the insolvent party to prefer the other party. This is because any conveyance, mortgage, delivery of goods, execution or other act relating to property made or done by or against a counterparty within two (2) years before the commencement of its winding-up, may constitute a voidable preference (section 313 of the IA 2009), a voidable charge (section 314 of the IA 2009),

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an alienation of property with intent to defraud a creditor (section 319 of the IA 2009) or a voidable gift (section 320 of the IA 2009), and may be set aside under section 321 of the IA 2009.

A transaction by a debtor may be set aside by the Supreme Court on the application of the liquidator where (a) it is a voidable preference and (b) was made within two (2) years immediately before adjudication or commencement of the winding-up. A voidable preference is a transaction by the debtor that (i) is made at a time when the debtor is unable to pay its due debts and (ii) enables another person to receive more towards satisfaction of a debt by the debtor than that person would receive, or would likely to receive, in the liquidation. “Transaction” in this context means any of the following steps by the debtor: (i) conveying or transferring the debtor’s property; (ii) creating a charge over the debtor’s property; (iii) incurring an obligation; (iv) undergoing an execution process; (v) paying money (including money paid in accordance with a judgment or an order of the Supreme Court); or (vi) anything done or omitted to be done for the purpose of entering into the transaction or giving effect to it. A transaction that is made within six (6) months immediately before the debtor’s adjudication or the commencement of the winding-up is presumed, unless the contrary is proved, to be made at a time when the debtor is unable to pay its due debts.

Similarly, a charge over any property or undertaking of a debtor may be set aside by the Supreme Court on the application of the liquidator where (a) the charge was given within two (2) years immediately before the date of the debtor’s adjudication or the commencement of the winding-up and (b) immediately after the charge was given, the debtor was unable to pay its due debts.

A Mauritius court will not set aside any transaction against any person if the person proves that, when he received any property, (a) he acted in good faith, (b) a reasonable person in his position would not have suspected that the debtor was, or would become unable to pay his due debts, and (c) he gave value for the property or altered his position in the reasonably held belief that the transfer of the property to him was valid and would not be set aside.

Under Section 344 of the IA 2009, any transaction under or in connection with the notes may not be avoided or set aside by the liquidator on the ground of it constituting a preference, a transfer during a suspect period or an onerous contract by the insolvent party to the non-insolvent party, unless there is clear and convincing evidence that the non-insolvent party made the transfer or incurred the obligation with actual intent to hinder, delay, or defraud any entity to which the insolvent party was indebted or became indebted, on or after the date the transfer was made or the obligation was incurred.

Perfection and ranking of securities

Under the laws of Mauritius, the claims of a creditor against a Mauritius company will rank at least pari passu with the claims of all the other unsecured and unsubordinated creditors of that Mauritius company, save for the creditors whose claims may be preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

With particular regard to a pledge over the shares of a Mauritius company, it remains uncertain whether the registration of such pledge with the Registrar General will (a) satisfy the requirements of paragraph 1(7)(b) of the Fourth Schedule of the Insolvency Act 2009, and (b) confer the relevant priority to a creditor, whose claim is secured by such pledge, in respect of the proceeds of enforcement of the said pledge, to the extent that (x) the Registrar General has not yet implemented a mechanism for the inscription, in their registers, of pledge agreements, and (y) the issue has yet to be determined by the courts of Mauritius.

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Requirements of the Companies Act 2001 as regards issue, transfer and securing notes under Mauritius law

Where a Mauritius company (a “Mauritius Issuer”) issues notes, it shall keep at its registered office a register of noteholders which shall contain (a) the names and addresses of the noteholders and (b) the amount of notes held by them. The register shall, except when duly closed, be open to the inspection of a noteholder.

A register shall be deemed to be duly closed if closed in accordance with a provision contained in the notes, the agency deed or any other document relating to or securing the notes during such period not exceeding in the aggregate thirty (30) days in any year as is specified in such document. An “agency deed” means a deed executed by a company or noteholders’ representative in relation to the issue of notes and includes a supplemental document, resolution or scheme of arrangement modifying the terms of the deed and a deed substituted therefor.

Where a Mauritius Issuer issues notes and to secure their payment by a mortgage or floating charge, the inscription of such mortgage or floating charge shall be valid where the first and last serial numbers of the said notes are mentioned.

A Mauritius Issuer shall, within twenty-eight (28) days of the creation by the company of any charge or of making any issue of notes charged on or affecting any property of the issuer, file with the Registrar of Companies, a statement of particulars and a certified copy of the instrument of charge in a form approved by the Registrar of Companies. A “charge” means, inter alia (i) a mortgage; (ii) a fixed or floating charge made under Articles 2202 to 2202-55 of the Mauritius Civil Code; (iii) a deposit of a share or debenture certificate made under Articles 2129-1 to 2129-6 of the Mauritius Civil Code; (iv) a pledge of shares or debentures; (v) a lien over a motor vehicle under articles 2100 to 2111 of the Mauritius Civil Code; (vi) a lien over plant and equipment under Articles 2112 to 2129 of the Mauritius Civil Code; (vii) a charge on a ship or aircraft; (viii) an agreement to give a charge, but does not include (a) a hire-purchase agreement, and (b) rents, rent-charges and annuities granted or reserved out of land. The particulars required to be given in the said statement are: (a) if the charge is a charge created by a Mauritius Issuer, the date of its creation; (b) the amount secured by the charge; (c) a description sufficient to identify the property charged; (d) the name of the person entitled to the charge; and (e) any prohibition or restriction contained in the instrument creating the charge, or in any agency deed, on the power of a Mauritius Issuer to create any other charge or issue notes ranking in priority to or equally with the charge or notes in respect of the application is made.

Requirement for a noteholders’ representative

Where a Mauritius Issuer issues notes of the same class to more than twenty-five (25) persons, or to any one or more persons with a view to the notes or any of them being offered for sale to more than twenty-five (25) persons, it shall before issuing any of the notes sign under its seal an agency deed and procure the signature to the deed by a person qualified to act as a noteholders’ representative.

The appointment of a noteholders’ representative shall be made in such manner as a Mauritius Issuer may at the time of issuing the said debentures determine. The noteholders’ representative may have the power to require the inscription of a mortgage with an election of domicile and renewal or erasure of such inscription, and generally to take all measures for the protection of the rights of the noteholders.

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DIRECTORS AND SENIOR MANAGEMENT

Board of Directors

The Board of Directors of ReNew Global is responsible for the management and administration of ReNew Global’s affairs, and the Board of Directors (and any committee which it appoints) is vested with all of the powers of ReNew Global.

The following table sets forth certain details of the directors of ReNew Global as of March 31, 2024.

Name	Age	Position/Title
Directors:
Mr Sumant Sinha	59	Director and Chief Executive Officer
Mr Manoj Singh	71	Lead Independent Director
Sir Sumantra Chakrabarti	65	Independent Director
Ms Vanitha Narayanan	64	Independent Director
Ms. Paula Gold-Williams	61	Independent Director
Mr. Philip Graham New	61	Independent Director
Ms. Nicoletta Giadrossi	57	Independent Director
Ms Kavita Saha	52	Investor Nominee Director
Mr Yuzhi Wang	38	Investor Nominee Director
Mr. William Bowen Shephard Rogers	49	Investor Nominee Director

Brief Profile of the Directors

Mr Sumant Sinha is the Founder, Chairman and CEO of ReNew, a leading decarbonisation solutions company listed on Nasdaq. Prior to founding ReNew in 2011, Mr. Sinha has held various senior roles including as President, Finance at Aditya Birla Group and Founder CEO of Aditya Birla Retail. He also served as Chief Operating Officer of Suzlon Energy Ltd. from 2008 to 2010. Mr. Sinha has also held various roles in investment banking at global financial institutions including Citicorp Securities and ING Barings Services Limited. Mr. Sinha is the chair of the board of the Rocky Mountain Institute (RMI), an independent non-profit organization that transforms global energy systems through market-driven solutions. He has been recently named as co-chair of World Economic Forum’s CEO Climate Leaders Alliance, the largest CEO-led alliance on climate change globally. He is also a member of the board of the US-India Strategic Partnership Forum (USISPF) and a founding member of the First Movers Coalition, a global initiative to decarbonise ‘hard to abate’ industrial sectors. During 2022–23, he served as the president of the Associated Chamber of Commerce and Industry of India (ASSOCHAM), the oldest apex chamber in India. Mr. Sinha is a regular speaker at various international fora such as the World Economic Forum, UNFCCC COP, Climate Week NY, CERA Week, and leading global universities. He has written more than 200 opinion pieces on climate change, renewable energy, and sustainable economic growth. Mr. Sinha holds a bachelor’s degree in engineering from the Indian Institute of Technology, Delhi, India, a post graduate diploma in business management from the Indian Institute of Management, Calcutta, India, and a master’s degree from the School of International and Public Affairs at Columbia University (SIPA), United States. He is also a CFA Charterholder. Mr. Sinha currently serves on the board of IIT-Delhi and has previously served on the boards of IIM-Calcutta and Columbia SIPA. He was conferred the inaugural distinguished alumnus award by Columbia SIPA and has also been conferred the distinguished alumnus award by IIT-Delhi and IIM Calcutta. Mr. Sinha is the recipient of several other awards and recognitions, including the 2022 USISPF Global Leadership Award; ‘ET Energy’s Chief Executive of the Year 2022’; the ‘Economic Times Entrepreneur of the Year Award’, 2018; and ‘EY Entrepreneur of the Year’, 2017. He is the first Indian business leader to be recognised as an SDG pioneer by the United Nations. In 2024, Mr. Sinha was featured in the book ‘100 Great IITians’—a compilation of essays on distinguished IIT alumni who have contributed

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to India’s economic growth. He is the author of “Fossil Free: Reimagining Clean Energy in a Carbon-Constrained World” (a revised version of the book, with a new chapter on green hydrogen, was released in August 2023).

Mr. Manoj Singh served as the Chief Operating Officer at Deloitte Touche Tohmatsu Ltd (Deloitte Global) in a professional career spanning 36 years with the firm. Prior to his retirement in June 2015, Mr. Singh was based in Cleveland, Hong Kong and New York with Deloitte where he held various leadership positions. A consultant by background, Mr. Singh led Deloitte Consulting in the Americas, was the Asia Pacific Regional Managing Director and the COO in the final eight years with the firm. He also served on the Board of Directors of Deloitte firms in the US, China and Mexico. Mr. Singh has advised national and multinational companies on mergers and acquisitions, enterprise cost management and shareholder value growth with a specific focus on technology, manufacturing and the energy industry. He also has extensive business development experience in emerging and developed markets such as Germany, China, India, sub–Saharan Africa, and South East Asia. He is a member of several company boards including Pratham USA, the Putnam Funds and Abt Associates. Mr. Singh is also a Trustee at Carnegie Mellon University in the United States.

Sir Sumantra Chakrabarti is a Chair of the Board of Trustees of ODI (global affairs think tank) and Co-Chair of the Emerging Market Forum. He is also a member of the International Advisory Council of the Oxford India Centre for Sustainable Development and also advise Emerging Market leaders on economic development and public administration reform. Sir Sumantra worked from 2016 to 2022 as a Global Commissioner of the New Climate Economy network and from 2020 to 2021 as a member of the WHO Pan-European Commission on Health and Sustainable Development, and of the Commission for Smart Government in the U.K.. Until July 2020, he was the sixth President of the European Bank for Reconstruction and Development. He served two full four-year terms, having won competitive elections in 2012 and in 2016. Before becoming President of the European Bank for Reconstruction and Development, Sir Sumantra was a civil servant in the United Kingdom and was the Permanent Secretary successively at the Department for International Development and the Ministry of Justice. He has a degree in Politics, Philosophy and Economics from the University of Oxford, United Kingdom and a master’s degree in Development Economics from the University of Sussex, United Kingdom. He is an honorary Fellow of New College, Oxford University, an honorary bencher at the Middle Temple, and also holds honorary doctorates from the Universities of Sussex, East Anglia, and the Bucharest University of Economic Sciences, as well as honours from Kosovo, Kazakhstan and Uzbekistan and received the Emerging Europe’s "The Professor Günter Verheugen" Award, 2021.

Ms. Vanitha Narayanan is a senior global executive and board leader with a track record spanning three decades in technology and telecommunications. In 2020, Ms. Narayanan retired after a career at IBM where she held multiple key roles leading large businesses in the United States, Asia-Pacific and India. These roles included serving as Managing Director & Chairman of IBM India, Vice President for the Communications Sector across Asia Pacific, and other global roles. Ms. Narayanan serves on the boards of several global companies including HCL Technologies Ltd. and SLB Ltd. Ms. Narayanan was the first woman chairperson of AMCHAM India in 2016 and served as a member on its National Executive Board from 2014 to 2018. She was on the executive council of the National Association of Software and Services Companies (NASSCOM) from 2016 to 2018 and on the Catalyst India Advisory Board. She also served as Chairperson of the Board of Governors for National Institute of Technology, Surathkal, India and was a member of the National Council of the Confederation of Indian Industry and Co-Chair of its national committee for multinational companies. Ms. Narayanan was awarded an honorary Degree of Doctor of Letters from the LNM Institute of Information Technology, India. She is a graduate in Public Relations & Communication from Stella Maris College, India and holds an MBA degree in Marketing and Advertising from the University of Madras, India. She also holds an MBA degree in MIS & Accounting from the University of Houston, United States.

Ms. Paula Gold-Williams is the former President and CEO of CPS Energy, a fully integrated electric and natural gas municipal utility based in San Antonio, Texas. Ms. Gold Williams served in positions of increasing responsibility

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at CPS Energy before becoming CEO in 2015. She held multiple other positions during her 17-year career at CPS Energy, including Group EVP – Financial & Administrative Services, CFO and Treasurer. Ms. Gold Williams is a corporate director who serves on the board of Emera, Inc., a utility holding company headquartered in Nova Scotia, Canada, with operations across North America. Ms. Gold Williams also serves as the Co-Chair of the Keystone Policy Center, and has been a member of both the Policy Center and its Energy Board since 2016. She serves as an Energy Pillar Co-Chair of Dentons Global Smart Cities Communities Initiatives and Think Tank; as a member of the US Secretary of Energy's Advisory Board (SEAB); and as a member of Alliance to Save Energy’s Global Leadership Council. Previously, she held other board positions, including First Vice Chair of the Electric Power Resource Institute (EPRI); a member and designated Chair Pro Tem of the Federal Reserve Bank of Dallas’ San Antonio Branch; and a past Chair of the San Antonio Chamber of Commerce. She was also a board member and Treasurer of EPI center, an innovation think tank; incubator and accelerator; and strategic advisory organization. Ms. Gold Williams has an Associate Degree in Fine Arts from San Antonio College. She has a BBA in accounting from St. Mary’s University. She earned a Finance and Accounting MBA from Regis University in Denver, Colorado. She is a Certified Public Accountant and a Chartered Global Management Accountant.

Mr. Philip Graham New has served as a non -executive director of Norsk Hydro ASA since June 2022 and as a member of the audit committee since June 2023. He was an independent director of Fotowatio Renewable Ventures, S.L. from 2017 to 2019, became a Board advisor post its relocation to Spain and in June 2023 was appointed as a non-executive director of Fotowatio Renewable Ventures, S.L. In November 2023, he was appointed as Chair of Trustmark Research and Innovation Ltd, a UK registered not for profit company limited by guarantee. He also served as a non- executive director of Almar Water Solutions B.V. from March 2017 to December 2023. From November 2015 until May 2022, Mr. New served as CEO of Energy Systems Catapult Limited, an independent, not-for-profit company set up to accelerate the transformation of the U.K.’s energy system and ensure U.K. businesses and consumers capture the opportunities for clean growth on the way to net zero emissions. Before joining Energy Systems Catapult Limited, Mr. New worked for BP p.l.c. for over 30 years. He established and built BP p.l.c.’s bioenergy businesses and as chief executive officer of BP Alternative Energy was also responsible for BP’s wind, solar and technology venturing activities. Prior to his role as chief executive officer of BP Alternative Energy, Mr. New held a range of senior international general and commercial management roles in BP p.l.c.’s customer -facing businesses. Mr. New is a member of the World Economic Forum’s Network of Global Future Councils, a Fellow of the Energy Institute, and sits on various energy transition related advisory panels and committees, including the U.K. Automotive Council and the U.K. Research and Innovation’s Faraday Battery Challenge. Mr. New chaired for four years the U.K. Electric Vehicle Energy Taskforce and was recently commissioned by the U.K. Department for Transport to conduct an independent review of the potential for a U.K. sustainable aviation fuel sector. Mr. New holds a Master of Arts in Philosophy, Politics and Economics from Oxford University.

Ms. Nicoletta Giadrossi is currently serving as Chair of MSX International Ltd, a UK based global business services provider; Sustainability & HSE Committee Chair in TKE GmBh, a German-based elevator company; Chair of the Remuneration Committee for Royal Vopak N.V., a petrochemicals and new energies storage company listed on Euronext Amsterdam; Chair of the ESG Committee for Innio GmBh, an Austrian OEM for gas engines; INED in Fortna Inc., a robotics and automation OEM based in Atlanta, GA; and INED in Univar Solutions Inc. a chemicals distribution company based in Chicago, IL.Ms. Giadrossi also worked as Chair of Ferrovie dello Stato Italiane Spa, the holding company for mobility infrastructure, until June 2024; Chair of Cairn Energy plc; a FTSE 250 gas producer in Scotland until January 2023; Chair of Techouse AS, a cleantech engineering company in Norway until July 2023; Chair of the Remuneration Committee of Brembo S.p.A., an automotive components manufacturer listed on the Italian MIB until April 2023. She also served on the boards of Falck Renewables S.p.A., now Renantis, a leading European renewable energy producer until 2022; IHS Markit Ltd, listed on the NYSE, until 2022; Fincantieri SpA, listed on the Italian MIB, until April 2018; Bureau Veritas S.A. and Faiveley Transport S.A., both listed in France, until April 2017; and Aker Solutions Asa, listed in Norway, until 2013. Ms. Giadrossi has experience in leading and participating in audit, risk, sustainability, and remuneration committees. Ms. Giadrossi's executive career has

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spanned 30 years in energy, engineering, and capital goods. From 2014 to 2016 she was President in, Europe, Africa, India, for Technip, an engineering company, and from 2012 to 2014 she was EVP, Head of Operations, for Aker Solutions. Prior to that, she was VP and General Manager, EMEA, for Dresser Rand (now Siemens Energy). Ms. Giadrossi spent 10 years with General Electric Company in several executive positions, notably General Manager for GE’s Oil and Gas, Refinery & Petrochemicals Division, a position held until 2005. She started her career at The Boston Consulting Group. She also holds a BA in Economics and Mathematics from Yale University and an MBA from Harvard Business School.

Ms. Kavita Saha has a work experience in the Indian financial sector of over 29 years. She is the Head of Infrastructure & Sustainable Energies Group, India, for CPP Investments. This CPP Investments team focuses on evaluation and management of investments in core infrastructure and energy sectors such as transportation, renewable energy generation and utilities. Prior to joining CPP Investments in 2018, Ms. Saha was MD at JP Morgan India Pvt. Ltd. and part of the India team advising JP Morgan Asian Infrastructure and Related Resources Opportunity Fund (AIRRO) with total assets under management of over US$1 billion. Ms. Saha was responsible for originating and managing Indian investments in sectors such as roads, renewable and conventional power and healthcare infrastructure. She worked previously with Barclays Capital, and with leading Indian financial institutions IL&FS and IDBI, where she was responsible for evaluation, financial structuring and arranging debt and equity finance for projects. Ms. Saha holds an MBA and BSc Physics (Hons) from the University of Delhi, India and is a CFA.

Mr. Yuzhi Wang is a Portfolio Manager in the Infrastructure Department at Abu Dhabi Investment Authority (“ADIA”), where he is responsible for sourcing, executing and managing investments across the transport, utilities, energy, and digital infrastructure sectors with a primary focus on Asia. He has over 10 years of infrastructure investing experience across Asia, Europe, and the Americas. Prior to joining ADIA in 2015, he worked at CPP Investments and State Street Corporation in Canada. He has a BSc in Human Biology from the University of Toronto, Canada and an MBA from Queen’s University, Canada.

Mr. William Bowen Shephard Rogers (“Bill Rogers”) has served as the Global Head of Sustainable Energies Group of CPP Investments since August 2023. He has also served as a director of Renewable Power Capital since December 2020 and of Reventus Power Limited since April 2021. Mr. Rogers has over 20 years of private equity investment experience, with the majority focused on the energy transition. Most recently he was part of the Leadership Team that built the Green Investment Group, Macquarie’s global renewables principal investment business. Mr. Rogers started his career at Shell and McKinsey. Mr. Rogers holds a BA and an MA in Engineering from Cambridge University.

Committees

The Board has five committees: an audit committee, a remuneration committee, a nomination and board governance committee, a finance and operations committee and an environment, social and governance committee. ReNew Global has adopted respective charters for each committee. Each committee’s members and functions are as described below.

Audit Committee

ReNew Global’s audit committee (the “Audit Committee”) consists of three (3) independent directors. The members of ReNew Global’s Audit Committee as of March 31, 2024, were Mr. Manoj Singh, Ms. Vanitha Narayanan, and Ms. Paula Gold-Williams. Mr. Singh is the chairperson of the committee. Each committee member satisfies the independence requirements of Nasdaq and the independence requirements of Rule 10A-3 under the Exchange Act. The Board has determined that Mr. Singh qualifies as an audit committee financial expert within the meaning of the

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SEC rules. During the year, Ms. Paula Gold-Williams was appointed as member of the Audit Committee in place of Mr. Michelle Robyn Grew. The Audit Committee is responsible for, among other things:

•
overseeing the work of ReNew Global’s independent auditors;
•
regularly reviewing the independence of ReNew Global’s independent auditors;
•
reviewing and approving all related party transactions on an ongoing basis;
•
reviewing and discussing ReNew Global’s financial statements with management and ReNew Global’s independent auditors;
•
periodically reviewing and reassessing the adequacy of ReNew Global’s Audit Committee charter;
•
considering the adequacy of ReNew Global’s internal accounting controls;
•
reviewing the scope and design, implementation and evaluation of ReNew Global’s internal audit function and the performance of the internal audit function;
•
establishing procedures for the receipt, retention and treatment of complaints received from ReNew Global’s personnel regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by ReNew Global’s personnel of concerns regarding questionable accounting or auditing matters;
•
meeting separately and periodically with management and ReNew Global’s internal and independent auditors;
•
reviewing ReNew Global’s code of ethics annually;
•
reporting regularly to ReNew Global’s full Board of Directors; and
•
carrying out such other matters that are specifically delegated to the Audit Committee by the Board from time-to-time.

Remuneration Committee

ReNew Global’s remuneration committee (the “Remuneration Committee”) consists of four (4) directors. The members of the Remuneration Committee as of March 31, 2024, were Ms. Vanitha Narayanan, Mr. Manoj Singh, Ms. Nicoletta Giadrossi and Ms. Kavita Saha. Ms. Vanitha Narayanan is the Chairperson. During the year, Ms. Vanitha Narayanan was appointed as Chairperson in place of Mr. Manoj Singh and Ms. Nicoletta Giadrossi and Ms. Kavita Saha were appointed as member of the Remuneration Committee in place of Sir Sumantra Chakrabarti and Mr. Sumant Sinha. The Remuneration Committee is responsible for, among other things:

•
reviewing the compensation for ReNew Global’s executive officers;
•
reviewing ReNew Global’s executive officers’ employment agreements;
•
periodically reviewing the management development and succession plans for the Executive Officers other than the CEO and such other officers of ReNew Global as it may deem fit
•
administering ReNew Global’s executive compensation programs and employee share option plans in accordance with the terms thereof; and
•
carrying out such other matters that are specifically delegated to the Remuneration Committee by the Board from time-to-time.

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On May 18, 2023, the Board of ReNew Global approved amendments to its Remuneration Charter. The scope of the charter was expanded to cover periodic review of the management development and succession plans for the Executive Officers other than the CEO and such other officers of the Company as it may deem fit.

Nomination and Board Governance Committee

ReNew Global’s Nomination and Board Governance Committee (the “Nomination Committee”) consists of five (5) directors. The members of the Nomination Committee as of March 31, 2024, were Sir Sumantra Chakrabarti, Mr. Sumant Sinha, Ms. Kavita Saha, Ms. Nicoletta Giadrossi and Mr. Manoj Singh. Sir Sumantra is the chairperson. During the year, Ms. Nicoletta Giadrossi and Mr. Manoj Singh were appointed as member of the Nomination Committee. The Nomination Committee is responsible for, among other things:

•
Director Nominees. The Nomination Committee shall identify individuals qualified to become members (other than Investor/Founder nominee directors appointed in terms of the Articles of Association of the Company) of the Board with the goal of ensuring that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. Prior to the appointment of a director, the proposed appointee should be required to disclose any other business interests that may result in a conflict of interest and be required to report any future business interests that could result in a conflict of interest;
•
Criteria for Selecting Directors. The criteria to be used by the Nomination Committee in recommending directors (other than Investor/Founder nominee directors appointed in terms of the Articles of Association of the Company) and by the Board in nominating such directors are as set forth in the Corporate Governance Guidelines;
•
Succession Planning. The Nomination Committee shall periodically review management development and succession plans for the Executive Officers, and such other officers and employees as the Nomination Committee may determine is advisable;
•
Board Committee Structure and Membership. The Nomination Committee will annually review the Board committee structure and recommend to the Board for its approval, directors to serve as members of each committee;
•
Corporate Governance Guidelines. The Nomination Committee will develop and recommend to the Board the Corporate Governance Guidelines. The Nomination Committee will, from time to time as it deems appropriate, review and reassess the adequacy of such Corporate Governance Guidelines and recommend any proposed changes to the Board for approval;
•
Board Evaluations. The Nomination Committee shall oversee the periodic self-evaluations of the Board and/or its members;
•
Reporting. The Nomination Committee shall review and approve any disclosure and reporting (including in financial statements) relating to the appointment and nomination of directors, the composition of the Board and succession planning;
•
Reports to the Board of Directors. The Nomination Committee shall report regularly to the Board regarding the activities of the Nomination Committee;

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•
Committee Self-Evaluation. The Nomination Committee shall periodically perform an evaluation of the performance of the Nomination Committee; and
•
Review of the Nomination and Board Governance Committee Charter. The Nomination Committee shall annually review and reassess the Nomination and Board Governance Committee Charter and submit any recommended changes to the Board for its consideration.

On May 18, 2023, the Board of ReNew Global approved amendments to its Nomination and Board Governance Committee Charter. The scope of the charter was modified by moving the talent management and succession planning and performance appraisal of Executive Officers (other than the CEO) to the Remuneration Committee.

Environment, Social and Governance Committee

ReNew Global’s environmental, social and governance committee (the “ESG Committee”), as of March 31, 2024, comprises of three independent directors of the Company: Ms. Kavita Saha, Mr. Philip Graham New and Sir Sumantra Chakrabarti who serves as the chairperson of the ESG Committee. The Committee aims to support the Board in its oversight of (i) ESG vision, strategy and targets set out on an ongoing basis (ii) implementation of ESG initiatives (iii) monitor the progress against the vision and targets (iv) advise on specific ESG priorities with the goal of integrating ESG across the Company. The duties and responsibilities of the ESG Committee include, but are not limited to, the following:

•
ESG Strategy: The Committee will review and discuss with the Company’s management its ESG strategy to achieve the Company’s vision and ESG targets, ESG related risks and mitigation, key ESG initiatives, and related policies (as applicable).
•
Operational Review: The Committee will review and discuss reports from management regarding the Company’s progress towards its key ESG objectives. The Committee will also provide guidance on aspects such as ESG targets, strengthening internal systems, building ESG culture, reporting and ratings.
•
Reports to the Board of Directors: The Committee shall report regularly to the Board regarding the activities of the Committee.
•
Committee Self-Evaluation: The Committee shall periodically perform an evaluation of the performance of the Committee.
•
Review of this Charter: The Committee shall annually review and reassess this Charter and submit any recommended changes to the Board for its consideration,

Finance and Operations Committee

ReNew Global’s Finance and Operations Committee (“F&O Committee”) consists of five (5) directors of the Company out of which three are independent. The members of F&O Committee as of March 31, 2024, were Mr. Sumant Sinha, Ms. Kavita Saha, Ms. Vanitha Narayanan, Ms. Paula Gold-Williams and Mr. Philip Graham New. Mr. Sinha is the chairperson of the F&O Committee. Mr. Yuzhi Wang is a permanent invitee to the committee. During the year, Ms. Vanitha Narayanan, Ms. Paula Gold-Williams and Mr. Philip Graham New were appointed as member of the F&O Committee. Further, Mr. Yuzhi Wang and Mr. Philip Kassin ceased to be member of F&O Committee. The F&O Committee is responsible for investment, borrowings, bidding and M&A related matters.

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Executive Officers

The following table sets forth certain details of the executive officers of ReNew Global as of the date of this Offering Memorandum:

Name	Age	Position/Title
Executive Officers:
Mr. Kailash Vaswani	45	Chief Financial Officer
Mr. Balram Mehta	53	Group President
Mr. Sanjay Varghese	54	President, Projects
Mr. Mayank Bansal(1)	46	Group President, India RE Business

Note:

(1)
Mr. Bansal separated from the Company effective as of April 30, 2024. See “Business – Recent Developments.”

Brief Profile of the Executive Officers

Kailash Vaswani is one of the founding team members of the Company and has been appointed as Group CFO with effect from October 31, 2023. Before being appointed as Group CFO, he was designated as President Corporate Finance and also served as interim CFO. He has more than two decades of diverse and global business experience. He has been instrumental in raising over US$15 billion of debt and equity for the company since its inception. In addition, Mr. Vaswani has been responsible for M&A deals with several marquee investors and has also led treasury, capital allocation, IR and cash management. He has significantly contributed to the company’s growth by being involved in strategic decisions and organization building as well as the growth of the asset portfolio through organic and inorganic additions. Mr. Vaswani’s leadership experience includes core financial reporting, business partnership, business model realignment and cost optimization, corporate finance, and global investor relations, apart from implementing several high-impact, cross-functional transformational projects. Mr. Vaswani is a chartered accountant and previously worked in financial markets. He started his career as a Research Analyst at CRISIL (owned by S&P and India’s leading rating provider) before moving to Morgan Stanley in a fixed income research role covering the US and European bond markets. Mr. Vaswani also worked at Aditya Birla Group and Saffron Asset Advisors in various corporate finance and investment roles and helped them with investment decisions in excess of US$6.5 billion in India and the United States.

Mr. Balram Mehta is the Group President – ReNew Services & Wind EPC Business. He joined ReNew India in 2011. He has been instrumental in establishing ReNew India’s wind energy business. As Group President, Mr. Mehta oversees the asset management function at ReNew India, and is responsible for managing pan-India site Administration and Security. He handles Wind EPC function, Wind Resource, Wind Project Development, and utility receivables functions in ReNew. Mr. Mehta has over 32 years of experience across sectors including the renewable energy industry. Prior to joining ReNew India, Mr. Mehta worked with CLP Wind Farms (India) Private Limited as vice president for renewables operations including construction and O&M. He also worked previously for Enercon India Limited, a wind energy OEM, and DCM Engineering. He has been a prominent member of technical and industry bodies supporting the development of wind energy. Mr. Mehta holds a bachelor’s degree in technology from the Himachal Pradesh University, with the first rank, and an MBA in operations management from the Indira Gandhi National Open University, New Delhi, India. He also did Advance Management Program (AMP203) from Harvard Business School in October 22.

Mr Sanjay Varghese is ReNew India’s Group President. Mr. Varghese has been with ReNew India since October 2017 and his responsibilities include overseeing development and execution of ReNew India’s solar power projects, and solar manufacturing business. Mr. Varghese has over 13 years of experience in the solar energy sector. Prior to joining ReNew India, Mr. Varghese worked with Lanco Group for over nine years where he held various leadership positions, including as their Chief Operating Officer. Prior to joining Lanco Group, Mr. Varghese worked in the field

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of investment banking. Mr. Varghese holds a bachelor’s degree in technology in the field of Metallurgy from the Indian Institute of Technology, Kanpur, India and a post graduate diploma in management from the Indian Institute of Management, Ahmedabad India.

Compensation

The primary objective of our executive compensation program is to attract, motivate, reward and retain the talent needed to achieve our business objectives and also enable these individuals to have greater involvement with, and share in, our future growth. Compensation arrangements for our executive officers have been designed to align a portion of their compensation with the achievement of business objectives and growth strategy. Bonus payments for certain of our executive officers are determined with respect to a given fiscal year based on quantitative and qualitative goals set for ReNew Global as a whole, as well as on the basis of individual performance. Bonus payments are determined on certain parameters determined by the Board which are subject to change.

In accordance with the terms of the ReNew Global Shareholders Agreement and letters of appointment of respective directors, all Investor Nominee Directors appointed by Platinum Cactus and CPP Investments are not eligible to receive any retainer fee or any other benefit from the Company. The non-executive independent directors of the Company were paid in accordance with the following terms and conditions of their appointment as approved by the Board for the year ended March 31, 2024 (there is no increase in the remuneration of non-executive independent directors for Fiscal 2024-25):

(A)
Annual cash retainer for Board membership: US$ 109,200 per director.
(B)
Annual cash retainer for Lead Independent Director: US$ 37,800.
(C)
Additional annual cash retainer per director for Board committee membership: US$ 13,650 for Audit Committee, US$ 10,920 for Remuneration Committee and US$ 9,555 for all other committees (F&O Committee, ESG Committee and Nomination and Board Governance Committee).
(D)
Annual retainer per director for committee chairs:
(a)
Audit Committee: U.S.$27,300;
(b)
Remuneration Committee: U.S.$21,840;
(c)
Other committee(s) (F&O Committee, ESG Committee and Nomination and Board Governance Committee): U.S.$ 19,110.
(E)
Meeting fees – None.
(F)
Restricted Share Units (“RSUs”) are granted to non-executive independent directors as set out below:

Grant Frequency	Annual award of RSUs settled in Class A Ordinary Shares.
Grant Computation	In respect of the Fiscal 2023-24*, the following RSUs were granted to the following Non-Executive Independent Directors under the Non-Employee 2021 Incentive Award Plan

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Restricted Stock Units	S.No	Director	U.S.$	No. of RSU
	1	Mr. Manoj Singh	152,356	24,313
		Sir Sumantra Chakrabarti	152,356	24,313
		Ms. Vanitha Narayanan	152,356	24,313
		Ms. Paula Gold-Williams***	89,956	15,325
		Ms. Nicoletta Giadrossi***	89,956	15,325
		Mr. Philip Graham New***	89,956	15,325
		Mr. Ram Charan**	62,400	8,988
		Ms. Michelle Robyn Grew**	62,400	8,988
		Mr. Philip Kassin**	70,566	10,165

*The Company’s RSU grant and vesting cycle runs annually. Except as noted below, each Independent Director in office on the relevant date received a grant of 22,471 RSUs (with a value of US$ 156,000) on November 21, 2022 with contractual effect from August 25, 2022 and a grant of 27,905 RSUs (with a value of US$ 163,800) on September 13, 2023. The figures above are the prorated number and value of RSUs granted to each Independent Director that relate to service in the Fiscal 2022-23 and Fiscal 2023-24.

** Mr. Charan, Ms. Grew and Mr. Kassin ceased from the Board effective August 22, 2023. RSUs granted during Fiscal 2022-23 to Mr. Charan and Ms. Grew were vested on August 24, 2023 and RSUs granted during Fiscal 2022-23 to Mr. Kassin were vested on October 3, 2023.

*** Ms. Williams, Ms. Giadrossi and Mr. New appointed to the Board with effect from August 23, 2023 and on September 13, 2023, granted 27,905 RSUs (with a value of US$ 163,800) with annual vesting.

Vesting	100% after one year from the date of grant.

(G)
The compensation paid to non-executive directors for the period ending March 31, 2024 is as set out below:

Particulars	Mr. Manoj Singh	Sir Sumantra Chakrabarti	Ms. Vanitha Narayanan	Ms. Paula Gold-Williams	Ms. Nicoletta Giadrossi	Mr. Philip Graham New	Mr. Ram Charan*	Ms. Michelle Robyn Grew*	Mr. Philip Kassin*
Fees paid (actual) (in U.S.$)	195,478	148,090	145,768	80,531	78,871	78,041	46,930	56,101	46,931
RSUs granted to Directors (subject to vesting period) (in U.S.$)	152,356	152,356	152,356	89,956	89,956	89,956	62,400	62,400	70,566

 Mr. Ram Charan and Ms. Michelle Robyn Grew, Independent Directors of the Company retired on August 22, 2023 due to expiry of their term. The tenure of Mr. Philip Kassin, MKC Investments LLC Nominee and Independent Director also expired on August 22, 2023, due to expiration of the director nomination rights of MKC Investments LLC.

** The figures above are the prorated number and value of RSUs granted to each Independent Director that relate to service in the Fiscal 2022-23 and Fiscal 2023-24.

Each RSU represents the right to receive 1 Class A Ordinary Share on payment of face value thereof @US$ 0.0001 per share. There are no performance measures as the RSUs represent part of the directors’ fixed remuneration. The Company’s RSU grant and vesting cycle runs annually. Except as explained in other notes, each Independent Director in office on the relevant date received a grant of 22,471 RSUs (with a value of US$ 156,000) on November 21, 2022

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with contractual effect from August 25, 2022 and a grant of 27,905 RSUs (with a value of US$ 163,800) on September 13, 2023.

Compensation of the Executive Directors and Senior Management

For the year ended March 31, 2024, the aggregate compensation paid to the executive director and our executive officers for service in all capacities, but excluding grants of share options, was US$ 9,899,421. This amount includes approximately US$ 477,279 set aside or accrued to provide pension, severance, retirement and similar benefits to our executive director and executive officers.

In accordance with his service agreement, Mr. Sumant Sinha was paid an amount equivalent to US$ 6,684,395 as aggregate remuneration, which includes US$ 1,232,036 as fixed payments (including other benefits amounting US$ 130,217), US$ 1,303,356 as variable bonus and a discretionary special bonus of US$ 4,018,786 to Mr. Sinha in June 2023.

As of March 31, 2024, options to purchase an aggregate of 30,279,548 Class A Ordinary Shares granted to our executive director and executive officers were outstanding (vested) under our equity incentive plans with a weighted average exercise price of US$ 8.37 per share, and such options expire 10 years after the date of grant.

Sumant Sinha Employment Agreement

The employment of Mr. Sumant Sinha, Chairman and Chief Executive Officer (“CEO”) of the Company is governed by a service agreement which became effective on August 23, 2021 and was subsequently amended on July 11, 2022 (the “CEO Service Agreement”). Pursuant to the employment agreement, Mr. Sinha serves as the Chairman and Chief Executive Officer of the ReNew group.

For the year ended March 31, 2024, the Board approved an increase in the fixed component of the salary of Mr. Sinha from Rs. 70,000,000 per annum to Rs. 103,300,000 per annum and of his target bonus from Rs. 70,000,000 per annum to Rs. 103,300,000 per annum. The performance measures applicable to Mr. Sinha’s annual target bonus for the year ending March 31, 2024 were same as applied to Mr. Sinha’s annual target bonus for the year ended March 31, 2023. The Board also approved the payment of a discretionary special bonus of Rs. 335,000,000 to Mr. Sinha each payable in June 2023 (in respect of Fiscal 2023-24) and April 2024 (in respect of Fiscal 2024-25) and the same has been paid accordingly by ReNew India. The Board also approved the grant of an LTIP award with a fair value of approximately US$ 2.0 million and the grant of additional employee share options to purchase 8,000,000 Class A Ordinary Shares, both under the Employee 2021 Plan. The additional share options were awarded subject to the terms of the Employee 2021 Plan. The grant of the LTIP award and of the additional employee share options to purchase 8,000,000 Class A Ordinary Shares were approved by shareholders at 2023 annual general meeting of the Company. In addition, Mr. Sinha remains entitled to certain share option grants (see ‘Sumant Sinha Option Grants’ below) and customary benefits.

The allocation of the annual target bonus, between financial and non-financial parameters continues to be 90:10. However, in the assessment of financial performance, equal weighting is given to the Group’s achievement of its revenue and EBITDA budgets. No financial bonus is payable if the achieved revenue and EBITDA are less than 80% (averaged) of the budgeted amounts. If they are higher, the amount of the financial bonus will be calculated on a linear scale, as a proportion of the weighted share of the target bonus applicable to each parameter equal to the achieved value for the parameter divided by the budgeted value. The budgeted revenue and EBITDA are determined by the Board annually, as are the non-financial parameters. Mr. Sinha is also employed by ReNew India, the Company’s subsidiary, pursuant to a service agreement under which he receives 20% of his total remuneration (excluding discretionary special bonus) from ReNew India; the above total remuneration payable by the Company is reduced by the amount of remuneration paid by ReNew India. In addition, as approved by the Board, the CEO is entitled to re-imbursement / benefit of the salary of his drivers, fuel, car insurance, and maintenance and upkeep costs for a car.

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The following table illustrates the calculation of the part of Mr. Sinha’s bonus awarded by reference to financial parameters in respect of each financial year:

Financial parameter multiplier	Bonus payable
Average of % ages of Budgeted EBITDA and Budgeted Revenue achieved is less than 80%	No Bonus payable
Average is more than 80%

Pro-rata Financial Bonus payable based on financial parameter is linear based on the following formula:

Target Bonus Payable = [(Achieved EBITDA/ Budgeted EBITDA)/2 + (Achieved Revenue/ Budgeted Revenue)/2] * 90% of Target Bonus

Mr. Sinha’s LTIP award in respect of Fiscal 2023-24 was in the form of RSU and PBU, the key terms of which are as follows:

Exercise Price	$0.0001 (Face Value of Awards)
Target LTI Quantum (% of compensation)	Class A Ordinary Shares with a fair value of approximately US$ 2.0 million
LTI Mix-split of target LTI into Restricted Stock Units (RS) and Performance Shares (PS)	102,215 Restricted Stock Units (RSU) – 30% and 238,500 Performance Based Units (PBU) - 70%
Vesting Schedule

RSU:

On the 1st anniversary of the Grant Date - 33%;

On the 2nd anniversary of the Grant Date – 33%;

On the 3rd anniversary of the Grant Date – 34%

PBU: On the 3rd anniversary of the Grant Date – 100% subject to achievement of Performance Metrics

Performance metrics** for vesting of PSU	• Revenue: 20% Weight • Profit After Tax (PAT): 35% Weight • Operating Cash Flow (OCF): 35% Weight • ESG Rating: 10% Weight Relative Total Shareholder Return (R-TSR) will be used as an additional modifier.

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Financial Performance (for each of Revenue, PAT and OCF)

Financial Performance

(i) Financial Performance will be assessed on a consolidated basis against targets approved by the Board annually in respect of the period of three fiscal years beginning with the fiscal year in which the Grant Date falls. While performance will be assessed against annual performance in each of these three fiscal years (equally weighted), PBUs will vest only at the end of 3 years from the Grant Date.

(ii) Performance evaluation would be done basis unaudited annual results of Renew generally published around June of the following financial year.

(iii) Performance evaluation will be done as per the table below. There would be straight -line interpolation between performance levels and vesting will be computed on each metric separately.

Performance Evaluation (% of Target)	Accrual / Vesting of PBUs
Below Threshold or <85% of Target	0%
At Threshold (85% of Target)	75%
At Target (100% of Target)	100%
At Maximum (115% of Target)	125%

ESG Performance

•
ESG performance will be evaluated via Sustainalytics’ ESG Risk Rating scale (or equivalent metric as determined by the Remuneration Committee in its absence) on an annual basis over three financial years from the year of Grant Date. The last three annual ratings available on the date of Vesting will be considered for performance evaluation.
•
Vesting will occur by reference to ReNew’s ESG Risk Category at the end of each of the last three years as follows: Negligible – 125%; Low – 100%, Medium – 75%; High or Severe – 0%.

Relative-Total Shareholder Return Performance (R-TSR)

The numbers of Performance Based Units that will vest on the basis of Financial Performance and ESG Performance calculated as set out above will, however, be modified as follows.

•
R-TSR Performance will be evaluated on the basis of ReNew’s TSR performance in comparison to other companies’ TSR performance in the S&P Global Clean Energy Index (or such other Index as may be approved by the Remuneration Committee from time to time) over the same period of 3 fiscal years (1st day of the first fiscal and the last day of the last fiscal) as

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financial performance evaluation] (no annual assessment)
•
The R-TSR Vesting Modifier ranges from -25% of Target (Bottom Quartile performance) to +25% (Top Quartile performance).
•
The R-TSR Vesting Modifier percentage will be added to / reduced from (as the case may be) the vesting percentage computed on the basis of Financial Performance and ESG Performance at the end of the third year from the Grant Date.
•
The overall number of Performance Based Units vesting following such modification in respect of each metric (excluding those for which no shares vest) therefore will range from 50% at threshold performance to 150% at maximum performance (i.e., 75%-25% to 125%+25%). There would be straight-line interpolation between Bottom and Top Quartiles.

Mr. Sinha was awarded additional employee share options to purchase 8,000,000 Class A Ordinary Shares in respect of Fiscal 2023-24 subject to the terms of ReNew’s Employee 2021 Incentive Award Plan. Key terms of the options are as follows:

1.
Exercise price: the options were granted at US$ 5.87 per share, which was the average fair market value (volume-weighted average price of a Class A Ordinary Share on Nasdaq) of a Class A Ordinary Share over the period of 90 calendar days prior to the grant date.
2.
Vesting:
i.
80% of the share options (6,400,000) granted will vest over a period of 4 years in a time-based manner out of which the first 20% will vest after a period of 1 year from the date of grant and the remaining 60% will vest over the next 12 quarters (5% per quarter).
ii.
In addition, 5% of the share options (aggregating to 20% i.e. 1,600,000) will vest at every anniversary of the grant date as mentioned below:

Group EBITDA budgeted for the last financial year	% Options vested
Delivered at 100%	1.0X
Delivered between 90% & 100%	0.5X to 1.0X linear
Delivered below 90%	0.0X

iii.
If any options do not vest under the performance criteria indicated above, they will vest on the fourth anniversary of the grant date if the Group achieves its budgeted EBITDA cumulatively over the period of the four financial years from Fiscal 2023-24 to Fiscal 2026-27 (inclusive) in absolute value (cumulative EBIDTA target for the relevant years) terms.

With the introduction of LTIPs, grant of new Stock options have been phased out for CEO and other eligible employees except for new leadership hires or critical retention cases only. In the current Fiscal 2023-24, LTIP award has been granted to CEO in form of Restricted Stock Units (RSU) and Performance Based Units (PBU) in ration of 30:70, with 30% as RSU and 70% as PBU (the split of RSUs and PBUs for the direct reports of the CEO is 50:50). The 30% RSU will be vesting on each of the first three anniversaries of the grant date subject only to continued

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employment. The 70% PBU will be vested as ‘Cliff Vesting on the third anniversary of the grant date’, subject only to continued employment and the achievement of performance matrix. The long-term incentive awards were initially granted on August 23, 2021 to the CEO in the form of Stock options and were commercially agreed between the parties as part of SPAC listing and these terms were disclosed as part for disclosures made at the time of listing. For the major part of the aforesaid grants which were awarded in 2021, the vesting period is spread over 4 years (vesting of 6.25% of total options at the end of each quarter). For the grants awarded / to be awarded in 2022, 2023, 2024 and 2025 (part of the aforesaid grants), 80% is time based and 20% is performance based. Further the performance-based grants for 2022 and 2023 had lapsed as relevant EBITDA target (agreed at the time of grant) for these years was not attained. Similarly, the new stock option grants awarded in 2023 is 80% time based and 20% performance based.

For the year ending March 31, 2025, the Board, on the recommendation of the Remuneration Committee, unanimously approved the following remuneration of the CEO, Mr. Sinha:

a.
To continue with the existing compensation structure from April 1, 2024, to March 31, 2025:
ii.
i. Fixed compensation - INR 103,300,000
iii.
Target bonus - INR 103,300,000
b.
The grant of an LTIP award, consisting of 124,775 Restricted Stock Units (RSU) and 291,142 Performance Based Units (PBU) (with a fair value of approximately INR 206,600,000/-) under the Company’s Employee 2021 Incentive Award Plan in respect of Fiscal 2024-25.

The performance measures applicable to Mr. Sinha’s annual target bonus for Fiscal 2024-25 will be the same as applied to Mr. Sinha’s annual target bonus for Fiscal 2023-24, which the Committee considered continue to be appropriate to incentivise Mr. Sinha and align his interests with those of shareholders and the successful execution of the Company’s strategy.

The terms of RSU and PBUs granted for Fiscal 2024-25 remain same as for RSUs and PBUs granted for Fiscal 2023-24.

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Summary of the grants made to Mr. Sinha up to March 31, 2024 are as follows:

Date of Grant	Type of Vesting	Number of Options	Strike Price (US$)	Vested Options (as of 31 March 24)	Vesting terms
23 Aug 21	Time Based	6,216,750	4.53	6,216,750	All vested
23 Aug 21	Time Based (initial option grant)	23,045,965	10.00	15,844,101	6.25% of total options vest at the end of each quarter (Vesting to complete by 30 June 2025)
23 Aug 22	Time Based (subsequent option grant)	3,687,354	10.00	3,226,435	12.5% of total options vest at the end of each quarter (Vesting to complete by 30 June 2024)
23 Aug 23	Time Based (subsequent option grant)	3,687,354	10.00	1,382,758	12.5% of total options vest at the end of each quarter (Vesting to complete by 30 June 2025)
13 Sep 2023	Time Based	6,400,000	5.87	Nil	Refer terms provided in “CEO Service Agreement terms”
13 Sep 2023	Performance Based	1,600,000	5.87	Nil	Refer terms provided in “CEO Service Agreement terms”
13 Sep 2023	RSU	102,215	0.0001	Nil	Refer terms provided in “CEO Service Agreement terms”
13 Sep 2023	PBU	238,500	0.0001	Nil	Refer terms provided in “CEO Service Agreement terms”

Performance based options aggregating to 1,843,677, having an exercise price of US$ 10, have not been granted as the EBITDA target have not met yet.

Determination of CEO’s Annual Bonus for the period ended March 31, 2024

For the period ended March 31, 2024, 90% of Mr. Sinha’s maximum target bonus of INR 103,300,000 was payable by reference to the Company’s performance against financial criteria. The Company achieved 105.75% of the relevant financial targets ((Achieved EBITDA/ Budgeted EBITDA)/2 + (Achieved Revenue/ Budgeted Revenue)/2)) in Fiscal 2023-24. Accordingly, Mr. Sinha was entitled to a bonus payment of INR 98,315,775 (105.75% of 90% of INR 103,300,000) in respect of these financial criteria. The Board considers that the Budgeted EBITDA and Budgeted Revenue are commercially sensitive to the Company and accordingly this information is not disclosed. The Board expects that this information will remain commercially sensitive and so does not expect it to be reported to shareholders in future. In respect of each of the non-financial parameters set by the Board for the award of the remaining 10% of Mr. Sinha’s target bonus for the financial year ended March 31, 2024 (strategic orientation, operational effectiveness, and governance stewardship) the Remuneration Committee considered that Mr. Sinha’s performance merited the allocation of the bonus pertaining to the non-financial parameters, reflecting his contributions and commitment to the Company’s strategic goals and accordingly the Committee exercised its discretion to recommend a bonus payment to Mr. Sinha in respect of these non-financial criteria of INR 10,330,000 (100% of 10% of INR 103,300,000). The Board approved both elements of Mr. Sinha’s bonus and accordingly he has been paid a total of INR 108,645,775 in respect of his contractual bonus entitlement for the year ended March 31, 2024.

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Pursuant to the CEO Service Agreement, Mr. Sinha’s employment will continue indefinitely until terminated by him or the Company on six months’ notice (but the Company may pay him the amounts to which he would be entitled for that period in lieu of notice). If the Company terminates Mr. Sinha’s employment without “cause” or he resigns for “good reason” (each as defined in the CEO Service Agreement) otherwise than within 12 months following a change in control of the Company, subject to Mr. Sinha’s execution of a release of claims in favour of the Company he will be entitled to receive (i) 12 months’ base salary, (ii) a prorated portion of his annual bonus for the year of termination, (iii) a payment in lieu of 12 months’ medical coverage paid by the Company for 12 months and (iv) accelerated granting and vesting of options in accordance with the Employee 2021 Incentive Award Plan (“2021 Plan”) and Mr. Sinha’s option grants. If such qualifying termination occurs within 12 months following a change in control of the Company, subject to Mr. Sinha’s execution of a release of claims in favour of the Company, he will be entitled to receive (i) 18 months’ base salary and target bonus, (ii) a prorated portion of his annual bonus for the year of termination, (iii) a payment in lieu of 18 months’ medical coverage paid by the Company and (iv) accelerated granting and vesting of options in accordance with the 2021 Plan and Mr. Sinha’s option grants. The employment agreement also subjects Mr. Sinha to restrictive covenants, including non-competition, non-solicitation of customers and employees, non-dealing and non-hire, in each case, lasting for 12 months following the termination of his employment.

Determination of CEO’s Discretionary Special Bonus

In respect of Fiscal 2023-24 and Fiscal 2024-25, the discretionary special bonuses paid to Mr. Sinha are subject to him achieving the minimum parameters to earn any of the financial bonus part of his annual target bonus (as defined in the CEO Service Agreement) for the relevant financial year. If these minimum parameters are not achieved, Mr. Sinha will be required to repay the entire post tax amount of the relevant discretionary special bonus to the Company within 90 days of the end of the relevant financial year. The minimum parameters to earn the discretionary special bonus for the Fiscal 2023-24 have been achieved.

Employment Agreement of Executive Officers other than Sumant Sinha

The employment agreements of the Company’s executive officers other than Mr. Sinha are governed by Indian law. The agreements may be terminated by either party with prior written notice of 90 days. We also reserve the right to terminate the employment with immediate effect without any compensation or notice, on account of any act which may constitute ‘misconduct’ under our policies or applicable laws. Executive officers are entitled to a monthly compensation and share options. For more details on their compensation, see section titled “Compensation of the Executive Director and Senior Management” above and “Equity Compensation” below.

Equity Compensation

Employee 2021 Incentive Award Plan

On August 23, 2021, we adopted and our shareholders have approved the Employee 2021 Incentive Award Plan, or the “Employee 2021 Plan”, under which ReNew Global may grant cash and equity-based incentive awards to eligible employees, including our executive directors, in order to attract, retain and motivate the persons who make important contributions to ReNew Global. The material terms of the Employee 2021 Plan are summarized below.

(a)
Eligibility and administration

Our and our subsidiaries’ employees are eligible to receive awards under the Employee 2021 Plan. The Employee 2021 Plan is administered by the Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (referred to collectively as the plan administrator below), subject to the limitations imposed under the Employee 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Employee 2021 Plan, to interpret the Employee 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the Employee 2021 Plan as it deems

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advisable. The plan administrator also has the authority to grant awards, determine which eligible employees receive awards and set the terms and conditions of all awards under the Employee 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Employee 2021 Plan.

(b)
Shares available for awards

The shareholders have approved at the AGM 2023 for increasing the number of shares available for issuance by 22,969,839 Class A Ordinary Shares, in addition to the existing number available for issuance, thereby taking overall limits to 88,000,000 Class A Ordinary Shares, which includes 1,300,000 Class A Ordinary Shares for Non-Employee 2021 Plan. An aggregate of 26,468,450 Class A Ordinary Shares is available for issuance under the Employee 2021 Plan and an aggregate of 900,268 Class A Ordinary Shares is available for issuance under the Non-Employee 2021 Plan.

As of March 31, 2023, options for 366,064 Class A Ordinary Shares had been exercised pursuant to the Employee 2021 Plan and 232,302 RSU had been exercised pursuant to the Non-Employee 2021 Plan.

If an award under the Employee 2021 Plan expires, terminates, is settled for cash, is canceled without having been fully exercised or is forfeited, any unused shares subject to the award will, as applicable, become or again be available for new grants under the Employee 2021 Plan. Awards granted under the Employee 2021 Plan in substitution for any options or other share or share-based awards granted by an entity before the entity’s merger or consolidation with ReNew Global or acquisition of the entity’s property or share will not reduce the shares available for grant under the Employee 2021 Plan, but may count against the maximum number of shares that may be issued upon the exercise of the ISOs (as defined below).

(c)
Awards

The Employee 2021 Plan provides for the grant of share options, including incentive share options, or “ISOs,” and nonqualified share options, or “NSOs,” share appreciation rights, or “SARs,” restricted share, RSUs, and other share or cash based awards. All awards under the Employee 2021 Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

•
Share Options and SARs.Share options provide for the purchase of shares in ReNew Global in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from ReNew Global an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of an option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of an option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).
•
Restricted Share and RSUs. A restricted share award is an award of nontransferable ordinary shares that remain forfeitable unless and until specified conditions are met and which will be subject to a purchase price of at least the nominal value of the shares. RSUs are contractual promises to deliver our shares in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on our shares prior to the delivery of the underlying shares. The plan administrator may provide that the delivery of

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the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to restricted share and RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Employee 2021 Plan.
•
Other Share or Cash Based Awards. Other share or cash-based awards are awards of cash, fully vested ordinary shares and other awards valued wholly or partially by referring to, or otherwise based on, ordinary shares or other property. Other share or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other share or cash-based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.
(d)
Performance criteria

The plan administrator may select performance criteria for an award to establish performance goals for a performance period.

(e)
Certain transactions

In connection with certain corporate transactions and events affecting our shares, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the Employee 2021 Plan in relation to employees other than the CEO to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the Employee 2021 Plan and replacing or terminating awards under the Employee 2021 Plan. In the case of the CEO, the consequences of change in control would be as set out in his employment agreement. In addition, in the event of certain non-reciprocal transactions with our shareholders, the plan administrator will make equitable adjustments to awards outstanding under the Employee 2021 Plan as it deems appropriate to reflect the transaction.

If, upon a change in control, any options held by officers of ReNew Global are not assumed by the successor entity, such options will accelerate and vest immediately upon the closing of the transaction constituting a change in control.

(f)
Plan amendment and termination

The Board may amend or terminate the Employee 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Employee 2021 Plan, may materially and adversely affect an award outstanding under the Employee 2021 Plan without the consent of the affected participant and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. Further, the plan administrator may not and shall not have the right to, without the approval of our shareholders, amend any outstanding share option or SAR to reduce its price per share. The Employee 2021 Plan will remain in effect until the tenth anniversary of its effective date, unless earlier terminated by the Board. No awards may be granted under the Employee 2021 Plan after its termination.

(g)
Claw-back provisions, transferability and participant payments

All awards will be subject to any company claw-back policy as may be set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the Employee 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations

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order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Employee 2021 Plan and exercise price obligations arising in connection with the exercise of share options under the Employee 2021 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, ordinary shares that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.

(h)
Sumant Sinha Option Grants

On August 23, 2021, immediately following the Closing of the Business Combination, Mr. Sinha was granted options to purchase 29,262,715 Class A Ordinary Shares of the Company. 6,216,750 of these options have an exercise price of $ 4.53 per Class A Ordinary Share and are fully vested. The remaining 23,045,965 of these options have an exercise price of $10 per Class A Ordinary Share and 6.25% of them vest at the end of each quarter (with the first vesting on September 30, 2021) until they are fully vested, subject to Mr. Sinha’s continuous employment through each such vesting date. Vesting will be accelerated in the event of the termination of Mr. Sinha’s employment other than by the Company for cause or by Mr. Sinha without good reason (as such terms are defined in his service agreement) or in the event of a change in control (as defined in the Employee 2021 Plan) to which Mr. Sinha objects in writing, or in the case of cessation of employment for death or incapacitation. All the said Options granted to Mr. Sumant Sinha will expire on August 23, 2031 unless exercised earlier. 15,844,101 of these options had vested by March 31, 2024.

Pursuant to the CEO Service Agreement Mr. Sinha is entitled to be granted: (a) ‘time -based options’ to purchase 3,687,354 Class A Ordinary Shares, respectively, in the Company on August 23, 2022 and on August 23, 2023, and then, subject to his continued employment through each grant date, on August 23 in each of 2024 and 2025; and (b) ‘performance-based options’ to purchase 921,839 Class A Ordinary Shares in the Company within 60 days following the end of the Company’s financial years ending on March 31 in 2022, 2023, 2024 and 2025, subject to Mr. Sinha’s continuous employment through each grant date and the Group’s achieving its consolidated target EBITDA for those years in its pre- Closing investor presentation as filed with the SEC (2022: US$ 810 million; 2023: US$ 1,135 million; 2024: US$ 1,425 million; 2025: US$ 1,685 million). If the EBITDA target so fixed for any financial year is not met, then the grants will accumulate and Mr. Sinha will be entitled to receive a full catch-up of all previous ungranted performance-based options in the first year when the consolidated EBITDA target for the year is met. If none of the targets are met for the 5 financial years after the Grant Date, then future grants of the performance-based options will be subject to meeting the consolidated EBITDA targets set by the Board. Each of the time- based options and the performance-based options will vest as to 12.5% on the last day of each of the first eight calendar quarters after their respective grant date. All the aforesaid options are at an exercise price of US$ 10 per share.

During the Fiscal 2023-24, (a) a grant of an LTIP award, consisting of 102,215 Restricted Stock Units (RSU) and 238,500 Performance Based Units (PBU) (with a fair value of approximately US$ 2.0 million) under the Company’s Employee 2021 Incentive Award Plan in respect of Fiscal 2023-24 and (b) a grant of additional employee share options to purchase 8,000,000 Class A Ordinary Shares under the Company’s Employee 2021 Incentive Award Plan.

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A summary of grants made and vested up to March 31, 2024 is mentioned above in “Sumant Sinha Employment Agreement”.

(i)
Management Option Grants

During the financial year ended March 31, 2024, the executive officers (other than CEO) were granted an option to purchase 560,000 Class A Ordinary Shares of the Company which we refer to as the “Management Options”. The Management Options have a weighted average exercise price per Class A Ordinary Share equal to $ 5.84 and vest as per the following terms.

(iii)
80% of the share options granted will vest over a period of four years in a time based manner out of which the first 20% will vest after a period of 1 year from the date of grant and the remaining 60% will vest over the next 12 quarters (5% per quarter).
(iv)
In addition, 5% of the share options will vest at every anniversary of the grant date as mentioned below:

Company EBITDA budgeted for the fiscal year	Options vested
(%)
Delivered at 100%	1.0x
Delivered between 90% & 100%	0.5x to 1.0x linear
Delivered below 90%	0.0x

(v)
If any options do not vest based on the performance criteria indicated above during the 4 year period, they will vest on the fourth anniversary of the grant date if the Group achieves its budgeted EBITDA cumulatively over the said 4 years in absolute value (cumulative EBIDTA target for the relevant years) terms.
(j)
Restrictive Stock Units (RSU) and Performance Based Units (PBU)

During the financial year ended March 31, 2024, certain members of management (other than CEO) were granted an RSUs and PBUs to purchase 204,462 Class A Ordinary Shares of the Company which we refer to as the “RSU and PBU”. The RSU/PBU shall vest as per the following terms:

Salient Plan Features	Details
Objective(s)	• To drive business performance, sustainability agenda and superior share price performance • To attract and retain high performing senior-level talent
Number of LTI Plans	Two Plans: Restricted Stock Units(RSUs) and Performance Based Units (PBUs)
Settlement	Class A Ordinary Shares of ReNew Global
Exercise Price	$0.0001
Grant Frequency	Annual (effective 1st July every year) subject to grant approval by the Remuneration Committee. (as an exception Fiscal’24 grant is with a different timeline)
Vesting Schedule
•
RSUs: On the 1st anniversary of the Grant Date - 33%;
•
On the 2nd anniversary of the Grant Date – 33%;
•
On the 3rd anniversary of the Grant Date – 34%
•
PBUs: On the 3rd anniversary of the Grant Date – 100% subject to achievement of Performance Metrics

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Salient Plan Features	Details
Performance metrics** for vesting of PBUs	• Revenue: 20% Weight • Profit After Tax (PAT): 35% Weight • Operating Cash Flow (OCF): 35% Weight • ESG Rating: 10%Weight Relative Total Shareholder Return (R-TSR) will be used as an additional modifier

Financial Performance

(i) Financial Performance will be assessed on a consolidated basis against targets approved by the Board annually in respect of the period of three fiscal years beginning with the fiscal year in which the Grant Date falls. While performance will be assessed against annual performance in each of these three fiscal years (equally weighted), PBUs will vest only at the end of 3 years from the Grant Date.

(ii) Performance evaluation would be done basis unaudited annual results of Renew generally published around June of the following financial year.

(iii) Performance evaluation will be done as per the table below. There would be straight -line interpolation between performance levels and vesting will be computed on each metric separately.

Performance Evaluation (% of Target)	Accrual / Vesting of PBUs
Below Threshold or <85% of Target	0%
At Threshold (85% of Target)	75%
At Target (100% of Target)	100%
At Maximum (115% of Target)	125%

ESG Performance

•
ESG performance will be evaluated via Sustainalytics’ ESG Risk Rating scale (or equivalent metric as determined by the Remuneration Committee in its absence) on an annual basis over three financial years from the year of Grant Date. The last three annual ratings available on the date of Vesting will be considered for performance evaluation.
•
Vesting will occur by reference to ReNew’s ESG Risk Category at the end of each of the last three years as follows: Negligible – 125%; Low – 100%, Medium – 75%; High or Severe – 0%.

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Salient Plan Features	Details
Financial Performance (for each of Revenue, PAT and OCF)

Relative-Total Shareholder Return Performance (R-TSR)

The numbers of Performance Based Units that will vest on the basis of Financial Performance and ESG Performance calculated as set out above will, however, be modified as follows.

•
R-TSR Performance will be evaluated on the basis of ReNew’s TSR performance in comparison to other companies’ TSR performance in the S&P Global Clean Energy Index (or such other Index as may be approved by the Remuneration Committee from time to time) over the same period of 3 fiscal years (1st day of the first fiscal and the last day of the last fiscal) as financial performance evaluation] (no annual assessment)
•
The R-TSR Vesting Modifier ranges from -25% of Target (Bottom Quartile performance) to +25% (Top Quartile performance).

•
The R-TSR Vesting Modifier percentage will be added to / reduced from (as the case may be) the vesting percentage computed on the basis of Financial Performance and ESG Performance at the end of the third year from the Grant Date.
•
The overall number of Performance Based Units vesting following such modification in respect of each metric (excluding those for which no shares vest) therefore will range from 50% at threshold performance to 150% at maximum performance (i.e., 75%-25% to 125%+25%). There would be straight-line interpolation between Bottom and Top Quartiles.

Notwithstanding the foregoing, vesting shall terminate immediately upon the Participant’s termination of employment or other service relationship other than due to death or disability or retirement.

Non-Employee 2021 Incentive Award Plan

On August 23, 2021, ReNew Global adopted and our shareholders have approved the Non-Employee 2021 Incentive Award Plan, or the “Non-Employee 2021 Plan”, under which ReNew Global may grant cash and equity based incentive awards to eligible non-executive directors and eligible non-employee service providers in order to attract, retain and motivate the persons who make important contributions to it. The material terms of the Non-Employee 2021 Plan are summarized below.

(a)
Eligibility and administration

Our and our subsidiaries’ non-employee directors and eligible non-employee service providers will be eligible to receive awards under the Non-Employee 2021 Plan. The Non-Employee 2021 Plan is administered by the Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (referred to collectively as the plan administrator below), subject to the limitations imposed under the Non-Employee 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator has the authority to take all actions and make all determinations under the

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Non-Employee 2021 Plan, to interpret the Non-Employee 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the Non-Employee 2021 Plan as it deems advisable. The plan administrator also has the authority to grant awards, determine which eligible non-employee directors or non-employee service providers receive awards and set the terms and conditions of all awards under the Non-Employee 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Non-Employee 2021 Plan.

(b)
Shares available for awards

An aggregate of 300,000 Class A Ordinary Shares is initially available for issuance under the Non-Employee 2021 Plan; provided that in no event shall the aggregate number of ordinary shares issued under the Non-Employee 2021 Plan exceed a number equal to (i) the number of ordinary shares available for issuance under the Employee 2021 Plan minus (ii) the number of ordinary shares issued under the Employee 2021 Plan. The Board increased the number of shares available for issuance by 1,000,000 Class A Ordinary Shares (in addition to the existing number available for issuance, thereby taking the overall limit to 1,300,000 Class A Ordinary Shares) which was subsequently approved, by shareholders at the 2023 annual general meeting.

If an award under the Non-Employee 2021 Plan expires, terminates, is settled for cash, is canceled without having been fully exercised or is forfeited, any unused shares subject to the award will, as applicable, become or again be available for new grants under the Non-Employee 2021 Plan. Awards granted under the Non-Employee 2021 Plan in substitution for any options or other share or share based awards granted by an entity before the entity’s merger or consolidation with ReNew Global or acquisition of the entity’s property or shares will not reduce the shares available for grant under the Non-Employee 2021 Plan.

(c)
Awards

The Non-Employee 2021 Plan provides for the grant of share options, SARs, restricted shares, RSUs and other share or cash based awards. All awards under the Non-Employee 2021 Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting terms. A brief description of each award type is as follows:

•
Share Options and SARs.Share options provide for the purchase of shares in ReNew Global in the future at an exercise price set on the grant date. SARs entitle their holder, upon exercise, to receive from ReNew Global an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The term of a share option or SAR may not be longer than ten years.
•
Restricted Shares and RSUs. A restricted share award is an award of nontransferable ordinary shares that remain forfeitable unless and until specified conditions are met and which will be subject to a purchase price of at least the nominal value of the shares. RSUs are contractual promises to deliver our shares in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on our shares prior to the delivery of the underlying shares. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to restricted shares and RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Non-Employee 2021 Plan.
•
Other Share or Cash Based Awards. Other share or cash based awards are awards of cash, fully vested ordinary shares and other awards valued wholly or partially by referring to, or otherwise based on, ordinary shares or other property. Other share or cash based awards may be granted to participants and

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may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other share or cash based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.
(d)
Certain transactions

In connection with certain corporate transactions and events affecting our shares, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the Non-Employee 2021 Plan in relation to non-employee directors to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the Non-Employee 2021 Plan and replacing or terminating awards under the Non-Employee 2021 Plan. In addition, in the event of certain non-reciprocal transactions with our shareholders, the plan administrator will make equitable adjustments to awards outstanding under the Non-Employee 2021 Plan as it deems appropriate to reflect the transaction.

If, upon a change in control, any awards issued under the Non-Employee 2021 Plan are not assumed by the successor entity, such awards will accelerate and vest immediately upon the closing of the transaction constituting a change in control.

(e)
Plan amendment and termination

The Board may amend or terminate the Non-Employee 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Non-Employee 2021 Plan, may materially and adversely affect an award outstanding under the Non-Employee 2021 Plan without the consent of the affected participant and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Non-Employee 2021 Plan will remain in effect until the tenth anniversary of its effective date, unless earlier terminated by the Board. No awards may be granted under the Non-Employee 2021 Plan after its termination.

(f)
Claw back provisions, transferability and participant payments

All awards will be subject to any company claw back policy as may be set forth in such claw back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the Non-Employee 2021 Plan are generally non transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Non-Employee 2021 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, ordinary shares that meet specified conditions, a “market sell order,” or any combination of the foregoing.

For the year ended March 31, 2024, the aggregate compensation, including directors’ fees but excluding grants of share options, to our executive director and executive officers included in the list herein, was US$ 9,899,421. Our agreements with each of the members of senior management are listed in the section titled “Compensation—Sumant Sinha Employment Agreement” and “Compensation—Employment Agreement of Executive Officers other than Sumant Sinha.” Except as otherwise disclosed, the above cash compensation does not include share compensation and employee benefits to our directors and senior management.

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Outstanding Options at the Company (for directors and executive officers)

Outstanding Options as of March 31, 2023	Options Granted during the year	Options exercised during the year	Options cancelled/forfeited during the year	Outstanding as of March 31, 2024
23 Aug 21	Time Based	6,216,750	4.53	6,216,750
23 Aug 21	Time Based (initial option grant)	23,045,965	10.00	15,844,101

Notes:

This includes options granted/cancelled with respect to Mr. Kedar Upadhye, who resigned from the position of CFO.

Compensation Clawback Policy

In fiscal year 2024, we adopted a Compensation Clawback Policy in compliance with the SEC rules and Nasdaq listing standards to recover any excess incentive-based compensation from current and former executive officers after an accounting restatement.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the shareholders of ReNew Global as at March 31, 2024 by:

•
each person known by us who is the beneficial owner of 5% or more of our outstanding Class A, Class B, Class C and Class D Ordinary Shares;
•
each of our executive officers and directors individually; and
•
all of our executive officers and directors as a group.

As of March 31, 2024, 244,266,823 Class A Ordinary Shares par value $ 0.0001 per share, one Class B Ordinary Share par value $ 0.0001 per share, 118,363,766 Class C Ordinary Shares par value $0.0001 per share, one Class D Ordinary Share par value $0.0001 per share, one Deferred Share par value US$ 0.01 per share and 50,000 Redeemable Preference Shares par value GBP 1.00 per share, were issued and outstanding. The Company as of March 31, 2024 held 38,698,288 Class A Ordinary Shares par value $0.0001 per share as treasury shares.

Upon the sale or transfer of a Class C Ordinary Share by CPP Investments, each such Class C Ordinary Share will automatically be re-designated as one (1) Class A Ordinary Share in the hands of a transferee.

Name of Shareholders	No. of Class A shares held	Percentage of Class A Ordinary Shares(1)	No. of Class B shares held	Percentage of Class B Ordinary Shares(2)	No. of Class C shares held	Percentage of Class C Ordinary Shares	No. of Class D shares held	Percentage of Class D Ordinary Shares
CPP Investment Board(3)	88,846,844	34.6		—	118,363,766	100.0	1	100.0
Platinum Cactus(4)	58,170,916	23.8		—	—	—	—	—
JERA(5)	28,524,255	11.7		—	—	—	—	—
Mr. Sumant Sinha(6) (7)	26,670,044	9.8	1	100.0	—	—	—	—
Mr. Manoj Singh	37,471	*		—	—	—	—	—
Sir Sumantra Chakrabarti	37,471	*		—	—	—	—	—
Ms. Vanitha Narayanan	37,471	*		—	—	—	—	—
Ms. Paula Gold- Williams	—	—		—	—	—	—	—
Mr. Philip Graham New	—	—		—	—	—	—	—
Ms. Nicoletta Giadrossi	—	—		—	—	—	—	—
Ms. Kavita Saha	—	—		—	—	—	—	—
Mr. Yuzhi Wang	—	—		—	—	—	—	—
Mr. William Bowen Shephard Rogers	—	—		—	—	—	—	—
Mr. Kailash Vaswani(7)	*	*	—	—	—	—	—	—
Mr. Mayank Bansal	*	*	—	—	—	—	—	—
Mr. Sanjay Varghese	*	*	—	—	—	—	—	—
Mr. Balram Mehta	*	*	—	—	—	—	—	—
All directors and executive officers as a group (14 persons)(8)	30,279,548	11.0	1	100.0	—	—	—	—

Notes:

* Less than 1%

(1)
In calculating the percentages, (a) the numerator is the relevant holder’s beneficial holding of Class A Ordinary Shares as of March 31, 2024 (calculated as set out above, including the number of Class A Ordinary Shares issuable upon the exercise of employee share options or other convertible securities exercisable any time within 60 days); and (b) the denominator is calculated by adding the aggregate number of Class A Ordinary Shares outstanding as of March 31, 2024 and the number of Class A Ordinary Shares issuable upon the exercise of employee share options or other convertible securities that, as of March 31, 2024, were held by the relevant holder and exercisable within 60 days, if any (but not the number of Class A Ordinary Shares issuable upon the exercise of employee share options or other convertible securities held by any other beneficial owner).
(2)
In calculating the percentages, (a) the numerator is calculated by adding the number of Class B Ordinary Shares held by such beneficial owners; and the denominator is calculated by adding the aggregate number of Class B Ordinary Shares outstanding.
(3)
Represents one Class D Ordinary Share, 118,363,766 Class C Ordinary Shares and 76,501,166 Class A Ordinary Shares, plus beneficial interests in 12,345,678 Class A Ordinary Shares. The Class D Ordinary Share represents a number of votes from time to time (as at March 31, 2024: 12,345,678) equal to the number of Class A Ordinary Shares that would have been issued to CPP Investments and its affiliates if CPP Investments and its affiliates had exchanged the ReNew India Ordinary Shares that they held at such time for Class A Ordinary Shares at the exchange ratio under the Business Combination Agreement. The Class D Ordinary Share held by CPP Investments shall cease to have any voting rights or rights to dividends

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and other distributions immediately upon the transfer and contribution to ReNew India of all of the ReNew India Ordinary Shares held by CPP Investments in exchange for Class A Ordinary Shares. The Business Combination Agreement grants CPP Investments the right to, at its discretion, transfer the ReNew India Ordinary Shares held by CPP Investments to ReNew Global in exchange for an aggregate of 12,345,678 Class A Ordinary Shares. Accordingly, the table above reflects CPP Investments beneficial ownership of Class A Ordinary Shares assuming CPP Investments had transferred all its ReNew India Ordinary Shares in exchange for Class A Ordinary Shares. Investment and voting power with regard to shares beneficially owned by CPP Investments rests with Canada Pension Plan Investment Board. John Graham is the President and Chief Executive Officer of Canada Pension Plan Investment Board and, in such capacity, may be deemed to have voting and dispositive power with respect to the shares beneficially owned by Canada Pension Plan Investment Board. Mr. Graham disclaims beneficial ownership over any such shares. The address for CPP Investments is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada.
(4)
Platinum Cactus is a trust established under the laws of the Abu Dhabi Global Market by deed of settlement dated March 28, 2019 between Platinum Cactus and Platinum Hawk C 2019 RSC Limited. Platinum Hawk C 2019 RSC Limited is the trustee of Platinum Cactus. Platinum Hawk C 2019 RSC Limited is a wholly owned subsidiary of ADIA, the beneficial owner of 58,170,916 Class A Ordinary Shares. The principal business address of ADIA is 211 Corniche Street, P.O. Box 3600, Abu Dhabi, United Arab Emirates 3600. The address of Platinum Hawk C 2019 RSC Limited is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates. ADIA is a public institution wholly owned by the Government of the Emirate of Abu Dhabi and subject to its supervision.
(5)
JERA Power RN B.V. is a company organised under the laws of the Netherlands, and wholly owned subsidiary of JERA Co., Inc., having its registered office at De entrée 250, 1101EE Amsterdam, The Netherlands. Under SEC rules, JERA Co., Inc. may be deemed to have beneficial ownership of the shares held by JERA Power RN B.V. JERA Co., Inc., a company organised under the laws of Japan. JERA Co., Inc. is managed by a board of directors and because the board of directors acts by consensus / majority approval, none of the members of the JERA Co., Inc. board of directors has sole voting or dispositive power with respect to the securities of ReNew held by JERA. JERA Co., Inc, has its registered office at Nihonbashi Takashimaya Mitsui Building 25th Floor 2-5-1 Nihonbashi, Chuo-ku, Tokyo, 103-6125, Japan.
(6)
Mr. Sinha is the record holder of one Class B Ordinary Share, which carries voting rights equal to a number of votes from time to time (as at March 31, 2024: 11,437,725) equal to the number of Class A Ordinary Shares that would have been issued to the Founder Investors and their affiliates, if the Founder Investors and their affiliates had exchanged the ReNew India Ordinary Shares that they held at such time for Class A Ordinary Shares at the exchange ratio of 1 to 0.8289 under the Business Combination Agreement. As at March 31, 2024, 82 Class A Ordinary Shares would have been so issuable to Mr. Sinha, 6,498,328 to Cognisa and its affiliates and 4,939,313 to Wisemore and its affiliates. Cognisa and Wisemore are directly owned and controlled by Mr. Sinha. As a result, Mr. Sinha may be deemed to share beneficial ownership over the securities held by each of Cognisa and Wisemore. In addition, 26,670,044 Class A Ordinary Shares are issuable upon the exercise of options held by Mr. Sinha that were exercisable within 60 days as of March 31, 2024.
(7)
Represents Class A Ordinary Shares issued and issuable upon the exercise of options held by Messrs. Sumant Sinha, Kailash Vaswani, Mayank Bansal, Sanjay Varghese and Balram Mehta and that were exercisable within 60 days as of March 31, 2024.
(8)
This includes 30,279,548 options held by the executive director and executive officers of ReNew Global that are vested and exercisable, and that were exercisable within 60 days as of March 31, 2024.

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RELATED PARTY TRANSACTIONS

The Group enters into transactions with related parties from time to time.

Shareholders Agreement

The Company entered into the ReNew Global Shareholders Agreement on August 23, 2021 with the Founder Investors, GSW, CPP Investments, Platinum Cactus, JERA and RMG Sponsor II, or together the “Shareholders Agreement Investors”. On April 28, 2023, when GSW ceased to hold any Shares, the ReNew Global Shareholders Agreement terminated with respect to GSW and GSW ceased to be a Shareholders Agreement Investor. Pursuant to an amendment agreement dated July 17, 2023 (executed on July 24, 2023) between the Company and the Shareholders Agreement Investors, the ReNew Global Shareholders Agreement was amended, inter-alia to change the parties’ agreements as to the rights of major investors in the Company under the ReNew Global Shareholders Agreement to appoint directors and associated provisions.

Furthermore, on July 24, 2023, Renew Global entered into a standstill agreement with CPP Investments (the “Standstill Agreement”), pursuant to which CPP Investments agreed not to, directly or indirectly and either alone or jointly, acquire, offer or propose to acquire, or enter into any agreement to acquire any interest in any Class A Ordinary Shares (or rights or options to acquire any Class A Ordinary Shares), or any securities convertible into or exchangeable for Class A Ordinary Shares from July 24, 2023 to July 23, 2026, subject to certain exceptions and other terms and conditions set forth therein, including earlier termination of the standstill period upon the occurrence of certain events.

Pursuant to the ReNew Global Shareholders Agreement, among other things, the Company and the Shareholders Agreement Investors agreed that the majority of the directors on the Board will not be resident in India, the United Kingdom, the Channel Islands or the Isle of Man. From and after August 23, 2023, the ReNew Global Shareholders Agreement requires the Board to be comprised of (i) up to ten (10) Directors, if there are three (3) or fewer Investor Nominee Directors (other than the Founder Director) or (ii) up to eleven (11) Directors, if there are four (4) Investor Nominee Directors (other than the Founder Director), in each case (A) a majority of whom must be Independent Directors, and (B) at least two (2) of the directors must be female.

Pursuant to the ReNew Global Shareholders Agreement, certain Shareholders Agreement Investors have the right to appoint or reappoint certain directors (“Investor Nominee Directors”) to the Board as follows:

(i)
until August 23, 2023, for so long as Platinum Cactus, together with its affiliates, holds at least 15% of the Equivalent Outstanding Voting Beneficial Shares, Platinum Cactus has the right to appoint one (1) director to the ReNew Global Board, who initially was Mr. Projesh Banerjea and is now Mr. Yuzhi Wang;
(ii)
until August 23, 2023, for so long as CPP Investments, together with its affiliates, holds: (i) at least 26% of the Equivalent Outstanding Voting Beneficial Shares, CPP Investments has the right to appoint two Directors to the ReNew Global Board, or (ii) at least 15% of the Equivalent Outstanding Voting Beneficial Shares, CPP Investments has the right to appoint one Director to the ReNew Global Board; CPP Investments initially appointed Mr. Anuj Girotra and has now appointed Ms. Kavita Saha and Mr. Bill Rogers;
(iii)
for so long as the Founder Investors, together with their affiliates, hold at least 40% of the Equivalent Voting Beneficial Shares held by the Founder Investors as of the Closing Date or (ii) for so long as the Founder is the Chief Executive Officer or Chairman of the ReNew group, whichever is longer, the Founder Investors have the right to appoint one (1) director (the “Founder Director”) to the ReNew Global Board, which must be the Founder himself for so long as he is the Chief Executive Officer or Chairman of the ReNew group; and

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(iv)
from August 23, 2023 any “Major Investor” (being the Shareholders Agreement Investor holding the largest Effective Economic Interest, if it holds at least 26% of the Equivalent Outstanding Voting Beneficial Shares) will be entitled to appoint two Directors to the ReNew Global Board and either the two (if there is a Major Investor) or the four (if there is not) Voting Investors (being shareholders other than the Founder Investors) holding the highest percentages (provided these are at least 15%) of the Equivalent Outstanding Voting Beneficial Shares will have the right to appoint one Director.

The Company and the Shareholders Agreement Investors agreed to take all necessary actions to give effect to the director appointment rights of the applicable Shareholders Agreement Investors (including, with respect to the Shareholders Agreement Investors, voting their ReNew Global Shares in favour of the appointment, reappointment or removal, as applicable, of such Shareholders Agreement Investors’ respective appointed directors).

Pursuant to the ReNew Global Shareholders Agreement, the Company is required to procure that, by no later than August 23, 2027, each Director (other than Directors who hold an executive position with the Company) is elected on an annual basis at a general meeting of the Company’s shareholders.

Pursuant to the ReNew Global Shareholders Agreement, the Company and the Shareholders Agreement Investors agreed that, any action by the Board to increase or decrease the maximum size of the Board will require the prior written consent of each Shareholders Agreement Investor that has the right to appoint a director at such time pursuant to the terms of the ReNew Global Shareholders Agreement, except that if a Shareholders Agreement Investor with a director appointment right ceases to have such appointment right, the size of the Board may be decreased by the director such Shareholders Agreement Investor ceases to have such right to appoint, without the consent of any Shareholders Agreement Investor.

“Effective Economic Interest” means, with respect to a Shareholders Agreement Investor or a Significant Shareholder, as applicable, at a particular time of determination, the percentage equal to (a) (i) the total number of Class A Ordinary Shares and Class C Ordinary Shares, if any, held by such Shareholders Agreement Investor and its affiliates or such Significant Shareholders and its affiliates, as applicable, at such time, plus (ii) the number of Class A Ordinary Shares that would have been issued to such Shareholders Agreement Investor and its affiliates or such Significant Shareholder and its affiliates, as applicable, had they exchanged the ReNew India Ordinary Shares, if any, that they continue to hold at such time for Class A Ordinary Shares at the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to Company’s ordinary shares or ReNew India Ordinary Shares after the Closing), divided by (b) the Equivalent Outstanding Economic Beneficial Shares at such time. However, the effect of the issue or buy-back of certain shares after August 23, 2021, is disregarded for the purpose of this calculation under the ReNew Global Shareholders Agreement.

“Equivalent Outstanding Economic Beneficial Shares” means, at a particular time of determination, (a) the total number of Class A Ordinary Shares and Class C Ordinary Shares issued and outstanding at such time, plus (b) the total number of Class A Ordinary Shares that would have been issued to Shareholders Agreement Investors and their affiliates if they had exchanged the ReNew India Ordinary Shares that they continue to hold at such time for Class A Ordinary Shares at the exchange ratio (0.8289) under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global’s shares or ReNew India Ordinary Shares after the Closing).

“Equivalent Outstanding Voting Beneficial Shares” means, as of a particular time of determination, an amount equal to (a) the aggregate of the Equivalent Voting Beneficial Shares of the Founder Investors and CPP Investments and their respective affiliates as of such time, plus (b) the total number of issued and outstanding Class A Ordinary Shares as of such time.

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“Equivalent Voting Beneficial Shares” means, with respect to the Founder Investors or CPP Investments, as applicable, as of a particular time of determination, an amount (rounded down to the nearest whole number) equal to (a) the number of ReNew India Ordinary Shares held as of such time by such Investor and its affiliates on an as-converted basis, multiplied by (b) 0.8289 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Ordinary Shares after the Closing).

“ReNew India Ordinary Shares” means the equity shares in the issued, subscribed and paid-up share capital of ReNew India having a par value of Rs. 10 each.

Removal; Resignation; Vacancies

Each Shareholders Agreement Investor that has the right to appoint a director to the Board has the right to remove its appointed director on the Board and the exclusive right to appoint a replacement director to fill any vacancy that is created at any time by the death, disqualification, disability, retirement, removal, failure of being elected or resignation of such Shareholders Agreement Investors’ appointed director on the Board, and the Company will be obligated to cause such vacancy to be filled, as soon as possible, by such replacement director. The Company has further agreed that, subject to applicable law, it will not propose any resolution to its shareholders which would, if passed, remove, reduce, restrict, impair or otherwise prejudice the rights and powers of any Shareholders Agreement Investor (or any director appointed by such Shareholders Agreement Investor on the Board) under the ReNew Global Shareholders Agreement, including its director appointment rights, if any, other than any such resolution requested by such Shareholders Agreement Investor or that is required by applicable law.

If a Shareholders Agreement Investor with a director appointment right ceases to have such right pursuant to the terms of the ReNew Global Shareholders Agreement such that there are any seats on the Board for which no Shareholders Agreement Investor has the right to appoint a director, the selection of any director to full that seat will be conducted in accordance with applicable law and the organizational documents of the Company then in effect.

Board Committees; Other Governance Principles

In accordance with the ReNew Global Shareholders Agreement, the Company agreed to cause the Board to establish and maintain as follows:

•
from August 23, 2023, all committees of the Board will have a majority of directors that qualify as “independent” as determined in accordance with the rules and regulations of Nasdaq and the SEC; but any Major Investor will have the right to appoint one Investor Nominee Director to each committee except on the Audit Committee, and the Founder will have the right to appoint the Founder Director to the Nomination Committee and the Finance and Operations Committee;
•
by August 23, 2026, the Company and each Shareholder Agreement Investor must consult with each other in good faith concerning the member independence requirement for the committees of the Board; but if they do not reach agreement, then from that date all committees of the Board will consist only of directors that qualify as “independent” as determined in accordance with the rules and regulations of Nasdaq and the SEC, except for one representative of the ReNew group where necessary and permitted by applicable law; and

Unless already serving as a member of the applicable committee, upon the request of a Shareholders Agreement Investor that, together with its affiliates, holds an Effective Economic Interest equal to or greater than 10% and that has a director appointment right, the Company will be obligated to cause the director appointed by such Shareholders Agreement Investor to be appointed as an observer on each of the audit committee, the remuneration committee, the nomination committee and the finance and operations committee, who will be entitled to all rights and privileges of a member of such committee except for the right to vote in meetings of such committee and to be considered for purposes of the calculation of a quorum.

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Observer rights

JERA is entitled (provided that it, together with its Affiliates, holds at least 40% of the Class A Ordinary Shares held by it as of the Closing Date (excluding, any dilution post-Closing Date) and it does not hold a right to appoint an Investor Nominee Director at the relevant time)) from time to time to appoint one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place, (ii) for so long as RMG, together with its Affiliates, holds at least 40% of the Effective Economic Interest held by RMG as of the Closing Date (excluding, any dilution post-Closing Date), RMG shall be entitled from time to time to appoint one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place and (iii) for so long as the Founder, together with his Affiliates, including the other Founder Investors, holds at least 40% of the Effective Economic Interest held by the Founder Investors as of the Closing Date (excluding, any dilution post -Closing Date), the Founder shall be entitled from time to time to appoint one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place.

Founder Consultation Rights

Pursuant to the ReNew Global Shareholders Agreement, for so long as the Founder (together with his affiliates) holds any Ordinary Shares of the Company or ReNew India Ordinary Shares, the Company must first consult with the Founder in good faith before appointing or removing the Chief Executive Officer of the ReNew group or the Chairman of the Board.

Founder Investor Exchange Rights

At any time prior to August 20, 2026, each Founder Investor will have a right under the ReNew Global Shareholders Agreement to deliver a notice to the Company requiring the Company, at any time, subject to applicable law, as such Founder Investor may determine, to issue Class A Ordinary Shares to such Founder Investor and/or its Affiliates or nominees in exchange for the transfer to the Company of ReNew India Ordinary Shares held by such Founder Investor, at the same exchange ratio as applied under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global Shares or ReNew India Ordinary Shares after the Closing). The Company and the Shareholders Agreement Investors will agree to take all necessary actions (including, with respect to the Shareholders Agreement Investors, voting their ReNew Global Shares in favour of any resolution) to increase our share capital to effect and facilitate such issuance and to register such Class A Ordinary Shares pursuant to and in accordance with the Registration Rights, Coordination and Put Option Agreement.

Restrictions Relating to ReNew

For so long as CPP Investments or a Founder Investor continues to hold ReNew India Ordinary Shares following the Closing, the Company has agreed under the ReNew Global Shareholders Agreement not to permit the Company to, without CPP Investments’, such Founder Investor’s and, in the case of the matters contemplated by clauses (i) through (iii), Platinum Cactus’s prior written consent, as applicable: (i) issue shares, other than issuances to the Company or to a wholly owned subsidiary of the Company; (ii) alter or change the rights, preferences or privileges of the ReNew India Ordinary Shares; (iii) repurchase, buy- back or otherwise extinguish any ReNew India Ordinary Shares, other than in connection with the Founder Investors’ put rights under the Registration Rights, Coordination and Put Option Agreement; or (iv) amend or waive any provision of the constitutional documents of ReNew India, in each case, in a manner that is materially adverse and disproportionate to CPP Investments or such Founder Investor, as applicable, in relation to its ReNew India Ordinary Shares as compared to any other shareholder of the Company in relation to such shareholder’s ReNew India Ordinary Shares.

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ReNew India Ordinary Shares Transfer Restrictions

In addition, the Company and the Shareholders Agreement Investors have agreed, pursuant to the ReNew Global Shareholders Agreement, that the articles of association of ReNew India adopted with effect from the Closing will provide that CPP Investments and the Founder Investors will not be permitted to transfer any ReNew India Ordinary Shares other than to their respective affiliates or to the Company, except for certain transfers by the Founder Investors relating to indebtedness incurred by the Founder Investors and their affiliates.

ReNew Global Articles

Pursuant to the ReNew Global Shareholders Agreement, the Company on August 23, 2021 adopted the ReNew Global Articles with effect as of the Closing which, among other things, incorporated and gave effect to the applicable provisions of the ReNew Global Shareholders Agreement and the terms of the ordinary shares set forth in the ReNew Global Shareholders Agreement as discussed below and provide that the provisions of the ReNew Global Articles that incorporate and give effect to such provisions and terms may not be amended or waived without the prior written consent of the Shareholders Agreement Investors that hold an Effective Economic Interest. Pursuant to the ReNew Global Shareholders Agreement, the Company and the Shareholders Agreement Investors agreed that in the event of any conflict or inconsistency between the ReNew Global Shareholders Agreement and the ReNew Global Articles, it is their intent that the provisions of the ReNew Global Shareholders Agreement will prevail and the Company and the Shareholders Agreement Investors will take all necessary actions within their control (including, with respect to the Shareholders Agreement Investors, voting their ReNew Global Shares in favour of any resolution) to amend the ReNew Global Articles accordingly.

On July 24, 2023, the shareholders’ agreement dated August 23, 2021 between certain of the Company’s significant investors (the ‘‘Investors’’) and the Company (the ‘‘SHA’’) was amended with immediate effect, principally to change the parties’ agreements as to the rights of Investors in the Company under the SHA to appoint directors and associated provisions.

As required by the amended SHA, it was necessary to amend its articles of association (the ‘‘New Articles’’) so as to remove the inconsistencies between the Company’s previous articles of association and the SHA that have arisen as a result of the latter’s amendment. To understand the changes in full, shareholders are encouraged to review the full text of the New Articles. These amendments to the articles were approved unanimously by the Board on July 17, 2023 and subsequently by the shareholders at Annual General Meeting of the Company held on September 12, 2023.

Terms of ReNew Global Shares—Voting Rights

Pursuant to the ReNew Global Articles the following voting rights attach to the ReNew Global Shares:

•
each Class A Ordinary Share is entitled to one vote;
•
the Class B Ordinary Share represents a number of votes from time to time equal to the number of Class A Ordinary Shares that would have been issued to the Founder Investors and their affiliates if the Founder Investors and their affiliates had exchanged the ReNew India Ordinary Shares that they hold at such time for Class A Ordinary Shares at the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global Shares or ReNew India Ordinary Shares after the Closing);
•
the Class C Ordinary Share is not entitled to any voting rights; and
•
the Class D Ordinary Share represents a number of votes from time to time equal to the number of Class A Ordinary Shares that would have been issued to CPP Investments and its affiliates if CPP Investments and its affiliates had exchanged the ReNew India Ordinary Shares that they hold at such time for Class A Ordinary

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Shares at the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global Shares or ReNew India Ordinary Shares after the Closing).

Terms of ReNew Global Shares—Redemption and Cancellation; Conversion and Re-designation

Pursuant to the ReNew Global Shareholders Agreement, the ReNew Global Articles provide that (i) subject to applicable law, the Company may in its sole discretion redeem and cancel the Class B Ordinary Share for nominal value at any time after the Founder Investors and their respective affiliates cease to hold any ReNew India Ordinary Shares and (ii) the Company will redeem and cancel the Class D Ordinary Share for nominal value as soon as reasonably practicable following the transfer and contribution to ReNew Global of all of the ReNew India Ordinary Shares that continue to be held by CPP Investments and its affiliates following the Closing in exchange for Class A Ordinary Shares pursuant to the terms of the Business Combination Agreement.

In addition, pursuant to the ReNew Global Shareholders Agreement, the ReNew Global Articles provides that each Class C Ordinary Share will be automatically re -designated as one Class A Ordinary Share in the hands of a transferee (other than where the holder thereof transfers such Class C Ordinary Share to any of its affiliates) upon a transfer of such Class C Ordinary Share: (i) pursuant to a widespread public distribution; (ii) to the Company; (iii) in transfers in which no transferee (or group of associated transferees within the meaning of the U.S. Bank Holding Company Act of 1956, as amended, of the transferring holder) receives equal to or more than 2% of the issued and outstanding Class A Ordinary Shares or a class of voting shares of the Company representing 2% of the voting power attached to such class of voting shares; or (iv) to a transferee that controls more than 50% of the issued and outstanding Class A Ordinary Shares and more than 50% of the issued and outstanding shares of each other class of voting shares of the Company, without counting any Class C Ordinary Share transferred to such transferee.

Terms of ReNew Global Shares—Transferability

Pursuant to the ReNew Global Shareholders Agreement, the ReNew Global Articles provide that each of the Class B Ordinary Share and the Class D Ordinary Share shall not be transferable by the holder thereof, except to any of its affiliates.

Terms of ReNew Global Shares—Rights to Dividends and Other Distributions

Pursuant to the ReNew Global Shareholders Agreement, the ReNew Global Articles contains provisions reflecting that (i) the holders of Class A Ordinary Shares and Class C Ordinary Share are entitled to dividends and other distributions pro rata with all other shares in the capital of ReNew Global which are entitled to dividends and other distributions and (ii) until August 23, 2024, the holder of the Class B Ordinary Share and the holder of the Class D Ordinary Share will be entitled to participate in dividends and other distributions by ReNew Global to the holders of Class A Ordinary Shares and Class C Ordinary Share, which will be made pro rata to the number of Class A Ordinary Shares and Class C Ordinary Share held by each such person and on the basis that each of the holders of the Class B Ordinary Share and the Class D Share will be deemed to hold, at the time of such dividend or other distribution, such number of Class A Ordinary Shares as would have been issued to such holder and its affiliates if such holder and its affiliates had exchanged the ReNew India Ordinary Shares that they continue to hold at the time of such dividend or other distribution for Class A Ordinary Shares at the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global Shares or ReNew India Ordinary Shares after the Closing), without duplication of, and reduced by, the amount of any dividends or other distributions made by ReNew to its shareholders in which the holder of the Class B Ordinary Share or any of its affiliates or the holder of the Class D Ordinary Share or any of its affiliates participates in its or their capacity as a holder of ReNew India Ordinary Shares.

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Termination

Following the Closing, the ReNew Global Shareholders Agreement will terminate (i) as to a particular Shareholders Agreement Investor, at such time as such Shareholders Agreement Investor and its affiliates cease to hold any ReNew Global Shares or ReNew India Ordinary Shares and (ii) as to all Shareholders Agreement Investors and ReNew Global, at such time as all Shareholders Agreement Investors and their respective affiliates cease to hold any ReNew Global Shares or ReNew India Ordinary Shares or upon the written consent of all parties to the ReNew Global Shareholders Agreement.

Registration Rights, Coordination and Put Option Agreement

Pursuant to the Business Combination Agreement, on August 23, 2021, the Company, each of GSW, CPP Investments, Platinum Cactus, JERA, SACEF and RMG Sponsor II, or “Significant Shareholders”, the Founder Investors and ReNew India entered into a registration rights, coordination and put option agreement, or the “Registration Rights, Coordination and Put Option Agreement,” pursuant to which, among other things, (i) the Significant Shareholders are entitled to certain registration rights in respect of the resale, pursuant to Rule 415 under the Securities Act, of the Class A Ordinary Shares and the Class C Ordinary Share to be received by or issued or issuable to such parties in connection with the Business Combination pursuant to the terms of the Business Combination Agreement, or the “Significant Shareholder Registrable Securities,” (ii) the Significant Shareholders (other than SACEF and RMG Sponsor II (for so long as it is not an affiliate of ReNew Global)) agreed to certain obligations to coordinate transfers and sales of Significant Shareholder Registrable Securities, (iii) the Founder Investors are entitled to require the Company to purchase certain ReNew India Ordinary Shares held by the Founder Investors and the Company agreed to register for issuance of Class A Ordinary Shares, or the “Founder Registrable Securities” and, together with the Significant Shareholder Registrable Securities, the “Registrable Securities,” to the extent required to be issued for purposes of financing and facilitating such purchase of ReNew India Ordinary Shares pursuant to a Founder Investor Ordinary Put Option (as described below), or a “Founder Investor Put Financing Issuance,” and (iv) the Significant Shareholders (other than SACEF) and the Founder Investors will agree to certain post-Closing transfer restrictions during a lock-up period in respect of ReNew Global Shares held by them.

Registration Rights

Under the Registration Rights, Coordination and Put Option Agreement, we agreed to file a registration statement on Form F- 1 within thirty (30) days of the Closing for the resale of Registrable Securities pursuant to Rule 415 under the Securities Act, and use our commercially reasonable efforts to cause such registration statement to become effective as soon as practicable and to maintain such effectiveness until such time that all Registrable Securities covered by such registration statement until such time as there are no longer any Registrable Securities. The Company also agreed to convert such registration statement to a shelf registration statement on Form F-3 as soon as practicable after the Company becomes eligible to use such form and to similarly maintain the effectiveness of such registration statement. Additionally, for so long as the Founder Investors have the right to require the Company to purchase ReNew India Ordinary Shares held by them (as described below), the Company agreed to file and maintain a registration statement to cover issuances of Class A Ordinary Shares by the Company for purposes of a Founder Investor Put Financing Issuance.

The Significant Shareholders are entitled from time to time to deliver to the Company a request to sell all or a portion of their Registrable Securities under an effective shelf registration statement in an underwritten offering; provided, that (a) each Significant Shareholder shall be entitled to make no more than two (2) such requests in the 12 -month period immediately following Closing and no more than one (1) such request in each calendar quarter thereafter, and (b) the Company shall not be required to effect an offering if (i) during the 12-month period immediately following Closing, the Company has effected one (1) offering pursuant to a Significant Shareholder’s request in the immediately preceding three (3) month period, and (ii) after such 12-month period, the Company has effected two

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(2) offerings pursuant to a Significant Shareholder’s request in the calendar quarter in which a request for an offering is received.

Each other Significant Shareholder holding Registrable Securities are entitled to join the requesting Significant Shareholder in underwritten offerings under the shelf registration statement by requesting for such number of such joining Significant Shareholder’s ReNew Global Shares equal to not more than its Effective Economic Interest be included in such offering, subject to customary underwriter cut-backs. If the managing underwriter(s) appointed by the Company in respect of such offering advice that marketing factors require a cut -back in the number of Registrable Securities requested to be sold under the offering, the number of Registrable Securities to be sold by each requesting Significant Shareholder will be reduced on a pro rata basis based on the number of Registrable Securities requested to be sold by all of the selling Significant Shareholders; provided that: (a) if such right is exercised by GSW, the number of Registrable Securities to be sold by GSW in respect of such offering will not be reduced and will take priority (i) if GSW is the Significant Shareholder initially requesting such offering, in respect of an amount of Registrable Securities equal to the greater of (A) such number of Registrable Securities, when taken together with the amount of all Registrable Securities sold by GSW in all prior offerings requested by GSW, equal to 5% of the then issued and outstanding ReNew Global Shares and (B) such number of Registrable Securities as may be necessary to enable GSW to reduce (x) the GSW Total Equity Interest to 33% and/or (y) the aggregate number of Class A Ordinary Shares then held by GSW or any of its affiliates does not exceed 4.9% of the aggregate number of issued and outstanding Class A Ordinary Shares, Class B Ordinary Shares and Class D Ordinary Shares; or (ii) if GSW is not the Significant Shareholder initially requesting such offering, in respect of an amount of Registrable Securities as may be necessary to enable GSW to reduce (A) the GSW Total Equity Interest to 33% and/or (B) the aggregate number of Class A Ordinary Shares then held by GSW or any of its affiliates does not exceed 4.9% of the aggregate number of issued and outstanding Class A Ordinary Shares, Class B Ordinary Shares and Class D Ordinary Shares, or the “GSW Priority Offering Right,” and any offering of Registrable Securities in respect of which GSW exercises the GSW Priority Offering Right, a “GSW Priority Offering”; and (b) subject to the GSW Priority Offering Right, the number of Registrable Securities to be sold by SACEF in respect of such offering will not be reduced and will take priority. If GSW exercises its GSW Priority Offering Right, in each subsequent offering that is not a GSW Priority Offering, each of the Significant Shareholders other than GSW will be entitled to have their Registrable Securities sold (pro rata to the number of Registrable Securities requested to be sold by each such Significant Shareholder in aggregate in each GSW Priority Offering) in priority to any Registrable Securities requested to be sold by GSW in such offering, until each such Significant Shareholder (other than GSW) has sold such number of Registrable Securities it had requested to sell and would have been entitled to sell in prior GSW Priority Offerings but for the exercise of the GSW Priority Offering Right, or the “Catch-Up Right”; provided that if a Significant Shareholder elects not to participate in a subsequent offering requested by GSW where such Significant Shareholder would have been entitled to exercise its Catch- Up Right, such Significant Shareholder shall cease to be entitled to such Catch-Up Right in respect of such number of Registrable Securities it would have been entitled to sell under its Catch-Up Right had such Significant Shareholder participated in such offering.

If the Company proposes to file a registration statement to register securities or effect an offering of securities for its own account or the account of any other shareholder who is not a Significant Shareholder or a Founder Investor, the Company will be required to notify all Significant Shareholders and the Founder Investors prior to filing such registration statement, and each of the Significant Shareholders and Founder Investors will be entitled to piggyback registration rights to request that Registrable Securities held by them equal to not more than such Significant Shareholder’s or such Founder Investor’s Effective Economic Interest be included in such registration statement. If the managing underwriter(s) appointed in respect of a piggyback registration that is an underwritten offering advice that marketing factors require a cut-back in the number of Registrable Securities that can be sold under the offering, the number of Registrable Securities to be sold by each Significant Shareholder and each Founder Investor requesting to include its Registrable Securities in such offering will be reduced on a pro rata basis based on the number of Registrable Securities requested to be sold by all of the requesting Significant Shareholders and Founder Investors;

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provided, that (a) GSW shall be entitled to exercise the GSW Priority Offering Right in respect of such offering and (b) subject to the GSW Priority Offering Right, (i) the number of Registrable Securities to be sold by SACEF in respect of such offering will not be reduced and will take priority and (ii) the number of Registrable Securities proposed to be offered in respect of the Founder Investors (through a Founder Investor Put Financing Issuance) will not be reduced and will take priority.

Each Significant Shareholder’s and Founder Investor’s registration rights pursuant to the Registration Rights, Coordination and Put Option Agreement will not be transferrable to any third party, except (a) that GSW’s registration rights in respect of its Class C Ordinary Share will transfer to a third party which acquires Class C Ordinary Share from GSW provided such third party agrees to comply with the obligations applicable to GSW under the Registration Rights, Coordination and Put Option Agreement as if such third party were a party thereto, and provided further that such third party will only be subject to the coordination obligations thereunder if such third party acquires Class C Ordinary Share representing an Effective Economic Interest of at least 5%. GSW’s registration rights are also transferable to third-parties that acquire Class A Ordinary Shares from GSW pursuant to its lock-up transfer right, (b) that the Founder Investors’ registration rights may be transferred to certain third parties in connection with the exercise of the Founder Investors’ put option and swap rights under the Registration Rights, Coordination and Put Option Agreement and (c) to their affiliates.

Coordination

Other than (a) SACEF, (b) for so long as it is not an affiliate of the Company, MKC Investments (as assignee of RMG Sponsor II), and (c) GSW, but only to the extent a transfer of ReNew Global Shares by GSW is (i) necessary to enable GSW to reduce (x) the GSW Total Equity Interest to 33% and/or (y) the aggregate number of Class A Ordinary Shares then held by GSW or any of its affiliates does not exceed 4.9% of the aggregate number of issued and outstanding Class A Ordinary Shares, Class B Ordinary Shares and Class D Ordinary Shares or (ii) pursuant to an exception to its post-Closing lock-up, each Significant Shareholder will agree to use its commercially reasonable efforts to coordinate all sales and/or transfers of ReNew Global Shares pursuant to (A) registered underwritten offerings of Registrable Securities, except for underwritten block trades conducted during the two year period following Closing, and (B) any registered non-underwritten offering and sales pursuant to Rule 144 under the Securities Act until the earlier of (x) the date falling two (2) years after the Closing or (y) in respect of any particular Significant Shareholder, the date on which it holds an Effective Economic Interest less than or equal to 25% of the Effective Economic Interest it held immediately following the Closing.

No later than ten (10) days prior to the commencement of each calendar quarter following the date that is 180 days following the Closing, each Significant Shareholder (other than SACEF) shall provide the other Significant Shareholders with a written notice of its intention to sell any ReNew Global Shares during such calendar quarter (provided that the first notice shall be provided no later than ten (10) days after the date that is 180 days following the Closing and shall apply for that calendar quarter). Such notice shall facilitate all Significant Shareholders (other than SACEF) electing to transfer ReNew Global Shares to coordinate the timing and process for such transfers in an orderly manner. Each Significant Shareholder receiving such notice shall be entitled to effect a transfer of such number of its ReNew Global Shares during the relevant calendar quarter on a pro rata basis to the aggregate number of ReNew Global Shares proposed to be transferred by the other Significant Shareholders during that calendar quarter. Furthermore, any transfer of ReNew Global Shares by a Significant Shareholder (other than SACEF) or any issuance of ReNew Global Shares by ReNew Global which would result in change of control of the Company will not be consummated unless the Company has purchased in full all ReNew India Ordinary Shares that the Founder Investors have elected to sell to the Company in connection with such change of control pursuant to the Founder Investors’ put rights described below.

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Founder Investors’ Put Options

Under the Registration Rights, Coordination and Put Option Agreement, the Founder Investors are entitled to require or request (as applicable) that the Company purchase from such Founder Investor its ReNew India Ordinary Shares held by the Founder Investors or their affiliates, or the “Put Shares,” in the following manner:

(a)
Founder Investor De-Minimis Put Option. The Founder Investors will, from time to time, be entitled, by issuing a written notice at least twelve months in advance and no more than once during each calendar year, to require the Company to purchase Put Shares, at a price per Put Share equal to the value per Put Share implied by the volume weighted average price of Class A Ordinary Shares over the 30 trading days immediately preceding the completion of such purchase, for an aggregate amount not exceeding $12 million per calendar year (the “Founder Investor De-Minimis Put Option”). Additionally, the Founder Investors may elect to exercise during a calendar year such put option in respect of up to the next two (2) subsequent calendar years in advance, and such put options exercised in advance will be deemed to have been exercised on the first day of the respective subsequent calendar years. The closing of any such purchase during a calendar year shall occur on the date immediately after the announcement by the Company of its financial results following the date falling 12 months after the exercise of such put option.
(b)
Founder Investor Ordinary Put Option. In addition, the Founder Investors will be entitled to request, from time to time (subject to customary blackout periods), that the Company purchase such number of Put Shares as the Founder Investors may desire to sell to the Company, or the “Founder Investors Ordinary Put Option”; provided that the Company will be under no obligation to agree to such purchase unless (i) (x) acting reasonably, the Company determines that market conditions are appropriate to undertake a successful Founder Investor Put Financing Issuance to finance such purchase and (y) following such determination, the Company, making reasonable efforts, successfully consummates such Founder Investor Put Financing Issuance or (ii) the Board of the Company determines, in its sole and absolute discretion, to finance such purchase with cash on hand and without consummating a Founder Investor Put Financing Issuance. The price per Put Share payable by the Company in respect of any such purchase will be the value per Put Share implied by the price per the Company Share received by the Company pursuant to the Founder Investor Put Financing Issuance or, if such sale is financed with our cash on hand, the volume-weighted average price per Class A Ordinary Share reported on the Nasdaq during the thirty (30) trading days-period ending on the trading day immediately prior to the closing date of such purchase.

During the one (1) year period following the Closing Date, subject to paragraph (c) below the Founder Investors may only exercise the Founder Investors Ordinary Put Option if the proceeds of the sale are used by the Founder to repay, prepay or otherwise discharge outstanding indebtedness incurred by the Founder and secured by his ReNew India Ordinary Shares as at the Closing.

(c)
Founder Investor Change of Control and Termination Put Option. In the event of (i) any transfer of ReNew Global Shares by Significant Shareholders or any issuance of ReNew Global Shares by the Company which would result in a change of control of the Company or (ii) the termination or non-renewal of the employment of the Founder (other than as a result of his wilful default or fraud), the Founder Investors shall be entitled to require the Company to purchase all or any number of Put Shares at the following price per Put Share: (A) if such change of control would result from a transfer of ReNew Global Shares by Significant Shareholders or an issuance of ReNew Global Shares by the Company, the value per Put Share implied by the consideration per ReNew Global Share to be payable to such Significant Shareholders in connection with such transfer or the price per ReNew Global Share received by the Company pursuant to such issuance, as the case may be; or (B) in any other case, (x) if a Founder Investor Put Financing Issuance is not undertaken in connection with

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such purchase, the value per Put Share implied by the volume weighted average price of Class A Ordinary Shares over the two (2) trading days immediately preceding the completion of such purchase from the Founder Investors or (y) if a Founder Investor Put Financing Issuance is undertaken, the value per Put Share implied by the price per ReNew Global Share received by the Company pursuant to such Founder Investor Put Financing Issuance.

In addition, under the Registration Rights, Coordination and Put Option Agreement, to the extent the Founder Investors identify a third party, or an affiliate, willing to acquire any of the ReNew India Ordinary Shares held by them, the Company will agree to use its commercially reasonable efforts to facilitate an issuance of Class A Ordinary Shares to such third party, or affiliate, in exchange for the transfer of ReNew India Ordinary Shares by the Founder Investors to the Company.

Voting Agreement

Pursuant to the Business Combination Agreement, at the Closing, the Company, ReNew India, GSW, CPP Investments and the Founder Investors entered into a voting agreement, or the “Voting Agreement,” pursuant to which, among other things, GSW, CPP Investments and the Founder Investors have granted to the Company (or its representative or nominee) irrevocable proxies to exercise all voting rights in respect of their respective ReNew India Ordinary Shares that they continue to hold following the Closing at all general meetings of the shareholders of the Company, subject to certain conditions, including that (i) the Company will vote such ReNew India Ordinary Shares in the same manner it votes the ReNew India Ordinary Shares that it owns, and (ii) the Company will not vote in favour of certain matters that would materially and adversely affect certain rights of GSW relating to its ReNew India Ordinary Shares without its consent; and (iii) the Company will not vote in favour of matters that would materially adversely and disproportionately affect the Economic Interests of the Founder Investors, GSW and CPP Investments, as compared to the Economic Interests of other shareholders of the Company, or certain rights of the Founder Investors and CPP Investments relating to their ReNew India Ordinary Shares, as compared to the other shareholders of ReNew, in each case, without the prior written consent of the Founder Investors.

Employment Agreements

See section titled “Compensation — Sumant Sinha Employment Agreement” and “Compensation — Employment Agreement of Executive Officers other than Sumant Sinha” for a description of the employment agreements with our executive officers.

Equity-Based Compensation Plans

See section titled “Compensation — Equity Compensation” for a description of the equity incentive plans.

ReNew Foundation

The Company set up the ReNew Foundation, which is a non-profit organization under Indian laws, to further its corporate social responsibility initiatives. Mr. Sumant Sinha and Ms. Vaishali Sinha are the directors of ReNew Foundation. ReNew Foundation is a philanthropic arm of the Company working towards creating sustainable communities through its initiatives around energy access in rural and semi-urban rural areas. Further, ReNew Foundation is involved in conducting a wide mix of thought-leadership events in the form of expert lecture sessions and roundtables for discussing various challenges and opportunities under the broad spectrum of sustainability, environment and social responsibility, as well as feeding those discussions into recommendations for various stakeholders.

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DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of the material terms of the principal financing arrangements of the REGP and RPPL. The following summaries do not purport to describe all of the applicable terms and conditions of such arrangements and are qualified in their entirety by reference to the actual underlying loan agreements and other documentation.

Description of Renew India’s Material Indebtedness

Fund Based Facilities

SPV	Project	Details
ReNew Surya Ravi Private Limited (RSRPL)	Merchant Phase1

RSRPL has entered into a term loan facility of Rs. 5,800,000,000 from Power Finance Corporation Ltd. through the Finance Agreement dated March 29, 2022. Facility carries monthly interest payment and has a tenor of 20 years. Facility is secured by following security:

•
Mortgage of immovable properties
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 51% shares of the SPV,
•
Debt Service Reserve Account (“DSRA”) equivalent to one quarter debt servicing obligations.

ReNew Surya Ravi Private Limited (RSRPL)	Merchant Phase 2

RSRPL has entered into a term loan facility of Rs. 5,600,000,000 from Power Finance Corporation Ltd. through the Finance Agreement dated March 25, 2023. Facility carries monthly interest payment and has a tenor of 20 years. Facility is secured by following security:

•
Mortgage of immovable properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 51% shares of the SPV,
•
DSRA equivalent to one quarter debt servicing obligations

Ostro Kannada Power Private Limited (OKPPL)	SECI-6 300.3 MW Wind

OKPPL has entered into a term loan facility of Rs. 17,250,000,000 from Power Finance Corporation Ltd. through the Finance Agreement dated March 25, 2023. Facility carries monthly interest payment and has a tenor of 20 years. Facility is secured by following security:

•
Mortgage of immovable properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,

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SPV	Project	Details
• Assignment of all project contracts, project approvals and rights, • Pledge of 51% shares of the SPV, • DSRA equivalent to one quarter debt servicing obligations.
ReNew Vayu Urja Private Limited (RVUPL)	AP (KCT) & Maharashtra (Kawaldhara)

RVUPL has entered into a term loan facility of Rs. 10,230,000,000 from Power Finance Corporation Ltd. through the Finance Agreement dated July 28, 2020. Facility carries monthly interest payment and has a tenor of 18 years. Facility is secured by following security:

•
Mortgage of immovable properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 100% shares of the SPV,
•
DSRA equivalent to two quarter debt servicing obligations.

ReNew Sun Bright Private Limited	MSEDCL-2

RSBPL has entered into a term loan facility of Rs. 2,120,000,000 from Aseem Infrastructure Finance Limited through the Finance Agreement dated September 19, 2022 and an ECB facility of US$106 Mn from US Development Finance Corporation (DFC) through the Finance Agreement dated July 15, 2021. AIFL carries monthly Interest payments and DFC carries half-yearly interest payment cycle. Facilities is secured by following security:

•
Mortgage of immovable properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 100% shares of the SPV,
•
DSRA equivalent to two quarter debt servicing obligations,
•
Liquidity Reserve equivalent to two quarters of debt servicing obligations.

Cross- collate SPV: Cross collate with ReNew Sun Energy (GUVNL- 105 MW).

ReNew Wind Energy (TN2) Private Limited (RWETN2PL)	150 MW NTPC

RWETN2PL has entered into a term loan facility of Rs. 3,759,200,000 from Bank of America through the Finance Agreement dated September 9, 2022 and term loan facility of Rs. 3,940,700,000 from NIIF Infrastructure Finance Limited through the Finance Agreement dated March 2, 2023. Both NIIF and BoFA carries monthly Interest payments cycle. The facilities are secured by following security:

•
Mortgage of immovable properties,

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SPV	Project	Details

•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 100% shares of the SPV,
•
DSRA equivalent to one quarter debt servicing obligations.

ReNew Sun Waves Private Limited (RSWPL)	SECI-III

RSWPL has entered into a term loan facility of Rs. 2,861,900,000 from NIIF Infrastructure Finance Limited through the Finance Agreement dated March 29, 2022, term loan facility of Rs. 3,959,000,000 from Axis Bank through the Finance Agreement dated March 29, 2022 and term loan facility of Rs. 3,959,000,000 from HSBC through the Finance Agreement dated March 29, 2022. All carries monthly interest payments cycle. The facilities are secured by following security:

•
Mortgage of immovable properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 100% shares of the SPV,
•
DSRA equivalent to one quarter debt servicing obligations.

Ostro AP Wind Private Limited (OAPPL)	Ralla

OAPPL has entered into a term loan facility of Rs. 444,100,000 from TATA through the Finance Agreement dated June 30, 2016, a term loan facility of Rs. 1,970,800,000 from IREDA through the Finance Agreement dated June 30, 2016, a term loan facility of 1,576,600,000 from IIFCL through the Finance Agreement dated June 30, 2016 and an ECB facility of Rs. 2,012,100,000 from IFC through the Finance Agreement dated May 6, 2016. TATA, IREDA, IIFCL carries monthly interest payments and IFC carries half-yearly interest payment cycle. The facilities are secured by following security:

•
Mortgage of immovable properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 74% shares of the SPV,
•
DSRA equivalent to two quarter debt servicing obligations,
•
Corporate guarantee of OEPL.

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SPV	Project	Details
No put option is present whereas Cross guarantee structure between Ostro AP and Ostro Andhra is made.
Ostro Andhra Private Limited (OAPL)	Ralla

OAPL has entered into a term loan facility of Rs. 346,000,000 from TATA through the Finance Agreement dated June 30, 2016, which is prepaid on October 28, 2021, a term loan facility of Rs. 1,981,100,000 from IREDA through the Finance Agreement dated June 30, 2016, a term loan facility of 1,545,300,000 from IIFCL through the Finance Agreement dated June 30, 2016 and an ECB facility of Rs. 1,936,600,000 from IFC through the Finance Agreement dated May 6, 2016. TATA, IREDA, IIFCL carries monthly interest payments and IFC carries half-yearly interest payment cycle. The facilities are secured by following security:

•
Mortgage of immovable properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 74% shares of the SPV,
•
DSRA equivalent to two quarter debt servicing obligations.

ReNew Wind Energy Sipla Private Limited (RWESPL)	110 MW Karnataka

RWESPL has entered into a term loan facility of Rs. 5,950,000,000 from L&T through the Finance Agreement dated June 8, 2022. Facility carries monthly interest payment cycle. The facility is secured by following security:

•
Mortgage of immovable properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 51% shares of the SPV,
•
DSRA equivalent to one quarter debt servicing obligations for first 2 year and 2nd quarter thereafter.

Renew Wind Energy (Rajasthan One) Private Limited, Narmada Wind Energy Private Limited, Molagavalli Renewable Private Limited	Rs. Bond

RWE(R1)PL (along with co-borrowers Lexicon Vanijya Private Limited, Symphony Vyapaar Private Limited, Star Solar Power Private Limited and Sungold Energy Private Limited), NWEPL (along with co-borrower Renew Solar Energy (Karnataka Two) Pvt.Ltd.) and Molagavalli Renewable Private Limited have entered into term loans of Rs.4,695,900,000, Rs. 4,593,800,000 and Rs. 2,724,600,000 Respectively from IREDA. The facilities are secured by:

•
Mortgage on immovable properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,

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SPV	Project	Details

•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 51% shares of borrowers and co-borrowers except for NWEPL and RSE(K2)PL wherein 76% shares need to be pledged,
•
DSRA equivalent to two quarter debt servicing obligations,
•
Promoter Guarantee for 40% of the loan outstanding,
•
Co-Borrower Guarantee,
•
Other Borrowers Guarantee.

Renew Solar Energy (Jharkhand Three) Private Limited (RSE(J3)PL)	SECI IV

RSE(J3)PL has entered into an ECB term loan facility in US$ equivalent of Rs.9,347,000,000. from a consortium of lenders consisting of Cooperative Rabobank U.A., BNP Paribas, Intesa Sanpaolo and Bayfront Infrastructure Capital III Pte. Ltd. The facility is secured by: Mortgage of immovable properties,

•
Mortgage on Immovable Properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 100% shares of the SPV,
•
DSRA equivalent to one quarter debt servicing obligations.

Renew Solar Power Private Limited	250 MW- MSEDCL Solar Project

RSPPL has entered into a Term Facility of Rs 969,70,00,000 from SBI. The facility is having monthly interest payments. The facility is secured by:

•
Mortgage on Immovable Properties pertaining to the project,
•
Hypothecation of all plant & machinery and other movable properties pertaining to the project,
•
Charge over all bank accounts, project cash flows, debtors and other assets pertaining to the project,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 100% shares of the Promoter Contribution in the project.

Ostro Kutch Wind Private Limited (OKWPL)	250 MW- SECI I

OKWPL has entered into a Term Loan facility of Rs. 5,820,000,000 from SBI, Rs.9,347,00,000 from SBI and an ECB Facility from ADB for Rs. 6,090,000,000. The SBI and Tata facility are having monthly interest and ADB facility is having quarterly interest payments. the facility is secured by:

•
Mortgage on Immovable Properties,
•
Hypothecation of all plant & machinery and other movable properties,

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SPV	Project	Details
• Charge over all bank accounts, project cash flows, debtors and other assets, • Assignment of all project contracts, project approvals and rights, • Pledge of 51% share capital of the Borrower.
Ostro Dakshin Power Private Limited (ODPPL)	100 MW Wind Power Project-Taralkatti

ODPPL has entered into a Term Loan Facility from State Bank of India (SBI) Amounting Rs 5,809,400,000 The facility is having monthly interest payments and is secured by:

•
Mortgage on Immovable Properties,
•
Hypothecation of all plant & machinery and other movable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights,
•
Pledge of 76.13% share capital of the Borrower held by Ostro Energy Private Limited and NDU for balance 23.87% share capital of the borrower.

ReNew Wind Energy (Devgarh) Private Limited

ReNew Wind Energy (Rajasthan 3) Private Limited

Kanak Renewables Limited

Rajat Renewables Limited

ReNew Solar Energy (Telangana) Private Limited

ReNew Saur Urja Privat Limited

Renew Clean Energy Private Limited

ReNew Wind Energy (Budh 3) Private Limited

Hermes

The entities have entered into a facility from REC Limited (“RECL”) in a co-obligor and co- borrower structure. The total amount of the facility is Rs. 34,800,000,000. The facility is having monthly interest payments. The facility is secured by:

•
Mortgage on Immovable Properties and movables properties of all the projects,
•
Hypothecation of all plant & machinery and other movable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights of all the projects
•
Pledge of 51% share capital of the Borrowers,
•
Cross guarantee of each Borrower security/ cash flows with the other Borrowers.

Koppal- Narendra Transmission Limited	Koppal Transmission Project

The entity has entered into a facility with Axis Bank Limited, Aseem Infrastructure Finance Limited and India Infrastructure Finance Company Limited amounting to Rs. 5.175,000,000. The facility is having monthly interest payments. The Facility is secured by:

•
Mortgage on Immovable Properties and movables properties,
•
Hypothecation of all plant & machinery and other immovable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights of the project,
•
Pledge of 51% share capital of the Borrowers held by the Promoters.

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SPV	Project	Details
Renew Jal Urja Private Limited	99 MW Hydro Power Plant

The project has entered into a facility from Indian Renewable Energy Development Agency (“IREDA”) amounting to Rs. 7,500,000,000. The facility is having monthly interest payments. The facility is secured by:

•
Mortgage on Immovable Properties and movables properties,
•
Hypothecation of all plant & machinery and other movable properties,
•
Charge over all bank accounts, project cash flows, debtors and other assets,
•
Assignment of all project contracts, project approvals and rights of the project,
•
Pledge of 51% share capital of the Borrowers.

Renew Surya Roshni Private Limited	RTC

The entity has entered into a facility from 13 Lenders (BNP Paribas, Cooperative Rabobank U.A., Crédit Agricole Corporate and Investment Bank, DBS, Intesa Sanpaolo S.p.A., Mizuho Bank, MUFG Bank, Natixis, Norddeutsche Landesbank Girozentrale, Siemens Bank, Société Générale, Sumitomo Mitsui Banking Corporation and Bayfront Infra) amounting to US$985,000,000. The facility is having quarterly interest payments. The facility is secured by the following:

•
Mortgage/ Assignment by way of indenture/MoE/hypothecation and charge on the entire immovable properties,
•
Hypothecation on the entire movable properties,
•
Hypothecation on the entire cash flows, receivables, book debts and revenues,
•
Hypothecation on the entire intangible assets,
•
Hypothecation/mortgage/assignment, as the case may be, of all the rights, title, interest, benefits, claims and demands,
•
Charge on the TRA, DSRA, and any other reserves and other bank accounts,
•
Pledge of 100% shareholding in the Borrower in relation to the Project.

Renew Power Private Limited (currently known as ReNew Private Limited)	REC Re-Fi (Kod & Limbawas)

RPL has entered into a Rupee Term Loan assistance of Rs. 5,458,800,000 for refinancing of Kod & Limbawas project from REC Limited. Facility carries monthly interest payment. Facility is secured by following security:

•
Mortgage on Immovable Properties and movables properties,
•
Hypothecation of all plant & machinery and other movable properties, related to Project,
•
Charge over all bank accounts, project cash flows, debtors and other assets, related to project,
•
Assignment of all project related contracts, approvals and rights

2198944802	216

SPV	Project	Details
ReNew Solar Urja Private Limited	SECI VI Solar (ReNew has sold its 49% stake and 100% economic interest in the SPV to Indigrid during the year)

The entity has entered into the ECB facility from Rabobank, Siemens, Intesa and SOCGEN amounting to Rs. 10,700,000,000. The facility is having quarterly interest payments. The facility is secured by:

•
Mortgage/ Assignment by way of indenture/MoE/hypothecation and charge on the entire immovable properties,
•
Hypothecation on the entire movable properties,
•
Hypothecation on the entire cash flows, receivables, book debts and revenues,
•
Hypothecation on the entire intangible assets,
•
Hypothecation/mortgage/assignment, as the case may be, of all the rights, title, interest, benefits, claims and demands,
•
Charge on the TRA, DSRA, and any other reserves and other bank accounts,
•
Pledge of 100% shareholding in the Borrower in relation to the Project.

ReNew Surya Aayan Private Limited	SECI IX - 300 MW

The entity has entered into the INR term loan facility from MUFG, Mizuho and BNP Paribas amounting to Rs. 10,350,000,000. The facility is having quarterly interest payments. The facility is secured by:

Mortgage/ Assignment by way of indenture/MoE/hypothecation and charge on the entire immovable properties,

•
Hypothecation on the entire movable properties,
•
Hypothecation on the entire cash flows, receivables, book debts and revenues,
•
Hypothecation on the entire intangible assets,
•
Hypothecation/mortgage/assignment, as the case may be, of all the rights, title, interest, benefits, claims and demands,
•
Charge on the TRA, DSRA, and any other reserves and other bank accounts,
•
Pledge of 100% shareholding in the Borrower in relation to the Project.

ReNew Green (MHS One) Private Limited	Sholapur Phase I

The entity has entered into the INR term loan facility from PFC amounting to Rs. 1586,40,00,000. The facility is having monthly interest and debt payments. The facility is secured by:

•
Mortgage/ Assignment by way of indenture/MoE/hypothecation and charge on the entire immovable properties,
•
Hypothecation on the entire movable properties,
•
Hypothecation on the entire uncalled capital, cash flows, receivables, book debts and revenues,
•
Hypothecation/assignment on the entire intangible assets,
•
Hypothecation/mortgage/assignment, insurance proceeds as the case may be, of all the rights, title,

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SPV	Project	Details

interest, benefits, claims and demands, guarantees from EPC contractor/Module supplier,
•
Charge on the TRA, DSRA, and any other reserves and other bank accounts,
•
Pledge of 51% shareholding in the Borrower in relation to the Project.

ReNew Photovoltaics Private Limited	3 projects: -Jaipur 4 GW Module -Dholera 2.4GW Module -Dholera 2.5GW Cell

The entity has entered into the INR term loan facility from PFC amounting to Rs. 2546,40,00,000 (combined for 3 projects). The facility is having monthly interest and debt payments. The facility is secured by:

•
Mortgage/ Assignment by way of indenture/MoE/hypothecation and charge on the entire immovable properties,
•
Hypothecation on the entire movable properties,
•
Hypothecation on the entire uncalled capital, cash flows, receivables, book debts and revenues,
•
Hypothecation/assignment on the entire intangible assets,
•
Hypothecation/mortgage/assignment, insurance proceeds as the case may be, of all the rights, title, interest, benefits, claims and demands, guarantees from EPC contractor/Module supplier,
•
Charge on the TRA, DSRA, and any other reserves and other bank accounts,
•
Charge on Working capital assets
•
Pledge - At least 51% pledge of shares with Non-Disposal Undertaking (NDU) for additional 25% of shares.
•
Pledge of at least 51% OCRPS and/or CCDs and/or OCDs
•
Corporate Guarantee of ReNew India

Renew Wind Energy (AP) Private Limited Renew Wind Energy (AP 3) Private Limited Pugalur Renewable Private Limited Bidwal Renewable Private Limited Zemira Renewable Energy Limited Renew Wind Energy (MP Three) Private Limited Renew Wind Energy (Rajasthan Four) Private Limited Renew Wind Energy (Maharashtra) Private Limited Shruti Power Projects Private Limited Bhumi Prakash Private Limited Tarun Kiran Bhoomi Private Limited

Artemis

The entities have entered into a facility from REC Limited (“RECL”) in a co- obligors and co- borrower structure. The total amount of the facility is Rs. 21,006,000,000. The facility is having monthly interest payments. The facility is secured by:

Mortgage on Immovable Properties and movables properties of all the projects, Hypothecation of all plant & machinery and other movable properties, Charge over all bank accounts, project cash flows, debtors and other assets, Assignment of all project contracts, project approvals and rights of all the projects Pledge of 51% share capital of the Borrowers, Cross guarantee of each Borrower security/ cash flows with the other Borrowers.

2198944802	218

SPV	Project	Details
Renew Wind Energy Varekarwadi Private Limited	3 projects – Welturi, Bableshwar, GUVNL

The entity has entered into the INR term loan facility from India IDF Limited amounting to Rs. 5,650,000,000. The facility is having monthly interest and quarterly debt payments. The facility is secured by:

Mortgage on Immovable Properties and movables properties of all the projects, Hypothecation of all plant & machinery and other movable properties, Charge over all bank accounts, project cash flows, debtors and other assets, Assignment of all project contracts, project approvals and rights of all the projects Pledge of 51% share capital of the Borrowers

Renew Surya Ojas Private Limited	Peak Power, Karnataka

ReNew Surya Ojas has entered into INR term loan facility from State Bank of India, National Bank for Financing Infrastructure & Development (NaBFID), Standard Chartered & Canara Bank amounting to Rs. 27,101,400,000. The facility is having monthly interest payments. The facility is secured by:

Mortgage on Immovable Properties and movables properties of all the projects, Hypothecation of all plant & machinery and other movable properties, Charge over all bank accounts, DSRA, project cash flows, debtors and other assets, Assignment of all project contracts, project approvals and rights of all the projects Pledge of 51% share capital of the Borrowers and pledge/hypothecation & assignment of 100% of other instruments brought in as promoters’ contribution by shareholders and investors.

Non-fund Based Facilities

Name of the Entity	Name of the Bank	Present limited FB/NFB (INR)	Borrower & Utilization	Security	Date of sanction	Tenor
ReNew Private Limited (RPL)	Indusind	5,000,000,000	Facility entered into by RPL and utilised at few SPVs level	First Pari Passu hypothecation charge on all existing and future current assets and moveable fixed assets of the Borrower (except for assets specifically charged to project term lenders)	28/09/2021	Up to 12 months (revolving basis) for LC/SBLC
ReNew Private Limited (RPL)	Yes Bank	7,500,000,000	Carved out in multiple SPVs	First Pari Passu hypothecation charge on all existing and future current assets and moveable fixed assets of the Borrower (except for assets specifically charged to project term lenders)	15/09/2021	Up to 12 months (revolving basis) for LC/SBLC
ReNew Private Limited (RPL)	JP Morgan Chase Bank	6,000,000,000	Carved out facility from RPL in Renew Solar Energy (Jharkhand One) Pvt Ltd, Ostro Bhesada Wind Pvt Ltd, Renew Wind Energy Jamb	First Pari Passu hypothecation charge on all existing and future current assets and moveable fixed assets of the Borrower (except for assets specifically charged to project term lenders)	23/06/2021	Up to 12 months (revolving basis) for LC/SBLC

2198944802	219

Name of the Entity	Name of the Bank	Present limited FB/NFB (INR)	Borrower & Utilization	Security	Date of sanction	Tenor
			Pvt Ltd, ReNew Surya Jyoti Pvt Ltd and ReNew services Pvt Ltd
ReNew Surya Ojas Private Limited (RSOPL)	Standard Chartered	5,000,000,000	Co-Borrower under Jharkhand One & Ostro Bhesada	PP charge over current assets and movable fixed assets of JH1 and Ostro Bhesada & PP charge on project SPV i.e., Renew Surya Ojas (PP charge with project LC lenders)	29/11/2022	Up to 12 months (revolving basis) for LC/SBLC
Ostro Bhesada Wind Private Limited	JPM	6,000,000,000	Carved out from RPL	First PP charge on current and Movable fixed assets of RPL	11/11/2022	Up to 12 months (revolving basis) for LC/SBLC
Ostro Bhesada Wind Private Limited	Yes Bank	7,500,000,000	Carved out from RPL	First PP charge on current and Movable fixed assets of RPL	15/09/2021	Up to 12 months (revolving basis) for LC/SBLC
Ostro Bhesada Wind Private Limited	Standard Chartered	5,000,000,000	Co-Borrower under Jharkhand One & Ostro Bhesada	PP charge over current assets and movable fixed assets of JH1 and Ostro Bheasda & PP charge on project SPV i.e., Renew Surya Ojas (PP charge with project LC lenders)	29/11/2022	Up to 12 months (revolving basis) for LC/SBLC
ReNew Solar Energy (Jharkhand One) Private Limited	Standard Chartered	5,000,000,000	Co-Borrower under Ojas, Jharkhand One & Ostro Bhesada	PP charge over current assets and movable fixed assets of JH1 and Ostro Bheasda & PP charge on project SPV i.e., Renew Surya Ojas (PP charge with project LC lenders)	29/11/2022	Up to 12 months (revolving basis) for LC/SBLC
ReNew Solar Energy (Jharkhand One) Private Limited	Axis	6,000,000,000	Entered into by Jharkhand One Pvt Ltd	exclusive charge on goods purchased under LC & CG from RPL	19/07/2022	Up to 12 months (revolving basis) for LC/SBLC

2022 Notes

On September 12, 2019, we issued the $300,000,000 aggregate principal amount of 6.45% Senior Secured Notes due September 27, 2022, or the “2022 Notes”. The 2022 Notes accrue interest at a rate of 6.45% per annum, payable semi-annually. The 2022 Notes are secured by a first ranking pari passu mortgage over all our immovable and movable property in relation to the Kod-Limbwas project and the Pratapgarh Project; a first ranking pari passu charge over all our immovable assets, current assets, receivables, book-debts, cash flows and related accounts in relation to the same projects; a first ranking pari passu charge over the rights and benefits under the project documents and a

2198944802	220

first ranking pledge over certain equity shares and redeemable preference shares of ReNew Power Services Private Limited held by us.

The proceeds of the 2022 Notes were used for capital expenditure.

The 2022 Notes were offered and sold in transactions exempt from registration to qualified institutional buyers in the United States under Rule 144A under the Securities Act and institutional investors outside the United States under Regulation S under the Securities Act.

At any time, we may redeem the 2022 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable premium and accrued and unpaid interest, if any. At any time, we may redeem up to 40% of the aggregate principal amount of the 2022 Notes with the net cash proceeds from one or more sales of certain of our capital stock or offerings of the units of an infrastructure investment trust, at a redemption price equal to 106.45% of their principal amount, plus accrued and unpaid interest, if any.

The indenture governing the 2022 Notes contains covenants that limit our ability to incur or guarantee additional indebtedness, issue disqualified stock, declare dividends on capital stock or purchase or redeem capital stock, make certain investments or other specified restricted payments, sell assets, create liens, enter into transactions with shareholders or affiliates and effect a merger or consolidation, subject in each case to exceptions and qualifications.

The indenture also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in principal amount of the 2022 Notes then outstanding may declare all of the 2022 Notes to be due and payable immediately.

As of March 31, 2024, all of the 2022 Notes have been redeemed and none of the 2022 Notes remains outstanding.

2024 Notes

On March 12, 2019, March 26, 2019 and October 3, 2019, certain of our subsidiaries, Kanak Renewables Limited, Rajat Renewables Limited, ReNew Clean Energy Private Limited, ReNew Saur Urja Private Limited, ReNew Solar Energy (Telangana) Private Limited, ReNew Wind Energy (Budh 3) Private Limited, ReNew Wind Energy (Devgarh) Private Limited and ReNew Wind Energy (Rajasthan 3) Private Limited, issued the $525,000,000 aggregate principal amount of 6.67% Senior Secured Notes due March 12, 2024, or the “2024 Notes”. The 2024 Notes accrue interest at a rate of 6.67% per annum, payable semi-annually. The 2024 Notes are guaranteed by each issuer and by us, as the parent guarantor. The 2024 Notes are secured by a first priority charge on immovable and movable properties, project documents and securities of the issuers.

The proceeds of the 2024 Notes were used to repay existing indebtedness and capital expenditures.

The 2024 Notes were offered and sold in transactions exempt from registration to qualified institutional buyers in the United States under Rule 144A under the Securities Act and institutional investors outside the United States under Regulation S under the Securities Act.

At any time on or after March 12, 2021, the issuers may redeem the 2024 Notes, in whole or in part, at the redemption prices set forth in the indenture governing the 2024 Notes, plus accrued and unpaid interest, if any.

The indenture contains covenants that limit the ability of the issuers to incur or guarantee additional indebtedness, issue disqualified or preferred stock, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, have subsidiaries, sell assets, create liens, enter into sale and leaseback transactions, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to exceptions and qualifications.

2198944802	221

The indenture also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in principal amount of the 2024 Notes may declare all of the 2024 Notes to be due and payable immediately.

As of March 31, 2024, all of the 2024 Notes have been redeemed and none of the 2024 Notes remains outstanding.

2027 Notes

On January 29, 2020, we issued the $ 450,000,000 aggregate principal amount of 5.875% Senior Secured Notes due March 5, 2027, or the “2027 Notes”. Between July 29, 2022 and March 5, 2023, we must redeem 40% of the 2027 Notes then outstanding at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest. The 2027 Notes accrue interest at a rate of 5.875% per annum, payable semi-annually. The 2027 Notes are secured by a first ranking pari passu mortgage over all our immovable and movable property in relation to our 250 MW wind power project located in Kutch, Gujarat; a first ranking pari passu charge over all our immovable assets, current assets, receivables, book-debts, cash flows and related accounts in relation to that project; a first ranking pari passu charge over the rights and benefits under the project documents and a first ranking pledge over certain equity shares and redeemable preference shares of ReNew Power Services Private Limited held by us.

The proceeds of the 2027 Notes were used to repay existing indebtedness and capital expenditure.

The 2027 Notes were offered and sold in transactions exempt from registration to qualified institutional buyers in the United States under Rule 144A under the Securities Act and institutional investors outside the United States under Regulation S under the Securities Act.

At any time prior to July 29, 2022, we may redeem the 2027 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable premium and accrued and unpaid interest, if any. At any time prior to July 29, 2022, we may redeem up to 40% of the aggregate principal amount of the 2027 Notes with the net cash proceeds from one or more sales of certain of our capital stock or offerings of the units of an infrastructure investment trust, at a redemption price equal to 105.875% of their principal amount, plus accrued and unpaid interest, if any. At any time on or after July 29, 2022, we may on any one or more occasions redeem the 2027 Notes, in whole or in part, at the redemption prices set forth in the indenture governing the 2027 Notes, plus accrued and unpaid interest, if any.

The indenture contains covenants that limit our ability to incur or guarantee additional indebtedness, issued disqualified stock, declare dividends on capital stock or purchase or redeem capital stock, make certain investments or other specified restricted payments, sell assets, create liens, enter into transactions with shareholders or affiliates and effect a merger or consolidation, in each case subject to exceptions and qualifications.

The indenture also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in principal amount of the 2027 Notes then outstanding may declare all of the 2027 Notes to be due and payable immediately.

As of March 31, 2024, $270,000,000 of the 2027 Notes remained outstanding.

2027 Notes

On January 29, 2020, we issued the $ 450,000,000 aggregate principal amount of 5.875% Senior Secured Notes due March 5, 2027, or the “2027 Notes”. Between July 29, 2022 and March 5, 2023, we must redeem 40% of the 2027 Notes then outstanding at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest. The 2027 Notes accrue interest at a rate of 5.875% per annum, payable semi-annually. The 2027 Notes are secured by a first ranking pari passu mortgage over all our immovable and movable property in relation to our 250

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MW wind power project located in Kutch, Gujarat; a first ranking pari passu charge over all our immovable assets, current assets, receivables, book-debts, cash flows and related accounts in relation to that project; a first ranking pari passu charge over the rights and benefits under the project documents and a first ranking pledge over certain equity shares and redeemable preference shares of ReNew Power Services Private Limited held by us.

The proceeds of the 2027 Notes were used to repay existing indebtedness and capital expenditure.

The 2027 Notes were offered and sold in transactions exempt from registration to qualified institutional buyers in the United States under Rule 144A under the Securities Act and institutional investors outside the United States under Regulation S under the Securities Act.

At any time prior to July 29, 2022, we may redeem the 2027 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable premium and accrued and unpaid interest, if any. At any time prior to July 29, 2022, we may redeem up to 40% of the aggregate principal amount of the 2027 Notes with the net cash proceeds from one or more sales of certain of our capital stock or offerings of the units of an infrastructure investment trust, at a redemption price equal to 105.875% of their principal amount, plus accrued and unpaid interest, if any. At any time on or after July 29, 2022, we may on any one or more occasions redeem the 2027 Notes, in whole or in part, at the redemption prices set forth in the indenture governing the 2027 Notes, plus accrued and unpaid interest, if any.

The indenture contains covenants that limit our ability to incur or guarantee additional indebtedness, issued disqualified stock, declare dividends on capital stock or purchase or redeem capital stock, make certain investments or other specified restricted payments, sell assets, create liens, enter into transactions with shareholders or affiliates and effect a merger or consolidation, in each case subject to exceptions and qualifications.

The indenture also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in principal amount of the 2027 Notes then outstanding may declare all of the 2027 Notes to be due and payable immediately.

As of March 31, 2024, $270,000,000 of the 2027 Notes remained outstanding.

2027 NCDs

On November 2, 2020, certain of our subsidiaries, Bhumi Prakash Private Limited, Bidwal Renewable Private Limited, Pugalur Renewable Private Limited, ReNew Wind Energy (AP) Private Limited, ReNew Wind Energy (AP 3) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, Shruti Power Projects Private Limited, Tarun Kiran Bhoomi Private Limited and Zemira Renewable Energy Limited, issued the Rs. 23,910,550,000 aggregate principal amounts of 8.458% Senior Secured Non-Convertible Debentures due October 29, 2027, or the “2027 NCDs”. The 2027 NCDs accrue interest at a rate of 8.458% per annum, payable semi-annually. The 2027 NCDs issued by each issuer are guaranteed by each of the other issuers and ReNew India. The 2027 NCDs are secured by a first ranking charge on movable and immovable properties of the issuers, all accounts opened in accordance with the terms of the 2027 NCDs, project documents and pledges over 51% of the equity shares of the issuers.

The proceeds of the 2027 NCDs were used to extend loans within the ReNew India group and to repay existing indebtedness. The 2027 NCDs were offered and sold in transactions exempt from registration to an institutional investor, India Green Energy

Holdings, outside the United States under Regulation S under the Securities Act.

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On one business day prior to April 29, 2024, India Green Energy Holdings has the right to require the issuers to redeem all of the 2027 NCDs then held by it at a redemption price to be determined in accordance with the debenture trust deeds governing the 2027 NCDs, plus accrued and unpaid interest, if any.

At any time, any of the issuers may redeem the 2027 NCDs, in whole or in part, at a redemption price determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any. At any time, the issuers may redeem up to 40% of the aggregate principal amount of the 2027 NCDs with the net cash proceeds from one or more sales of certain of our capital stock, at a redemption price determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any.

The debenture trust deeds contain covenants that limit the ability of the issuers to incur or guarantee additional indebtedness, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, issue or sell capital stock, sell assets, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to exceptions and qualifications.

The debenture trust deeds also contain customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in aggregate principal amount of the applicable series of 2027 NCDs then outstanding may declare all of the 2027 NCDs to be due and payable immediately.

As of March 31, 2024, all of the 2027 NCDs have been redeemed and none of the 2027 NCDs remains outstanding.

2028 Notes

On April 14, 2021, certain of our subsidiaries, ReNew Wind Energy (AP 2) Private Limited, Ostro Jaisalmer Private Limited, Ostro Urja Wind Private Limited, Ostro Madhya Wind Private Limited, Badoni Power Private Limited, AVP Powerinfra Private Limited, Prathamesh Solarfarms Limited, Ostro Anantapur Private Limited, Ostro Mahawind Power Private Limited and ReNew Wind Energy Delhi Private Limited, issued the $585,000,000 in aggregate principal amount of 4.50% Senior Secured Notes due July 14, 2028, or the “2028 Notes”. The 2028 Notes accrue interest at a rate of 4.50% per annum, payable semi-annually, except that the first payment of interest, to be made on January 14, 2022, being the first interest payment date for the 2028 Notes, will be in respect of the period from and including April 14, 2021 to but excluding the first interest payment date. The 2028 Notes are guaranteed by each issuer from May 7, 2021 and by the parent guarantor from April 14, 2021. The 2028 Notes will be secured by a first priority pari passu mortgage/charge on immovable and movable properties of the issuers, a first priority pari passu charge on the project documents of the issuers, and a first priority pari passu pledge over 51.0% of the equity shares of the issuers.

The proceeds of the 2028 Notes, along with cash and cash equivalents will be used, among others, to repay outstanding indebtedness of the issuer group, and for capital expenditure in eligible green projects.

The 2028 Notes were offered and sold in transactions exempt from registration to qualified institutional buyers in the United States under Rule 144A under the Securities Act and institutional investors outside the United States under Regulation S under the Securities Act.

At any time prior to October 14, 2023, the issuers may redeem the 2028 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable premium and accrued and unpaid interest, if any, to (but not including) the applicable redemption date. At any time prior to October 14, 2023, the issuers may redeem up to 40% of the aggregate principal amount of the 2028 Notes with the net cash proceeds from one or more equity offerings, at a redemption price equal to 104.50% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to certain conditions. At any time on or after October 14, 2023, the issuers may redeem the 2028 Notes, in whole or in part, at the redemption prices, plus accrued and unpaid interest, if any.

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The indenture for the 2028 Notes contains covenants that limit the ability of the issuers to incur or guarantee additional indebtedness, issue disqualified or preferred stock, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, have subsidiaries, sell assets, enter into sale and leaseback transactions, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to limitations and exceptions.

The indenture for the 2028 Notes also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in principal amount of the 2028 Notes then outstanding may declare all of the 2028 Notes to be due and payable immediately.

As of March 31, 2024, all of the 2028 Notes remained outstanding.

2030 NCDs

On March 25, 2021, certain of our subsidiaries, ReNew Solar Energy (Karnataka) Private Limited, ReNew Solar Energy (TN) Private Limited, ReNew Wind Energy (Karnataka) Private Limited, ReNew Wind Energy (MP Two) Private Limited, ReNew Wind Energy (Rajkot) Private Limited, ReNew Wind Energy (Shivpur) Private Limited and ReNew Wind Energy (Welturi) Private Limited, issued the Rs. 33,700,500,000 aggregate principal amounts of 6.028% Senior Secured Non-Convertible Debentures due March 26, 2030, or the “2030 NCDs”. The 2030 NCDs accrue interest at a rate of 6.028% per annum, payable semi-annually. The 2030 NCDs issued by each issuer are guaranteed by each other issuer and ReNew India. The 2030 NCDs are secured by a first priority charge on movable and immovable properties of the issuers, project documents and pledges over 51% of equity shares of the issuers. The proceeds of the 2030 NCDs were used to repay existing indebtedness of the issuers.

The 2030 NCDs were offered and sold in transactions exempt from registration to an institutional investor, India Green Power Holdings, outside the United States under Regulation S under the Securities Act.

On one business day before each of February 22, 2024, February 22, 2025 and February 22, 2026, the issuers must redeem 6.67%, 6.67% and 6.66%, respectively, of the original aggregate principal amount of the 2030 NCDs, subject to certain adjustments, at redemption prices determined in accordance with the debenture trust deeds governing the 2030 NCDs, plus accrued and unpaid interest, if any.

At any time on or after August 22, 2026, India Green Power Holdings will have the right to require the issuers to redeem some or all of the 2030 NCDs then held by it at a redemption price to be determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any.

At any time, the issuers may redeem the 2030 NCDs, in whole or in part, at a redemption price determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any. At any time, the issuers may redeem up to 40% of the aggregate principal amount of the 2030 NCDs with the net cash proceeds from one or more sales of certain of our capital stock, at a redemption price determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any.

The debenture trust deeds contain covenants that limit the ability of the issuers to incur or guarantee additional indebtedness, issue disqualified or preferred stock, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, sell assets, create liens, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to exceptions and qualifications.

The debenture trust deeds also contain customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in aggregate principal amount of the applicable series of 2030 NCDs may declare all of the 2030 NCDs to be due and payable immediately.

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2032 Notes

On January 19, 2022, ReNew Power Private Limited (presently known as ReNew Private Limited), issued the $ 400,000,000 aggregate principal amount of 4.56% Senior Notes due January 18, 2032, or the “2032 Notes”.

The 2032 Notes accrue interest at a rate of 4.56% per annum, payable semi-annually. The proceeds of the 2032 Notes were used to repay existing indebtedness of the issuer and subsidiaries of the issuer.

The 2032 Notes were offered and sold in transactions exempt from registration to an institutional investor, India Clean Energy Holdings, outside the United States under Regulation S under the Securities Act. India Clean Energy Holdings raised an underlying $ 400,000,000 aggregate principal amount of 4.5% senior secured notes with a tenor of 5.25 years.

At any time prior to July 18, 2025, the issuer may redeem the 2032 Notes, in whole or in part, at a redemption price determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any. At any time prior to July 18, 2025, the issuer may redeem up to 40% of the aggregate principal amount of the 2032 Notes with the net cash proceeds from one or more sales of certain of our capital stock, at a redemption price determined in accordance with the debenture trust deed, plus accrued and unpaid interest, if any.

At any time during the period of July 18, 2025 to July 17, 2026, the issuer may redeem the 2032 Notes, in whole or in part, at a redemption price of 101.25%, plus accrued and unpaid interest, if any.

At any time after July 18, 2026, the issuer may redeem the 2032 Notes, in whole or in part, at a redemption price of 100%, plus accrued and unpaid interest, if any.

The trust deed contains covenants that limit the ability of the issuers to incur or guarantee additional indebtedness, issue disqualified stock, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, sell assets, create liens, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to exceptions and qualifications.

The trust deed also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in aggregate principal amount of the applicable series of 2032 Notes may declare all of the 2032 Notes to be due and payable immediately.

Description of Material Indebtedness of Renew Global and its immediate subsidiaries

The following is a summary of certain information with respect to material indebtedness of ReNew Global and its subsidiaries. Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to ReNew Global.

Facility of US$ 125 million from Standard Chartered Bank

On October 2022, ReNew Global entered into a facility agreement with Standard Chartered Bank and certain of its affiliates in respect of a US$ 75 million facility. In 2023, parties entered into a first deed of amendment and restatement with respect to the Standard Chartered Bank facility and included an additional facility amounting to US$ 50 million. As of March 31, 2024, this Facility has been completely prepaid and there is no outstanding under this Facility.

2026 Notes

On April 28, 2023, Diamond II Limited, a subsidiary of ReNew Global, issued the $400,000,000 aggregate principal amount of 7.95% Senior Secured Notes due July 28, 2026, or the “2026 Notes.”

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The 2026 Notes accrue interest at a rate of 7.95% per annum, payable semi -annually. The proceeds of the 2026 Notes were used to on-lend to Renew Global and its subsidiaries and certain other uses, each in accordance with the Green Bond Framework.

The 2026 Notes were offered and sold in transactions exempt from registration to U.S. investors under Rule 144A of the Securities Act and outside the United States under Regulation S under the Securities Act.

At any time prior to July 28, 2025, the issuer may redeem the 2026 Notes, in whole or in part, at a redemption price determined in accordance with the indenture, plus accrued and unpaid interest, if any.

At any time prior to July 28, 2025, the issuer may redeem up to 40% of the aggregate principal amount of the 2026 Notes with the net cash proceeds from one or more sales of certain of our capital stock, at a redemption price determined in accordance with the indenture, plus accrued and unpaid interest, if any.

At any time during the period of July 28, 2025 to January 27, 2026, the issuer may redeem the 2026 Notes, in whole or in part, at a redemption price of 103.975%, plus accrued and unpaid interest, if any.

At any time after January 28, 2026, the issuer may redeem the 2026 Notes, in whole or in part, at a redemption price of 100%, plus accrued and unpaid interest, if any.

The indenture contains covenants that limit the ability of the issuer and certain related entities to incur or guarantee additional indebtedness, issue disqualified stock, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, sell assets, create liens, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to exceptions and qualifications.

The indenture also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in aggregate principal amount of the 2026 Notes may declare all of the 2026 Notes to be due and payable immediately.

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DESCRIPTION OF THE NOTES

In this Description of the Notes, the term “Parent Guarantor” refers only to ReNew Energy Global plc, and not to any of its subsidiaries, and the term “Issuer” refers only to Diamond II Limited and not to any of its subsidiaries. The due and punctual payment of all amounts payable by the Issuer under the Notes, including principal, premium, if any, Additional Amounts, if any, and interest thereon, will be fully and unconditionally guaranteed on a senior basis by the Parent Guarantor (the “Parent Guarantee”). The Issuer will issue the Notes under an indenture (the “Indenture”) among the Issuer, the Parent Guarantor, HSBC Bank U.S.A, National Association as trustee, paying agent, registrar and transfer agent (in such capacities, the “Trustee”), and HSBC Bank U.S.A, National Association as notes collateral agent (the “Notes Collateral Agent”) and common collateral agent (the “Common Collateral Agent” and together with the Notes Collateral Agent, the “Collateral Agents”), in transactions that will not be subjected to the registration requirements of the Securities Act. The Collateral Documents referred to below under the caption “—Security” will define the terms of the agreements that will secure the Notes. Defined terms used in this Description of the Notes but not defined under “—Certain Definitions” will have the meanings assigned to them in the Indenture.

The Notes issued pursuant to this offering memorandum shall constitute a further issue of, and be consolidated and form a single series and rank pari passu with, the US$400,000,000 7.95% Senior Secured Notes due 2026 issued by the Issuer on April 28, 2023 (the “Original Notes”). The terms of the Notes are same as those for the Original Notes in all respects except for the issue date and the issue price.

The following description of the Notes is a summary of the material provisions of the Indenture, the Notes, the Parent Guarantee, the Collateral Documents and the Collateral. This summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture, the Notes, the Parent Guarantee and the Collateral Documents. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Collateral Documents because they, and not this description, define your rights as Holders. Copies of the Indenture and the Collateral Documents will be made available as set forth below under “—Additional Information.”

The Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Parent Guarantee

The Notes

The Notes will:

•
be general obligations of the Issuer;
•
rank senior in right of payment to any existing and future obligations of the Issuer that are subordinated in right of payment to the Notes;
•
rank equally in right of payment with any existing and future obligations of the Issuer that are not subordinated in right of payment to the Notes;
•
be guaranteed by the Parent Guarantor on a senior basis, subject to the limitations described below under “—The Parent Guarantee” and “Risk Factors—Risks Relating to the Notes, the Parent Guarantee and the Collateral—The Parent Guarantee may be challenged under applicable insolvency or fraudulent transfer laws, which could impair the enforceability of the Parent Guarantee”;

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•
be effectively subordinated to any existing and future secured obligations of the Issuer to the extent that such obligations are secured by assets other than the Collateral, to the extent of the value of such assets securing such other obligations;
•
be effectively subordinated to all obligations of any Subsidiary of the Issuer that does not Guarantee the Notes; and
•
be secured by a Lien on the Collateral as further described under the caption “—Security”.

The Parent Guarantee

The Parent Guarantor will Guarantee the due and punctual payment of the principal of, premium, if any, Additional Amounts, if any, and interest on, and all other amounts payable under the Notes.

The Parent Guarantee will:

•
be a general obligation of the Parent Guarantor;
•
be senior in right of payment to any existing and future obligations of the Parent Guarantor that are subordinated in right of payment to the Parent Guarantee;
•
rank equally in right of payment with any existing and future obligations of the Parent Guarantor that are not subordinated in right of payment to the Parent Guarantee;
•
be effectively subordinated to any existing and future secured obligations of the Parent Guarantor to the extent that such obligations are secured by assets (other than the Collateral), to the extent of the value of such assets securing such other obligations; and
•
be effectively subordinated to all existing and future obligations of any Subsidiary of the Parent Guarantor that does not also Guarantee the Notes.

The Parent Guarantee will automatically be released and the Parent Guarantor’s obligations under the Indenture shall automatically terminate:

•
upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;
•
upon repayment in full of the Notes;
•
as described under the caption “—Amendment, Supplement and Waiver”; and
•
in accordance with the covenant described under the caption “—Certain Covenants—Parent Guarantor Substitution”.

The obligations of the Parent Guarantor under the Parent Guarantee will be limited as necessary to prevent the Parent Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Notes, the Parent Guarantee and the Collateral—The Parent Guarantee may be challenged under applicable insolvency or fraudulent transfer laws, which could impair the enforceability of the Parent Guarantee”.

No release of the Parent Guarantor from the Parent Guarantee will be effective against the Trustee or Holders until the Parent Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under the Indenture. The Trustee shall be entitled to rely on such Officer’s Certificate and an Opinion of Counsel as conclusive evidence for release of the Parent Guarantee.

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Security

The Collateral

The obligations of the Issuer under the Notes and the Indenture will be secured on a first-priority basis by a Lien on the following (the “Collateral”):

(1)
on the Original Issue Date, a Mauritius law governed pledge by the Parent Guarantor over 100.0% of the equity shares of the Issuer (the “Share Pledge”);
(2)
on the Original Issue Date, a Mauritius law governed floating charge over all of the assets of the Issuer (to the extent permitted by applicable law from time to time (and, for the avoidance of doubt, excluding any RS Pipe Debt, RPPL Pipe Debt and RPPL Pipe Guarantees (unless specifically permitted under applicable law after the Original Issue Date), but including any receivables from any RS Pipe Debt, RPPL Pipe Debt and RPPL Pipe Guarantees and any proceeds realized by the Issuer from any RS Pipe Debt, RPPL Pipe Debt and RPPL Pipe Guarantees)) (such assets, the “Issuer Floating Collateral”);
(3)
post the Original Issue Date (if at all) any other assets of the Parent Guarantor and/or any of its Subsidiaries to the extent securing the Notes and lenders of Senior Issuer Indebtedness (such assets, the “Common Other Assets Collateral” and, together with the Share Pledge and the Issuer Floating Collateral, the “Common Collateral”); and
(4)
post the Original Issue Date (if at all) any other assets of the Parent Guarantor and/or any of its Subsidiaries to the extent securing the Notes (but not any Senior Issuer Indebtedness) (such assets, the “Notes Collateral”).

The Notes will not be secured by a Lien over the assets of or the securities issued by, any Restricted Subsidiary, and any such assets and/or securities will secure only RS Pipe Debt and/or RPPL Pipe Debt (unless otherwise specifically permitted or not restricted under applicable law after the Original Issue Date and under the Indenture).

The security over each Common Collateral shall be created pursuant to the applicable common collateral document (a “Common Collateral Document”). The security over each Notes Collateral shall be created pursuant to the applicable notes collateral document (a “Notes Collateral Document”). The Common Collateral Documents and the Notes Collateral Documents are collectively the “Collateral Documents.”

The security over the Notes Collateral shall be created on a pari passu basis for the benefit of the Holders in favor of the Notes Collateral Agent on behalf of and for the benefit of the Trustee and the Holders. The security over the Common Collateral shall be created on a pari passu basis for the benefit of the Holders and the Senior Issuer Indebtedness creditors in favor of the Common Collateral Agent on behalf of and for the benefit of the Holders and the Senior Issuer Indebtedness creditors.

The Issuer, the Parent Guarantor, the Trustee, the Notes Collateral Agent and the Common Collateral Agent (if the need arises) will enter into the Collateral Documents defining the terms of the security interests that secure the Notes.

So long as no acceleration of amounts due under the Notes in accordance with the provisions described under “—Events of Default and Remedies” has occurred, the Parent Guarantor and the Issuer will be entitled to receive all cash dividends and other payments made upon or with respect to the Collateral and to exercise any voting and other consensual rights pertaining to the Collateral.

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Upon the occurrence and during the continuance of an Event of Default and acceleration of amounts due under the Notes in accordance with the provisions described under “—Events of Default and Remedies”:

(1)
all rights of the Parent Guarantor and the Issuer to receive all or claim payment of cash dividends and other payments made upon or with respect to the Collateral will cease and such cash dividends and other payments will be paid to the Notes Collateral Agent or the Common Collateral Agent, as applicable;
(2)
all voting or other consensual rights pertaining to the Collateral will become vested solely in the Notes Collateral Agent or the Common Collateral Agent, as applicable, and the right of the Parent Guarantor and the Issuer to exercise any such voting and consensual rights will cease; and
(3)
the Notes Collateral Agent or the Common Collateral Agent, as applicable, shall distribute or sell the Collateral (or any part of the Collateral) in accordance with the terms of the applicable Collateral Documents and, in the case of the Common Collateral, any intercreditor agreement, subject to the provisions of applicable law. The Notes Collateral Agent, in accordance with the provisions of the Indenture, will distribute all funds distributed under the applicable Collateral Documents in connection with the Notes Collateral and received by the Notes Collateral Agent for the benefit of the Holders. The Common Collateral Agent, in accordance with any intercreditor agreement, will distribute all funds distributed under the applicable Collateral Documents in connection with the Common Collateral and received by the Common Collateral Agent for the benefit of the Senior Issuer Indebtedness creditors and the Holders.

The Indenture and/or the Collateral Documents will provide that, at any time while the Notes are outstanding, the Notes Collateral Agent will have the exclusive right to manage, perform and enforce the terms of the Notes Collateral Documents and the Common Collateral Agent will have the exclusive right to manage, perform and enforce the terms of the Common Collateral Documents. The Notes Collateral Agent will have the exclusive right, with respect to the Notes Collateral, and the Common Collateral Agent will have the exclusive right, with respect to the Common Collateral, to exercise and enforce all privileges, rights and remedies thereunder according to its direction, including to take or retake control or possession of the Collateral and to hold, prepare for sale, process, lease, dispose of or liquidate the applicable Collateral, including, without limitation, following the occurrence of an Event of Default and acceleration of amounts due under the Notes in accordance with the provisions described under “—Events of Default and Remedies.”

The proceeds realizable from the Collateral are unlikely to be sufficient to satisfy the Issuer’s and the Parent Guarantor’s obligations under the Notes, the Parent Guarantee and the Indenture, and the Collateral may be reduced or diluted under certain circumstances, including through the issuance of Additional Notes or the disposition of assets comprising the Collateral, subject to the terms of the Indenture, the Collateral Documents and any intercreditor agreement. See “Risk Factors—Risks Relating to the Notes, the Parent Guarantee and the Collateral—The value of the Collateral may not be sufficient to repay the Notes in full.”

See “—Events of Default and Remedies” and “Risk Factors—Risks Relating to the Notes, the Parent Guarantee and the Collateral”.

Release

The Liens over the Collateral may be released at any point in time other than the Share Pledge. Notwithstanding the foregoing, the Liens over the Share Pledge may be released solely (i) for the creation of any other Lien over the Share Pledge and/or (ii) in connection with a transaction that otherwise complies with the provisions of the Indenture, provided that (x) such release is required to effect any such transaction and (y) the first ranking security interest over the Share Pledge is immediately re-created in favor of the Common Collateral Agent for the benefit of the Holders.

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Enforcement of Security

The first-priority Liens over the Notes Collateral will be granted to the Notes Collateral Agent. The Notes Collateral Agent, subject to the Notes Collateral Documents and the Indenture, will hold such Liens and security interests in the Notes Collateral granted pursuant to the applicable Notes Collateral Document with sole authority as directed by the written instruction of the Trustee, to exercise remedies under the Notes Collateral Documents upon the occurrence and during the continuance of an Event of Default. The Notes Collateral Agent has agreed to act as secured party on behalf of the Holders under the Notes Collateral Documents, to follow the instructions provided to it under the Indenture and the Notes Collateral Documents and to carry out certain other duties.

The first-priority Liens over the Common Collateral will be granted to the Common Collateral Agent. The Common Collateral Agent will hold such Liens and security interests in the Common Collateral granted pursuant to the Common Collateral Documents with sole authority as directed by the instruction of the requisite percentage of secured creditors as per the terms of the applicable Common Collateral Documents and any intercreditor agreement, to exercise remedies under the Common Collateral Documents upon the occurrence and during the continuance of an Event of Default. The Common Collateral Agent has agreed to act as secured party on behalf of the Holders and lenders of Senior Issuer Indebtedness under the Common Collateral Documents, to follow the instructions provided to it under any intercreditor agreement and the Common Collateral Documents and to carry out certain other duties.

The Collateral Agents may decline to foreclose on the Notes Collateral or the Common Collateral, as the case may be, or exercise remedies available to it if it does not receive indemnification and/or security and/or pre-funding to its satisfaction against any and all costs, claims, expenses (including, without limitation, attorneys’ fees and expenses) and liabilities it may incur as a result of such exercise. In addition, the Collateral Agents’ ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agents’ Liens on the Notes Collateral or the Common Collateral, as the case may be. None of the Collateral Agents nor the Trustee, nor any of their respective officers, directors, employees, attorneys or agents, will be responsible or liable for the existence, genuineness, value, adequacy or protection of the Notes Collateral and/or the Common Collateral, for the legality, enforceability, effectiveness or sufficiency of any of the Notes Collateral Documents or the Common Collateral Documents, for the creation, perfection, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or the Notes Collateral Documents or the Common Collateral Documents, as the case may be, or any delay in doing so.

Each of the Notes Collateral Documents and the Common Collateral Documents provides that the Parent Guarantor will indemnify the Collateral Agents and the Trustee for all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses) or disbursements of any kind imposed against the Collateral Agents arising out of the enforcement of the Notes Collateral Documents and the Common Collateral Documents, except to the extent that any of the foregoing are finally judicially determined to have resulted from the gross negligence or willful misconduct of the applicable Collateral Agent.

Notes Collateral Enforcement

All payments received and all amounts held by the Notes Collateral Agent in respect of the Notes Collateral under the Notes Collateral Documents will be applied as follows:

first, to the Trustee, the Notes Collateral Agent, the Agents and to the extent necessary to reimburse the Trustee, the Notes Collateral Agent and the Agents for their respective unpaid fees, costs and expenses (including any reasonable fees and expenses of legal counsel) incurred in connection with the Indenture and the Notes Collateral Documents and the collection or distribution of such amounts held or realized or in connection with fees, costs and expenses (including, reasonable fees and expenses of legal counsel) incurred in enforcing its remedies under the Notes Collateral Documents and preserving the Notes Collateral and all

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amounts for which the Trustee, the Notes Collateral Agent and the Agents are entitled to indemnification under the Notes Collateral Documents and the Indenture;

second, to the Trustee for the benefit of Holders; and

third, any surplus remaining after such payments will be paid to the Issuer or whomever may be lawfully entitled thereto.

Common Collateral Enforcement

All payments received and all amounts held by the Common Collateral Agent in respect of the Common Collateral under the Common Collateral Documents will, in accordance with the terms of any intercreditor agreement, be applied as follows:

first, to the Trustee, the Common Collateral Agent, the Agents and to the extent applicable, any representative of holders of any Senior Issuer Indebtedness, to the extent necessary to reimburse the Trustee, the Common Collateral Agent, the Agents and any such representative for any unpaid fees, costs and expenses (including any reasonable fees and expenses of legal counsel) incurred in connection with the collection or distribution of such amounts held or realized or in connection with expenses (including any reasonable fees and expenses of legal counsel) incurred in enforcing its remedies under the Common Collateral Documents and preserving the Common Collateral and all amounts for which the Trustee, the Common Collateral Agent, the Agents and any such representative are entitled to indemnification under the Collateral Documents and any intercreditor agreement;

second, to the Trustee for the benefit of Holders and, to the extent applicable, holders of any Senior Issuer Indebtedness (or their representative) on a pro rata and pari passu basis; and

third, any surplus remaining after such payments will be paid to the Issuer or whomever may be lawfully entitled thereto.

Principal, Maturity and Interest

The Issuer will issue U.S.$125,000,000 in aggregate principal amount of Notes in this offering. The Issuer may issue additional notes (the “Additional Notes”) under the Indenture from time to time after this offering. Any issuance of Additional Notes is subject to all of the covenants in the Indenture. The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and under the Collateral Documents, provided that such Additional Notes will be issued under a separate ISIN/CUSIP unless such Additional Notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes.

The Issuer will issue the Notes in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. The Notes will mature on July 28, 2026 unless earlier redeemed pursuant to the terms thereof and the Indenture. No service charge will be made for any registration of transfer or exchange of the Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

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Interest on the Notes will accrue at the rate of 7.95% per annum and will be payable semi-annually in arrears on January 28 and July 28 of each year (each, an “Interest Payment Date”), commencing on January 28, 2025. Interest payable in relation to the Notes will be paid as if such Notes were issued on July 28, 2024. The Issuer will make each interest payment to the Holders of record at the close of business on January 13 and July 13 immediately preceding an Interest Payment Date (each, a “Record Date”), notwithstanding any transfer, exchange or cancellation thereof after a Record Date and prior to the immediately following Interest Payment Date. In any case in which the date of the payment of principal of, premium on or interest on the Notes is not a Business Day in the relevant place of payment, then payment of principal, premium or interest need not be made in such place on such date but may be made on the next succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the Notes will accrue for the period after such date.

Interest on the Notes issued on the Original Issue Date will accrue from the Original Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360‑day year comprised of twelve 30-day months.

Except as described under “—Optional Redemptions,” “—Redemption for Taxation Reasons” and as otherwise provided in the Indenture, the Notes may not be redeemed prior to maturity (unless they have otherwise been repurchased by the Issuer).

All payments on the Notes will be made in U.S. dollars in immediately available funds by the Issuer (or the Parent Guarantor) at the office or agency of the Issuer (or the Parent Guarantor) maintained for that purpose, and the Notes may be presented for registration of transfer or exchange at such office or agency; provided that, at the option of the Issuer, payment of interest may be made by wire transfer.

Restricted Group

On the Original Issue Date, the Restricted Group will comprise RPPL and all of its Subsidiaries. In addition, any Person which becomes a Subsidiary of RPPL will, upon becoming such a Subsidiary (and therefore also becoming a Restricted Subsidiary), become part of the Restricted Group. A Restricted Subsidiary will at all times remain a Restricted Subsidiary other than as a result of (i) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary by an Authorized Officer of RPPL in accordance with the covenant described under the caption “—Certain Covenants—Designation of Restricted Subsidiaries and Unrestricted Subsidiaries,” or (ii) an issuance or a sale of all or any portion of the Capital Stock of such Restricted Subsidiary if, following such issuance or sale, as the case may be, such Restricted Subsidiary would no longer remain a Subsidiary of RPPL in accordance with the covenant described under the caption “—Certain Covenants—Sales and Issuances of Capital Stock in Restricted Subsidiaries.”

Further Issues

The Issuer may, from time to time, without notice to or the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the Notes (including the benefit of the Parent Guarantee) in all respects (except for the issue date, the issue price and the first payment of interest on them) so that such Additional Notes may be consolidated and form a single class with the previously outstanding Notes and vote together as one class on all matters with respect to the Notes; provided that (i) the issuance of any such Additional Notes shall then be permitted under the Indenture and (ii) such Additional Notes will be issued under a separate ISIN/CUSIP unless such Additional Notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of the original discount, in each case for U.S. federal income tax purposes.

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In addition, the issuance of any Additional Notes by the Issuer will be subject to the following conditions:

(1)
all obligations with respect to the Additional Notes shall be guaranteed under the Indenture and the Parent Guarantee to the same extent and on the same basis as the Notes outstanding on the date in which the Additional Notes are issued;
(2)
the Issuer shall have delivered to the Trustee an Officer’s Certificate confirming that the issuance of the Additional Notes complies with, and is permitted under, the Indenture; and
(3)
the Issuer shall have delivered to the Trustee one or more Opinions of Counsel confirming, among other things, that the issuance of the Additional Notes does not conflict with applicable law.

Trustee, Common Collateral Agent, Notes Collateral Agent and Agents

HSBC is to be appointed as Trustee, paying agent (the “Paying Agent”), transfer agent (the “Transfer Agent”) and registrar (the “Registrar” and together with the Paying Agent and Transfer Agent, the “Agents”) under the Indenture. The Trustee hereby agrees to enter into any Collateral Documents from time to time without the consent of the Holders to the extent required to ensure compliance by the Parent Guarantor with the “Notes Security Ratio Compliance” and “SII Security Ratio Compliance” covenants. The Issuer may change the Paying Agent, the Transfer Agent or the Registrar without prior notice to the Holders, and the Parent Guarantor or the Issuer may act as paying agent, transfer agent and/or registrar. HSBC Bank U.S.A, National Association is to be appointed as the Common Collateral Agent and Notes Collateral Agent under the Indenture and the Collateral Agents hereby agree to enter into any Collateral Documents from time to time without the consent of the Holders to the extent required to ensure compliance by the Parent Guarantor with the “Notes Security Ratio Compliance” and “SII Security Ratio Compliance” covenants.

Transfer and Exchange

A Holder may transfer or exchange the Notes in accordance with the provisions of the Indenture. The Trustee and/or the Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes (including stamp taxes) due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Notes for a period of fifteen (15) days before a selection of Notes to be redeemed.

Optional Redemptions

At any time prior to July 28, 2025, the Issuer may, on one or more occasions, redeem the Notes, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium, as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Trustee shall not be responsible for verifying or calculating the Applicable Premium.

At any time prior to July 28, 2025, the Issuer may, on one or more occasions, redeem up to 40.0% of the aggregate principal amount of the Notes at a redemption price equal to 107.95% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the equivalent of the net cash proceeds from one or more (x) Equity Offerings and/or (y) INVIT Offerings; provided that:

(1)
at least 60.0% of the aggregate principal amount of the Notes (excluding Notes held by the RPPL or any of its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)
the applicable redemption occurs within ninety (90) days of the date of the closing of the applicable Equity Offering or INVIT Offering, as the case may be.

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At any time on or after July 28, 2025, the Issuer may, on one or more occasions, redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including), the applicable redemption date, if redeemed during the periods indicated below, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Period	Redemption Price
July 28, 2025 to January 27, 2026	103.975%
January 28, 2026 and thereafter	100.0%

Special Optional Redemption

The Issuer shall have the right to redeem Notes on the SOR Redemption Date (such redemption, a “Special Optional Redemption”); provided that:

(1)
if such a redemption is in part, it shall:
(a)
be at a redemption price equal to 101.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, and Additional Amounts, if any, on such Notes to (but not including) the SOR Redemption Date; and
(b)
only be up to an amount such that, pro forma for such redemption:
(i)
the Notes Security Ratio is no less than 1.0x;
(ii)
the Notes Project Security Ratio is no less than 0.6x; and
(iii)
at least U.S.$300 million of Notes remains outstanding, and
(2)
if such a redemption is in full, it shall be at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, and Additional Amounts, if any, on such Notes to (but not including) the SOR Redemption Date.

If Notes are to be redeemed as set forth above, the Issuer shall issue a redemption notice no later than two (2) Business Days after the Security Ratio Testing Date and the redemption date (such date, the “SOR Redemption Date”) shall be no earlier than 10 days and no later than 40 days following the date of such notice.

The Notes will not be secured by a Lien over the assets of or the securities issued by, any Restricted Subsidiary, and any such assets and/or securities will secure only RS Pipe Debt and/or RPPL Pipe Debt (unless otherwise specifically permitted or not restricted under applicable law after the Original Issue Date and under the Indenture).

Redemption for Taxation Reasons

The Notes may be redeemed at the option of the Issuer, as a whole but not in part, upon giving not less than ten (10) days’ nor more than sixty (60) days’ notice to the Holders and the Trustee (which notice will be irrevocable), at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date (in each case, including any Additional Amounts) if, as a result of:

(1)
any change in, or amendment to, the statutes or treaties (or any regulations, ruling or protocols, or official administrative guidance having the force of law thereunder), of (i) a Relevant Jurisdiction or (ii) any other jurisdiction of any of the Subsidiaries of the Parent Guarantor which Subsidiaries were incorporated on or prior to the date which is six (6) months after the Original Issue Date (any such Subsidiary, a “Tax

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Redemption Subsidiary” and any such other jurisdiction, an “Additional Relevant Jurisdiction”), in each case, affecting taxation; or
(2)
any change in, or amendment to, the existing official position regarding the application or interpretation of such statutes, treaties, regulations, rulings, protocols or official administrative guidance (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced (i) with respect to the Issuer, the Parent Guarantor or any Tax Redemption Subsidiary, on or after the Original Issue Date, or (ii) with respect to a surviving entity organized or resident for tax purposes in a jurisdiction that is not a Relevant Jurisdiction as of the Original Issue Date, on or after the date such surviving entity becomes such a surviving entity, in each case with respect to any payment due or to become due (or, in the case of any Tax Redemption Subsidiary Debt which has not yet been issued as of the applicable date of determination, would become due had such debt already been issued as of such date) under (i) the Notes or (ii) any Tax Redemption Subsidiary Debt, as the case may be, the Issuer, the Parent Guarantor, the Tax Redemption Subsidiary or the surviving entity, as the case may be, is, or (1) on the next Interest Payment Date, in the case of the Issuer, the Parent Guarantor or the surviving entity, as the case may be, or (2) on the next applicable payment date, in the case of a Tax Redemption Subsidiary (or, in the case of a Tax Redemption Subsidiary whose Tax Redemption Subsidiary Debt has not yet been issued as of the applicable date of determination, on the next applicable payment date assuming that such debt had been issued as of such date), would be, required to pay Additional Amounts (in the case of the Notes) or required to pay additional withholding (or other) taxes (in the case of any Tax Redemption Subsidiary Debt) above such amounts which were required to be paid on the Original Issue Date (such amounts in relation to Tax Redemption Subsidiary Debt, the “Tax Redemption Subsidiary Debt Additional Amounts”), and such requirement cannot be avoided by the taking of reasonable measures by the Issuer, the Parent Guarantor, the surviving entity or the applicable Tax Redemption Subsidiary, as the case may be; provided that no such notice of redemption will be given earlier than ninety (90) days prior to the earliest date on which the Issuer, the Parent Guarantor or the surviving entity, as the case may be, would be obligated to pay such Additional Amounts (or, in the case of a Tax Redemption Subsidiary, would be obligated to pay (or, in the case of any Tax Redemption Subsidiary whose Tax Redemption Subsidiary Debt has not yet been issued as of the applicable date of determination, would be deemed to be obligated to pay) such Tax Redemption Subsidiary Debt Additional Amounts) if a payment in respect of the Notes or the Tax Redemption Subsidiary Debt, as the case may be, were then due.

Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer or the surviving entity, as the case may be, will deliver to the Trustee:

(1)
an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer, the Parent Guarantor, the surviving entity or the Tax Redemption Subsidiary, as the case may be, taking reasonable measures; and
(2)
an Opinion of Counsel or an opinion of a tax consultant of recognized standing with respect to tax matters of the Relevant Jurisdiction of the Issuer, the Parent Guarantor or the surviving entity, as the case may be, or the Additional Relevant Jurisdiction of the applicable Tax Redemption Subsidiary, as the case may be, stating that the requirement to pay such Additional Amounts or Tax Redemption Subsidiary Debt Additional Amounts, as the case may be, results from such change or amendment referred to in the prior paragraph.

The Trustee shall be entitled to accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above (and will not be responsible for any loss occasioned by acting in reliance on

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such Officer’s Certificate or Opinion of Counsel) in which event it will be conclusive and binding on the Holders. The Trustee has no duty to investigate or verify such Officer’s Certificate or Opinion of Counsel.

SII Mandatory Redemption

Upon any Rating Decline as a result of the incurrence of any Senior Issuer Indebtedness, the Issuer shall, within forty-five (45) days of such Rating Decline, either (i) repay in full such Senior Issuer Indebtedness or (ii) redeem the Notes in full at a redemption price of 100.0% of their principal amount, plus accrued and unpaid interest, if any, and Additional Amounts, if any, to (but not including) the applicable date of redemption.

If Notes are to be redeemed as set forth above, the Issuer shall issue a notice of redemption no later than thirty-five (35) days after such Rating Decline and the redemption shall be no earlier than 10 days and no later than forty (40) days following the date of such notice.

The Issuer shall notify the Ratings Agencies of the incurrence of any Senior Issuer Indebtedness contemporaneously with such incurrence.

No Sinking Fund; Open Market Purchases

There will be no sinking fund payments for the Notes. The Issuer and its Affiliates may, at their discretion, at any time from time to time, purchase Notes in the open market or by tender or by any other means at any price, so long as such acquisition does not otherwise violate the terms of the Indenture or applicable law.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Notes for redemption will be selected on a pro rata basis, by lot or by such other method as the Trustee in its sole and absolute discretion shall deem appropriate unless otherwise required by law.

No Notes of U.S.$200,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail or by way of electronic means at least ten (10) but not more than sixty (60) days before the applicable redemption date to the Trustee and each Holder at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or the satisfaction and discharge of the Indenture.

In connection with any redemption of Notes conducted pursuant to the provisions of the Indenture described under the caption “—Optional Redemptions,” “—Special Optional Redemption” and “—Redemption for Taxation Reasons,” any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice may state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded if any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. If any Note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount of Notes that is to be redeemed. Notes called for redemption become due on the date fixed for redemption. On and after the applicable redemption date, unless the Issuer defaults in the payment of the applicable redemption price, interest will cease to accrue on the Notes or portions of Notes called for redemption.

Repurchase of Notes Upon a Change of Control Triggering Event

Not later than 30 days following a Change of Control Triggering Event, the Issuer will make an Offer to Purchase all outstanding Notes (a “Change of Control Offer”) at a purchase price equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the applicable Offer to Purchase Payment Date (as defined in clause (2) of the definition of “Offer to Purchase”).

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Following a Change of Control Triggering Event, the Issuer shall timely repay all Indebtedness or obtain consents as necessary under or terminate, agreements or instruments that would otherwise prohibit a Change of Control Offer required to be made pursuant to the Indenture. Notwithstanding this agreement of the Issuer, if the Issuer is unable to repay (or cause to be repaid) all of the Indebtedness, if any, that would prohibit the repurchase of the Notes or is unable to obtain the requisite consents of the holders of such Indebtedness, or terminate any agreements or instruments that would otherwise prohibit a Change of Control Offer, it would continue to be prohibited from purchasing the Notes, and in such a case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default.

Future debt of the Issuer may also (1) prohibit the Issuer from purchasing Notes in the event of a Change of Control Triggering Event; (2) provide that a Change of Control Triggering Event is a default; or (3) require repurchase of such debt upon a Change of Control Triggering Event. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under other Indebtedness, even if the Change of Control Triggering Event itself does not, due to the financial effect of the purchase on the Issuer. The Issuer’s ability to pay cash to the Holders following the occurrence of a Change of Control Triggering Event may be limited by the Issuer’s and/or the Parent Guarantor’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the Notes. See “Risk Factors—Risks Relating to the Notes, the Parent Guarantee and the Collateral—The Issuer may be unable to redeem the Notes as required upon a Change of Control Triggering Event or certain Rating Decline.”

To the extent that the provisions of any securities laws or regulations of any jurisdiction conflict with the “Repurchase of Notes Upon a Change of Control Triggering Event” provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Repurchase of Notes Upon a Change of Control Triggering Event” provisions of the Indenture by virtue of such compliance.

The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale of “all or substantially all” the assets of either (a) RPPL or (b) the Restricted Group. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuer to repurchase such Holder’s Notes as a result of a sale of less than all the assets of either (a) RPPL or (b) the Restricted Group to another person or group may be uncertain and will depend upon particular facts and circumstances. As a result, there may be uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of either (a) RPPL or (b) the Restricted Group has occurred.

Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain provisions that permit the Holders to require that the Issuer to purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Additional Amounts

All payments of principal of, and premium (if any) and interest on the Notes or under the Parent Guarantee made by or on behalf of the Issuer (which term shall include, for purposes of this provision, any surviving entity) or the Parent Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties,

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assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Issuer or the Parent Guarantor is organized or resident for tax purposes or any political subdivision or taxing authority thereof or therein, or any jurisdiction through which payment is made by or on behalf of the Issuer or the Parent Guarantor or any political subdivision or taxing authority thereof or therein (the “Relevant Jurisdictions”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. If any such withholding or deduction is so required, the Issuer or the Parent Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holder of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts will be payable:

(1)
for or on account of:
(a)
any tax, duty, assessment or governmental charge that would not have been imposed but for:
(i)
the existence of any present or former connection between the Holder or beneficial owner of such Note or the Parent Guarantee, as the case may be, and the Relevant Jurisdiction other than merely holding such Note or the receipt of payments thereunder or under the Parent Guarantee, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;
(ii)
the presentation of the Notes (in cases in which presentation is required) more than thirty (30) days after the later of the date on which the payment of the principal of, premium, if any, and interest on, the Notes became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented the Notes for payment on any date within such thirty (30)-day period;
(iii)
the presentation of the Notes (in cases in which presentation is required) for payment in the Relevant Jurisdiction, unless the Notes could not have been presented for payment elsewhere; or
(iv)
the failure of the Holder or beneficial owner to comply with a timely request of the Issuer or the Parent Guarantor (or any agent of the Issuer or the Parent Guarantor), addressed to the Holder, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the statutes, regulations or official administrative guidance having a force of law of the Relevant Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;
(b)
any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or governmental charge;
(c)
any tax, duty, assessment or governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium under or with respect to the Notes or the Parent Guarantee;
(d)
any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (including any successor provisions) (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement

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FATCA (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement), any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, or any agreement with the U.S. Internal Revenue Service under FATCA; or
(e)
any combination of taxes, duties, assessments or governmental charges referred to in the preceding clauses (a), (b), (c) and (d); or
(2)
to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficial owner would not have been entitled to such Additional Amounts had that beneficial owner been the Holder.

The Issuer will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer will make reasonable efforts to obtain original tax receipts or certified copies thereof evidencing the payment of any taxes, duties, assessments or governmental charges so deducted or withheld and paid to the Relevant Jurisdiction. The Issuer will furnish to the Trustee within sixty (60) days after the date the payment of any taxes, duties, assessments or governmental charges so deducted or withheld is due pursuant to applicable law, either original tax receipts or certified copies thereof evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

At least thirty (30) days prior to each date on which any payment under or with respect to the Notes is due and payable (unless the obligation to pay Additional Amounts arises after the forty-fifth (45th) day prior to that payment date, in which case promptly thereafter), if the Issuer will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable.

The Trustee will make payments free of withholdings or deductions on account of taxes unless required by applicable law. If such a deduction or withholding is required, the Trustee will not be obligated to pay any Additional Amount to the recipient unless such an Additional Amount is received by the Trustee.

The Issuer will pay any stamp, issue, registration, documentary or other similar taxes and duties (including interest and penalties) payable in any Relevant Jurisdiction in respect of the creation, issue, offering, execution or enforcement of the Notes or any documentation with respect thereto. Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note or under the Parent Guarantee, such mention will be deemed to include payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Certain Covenants

Undertaking for RPPL Funding

For so long as (i) ReNew Energy Global plc is the Parent Guarantor and (ii) each of RPPL and the Issuer is a Subsidiary of ReNew Energy Global plc, ReNew Energy Global plc shall vote in a manner, and exercise its rights with respect to RPPL, to ensure that (A) funds available with RPPL are made available to ReNew Energy Global plc such that the obligations in respect of the Notes can at all times be met; and (B) no later than the date of incurrence of any RS Pipe Debt by any Restricted Subsidiary in India, RPPL undertakes (in a form and manner which constitutes an unsubordinated financial obligation of RPPL under applicable law) to the onshore trustee appointed by such Restricted Subsidiary in respect of the relevant RS Pipe Debt that: (I) it will provide funds to the relevant Restricted Subsidiary sufficient to meet any shortfall in amounts available with such Restricted Subsidiary to meet its obligations under the relevant RS Pipe Debt; and (II) it will indemnify the Issuer (and its trustees and agents) against any liabilities, losses, damages, claims or costs suffered or incurred by the Issuer in relation to such RS Pipe Debt.

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Restricted Payments

The Parent Guarantor shall ensure that each of the Restricted Subsidiaries will not, directly or indirectly:

(1)
declare or pay any dividend or make any distribution on or with respect to any of the Restricted Subsidiaries’ Capital Stock (other than dividends or distributions payable solely in shares of any of the Restricted Subsidiaries’ Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than any of the Restricted Subsidiaries (other than any series of Preferred Stock with respect to which RPPL has made a Preferred Stock Indebtedness Election);
(2)
purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of any of the Restricted Subsidiaries, or any direct or indirect parent of any of the Restricted Subsidiaries, held by Persons other than any of the Restricted Subsidiaries (other than any series of Preferred Stock with respect to which RPPL has made a Preferred Stock Indebtedness Election);
(3)
make any voluntary principal payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Funding Debt, Restricted Subsidiary Shareholder Debt or CCDs (other than any series of CCDs with respect to which RPPL has made a CCD Indebtedness Election), including, in each case, the making any payment of accrued interest thereon, excluding, in all cases, any Intra-Group Indebtedness; or
(4)
make any Investment, other than a Permitted Investment;

if (the payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), at the time of and after giving effect to any such Restricted Payment:

(a)
a Default has occurred and is continuing or would occur as a result of such Restricted Payment;
(b)
to the extent that (x) the Net Priority Debt Leverage Ratio does not exceed 6.5 to 1.0 and (y) the Consolidated Net Leverage Ratio does not exceed 7.5 to 1.0, such Restricted Payment, together with the aggregate amount of all Restricted Payments made by the Restricted Group on or after the Measurement Date (other than Restricted Payments made pursuant to (A) clauses (1) to (10) of the following paragraph; (B) clauses (1) to (10) of the second paragraph under the heading “Certain Covenants—Restricted Payments” under each of the 2022 Notes and the 2027 Notes and (C) clauses (1) to (9) of the second paragraph under the heading “Certain Covenants—Restricted Payments” under the 2032 Notes) (the sum of all such Restricted Payments (i) made on or after the Measurement Date and prior to the 2032 Notes Original Issue Date being the “2032 Notes Original Issue Date RP Amount” and (ii) made on or after the 2032 Notes Original Issue Date being the “Post 2032 Notes Original Issue Date RP Amount”; the sum of (i) to (iv) below being the “RP Builder Basket Capacity Amount”, the RP Builder Basket Capacity Amount as of the 2032 Notes Original Issue Date being the “2032 Notes Original Issue Date RP Builder Basket Capacity Amount,” and the difference between (x) the RP Builder Basket Capacity Amount as of the date of determination and (y) the 2032 Notes Original Issue Date RP Builder Basket Capacity Amount being the “Post 2032 Notes Original Issue Date RP Builder Basket Capacity Amount”), shall exceed the sum (without duplication) of:
(i)
the aggregate of (x) 50.0% of the aggregate amount of the Consolidated Net Income of RPPL (or, if the Consolidated Net Income of RPPL was a loss, minus 100.0% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 2019 and ending on March 31, 2022 for which consolidated financial statements of RPPL were available (which financial statements could be internal management accounts (which, for the avoidance of doubt, were not required to be prepared in accordance with IFRS)) and (y) 50.0% of the aggregate amount of the Adjusted Consolidated Net Income of RPPL (or, if the Adjusted Consolidated Net Income of RPPL

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was/is a loss, minus 100.0% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 2022 and ending on the last day of RPPL’s most recently ended quarterly fiscal period for which consolidated financial statements of RPPL are available (which financial statements may be internal management accounts (which, for the avoidance of doubt, are not required to be prepared in accordance with IFRS)) at the time of such Restricted Payment; plus
(ii)
100.0% of the aggregate net cash proceeds received by RPPL since the Measurement Date (x) as a capital contribution to its common equity or from the issuance and sale of its Capital Stock (other than Disqualified Stock), including the sale of options and warrants to purchase its Capital Stock (other than Disqualified Stock), to a Person which is not a Subsidiary of RPPL, including any such net cash proceeds received upon the exercise by a Person which is not a Subsidiary of RPPL of any options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock) and (y) from the incurrence of any Subordinated Funding Debt or CCDs, in each case, after deducting the amount of any such net cash proceeds used to redeem, repurchase, defease or otherwise acquire or retire for value any Capital Stock, Subordinated Funding Debt or CCDs of RPPL; plus
(iii)
an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) that were made on or after the Measurement Date in any Person resulting from (x) payments of interest on Indebtedness, dividends or repayments of loans or advances by such Person, in each case, to Restricted Subsidiaries (except, in each case, to the extent that any such payment or proceeds are included in the calculation of Consolidated Net Income of RPPL), or (y) the net cash proceeds from the sale of any such Investment (except to the extent that such proceeds are included in the calculation of Consolidated Net Income of RPPL), not to exceed, in each case, the amount of Investments made by the applicable Restricted Subsidiary after the Measurement Date in any such Person; plus
(iv)
the amount by which Indebtedness of any of the Restricted Subsidiaries is reduced on RPPL’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of RPPL) subsequent to the Measurement Date of any Indebtedness of any of the Restricted Subsidiaries into Capital Stock (other than Disqualified Stock) of any of the Restricted Subsidiaries (less the amount of any cash, or the Fair Market Value of any other property, distributed by the applicable Restricted Subsidiaries upon such conversion or exchange); and
(c)
to the extent that (x) the Net Priority Debt Leverage Ratio exceeds 6.5 to 1.0 or (y) the Consolidated Net Leverage Ratio exceeds 7.5 to 1.0, such Restricted Payment, together with the aggregate amount of all Restricted Payments made by the Restricted Group on or after the Measurement Date (other than Restricted Payments made pursuant to (A) clauses (1) to (10) of the following paragraph, (B) clauses (1) to (10) of the second paragraph under the heading “Certain Covenants—Restricted Payments” under each of the 2022 Notes and the 2027 Notes and (C) clauses (1) to (9) of the second paragraph under the heading “Certain Covenants—Restricted Payments” under the 2032 Notes), shall exceed the sum (without duplication) of:
(i)
the difference between (A) the 2032 Notes Original Issue Date RP Builder Basket Capacity Amount and (B) the 2032 Notes Original Issue Date RP Amount; and
(ii)
the difference between (A) 40.0% times the Post 2032 Notes Original Issue Date RP Builder Basket Capacity Amount and (B) the Post 2032 Notes Original Issue Date RP Amount.

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The foregoing provision shall not be violated by reason of:

(1)
the payment of any dividend or the redemption of any Capital Stock within ninety (90) days after the related date of declaration or call for redemption if, at such date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;
(2)
the making of any Restricted Payments in an aggregate amount not to exceed the amount of net cash proceeds received by RPPL since the 2032 Notes Original Issue Date from (i) any capital contribution or sale (other than to a Subsidiary of RPPL) of shares of Capital Stock (other than Disqualified Stock) of RPPL (or options, warrants or other rights to acquire such Capital Stock) or from the sale (other than to a Subsidiary of RPPL) of Redeemable Preference Shares (other than Disqualified Stock) of RPPL, (ii) any sale (other than to a Subsidiary of RPPL) of Subordinated Funding Debt (other than if incurred from any member of the Restricted Group) or (iii) any sale (other than to a Subsidiary of RPPL) of CCDs of any Restricted Subsidiary; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clauses (b)(ii) and (c) of the preceding paragraph;
(3)
the making of any Restricted Payments by any Restricted Subsidiary to the holders of its Capital Stock, CCDs, Subordinated Funding Debt and Restricted Subsidiary Shareholder Debt, as the case may be; provided that, on the date of any such Restricted Payment, the aggregate amount of all Restricted Payments which have been made pursuant to this clause (3), have been made at least on an equal or more favorable basis, directly or indirectly, to RPPL;
(4)
the making of any Restricted Payments to fund the redemption, repurchase or other acquisition of Capital Stock of any Restricted Subsidiary from employees, former employees, directors or former directors of any such Restricted Subsidiary (or permitted transferees of such persons) or their authorized representatives;
(5)
payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, or (iii) stock dividends, splits or business combinations;
(6)
a Permitted Investment under clause (1) of the definition thereof in the Capital Stock of a Restricted Subsidiary held by a minority shareholder, which Investment increases the proportion of the Capital Stock of such Restricted Subsidiary held, directly or indirectly, by RPPL;
(7)
the making of any other Restricted Payments in an aggregate amount, together with all other Restricted Payments made under this clause (7), not to exceed the amount of cash received in relation to receivables outstanding on the 2032 Notes Original Issue Date;
(8)
the making of any other Restricted Payments in an aggregate amount, together with all other Restricted Payments made under this clause (8), not to exceed U.S.$50.0 million (or the Dollar Equivalent thereof);
(9)
the making of any Restricted Subsidiary Permitted Restricted Payment; and
(10)
the making of any Restricted Payment to the extent that the funds from such Restricted Payment are used (and only up to such amounts so used) by the Parent Guarantor and/or the Issuer to service the Notes, the Parent Guarantee and/or any Hedging Obligations related thereto or related to any Senior Issuer Indebtedness;

provided that, in the case of clauses (7) and (8), no Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the applicable Restricted Subsidiary pursuant to the applicable Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. Any executive officer of the Parent Guarantor or its Board of Directors’

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determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of recognized international standing (or a local affiliate thereof) if the Fair Market Value exceeds U.S.$25.0 million (or the Dollar Equivalent thereof).

Incurrence of Indebtedness by the Restricted Group

(1)
The Parent Guarantor shall ensure that none of the Restricted Subsidiaries will Incur any Indebtedness; provided that the Restricted Subsidiaries may Incur Indebtedness:
(a)
if no Default has occurred and is continuing; and
(b)
in the case of Indebtedness which is Priority Debt, then after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Net Priority Debt Leverage Ratio does not exceed 6.5 to 1.0.
(2)
Notwithstanding the foregoing, the Restricted Subsidiaries may Incur each and all of the following (“Permitted Indebtedness”):
(a)
Indebtedness under the Notes (excluding Additional Notes, if any);
(b)
Indebtedness outstanding on the Original Issue Date (excluding Indebtedness permitted under clause (c) below);
(c)
Indebtedness owed to any of the Restricted Subsidiaries (“Intra-Group Indebtedness”); provided that any event which results in any Restricted Subsidiary to which any such Indebtedness is owed ceasing to be a Restricted Subsidiary, or any subsequent transfer of such Indebtedness (other than a transfer to any of the other Restricted Subsidiaries) shall be deemed, in each case, to no longer constitute Intra-Group Indebtedness and shall instead be deemed to constitute an Incurrence of such Indebtedness not permitted by this clause (c);
(d)
Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, redeem, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness Incurred under clause (1) or Indebtedness Incurred under any of clauses (2)(a), (b), (d) or (i) and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses); provided that:
(i)
the Indebtedness to be refinanced is fully and irrevocably repaid no later than 180 days after the Incurrence of the Permitted Refinancing Indebtedness; and
(ii)
Indebtedness the proceeds of which are used to refinance (1)(i) any guarantee by RPPL of any RS Pipe Debt (any such guarantee, an “RPPL Pipe Guarantee”) and/or any Pipe Debt issued or borrowed by RPPL (any such Pipe Debt, “RPPL Pipe Debt”) and/or (ii) any Pipe Debt issued or borrowed by any Restricted Subsidiary of RPPL (any such Pipe Debt, “RS Pipe Debt”) or (2) Indebtedness that is pari passu with, or subordinated in right of payment to, any RPPL Pipe Guarantee and any RPPL Pipe Debt or any RS Pipe Debt, as the case may be, will only be permitted under this clause (2)(d) if (x) in case any RPPL Pipe Guarantee and any RPPL Pipe Debt or any RS Pipe Debt, as the case may be, is refinanced in part, or the Indebtedness to be refinanced is pari passu with any RPPL Pipe Guarantee, any RPPL Pipe Debt or any RS Pipe Debt, as the case may be, then such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, ranks pari passu with, or subordinate in right of payment to (as applicable) RPPL

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Pipe Guarantees and RPPL Pipe Debt or RS Pipe Debt or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to any RPPL Pipe Guarantee and any RPPL Pipe Debt and/or any RS Pipe Debt, as the case may be, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to (as applicable) all RPPL Pipe Guarantees and RPPL Pipe Debt or RS Pipe Debt, at least to the extent that the Indebtedness to be refinanced is subordinated to (as applicable) all RPPL Pipe Guarantees and RPPL Pipe Debt or RS Pipe Debt;
(e)
Indebtedness pursuant to Hedging Obligations entered into for the purpose of protecting any of the Restricted Subsidiaries from fluctuations in interest rates, currencies or commodity prices and not for speculation;
(f)
Indebtedness constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance, surety or appeal bonds or payment obligations in connection with insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with or in lieu of each of the foregoing) in the ordinary course of business (in each case other than for an obligation for borrowed money);
(g)
Indebtedness constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the sixty (60) days following receipt by the applicable Restricted Subsidiary of a demand for reimbursement;
(h)
Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of any of the Restricted Subsidiaries, in any case, Incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition); provided that the maximum aggregate liability of any such Restricted Subsidiary in respect of all such Indebtedness Incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by such Restricted Subsidiary from the disposition of such business, assets or Restricted Subsidiary;
(i)
(x) Acquired Indebtedness and (y) Indebtedness Incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, design, construction, installation or improvement of property, plant or equipment used in the business of any of the Restricted Subsidiaries (or for the acquisition of (A) Indebtedness of a Person which Indebtedness would, upon such acquisition, become Restricted Subsidiary Shareholder Debt or (B) Capital Stock of a Person engaged in a Permitted Business, which Person will, upon any such acquisition, become a Restricted Subsidiary), in an aggregate principal amount outstanding at any time (together with refinancings thereof), not to exceed 25.0% of Total Assets (or the Dollar Equivalent thereof) (such amount of Total Assets to be calculated based on the most recently ended semi-annual or annual fiscal period for which a consolidated statement of financial position of RPPL is available (which financial statements may be internal management accounts (which, for the avoidance of doubt, are not required to be prepared in accordance with IFRS)));

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(j)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within five (5) Business Days of Incurrence; and
(k)
Indebtedness to the extent that the net cash proceeds thereof are promptly and irrevocably deposited with the Trustee to defease or to satisfy and discharge the Notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge.”

For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one type of Permitted Indebtedness, or of Indebtedness described in clause (1) of this covenant and one or more types of Permitted Indebtedness, the Parent Guarantor, in its sole discretion, may classify, and from time to time may reclassify, such item of Indebtedness or any portion thereof.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Incurrence of Indebtedness by the Issuer

The Parent Guarantor shall ensure that, and the Issuer agrees that, the Issuer shall only be permitted to Incur (i) Additional Notes, (ii) Senior Issuer Indebtedness, (iii) Hedging Obligations and (iv) Subordinated Indebtedness.

Transactions with Shareholders and Affiliates

The Parent Guarantor shall ensure that each of the Restricted Subsidiaries will not enter into any transaction or series of related transactions involving aggregate consideration in excess of U.S.$2.0 million (or the Dollar Equivalent thereof) with (a) any holder of 10.0% or more of any class of Capital Stock of any of the Restricted Subsidiaries or (b) any Affiliate of any of the Restricted Subsidiaries (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are no less favorable to such Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by such Restricted Subsidiary with a Person that is not such a holder or Affiliate of such Restricted Subsidiary; and
(2)
the Parent Guarantor delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$200.0 million (or the Dollar Equivalent thereof), an opinion issued by an accounting, appraisal or investment banking firm stating either (i) that such Affiliate Transaction is, or series of related Affiliate Transactions are, fair to such Restricted Subsidiary from a financial point of view or (ii) that the terms of such Affiliate Transaction is, or series of

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related Affiliate Transactions are, not materially less favorable to such Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by such Restricted Subsidiary with a Person that is not such a holder or Affiliate of such Restricted Subsidiary.

The foregoing limitation does not limit, and will not apply to:

(1)
directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors and officers insurance premiums), employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees and fees and compensation paid to consultants and agents;
(2)
transactions (i) between or among any members of the Restricted Group and (ii) between or among any members of the Restricted Group on the one hand and any of the Parent Guarantor and/or any of its Subsidiaries on the other hand;
(3)
any Restricted Payments not prohibited by the “—Restricted Payments” covenant and any Permitted Investments other than those made pursuant to clause (3) of the definition thereof as described under “—Certain Definitions”;
(4)
transactions pursuant to agreements in effect on the Original Issue Date, or any amendment, modification, extension, renewal or replacement thereof, so long as such amendment, modification, extension, renewal or replacement is on terms that are substantially similar to or not more disadvantageous to the applicable Restricted Subsidiary, as the case may be, than the original agreement in effect on the Original Issue Date;
(5)
transactions with a Person that is an Affiliate solely because RPPL, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that no Affiliate of RPPL (other than any of the Restricted Subsidiaries) owns Capital Stock in such Person;
(6)
any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into any Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger;
(7)
any Incurrence of, or amendment to, any Subordinated Funding Debt or Restricted Subsidiary Shareholder Debt (so long as in the case of any amendment, such Subordinated Funding Debt or Restricted Subsidiary Shareholder Debt, as the case may be, continues to satisfy the requirements set forth under the definition of “Subordinated Funding Debt” and “Restricted Subsidiary Shareholder Debt,” as the case may be, after giving effect thereto);
(8)
any payments or other transactions pursuant to tax sharing arrangements between RPPL and any other Person with which RPPL files a consolidated tax return or with which RPPL is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;
(9)
transactions with customers, clients, contractors, purchasers or suppliers of goods (including turbines and other equipment or property) or services (including administrative, cash management, legal and regulatory, engineering, technical, financial, accounting, procurement, marketing, insurance, labor, management, operation and maintenance, power supply and other services) or insurance or lessors or lessees or providers of employees or other labor or property, in each case in the ordinary course of business and that are fair or on terms at least as favorable as arm’s-length as determined in good faith by the Board of Directors of the applicable Restricted Subsidiary;
(10)
loans or advances to, or guarantees of obligations of, directors, promoters, officers or employees of any of the Restricted Subsidiaries undertaken in compliance with applicable law;

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(11)
any issuance of Equity Interests (other than Disqualified Stock or Affiliate INVIT Offering Debt) or CCDs of RPPL; and
(12)
transactions described and permitted by, and complying with, the covenant described under “—Merger and Consolidation.”

Asset Sales

The Parent Guarantor shall ensure that each of the Restricted Subsidiaries will not consummate any Asset Sale, unless:

(1)
the consideration received by the applicable Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of; and
(2)
at least 75.0% of the consideration received from the Asset Sale consists of cash, Temporary Cash Equivalents or Replacement Assets (as defined below), or any combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(1)
any liabilities of any of the Restricted Subsidiaries (other than (i) intra-Restricted Group liabilities and (ii) contingent liabilities) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement or canceled in connection with any enforcement of a pledge over Capital Stock of any member of the Restricted Group, in each case, that irrevocably and unconditionally releases the applicable Restricted Subsidiary from further liability; and
(2)
any securities, notes or other obligations received by the applicable Restricted Subsidiary from such transferee that are promptly, but in any event within thirty (30) days of closing, converted by the applicable Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

If at the time of the consummation of the applicable Asset Sale:

(1)
(a)
pro forma for the consummation of such Asset Sale and the use of proceeds thereof, the Restricted Group would have at least 5.0 GWs of Operating Project Assets remaining (the “5.0 GWs Condition”); and
(b)
the Restricted Group is able to Incur at least U.S.$1.00 of Priority Debt under clause (1)(b) of the “—Incurrence of Indebtedness by the Restricted Group” covenant (the “U.S.$1.00 Ratio Debt Condition” and, together with the 5.0 GWs Condition, the “Asset Sales Conditions”), then any Net Cash Proceeds from such Asset Sale may be used for any purpose not otherwise prohibited by the Indenture; or

(2)
any of the applicable Asset Sales Conditions could not be satisfied, then for so long as any such Asset Sales Conditions are not satisfied:
(a)
within three hundred and sixty-five (365) days after the receipt of any Net Cash Proceeds from such Asset Sale, such Net Cash Proceeds may be applied (i) to repay Indebtedness of any Restricted Subsidiary, (ii) to make capital expenditures or investments in a Permitted Business (including in a Permitted Business of any Subsidiary of the Parent Guarantor), (iii) to acquire properties and assets (other than current assets) that are used or will be used in a Permitted Business (including in a Permitted Business of any Subsidiary of the Parent Guarantor), (iv) to acquire all, or substantially all, of the assets of, or the Capital Stock of, a Person, or a line of business, which undertakes or is involved in a Permitted Business, or (v) pursuant to any combination of the foregoing ((ii) to (iv), collectively, the

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“Replacement Assets”); provided that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors or an Authorized Officer of the applicable Restricted Subsidiary that is executed or approved within such three hundred and sixty-five (365) day period will satisfy this requirement so long as such reinvestment is consummated within one hundred and eighty (180) days after such three hundred and sixty-fifth (365th) day; and
(b)
any Net Cash Proceeds from any such Asset Sale that are not applied or invested under sub-clauses (i) through (v) of clause (a) above within such three hundred and sixty-five (365) day period will constitute “Excess Proceeds” and when the aggregate amount of Excess Proceeds exceeds U.S.$50.0 million (or the Dollar Equivalent thereof), then within ten (10) Business Days thereof, the Issuer must make an offer (an “Excess Proceeds Repurchase Offer”) to purchase all of the Notes at 100.0% of the principal amount of all such Notes redeemed or tendered for in connection with such Excess Proceeds Repurchase Offer, plus accrued and unpaid interest on the Notes, if any, to (but not including) the applicable date of purchase. If the aggregate principal amount of all of the Notes tendered into such Excess Proceeds Repurchase Offer exceeds the amount of Excess Proceeds, such Notes will be purchased on a pro rata basis. Any remaining proceeds after any such Excess Proceeds Repurchase Offer may be used for any purpose not otherwise prohibited under the Indenture. Upon completion of each Excess Proceeds Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of Notes as a result of an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Parent Guarantor shall not permit any of the Restricted Subsidiaries (other than RPPL) to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries (other than RPPL) to:

(1)
pay dividends or make any other distributions on any Capital Stock of such Restricted Subsidiary owned by any of the Restricted Subsidiaries;
(2)
pay any Indebtedness or other obligation owed to any of the Restricted Subsidiaries;
(3)
make loans or advances to any of the Restricted Subsidiaries; or
(4)
sell, lease or transfer any of its property or assets to any of the Restricted Subsidiaries;

provided that it being understood that (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock; (ii) the subordination of loans or advances made to any Restricted Subsidiary to other Indebtedness Incurred by any Restricted Subsidiary; and (iii) provisions requiring transactions to be on fair and reasonable terms or on an arm’s-length basis, shall, in each case, not be deemed to constitute such an encumbrance or restriction.

The foregoing restrictions will not apply to encumbrances or restrictions:

(1)
existing in agreements as in effect on the Original Issue Date and any extensions, refinancings, renewals, supplements, amendments or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement are not materially more restrictive, taken as a whole, than those encumbrances or restrictions that

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are then in effect and that are being extended, refinanced, renewed or replaced, as determined in good faith by the Board of Directors of RPPL;
(2)
in the Notes and/or the Indenture;
(3)
existing under or by reason of applicable law, rule, regulation or order;
(4)
with respect to any Person or the property or assets of such Person that is designated a Restricted Subsidiary or is acquired by any Restricted Subsidiary, existing at the time of such designation or acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so designated or acquired, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement are not materially more restrictive, taken as a whole, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced, as determined in good faith by the Board of Directors of RPPL;
(5)
if they arise, or are agreed to in the ordinary course of business, that (x) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (y) exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of any of the Restricted Subsidiaries not otherwise prohibited by the Indenture or that limit the right of the debtor to dispose of assets subject to a Lien not otherwise prohibited by the Indenture, or (z) do not relate to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of any of the Restricted Subsidiaries in any manner material to any such Restricted Subsidiary;
(6)
with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by the “—Sales and Issuances of Capital Stock in Restricted Subsidiaries,” “—Incurrence of Indebtedness by the Restricted Group” and “—Asset Sales” covenants;
(7)
arising from provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business if the encumbrances or restrictions (i) are customary for such types of agreements and (ii) would not, at the time agreed to, be expected to materially adversely affect the ability of the Issuer to make required payments on the Notes, as determined in good faith by the Board of Directors of RPPL;
(8)
with respect to any Indebtedness that is permitted by the “—Incurrence of Indebtedness by the Restricted Group” covenant; provided that the encumbrances or restrictions (i) are customary for such types of agreements and (ii) would not, at the time agreed to, be expected to materially adversely affect the ability of the Issuer to make required payments on the Notes, as determined in good faith by the Board of Directors of RPPL; or
(9)
encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Sales and Issuances of Capital Stock in Restricted Subsidiaries

The Parent Guarantor shall ensure that RPPL will not sell, and that each of the other Restricted Subsidiaries will not issue or sell, any shares of Capital Stock of a Restricted Subsidiary, except:

(1)
to RPPL or any of the Wholly Owned Restricted Subsidiaries;

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(2)
the issuance or sale of Capital Stock of a Restricted Subsidiary (which remains a Restricted Subsidiary after any such issuance or sale) to the extent that such Capital Stock represents director’s qualifying shares or is required by applicable law, rule, regulation or order to be held by a Person other than RPPL or any of the Wholly Owned Restricted Subsidiaries;
(3)
the issuance or sale of Capital Stock of a Restricted Subsidiary (which remains a Restricted Subsidiary after any such issuance or sale); provided that such Restricted Subsidiary applies the Net Cash Proceeds of such issuance or sale, to the extent required, in accordance with the “—Asset Sales” covenant, if and to the extent required thereby; or
(4)
the issuance or sale of Capital Stock of a Restricted Subsidiary where, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; provided that:
(a)
the “—Asset Sales” covenant is complied with;
(b)
any Guarantee of any Indebtedness of any such Person by any member of the Restricted Group remaining on or after the sixtieth (60th) day post the consummation of such issuance or sale would be permitted to be made under the “—Incurrence of Indebtedness by the Restricted Group” covenant as if made on such sixtieth (60th) day (a “Minority Investment Guarantee”);
(c)
any remaining Investment in the form of loans or similar instruments in such Person would have been permitted to be made under the “—Restricted Payments” covenant as if made on the date of such issuance or sale; and
(d)
in the case of any such issuance or sale of Capital Stock of a Restricted Subsidiary in connection with an INVIT Offering, the remaining Investment in the form of loans or similar instruments in such Person will be tested in relation to the “—Restricted Payments” covenant on the same day that the immediately following consolidated financial statements of RPPL (which may be internal management accounts (which, for the avoidance of doubt, are not required to be prepared in accordance with IFRS)) become available.

Notwithstanding the foregoing, a Restricted Subsidiary may issue Capital Stock to its shareholders on a pro rata basis or on a basis more favorable to any Restricted Subsidiary.

Merger and Consolidation

The Parent Guarantor shall ensure that RPPL will not merge or consolidate with or into another Person, unless:

(1)
either (i) RPPL is the surviving entity or (ii) the surviving entity (if other than RPPL) formed by such merger or consolidation, or with or into which RPPL merged or consolidated, is (a) eligible under applicable law to assume the obligations of RPPL under the RPPL Pipe Debt and the RPPL Guarantees (if any); or (b) organized under the laws of India, Mauritius, The Netherlands, the Cayman Islands, the British Virgin Islands, Hong Kong, Singapore, Canada, the United Kingdom, any member state of the European Union, Switzerland, the United States, any state of the United States or the District of Columbia, and such surviving entity expressly assumes the obligations under any RPPL Pipe Guarantee and any RPPL Pipe Debt;
(2)
immediately after giving effect to such transaction, no Default shall have occurred and be continuing;
(3)
(a) the Consolidated Net Worth is, on a pro forma basis, at least the same as the Consolidated Net Worth (x) immediately before such transaction or (y) as on the Original Issue Date (whichever is lower) and (b) either the Restricted Group, on a pro forma basis, (i) could Incur at least U.S.$1.00 of Priority Debt under clause (1)(b) of the “—Incurrence of Indebtedness by the Restricted Group” covenant or (ii) would have a Net

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Priority Debt Leverage Ratio less than or equal to the actual Net Priority Debt Leverage Ratio immediately prior to the consummation of any such transaction; and
(4)
the Issuer delivers an Officer’s Certificate and an Opinion of Counsel to the Trustee as to compliance with this covenant.

Upon any transaction that is subject to, and that complies with the provisions of, this “Merger and Consolidation” covenant, the successor Person, if any, formed by such consolidation or into or with which RPPL is merged, shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of the Indenture referring to RPPL shall instead include a reference to the successor Person and not to RPPL), and may exercise every right and power of RPPL under any RPPL Pipe Guarantee and any RPPL Pipe Debt with the same effect as if such successor Person had been named as RPPL in the Indenture and in any such RPPL Pipe Guarantee and RPPL Pipe Debt and RPPL shall be released from all obligations under any such RPPL Pipe Guarantee and RPPL Pipe Debt.

Restricted Group’s Business Activities

The Parent Guarantor shall ensure that each of the Restricted Subsidiaries will not engage in any business other than a Permitted Business.

Notes Security Ratio Compliance

On and after the earlier of (i) the SOR Redemption Date and (ii) the Long-stop Notes Security Ratio Compliance Date, the Parent Guarantor shall ensure that, other than for one or more periods of sixty (60) consecutive days (any such period, a “Notes SRC Suspension Period”), that (i) the Notes Security Ratio is no less than 1.0x and (ii) the Notes Project Security Ratio is no less than 0.6x; provided that:

(1)
if Additional Notes are issued by the Issuer, then the amount of such Additional Notes shall not be accounted for when calculating the Notes Security Ratio and the Notes Project Security Ratio until one hundred and eighty (180) days post the incurrence of such Additional Notes; and
(2)
the group of assets over which security is perfected during any Notes SRC Suspension Period and which will be accounted for in any of the Notes Security Ratios shall not be the same group of assets as had previously been released from the Lien pursuant to the terms of the Indenture and previously (prior to any such release) been accounted for in any of the Notes Security Ratios unless the creditors in whose favour such group of assets were secured immediately prior to the release are different from the creditors in whose favour such group of asset are being secured during any Notes SRC Suspension Period.

Unless the applicable quarter end date falls within any such 60 day period mentioned above, after the SOR Redemption Date (or, if there is no such date, after the Long-stop Notes Security Ratio Compliance Date), the Parent Guarantor shall ensure that, within forty-five (45) days of each financial quarter, that an independent accountant shall confirm in a certificate (such certificate, a “Notes Security Ratio Compliance Certificate”) that (i) the Notes Security Ratio was, as of the end of such quarter, no less than 1.0x and (ii) the Notes Project Security Ratio was, as of the end of such quarter, no less than 0.6x.

Liens over any assets securing any Pipe Debt may be released at any point in time; provided that the other terms of the Indenture are complied with.

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SII Security Ratio Compliance

On and after the Long-stop SII Security Ratio Compliance Date, the Parent Guarantor shall ensure that, other than for one or more periods of sixty (60) consecutive days (any such period, a “SII SRC Suspension Period”), that (i) the SII Security Ratio is no less than 1.0x and (ii) the SII Project Security Ratio is no less than 0.6x; provided that:

(1)
if additional Senior Issuer Indebtedness is issued by the Issuer, then the amount of such additional Senior Issuer Indebtedness shall not be accounted for when calculating the SII Security Ratio and the SII Project Security Ratio until one hundred and eighty (180) days post the incurrence of any such additional Senior Issuer Indebtedness; and
(2)
the group of assets over which security is perfected during any SII SRC Suspension Period and which will be accounted for in any of the SII Security Ratios shall not be the same group of assets as had previously been released from the Lien pursuant to the terms of the Indenture and previously (prior to any such release) been accounted for in any of the SII Security Ratios unless the creditors in whose favour such group of assets were secured immediately prior to the release are different from the creditors in whose favour such group of asset are being secured during any SII SRC Suspension Period.

Unless the applicable quarter end date falls within any such 60 day period mentioned above, after the Long-stop SII Security Ratio Compliance Date, the Parent Guarantor shall ensure that, within forty-five (45) days of each financial quarter, that an independent accountant shall confirm in a certificate (such certificate, an “SII Security Ratio Compliance Certificate”) that (i) the SII Security Ratio was, as of the end of such quarter, no less than 1.0x and (ii) the SII Project Security Ratio was, as of the end of such quarter, no less than 0.6x.

Liens over any assets securing any Senior Issuer Indebtedness may be released at any point in time; provided that the other terms of the Indenture are complied with.

Debt Service Coverage Ratio

The Parent Guarantor shall, in respect of the latest Calculation Period ending on the relevant Calculation Date (commencing on the Calculation Date ending on September 30, 2023), ensure that the Debt Service Coverage Ratio is not less than 1.1:1.0 (to be calculated with reference to RPPL’s most recent financial statements which, in the case of (a) any semi-annual period ending on September 30 in any year, may be internal management accounts (which, for the avoidance of doubt, are not required to be prepared in accordance with IFRS)) and (b) any annual period ending on March 31 in any year, shall be audited).

Minimum Amount of Pipe Debt; Amendments of Certain Terms of Pipe Debt

On and after the SOR Redemption Date (or, if there is no such date, on and after the Long-stop Notes Security Ratio Compliance Date), the Parent Guarantor shall ensure that, other than for one or more periods of sixty (60) consecutive days, U.S.$75.0 million (or the Dollar Equivalent thereof) of RPPL Pipe Guarantee(s) and/or RPPL Pipe Debt will remain in place at all times, unless the proceeds received by the Issuer in connection with any prepayment or redemption of any Pipe Debt guaranteed by RPPL or any such RPPL Pipe Debt will be used by the Issuer in connection with the redemption of the Notes in full in accordance with the terms of the Indenture.

For so long as the Notes are outstanding, the Issuer shall not amend, waive or modify, and the Parent Guarantor shall procure that the terms and conditions of all Pipe Debt (which terms and conditions are set out in Appendix A to the Offering Memorandum) are not amended, waived or modified, except as specifically provided therein.

Use of Proceeds

The Issuer will not use the net proceeds from the sale of the Notes issued on the Original Issue Date for any purpose other than (1) in the approximate amounts and for the purposes specified under the caption “Use of Proceeds” in the Offering Memorandum, (2) payment of the Special Optional Redemption in the circumstances set forth under the

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caption “—Special Optional Redemption” and (3) pending the application of all of such net proceeds in such manner, to invest the portion of such net proceeds not yet so applied in Temporary Cash Equivalents.

No Payments for Consent

The Issuer will not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes in connection with an exchange offer, the Issuer may exclude (a) in connection with an exchange offer, Holders or beneficial owners of the Notes that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (b) in connection with any consent, waiver or amendment, Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require the Issuer to (i) file a registration statement, prospectus or similar document or subject the Issuer to ongoing periodic reporting or similar requirements under any securities laws (including but not limited to, the United States federal securities laws and the laws of the European Union or its member states), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction, or (iv) subject the Issuer to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Designation of Restricted Subsidiaries and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary (other than RPPL) to be an Unrestricted Subsidiary; provided that (1) no Default shall have occurred and be continuing at the time of or after giving effect to such designation; (2) such Restricted Subsidiary does not own any Disqualified Stock of a Restricted Subsidiary or hold any Indebtedness of, or any Lien on any property of, RPPL, if such Disqualified Stock or Indebtedness could not be Incurred under the covenant described under “—Incurrence of Indebtedness by the Restricted Group”; (3) such Restricted Subsidiary has no outstanding Indebtedness that could trigger a cross-default to the Indebtedness of any of the Restricted Subsidiaries; and (4) the Investment deemed to have been made thereby in such newly designated Unrestricted Subsidiary and each other newly designated Unrestricted Subsidiary being concurrently redesignated would be permitted to be made by the covenant described under “—Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) no Default shall have occurred and be continuing at the time of or after giving effect to such designation; (2) any Indebtedness of such Unrestricted Subsidiary outstanding at the time of such designation which will be deemed to have been Incurred by such newly designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred by the covenant described under “—Incurrence of Indebtedness by the Restricted Group”; (3) any Lien on the property of such Unrestricted Subsidiary at the time of such designation, which Liens will be deemed to have been incurred by such newly designated Restricted Subsidiary as a result of such designation, would be permitted to be incurred by the covenant described under “—Liens”; and (4) such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary).

All designations must be evidenced by a Board Resolution delivered to the Trustee certifying compliance with the preceding provisions.

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Government Approvals and Licenses; Compliance with Law

The Parent Guarantor shall ensure that the Restricted Subsidiaries will (1) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in the Permitted Businesses; (2) preserve and maintain good and valid title to its properties and assets (including land-use rights); and (3) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except to the extent that failure so to obtain, maintain, preserve and comply would not reasonably be expected to have a material adverse effect on (a) the business, results of operations or prospects of the Restricted Group, taken as a whole, or (b) the ability of the Issuer to perform its obligations under the Notes, the Indenture or the Collateral Documents, as applicable.

Anti-Layering

The Parent Guarantor shall ensure that RPPL will not, and that any Restricted Subsidiary that guarantees any RPPL Pipe Debt will not, Incur any Anti-Layering Indebtedness if such Indebtedness is contractually subordinated in right of payment to any other Indebtedness of RPPL or such other Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to any and all RPPL Pipe Guarantees and RPPL Pipe Debt or any such guarantees of such RPPL Pipe Debt, as the case may be, on substantially identical terms. This covenant does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or Guarantee securing or in favor of some but not all of such Indebtedness or by virtue of some Indebtedness being secured on a junior priority basis.

Parent Guarantor Substitution

In the event that:

(1)
the Parent Guarantor ceases to “beneficially own” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 76.0% of the total voting power of the Voting Stock of RPPL;
(2)
(x) a Change of Control (other than a Change of Control described under prong (5) of the definition thereof) takes place and (y) (if such Change of Control results in a Change of Control Triggering Event) the Issuer shall have first complied with the covenant described under the caption “—Change of Control Triggering Event”, and/or
(3)
a Permitted Holders Change of Control takes place;

and, in any such case, the Rating Agencies shall have confirmed in writing to the Parent Guarantor that the proposed Parent Guarantor Substitution (as defined below) would not result in a decline in the rating of the Notes (from that which was in place on the Original Issue Date) as a result of any such event, then the Trustee shall, without the consent of the Holders, agree with the Issuer and the Parent Guarantor to the substitution (or, if the Parent Guarantor, in its sole discretion, would like to continue to remain liable for either (x) its obligations under the Parent Guarantee or (y) its other obligations under the Notes and the Indenture, then to the addition) of one or more Person(s) (such Person(s), the “New Parent Guarantor(s)”) in place of (or in addition to, as the case may be) the Parent Guarantor (or of any previous substitute or addition under this covenant) as Parent Guarantor in respect of (x) its obligations under the Parent Guarantee and/or (y) its other obligations under the Notes and the Indenture (such substitution(s), a “Parent Guarantor Substitution”); provided that:

(i)
such New Parent Guarantor(s) expressly assumes the obligations of the Parent Guarantor in respect of (x) its obligations under the Parent Guarantee (if applicable) and/or (y) its other obligations under the Notes and the Indenture (if applicable);

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(ii)
each (unless the Parent Guarantor remains liable under either (i)(x) or (i)(y) above) of the obligations noted in (i)(x) and (i)(y) above are assumed by at least one New Parent Guarantor (it being understood that such obligations may be assumed by two different Persons); and
(iii)
the Issuer delivers an Officer’s Certificate and an Opinion of Counsel to the Trustee as to compliance with this covenant.

Any such substitution(s) shall be binding on the Holders and shall be notified to the Holders promptly.

The conditions set out in this covenant shall be deemed to be satisfied upon delivery to the Trustee of an Officer’s Certificate of the Parent Guarantor describing the proposed substitution(s) (or, addition, as the case may be) and certifying that the conditions set out in this covenant have been satisfied in relation to such substitution(s) (a “Substitution/Addition Certificate”).

The Trustee may rely on a Substitution/Addition Certificate absolutely and shall not be required to take any action to independently verify the matters stated therein, nor shall the Trustee be liable for any loss caused by any inaccuracy therein. Upon receipt by the Trustee of a Substitution/Addition Certificate, the Trustee shall enter into such documentation as may be necessary or desirable to give effect to the Parent Guarantor Substitution, provided that the Trustee shall not be required to enter into any documentation (i) which would have the effect of increasing the duties or obligations, or decreasing the protections or rights, of the Trustee, (ii) unless it shall first have been indemnified and/or secured and/or pre-funded to its satisfaction and (iii) until completion of its Know-Your-Customer review to its satisfaction.

Maintenance of Ratings

The Parent Guarantor and the Issuer shall maintain public ratings of the Notes by at least one of the Ratings Agencies (it being understood that changes in the ratings provided by any such Ratings Agency does not in and of itself breach this undertaking).

Suspension of Certain Covenants

If on any date following the date of the Indenture, the Notes have a rating of Investment Grade from at least one of the Rating Agencies and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which the Notes cease to have a rating of Investment Grade from at least one of the Rating Agencies, the provisions of the Indenture summarized under the following captions will be suspended:

(1)
“—Certain Covenants—Restricted Payments”;
(2)
“—Certain Covenants—Incurrence of Indebtedness by the Restricted Group”;
(3)
“—Certain Covenants—Incurrence of Indebtedness by the Issuer”;
(4)
“—Certain Covenants—Transactions with Shareholders and Affiliates”;
(5)
“—Certain Covenants—Asset Sales”;
(6)
“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;
(7)
“—Certain Covenants—Sales and Issuances of Capital Stock in Restricted Subsidiaries”;
(8)
“—Certain Covenants—Restricted Group’s Business Activities”;
(9)
“—Certain Covenants—Debt Service Coverage Ratio”;
(10)
“—Certain Covenants—Undertaking for RPPL Funding”;

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(11)
“—Certain Covenants—Notes Security Ratio Compliance”;
(12)
“—Certain Covenants—SII Security Ratio Compliance”;
(13)
“—Certain Covenants—Minimum Amount of Pipe Debt; Amendments of Certain Terms of Pipe Debt”;
(14)
“—Certain Covenants—Maintenance of Ratings”;
(15)
“—Certain Covenants—Restricted Group’s Business Activities”; and
(16)
“—Certain Covenants—Anti-Layering.”

Such covenants will be reinstated and apply according to their terms as of and from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of any member of the Restricted Group properly taken in compliance with the provisions of the Indenture during the continuance of the Suspension Event. There can be no assurance that the Notes will ever achieve a rating of Investment Grade or that, if achieved, any such rating will be maintained.

Provision of Financial Statements and Reports

Parent Guarantor

The Parent Guarantor shall provide to the Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than ten (10) days after they are filed with the principal international recognized stock exchange on which the Parent Guarantor’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange; provided that:

(1)
such financials or other reports are filed on such exchange no later than (i) ninety (90) days after the end of the Parent Guarantor’s half-year period in relation to the Parent Guarantor’s half-year period financials and (ii) one-hundred and twenty (120) days after the end of the Parent Guarantor’s year end period in relation to the Parent Guarantor’s year end period financials; or
(2)
if not so filed by such dates (and also if at any time the Common Stock of the Parent Guarantor is not listed for trading on an internationally recognized stock exchange), then the Parent Guarantor shall ensure that it provides to the Trustee, in the English language (or accompanied by a certified English translation thereof):
(a)
within one-hundred and twenty (120) days after the end of each fiscal year of the Parent Guarantor, beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of the Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Parent Guarantor for the two most recent fiscal years, including footnotes to the financial statements and an audit report of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and
(b)
within ninety (90) days after the end of the Parent Guarantor’s half-year period in each fiscal year of the Parent Guarantor, beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing the following information: (a) unaudited consolidated balance sheets of the Parent Guarantor as of the end of such half-yearly period and unaudited consolidated and standalone condensed income statements and statements of cash flow of the Parent Guarantor for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable prior year period, together with footnotes; and (b) an operating and financial review of the unaudited consolidated financial statements.

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The Parent Guarantor shall provide to the Trustee (a) within one-hundred and twenty (120) days after the close of each fiscal year and within ninety (90) days after the end of each half-year period, an Officer’s Certificate stating the Debt Service Coverage Ratio (showing in reasonable detail the calculation of such ratio), the Net Priority Debt Leverage Ratio and the Consolidated Net Leverage Ratio, in each case, at the end of such periods and (b) as soon as possible and in any event within ten (10) Business Days after the Parent Guarantor becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an Officer’s Certificate setting forth the details of the Default or Event of Default, and the action which the Parent Guarantor proposes to take with respect thereto.

Delivery of the above reports to the Trustee is for informational purposes only and the Trustee’s receipt of such reports will not constitute constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Parent Guarantor’s or any other parties’ compliance with any of its covenants in the Indenture (as to which the Trustee will be entitled to rely exclusively on Officer’s Certificates that are delivered).

RPPL

The Parent Guarantor shall provide to the Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than ten (10) days after they are filed with the principal international recognized stock exchange on which RPPL’s Common Stock is at any time listed for trading, true and correct copies of any financial or other report in the English language (and a certified English translation of any financial or other report in any other language) filed with such exchange; provided that:

(1)
such financials or other reports are filed on such exchange no later than (i) ninety (90) days after the end of RPPL’s half-year period in relation to RPPL’s half-year period financials and (ii) one-hundred and twenty (120) days after the end of RPPL’s year end period in relation to RPPL’s year end period financials; or
(2)
if not so filed by such dates (and also if at any time the Common Stock of RPPL is not listed for trading on an internationally recognized stock exchange), then the Parent Guarantor shall ensure that it provides to the Trustee, in the English language (or accompanied by a certified English translation thereof):
(a)
within one-hundred and twenty (120) days after the end of each fiscal year of RPPL, beginning with the first fiscal year ending after the Original Issue Date, an annual report containing the following information: (a) audited consolidated balance sheets of RPPL as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of RPPL for the two most recent fiscal years, including footnotes to the financial statements and an audit report of an internationally recognized accounting firm on the financial statements; and (b) an operating and financial review of the audited consolidated financial statements; and
(b)
within ninety (90) days after the end of RPPL’s half-year period in each fiscal year of RPPL, beginning with the half-year period ending after the Original Issue Date, half-yearly reports containing the following information: (a) unaudited consolidated balance sheets of RPPL as of the end of such half-yearly period and unaudited consolidated and standalone condensed income statements and statements of cash flow of RPPL for the most recent half-yearly period ending on the unaudited consolidated balance sheet date, and the comparable prior year period, together with footnotes; and (b) an operating and financial review of the unaudited consolidated financial statements.

All financial statements of RPPL will be prepared in accordance with IFRS as in effect on the date of such report or financial statement and on a consistent basis for the periods presented; provided that the financial statements and reports set forth in this covenant may, if applicable financial reporting standards change, present earlier periods on a basis that applied to such periods.

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Delivery of the above reports to the Trustee is for informational purposes only and the Trustee’s receipt of such reports will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Parent Guarantor’s or any other parties’ compliance with any of its covenants in the Indenture (as to which the Trustee will be entitled to rely exclusively on Officer’s Certificates that are delivered).

Pipe Debt Issuers

The Parent Guarantor shall ensure that it shall provide to the Trustee (after the close of each fiscal year of the applicable issuer of Pipe Debt (each such issuer, a “Pipe Debt Issuer”)): (i) balance sheets and income statements of each such Pipe Debt Issuer in a form and manner required as per statutory reporting requirements, within 30 days of such Pipe Debt Issuer being required to file such statements with any statutory authority; provided that the Parent Guarantor shall only be obligated to comply with (i) if such Pipe Debt Issuer is also required to furnish such statements as per any statute of the jurisdiction in which it is incorporated; and (ii) in relation to any Pipe Debt Issuer, (1) the plant load factor (if applicable) for each such period, (2) agreed tariffs (if applicable) as of the end of each such period, (3) revenues for each such period, (4) EBITDA for each such period and (5) receivable (if applicable) for each such period.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)
default in the payment of principal on (or premium, if any, on), any Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for one (1) Business Day;
(2)
default in the payment of interest on any Notes when the same becomes due and payable and the continuance of any such failure for thirty (30) days;
(3)
default in compliance with the covenants described under the captions “—Certain Covenants—Merger and Consolidation” and “—Certain Covenants—Debt Service Coverage Ratio” or in respect of the Issuer’s obligations to make an Offer to Purchase upon a Change of Control Triggering Event or an Asset Sale;
(4)
default in compliance with the “—Certain Covenants—Notes Security Ratio Compliance” and “—Certain Covenants—SH Security Ratio Compliance” covenants (other than a default in the delivery of either a Notes Security Ratio Compliance Certificate or an SII Security Ratio Compliance Certificate); provided that such default is not as a result of the Trustee or the Collateral Agents failing to enter into the applicable Collateral Documents;
(5)
defaults under the Indenture (other than a default specified in clause (1), (2), (3) or (4) above) and the continuance of any such default for a period of sixty (60) consecutive days after written notice by the Trustee or the Holders of 25.0% or more in aggregate principal amount of the Notes is given to the Issuer;
(6)
with respect to any Indebtedness of any of the Restricted Subsidiaries having an outstanding principal amount of U.S.$300.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and the failure to make payment thereunder when due (as agreed between the applicable Restricted Subsidiary and the lender(s) thereunder and after giving effect to any grace period) and/or (b) the failure to make a principal payment when due (as agreed between the applicable Restricted Subsidiary and the lender(s) thereunder and after giving effect to any grace period);
(7)
with respect to any Indebtedness of RPPL having an outstanding principal amount of U.S.$75.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and the failure to make payment thereunder when due (as

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agreed between RPPL and the lender(s) thereunder and after giving effect to any grace period) and/or (b) the failure to make a principal payment when due (as agreed between RPPL and the lender(s) thereunder and after giving effect to any grace period);
(8)
with respect to any Indebtedness of the Parent Guarantor having an outstanding principal amount of U.S.$75.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and the failure to make payment thereunder when due (as agreed between the Parent Guarantor and the lender(s) thereunder and after giving effect to any grace period) and/or (b) the failure to make a principal payment when due (as agreed between the Parent Guarantor and the lender(s) thereunder and after giving effect to any grace period);
(9)
for so long as ReNew Energy Global plc is the Parent Guarantor, with respect to any Indebtedness of any of the Subsidiaries of ReNew Energy Global plc (other than (i) RPPL and its Subsidiaries and (ii) the Issuer) having an outstanding principal amount of U.S.$200.0 million (or the Dollar Equivalent thereof) or more, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and the failure to make payment thereunder when due (as agreed between the applicable Subsidiary and the lender(s) thereunder and after giving effect to any grace period) and/or (b) the failure to make a principal payment when due (as agreed between the applicable Subsidiary and the lender(s) thereunder and after giving effect to any grace period);
(10)
with respect to any Senior Issuer Indebtedness, (a) an event of default causing the holder thereof to declare such Indebtedness to be due prior to its Stated Maturity and the failure to make payment thereunder when due (as agreed between the Issuer and the lender(s) thereunder and after giving effect to any grace period) and/or (b) the failure to make a principal payment when due (as agreed between the Issuer and the lender(s) thereunder and after giving effect to any grace period);
(11)
the passage of sixty (60) consecutive days following entry of a final judgment or order against any of the Restricted Subsidiaries that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed to exceed U.S.$300.0 million (or the Dollar Equivalent thereof) (in each case, exclusive of any amounts for which a solvent (to the Parent Guarantor’s best knowledge) insurance company has acknowledged liability for);
(12)
an involuntary case or other proceeding commenced against any of the Restricted Subsidiaries (other than a Non-Material Restricted Subsidiary) seeking the appointment of a receiver or trustee and which remains undismissed and unstayed for sixty (60) consecutive days; or an order for relief is entered under any bankruptcy or other similar law with respect to any such entity which remains undismissed and unstayed for sixty (60) consecutive days;
(13)
any of the Restricted Subsidiaries (other than a Non-Material Restricted Subsidiary):
(a)
commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case,
(b)
consents to the appointment of a receiver or trustee, or
(c)
effects any general assignment for the benefit of creditors;
(14)
the Parent Guarantor denies its obligations under the Parent Guarantee or the Parent Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect (other than due to any release of the Parent Guarantee in accordance with the Indenture);

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(15)
any default by the Issuer or the Parent Guarantor in the performance of any of their respective obligations under the applicable Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the applicable Collateral or which adversely affects the condition or value of the applicable Collateral, taken as a whole, in any material respect; or
(16)
the repudiation by the Issuer or the Parent Guarantor of any of their respective obligations under the applicable Collateral Documents or any of the Collateral Documents cease to be or is not in full force or effect, or the applicable Collateral Agent ceases to have the prescribed priority of security interest in any of the Collateral, other than as permitted under the Indenture.

If an Event of Default (other than an Event of Default specified in clause (12) or (13) above) occurs and is continuing under the Indenture, the Trustee in its sole and absolute discretion or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding or, in respect of an Event of Default specified in clause (1) above, any Holder of the Notes, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders (subject to it being indemnified and/or secured and/or pre-funded to its satisfaction) will, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default specified in clause (12) or (13) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders, (i) waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, and Additional Amounts, if any or interest on any Note in which case, the consent of the Holders of 90% of the then outstanding Notes shall be required and (ii) rescind any acceleration and its consequences if (x) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (y) all existing Events of Default, other than the non-payment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right or consequence thereon; provided that such waiver will not prejudice any rights which a Holder who has not voted in favour of this waiver has under law applicable in relation insolvency or recovery of debt.

If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust (including by giving appropriate instructions to the applicable Collateral Agent), any available remedy by proceeding at law or in equity to collect any payment of principal of, premium, if any, and interest on the Notes that is due, or to enforce the performance of any provision of the Notes or the Indenture, including, but not limited to, directing the applicable Collateral Agent to initiate a foreclosure on the Collateral in accordance with the terms of the Collateral Documents, and to take such further action on behalf of the Holders with respect to the Collateral in accordance with such Holders’ instruction and the Collateral Documents, subject to any intercreditor agreement in the case of the Common Collateral. The Trustee and/or the applicable Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

The Holders of at least a majority in aggregate principal amount of the outstanding Notes (or in respect of an Event of Default described in clause (1) above, any Holder) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to any intercreditor agreement in the case of the Common Collateral. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being

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expressly understood and agreed that the Trustee shall not have an affirmative duty to ascertain whether such action is prejudicial) and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Trustee will not be required to expend its own funds in following such direction if it does not believe that reimbursement or satisfactory indemnification and/or security and/or pre-funding is assured to it.

A Holder may not pursue or institute any proceeding, judicial or otherwise, with respect to the Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture or the Notes, or give any instruction to the applicable Collateral Agent for the enforcement of the Collateral, unless:

(1)
the Holder has previously given the Trustee written notice of a continuing Event of Default;
(2)
Holders of at least 25.0% in aggregate principal amount of outstanding Notes (or, in respect of an Event of Default described in clause (1) of the definition of “Event of Default”, any Holder(s) of the Notes (or, in each case, any attorney acting on their behalf)) make a written request to the Trustee to pursue the remedy;
(3)
such Holder or Holders offer the Trustee and the Collateral Agents indemnity and/or security and/or pre-funding satisfactory to the Trustee and the Collateral Agents against any fees, costs, liability or expenses to be incurred in compliance with such request;
(4)
the Trustee does not comply with the request within (x) sixty (60) days after receipt of the written request pursuant to clause (2) above, or (y) sixty (60) days after the receipt of the offer of indemnity and/or security and/or pre-funded pursuant to clause (3), whichever occurs later; and
(5)
during such sixty (60) day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a written direction that is inconsistent with the request.

Notwithstanding anything to the contrary in the Indenture or any other document relating to the Notes, if the Trustee receives instructions from two or more groups of Holders, each holding at least 25.0% in aggregate principal amount of the then outstanding Notes, and the Trustee believes (in its sole and absolute discretion and subject to such legal or other advice as it may deem appropriate) that such instructions are conflicting, the Trustee may, in its sole and absolute discretion, exercise any one or more of the following options:

(1)
refrain from acting on any such conflicting instructions;
(2)
take the action requested by the Holders of the highest percentage of the aggregate principal amount of the then outstanding Notes, notwithstanding any other provisions of this Indenture (and always subject to such indemnification and/or security and/or pre-funding as is satisfactory to the Trustee); and
(3)
petition a court of competent jurisdiction for further instructions.

In all such instances where the Trustee has acted or refrained from acting as outlined above, the Trustee shall not be responsible or liable to any Person for any losses, fees, costs, expenses (including, without limitation, attorneys’ fees and expenses) or liability of any nature whatsoever to any party.

However, and subject to any amendment or waiver obtained as described under the caption “—Amendment, Supplement and Waiver,” such limitations do not apply to the contractual right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or any payment under the Parent Guarantee, or to bring suit for the enforcement of any such contractual right to payment, on or after the due date expressed in the Note, which right will not be impaired or affected without the consent of the Holder.

An officer of the Parent Guarantor must certify to the Trustee in writing, on or before a date not more than one hundred and twenty (120) days after the end of each fiscal year and within twenty-one (21) days of any demand by the Trustee, that a review has been conducted of the activities of the Restricted Group and of the Parent Guarantor’s

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and the Issuer’s respective performance under the Indenture, the Notes, the Parent Guarantee and the Collateral Documents, and that the Parent Guarantor and the Issuer have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Parent Guarantor will also be obligated to notify the Trustee in writing of any Event of Default, Default or defaults in the performance of any covenants or agreements under the Indenture (and also within twenty-one (21) days of any request in writing by the Trustee).

The Trustee is not obligated to do anything to ascertain whether any Event of Default or Default has occurred or is continuing and will not be responsible to Holders or any other person for any loss arising from any failure by it to do so, and the Trustee may conclusively assume that no such event has occurred and that the Parent Guarantor and the Issuer are performing all of their respective obligations under the Indenture, the Notes, the Parent Guarantee and the Collateral Documents unless the Trustee has received written notice of the occurrence of such event or facts establishing that a Default or an Event of Default has occurred or that the Parent Guarantor or the Issuer is not performing all of its obligations under the Indenture, the Notes, the Parent Guarantee and the Collateral Documents. The Trustee is entitled to rely conclusively on any Opinion of Counsel or Officer’s Certificate regarding whether an Event of Default has occurred.

No Personal Liability of Incorporators, Promoters, Directors, Officers, Employees and Stockholders

No incorporator, promoter, director, officer, employee or stockholder of the Parent Guarantor or the Issuer will have any liability for any obligations of the Parent Guarantor or the Issuer under the Notes, the Parent Guarantee, the Indenture or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under United States federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Parent Guarantor discharged with respect to the Parent Guarantee (“Legal Defeasance”), except for:

(1)
the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on, the Notes when such payments are due from the trust referred to below;
(2)
the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)
the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Parent Guarantor’s obligations in connection therewith; and
(4)
the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have its obligations and the obligations of the Parent Guarantor with respect to the Parent Guarantee released with respect to substantially all of the covenants (including their obligation to make Change of Control Offers and Excess Proceeds Repurchase Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the Notes. If Covenant Defeasance occurs, certain events (not including non-payment,

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bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
(2)
in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)
in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit (or any other deposit relating to other Indebtedness being defeased, discharged or satisfied substantially concurrently with the Notes) and the granting of Liens securing such borrowing);
(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture or any other agreement or instrument governing or evidencing other Indebtedness being defeased, discharged or satisfied substantially concurrently with the Notes) to which the Issuer is a party or by which the Issuer is bound;
(6)
the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and
(7)
the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with and that such Legal Defeasance or Covenant Defeasance, as the case may be, is authorized and permitted pursuant to the terms and conditions of the Indenture.

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Suspension

Each of the Issuer and the Parent Guarantor may, if a Force Majeure Event has occurred, elect to have all or any of the following obligations (the “Relevant Obligations”), suspended for the duration of such Force Majeure Event:

(1)
its obligations to comply with the “Notes Security Ratio Compliance” and/or the “S11 Security Ratio Compliance” covenants; and/or
(2)
its obligation to deliver any certificate (including, but not limited to, any Notes Security Ratio Compliance Certificate or SII Security Ratio Compliance Certificate) or any financial or other report (including balance sheets and financial statements and any Officer’s Certificate) under the covenant described under the caption “—Provision of Financial Statements and Reports”.

In order to avail the suspension described above, promptly upon occurrence of a Force Majeure Event, the Issuer and/or the Parent Guarantor shall provide a written notice to the Trustee identifying the Force Majeure Event, the date of commencement of the Force Majeure Event, and the Relevant Obligations affected thereby.

On cessation of the Force Majeure Event, the Issuer and/or the Parent Guarantor, as the case may be, shall promptly issue a notice to the Trustee and the obligation of the Issuer and the Parent Guarantor to comply with the Relevant Obligations which were suspended shall be resumed from the date of cessation of the Force Majeure Event. Accordingly, the time period to comply with the Relevant Obligations which was suspended will be extended by the period during which the Force Majeure Event was applicable.

Any suspension pursuant to the foregoing shall only apply to the Relevant Obligations, and shall not in any manner affect the compliance by the Issuer and the Parent Guarantor with any other obligations in relation to the Notes and the Parent Guarantee (including any payment obligations).

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Parent Guarantee or the Collateral Documents may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Parent Guarantee or the Collateral Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

Without the consent of Holders holding at least 90.0% in principal amount of the Notes, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)
reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)
reduce the principal of, or change the fixed maturity of, the Notes;
(3)
change the redemption date(s) or the redemption price of the Notes from that stated under “—Optional Redemptions,” “—Redemption for Taxation Reasons” or “—Special Optional Redemption”;
(4)
reduce the rate of, or change the currency or change the time for payment of, interest, including default interest, on any Notes;
(5)
waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

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(6)
reduce the amount payable upon a Change of Control Offer or an Excess Proceeds Repurchase Offer or change the time or manner a Change of Control Offer or an Excess Proceeds Repurchase Offer may be made or by which the Notes must be redeemed pursuant to a Change of Control Offer or an Excess Proceeds Repurchase Offer, in each case after the obligation to make such Change of Control Offer or Excess Proceeds Repurchase Offer has arisen;
(7)
make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes;
(8)
waive a redemption payment with respect to any Note;
(9)
release the Parent Guarantor from any of its obligations under its Parent Guarantee or the Indenture, except as set forth under the caption “—Brief Description of the Notes and the Parent Guarantee—The Parent Guarantee” and “—Certain Covenants—Parent Guarantor Substitution”;
(10)
release any Collateral from the applicable Lien of the Indenture and the applicable Collateral Document, except as set forth under the caption “—Security”; or
(11)
make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder, the Issuer, the Parent Guarantor and the Trustee may amend or supplement the Indenture, the Notes, the Parent Guarantee or the Collateral Documents:

(1)
to cure any ambiguity, defect, omission or inconsistency;
(2)
to provide for certificated Notes in addition to or in place of uncertificated Notes (provided that the certificated Notes are in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended);
(3)
to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any Holder;
(4)
to conform the text of the Indenture, the Notes, the Parent Guarantee or the Collateral Documents to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision thereof;
(5)
to provide for the issuance of Additional Notes in accordance with the covenants set forth in the Indenture;
(6)
to effect any changes to the Indenture in a manner necessary to comply with the procedures of the relevant clearing system;
(7)
to allow the Parent Guarantor to execute a supplemental indenture to the Indenture or to release the Parent Guarantor from the Parent Guarantee in accordance with the terms of the Indenture;
(8)
to enter into additional or supplemental Collateral Documents or to release Collateral from a Lien of the Indenture or applicable Collateral Document in accordance with the terms of the Indenture or applicable Collateral Document;
(9)
to evidence and provide for the acceptance of appointment by a successor Trustee or Collateral Agent; or
(10)
to give effect to a Parent Guarantor Substitution in accordance with the covenant described under the caption “—Certain Covenants—Parent Guarantor Substitution.”

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Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)
either:
(a)
all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid by the Issuer, have been delivered to the Trustee for cancelation; or
(b)
all Notes that have not been delivered to the Trustee for cancelation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one (1) year and the Issuer or the Parent Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or another entity designated by the Trustee for such purpose or its agent) as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancelation for principal, premium if any, and accrued interest to the date of maturity or redemption, as the case may be;
(2)
the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or the Parent Guarantor is a party or by which the Issuer or the Parent Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge or any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings/any instrument governing or evidencing other Indebtedness being defeased, discharged or satisfied substantially concurrently with the Notes);
(3)
the Issuer or the Parent Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and
(4)
the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied and that such satisfaction and discharge is authorized and permitted pursuant to the terms and conditions of the Indenture.

Concerning the Trustee

Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture and no implied covenant or obligation shall be read into the Indenture or the Notes against the Trustee. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. If a Default or an Event of Default occurs and is continuing, all Agents will be required to act on the Trustee’s direction.

Each Holder, by accepting the Notes will agree, for the benefit of the Trustee, that it is solely responsible for its own independent appraisal of and investigation into all risks arising under or in connection with the Notes and has not relied on and will not at any time rely on the Trustee in respect of such risks.

The Trustee will be permitted to engage in other transactions and nothing herein shall obligate the Trustee to account for any profits earned from any business or transactional relationship; provided that if it acquires any conflicting interest it must eliminate such conflict within ninety (90) days or resign.

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The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Subject to applicable provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder has offered to the Trustee security and/or indemnity and/or pre-funded satisfactory to it against any losses, fees, liability and expenses (including, without limitation, attorney’s fees and expenses).

Notwithstanding anything else contained in the Indenture, the Trustee and the Agents may refrain without liability from doing anything that would or might in their opinion be contrary to any law of any state or jurisdiction (including, but not limited to, any laws of England and Wales, Mauritius, India and the United States or any jurisdiction forming a part of it) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in their opinion, necessary to comply with any such law, directive or regulation.

Neither the Trustee nor any of the Agents shall be deemed to have knowledge of an Event of Default or a Default unless it has been notified in writing of such an Event of Default or Default.

Nothing in the Indenture shall require the Trustee to exercise any discretion in making any investments of any money at any time received by it pursuant to any of the provisions of the Indenture or the Notes. The Trustee shall be entitled to hold funds uninvested without liability to account for any interest to any party hereto.

Additional Information

Anyone who receives this Offering Memorandum may inspect a copy of the Indenture and the Collateral Documents during regular business hours at the corporate trust office of the Trustee.

Book-Entry, Delivery and Form

The Notes are being offered and sold in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S Notes”). The Original Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”) as well as in offshore transactions in reliance on Regulation S under the Securities Act. Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess of U.S.$1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes” and, together with the Rule 144A Global Notes, the “Global Notes”). The Global Notes will be deposited upon issuance with a custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Definitive Notes”) except in the limited circumstances described below. See “—Book-Entry, Delivery and Form—Exchange of Global Notes for Definitive Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

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Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions.” Regulation S Notes will also bear the legend as described under “Transfer Restrictions.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer and the Parent Guarantor take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer and the Parent Guarantor that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer and the Parent Guarantor that, pursuant to procedures established by it:

(1)
upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and
(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes may hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, indirectly through organizations that are participants therein, or through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own.

Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

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Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer, the Parent Guarantor, the Trustee and the Agents will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, the Parent Guarantor, the Trustee or any agent of the Issuer, the Parent Guarantor or the Trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)
any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer and the Parent Guarantor that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee, the Issuer or the Parent Guarantor. Neither the Issuer, the Parent Guarantor, the Agents nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Issuer, the Parent Guarantor, the Agents and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer and the Parent Guarantor that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves

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the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Parent Guarantor, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations

Exchange of Global Notes for Definitive Notes

A Global Note is exchangeable for Definitive Notes if:

(1)
DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;
(2)
the Issuer, at its option, notify the Trustee in writing that they elect to cause the issuance of the Definitive Notes; or
(3)
if a beneficial owner of a Note requests such exchange in writing through DTC following a Default or Event of Default with respect to the Notes which has occurred and is continuing.

In addition, beneficial interests in a Global Note may be exchanged for Definitive Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions” unless that legend is not required by applicable law.

Exchange of Definitive Notes for Global Notes

Definitive Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions.”

Exchanges between Regulation S Notes and Rule 144A Notes

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note only if the transferor first delivers to the Transfer Agent a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest.

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Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium, if any, with respect to Definitive Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Definitive Notes.

The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Definitive Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer and the Parent Guarantor that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

Each of the Notes, the Parent Guarantee and the Indenture will be governed by, and construed in accordance with, the laws of New York. The Share Pledge and the Issuer Floating Collateral will be governed by, and construed in accordance with, the laws of Mauritius.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“2022 Notes” means the U.S.$300 million 6.45% Senior Secured Notes issued by RPPL.

“2027 Notes” means the U.S.$450 million 5.875% Senior Secured Notes issued by RPPL.

“2032 Notes” means the U.S.$400 million 4.56% Senior Secured Notes issued by RPPL.

“2032 Notes Original Issue Date” means the date on which the 2032 Notes were first issued under the 2032 Notes Trust Deed.

“2032 Notes Trust Deed” means the trust deed date 19 January 2022 entered into between, inter alia, RPPL (as the issuer) and Catalyst Trustee Limited (as the trustee).

“Acquired Indebtedness” means (x) Indebtedness of a Person which is engaged in a Permitted Business, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary or (y) Indebtedness of a Restricted Subsidiary assumed or Incurred in connection with an Asset Acquisition by any Restricted Subsidiary whether or not Incurred in connection with, or in contemplation of, the Person merging with or into such Restricted Subsidiary or becoming a Restricted Subsidiary; provided that any such Indebtedness under (y) (which is Incurred in order to finance the acquisition of any such Person which becomes a Restricted Subsidiary) is Incurred no earlier than thirty

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(30) days prior to the Incurrence of any such related Indebtedness under (x) which is existing at the time such Person becomes a Restricted Subsidiary.

“Adjusted Consolidated Net Income” means, with respect to any Person for any period, Consolidated Net Income:

(1)
plus, to the extent that such amount was deducted in calculating such net income, depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) (other than non-cash items in a period which reflect cash expenses to be paid in another period);
(2)
less all non-cash items increasing Consolidated Net Income (other than the accrual of revenues in the ordinary course of business); and
(3)
less the difference between (x) changes in trade receivables and (y) changes in trade payables, where “change” is, in each case, calculated based on (i) the value of such trade receivables and trade payables, as the case may be, as of the date of the most recent consolidated quarterly balance sheet of RPPL (which may be internal management accounts and for the avoidance of doubt, are not required to be prepared in accordance with IFRS) minus (ii) the value of such trade receivables and trade payables, as the case may be, as of the date of the consolidated quarterly balance sheet of RPPL immediately prior to the commencement of the period for which Adjusted Consolidated Net Income is being computed (which may be internal management accounts and for the avoidance of doubt, are not required to be prepared in accordance with IFRS).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate INVIT Offering Debt” means Indebtedness incurred by RPPL from an Affiliate of RPPL whereby such Affiliate funded the investment into RPPL by way of an offering of units of an infrastructure investment trust, whether through a private placement or a public offering, with such Affiliate (including its assets) or the assets of such Affiliate forming all or a part of the assets of such infrastructure investment trust.

“Anti-Layering Indebtedness” means Indebtedness Incurred by any Restricted Subsidiary which Indebtedness is not secured and the instrument which constitutes such Indebtedness does not provide for security to be created.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (x) the redemption price of such Note on July 28, 2025 (such redemption price being described under the caption “—Optional Redemption”), plus (y) all required remaining scheduled interest payments due on such Note through July 28, 2025 (but excluding accrued and unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such redemption date.

“Asset Acquisition” means (i) an Investment by any of the Restricted Subsidiaries in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged into or consolidated with any of the Restricted Subsidiaries, or (ii) an acquisition by any of the Restricted Subsidiaries of the property and assets of any Person (other than a Restricted Subsidiary) that constitute substantially all of a division or line of business of such Person.

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“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger, consolidation or Sale and Leaseback Transaction and including any sale by any Restricted Subsidiary of Capital Stock of any Subsidiary of RPPL or the issuance by any Restricted Subsidiary (other than RPPL) of Capital Stock of any such Restricted Subsidiary) in one transaction or a series of related transactions by any of the Restricted Subsidiaries to any Person; provided that “Asset Sale” shall not include:

(1)
the sale, lease, transfer or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business;
(2)
Restricted Payments permitted to be made under the covenant described under the caption “—Certain Covenants—Restricted Payments” or any Permitted Investment;
(3)
sales, transfers or other dispositions of assets with a Fair Market Value not in excess of 2.0% of Total Assets (or the Dollar Equivalent thereof);
(4)
any sale or other disposition of damaged, worn-out or obsolete or redundant or permanently retired assets (including the abandonment or other disposition of assets that are no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Group);
(5)
any sale, transfer or other disposition deemed to occur in connection with creating or granting any Lien not prohibited by the Indenture;
(6)
a transaction covered by the “—Repurchase of Notes Upon a Change of Control Triggering Event” covenant;
(7)
any sale, transfer or other disposition of any assets by any of the Restricted Subsidiaries (including the sale of any Capital Stock of any Subsidiary of RPPL or the issuance of Capital Stock by any of the Restricted Subsidiaries (other than RPPL)) to any of the Restricted Subsidiaries;
(8)
any sale, transfer or other disposition of any national, state or foreign production tax credit, tax grant, renewable energy credit, carbon emission reductions, certified emission reductions or similar credits based on the generation of electricity from renewable resources or investment in renewable generation and related equipment and related costs, or the sale or issuance of Capital Stock entitling the holder thereof to benefit from any such items;
(9)
any sale, transfer or other disposition of licenses and sublicenses of software or intellectual property in the ordinary course of business;
(10)
any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
(11)
the sale or other disposition of cash or Temporary Cash Equivalents;
(12)
dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(13)
transfers resulting from any casualty or condemnation of property;
(14)
dispositions of investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint parties;
(15)
the unwinding of any Hedging Obligation;
(16)
the sale, transfer or other disposition of Capital Stock of a Restricted Subsidiary to an offtaker or an Affiliate of an offtaker of a project owned and operated by a Restricted Subsidiary;

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(17)
the sale, transfer or other disposition of contract rights, development rights or resource data obtained in connection with the initial development of a project prior to the commencement of commercial operations of such project; and
(18)
any Permitted Capital Stock Asset Sale; provided that, if pro forma for the consummation of any such Permitted Capital Stock Asset Sale, the Restricted Group would not have at least 5.0 GWs of Operating Project Assets remaining, then such Permitted Capital Stock Asset Sale shall not be excluded from the definition of “Asset Sale” pursuant to this clause (18).

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Authorized Officer” means a Person duly authorised by relevant corporate law.

“Board of Directors” means:

(1)
with respect to a corporation, the board of directors of the corporation;
(2)
with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3)
with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)
with respect to any other Person, the board or committee of such Person serving a similar function,

including, in each case, any committee thereof duly authorized to act on its behalf.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the applicable members of the Board of Directors or, if applicable, any circular resolution passed in accordance with the relevant Companies Law of India.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of Delhi, New York, Mauritius, Hong Kong, London, Mumbai and Singapore.

“Calculation Date” means each March 31 and September 30 occurring on or after September 30, 2023.

“Calculation Period” means:

(1)
for the Calculation Date falling on September 30, 2023, the period commencing from October 1, 2022 and ending on that Calculation Date; and
(2)
in respect of each subsequent Calculation Date, the 12-month period ending on such Calculation Date.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with IFRS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)
in the case of a corporation, corporate stock;
(2)
in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

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(3)
in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Flow Available for Debt Service” means, in respect of any period (without any double counting):

(1)
Standalone EBITDA for such period, plus
(2)
the amount of proceeds received by RPPL during such period from the contribution of equity (other than Disqualified Stock) or from the issuance of Capital Stock (other than Disqualified Stock), CCDs, Restricted Subsidiary Shareholder Debt and/or Subordinated Funding Debt (which will be counted in Cash Flow Available for Debt Service for the relevant Calculation Period but not for any subsequent period, without double counting, and solely for that specified period), plus
(3)
the amount of proceeds received by RPPL during such period from the sale of assets (to the extent that such proceeds are not otherwise used, or otherwise earmarked to be used, to acquire Replacement Assets), plus
(4)
any other cash flows received by RPPL during such period from Restricted Subsidiaries, minus
(5)
interest paid by RPPL on Qualified Issuer Secured Debt (excluding voluntary payments) during such period, minus
(6)
any principal repayment by RPPL on any Qualified Issuer Secured Debt (excluding voluntary payments) during such period (to the extent not refinanced or earmarked for refinancing).

“CCD Indebtedness Election” means, with respect to any CCDs, the irrevocable election by RPPL (which election shall be evidenced by way of a notice to be delivered by RPPL to the Trustee) to treat one or more series of CCDs as an Incurrence of Indebtedness at the time of such election (in an amount equal to the outstanding amount of such series of CCDs at the time of such election) and to treat such series of CCDs as “Indebtedness” for all purposes under the Indenture from the time of such election, including, but not limited to, for purposes of complying with the covenant described under the caption “—Certain Covenants—Restricted Payments” upon repayment of any such CCDs (including accrued interest thereon).

“CCDs” means debentures which are compulsorily convertible into Common Stock.

“Change of Control” means the occurrence of any of the following events:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of either (a) RPPL or (b) the Restricted Group, in either case to any “person” (within the meaning of Section 13(d) of the Exchange Act), other than to one or more Permitted Holders (for the avoidance of doubt, any sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of (a) RPPL or (b) the Restricted Group, in either case required by applicable law, rule, regulation or order, will constitute a Change of Control under this definition);
(2)
RPPL consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, RPPL, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of RPPL or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of RPPL outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the

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surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);
(3)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d), respectively, of the Exchange Act) (other than (i) the Parent Guarantor and (ii) Canada Pension Plan Investment Board (and its successors and assigns and affiliates), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of RPPL;
(4)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock the Parent Guarantor;
(5)
the adoption of a plan relating to the liquidation or dissolution of (i) the Issuer or (ii) RPPL (other than, in the case of (ii), a liquidation or dissolution of RPPL undertaken in compliance with the covenant described under the caption “— Certain Covenants—Merger and Consolidation”); or
(6)
the Parent Guarantor ceasing to either (i) Control the Issuer or (ii) “beneficially own” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 50.0% of the total voting power of the Voting Stock the Issuer.

“Change of Control Triggering Event” means the occurrence of a Change of Control and, if the Notes are rated, a Rating Decline.

“Commodity Hedging Agreement” means any spot, forward, commodity swap, commodity cap, commodity floor or option commodity price protection agreements or other similar agreement or arrangement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Original Issue Date, and includes all series and classes of such common stock or ordinary shares.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income of such Person for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income:

(1)
any expenses in relation to Hedging Obligations;
(2)
Consolidated Interest Expense and finance costs;
(3)
income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);
(4)
depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Consolidated Net Income (other than non-cash items in a period which reflect cash expenses to be paid in another period), less all non-cash items increasing Consolidated Net Income (other than the accrual of revenues in the ordinary course of business);
(5)
any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and
(6)
any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same.

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“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the aggregate amount (without duplication) of (a) Indebtedness of such Person on such date on a consolidated basis, plus (b) an amount equal to the greater of the liquidation preference or the maximum fixed redemption or repurchase price of all Disqualified Stock of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with IFRS.

“Consolidated Interest Expense” means, with respect to any Person for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with IFRS for such period of such Person and its Restricted Subsidiaries, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by such Person and its Restricted Subsidiaries, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, payments/amortizations of redemption premia and original issue discount expense and non-cash interest payments in respect of any Indebtedness, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is Guaranteed by, or secured by a Lien on any asset of, such Person and its Restricted Subsidiaries, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt and Restricted Subsidiary Shareholder Debt, as the case may be).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of (i) the net income (or loss) of such Person for such period (prior to any adjustments made to account for minority interests in Restricted Subsidiaries of such Person), plus (ii) any interest income of such Person for such period, plus (iii) to the extent that a CCD Indebtedness Election has not been made in relation to a particular series of CCDs, any interest expense on such series of CCDs for such period, plus (iv) to the extent that a Preferred Stock Indebtedness Election has not been made in relation to a particular series of Preferred Stock, any interest expense on such series of Preferred Stock for such period, plus (v) any interest expense on any Subordinated Funding Debt or Restricted Subsidiary Shareholder Debt for such period, in each case on a consolidated basis as determined in accordance with IFRS; provided that:

(1)
the net income (or loss) of any other Person that is not a Restricted Subsidiary of the relevant Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the relevant Person or any of its Restricted Subsidiaries during such period;
(2)
the cumulative effect of a change in accounting principles will be excluded; and
(3)
any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Consolidated Net Leverage Ratio” means, with respect to the Restricted Group as of any date of determination, the ratio of:

(1)
Consolidated Indebtedness of the Restricted Group on such date (net of cash and Temporary Cash Equivalents), to:
(2)
the sum, without duplication, of:
(a)
Consolidated EBITDA of the Restricted Group for the then most recently concluded period of four quarterly fiscal periods for which financial statements (which may be internal management accounts (which, for the avoidance of doubt, are not required to be prepared in accordance with IFRS)) are available (the “Reference Period”), and

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(b)
projected EBITDA (calculated in good faith by RPPL on the basis of a capacity utilisation factor of (x) P-90 in relation to wind projects, (y) P-75 in relation to solar projects and (z) as per RPPL’s best judgment in relation to any other projects) over the twelve (12) month period starting on such date of determination of:
(i)
any Non-Operating Assets,
(ii)
any other assets/projects acquired by any of the Restricted Subsidiaries during the trailing 12-month period, and
(iii)
any Under Acquisition Projects;

provided that in making the foregoing calculation:

(a)
acquisitions of any Person, business or group of assets that constitutes an operating unit or division of a business that have been made by the Restricted Group, including through mergers, consolidations, amalgamations or otherwise, or by any acquired Person, and including any related financing transactions and including increases in ownership of, or designations of, Restricted Subsidiaries (including Persons who become Restricted Subsidiaries as a result of such increase), during the Reference Period or subsequent to such Reference Period and on or prior to the date on which the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Determination Date”) (including transactions giving rise to the need to calculate such Consolidated Net Leverage Ratio) will be given pro forma effect as if they had occurred on the first day of the Reference Period;
(b)
the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of on or prior to the Determination Date (including transactions giving rise to the need to calculate such Consolidated Net Leverage Ratio), will, in each case, be excluded;
(c)
any Person that is a Restricted Subsidiary on the Determination Date will be deemed to have been a Restricted Subsidiary at all times during such Reference Period; and
(d)
any Person that is not a Restricted Subsidiary on the Determination Date will be deemed not to have been a Restricted Subsidiary at any time during such Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition, the amount of income or earnings relating thereto or the amount of Consolidated EBITDA associated therewith, the pro forma calculation shall be based on the Reference Period immediately preceding the calculation date. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness or Disqualified Stock of any Restricted Subsidiary on such date.

“Consolidated Net Worth” means, as of any date of determination, the sum of:

(1)
the total equity of the Restricted Group as of such date; plus
(2)
the total amount of outstanding CCDs of RPPL and Subordinated Funding Debt; plus
(3)
the respective amounts reported on the Restricted Group’s consolidated balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment.

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“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, currency option agreement or any other similar agreement or arrangement.

“Debt Service” means, for any period, the sum of (1) all principal and interest payments (other than voluntary or optional prepayments) in respect of Indebtedness of RPPL (other than (i) to the extent refinanced (or earmarked for refinancing) and (ii) Qualified Issuer Secured Debt), (2) settlement payments (net of receipts on account of settlement under interest rate and currency hedging agreements), and (3) fees, expenses and other charges (excluding those which are one-time in nature) due in respect of all such Indebtedness (other than amortized expenses relating to any RPPL Pipe Guarantee, the Incurrence of any RPPL Pipe Debt or the Incurrence of other Indebtedness), calculated without duplication for Guarantees with respect to Indebtedness already included in such calculation, minus any Opening Cash Balance. For the avoidance of doubt, settlement payments made net of settlement payments received under Hedging Obligations for such period shall be included under Debt Service for Hedging Obligations entered into for the purpose of protecting RPPL from fluctuations in interest rates or currencies.

“Debt Service Coverage Ratio” means, in relation to a Calculation Period ending on the relevant Calculation Date, the ratio of (x) Cash Flow Available for Debt Service for such period to (y) Debt Service for such period.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, in each case to the extent such event occurs:

(1)
matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;
(2)
is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or
(3)
is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of the Stated Maturity of the Notes, any RPPL Pipe Guarantee and RPPL Pipe Debt; provided that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require RPPL to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is not prohibited by the covenant described under “—Certain Covenants— Restricted Payments.”

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

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“EBITDA” means earnings before interest, tax, depreciation and amortization, including such adjustments as appropriate and consistent with the adjustments set forth in the definition of “Consolidated EBITDA.”

“Equity Interests” means (i) Capital Stock (other than Disqualified Stock) and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), (ii) Redeemable Preference Shares (other than Disqualified Stock), (iii) Subordinated Funding Debt, (iv) Restricted Subsidiary Shareholder Debt, (v) CCDs and (vi) Affiliate INVIT Offering Debt.

“Equity Offering” means a public or private sale of either (1) Equity Interests of any Restricted Subsidiary by any Restricted Subsidiary (other than to a Restricted Subsidiary) or (2) Equity Interests of a direct or indirect parent entity of RPPL (other than to a Restricted Subsidiary) or of an Affiliate of the Issuer, to the extent that the, and only up to the amount of such, net proceeds therefrom are contributed into RPPL.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of RPPL or confirmed in an Officer’s Certificate, whose determination shall be conclusive if evidenced by a Board Resolution or a determination by an executive officer of RPPL.

“Fitch” means Fitch Inc. and its successors and assigns.

“Force Majeure Event” means any act, event or circumstance or any combination of any act, event or circumstance (including, without limitation, any (a) act of god, including any flood, storm, earthquake, cyclone, typhoon, tornado or other natural event; (b) war, hostilities, terrorism, revolution, riot or civil disorder; (c) strike, lockout or other industrial action; (d) pandemic or epidemic; or (e) lockdown declared by any government or regulatory order or notification or other action by any government authority in relation to such lockdown) which:

(1)
is beyond the reasonable control of the Affected Party;
(2)
prevents the Affected Party from performing or discharging any of the Relevant Obligations;
(3)
could not have been prevented or avoided or overcome by the Affected Party; and
(4)
is not caused by the Affected Party,

and for the purposes of this definition, “Affected Party” means the Issuer, the Parent Guarantor, RPPL or any issuer of Pipe Debt to the extent that it is affected by such Force Majeure Event.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means the Parent Guarantor and, to the extent undertaking the obligations under the Parent Guarantee, its successors and assigns until such Guarantee has been released in accordance with the provisions of the Indenture.

“GW” means gigawatt.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to Commodity Hedging Agreements, Currency Hedging Agreement or Interest Rate Hedging Agreements.

“Holder” means the Person in whose name a Note is registered in the Onshore Notes register.

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“IFRS” means the International Financial Reporting Standards (or any other recognized standard).

“Incur” means, with respect to any Indebtedness or Disqualified Stock, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Disqualified Stock; provided that (1) any Indebtedness and Disqualified Stock of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary, and (2) the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)
all indebtedness of such Person for borrowed money;
(2)
all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)
all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;
(4)
all Capitalized Lease Obligations (other than leases which, as of the Original Issue Date, were not Capitalized Lease Obligations (regardless of any subsequent amendments to such leases)) and Attributable Indebtedness;
(5)
all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that (x) such Indebtedness shall only be deemed to have been Incurred on the date (if at all) on which such Lien is enforced and (y) the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of deemed Incurrence and (b) the amount of such Indebtedness at such date of deemed Incurrence;
(6)
all Indebtedness of other Persons Guaranteed by such Person to the extent that such Indebtedness is Guaranteed by such Person; provided that (x) such Indebtedness shall only be deemed to have been Incurred on the date (if at all) on which such Guarantee is called upon and (y) the amount of such Indebtedness will be the amount of the liability of such Person under such Guarantee upon such Guarantee being called upon;
(7)
all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase or redemption price plus accrued dividends; and
(8)
to the extent not otherwise included in this definition, Hedging Obligations,

if and to the extent any of the preceding items (other than items described in clauses (3), (6) and (7) above) would appear as a liability on the Person’s consolidated balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1)
the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with IFRS;

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(2)
money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and
(3)
the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount payable or receivable if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person.

Notwithstanding the foregoing or any other provision of the Indenture, each of (i) Intra-Group Indebtedness, (ii) Subordinated Funding Debt, (iii) any series of CCDs with respect to which RPPL has not made a CCD Indebtedness Election, (iv) any series of Preferred Stock with respect to which RPPL has not made a Preferred Stock Indebtedness Election, (v) Permitted Non-Indemnified Non-Subsidiary Beneficiary Guarantees, (vi) Permitted Indemnified Non-Subsidiary Beneficiary Guarantees, (vii) Indebtedness Incurred by any Restricted Subsidiary with a maturity of one year or less for working capital in an aggregate principal amount at any one time outstanding (together with refinancings thereof) of all Indebtedness not to exceed U.S.$100.0 million (or the Dollar Equivalent thereof) and (viii) Restricted Subsidiary Shareholder Debt, in each case, will not constitute Indebtedness.

“Interest Rate Hedging Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment Grade” means a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “-” indication, or an equivalent rating representing one of the four highest rating categories, by S&P or Fitch, or a rating of “AAA,” “AA,” “A,” “BBB,” as modified by a “+” or “-” indication, or an equivalent rating representing one of the four highest rating categories or the equivalent ratings of any Nationally Recognized Statistical Rating Organization which shall have been designated by the Parent Guarantor as having been substituted for S&P and/or Fitch, as the case may be.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) to the extent that any such investment is or would be classified as an investment on a balance sheet prepared in accordance with IFRS. If any of the Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of such Restricted Subsidiary, such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of such Restricted Subsidiary’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by any of the Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“INVIT Offering” means an offering of the units of an infrastructure investment trust, whether through a private placement or a public offering, with any of the Restricted Subsidiaries (including their assets) or the assets of the Parent Guarantor and/or any of its Subsidiaries forming all or a part of the assets of such infrastructure investment trust.

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“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Long-stop Notes Security Ratio Compliance Date” means the date which is fifty (50) days post the Security Ratio Testing Date.

“Long-stop SII Security Ratio Compliance Date” means the date which is one hundred and eighty (180) days post the first incurrence of any Senior Issuer Indebtedness.

“Measurement Date” means September 12, 2019.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Nationally Recognized Statistical Rating Organization” has the meaning assigned to that term in Section 3(a)(62) of the Exchange Act.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(1)
brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;
(2)
provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of RPPL;
(3)
payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and
(4)
appropriate amounts to be provided by such Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with IFRS and reflected in an Officer’s Certificate delivered to the Trustee.

“Net Priority Debt Leverage Ratio” means, with respect to the Restricted Group as of any date of determination, the ratio of:

(1)
the sum, without duplication, of all outstanding (i) Indebtedness of the Restricted Subsidiaries (other than RPPL) and (ii) Qualified Issuer Secured Debt, net of consolidated cash and Temporary Cash Equivalents of the Restricted Group as of such date of determination, to:
(2)
the sum, without duplication, of:
(a)
Consolidated EBITDA for the applicable Reference Period, and
(b)
projected EBITDA (calculated in good faith by RPPL on the basis of a capacity utilisation factor of (x) P-90 in relation to wind projects, (y) P-75 in relation to solar projects and (z) as per RPPL’s best judgment in relation to any other projects) over the twelve (12) month period starting on the expected

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date of full operation in relation to the relevant asset (to the extent that a reasonable amount of capital expenditures have been incurred in relation to such asset) of:
(i)
any Non-Operating Assets,
(ii)
any projects which are under construction or under development,
(iii)
any other assets/projects acquired by any of the Restricted Subsidiaries during the trailing 12-month period, and
(iv)
any Under Acquisition Projects;

provided that for the purposes of this definition of “Net Priority Debt Leverage Ratio,” such adjustments as are appropriate and consistent with the adjustments set forth in the definition of “Consolidated Net Leverage Ratio” shall be provided for herein.

“Non-Material Restricted Subsidiary” means any Person whose revenue and EBITDA accounted for less than 10.0% of the consolidated revenue and Consolidated EBITDA, respectively, of RPPL for the then most recently concluded period of four quarterly fiscal periods for which financial statements (which may be internal management accounts (which, for the avoidance of doubt, are not required to be prepared in accordance with IFRS)) are available.

“Non-Operating Assets” means any assets (pro forma for all anticipated additions to be made to such assets) for use in a Permitted Business and which have not been operational (post the stabilization period) for a period of at least twelve (12) months as of the end of the most recent quarterly period for which financial statements of RPPL (which may be internal management accounts (which, for the avoidance of doubt, are not required to be prepared in accordance with IFRS)) are available.

“Non-Subsidiary Beneficiary Guarantee” means any Guarantee by any of the Restricted Subsidiaries of any Indebtedness of a Person (other than RPPL or a Subsidiary of RPPL).

“Notes Project Security Ratio” means, as of the date of determination, the ratio of:

(i)
the sum of (without double counting):
(x)
in relation to Operational Assets/Cash Collateral which secures the Notes, the value (as determined in the good faith by the Parent Guarantor and without duplication) of such Operational Assets/Cash Collateral which could be realised by Holders upon enforcement over such security assuming enforcement as of such date; and
(y)
in relation to Operational Assets/Cash Collateral which secures any Pipe Debt, the value (as determined in the good faith by the Parent Guarantor and without duplication) of such Operational Assets/Cash Collateral which could be realised by Holders upon enforcement by the Issuer over such security assuming enforcement as of such date;

to:

(ii)
the principal amount of Notes outstanding as of such date.

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“Notes Security Ratio” means, as of the date of determination, the ratio of:

(i)
the sum of (without double counting):
(x)
in relation to assets which secure the Notes, the value (as determined in the good faith by the Parent Guarantor and without duplication) of such assets which could be realised by the Holders upon enforcement over such security assuming enforcement as of such date; and
(y)
in relation to assets which secures any Pipe Debt, the value (as determined in the good faith by the Parent Guarantor and without duplication) of such assets which could be realised by the Holders upon enforcement by the Issuer over such security assuming enforcement as of such date;

to:

(ii)
the principal amount of Notes outstanding as of such date.

“Notes Security Ratios” means collectively the Notes Security Ratio and the Notes Project Security Ratio.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an offer to purchase Notes by the Issuer from the Holders commenced by sending a notice by first class mail, postage prepaid or by e-mail or other electronic delivery method, to the Trustee and each Holder at its last address appearing in the Note register stating:

(1)
the provision in the Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;
(2)
the purchase price and the date of purchase (which shall be a Business Day no earlier than 10 days nor later than 60 days from the date such notice is mailed) (the “Offer to Purchase Payment Date”);
(3)
that any Note not tendered will continue to accrue interest pursuant to its terms;
(4)
that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Offer to Purchase Payment Date;
(5)
that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Offer to Purchase Payment Date;
(6)
that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Offer to Purchase Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and
(7)
that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of U.S.$200,000 or any amount in excess thereof which is an integral multiple of U.S.$1,000.

“Offering Memorandum” means the offering memorandum of the Issuer dated April 19, 2023, in connection with the offering of the Notes.

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“Officer’s Certificate” means a certificate signed by one of the directors or officers or any other duly authorized person of a Restricted Subsidiary.

“Opening Cash Balance” means the balance of cash (including what is available at call) of RPPL at the beginning of the relevant Calculation Period, excluding any such cash which is in any way encumbered.

“Operating Project Assets” means any project assets for use in a Permitted Business and which have been operational for a period of at least twelve (12) months as of the end of the most recent quarterly period of RPPL for which financial statements (which may be internal management accounts (which, for the avoidance of doubt, are not required to be prepared in accordance with IFRS)) are available.

“Operational Assets/Cash Collateral” means:

(1)
prior to the incurrence by the Issuer of any Additional Notes or any Senior Issuer Indebtedness, (i) any Qualified Operational Project Assets of RPPL and its Subsidiaries used in a Permitted Business and (ii) any cash (or Temporary Cash Equivalents), in each case, securing (x) the Notes, (y) any Senior Issuer Indebtedness and/or (z) any Pipe Debt, from time to time; and
(2)
thereafter, (i) any Qualified Operational Project Assets of the Parent Guarantor and its Subsidiaries used in a Permitted Business and (ii) any cash (or Temporary Cash Equivalents), in each case, securing (x) the Notes, (y) any Senior Issuer Indebtedness and/or (z) any Pipe Debt, from time to time.

“Qualified Operating Project Assets” means, in relation to any Person, any (i) operational project assets of such person and (ii) any other assets (immovable and movable), including current assets, of such person, which are incidental to such operational project assets.

“Opinion of Counsel” means a written opinion from external legal counsel selected by RPPL.

“Original Issue Date” means the date on which the Notes are first issued under the Indenture.

“Permitted Business” means any business, service or activity engaged in by the Parent Guarantor or any of its Subsidiaries on the Original Issue Date and any other businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or any expansions, extensions or developments thereof, including the ownership, acquisition, research, development, financing, operation and maintenance of renewable power (wind, solar, hydro, bio-mass, green hydrogen etc.), generation or power transmission or distribution facilities as well as any business, service or activity engaged in by the Parent Guarantor or any of its Subsidiaries in relation to electric vehicles and the storage of electricity and/or countering climate change.

“Permitted Holders Change of Control” means the occurrence of any of the following events:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of either (a) RPPL or (b) the Restricted Group, in either case to one or more Permitted Holders (for the avoidance of doubt, any such sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of (a) RPPL or (b) the Restricted Group, in either case required by applicable law, rule, regulation or order, will constitute a Permitted Holders Change of Control under this definition);
(2)
one or more Permitted Holders (other than Canada Pension Plan Investment Board (and its successors and assigns and affiliates), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the

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Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor; and
(3)
Canada Pension Plan Investment Board (and its successors and assigns and affiliates) becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act) directly of more than 50.0% of the total voting power of the Voting Stock of RPPL.

“Permitted Holders” means any one or more of the following:

(1)
any shareholder of the Parent Guarantor as of the Original Issue Date;
(2)
any spouse or immediate family member of any of the Persons referred to in clause (1) above;
(3)
any trust established for the benefit of any of the Persons referred to in clause (1) or (2) above;
(4)
any Affiliate of one or more of the Persons (considered, for these purposes, as one Person) referred to in clause (1), (2) or (3) above;
(5)
any Person the majority of the voting power of the Voting Stock of which is “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, by one or more of the Persons referred to in clause (1), (2), (3) or (4) above;
(6)
any Person, and any Subsidiary of such Person, so long as no “person” or “group” (as such terms are used in sections 13(d) and 14(d), respectively, of the Exchange Act), other than one or more of the Persons referred to in clause (1), (2), (3), (4) or (5) above, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of the majority of the total voting power of the Voting Stock of such Person; and
(7)
ReNew Energy Global plc and its successors and assigns.

“Permitted Indemnified Non-Subsidiary Beneficiary Guarantee” means a Non-Subsidiary Beneficiary Guarantee (or any portion thereof) for which there is an enforceable “back-to-back” indemnity or guarantee by one or more of the other shareholders (or any of their affiliates) of the Person for whose Indebtedness such Non-Subsidiary Beneficiary Guarantee is provided, the terms of which will indemnify the applicable Restricted Subsidiary which provides such Non-Subsidiary Beneficiary Guarantee for any payment obligations arising under such Non-Subsidiary Beneficiary Guarantee (or any portion thereof); provided that, notwithstanding any other provision of the Indenture, if such “back-to-back” indemnity or guarantee ceases to be provided for the benefit of the applicable Restricted Subsidiary in relation to such Non-Subsidiary Beneficiary Guarantee, then the entire amount of such Non-Subsidiary Beneficiary Guarantee shall be deemed, at the time such “back-to-back” indemnity or guarantee ceases to be in place or enforceable, to no longer constitute a Permitted Indemnified Non-Subsidiary Beneficiary Guarantee.

“Permitted Investments” means:

(1)
any Investment in any of the Restricted Subsidiaries that is primarily engaged in a Permitted Business;
(2)
any Investment in Temporary Cash Equivalents;
(3)
any Investment by any of the Restricted Subsidiaries in a Person which is engaged in a Permitted Business;
(4)
Investments in any Person other than a Restricted Subsidiary, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (4) that are at the time outstanding, not to exceed U.S.$100.0 million (or the Dollar Equivalent thereof);

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(5)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the “—Certain Covenants—Asset Sales” covenant;
(6)
any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock or Affiliate INVIT Offering Debt) of RPPL;
(7)
any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
(8)
Investments represented by Hedging Obligations;
(9)
loans or advances to employees made in the ordinary course of business of any of the Restricted Subsidiaries;
(10)
repurchases of Notes;
(11)
pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business, or (y) made in connection with Liens permitted under the covenant described under the caption “—Certain Covenants—Liens” or not prohibited by the Indenture;
(12)
(x) receivables, trade credits or other current assets owing to any of the Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as such Restricted Subsidiary considers reasonable under the circumstances, and (y) advances or extensions of credit for purchases and acquisitions of assets, supplies, materials or equipment from suppliers or vendors in the ordinary course of business;
(13)
Investments existing on the Original Issue Date and any Investment that amends, extends, renews, replaces or refinances such Investment; provided that such new Investment is on terms and conditions no less favorable to the applicable Restricted Subsidiary than the Investment being amended, extended, renewed, replaced or refinanced;
(14)
any Investment in the form of equity interests, redeemable preference shares or compulsorily convertible debentures (convertible into common stock) in any Person existing at the time of a sale or issuance of Capital Stock undertaken in compliance with the covenant described under the caption “—Certain Covenants—Sales and Issuances of Capital Stock in Restricted Subsidiaries”; provided that any subsequent Investment in such Person shall not be permitted under this clause (14) unless (a) such Investment is being made for the purposes of developing a non-Operating Project Asset and (b) immediately prior to making such subsequent Investment, the Restricted Group has at least 5.0 GWs of Operating Project Assets remaining;
(15)
any Investment consisting of a Minority Investment Guarantee; and
(16)
Guarantees to the extent permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness by the Restricted Group.”

“Permitted Non-Indemnified Non-Subsidiary Beneficiary Guarantee” means a Non-Subsidiary Beneficiary Guarantee (or any portion thereof) other than a Permitted Indemnified Non-Subsidiary Beneficiary Guarantee, in an aggregate amount not to exceed, together with all other Permitted Non-Indemnified Non-Subsidiary Beneficiary Guarantees that are at the time outstanding, U.S.$200.0 million (or the Dollar Equivalent thereof).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

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“Pipe Debt” means, (i) provided that no Parent Guarantor Substitution has taken place, any senior secured debt obligation which is incurred by Parent Guarantor and/or any Subsidiary of the Parent Guarantor and issued to or availed from the Issuer; otherwise, (ii) any senior secured debt obligation which is incurred by Parent Guarantor and/or any Affiliate of the Parent Guarantor and/or any New Parent Guarantor and/or any Affiliate of the New Parent Guarantor, in each case, issued to or availed from the Issuer.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Preferred Stock Indebtedness Election” means, with respect to any Preferred Stock, the irrevocable election by RPPL (which election shall be evidenced by way of a notice to be delivered by RPPL to the Trustee) to treat one or more series of Preferred Stock as an Incurrence of Indebtedness at the time of such election (in an amount equal to the outstanding amount of such series of Preferred Stock at the time of such election) and to treat such series of Preferred Stock as “Indebtedness” for all purposes under the Indenture from the time of such election, including, but not limited to, for purposes of complying with the covenant described under the caption “—Certain Covenants—Restricted Payments” upon redemption of any such Preferred Stock.

“Priority Debt” means any (i) Indebtedness of the Restricted Subsidiaries (other than RPPL) and (ii) Qualified Issuer Secured Debt.

“Project Assets” means both Operating Project Assets and Non-Operating Assets.

“Qualified Issuer Secured Debt” means, as of any date of determination, Indebtedness of RPPL which is secured over any Operating Project Assets of RPPL, the amount of which will be the lesser of (i) the amount of such Indebtedness as secured over such Operating Project Assets and (ii) the Fair Market Value of the Operating Project Assets which secure such Indebtedness.

“Rating Agencies” means S&P, Moody’s and Fitch; provided that if S&P, Moody’s and/or Fitch shall not make a rating of the Notes publicly available, one or two Nationally Recognized Statistical Rating Organizations selected by the Parent Guarantor, which will be substituted for S&P, Moody’s and/or Fitch, as the case may be.

“Rating Category” means (1) with respect to S&P and Fitch, any of the following categories: “BB,” “B,” “CCC,” “CC,” “C” and “D” (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: “Bo,” “B,” “Caa,” “Ca,” “C” and “D” (or equivalent successor categories); and (3) the equivalent of any such category of S&P, Fitch or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (“+” and “-” for S&P and Fitch and “1,” “2” and “3” for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P and Fitch, a decline in a rating from “BB+” to “BB,” as well as from “BB-” to “B+,” will constitute a decrease of one gradation).

“Rating Decline” means in connection with (i) the incurrence of any Senior Issuer Indebtedness or (ii) the actions contemplated under “—Repurchase of Notes Upon a Change of Control Triggering Event,” the notification by any of the Rating Agencies within 60 days after the earlier of (1) the occurrence of any such actions set forth therein or (2) a public notice of the occurrence (or proposed occurrence) of any such actions, that such (proposed) action(s) will result in the ratings of the Notes by any such Rating Agency decreasing by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) below the ratings of the Notes by such Rating Agency on the Original Issue Date.

“RBI” means Reserve Bank of India.

“Redeemable Preference Shares” means Preferred Stock which is redeemable on its maturity date.

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“Restricted Group” means, collectively, RPPL and all of its Subsidiaries (other than Unrestricted Subsidiaries).

“Restricted Subsidiary” means RPPL and each of its Subsidiaries (other than Unrestricted Subsidiaries).

“Restricted Subsidiary Permitted Restricted Payment” means the making of any Restricted Payment by a Restricted Subsidiary (other than RPPL) in an aggregate amount not to exceed the net cash proceeds received by such Restricted Subsidiary from (i) the issuance and sale of its Capital Stock (other than Disqualified Stock) (a “Permitted Capital Stock Asset Sale”) and CCDs (other than from the issuance and sale of its Capital Stock or CCDs to any other member of the Restricted Group) and (ii) from the incurrence of Restricted Subsidiary Shareholder Debt (other than from the incurrence of Restricted Subsidiary Shareholder Debt from any other member of the Restricted Group); provided that, no other member of the Restricted Group may make any such Restricted Payment from the use of any such net cash proceeds.

“Restricted Subsidiary Shareholder Debt” means any indebtedness incurred by a Restricted Subsidiary (other than RPPL) which, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, (iii) does not require any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, and (iv) is not secured by a Lien on any assets of any of the Restricted Subsidiaries; provided that upon any event or circumstance that results in such indebtedness ceasing to qualify as Restricted Subsidiary Shareholder Debt, such indebtedness shall constitute an Incurrence of Indebtedness by the applicable Restricted Subsidiary.

“Tax Redemption Subsidiary Debt” means any debt which has been issued (or any debt which is intended to be issued as determined in good faith by the Parent Guarantor) by any Tax Redemption Subsidiary to the Issuer using (or intending to use) the proceeds from the Notes within twelve (12) months of the Original Issue Date.

“RPPL” means ReNew Power Private Limited and any of its permitted successors and assigns.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby any of the Restricted Subsidiaries transfers such property to another Person (other than any of the Restricted Subsidiaries) and any of the Restricted Subsidiaries leases it from such Person.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Ratio Testing Date” means the date that is the earlier of (i) one hundred and eighty (180) days after the Original Issue Date and (ii) sixty (60) days after all applicable consents and approvals and all corporate actions required to create all required security so as to be able to ensure (x) a Notes Project Security Ratio of 0.6x and (y) a Notes Security Ratio of 1.0x have been obtained.

“Senior Issuer Indebtedness” means any senior Indebtedness (other than the Notes) incurred by the Issuer and which Indebtedness (other than Hedging Obligations) does not mature prior to the Stated Maturity of the Notes.

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“SII Project Security Ratio” means, as of the date of determination, the ratio of:

(i)
the sum of (without double counting):
(x)
in relation to Operational Assets/Cash Collateral which secures any Senior Issuer Indebtedness, the value (as determined in the good faith by the Parent Guarantor and without duplication) of such Operational Assets/Cash Collateral which could be realised by all creditors of Senior Issuer Indebtedness upon enforcement over such security assuming enforcement as of such date; and
(y)
in relation to Operational Assets/Cash Collateral which secures any Pipe Debt, the value (as determined in the good faith by the Parent Guarantor and without duplication) of such Operational Assets/Cash Collateral which could be realised by all creditors of Senior Issuer Indebtedness upon enforcement by the Issuer over such security assuming enforcement as of such date;

to:

(ii)
the principal amount of all Senior Issuer Indebtedness outstanding as of such date.

“SII Security Ratio” means, as of the date of determination, the ratio of:

(i)
the sum of (without double counting):
(x)
in relation to assets which secure any Senior Issuer Indebtedness, the value (as determined in the good faith by the Parent Guarantor and without duplication) of such assets which could be realised by all creditors of Senior Issuer Indebtedness upon enforcement over such security assuming enforcement as of such date; and
(y)
in relation to assets which secures any Pipe Debt, the value (as determined in the good faith by the Parent Guarantor and without duplication) of such assets which could be realised by all creditors of Senior Issuer Indebtedness upon enforcement by the Issuer over such security assuming enforcement as of such date;

to:

(ii)
the principal amount of all Senior Issuer Indebtedness outstanding as of such date.

“SII Security Ratios” means collectively the SII Security Ratio and the SII Project Security Ratio.

“S&P” means S&P Global Ratings and its successors and assigns.

“Standalone EBITDA” means, with respect to RPPL for any period, Standalone Net Income of RPPL for such period plus, to the extent such amount was deducted in calculating such Standalone Net Income:

(1)
any expenses in relation to Hedging Obligations;
(2)
Standalone Interest Expense and finance costs;
(3)
income taxes (other than income taxes attributable to extraordinary gains (or losses) or sales of assets outside the ordinary course of business);
(4)
depreciation expense, amortization expense and all other non-cash items (including impairment charges and write-offs) reducing Standalone Net Income (other than non-cash items in a period which reflect cash expenses to be paid in another period), less all non-cash items increasing Standalone Net Income (other than the accrual of revenues in the ordinary course of business);

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(5)
any losses arising from the acquisition of any securities or extinguishment, repurchase, cancelation or assignment of Indebtedness, less any gains arising from the same; and
(6)
any unrealized losses in respect of Hedging Obligations or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations, less any unrealized gains in respect of the same.

“Standalone Interest Expense” means, with respect to RPPL for any period, the amount that would be included in gross interest expense on a standalone income statement prepared in accordance with IFRS for such period, plus, to the extent not included in such gross interest expense, and to the extent accrued or payable during such period by RPPL, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs, payments/amortizations of redemption premia and original issue discount expense and non-cash interest payments in respect of any Indebtedness, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations with respect to Indebtedness (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is Guaranteed by, or secured by a Lien on any asset of, RPPL, and (7) any capitalized interest (other than in respect of Subordinated Funding Debt and Restricted Subsidiary Shareholder Debt, as the case may be).

“Standalone Net Income” means, with respect to RPPL for any period, the aggregate of (i) the net income (or loss) of RPPL for such period (prior to any adjustments made to account for minority interests in Restricted Subsidiaries), plus (ii) any interest income of RPPL for such period, plus (iii) to the extent that a CCD Indebtedness Election has not been made in relation to a particular series of CCDs, any interest expense on such series of CCDs for such period, plus (iv) to the extent that a Preferred Stock Indebtedness Election has not been made in relation to a particular series of Preferred Stock, any interest expense on such series of Preferred Stock for such period, and (v) any interest expense on any Subordinated Funding Debt, in each case on a standalone basis as determined in accordance with IFRS; provided that:

(1)
the net income (or loss) of any other Person that is not a Restricted Subsidiary of RPPL or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to RPPL;
(2)
the cumulative effect of a change in accounting principles will be excluded; and
(3)
any translation gains or losses due solely to fluctuations in currency values and related tax effects will be excluded.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date such Indebtedness was Incurred, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Funding Debt” means any indebtedness incurred by RPPL that is subordinated in right of payment to any RPPL Pipe Guarantee and RPPL Pipe Debt and which by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued or remains outstanding, (i) does not mature or require any amortization and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise (including any redemption, retirement or repurchase which is contingent upon events or circumstance), in whole or in part, prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, (ii) does not provide for any right to call a default prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, (iii) does not require

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any cash payment of interest (or premium, if any) prior to the earlier of (x) six (6) months after the final Stated Maturity of the Notes and (y) six (6) months after the first date on which there are no Notes outstanding, and (iv) is not secured by a Lien on any assets of RPPL; provided that upon any event or circumstance that results in such indebtedness ceasing to qualify as Subordinated Funding Debt, such indebtedness shall constitute an Incurrence of Indebtedness by RPPL. Notwithstanding the foregoing, the foregoing limitations shall not be violated by provisions that permit payments of principal, premium or interest on such indebtedness if RPPL would be permitted to make such payment under the covenant described under the caption “—Certain Covenants—Restricted Payments.”

“Subordinated Indebtedness” means any Indebtedness of the Issuer that is contractually subordinated or junior in right of payment to the Notes pursuant to a written agreement to such effect.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Temporary Cash Equivalents” means any of the following:

(1)
United States dollars, Indian Rupees, Euros or local currencies held from time to time in the ordinary course of a Permitted Business;
(2)
direct obligations of the United States of America, Canada, a member of the European Union or India or, in each case, any agency of either of the foregoing or obligations fully and unconditionally Guaranteed by any of the foregoing or any agency of any of the foregoing, in each case maturing within one (1) year;
(3)
demand or time deposit accounts, certificates of deposit and money market deposits maturing within three hundred and sixty-five (365) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, the United Kingdom or India (or any other jurisdiction where the Parent Guarantor and its Subsidiaries have operations) and which bank or trust company (x) has capital, surplus and undivided profits aggregating in excess of U.S.$100.0 million (or the Dollar Equivalent thereof) and (y)(A) has outstanding debt which is rated “A” or such similar equivalent rating) or higher by at least one Nationally Recognized Statistical Rating Organization or (B) has a long term foreign issuer credit rating or senior unsecured debt rating equal to or higher than the sovereign credit rating by at least one Nationally Recognized Statistical Rating Organization for the jurisdiction in which such bank or trust company is located, or (C) is a bank owned or controlled by the government of the jurisdiction in which such bank exists and organized under the laws of such jurisdiction;
(4)
repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (2) entered into with a bank or trust company meeting the qualifications described in clause (3);

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(5)
commercial paper, maturing not more than six (6) months after the date of acquisition thereof, issued by a corporation organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;
(6)
securities with maturities of six (6) months or less from the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;
(7)
any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) to (5);
(8)
any corporate debt securities which, at the date of acquisition, are rated “AAA” (or such similar equivalent rating) or higher by at least one Indian rating organization and having maturities of not more than one year from the date of acquisition;
(9)
any mutual fund investments;
(10)
any advances given to vendors that are recoverable in other forms of Temporary Cash Equivalents; and
(11)
demand or time deposit accounts, certificates of deposit and money market deposits with (i) State Bank of India, State Bank of Bikaner & Jaipur, State Bank of Hyderabad, State Bank of Indore, State Bank of Mysore, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Allahabad Bank, Andhra Bank, Bank of Baroda, Bank of India, Bank of Maharashtra, Canara Bank, Central Bank of India, Corporation Bank, Dena Bank, Indian Bank, Indian Overseas Bank, Oriental Bank of Commerce, Punjab National Bank, Punjab and Sind Bank, Syndicate Bank, UCO Bank, Union Bank of India, United Bank of India, Vijaya Bank, Industrial Development Bank of India Ltd., HDFC Bank Ltd., ICICI Bank Ltd., ING Vysya Bank Ltd., Karur Vysya Bank Ltd., Kotak Mahindra Bank Ltd., Axis Bank Ltd., Saraswat, Indus or YES Bank Ltd. and (ii) any other bank or trust company organized under the laws of the India whose long-term debt is rated by Moody’s, S&P, Fitch, CRISIL, CARE, ICRA or India Ratings as high or higher than any of those banks listed in clause (i) of this clause (9).

“Total Assets” means, as of any date, the total assets of RPPL on a consolidated basis calculated in accordance with IFRS as of the last day of the most recent annual or semi-annual fiscal period for which financial statements (which financial statements may be internal management accounts (which, for the avoidance of doubt, are not required to be prepared in accordance with IFRS) are available, calculated after giving pro forma effect to any acquisition or disposition of property, plant or equipment or the acquisition of any Person that becomes a Restricted Subsidiary subsequent to such date and after giving pro forma effect to the application of the proceeds of any Indebtedness, including the proposed Incurrence of which has given rise to the need to make such calculation of Total Assets.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 28, 2025; provided that if the period from the redemption date to July 28, 2025, is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used. Any such Treasury Rate shall be obtained by the Issuer.

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“Under Acquisition Projects” means operational assets/projects for which RPPL has entered into certain arrangements to acquire (whether directly or indirectly) the whole interest.

“Unrestricted Subsidiary” means a Subsidiary of RPPL that is not a Restricted Subsidiary.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Restricted Subsidiary” means any of the Restricted Subsidiaries (other than RPPL), all of the outstanding Capital Stock of which (other than (a) any director’s qualifying shares or Investments by foreign nationals mandated by applicable law or (b) Investments by an offtaker or an Affiliate of an offtaker of a project owned and operated by such Restricted Subsidiary) is owned or controlled by either (x) RPPL, or (y) one or more Wholly Owned Restricted Subsidiaries of RPPL.

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TAXATION

The information provided below does not purport to be a comprehensive description of all tax considerations which may be relevant to a decision to purchase Notes. In particular, the information does not consider any specific facts of circumstances that may apply to a particular purchaser and does not purport to deal with the tax consequences applicable to all categories of investors, some of whom may be subject to special rules. Neither these statements nor any other statements in this offering memorandum are to be regarded as advice on the tax position of any holder of the Notes or of any person acquiring, selling or otherwise dealing with the Notes or on any tax implications arising from the acquisition, sale or other dealings in respect of the Notes. The statements do not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of the Notes and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules.

Prospective purchasers of Notes are advised to consult their own tax advisers as to the tax consequences of the purchase, ownership and disposition of Notes, including the effect of any state or local taxes, under the tax laws applicable in India and each country of which they are residents or countries of purchase, holding or disposition of the Notes. Additionally, in view of the number of jurisdictions where local laws may apply, this offering memorandum does not discuss the local tax consequences to a potential holder, purchaser and seller arising from the acquisition, holding or disposition of the Notes. Prospective investors must therefore inform themselves as to any tax, exchange control legislation or other laws and regulations in force relating to the subscription, holding or disposition of Notes at their place of ordinance, and the countries of which they are citizens or countries of purchase, holding or disposition of Notes.

Indian Taxation

The following summary describes certain material Indian tax consequences applicable to the ownership and disposition of Notes by persons who are not tax residents in India and who do not hold Notes in connection with an Indian trade or business or permanent establishment. The following summary does not constitute a complete analysis of all the Indian tax consequences or matters that may be relevant to a holder, or a prospective holder, of the Notes. This summary is based on existing Indian taxation law and practice in force at the date of this Offering Memorandum and may be subject to change, possibly with retroactive effect. It does not cover all tax matters that may be of importance to a particular purchaser. Each prospective investor is strongly urged to consult its tax advisor about the tax consequences to it of an investment in the Notes.

The Income Tax Act, 1961 (the “Tax Act”) governs the taxation of income in India. The Tax Act provides that persons ordinarily resident in India shall be taxed on their global income and persons not resident in India shall be taxed on income which is received, or accrues or arises, in India, or is deemed to be received, accrued or arisen in India. Generally, payments made to persons who are not residents in India, which result in taxable income, will be subject to withholding tax in India.

Income and withholding taxes

We believe that holders of the Notes (other than holders who are tax residents of India or holders who receive payments in India, of interest, principal or any payment pursuant to Guarantee) may not be subject to income or withholding tax in India in connection with the payments of principal and interest made by the Issuer on the Notes to Noteholders (if the proceeds from the Notes are not used for the purposes of a business or profession carried on by the Issuer in India), or in respect of any gains on disposition of Notes, under Indian tax laws in effect as of the date of this Offering Memorandum. However, we cannot assure holders of Notes that this will be the case.

It may be noted that if Indian tax were to apply, it would be subject to any benefits available to holders of the Notes who are not tax residents of India under the provisions of any Double Taxation Avoidance Agreement entered into by the Indian Government with the country of tax residence of such non-resident holder, read with the provisions of

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the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting, if and to the extent applicable, subject to certain conditions being fulfilled, including furnishing a valid tax residency certificate and prescribed particulars.

Mauritius Taxation

General

The Company has been issued a Global Business License (“GB License”) by the Financial Services Commission of Mauritius (“FSC”) on February 22, 2021 upon having satisfied the FSC that the Company is “centrally managed and controlled” in Mauritius. In its determination, the FSC considers whether the Company:

•
has at all times at least two (2) resident directors of appropriate caliber and able to exercise independence of mind and judgment;
•
maintains, at all times, its principal bank account in Mauritius;
•
keeps and maintains, at all times, its accounting records at a registered office in Mauritius;
•
prepares its statutory financial statements and causes its financial statements to be audited in Mauritius; and
•
provides for meetings of directors to include at least two (2) directors from Mauritius.

In addition to the above, the Company, as holder of a GB License shall, at all times:

•
carry out its core income generating activities in, or from, Mauritius by:
•
employing, either directly or indirectly, a reasonable number of suitably qualified persons to carry out the core activities; and
•
having a minimum level of expenditure, which is proportionate to its level of activities;
•
be managed and controlled from Mauritius; and
•
be administered by a management company.

Taxation

Under the current provisions of the Income Tax Act 1995 (“ITA 1995”), the Company, as a Mauritian company, is taxed on its chargeable income at the rate of 15% in Mauritius. However, the Company will qualify for a partial exemption of 80% on certain types of income such as foreign source dividend and interest. Where a GB License company derives income which is subject to foreign tax, and where the said partial exemption has not been applied, the amount of foreign tax paid may be allowed as a credit against income tax payable in Mauritius in respect of that income.

Section 2 of the ITA 1995 defines the term “foreign source income” as income which is not derived from Mauritius.

Under ITA 1995, interest paid by a corporation holding a GB License to a non-resident not carrying on any business in Mauritius out of its “foreign source income” is not subject to withholding tax in Mauritius. To the extent that the Company holds a GB License, interest paid under the Notes issued to non-residents not carrying on any business in Mauritius out of its ‘foreign source income’ will therefore not be subject to withholding tax in Mauritius.

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There is currently no capital duties levied in Mauritius on the issue, transfer, conversion or redemption of the Notes. To the extent that the Company does not hold any immovable properties in Mauritius, any transfer of Notes will be registered free of registration duties. Capital gains derived from the sale of the Notes will not be subject to tax in Mauritius.

The Company has applied for tax residence certificates to be issued by the Mauritius Revenue Authority. These certificates are required for the avoidance of double taxation under the Agreements for the Avoidance of Double Taxation signed between Mauritius and other jurisdictions, including India.

Prospective purchasers of the Notes are urged to consult their own tax advisors in order to fully understand the tax consequences of purchasing the Notes.

Certain United Kingdom Taxation Considerations

The comments below, which are of a general nature and are based on the Issuer’s understanding of current United Kingdom tax law as applied in England and Wales and HM Revenue & Customs practice (which may not be binding on HM Revenue & Customs) in each case as at the latest practicable date before the date of this offering memorandum, both of which may be subject to change, possibly with retrospective effect, describe only the UK withholding tax treatment of payments in respect of the Notes. They are not exhaustive. They do not deal with any other UK taxation implications of acquiring, holding, exchanging, redeeming or disposing of the Notes. They assume that there will be no substitution of the Issuer (or Parent Guarantor) or further issues of securities that will form a single series with the Notes, and do not address the consequences of any such substitution or further issue (notwithstanding that such substitution or further issue may be permitted by the terms and conditions of the Notes). They also assume that the Issuer is not United Kingdom resident nor acting through a permanent establishment in the United Kingdom in relation to the Notes and that no other nexus with the United Kingdom results in interest on the Notes paid by the Issuer having a United Kingdom source. Prospective holders of the Notes who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the UK are strongly advised to consult their own professional advisers.

United Kingdom Withholding Tax—Payments by the Issuer

Payments of interest on the Notes by the Issuer may be made without withholding or deduction for or on account of United Kingdom income tax.

United Kingdom Withholding Tax—Payments by the Parent Guarantor

If the Parent Guarantor makes any payments in respect of interest on the Notes (or other amounts due under the Notes other than the repayment of amounts subscribed for the Notes) which are not treated as having a UK source, the payments should not be subject to UK withholding tax. If this is not the case then, depending on the withholding tax treatment of the payments as a matter of UK law (which is uncertain), it is possible that such payments may be subject to deduction or withholding for or on account of UK income tax at the basic rate (currently 20%), subject to any claim which could be made under an applicable double taxation treaty or any other available exemption or relief.

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INDIAN GOVERNMENT FILINGS AND APPROVALS

External commercial borrowings

Availing external commercial borrowings (“ECBs”) is regulated by RBI pursuant to the ECB Regulations. Under the ECB Regulations, ECBs may be denominated in Rupees or in foreign currency and may be in the form of loans or bonds. ECBs can be raised by all entities which are eligible to receive foreign direct investment in accordance with applicable Indian laws. The ECB Regulations describe lenders which are eligible to extend ECBs and include: (i) any person who is a resident of a FATF Compliant Country or an IOSCO Compliant Country; (ii) a multilateral or regional financial institution where India is a member country; (iii) individuals who are foreign equity holders or where the ECBs are listed overseas; or (iv) in the case of foreign currency denominated ECBs (except foreign currency convertible bonds, and foreign currency exchangeable bonds), foreign branches or subsidiaries of Indian banks, subject to applicable prudential norms.

Here, “FATF Compliant Country” means a country that is a member of the FATF or a member of a FATF-Style Regional Body; and which is not be a country identified in the public statement of the FATF as (i) a jurisdiction having a strategic anti-money laundering or combating the financing of terrorism deficiencies to which counter measures apply; or (ii) a jurisdiction that has not made sufficient progress in addressing the deficiencies or has not committed to an action plan developed with the FATF to address the deficiencies and “IOSCO Compliant Country” means a country whose securities market regulator is a signatory to the International Organisation of Securities Commission’s (IOSCO’s) Multilateral Memorandum of Understanding (Appendix A Signatories) or a signatory to bilateral Memorandum of Understanding with the Securities and Exchange Board of India for information sharing arrangements.

The ECBs can be raised by entities from the eligible lenders set out above without any regulatory approval if the ECB has a minimum average maturity of three years (or if the ECBs are (i) borrowed from or sold or offered to a foreign equity holder and utilized for working capital purposes, general corporate purposes or repayment of Rupee loans, five years; (ii) borrowed from or sold or offered to a person other than a foreign equity holder and utilized for repayment of Rupee loans availed domestically for capital expenditure, seven years; or (iii) borrowed from or sold or offered to a person other than a foreign equity holder and utilized for working capital purposes, general corporate purposes or repayment of Rupee loans availed domestically for purposes other than capital expenditure, ten years), the all-cost does not exceed (a) 450 basis points over the prevailing yield of Indian government securities of a corresponding maturity (where the ECBs are denominated in Rupees); or (b) 500 basis points over any widely accepted interbank rate or alternative reference rate (“ARR”) of 6-month tenor, applicable to the currency of borrowing (where the ECBs are denominated in foreign currency), and the proceeds of the ECBs are being utilized for the purposes set out in the ECB Regulations.

The maximum amount that any company can raise in a financial year through the ECBs without requiring prior regulatory approval is USD 750 million or its equivalent. There are certain reporting requirements under the ECB Regulations, pursuant to which specified forms have to be filed with the RBI. Prior to any drawdown or issuance, the borrowing company must obtain a loan registration number (“LRN”) from the RBI through its designated authorized dealer bank by filing Form ECB. In addition, the borrowing company is required to file the Form ECB 2 return on a monthly basis in accordance with the ECB Regulations through its designated authorized dealer bank.

In order to create a charge to secure, or to guarantee, any ECBs, a no-objection certificate is required to be obtained from the designated authorized dealer bank.

Subscription to optionally convertible debentures or non-convertible debentures under the FVCI route

The SEBI FVCI Regulations allow a foreign entity which has been granted a certificate of registration by the SEBI as an FVCI to deal in securities issued by eligible Indian entities.

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In terms of the Foreign Exchange Management (Non-Debt Instruments) Rules, 2019, as amended from time to time (the “FEM NDI Rules”), an FVCI is permitted to invest in the securities, including optionally convertible debentures (“OCDs”) and non-convertible debentures (“NCDs”), of Indian companies in the infrastructure sector whose securities are not listed on a SEBI-recognized stock exchange in India. As per the SEBI FVCI Regulations, at least 66.67% of an FVCI’s ‘invertible funds’ are required to be invested in unlisted equity shares or equity-linked instruments (including OCDs) of eligible Indian entities, while not more than 33.33% of the invertible funds may be invested in debt instruments (including NCDs) or other permitted securities of eligible Indian entities. These investment conditions and restrictions are required to be achieved by the FVCI by the end of its life cycle.

The acquisition or transfer of such securities is not subject to the pricing guidelines otherwise applicable under the FEM NDI Rules.

Subscription to non-convertible debentures under the FPI route

The SEBI FPI Regulations lay down the provisions under which an eligible foreign investor can deal in securities issued by an Indian entity, including listed and unlisted NCDs issued by an Indian company. The SEBI FPI Regulations require such FPI to obtain a certificate, for the purposes of dealing in securities issued by an Indian entity, from a designated depository participant on behalf of SEBI.

If the NCDs are issued under the VRR, the minimum residual maturity requirement, concentration limit or single/group investor-wise limits otherwise applicable to FPI investment in corporate bonds are not applicable, subject to the FPI retaining at least 75% of the amount allotted for investment (“Committed Portfolio Size” or “CPS”) for a period of not less than 3 years (or such other period as may be notified by the RBI at the time of allotment) which the FPI voluntarily commits, at the time of such allotment, to retain in India (“Retention Period”). The CPS will be allotted to an FPI through auctions or an on-tap window. No FPI (including its related FPIs) will be allotted an investment limit greater than 50% of the amount offered for each allotment by tap or auction in case there is a demand for more than 100% of amount offered. FPIs are further required to invest 75% of their respective allocated amount within three months of the date of allotment of the allocated amount. In the event of liquidation of an FPI investment made under the VRR during its Retention Period, any repatriation of amounts exceeding 25% of the CPS will require the prior approval of the RBI. However, if the whole or any part of such investment is transferred to other FPI(s) (which shall abide by all the terms and conditions applicable to the selling FPI under the VRR), the selling FPI will be able to make an unfettered exit and repatriate the amount received from the purchasing FPI without seeking any approval for repatriation.

If the NCDs are not issued under the VRR, FPIs are permitted to invest in corporate bonds with minimum residual maturity of above one year, subject to the condition that short-term investments in corporate bonds by an FPI shall not exceed 30% of the total investment of that FPI in corporate bonds. In addition, FPIs are permitted to invest in corporate bonds, if an investment by any FPI, including investments by related FPIs, does not exceed 50% of any issue of a single corporate bond. In case an FPI, including related FPIs, has invested in more than 50% of any single issue, it shall not make further investments in that issue until this stipulation is met.

Subscription to optionally convertible debentures or non-convertible debentures

An Indian company may issue OCDs or NCDs subject to compliance with terms and conditions mentioned in its articles of association, the Companies Act, 2013 and rules made thereunder and other applicable laws. In terms of the Section 42 of the Companies Act, 2013 and Rule 14 of the Companies (Prospectus and Allotment of Securities) Rules, 2014 (the “Companies PAS Rules”), every company making a private placement, i.e., an offer or invitation to subscribe or issue of securities to a select group of persons (other than by way of public offer), is required to make such private placement through a private placement offer-cum-application (the “Offer Letter”). The Offer Letter shall be prepared in accordance with the requirements prescribed under Rule 14 of the Companies PAS Rules. Further, the company making the offer is required to record the names of the persons to whom the offer is to be made

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and such persons have to be identified by the board of directors of the company. The Offer Letter shall be serially numbered and sent by the company making the private placement to each identified person (addressed directly to such person), within 30 days of the recording of its name. Upon receipt of application money, the allotment shall be completed within 60 days, failing which the application money will be returned to the subscribers. The return of allotment of securities is required to be filed with the Registrar of Companies within a period of 15 days of allotment, failing which the company shall not be permitted to utilize the monies raised through such private placement. Accordingly, each Indian company issuing OCDs or NCDs will be required to, inter alia, prepare an Offer Letter as required under Section 42 of the Companies Act, 2013, record the names of the identified offerees, issue the Offer Letter within 30 days of such recording and file a return of allotment with the Registrar of Companies for any private placement within 15 days of the allotment of the OCDs or NCDs.

Registration of charges

In terms of Section 77 of the Companies Act, 2013 every company creating a charge on its property or assets or any of its undertakings is required to register such charge with the Registrar of Companies within 30 days of creation of the charge. The Registrar of Companies may, on an application filed by the company, allow such registration to be made within a period of 60 days of creation of the charge on payment of additional fees. The Registrar of Companies may, allow such registration to be made after a period of 60 days of creation of the charge on payment of prescribed ad-valorem fees. The particulars of the charge shall be filed in the form prescribed under Rule 3 of the Companies (Registration of Charges) Rules, 2014 with the Registrar of Companies within the aforementioned time period.

Certain documents creating a mortgage over immovable properties are required to be registered under the Registration Act, 1908 with the sub-registrar of assurances within four months of their execution. If a document is not registered within this time period, the registrar of assurances may, on an application, permit registration within a further period of four months subject to payment of penalties.

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PLAN OF DISTRIBUTION

The Issuer intends to offer the Notes through The Hongkong and Shanghai Banking Corporation Limited and Standard Chartered Bank (the “Joint Global Coordinators and Joint Bookrunners”). Subject to the terms and conditions of a placement agency agreement dated August 7, 2024 between the Issuer, the Parent Guarantor and the Joint Global Coordinators and Joint Bookrunners (the “Placement Agency Agreement”), each of the Joint Global Coordinators and Joint Bookrunners, severally and not jointly, to procure the subscription of and payment for the Notes, in the amounts set out opposite their names below.

Joint Global Coordinators and Joint Bookrunners	Principal amount of Notes
(U.S.$)
The Hongkong and Shanghai Banking Corporation Limited	62,500,000
Standard Chartered Bank	62,500,000
Total	125,000,000

The Placement Agency Agreement also provides that the obligation of the Joint Global Coordinators and Joint Bookrunners to purchase the Notes is subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the Placement Agency Agreement, such as the receipt by the Joint Global Coordinators and Joint Bookrunners of officers’ certificates and legal opinions. The Joint Global Coordinators and Joint Bookrunners reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

Pursuant to the Placement Agency Agreement, the Issuer and the Parent Guarantor have agreed to indemnify the Joint Global Coordinators and Joint Bookrunners against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the Joint Global Coordinators and Joint Bookrunners may be required to make in respect of any such liabilities. The Issuer and the Parent Guarantor will also pay the Joint Global Coordinators and Joint Bookrunners a commission and pay certain expenses relating to the offering.

Investor Representation

In connection with the investors' participation in the purchase of the Notes, each investor is deemed to have acknowledged, represented and warranted to, and agreed (as the case may be) for the benefit of the Joint Global Coordinators and Joint Bookrunners as follows:

•
It understands that investing in the Notes involves a high degree of risk and that the Notes are a speculative investment.
•
It acknowledges that (a) it has received the Offering Memorandum, which sets out, amongst other things, a description of ReNew Global’s principal activities and ReNew Global’s balance sheet, income statement and cash flow statement and any information relating to the ReNew Global and its subsidiaries (collectively, the “Group”) which is necessary to enable an investor to appraise the position of the Group, and (b) that the Offering Memorandum has been prepared solely by the Issuer and the Parent Guarantor and (c) that no representation or warranty (express or implied) is or has been made or given by the Joint Global Coordinators and Joint Bookrunners as to the accuracy, completeness or sufficiency of the information contained in the Offering Memorandum, and nothing contained in the Offering Memorandum is, or shall be relied upon as, a promise, representation or warranty by the Joint Global Coordinators and Joint Bookrunners.
•
It (a) has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, (b) has received a copy of the Offering Memorandum from the Issuer, (c) has carefully reviewed, is familiar with, and understands the terms of the Offering Memorandum

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(including without limitation the section headed “Risk Factors”, and acknowledges, understands, and accepts such risks in relation to the offering of the Notes), and understands and agrees that the Offering Memorandum speaks only as of its date and that the information contained therein may not be correct or complete as of any time subsequent to that date, and (d) has conducted its own due diligence on the Issuer, the Parent Guarantor, the Group, and the Placement, and has made its own investment decisions based upon its own judgment, due diligence, and advice from such advisers as it has deemed necessary and not upon any view expressed by or on behalf of the Parent Guarnator or its affiliates (“Affiliates”), as such term is defined in Rule 501(b) of Regulation D (“Regulation D”) under the Securities Act.
•
It will not hold the Joint Global Coordinators and Joint Bookrunners or any of its affiliates responsible for any misstatements in or omissions from any information provided by the Issuer or the Parent Guarantor to it concerning the Group and its business (including the Offering Memorandum);
•
It understands and agrees that it may not rely, and it has not relied, on any investigation that the Joint Global Coordinators and Joint Bookrunners or any of its affiliates or any person acting on its behalf has conducted with respect to the offering of the Notes, the Issuer, the Parent Guarantor or any member of the Group, and neither the Joint Global Coordinators and Joint Bookrunners nor any of their affiliates, nor any of their respective employees, officers, directors, or representatives has made any representation to them, express or implied, with respect to the Notes, the Issuer, the Parent Guarantor Company or the Group.
•
It acknowledges that any information provided to it with regard to the Group has been supplied by the Issuer and the Parent Guarantor and that neither the Joint Global Coordinators and Joint Bookrunners nor any of its affiliates has verified such information or makes any representation or warranty as to its accuracy or completeness.
•
It has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Notes and confirms that it is understood that information and explanations related to the terms and conditions of the Notes provided in the Offering Memorandum or otherwise by the Issuer, the Parent Guarantor or any of their respective Affiliates shall not be considered investment or tax advice or a recommendation to purchase the Notes, and that neither the Issuer, the Parent Guarantor nor any of their respective Affiliates is acting or has acted as an advisor to it in deciding to invest in the Notes.
•
It confirms that neither the Issuer, the Parent Guarantor, the Joint Global Coordinators and Joint Bookrunners nor any of their respective Affiliates have (a) given any guarantee or representation as to the potential success, return, effect, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of an investment in the Notes or (b) made any representation to it regarding the legality of an investment in the Notes under applicable legal investment or similar laws or regulations.
•
It is fully aware that the Notes are an illiquid investment and neither the Joint Global Coordinators and Joint Bookrunners nor any of their respective affiliates intends to, nor is required to make a market in the Notes.
•
It has the ability to bear the economic risk of the Notes, has adequate means of providing for its current and contingent needs, has no need for liquidity with respect to its investment in the Notes, and is able to sustain a complete loss in connection with the Notes.
•
It is purchasing Notes for its own account and investment purposes and not with a view to any distribution thereof or as nominee or agent, or otherwise for any other person.
•
The Joint Global Coordinators and Joint Bookrunners shall have no obligation to purchase or acquire all or any part of the Notes purchased by it in the offering or to support any losses directly or indirectly sustained or incurred by it for any reason whatsoever in connection with the offering of the Notes, including the breach

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or alleged breach of any representations and warranties by the Issuer or the Parent Guarantor and the non-performance by the Issuer or the Parent Guarantor of any of their respective obligations, whether to it or otherwise.
•
It is not an Affiliate of the Issuer or the Parent Guarantor or a person acting on behalf of such an Affiliate.
•
It acknowledges, represents, and agrees that (i) the Notes have not been and will not be registered or qualified as a public offer under the securities legislation of any jurisdiction, (ii) the Notes will not be registered under the Securities Act, and (iii) the Notes are being sold to it in a transaction that is exempt from the registration requirements of the Securities Act. It understands and agrees that unless so registered, the Notes may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
•
It will not offer or sell any of the Notes which may be acquired by them in any jurisdiction or in any circumstances in which such offer or sale is not authorized or to any person to whom it is unlawful to make such offer, sale, or invitation except under circumstances that will result in compliance with any applicable laws and/or regulations. It has not taken any action or omitted to take any action which will or may result in either the Issuer, the Parent Guarantor or the Joint Global Coordinators and Joint Bookrunners, or any of their respective directors, officers, agents, employees, affiliates, or advisers acting in breach of the legal or regulatory requirements of any jurisdiction in connection with the subscription for the Notes.
•
It confirms that it is outside the United States and is acquiring the Notes in an “offshore transaction” as defined in, and in accordance with, Regulation S.
•
It satisfies any and all standards and requirements for investors in investment of the type subscribed for herein imposed by the jurisdiction of tis residence or otherwise and its purchase of the Notes is lawful under the securities laws of the jurisdiction in which it accepts the offer to purchase the Notes. It has obtained any consent, approval, or permission required for such purchase or sales of Notes by it under the laws and regulations of any jurisdiction to which it is subject or in which it makes such purchase or sales, and neither the Issuer, the Parent Guarantor nor the Joint Global Coordinators and Joint Bookrunners shall have any responsibility therefor.
•
It confirms that to the extent it is a resident of or is located in Singapore, it is an accredited investor (as defined in section 4A of the Securities and Futures Act 2001 of Singapore (the “SFA”) or an institutional investor (as defined in section 4A of the SFA).
•
It acknowledges that (i) the Joint Global Coordinators and Joint Bookrunners neither make nor have made any warranty, representation, or recommendation as to the merits of the Notes, the subscription for or offer thereof, or as to the condition, financial or otherwise, of the Issuer, the Parent Guarantor or its subsidiaries and affiliates or as to any other matter relating thereto or in connection therewith; (ii) nothing herein shall be construed as a recommendation to it to subscribe for the Notes; (iii) it has not relied on any statement, opinion, or representation made by the Joint Global Coordinators and Joint Bookrunners or on its behalf to induce it to subscribe for the Notes and that it has and will continue to make its own appraisal of the Notes and the other matters referred to in this letter; (iv) no information has been supplied by the Joint Global Coordinators and Joint Bookrunners and it has relied upon its own investigations and resources in deciding to invest in the Notes; (v) the Joint Global Coordinators and Joint Bookrunners and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of it; (vi) the Joint Global Coordinators and Joint Bookrunners are not (and none of their respective affiliates are) acting as its broker, agent or advisor in connection with its investment in the Notes; (vii) its purchase of the Notes is an arm’s length transaction neither the Joint Global Coordinators and Joint Bookrunners nor any of their respective affiliates have any fiduciary duty towards it and accordingly neither the Joint Global Coordinators and Joint

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Bookrunners nor any of their respective affiliates assume responsibility to advise on, nor make any representations as to the appropriateness or possible consequences of investment in the Notes; and (viii) the Joint Global Coordinators and Joint Bookrunners or any of their respective affiliates may have, or may come into possession of, material confidential information about the Group and that they and/or their respective affiliates may not disclose to it and that may not be known to it and it understands and agrees that the Joint Global Coordinators and Joint Bookrunners and/or their respective affiliates are under no duty or obligation or otherwise to provide it with access to any such information.
•
It acknowledges and agrees that neither the Joint Global Coordinators and Joint Bookrunners nor any of their respective affiliates, directors or officers shareholders, principals, employees, agents or representatives, accept any responsibility in relation to its purchase of the Notes.
•
It waives any claims against any of the Joint Global Coordinators and Joint Bookrunners or any of their affiliates, directors or officers shareholders, principals, employees, agents or representatives arising from or relating to its investment in the Notes and agrees not to pursue, commence, initiate, or knowingly encourage or permit another person to pursue, commence or initiate, any action, suit, claim or other legal, equitable or arbitration proceeding of any nature, directly or indirectly, against any of the Joint Global Coordinators and Joint Bookrunners or any of their respective affiliates, directors, officers, shareholders, principals, employees, agents or representatives.
•
It acknowledges that the Joint Global Coordinators and Joint Bookrunners, the Issuer, the Parent Guarantor and others shall be entitled to and will rely upon the truth and accuracy of its representations and acknowledgments set forth herein, and it agrees to notify the Issuer, the Parent Guarantor and the Joint Global Coordinators and Joint Bookrunners promptly in writing if, at any time before the closing of the Notes, any of its representations or acknowledgments herein ceases to be accurate and complete.

No Sales of Similar Securities

The Issuer has agreed that it will not, for a period of ninety (90) days from the date of this offering memorandum, without first obtaining the prior written consent of Joint Global Coordinators and Joint Bookrunners, directly or indirectly, offer, sell, contract to sell, issue or otherwise dispose of any U.S. dollar-denominated debt securities issued or guaranteed by it, or warrants to purchase debt securities substantially similar to the Notes, except for the Notes sold to the Joint Global Coordinators and Joint Bookrunners pursuant to the Placement Agency Agreement.

New Issue of Securities

The Notes will constitute a new class of securities with no established trading market. Application will be made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing of and quotation for the Notes on the Official List of the SGX-ST. However, the Issuer cannot guarantee that the Notes will remain listed on the SGX-ST or the prices at which the Notes will sell in the market after the offering will not be lower than the initial offering price or that an active trading market for the Notes will develop and continue after the offering. The Issuer does not intend to apply for listing of the Notes on any national securities exchange in the United States or for quotation of the Notes on any automated dealer quotation system in the United States. The Joint Global Coordinators and Joint Bookrunners have advised the Issuer that they presently intend to make a market in the Notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice and at their sole discretion. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

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If an active trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the Issuer’s operating performance and financial condition, general economic conditions and other factors.

Delivery, Payment and Settlement

It is expected that delivery of Notes will be made against payment therefor on the Issue Date, which will be five (5) business days following the date of pricing. Under Rule 15c6-1 of the Exchange Act, trades in the U.S. secondary market generally are required to settle within one (1) business day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the United States prior to their date of delivery, may be required, by virtue of the fact that such Notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries will vary. Purchasers of Notes may be affected by such local settlement practices and, if the Issue Date is more than one (1) business day following the relevant date of pricing, purchasers of Notes who wish to trade Notes between the date of pricing and the date that is one (1) business day prior to the Issue Date should consult their own advisor.

Price Stabilization and Short Positions

In connection with the offering, the Joint Global Coordinators and Joint Bookrunners may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Joint Global Coordinators and Joint Bookrunners may over-allot this offering, creating a syndicate short position. The Joint Global Coordinators and Joint Bookrunners may bid for and purchase Notes in the open market to cover syndicate short positions. In addition, the Joint Global Coordinators and Joint Bookrunners may bid for and purchase Notes in the open market to stabilize the price of the Notes. These activities may stabilize or maintain the market price of the Notes above independent market levels. The Joint Global Coordinators and Joint Bookrunners are not required to engage in these activities, and may end any of these activities at any time.

Other Relationships

The Joint Global Coordinators and Joint Bookrunners and certain of their affiliates may have performed and expect to perform various investment banking, transaction banking, commercial lending, consulting and financial advisory services to the Issuer or its affiliates in the ordinary course of business for which they may receive customary fees and expenses and may, from time to time, directly or indirectly through affiliates, enter into hedging or other derivative transactions, including swap agreements, future or forward contracts, option agreements or other similar arrangements with the Issuer or its affiliates, which may include transactions relating to its obligations under the Notes, all to the extent permitted under the Indenture.

In addition, in the ordinary course of their business activities, the Joint Global Coordinators and Joint Bookrunners and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients. Such investments and securities activities may involve the Issuer’s securities and/or financial or those of its affiliates. The Joint Global Coordinators and Joint Bookrunners and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may hold, or recommend to clients that they acquire long and/or short positions in, such securities and instruments. The Joint Global Coordinators and Joint Bookrunners or their respective affiliates may also purchase Notes for their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to the Notes and/or other securities of the Issuer or its associates at the same time as the offer and sale of the Notes or in secondary market transactions. Such transactions would be carried out as

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bilateral trades with selected counterparties and separately from any existing sale or resale of the Notes to which this offering memorandum relates (notwithstanding that such selected counterparties may also be purchasers of the Notes). As a result of such transactions, the Joint Global Coordinators and Joint Bookrunners or their affiliates may hold long or short positions relating to the Notes.

While each Joint Global Coordinator and Joint Bookrunner and its affiliates have policies and procedures to deal with conflicts of interests, any such transactions may cause a Joint Global Coordinator and Joint Bookrunner or its affiliates or its clients or counterparties to have economic interests and incentives which may conflict with those of an investor in the Notes. Each Joint Global Coordinator and Joint Bookrunner may receive returns on such transactions and has no obligation to take, refrain from taking or cease taking any action with respect to any such transactions based on the potential effect on a prospective investor in the Notes.

Important Notice to CMIs (including private banks)

This notice to CMIs (including private banks) is a summary of certain obligations the SFC Code imposes on CMIs, which require the attention and cooperation of other CMIs (including private banks).

Prospective investors who are the directors, employees or major shareholder of the Issuer or Parent Guarantor, a CMI or its group companies would be considered under the SFC Code as having an Association with the Issuer or the Parent Guarantor, the CMI or the relevant group company. CMIs should specifically disclose whether their investor clients have any Association when submitting orders for the Notes. In addition, private banks should take all reasonable steps to identify whether their investor clients may have any Associations with the Issuer or the Parent Guarantor or any CMI (including its group companies) and inform the Joint Global Coordinators and Joint Bookrunners accordingly.

CMIs are informed that the marketing and investor targeting strategy for this offering includes institutional investors, sovereign wealth funds, pension funds, hedge funds, family offices and high net worth individuals, in each case, subject to the selling restrictions and any MiFID II product governance language or any UK MiFIR product governance language set out elsewhere in this offering memorandum.

CMIs should ensure that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e. two or more corresponding or identical orders placed via two or more CMIs). CMIs should enquire with their investor clients regarding any orders which appear unusual or irregular. CMIs should disclose the identities of all investors when submitting orders for the Notes. Failure to provide underlying investor information for omnibus orders, where required to do so, may result in that order being rejected. CMIs should not place “X‑orders”) into the order book.

CMIs should segregate and clearly identify their own proprietary orders (and those of their group companies, including private banks as the case may be) in the order book and book messages.

CMI (including private banks) should not offer any rebates to prospective investors or pass on any rebates provided by the Issuer or the Parent Guarantor. In addition, CMIs (including private banks) should not enter into arrangements which may result in prospective investors paying different prices for the Notes.

The SFC Code requires that a CMI discloses complete and accurate information in a timely manner on the status of the order book and other relevant information it receives to targeted investors for them to make an informed decision. In order to do this, those Joint Global Coordinators and Joint Bookrunners in control of the order book should consider disclosing order book updates to all CMIs.

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When placing an order for the Notes, private banks should disclose, at the same time, if such order is placed other than on a “principal” basis (whereby it is deploying its own balance sheet for onward selling to investors). Private banks who do not provide such disclosure are hereby deemed to be placing their order on such a “principal” basis. Otherwise, such order may be considered to be an omnibus order pursuant to the SFC Code. Private banks should be aware that placing an order on a “principal” basis may require the relevant affiliated Joint Global Coordinators and Joint Bookrunners (if any) to categorize it as a proprietary order and apply the “proprietary orders” requirements of the SFC Code to such order.

To the extent information being disclosed by CMIs and investors is personal and/or confidential in nature, CMIs (including private banks) agree and warrant: (A) to take appropriate steps to safeguard the transmission of such information; and (B) that they have obtained the necessary consents from the underlying investors to disclose such information. By submitting an order and providing such information to any Joint Global Coordinator and Joint Bookrunner, each CMI (including private banks) further warrants that they and the underlying investors have understood and consented to the collection, disclosure, use and transfer of such information by any Joint Global Coordinator and Joint Bookrunner and/or any other third parties as may be required by the SFC Code, including to the Issuer or the Parent Guarantor, relevant regulators and/or any other third parties as may be required by the SFC Code, for the purpose of complying with the SFC Code, during the bookbuilding process for this offering. CMIs that receive such underlying investor information are reminded that such information should be used only for submitting orders in this offering. The Joint Global Coordinators and Joint Bookrunners may be asked to demonstrate compliance with their obligations under the SFC Code, and may request other CMIs (including private banks) to provide evidence showing compliance with the obligations above (in particular, that the necessary consents have been obtained). In such event, other CMIs (including private banks) are required to provide the relevant Joint Global Coordinator and Joint Bookrunner with such evidence within the timeline requested.

Selling Restrictions

General

No action has been or will be taken in any jurisdiction by the Issuer, the Parent Guarantor or the Joint Global Coordinators and Joint Bookrunners that would permit a public offering of the Notes or the possession, circulation or distribution of this offering memorandum (in preliminary or final form) or any other material relating to the Issuer or the Notes in any jurisdiction where action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and neither this offering memorandum nor any other offering material or advertisements in connection with the Notes may be distributed or published in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction. If a jurisdiction requires that the offering be made by a licensed broker or dealer and the Joint Global Coordinators and Joint Bookrunners or any affiliate of the Joint Global Coordinators and Joint Bookrunners is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the Joint Global Coordinators and Joint Bookrunners or such affiliate on behalf of the Issuer in such jurisdiction. Persons into whose hands this offering memorandum comes are required by the Issuer, the Parent Guarantor and the Joint Global Coordinators and Joint Bookrunners to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, offer, sell or deliver the Notes or have in their possession, distribute or publish this offering memorandum (in preliminary or final form) or any other offering material relating to the Notes, in all cases at their own expense. This offering memorandum does not constitute an offer to purchase or a solicitation of an offer to sell in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this offering memorandum comes are advised to inform themselves about and to observe any restrictions relating to the offering, the distribution of this offering memorandum and resales of the Notes.

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United States

The Notes and the Parent Guarantee have not been and will not be registered under the Securities Act and, subject to certain exceptions, may not be offered or sold within the United States.

The Notes and the Parent Guarantee are being offered and sold outside of the United States in reliance on Regulation S.

In addition, until 40 days after the commencement of the offering of the Notes and the Parent Guarantee, an offer or sale of the Notes and the Parent Guarantee within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.

The People’s Republic of China

Each Joint Global Coordinator and Joint Bookrunner has represented and agreed that the Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by applicable laws of the People’s Republic of China.

Hong Kong

Each Joint Global Coordinator and Joint Bookrunner has represented and agreed that:

(a)
it has not offered or sold and will not offer or sell in Hong Kong by means of any document, any Notes other than (1) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (2) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and
(b)
it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore

Each Joint Global Coordinator and Joint Bookrunner has acknowledged that this Offering Memorandum has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Joint Global Coordinator and Joint Bookrunner has represented and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this Offering Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

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United Kingdom

Each Joint Global Coordinator and Joint Bookrunner has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by this offering memorandum in relation thereto to any retail investor in the UK. For the purposes of this provision,

(a)
the expression “retail investor” means a person who is one (or more) of the following:
(i)
a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or
(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or
(iii)
not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and
(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

Other Regulatory Restrictions in the UK

Each Joint Global Coordinator and Joint Bookrunner has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000 Financial Promotion (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and
(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

European Economic Area

Each Joint Global Coordinator and Joint Bookrunner has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by this offering memorandum in relation thereto to any retail investor in the European Economic Area. For the purposes of this provision,

(a)
the expression “retail investor” means a person who is one (or more) of the following:
(i)
a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID IP”); or
(ii)
a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)
not a qualified investor as defined in the “Prospectus Regulation”); and

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(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Switzerland

This Offering Memorandum is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this Offering Memorandum nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland or a simplified prospectus or a prospectus as such term is defined in the Swiss Collective Investment Scheme Act, and neither this Offering Memorandum nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this Offering Memorandum nor any other offering or marketing material relating to the offering, nor the Issuer nor the Notes have been or will be filed with or approved by any Swiss regulatory authority. The Notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority (FINMA), and investors in the Notes will not benefit from protection or supervision by such authority.

India

The Notes will not be offered or sold, directly or indirectly, in India or to, or for the account or benefit of, any resident in India. This Offering Memorandum is not an offer document (as defined under the Securities and Exchange Board of India (Issue of Capital and Disclosure Requirements) Regulations, 2018, as amended). This Offering Memorandum will not be registered, produced or made available as an offer document whether as a prospectus or an information memorandum or private placement offer letter or other offering material in respect of a private placement under the Companies Act or any other applicable Indian laws, with the Registrar of Companies, the Securities and Exchange Board of India, the International Financial Services Centres Authority, the stock exchanges or any other statutory or regulatory body of like nature in India, save and except for any information relating to the Notes which is mandatorily required to be disclosed or filed in India under any applicable Indian laws, including, but not limited to, the Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 2015, as amended from time to time, and under the listing agreements with any Indian stock exchanges pursuant to the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015, as amended from time to time, or pursuant to the directives of any statutory, regulatory and adjudicatory body in India The Notes will not be offered or sold, in India, by means of any document, other than to persons permitted to acquire the Bonds under Indian law, whether as a principal or agent nor have the dealers circulated or distributed nor will they circulate or distribute this Offering Memorandum or any other offering document or material relating thereto, directly or indirectly, under circumstances which would constitute an advertisement, invitation, offer, sale or solicitation of an offer to subscribe for or purchase any securities (whether to the public or by way of private placement) within the meaning of the Companies Act and other applicable Indian law for the time being in force. Any failure to comply with these restrictions may result in a violation of the applicable securities laws of India and other jurisdictions.

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Eligibility of holders of the Notes

This Offering Memorandum has not been and will not be reviewed or approved by the Registrar of Companies, SEBI, or any statutory, regulatory or adjudicatory authority in India or by any Indian stock exchanges. Noteholders and beneficial owners of the Notes shall be responsible for compliance with restrictions on the ownership of the Notes imposed from time to time by applicable Indian laws or by any statutory or regulatory authority or otherwise. In this context, holders and beneficial owners of Notes shall be deemed to have acknowledged, represented and agreed that such holders and beneficial owners are eligible to purchase the Notes under applicable Indian laws and regulations and are not prohibited under any applicable Indian laws or regulations from acquiring, owning or selling the Notes.

Potential investors should seek independent advice and verify compliance prior to any purchase of the Notes.

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LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for the Issuer and the Parent Guarantor by, Cyril Amarchand Mangaldas as to matters of Indian law and Appleby as to matters of Mauritius law.

Certain legal matters in connection with this offering will be passed upon for the Joint Global Coordinators and Joint Bookrunners by Linklaters Singapore Pte. Ltd. as to matters of English law, New York law and U.S. federal securities laws.

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INDEPENDENT AUDITORS

The Group’s audited consolidated financial statements as of March 31, 2023 and 2024 and for each of the three years in the period ended March 31, 2024 included in this offering memorandum have been audited by S.R. Batliboi & Co. LLP, an independent registered public accounting firm, as set forth in in their report thereon, which is included in this offering memorandum.

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ENFORCEABILITY OF CIVIL LIABILITIES

The Issuer

A final and conclusive judgment of a court of England and Wales or a superior court situated in England and Wales to which the Reciprocal Enforcement of Judgments Act 1923 applies would be recognized and enforced by the Supreme Court of Mauritius (the “Supreme Court”) without re-examination of the merits of the case provided that:

•
the court had the requisite jurisdiction;
•
the judgment was not obtained by fraud;
•
the judgment debtor, being the defendant in the proceedings, was served with the process of the original court and either voluntarily appeared or submitted to or agreed to submit to the jurisdiction of that court;
•
the judgment debtor, being a person who was neither carrying on business or ordinarily resident within the jurisdiction of the original court, either voluntarily appeared or otherwise submitted or agreed to submit to the jurisdiction of the court;
•
the judgment is not contrary to any principle affecting public policy in Mauritius;
•
the application for enforcement is made to the Supreme Court within a period of twelve (12) months after the date of the judgment unless a longer period is granted by the Supreme Court;
•
the judgment is final and conclusive, notwithstanding that an appeal may be pending against it or it may still be subject to an appeal in such country;
•
the judgment has not been given on appeal from a court which is not a superior court; and
•
the judgment is duly registered in the Supreme Court in circumstances in which its registration is not liable thereafter to be set aside.

The Parent Guarantor

The Parent Guarantor is incorporated under the laws of the United Kingdom and our executive offices are located outside of the United States. Substantially all of the Parent Guarantor’s directors and key management personnel are residents of India and all of its assets are located in India. As a result, it may be difficult serving legal process within the United States upon the Parent Guarantor. In addition, original actions or actions for the enforcement of judgments of U.S. courts with respect to civil liabilities solely under the federal securities laws of the United States may not be enforceable in the United Kingdom.

The Group

Substantially all of the Group’s directors and key management personnel are residents of India and all of its assets are located in India. As a result, it may not be possible for investors to effect service of process on the Group, or such directors and key management personnel in jurisdictions outside of India, or to enforce against them judgments obtained in courts outside of India including those predicated upon civil liabilities of the Group, or such directors and key management personnel under laws other than Indian laws, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

In addition, India is not a party to any multilateral international treaty in relation to the recognition or enforcement of foreign judgments. The statutory basis for recognition and enforcement of foreign judgments is provided for under Section 13 and Section 44A of the Civil Code. Section 44A of the Civil Code provides that, where a foreign judgment

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has been rendered by a superior court in any country or territory outside India which the GoI has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. However, section 44A of the Civil Code is applicable only to monetary decrees other than those being in the nature of any amounts payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty and is not applicable to arbitration awards, even if such awards are enforceable as a decree or judgment.

The United Kingdom, Singapore, Hong Kong and the United Arab Emirates (among others) have been declared by the GoI to be reciprocating territories for the purposes of Section 44A of the Civil Code and the High Courts in England as the relevant superior courts. However, the United States has not been declared by the GoI to be a reciprocating territory for the purposes of Section 44A of the Civil Code. Furthermore, the execution of foreign decree under Section 44A of the Civil Code is also subject to the exception under Section 13 of the Civil Code, as discussed below. Accordingly, a judgment of a superior court in the United Kingdom may be enforceable by proceedings in execution, and a judgment not of a superior court, by a fresh suit resulting in a judgment or order. A judgment of a court in a jurisdiction which is not a reciprocating territory, including that of a court in the United States, may be enforced only by a new suit upon the judgment and not by proceedings in execution. Section 13 of the Civil Code provides that a foreign judgment to which this section applies shall be conclusive as to any matter thereby directly adjudicated upon between the same parties or between parties under whom they or any of them claim to litigate under the same title except: (i) where it has not been pronounced by a court of competent jurisdiction; (ii) where it has not been given on the merits of the case; (iii) where it appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable; (iv) where the proceedings in which the judgment was obtained were opposed to natural justice; (v) where it has been obtained by fraud; or (vi) where it sustains a claim founded on a breach of any law in force in India. A foreign judgment which is conclusive under Section 13 of the Civil Code may be enforced either by a fresh suit upon judgment or by proceedings in execution. Under Section 14 of the Civil Code, a court in India shall, upon the production of any document purporting to be a certified copy of a foreign judgment, presume that the judgment was pronounced by a court of competent jurisdiction unless the contrary appears on record and such presumption may be displaced by proving, want of jurisdiction. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India. Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice.

A party seeking to enforce a foreign judgment in India is required to obtain approval from the RBI under the Foreign Exchange Management Act, 1999, to execute such a judgment and repatriate outside India any amount recovered pursuant to execution, and any such amount may be subject to income tax in accordance with applicable laws. Any judgment in a foreign currency would be converted into Rupees on the date of the judgment and not on the date of the payment. The Group would not be entitled to immunity based on sovereignty from any legal proceedings in India. The Group cannot predict whether a suit in India will be disposed of in a timely manner or be subject to considerable delay.DO NOT DELETE

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APPENDIX A
CERTAIN TERMS OF THE PIPE DEBT

The following events shall be events of default under the Pipe Debt issued or borrowed by each applicable issuer or borrower (“Pipe Debt Issuer”) (but in respect of the events listed in Paragraphs 4 and/or 5 below, unless waived by the Issuer):

(1)
default in the payment of principal on the relevant Pipe Debt when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise and the continuance of any such failure for one (1) Business Day (where “Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in each of Delhi, New York, Mauritius, Hong Kong, London, Mumbai and Singapore);
(2)
default in the payment of interest on the relevant Pipe Debt when the same becomes due and payable and the continuance of any such failure for thirty (30) days;
(3)
any indebtedness of any entity in the Overseas Parent Group (existing as on the date of issue or drawdown of the first Pipe Debt) in excess of USD 150 million (on a standalone basis) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of any actual default, event of default, or any similar event (however described), where the “Overseas Parent Group” means ReNew Energy Global plc and any of its Subsidiaries incorporated outside India, other than India Green Power Holdings, India Green Energy Holdings and India Clean Energy Holdings;
(4)
an involuntary case or other proceeding commenced against such Pipe Debt Issuer seeking the appointment of a receiver, trustee, etc. and remains undismissed and unstayed for 60 consecutive days, or an order for relief is entered under any bankruptcy or other similar law with respect to such Pipe Debt Issuer which remains undismissed and unstayed for 60 consecutive days;
(5)
such Pipe Debt Issuer:
(a)
commences a voluntary case under any bankruptcy or other similar law, or consents to the entry of an order for relief in an involuntary case;
(b)
consents to the appointment of a receiver, trustee, etc; or
(c)
effects any general assignment for the benefit of creditors.

The following undertaking (in a form and manner which constitutes an unsubordinated financial obligation of RPPL under applicable law) shall be provided by RPPL to the relevant onshore trustee in respect of any RG Pipe Debt issued or borrowed by any Restricted Subsidiary in India no later than the date of incurrence of the relevant RG Pipe Debt:

RPPL will provide funds to the relevant Restricted Subsidiary sufficient to meet any shortfall in amounts available with such Restricted Subsidiary to meet its obligations under the relevant RG Pipe Debt.

2198944802	A-1

REGISTERED OFFICE OF THE ISSUER AND THE PARENT GUARANTOR
Diamond II Limited 7th Floor, Happy World House 37, Sir William Newton Street Port Louis 11328, Mauritius
ReNew Energy Global plc C/O Vistra (UK) Ltd 3rd Floor 11-12 St James’s Square London SW1Y 4LB, United Kingdom

TRUSTEE, THE PRINCIPAL PAYING AGENT, THE REGISTRAR AND THE TRANSFER AGENT
HSBC Bank U.S.A., National Association 452 Fifth Avenue New York, NY 10018

LEGAL ADVISERS
To the Parent Guarantor and the Issuer as to Indian law	To the Parent Guarantor and the Issuer as to Mauritius law
Cyril Amarchand Mangaldas Peninsula Chambers Peninsula Corporate Park Ganpatrao Kadam Marg Lower Parel Mumbai 400 013 India	Appleby 7th Floor Happy World House 37, Sir William Newton Street, Port Louis 11328 Mauritius
To the Joint Global Coordinators and Joint Bookrunners as to English law, New York law and U.S. federal law
Linklaters Singapore Pte. Ltd. One George Street #17-01 Singapore 049145

INDEPENDENT AUDITORS OF THE GROUP
S.R. Batliboi & Co. LLP 2nd and 3rd Floor Golf View Corporate Tower B Sector 42, Sector Road Gurgaon 122 002 Haryana India